As filed with the Securities and Exchange Commission on December 3, 2009

Registration No. 333-[—]

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Anheuser-Busch InBev SA/NV

(Exact Name of Registrant as Specified in Its Charter)

Belgium (State or other jurisdiction of incorporation or organization)	2082 (Primary Standard Industrial Classification Code Number)	Not Applicable (IRS Employer Identification Number)

Brouwerijplein 1,

3000 Leuven, Belgium

(32) 16 27 61 11

(Address and telephone number of Registrant’s principal executive offices)

(FOR CO-REGISTRANTS, PLEASE SEE “TABLE OF CO-REGISTRANTS” ON THE FOLLOWING PAGE)

John Blood

Anheuser-Busch InBev Services, LLC

250 Park Avenue

New York, New York 10177

(212) 573-4366

(Name, address and telephone number of agent for service)

with a copy to:

George H. White

Sullivan & Cromwell LLP

1 New Fetter Lane

London EC4A 1AN

(44) 20 7959 8900

Approximate date of commencement of proposed sale to the public: As promptly as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
3.000% Notes due 2012	$1,500,000,000		100%	$1,500,000,000	$83,700
4.125% Notes due 2015	$1,250,000,000		100%	$1,250,000,000	$69,750
5.375% Notes due 2020	$2,250,000,000		100%	$2,250,000,000	$125,550
6.375% Notes due 2040	$500,000,000		100%	$500,000,000	$27,900
Guarantees of 3.000% Notes due 2012 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 4.125% Notes due 2015 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 5.375% Notes due 2020 (2)	N/A	(3)	(3)	(3)	(3)
Guarantees of 6.375% Notes due 2040 (2)	N/A	(3)	(3)	(3)	(3)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant subsidiary co- issuers and guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO REGISTRANTS

Exact Name as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number	Address, Including Zip Code and Telephone Number, Including Area Code, of Principal Executive Offices
Anheuser-Busch InBev Worldwide Inc.*	Delaware, United States	2082	43-1162835	One Busch Place, St. Louis, Missouri 63118, U.S.A. Tel: +1 (314) 577-2000

AmBrew S.A. .	Luxembourg	2082	N/A	5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg Tel: +352 26 15 96

Cobrew NV/SA	Belgium	2082	N/A	Brouwerijplein 1, 3000 Leuven, Belgium Tel: +32 16 27 61 11

InBev Belgium NV/SA	Belgium	2082	N/A	21, Boulevard Industriel, 1070 Brussels (Anderlecht), Belgium Tel: +32 16 27 61 11

AB InBev France S.A.S.	France	2082	N/A	Immeuble le Crystal Zac Euralille Romarin, 38 Place Vauban, avenue de la République, 59110, La Madeleine, France Tel: +33 3 20 48 30 30

InBev Nederland N.V. .	The Netherlands	2082	N/A	Ceresstraat 1, 4811 CA Breda, The Netherlands. Tel: +31 76 525 2424

Interbrew Central European Holding B.V.	The Netherlands	2082	N/A	Ceresstraat 1, 4811 CA Breda, The Netherlands Tel: +31 76 525 2398

Interbrew International B.V.	The Netherlands	2082	N/A	Ceresstraat 1, 4811 CA Breda, The Netherlands Tel: +31 76 525 2398

Nimbuspath Limited	United Kingdom	2082	N/A	Porter Tun House, 500 Capability Green, Luton, Bedfordshire, LU1 3LS, United Kingdom Tel: +44 (0) 1582 391 166

BrandBrew S.A. .	Luxembourg	2082	N/A	5 Parc d’Activité Syrdall, L-5365 Munsbach, Luxembourg Tel: +352 26 15 96

Anheuser-Busch Companies, Inc.	Delaware, United States	2082	43-1162835	One Busch Place, St. Louis, Missouri 63118, U.S.A. Tel: +1 (314) 577-2000

*	Anheuser-Busch InBev Worldwide Inc. is the issuer of the new notes offered hereby. The other listed registrants are guarantors of the new notes.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 3, 2009

PROSPECTUS

Anheuser-Busch InBev Worldwide Inc.

Offer to Exchange up to

U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012, U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015, U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 and U.S.$500,000,000 principal amount of 6.375% Notes due 2040 all of which have been registered under the Securities Act of 1933 For Any and All Outstanding Unregistered

U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012, U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015, U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 and U.S.$500,000,000 principal amount of 6.375% Notes due 2040

We are conducting the exchange offers in order to provide you with an opportunity to exchange your unregistered notes for freely tradable notes that have been registered under the Securities Act.

The Exchange Offers

•	We will exchange all outstanding old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that are freely tradable.

•	You may withdraw tenders of old notes at any time prior to the expiration date of the applicable exchange offer.

•	Each exchange offer for old notes expires at 5:00 p.m., New York City time, on , 2009, unless extended.

•

The terms of the new notes to be issued in the exchange offers are substantially identical to the old notes, except that the new notes will be freely tradable. The new notes will have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.

All untendered old notes will continue to be subject to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offers, we do not currently anticipate that we will register the old notes under the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for the old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days commencing on the day the relevant exchange offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale. See “Plan of Distribution”.

For a more detailed description of the new notes, see “Description of the New Notes” beginning on page 234.

See “Risk Factors” beginning on page 16 for a discussion of certain risks you should consider before participating in the exchange offers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes to be issued in the exchange offers or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2009

i

GENERAL INFORMATION

In this registration statement on Form F-4 (“Form F-4”) references to:

•

“AB InBev”, “we”, “us” and “our” are, as the context requires, to Anheuser-Busch InBev SA/NV or Anheuser-Busch InBev SA/NV and the group of companies owned and/or controlled by Anheuser-Busch InBev SA/NV (including Anheuser-Busch Companies, Inc., for all periods following the closing of the acquisition of Anheuser-Busch by InBev on 18 November 2008);

•	“Parent Guarantor” are to Anheuser-Busch InBev SA/NV

•	“AB InBev Group” are to Anheuser-Busch InBev SA/NV and the group of companies owned and/or controlled by Anheuser-Busch InBev SA/NV;

•	“InBev” or the “InBev Group” are to InBev SA/NV or InBev SA/NV and the group of companies owned and/or controlled by InBev SA/NV, as existing prior to the closing of the Anheuser-Busch acquisition;

•	“Anheuser-Busch” are to Anheuser-Busch Companies, Inc. and the group of companies owned and/or controlled by Anheuser-Busch Companies, Inc., as the context requires; and

•	“AmBev” are to Companhia de Bebidas das Américas – AmBev, a Brazilian company listed on the New York Stock Exchange and on the São Paulo Stock Exchange.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421.B OF THE NEW HAMPSHIRE REVISED STATUTES (“RSA”) WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE IMPLIES THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT ANY EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

PRESENTATION OF FINANCIAL AND OTHER DATA

We have prepared our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 and our unaudited condensed consolidated interim financial statements as of and for the six-month periods ended 30 June 2009 and 2008 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and in conformity with International Financial Reporting Standards as adopted by the European Union (“IFRS”). The financial information and related discussion and analysis contained in this item are presented in U.S. dollars except as otherwise specified. Unless otherwise specified the financial information analysis in this Form F-4 is based on our actual audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

The Anheuser-Busch acquisition closed on 18 November 2008, and our audited consolidated financial statements as of, and for the year ended, 31 December 2008, reflect the contribution of the Anheuser-Busch business only for the period between the closing of this acquisition on 18 November 2008 and 31 December 2008. As the impact of this acquisition on our actual 2008 results is limited compared to the impact it would have had if we had owned Anheuser-Busch for the entire fiscal year, we have prepared pro-forma income statement information for the year ended 31 December 2008, the “2008 full-year pro-forma financial information”, based on the assumption that the acquisition occurred on 1 January 2008. The 2008 full-year pro-forma financial information is unaudited. The 2008 full-year pro-forma financial information was prepared to illustrate the effects of including the results of operations of the Anheuser-Busch businesses for the period between 1 January 2008 to 17 November 2008 in our actual audited consolidated financial statements for the year ended 31 December 2008, and reflects various adjustments, as described in further detail in the 2008 full-year pro-forma financial information starting on page PF-1 of this Form F-4. Information included in the 2008 full-year pro-forma financial information was prepared on a basis consistent in all material respects with our accounting policies in accordance with IFRS.

The 2008 full-year pro-forma financial information is provided solely for illustrative purposes. The 2008 full-year pro-forma financial information describes a hypothetical situation, is based on assumptions and is inherently uncertain. For instance, the 2008 full-year pro-forma financial information includes certain purchase accounting adjustments, such as the estimated change in depreciation and amortisation expenses on acquired tangible and intangible assets. The 2008 full-year pro-forma financial information does not, however, include any anticipated cost savings or other effects of the planned integration of Anheuser-Busch. Accordingly, the 2008 full-year pro-forma financial information should not be used as an indicator of how our business, financial condition and results of operations would have developed had the structure upon which the 2008 full-year pro-forma financial information is based been in place from 1 January 2008. The 2008 full-year pro-forma financial information is also not intended to be an indicator of our financial condition or results of operations in the future. You should review the 2008 full-year pro-forma financial information together with our audited consolidated financial statements as of, and for the year ended, 31 December 2008. You should also separately review Anheuser-Busch’s unaudited, consolidated financial statements for the nine months ended 30 September 2008 included in this Form F-4.

Prior to 1 January 2009, we used the euro as our financial statements presentation currency. Effective 1 January 2009, we changed the presentation currency of our consolidated financial statements from the euro to the U.S. dollar, reflecting the post-Anheuser-Busch acquisition profile of our revenue and cash flows, which are now primarily generated in U.S. dollars and U.S. dollar-linked currencies. We believe that this change provides greater alignment of our presentation currency with our most significant operating currency and underlying financial performance. For comparability purposes in this Form F-4, we have also restated our historical audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 from the euro to the U.S. dollar. Unless otherwise specified, all financial information included in this Form F-4 has been stated in U.S. dollars.

You should note that we have recently and may continue to dispose of certain of our assets or businesses, and expect to utilise the proceeds from any such disposals to repay indebtedness incurred to finance the Anheuser-Busch acquisition. Accordingly the financial information presented in this Form F-4 may not reflect the scope of our business as it will be conducted in the future.

For financial periods ending after the date of consummation of the Anheuser-Busch acquisition on 18 November 2008, InBev and its subsidiaries and Anheuser-Busch and its subsidiaries have been consolidated into a common group. Therefore, our actual consolidated financial statements after the date of consummation of the Anheuser-Busch acquisition differ materially from the actual historical financial statements of InBev prior to the consummation of the Anheuser-Busch acquisition and of Anheuser-Busch presented in this Form F-4.

All references in this Form F-4 to (i) “euro” or “EUR” are to the common currency of the European Union, (ii) “U.S. dollar”, “$”, or “USD” are to the currency of the United States, (iii) “RMB” are to the currency of China, (iv) “CAD” are to the currency of Canada, (v) “real” or “reais” are to the currency of Brazil, (vi) “KRW” are to the currency of South Korea and (vii) “GBP” (pounds sterling) are to the currency of the United Kingdom.

Unless otherwise specified, volumes, as used in this Form F-4, include both beer and non-beer (primarily carbonated soft drinks) volumes. In addition, unless otherwise specified, our volumes include not only brands that we own or license, but also third-party brands that we brew or otherwise produce as a subcontractor, and third-party products that we sell through our distribution network, particularly in Western Europe. Our volume figures in this Form F-4 reflect 100% of the volumes of entities that we fully consolidate in our financial reporting and a proportionate share of the volumes of entities that we proportionately consolidate in our financial reporting, but do not include volumes of our associates or non-consolidated entities. Our pro rata share of volumes in Grupo Modelo, S.A.B. de C.V. (“Grupo Modelo”) and Tsingtao Brewery Co., Ltd. (“Tsingtao”) are not included in the reported volumes.

The historical volume information of Anheuser-Busch presented in the AF pages of this Form F-4 is presented in barrels. For informational purposes, we estimate that 1 barrel = 1.1734776 hectoliters.

Certain monetary amounts and other figures included in this Form F-4 have been subject to rounding adjustments. Accordingly, any discrepancies in any tables between the totals and the sums of amounts listed are due to rounding.

PRESENTATION OF MARKET INFORMATION

Market information (including market share, market position and industry data for our operating activities and those of our subsidiaries or of companies acquired by us) or other statements presented in this Form F-4 regarding our position (or that of companies acquired by us) relative to our competitors largely reflect the best estimates of our management. These estimates are based upon information obtained from customers, trade or business organisations and associations, other contacts within the industries in which we operate and, in some cases, upon published statistical data or information from independent third parties. Except as otherwise stated, our market share data, as well as our management’s assessment of our comparative competitive position, has been derived by comparing our sales figures for the relevant period to our management’s estimates of our competitors’ sales figures for such period, as well as upon published statistical data and information from independent third parties, and, in particular, the reports published and the information made available by, among others, the local brewers’ associations and the national statistics bureaus in the various countries in which we sell our products. The principal sources generally used include Plato Logic Limited and AC Nielsen, as well as Beverage Marketing Corp. (for the United States), the Brewers Association of Canada (for Canada), AC Nielsen (for Brazil, Croatia, Guatemala, Hungary and Russia), CCR (for Peru and Ecuador), CIES (for Bolivia), CAVEFACE (for Venezuela), CAMERA de cerveza (for Argentina), Belgian Brewers (for Belgium), MREB (for Montenegro), the Korea Alcoholic Liquor Industry Association (for South Korea), the National Statistics Bureau (for China), the British Beer and Pub Association (for the United Kingdom), Deutscher Brauer-Bund (for Germany), Centraal Brouwerij Kantoor—CBK (for the Netherlands), Brasseurs de France (for France), Associazione degli Industriali della Birra e del Malto (for Italy), Fédération des Brasseurs Luxembourgeois (for Luxembourg), the Czech Beer and Malt Association (for the Czech Republic), the MEMRB (for Romania), Union of Brewers in Bulgaria (UBB) (for Bulgaria), government statistics (for Cuba) and other local brewers’ associations (including for the Dominican Republic, Paraguay, Chile, Uruguay, Ukraine and Serbia). You should not rely on the market share and other market information presented herein as precise measures of market share or of other actual conditions.

v

AVAILABLE INFORMATION

You may read and copy any reports or other information that we file at the public reference rooms of the Securities and Exchange Commission (“SEC”) at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at the Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Electronic filings made through the Electronic Data Gathering, Analysis and Retrieval System are also publicly available through the SEC’s website on the Internet at www.sec.gov.

We also make available on our website, free of charge, our annual reports on Form 20-F and the text of our reports on Form 6-K, including any amendments to these reports, as well as certain other SEC filings, as soon as reasonably practicable after they are electronically filed with or furnished to the SEC. Our website address is http://www.ab-inbev.com. The information contained on our website is not incorporated by reference in this document.

We will provide you, free of charge, with a copy of the Notes, the indenture and supplemental indentures governing the Notes and the related registration rights agreement. The indenture and the supplemental indentures governing the Notes and the related registration rights agreement are filed as Exhibits 4.1 through 4.7 to this Form F-4. You may also request these documents by contacting us at Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium.

We have filed our amended and restated articles of association and all other deeds that are to be published in the annexes to the Belgian State Gazette with the clerk’s office of the Commercial Court of Brussels (Belgium), where they are available to the public. A copy of the articles of association dated 22 October 2009 has been filed as Exhibit 3.1 to this Form F-4, and is also available on our website under http://www.ab-inbev.com/go/corporate_governance/bylaws.cfm.

In accordance with Belgian law, we must prepare audited annual statutory and consolidated financial statements. The audited annual statutory and consolidated financial statements and the reports of our Board and statutory auditor relating thereto are filed with the Belgian National Bank, where they are available to the public. Furthermore, as a listed company, we publish an annual announcement preceding the publication of our annual financial report (which includes the audited annual financial statements, the report of our Board and the statutory auditor’s report). In addition, we publish interim management statements. Copies of these documents are available on our website under:

•	http://www.ab-inbev.com/go/investors/reports_and_publications/statutory_accounts.cfm

•	http://www.ab-inbev.com/go/investors/reports_and_publications/annual_and_hy_reports.cfm

•	http://www.ab-inbev.com/go/investors/reports_and_publications/quarterly_reports.cfm

We also disclose price sensitive information (inside information) and certain other information to the public. In accordance with the Belgian Royal Decree of 14 November 2007 on the obligations of issuers of financial instruments that are admitted to trading on a regulated market, such information and documentation is made available through our website, press releases and the communication channels of Euronext Brussels.

Our head office is located at Brouwerijplein 1, 3000 Leuven, Belgium. Our telephone number is +32 16 27 61 11 and our website is www.ab-inbev.com. The contents of such website do not form a part of this Form F-4. Although certain references are made to our website in this Form F-4, no information on our website forms part of this Form F-4.

Documents related to us that are available to the public (reports, our Corporate Governance Charter, written communications, financial statements and our historical financial information for each of the three financial years preceding the publication of this Form F-4) can be consulted on our website (www.ab-inbev.com) and at: Anheuser-Busch InBev SA/NV, Brouwerijplein 1, 3000 Leuven, Belgium.

Unless stated otherwise in this Form F-4, none of these documents form part of this Form F-4.

JURISDICTION AND SERVICE OF PROCESS IN THE UNITED STATES AND ENFORCEMENT OF FOREIGN JUDGMENTS IN BELGIUM

We are a Belgian public limited liability company. Most of the members of our Board of Directors and Executive Board of Management and certain of the persons named herein are non-residents of the United States. A substantial portion of our assets and all or a substantial portion of the assets of such non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process upon such persons or us or to enforce against them or us a judgment obtained in U.S. courts. Original actions or actions for the enforcement of judgments of U.S. courts relating to the civil liability provisions of the federal or state securities laws of the United States are not directly enforceable in Belgium. The United States and Belgium do not currently have a multilateral or bilateral treaty providing for reciprocal recognition and enforcement of judgments, other than arbitral awards, in civil and commercial matters. In order for a final judgment for the payment of money rendered by U.S. courts based on civil liability to produce any effect on Belgian soil, it is accordingly required that this judgment be recognised or be declared enforceable by a Belgian court pursuant to the relevant provisions of the 2004 Belgian Code of Private International Law. Recognition or enforcement does not imply a review of the merits of the case and is irrespective of any reciprocity requirement. A U.S. judgment will, however, not be recognised or declared enforceable in Belgium if it infringes upon one or more of the grounds for refusal which are exhaustively listed in Article 25 of the 2004 Belgian Code of Private International Law. In addition to recognition or enforcement, a judgment by a federal or state court in the United States against us may also serve as evidence in a similar action in a Belgian court if it meets the conditions required for the authenticity of judgments according to the law of the state where it was rendered. In addition certain of the Subsidiary Guarantors (as defined herein) are organized outside the United States. Certain of their respective officers and directors reside outside the United States and all or a substantial portion of the assets of such Subsidiary Guarantors and of such officers and directors are located outside the United States. As a result, it may not be possible for investors to effect service of process outside such Subsidiary Guarantor’s jurisdiction of organisation upon such Subsidiary Guarantor or such persons, or to enforce judgments against them obtained in U.S. courts, including any judgment predicated upon United States federal or state securities laws.

FORWARD-LOOKING STATEMENTS

There are statements in this Form F-4, such as statements that include the words or phrases “will likely result”, “are expected to”, “will continue”, “is anticipated”, “estimate”, “project”, “may” or similar expressions that are forward-looking statements. These statements are subject to certain risks and uncertainties. Actual results may differ materially from those suggested by these statements due to, among others, the risks or uncertainties listed below. See also “Risk Factors” for further discussion of risks and uncertainties that could impact our business.

These forward-looking statements are not guarantees of future performance. Rather, they are based on current views and assumptions and involve known and unknown risks, uncertainties and other factors, many of which are outside our control and are difficult to predict, that may cause actual results or developments to differ materially from any future results or developments expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others:

•	Greater than expected costs (including taxes) and expenses, including in relation to the integration of acquisitions such as the Anheuser-Busch acquisition;

•	The risk of unexpected consequences resulting from acquisitions, including the Anheuser-Busch acquisition;

•	Our expectations with respect to expansion, projected asset divestitures, premium growth, accretion to reported earnings, working capital improvements and investment income or cash flow projections;

•	Lower than expected revenue;

•	Greater than expected customer losses and business disruptions including, without limitation, difficulties in maintaining relationships with employees, following the Anheuser-Busch acquisition;

•	Limitations on our ability to contain costs and expenses;

•

Local, regional, national and international economic conditions, including the risks of a global recession or a recession in one or more of our key markets, and the impact they may have on us and our customers and our assessment of that impact;

•

The monetary and interest rate policies of central banks, in particular the European Central Bank, the Board of Governors of the U.S. Federal Reserve System, the Bank of England, and other G-7 central banks;

•	Continued availability of financing and our ability to achieve our targeted coverage and debt levels and terms;

•	Market risks, such as interest rate risk, foreign exchange rate risk, commodity risk, asset price risk, equity market risk, inflation or deflation;

•	Our ability to continue to introduce competitive new products and services on a timely, cost-effective basis;

•	The effects of competition and consolidation in the markets in which we operate, which may be influenced by regulation, deregulation or enforcement policies;

•	Changes in pricing environments and volatility in commodity prices;

•	Regional or general changes in asset valuations;

•	Tax consequences of restructuring and our ability to optimise our tax rate after the Anheuser-Busch acquisition;

•	Changes in consumer spending;

•	The outcome of pending and future litigation and governmental proceedings;

•	Changes in government policies;

•

Changes in applicable laws, regulations and taxes in jurisdictions in which we operate including the laws and regulations governing our operations, as well as actions or decisions of courts and regulators;

•	Natural and other disasters;

•	Any inability to economically hedge certain risks;

•	Inadequate impairment provisions and loss reserves;

•	Technological changes; and

•	Our success in managing the risks involved in the foregoing.

The cost savings and synergies information related to the Anheuser-Busch acquisition set forth in “Business Description—Strengths and Strategy—Strengths” of this Form F-4 constitute forward-looking statements and may not be representative of the actual cost savings and synergies that will result from the Anheuser-Busch acquisition. Such information included in this Form F-4 reflects potential opportunities for savings and synergies identified by us based on estimates and assumptions that are inherently subject to significant uncertainties which are difficult to predict, and accordingly there can be no assurance that these cost savings and synergies will be realised. The statements relating to the synergies, cost savings and business growth opportunities we expect to continue to achieve following the Anheuser-Busch acquisition are based on assumptions. However, these expected synergies, cost savings and business growth opportunities may not be achieved. There can be no assurance that we will be able to continue to implement successfully the strategic and operational initiatives that are intended.

Our statements regarding market risks, including interest rate risk, foreign exchange rate risk, commodity risk, asset price risk, equity market risk, inflation and deflation, are subject to uncertainty. For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations. By their nature, certain of the market risk disclosures are only estimates and, as a result, actual future gains and losses could differ materially from those that have been estimated.

We caution that the forward-looking statements in this Form F-4 are further qualified by the risk factors disclosed in “Risk Factors” that could cause actual results to differ materially from those in the forward-looking statements. Subject to our obligations under Belgian and U.S. law in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights some information from this Form F-4 and it may not contain all of the information that is important to you. You should read the following summary together with the more detailed information regarding us and the new notes being offered in exchange for the old notes in the exchange offers included in this Form F-4.

BUSINESS OVERVIEW

Overview

We are the world’s largest brewing company by volume, and one of the world’s five largest consumer products companies by 2008 EBITDA, as defined, based on the 2008 full-year pro-forma financial information. As a consumer-centric, sales-driven company, we produce, market, distribute and sell a strong, balanced portfolio of nearly 300 beer brands. These include global flagship brands Budweiser, Stella Artois and Beck’s; multi-country brands such as Leffe and Hoegaarden; and many “local champions” such as Bud Light, Skol, Brahma, Quilmes, Michelob, Harbin, Sedrin, Klinskoye, Sibirskaya Korona, Chernigivske and Jupiler. We also produce and distribute soft drinks, particularly in Latin America.

Our brewing heritage and quality are rooted in brewing traditions that originate from the Den Horen brewery in Leuven, Belgium, dating back to 1366, and those of Anheuser & Co brewery, established in 1860 in St. Louis, U.S.A. As at 31 December 2008, we employed approximately 120,000 people, with operations in over 30 countries across the world. Given the breadth of our operations, we are organised along seven business zones or segments: North America, Latin America North, Latin America South, Western Europe, Central & Eastern Europe, Asia Pacific and Global Export & Holding Companies. The first six correspond to specific geographic regions in which our operations are based. As a result, we have a global footprint with a balanced exposure to developed and developing markets and production facilities spread across our six geographic regions.

On 18 November 2008, InBev completed its acquisition of Anheuser-Busch, the largest brewer of beer and other malt beverages in the United States. Following completion of the Anheuser-Busch acquisition, the combined company has significant brewing operations within our North America business zone. On a pro-forma basis for the combined company, the North America business zone would have accounted for 33.8% of our consolidated volumes for the year ended 31 December 2008 as compared to 4.8% of our actual consolidated volumes for the year ended 31 December 2007. Through Anheuser-Busch, we own a number of subsidiaries that conduct various other business operations, including a major manufacturer of aluminum cans and one of the largest recyclers of aluminum cans in the United States by weight.

We also have significant exposure to fast-growing emerging markets in Latin America North (which on a pro-forma basis for the combined company would have accounted for 24.5% of our consolidated volumes in the year ended 31 December 2008), Central & Eastern Europe (which would have accounted for 11.0% on the same basis), Asia Pacific (which would have accounted for 13.4% on the same basis) and Latin America South (which would have accounted for 8.2% on the same basis).

Based on the 2008 pro-forma information for the combined company, our 2008 volumes (beer and non-beer) would have amounted to 416 million hectoliters and our revenue would have amounted to approximately USD 39.0 billion.

THE ISSUER AND THE SUBSIDIARY GUARANTORS

The issuer of the new notes, under the name of InBev Worldwide S.à.r.l, was incorporated on 9 July 2008 as a private limited liability company (société à responsabilité limitée) under the Luxembourg act dated 10 August 1915 on commercial companies, as amended. On 19 November 2008, the issuer was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law and, in connection with such domestication, changed its name to Anheuser-Busch InBev Worldwide Inc. The Issuer’s registered office is located at 1209 Orange Street, Wilmington, Delaware 19801.

Each of InBev Belgium SA/NV, BrandBrew S.A., Cobrew NV/SA, InBev Nederland N.V., AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., Nimbuspath Limited, AmBrew S.A. and Anheuser-Busch Companies, Inc., which are direct or indirect subsidiaries of Anheuser-Busch InBev SA/NV, will, along with Anheuser-Busch InBev SA/NV, jointly and severally guarantee the new notes, on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of the New Notes”. In addition, such subsidiaries are guarantors of the Anheuser-Busch InBev Worldwide Inc.’s $45,000,000,000 senior facilities agreement and Anheuser-Busch InBev Worldwide Inc.’s January Notes, May Notes and Euro MTN Notes, which are each described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Acquisition of Anheuser-Busch”.

THE EXCHANGE OFFERS

General

On 16 October 2009, Anheuser-Busch InBev Worldwide Inc. issued U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012, U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015, U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 and U.S.$500,000,000 principal amount of 6.375% Notes due 2040, which we refer to together as the “Old Notes”, in a private offering. At that time, Anheuser-Busch InBev SA/NV, Anheuser-Busch InBev Worldwide Inc. and certain subsidiary guarantors entered into a registration rights agreement, which we refer to as the “Registration Rights Agreement”, with the initial purchasers of the Old Notes, for the benefit of the holders of the Old Notes, under which we are required to use commercially reasonable efforts to complete an offer to exchange the Old Notes for new issues of substantially identical series of notes registered under the Securities Act of 1933, or have one or more shelf registration statements in respect of the Old Notes declared effective, prior to 13 July 2010. We are making the exchange offers (as defined below) to satisfy our obligations under the Registration Rights Agreement.

The Exchange Offers

We are offering U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012 registered under the Securities Act of 1933, as amended (“Securities Act”), for any and all U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012 issued on 16 October 2009.

We are offering U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015 registered under the Securities Act for any and all U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015 issued on 16 October 2009.

We are offering U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 registered under the Securities Act for any and all U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 issued on 16 October 2009.

We are offering U.S.$500,000,000 principal amount of 6.375% Notes due 2040 registered under the Securities Act for any and all U.S.$500,000,000 principal amount of 6.375% Notes due 2040 issued on 16 October 2009.

We refer to each of the above offers as an “Exchange Offer” and to them collectively as the “Exchange Offers”. Additionally, we refer to the four series of notes described above that are being offered in exchange for the Old Notes pursuant ot the Exchange Offers as the “New Notes”. In this prospectus we sometimes refer to the New Notes and the Old Notes together as the “notes”.

In order to exchange an Old Note, you must follow the required procedures and we must accept the Old Note for exchange. We will exchange all Old Notes validly offered for exchange, or “tendered”, and not validly withdrawn.

Expiration Date

Each Exchange Offer expires at 5:00 p.m., New York City time, on [•] 2009, unless we extend such date or time for an Exchange Offer, which we refer to as the “expiration date”. We may extend one or more of the expiration dates for any reason. We will complete the Exchange Offers and issue the New Notes promptly after the applicable expiration date.

Resale of New Notes

Based on interpretive letters of the Securities and Exchange Commission, or “SEC”, staff to third parties, we believe that you may offer for resale, resell and otherwise transfer New Notes issued pursuant to the Exchange Offers without compliance with the registration and prospectus delivery provisions of the Securities Act, if you:

•	are not a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	acquire the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate in, the distribution of the New Notes issued in the Exchange Offers; and

•	are not an “affiliate” of ours, as defined in Rule 405 under the Securities Act.

By tendering Old Notes as described in “The Exchange Offers—Procedures for Tendering”, you will be making representations to this effect. If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretive letters referred to above and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

If you are a broker-dealer that acquired Old Notes as a result of market-making or other trading activities, you must comply with the prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes as described in this summary under “Restrictions on Sale by Broker-Dealers” below.

We base our belief on interpretations by the SEC staff in interpretive letters issued to other issuers in exchange offers like ours. We cannot guarantee that the SEC would make a similar decision about our Exchange Offers. If our belief is wrong, you could incur liability under the Securities Act. We will not protect you against any loss incurred as a result of this liability under the Securities Act.

Restrictions on Sale by Broker-Dealers

If you are a broker-dealer that has received New Notes for your own account in exchange for Old Notes that were acquired as a result of market-making or other trading activities, you must acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of New Notes. For a period of 90 days commencing on the day the relevant Exchange Offer is consummated (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus) we will make available a prospectus meeting the requirements of the Securities Act for use by broker-dealers in connection with any such resale.

Consequences If You Do Not Exchange Your Old Notes

If you are eligible to participate in the Exchange Offers and you do not tender your Old Notes, you will not have any further registration or exchange rights and your Old Notes will continue to be subject to transfer restrictions. These transfer restrictions and the availability of New Notes could adversely affect the trading market for your Old Notes. The Old Notes and the New Notes will not be fungible.

Procedures for Tendering Old Notes	If you wish to accept one or more of the Exchange Offers, the following must be delivered to the exchange agent identified below:

•	your Old Notes by timely confirmation of book-entry transfer through The Depository Trust Company, or “DTC”;

•

an agent’s message from DTC, stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the relevant Exchange Offers as described in “The Exchange Offers—Terms of the Exchange Offers”; and

•	all other documents required by the letter of transmittal.

These actions must be completed before the expiration of the relevant Exchange Offers.

You must comply with DTC’s standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

Withdrawal Rights	You may withdraw your tender of Old Notes any time prior to the relevant expiration date.

Tax Consequences

The exchange of Old Notes for New Notes pursuant to the Exchange Offers generally should not be a taxable event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations”.

Use of Proceeds

We will not receive any cash proceeds from the exchange or the issuance of New Notes in connection with the Exchange Offers. Old Notes that are validly tendered and exchanged will be retired and canceled. We will pay all expenses incident to the Exchange Offers.

We used all of the net proceeds from the sale of the Old Notes to repay outstanding amounts under our senior facilities agreement, with USD 4.107 billion applied to the Facility C loan and USD 1.348 billion applied to the Facility A loan. As a result, all amounts due under the Facility A loan have now been repaid. The Facility C loan, the Facility A loan and the senior facilities agreement are described in “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement”. No portion of the proceeds from the sale of the Old Notes was on-lent to any member of the AB InBev Group.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent in connection with the Exchange Offers. The address and telephone number of the exchange agent are set forth under “The Exchange Offers—Exchange Agent”. The Bank of New York Mellon Trust Company, N.A. is also the trustee under the indenture, as supplemented, governing both the New Notes and the Old Notes.

THE NEW NOTES

A summary of the terms of the New Notes, which have the same financial terms and covenants as the Old Notes, follows. This summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete description of the New Notes, please refer to “Description of the New Notes”.

Issuer	Anheuser-Busch InBev Worldwide Inc., a Delaware corporation, which we refer to as the “Issuer”.

Parent Guarantor	Anheuser-Busch InBev SA/NV, a Belgium public limited liability company, which we refer to as the “Parent Guarantor”.

Subsidiary Guarantors

Each of the following companies, which are direct or indirect subsidiaries of the Parent Guarantor and are referred to together as the “Subsidiary Guarantors”, will, along with the Parent Guarantor, jointly and severally guarantee the New Notes on an unconditional, full and irrevocable basis, subject to certain limitations described in “Description of the New Notes”: InBev Belgium SA/NV, BrandBrew S.A., Cobrew NV/SA, InBev Nederland N.V., AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., Nimbuspath Limited, AmBrew S.A. and Anheuser-Busch Companies, Inc. We refer to the Subsidiary Guarantors and the Parent Guarantor together as the “Guarantors”.

New Notes Offered	$1,500,000,000 aggregate principal amount of 3.000% senior notes due 2012, which we refer to as the “2012 Notes”.

$1,250,000,000 aggregate principal amount of 4.125% senior notes due 2015, which we refer to as the “2015 Notes”.

$2,250,000,000 aggregate principal amount of 5.375% senior notes due 2020, which we refer to as the “2020 Notes”.

$500,000,000 aggregate principal amount of 6.375% senior notes due 2040, which we refer to as the “2040 Notes”.

The New Notes will mature on 15 October 2012, 15 January 2015, 15 January 2020 and 15 January 2040, respectively, and are redeemable prior to maturity as described in “Description of the New Notes—Optional Redemption” and “Description of the New Notes—Optional Tax Redemption”.

Ranking of the Notes	The New Notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuer.

Ranking of the Guarantees

Subject to certain limitations described herein, each New Note will be jointly and severally guaranteed by each of the Guarantors, on an unconditional, full and irrevocable basis. We refer to each of such guarantees as a “Guarantee” and to such guarantees collectively as the “Guarantees”. The Guarantees will be the direct, unconditional, unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and at least equally with all other unsecured and unsubordinated general obligations of the Guarantors from time to time outstanding. Each of the Guarantors other than the Parent Guarantor shall be entitled to terminate its Guarantee in certain circumstances as further described under “Description of the New Notes—Guarantees”.

Minimum Denomination	The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest

The 2012 Notes will bear interest at the rate per annum of 3.000%, the 2015 Notes will bear interest at the rate per annum of 4.125%, the 2020 Notes will bear interest at the rate per annum of 5.375% and the 2040 Notes will bear interest at the rate per annum of 6.375%, in each case from 16 October 2009. Interest on the 2012 Notes will be payable semi-annually in arrears on 15 April and 15 October of each year, and interest on the 2015 Notes, 2020 Notes and 2040 Notes will be payable semi-annually in arrears on 15 January and 15 July of each year, commencing on 15 April 2010, with respect to the 2012 Notes, and 15 July 2010, with respect to the 2015 Notes, 2020 Notes and 2040 Notes (or, if any such date is not a business day, on the next succeeding business day) until the principal of the New Notes is paid or duly made available for payment. Interest on the New Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on the New Notes will be paid to the persons in whose names the New Notes (or one or more predecessor notes) are registered at the close of business on 1 April and 1 October, with respect to the 2012 Notes, and 1 January and 1 July, with respect to the 2015 Notes, 2020 Notes and 2040 Notes, as the case may be, immediately preceding the applicable interest payment date, whether or not such date is a business day.

Business Day

The term “business day” means any day other than a day on which commercial banks or foreign exchange markets are permitted or required to be closed in New York City, London or Brussels. If the date of maturity of interest on or principal of the New Notes or the date fixed for redemption of any New Note is not a business day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding business day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue as a result of the delayed payment.

Additional Amounts

To the extent any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organised, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax, which we refer to as the “relevant taxing jurisdiction”, unless such withholding or deduction is required by law, in which event, such Guarantor will pay to the holders such additional amounts, which we refer to as the “additional amounts”, as shall be necessary in order that the net amounts received by the holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such additional amounts shall be payable on account of any taxes or duties in the circumstances described in the prospectus under “Description of the New Notes—Additional Amounts”.

References to principal or interest in respect of the New Notes include any additional amounts, which may be payable as set forth in the indenture governing the New Notes (the “Indenture”).

The covenant regarding additional amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States, but shall apply to the Issuer at any time that the Issuer is incorporated in any jurisdiction outside the United States.

Optional Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s option, as a whole or in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the New Notes to be redeemed; and

•

as determined by the independent investment banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate described herein plus 25 basis points in the case of the 2012 Notes, 30 basis points in the case of the 2015 Notes and 35 basis points in the case of each of the 2020 Notes and the 2040 Notes;

plus, in each case described above, accrued and unpaid interest on the principal amount being redeemed to (but excluding) the redemption date.

Optional Tax Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s or the Parent Guarantor’s option, as a whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all additional amounts, if any) to (but excluding) the redemption date, if (i) as a result of any change in, or amendment to, the laws, treaties, regulations or rulings of a relevant taxing jurisdiction or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the issue date (any such change or amendment, a “change in tax law”), the Issuer (or, if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay additional amounts and (ii) such obligation cannot be avoided by the Issuer (or the relevant Guarantor) taking reasonable measures available to it, provided, however, that any series of New Notes may not be redeemed to the extent such additional amounts arise solely as a result of the Issuer assigning its obligations under such New Notes to a Substitute Issuer (as defined in “Description of the New Notes”), unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by the Parent Guarantor.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the Guarantor would be obligated to pay the additional amounts if a payment in respect of such series of New Notes were then due.

Holders’ Option to Require Repayment upon a Change in Control

As is described in detail below under “Description of the New Notes—Holders’ Option to Require Repayment upon a Change in Control”, in the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs, which we refer to together as an “early redemption event”, (i) the Issuer will (A) within 30 days after becoming aware of the early redemption event, provide written notice thereof to the holders, and (B) determine and provide written notice of the effective date for the purposes of early repayment, which we refer to as the “effective date” and which must be a business day not less than 60 and not more than 90 days after the giving of the notice regarding the early redemption event pursuant to subparagraph (i)(A); and (ii) any holder may, by submitting a redemption notice, demand from the Issuer repayment as of the effective date of any (in integral multiples of $1,000) or all of its New Notes which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the effective date (and all additional amounts, if any).

The above provisions on holders’ option to require repayment upon a Change in Control will not be effective unless and until they are approved by a resolution of the general meeting of shareholders of the Parent Guarantor.

The terms “Change of Control”, “Change of Control Period” and “Ratings Downgrade” are defined in “Description of the New Notes—Holders’ Option to Require Repayment upon a Change of Control”.

Interest Rate Adjustment Based on Rating Events

As further described below under “Description of the New Notes—Interest Rate Adjustment Based on Rating Events”, the interest rate payable on a series of New Notes will be subject to adjustment from time to time if any of three rating agencies downgrades (or subsequently upgrades) its rating assigned to that series of New Notes below an investment grade rating, based on the lowest two ratings assigned. The interest rate on a series of New Notes will be increased by 25 basis points for every one notch downgrade below an investment grade rating subject to a cap of 200 basis points. Similarly, if at any time the interest rate on a series of New Notes has been increased as a result of a ratings downgrade by a rating agency, and such rating agency subsequently increases its rating of that series of New Notes, the interest rate on that series of New Notes will be decreased by 25 basis points for every one notch upgrade until it reverts to the interest rate payable on that series of New Notes at the date of their issuance. If any of the rating agencies subsequently increases its rating of a series of New Notes to better than BB+/Ba1 or its equivalent, the adjustment from the original interest rate attributable to that rating agency shall no longer apply, and unless one or more other rating agencies rates that series of Notes BB+/Ba1 or lower, the interest rate shall revert to the interest rate payable on that series of New Notes at the date of their issuance.

In addition, if at any time during the term of the New Notes, any series of the Notes is rated A-/A3 or above by any two of the specified rating agencies, the interest rate adjustment provision will cease to apply to such series and the effective interest rate on such series of New Notes at original issuance will remain in effect until the maturity or redemption of that series of New Notes.

Book-Entry Form

The New Notes will initially be issued to investors in book-entry form only. Fully-registered global notes representing the total aggregate principal amount of the New Notes will be issued and registered in the name of a nominee for DTC, the securities depositary for the New Notes, for credit to accounts of direct or indirect participants in DTC, including Euroclear and Clearstream. Unless and until New Notes in definitive certificated form are issued, the only holder will be Cede & Co., as nominee of DTC, or the nominee of a successor depositary. Except as described in this prospectus, a beneficial owner of any interest in a global note will not be entitled to receive physical delivery of definitive New Notes. Accordingly, each beneficial owner of any interest in a global note must rely on the procedures of DTC, Euroclear, Clearstream, or their participants, as applicable, to exercise any rights under the New Notes.

Governing Law	The New Notes, the Guarantees and the Indenture related thereto, will be governed by, and construed in accordance with, the laws of the State of New York.

Listing and Trading	The New Notes will not be listed on any securities exchange.

Trustee, Principal Paying Agent, Transfer Agent and Registrar	The Trustee, principal paying agent, transfer agent and registrar is The Bank of New York Mellon Trust Company, N.A.

SUMMARY FINANCIAL INFORMATION

The summary historical financial information presented below as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, has been derived from our audited consolidated financial statements, which were prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and in conformity with International Financial Reporting Standards as adopted by the European Union, which we refer to as “IFRS”. The summary historical financial information presented below as of and for the six-month periods ended 30 June 2009 and 2008 has been derived from our unaudited IFRS condensed consolidated interim financial statements. The interim data include all adjustments, consisting of normally recurring adjustments, necessary for a fair statement of the results for the interim period.

The summary historical financial information presented in the tables below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes and our unaudited condensed consolidated interim financial statements and the accompanying notes that, in each case, have been included in this Form F-4.

Effective 1 January 2009, we changed the presentation currency of our consolidated financial statements from the euro to the U.S. dollar, reflecting the post-Anheuser-Busch acquisition profile of our revenue and cash flows, which are now primarily generated in U.S. dollars and U.S. dollar-linked currencies. We believe that this change provides greater alignment of our presentation currency with our most significant operating currency and underlying financial performance. For comparability purposes in this Form F-4, we have also restated our historical audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, and the summary financial information as of and for the years ended 31 December 2005 and 2004 set out below, from the euro to the U.S. dollar. Unless otherwise specified, all financial information included in this Form F-4 has been stated in U.S. dollars.

For a summary of recent developments affecting us, see “—Recent Developments”.

	Six months ended 30 June		Year ended 31 December (restated)
	2009	2008	2008	2007	2006	2005		2004
	(USD million, unless otherwise indicated)
Income Statement Data	(unaudited)		(audited)			(unaudited)
Revenue(1)	17,698	10,563	23,507	19,735	16,692	14,577		10,598
Profit from operations	4,928	2,508	5,340	5,872	3,925	2,749		1,625
Profit	2,343	1,766	3,126	4,167	2,667	1,753		1,111
Profit attributable to our equity holders	1,787	1,207	1,927	3,005	1,770	1,131		889
EBITDA,(2) as defined	6,289	3,350	7,252	7,280	5,296		(3)		(3)
Ratio of earnings to fixed charges (4)	2.29	*	2.90	5.88	4.87	3.38		3.75
Weighted average number of ordinary shares (million shares)(5) (8)	1,582	960	999	976	972	960		768
Diluted weighted average number of ordinary shares (million shares)(6) (9)	1,590	963	1,000	981	980	964		773
Basic earnings per share (USD)(7) (9)	1.13	1.26	1.93	3.08	1.82	1.18		1.16
Diluted earnings per share (USD)(8) (9)	1.12	1.25	1.93	3.06	1.81	1.17		1.15
Dividends per share (USD)	n/a	n/a	0.35	3.67	0.95	0.57		0.52
Dividends per share (EUR)	n/a	n/a	0.28	2.44	0.72	0.48		0.39

*	Not applicable

	Six months ended 30 June		Year ended 31 December (restated)
	2009	2008	2008	2007	2006
	(USD million, unless otherwise indicated)
Cash Flow Data	(unaudited)		(audited)
Cash flow from operating activities	5,067	1,829	6,158	5,557	4,122
Cash flow from investing activities	157	(2,019)	(55,503)	(3,225)	(4,365)
Cash flow from financing activities	(1,452)	(330)	49,879	(1,327)	261

	As of 30 June	As of 31 December (restated)
	2009	2008	2007	2006	2005	2004
	(USD million, unless otherwise indicated)
Balance Sheet Data	(unaudited)	(audited)		(unaudited)
Total assets	117,699	113,160	42,247	34,566	27,795	25,395
Equity	27,999	24,431	21,949	17,308	13,979	11,841
Equity attributable to our equity holders	25,586	22,442	20,057	16,149	13,532	11,331
Issued capital	1,731	1,730	559	558	554	605

Other Data
Volumes (million hectoliters)	200	285	271	247	224	154
Book value per share	16.17	22.46	20.55	16.61	14.09	14.75

(1)

Turnover less excise taxes and discounts. In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Results of Operations—Excise Taxes”).

(2)

The following table shows the calculation of our EBITDA, as defined, for the periods shown. A performance measure such as EBITDA, as defined, is a non-IFRS measure. The most directly comparable financial measure to EBITDA, as defined, presented in accordance with IFRS in our consolidated financial statements is profit. EBITDA, as defined, is a measure used by our management to evaluate our business performance and is defined as profit from operations before depreciation, amortisation and impairment. EBITDA, as defined, does, however, have limitations as an analytical tool. It is not a recognised term under IFRS and does not purport to be an alternative to profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. As a result, you should not consider EBITDA, as defined, in isolation from, or as a substitute analysis for, our results of operations.

For a discussion of how we use EBITDA, as defined, and its limitations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operation—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”.

	Six months ended 30 June		Year ended 31 December
	2009	2008	2008	2007	2006
	(USD million)
	(unaudited)		(audited)
Profit	2,343	1,766	3,126	4,167	2,667
Income tax expense	820	232	674	888	666
Net finance cost	1,993	513	1,600	818	593
Share of result of associates	(228)	(3)	(60)	(1)	(1)

Profit from operations	4,928	2,508	5,340	5,872	3,925
Depreciation, amortisation and impairment	1,361	842	1,912	1,408	1,371

EBITDA, as defined	6,289	3,350	7,252	7,280	5,296

(3)	EBITDA, as defined, is not available for the years ended 31 December 2005 and 2004.

(4)

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purposes of computing this ratio, earnings consist of profit from operations before taxes and share of results of associates, plus fixed charges, minus interest capitalized during the period. Fixed charges consist of interest and accretion expense, interest on finance lease obligations, interest capitalized, plus one-third of rent expense on operating leases, estimated by the company as representative of the interest factor attributable to such rent expense. We did not have any preferred stock outstanding and did not pay or accrue any preferred stock dividends during the periods presented above. Set forth below is an overview of how we calculate the ratio of earnings to fixed charges for the six months ended 30 June 2009 and each of the five years ended 31 December 2008, 2007, 2006, 2005 and 2004:

	Six months ended 30 June 2009	Year ended 31 December
		2008	2007	2006	2005	2004
	(USD million)
	(unaudited)	(audited)			(unaudited)
Earnings:
Profit from operations before taxes and share of results of associates	2,935	3,740	5,054	3,332	2,244	1,412
Add: Fixed charges (below)	2,281	1,965	1,035	860	941	514
Less: Interest Capitalized (below)	1	-	-	-	-	-

Total earnings	5,215	5,705	6,089	4,192	3,185	1,926

Fixed charges:
Interest expense and similar charges	2,030	1,761	926	771	849	454
Accretion expense	208	127	49	30	23	7
Interest capitalized	1	-	-	-	-	-
Estimated interest portion of rental expense	42	77	60	59	69	53

Total fixed charges	2,281	1,965	1,035	860	941	514

Ratio of earnings to fixed charges	2.29	2.90	5.88	4.87	3.38	3.75

(5)

Weighted average number of ordinary shares means, for any period, the number of shares outstanding at the beginning of the period, adjusted by the number of shares cancelled, repurchased or issued during the period multiplied by a time-weighting factor.

(6)	Diluted weighted average number of ordinary shares means the weighted average number of ordinary shares, adjusted by the effect of share options issued.

(7)	Earnings per share means, for any period, profit attributable to our equity holders for the period divided by the weighted average number of ordinary shares.

(8)	Diluted earnings per share means, for any period, profit attributable to our equity holders for the period divided by the diluted weighted average number of ordinary shares.

(9)

In accordance with IAS33, we have adjusted historical data per share for each of the years ended 31 December 2007, 2006, 2005 and 2004 by an adjustment ratio of 0.6252 as a result of the capital increase pursuant to the rights offering we completed in December 2008 to restate (i) the weighted average number of ordinary shares; (ii) the diluted weighted average number of ordinary shares; (iii) the basic earnings per share; and (iv) the diluted earnings per share.

Recent Developments

For a discussion of our interim financial results for the three months and nine months ended 30 September 2009 and for details of recent transactions impacting our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments”.

Results of Operations for the Three Months and Nine Months Ended 30 September 2009 Compared to the Three Months and Nine Months Ended 30 September 2008

The table below presents our condensed consolidated results of operations for the three-month and nine-month periods ended 30 September 2009 and 2008. The data for the three months and the nine months ended 30 September 2009 are reported figures and include Anheuser-Busch data for such periods. The data for the three months and the nine months ended 30 September 2008 are also reported figures and, therefore, do not include Anheuser-Busch figures for such periods.

	Reported Three months ended 30 September 2009	Reported Three months ended 30 September 2008	Reported Nine months ended 30 September 2009	Reported Nine months ended 30 September 2008
	(USD million, except volumes)
Volumes (thousand hectoliters)	106,609	71,832	306,884	199,295
Revenue	9,763	6,061	27,461	16,624
Cost of sales	(4,505)	(2,559)	(12,894)	(7,024)
Gross profit	5,259	3,502	14,567	9,600
Distribution expenses	(694)	(711)	(1,970)	(2,006)
Sales and marketing expenses	(1,311)	(884)	(3,582)	(2,578)
Administrative expenses	(528)	(340)	(1,619)	(1,071)
Other operating income/expenses	117	104	467	288
EBITDA, as defined(1)	3,961	2,020	10,250	5,363

(1)

The following table shows the calculation of our EBITDA, as defined, for the periods shown. For a discussion of how we use EBITDA, as defined, and its limitations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operation—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”.

	Three months ended 30 September 2009	Three months ended 30 September 2008	Nine months ended 30 September 2009	Nine months ended 30 September 2008
	(USD million)
Profit	1,844	998	4,187	2,764
Income tax expense	601	275	1,421	507
Net finance cost	966	281	2,958	794
Share of result of associates	(157)	(1)	(385)	(4)
Profit from operations	3,254	1,553	8,181	4,061

Depreciation, amortisation and impairment	707	467	2,069	1,302
EBITDA, as defined	3,961	2,020	10,250	5,363

RISK FACTORS

We expect to be exposed to some or all of the risks described below in our future operations. Risks to us include, but are not limited to, the risk factors described below. Any of the risk factors described below could also affect our business operations and have a material adverse effect on our business activities, financial condition, results of operations and prospects and cause the value of the New Notes to decline. Moreover, if and to the extent that any of the risks described below materialise, they may occur in combination with other risks which would compound the adverse effect of such risks on our business activities, financial condition, results of operations and prospects.

You should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this document before making any investment decision. The sequence in which the risk factors are presented below is not indicative of their likelihood of occurrence or of the potential magnitude of their financial consequence.

Risks Related to the Exchange Offers

If you do not properly tender your Old Notes, you will continue to hold unregistered Old Notes and your ability to transfer Old Notes will continue to be subject to transfer restrictions, which may adversely affect their market price.

If you do not properly tender your Old Notes for New Notes in the applicable Exchange Offer, you will continue to be subject to restrictions on the transfer of your Old Notes. In general, the Old Notes may not be offered or sold unless they are registered under the Securities Act, as well as applicable state securities laws, or exempt from registration thereunder. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Old Notes under the Securities Act. You should refer to “The Exchange Offers—Procedures For Tendering” for information about how to tender your Old Notes. The tender of Old Notes under the Exchange Offers will reduce the outstanding amount of each series of the Old Notes, which may have an adverse effect upon, and increase the volatility of, the market prices of the Old Notes due to a reduction in liquidity.

Late deliveries of Old Notes and other required documents could prevent you from exchanging your Old Notes.

Holders are responsible for complying with all procedures of the Exchange Offers. The issuance of New Notes in exchange for Old Notes will occur only upon completion of the procedures described under “The Exchange Offers—Procedures For Tendering”. Therefore, holders of Old Notes who wish to exchange them for New Notes should allow sufficient time for timely completion of the exchange procedure. Neither we nor the exchange agent are obligated to extend the Exchange Offers or notify you of any failure to follow the proper procedure or waive any defect if you fail to follow the proper procedure.

If you are a broker-dealer, your ability to transfer the New Notes may be restricted.

A broker-dealer that purchased Old Notes for its own account as part of market making or trading activities must comply with the prospectus delivery requirements of the Securities Act when it sells the New Notes. Our obligation to make this prospectus available to broker-dealers is limited. Consequently, we cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their New Notes.

Risks Relating to Our Business

We are exposed to the risks of an economic recession, credit and capital market volatility and economic and financial crisis, which could adversely affect the demand for our products and adversely affect the value of our shares and American depositary shares and the New Notes.

We are exposed to the risk of a global recession or a recession in one or more of our key markets, credit and capital market volatility and economic and financial crisis, which could result in lower revenue and reduced profit. Any such development could adversely affect demand for beer, which could result in a deterioration in our results of operations.

Beer consumption in many of the jurisdictions in which we operate is closely linked to general economic conditions, with levels of consumption tending to rise during periods of rising per capita income and fall during periods of declining per capita income. Additionally, per capita consumption is inversely related to the sale price of our products.

Besides moving in concert with changes in per capita income, beer consumption also increases or decreases in accordance with changes in disposable income.

Currently, disposable income is low in many of the emerging market countries in which we operate compared to disposable income in more developed countries. Any decrease in disposable income resulting from an increase in inflation, income taxes, the cost of living, or other factors would likely adversely affect demand for beer. Moreover, because a significant portion of our brand portfolio consists of premium beers, our volumes and revenue may be impacted to a greater degree than those of some of our competitors, as some consumers may choose to purchase value or discount brands rather than super-premium, premium or mainstream/mid-market brands. For additional information on segmentation of the beer market and our positioning, see “Business Description—Principal Activities and Products—Beer”.

Capital and credit market volatility, such as has been experienced recently, may result in downward pressure on stock prices and credit capacity of issuers. A continuation or worsening of the levels of market disruption and volatility seen in the last two years could have an adverse effect on our ability to access capital, on our business, results of operations and financial condition, and on the value of our shares and American depositary shares and the New Notes.

We may not be able to obtain the necessary funding for our future capital or refinancing needs.

We may be required to raise additional funds for our future capital needs or refinance our current indebtedness through public or private financing, strategic relationships or other arrangements. There can be no assurance that the funding, if needed, will be available on attractive terms, or at all. We may be required to issue additional equity under unfavourable conditions, which could dilute our existing shareholders. Furthermore, any debt financing, if available, may involve restrictive covenants.

We have incurred substantial indebtedness in connection with the Anheuser-Busch acquisition (see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition” and “—Risks Relating to the Anheuser-Busch Acquisition”).

Our failure to raise additional equity capital or debt financing or to realise proceeds from asset sales when needed could adversely impact our business, results of operations and financial condition.

Our results could be negatively affected by increasing interest rates.

We use issuances of debt and bank borrowings as a source of funding and, following the Anheuser-Busch acquisition, our level of debt has increased significantly. Nevertheless, pursuant to our capital structure policy, we aim to optimise shareholder value through tax efficient maximisation of cash flow distribution to us from our subsidiaries, while maintaining an investment-grade rating and minimising cash and investments with a return below our weighted average cost of capital.

Some of the debt we have issued or incurred was issued or incurred at variable interest rates, which exposes us to changes in such interest rates. Moreover, a significant part of our external debt is denominated in non-U.S. dollar currencies, including the euro, Brazilian real and the Canadian dollar. Further, the USD 31.396 billion that remained outstanding as of 30 June 2009 under the financing arrangements we entered into in connection with the Anheuser-Busch acquisition is based on variable interest rates and has therefore increased our exposure to interest rate risk substantially. Although we enter into interest rate swap agreements to manage our interest rate risk, and also enter into cross-currency interest rate swap agreements to manage both our foreign currency risk and interest-rate risk on interest-bearing financial liabilities, there can be no assurance that such instruments will be successful in reducing the risks inherent in exposures to interest rate fluctuations. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments” and note 30 to our audited financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further detail on our approach to foreign currency and interest-rate risk. See also “—Risks Relating to the Anheuser-Busch Acquisition—We will face financial risks in refinancing the Anheuser-Busch acquisition due to our increased level of debt and challenging market conditions”.

Changes in the availability or price of raw materials, commodities and energy could have an adverse effect on our results of operations.

A significant portion of our operating expenses are related to raw materials and commodities, such as malt, hops, wheat, corn grits, corn syrup, adjuncts, sugar, aluminium cans, polyethylene terephthalate (“PET”), steel, metal closures, plastic closures, labels, preforms, folding carton, soda ash, bottle caps and glass bottles.

The supply and price of raw materials and commodities used for the production of our products can be affected by a number of factors beyond our control, including the level of crop production around the world, export demand, quality and availability of supply, speculative movements in the raw materials or commodities markets, currency fluctuations, governmental regulations and legislation affecting agriculture, trade agreements among producing and consuming nations, adverse weather conditions, economic factors affecting growth decisions, various plant diseases and pests.

We cannot predict future availability or prices of the raw materials or commodities required for our products. The markets in certain raw materials or commodities have experienced and may in the future experience shortages and significant price fluctuations. The foregoing may affect the price and availability of ingredients that we use to manufacture our products, as well as the cans and bottles in which our products are packaged. We may not be able to increase our prices to offset these increased costs or increase our prices without suffering reduced volume, revenue and operating income. We use both fixed price purchasing contracts and commodity derivatives to minimise our exposure to commodity price volatility. To some extent, derivative financial instruments and the terms of supply agreements can protect against increases in materials and commodities costs in the short term. However, derivatives and supply agreements expire and upon expiry are subject to renegotiation and therefore cannot provide complete protection over the medium or longer term. To the extent we fail to adequately manage the risks inherent in such volatility, including if our hedging and derivative arrangements do not effectively or completely hedge changes in commodity prices, our results of operations may be adversely impacted. In addition, it is possible that the hedging and derivative instruments we use to establish the purchase price for commodities in advance of the time of delivery may lock us into prices that are ultimately higher than actual market prices at the time of delivery. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments” for further detail on our approach to hedging commodity price risk.

The production and distribution of our products consumes material amounts of energy, including the consumption of oil-based products and electricity. Energy prices have been subject to significant price volatility in the recent past and may be again in the future. High energy prices over an extended period of time, as well as changes in energy taxation and regulation in certain geographies, may result in a negative effect on operating income and could potentially challenge our profitability in certain markets. There is no guarantee that we will be able to pass along increased energy costs to our customers in every case.

Our results of operations are affected by fluctuations in exchange rates.

As from 1 January 2009, we have reported our consolidated results in U.S. dollars, and we have restated our historical financial statements included in this Form F-4 from the euro to the U.S. dollar. In 2008 on a pro-forma basis for the combined company based on the 2008 full-year pro-forma financial information, we derived approximately 57% of our revenue from operating companies that have non-U.S. dollar functional currencies (that is, in most cases, the local currency of the respective operating company). Consequently, any change in exchange rates between our operating companies’ functional currencies and the U.S. dollar will affect our consolidated income statement and balance sheet when the results of those operating companies are translated into U.S. dollars for reporting purposes. Decreases in the value of our operating companies’ functional currencies against the U.S. dollar will tend to reduce those operating companies’ contributions in dollar terms to our financial condition and results of operations.

In addition to currency translation risk, we incur currency transaction risks whenever one of our operating companies enters into transactions using currencies other than their respective functional currencies, including purchase or sale transactions and the issuance or incurrence of debt. Although we have hedge policies in place to manage commodity price and foreign currency risks to protect our exposure to currencies other than our operating companies’ functional currencies, there can be no assurance that such policies will be able to successfully hedge against the effects of such foreign exchange exposure, particularly over the long-term.

Moreover, although we seek to match borrowing currency liabilities to functional currency cash flows, following the Anheuser-Busch acquisition, much of our debt is denominated in U.S. dollars, while a significant portion of our cash flows are denominated in currencies other than the U.S. dollar. From time to time we enter into financial instruments to mitigate currency risk, but these transactions and any other efforts taken to better match the effective currencies of our liabilities to our cash flows could result in increased costs.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments” and note 30 to our audited financial information as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further detail on our approach to hedging commodity price and foreign currency risk.

Certain of our operations depend on independent distributors or wholesalers to sell our products.

Certain of our operations are dependent on government-controlled or privately owned but independent wholesale distributors for distribution of our products for resale to retail outlets. See “Business Description—Distribution of Products” and “Business Description—Regulations Affecting Our Business” for further information in this respect. There can be no assurance that these distributors, who often act both for us and our competitors, will not give our competitors’ products higher priority, thereby reducing their efforts to sell our products.

In the United States, for instance, we sell substantially all of our beer to independent wholesalers for distribution to retailers and ultimately consumers. As independent companies, wholesalers make their own business decisions that may not always align themselves with our interests. If our wholesalers do not effectively distribute our products, our financial results could be adversely affected.

In addition, contractual restrictions and the regulatory environment of many markets may make it very difficult to change distributors in a number of markets. In certain cases, poor performance by a distributor or wholesaler is not a sufficient reason for replacement. Our consequent inability to replace unproductive or inefficient distributors could adversely impact our business, results of operations and financial condition.

Competition could lead to a reduction of our margins, increase costs and adversely affect our profitability.

Globally, brewers compete mainly on the basis of brand image, price, quality, distribution networks and customer service. Consolidation has significantly increased the capital base and geographic reach of our competitors in some of the markets in which we operate, and competition is expected to increase further as the trend towards consolidation among companies in the beer industry continues.

Competition may divert consumers and customers from our products. Competition in our various markets could cause us to reduce pricing, increase capital investment, increase marketing and other expenditures, prevent us from increasing prices to recover higher costs, and thereby cause us to reduce margins or lose market share. Any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. Innovation faces inherent risks, and the new products we introduce may not be successful.

Additionally, the absence of level playing fields in some markets and the lack of transparency, or even certain unfair or illegal practices, such as tax evasion and corruption, may skew the competitive environment, with material adverse effects on our profitability or ability to operate.

The ability of our subsidiaries to distribute cash upstream may be subject to various conditions and limitations.

To a large extent, Anheuser-Busch InBev SA/NV is organised as a holding company and our operations are carried out through subsidiaries. Our domestic and foreign subsidiaries’ and affiliated companies’ ability to upstream or distribute cash (to be used, amongst other things, to meet our financial obligations) through dividends, intercompany advances, management fees and other payments is, to a large extent, dependent on the availability of cash flows at the level of such domestic and foreign subsidiaries and affiliated companies and may be restricted by applicable laws and accounting principles. In particular, 29.5% (USD 11.5 billion) of our total pro-forma revenue for the combined company of USD 39.0 billion in 2008 based on our 2008 full-year pro-forma financial information came from our Brazilian listed subsidiary Companhia de Bebidas das Américas—AmBev (“AmBev”), which is not wholly-owned and is listed on the São Paulo Stock Exchange and the New York Stock Exchange. Certain of our equity investments (such as our investment in Grupo Modelo) contribute cash flow to us through dividend payments but are not controlled by us, and our receipt of dividend payments from these entities is therefore outside our control. In addition to the above, some of our subsidiaries are subject to laws restricting their ability to pay dividends or the amount of dividends they may pay. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Transfers from Subsidiaries” for further information in this respect.

If we are not able to obtain sufficient cash flows from our domestic and foreign subsidiaries and affiliated companies, this could adversely impact our ability to pay our substantially increased debt resulting from the Anheuser-Busch acquisition and otherwise negatively impact our business, results of operations and financial condition.

An inability to reduce costs could affect profitability.

Our future success and earnings growth depend in part on our ability to be efficient in producing, advertising and selling our products and services. We are pursuing a number of initiatives to improve operational efficiency. Failure to generate significant cost savings and margin improvement through these initiatives could adversely affect our profitability and our ability to achieve our financial goals.

We are exposed to emerging market risks.

A substantial proportion of our operations, representing approximately 36% of 2008 revenue on a pro-forma basis for the combined company based on the 2008 full-year pro-forma financial information, are carried out in emerging markets, including Brazil, Argentina, Venezuela, Bolivia, China, Russia, Ukraine and

other emerging European and Latin American markets. We also have equity investments in brewers in China and Mexico and own breweries in China.

Our operations and equity investments in these markets are subject to the customary risks of operating in developing countries, which include potential political and economic uncertainty, application of exchange controls, nationalisation or expropriation, crime and lack of law enforcement, political insurrection, external interference, currency fluctuations, changes in government policy, political and economic changes, changes in the relations between the countries, actions of governmental authorities affecting trade and foreign investment, regulations on repatriation of funds, interpretation and application of local laws and regulations, enforceability of intellectual property and contract rights, local labour conditions and regulations. Such factors could affect our results by causing interruptions to our operations or by increasing the costs of operating in those countries or by limiting our ability to repatriate profits from those countries. Financial risks of operating in emerging markets also include risks of liquidity, inflation (for example, Brazil, Argentina and Russia have periodically experienced extremely high rates of inflation), devaluation (for example, the Brazilian and Argentine currencies have been devalued frequently during the last four decades), price volatility, currency convertibility and country default. These various factors could adversely impact our business, results of operations and financial condition. Due to our specific exposure, these factors could affect us more than our competitors with less exposure to emerging markets, and any general decline in emerging markets as a whole could impact us disproportionately compared to our competitors.

We may not be able to successfully carry out further acquisitions and business integrations.

We have made in the past and may make in the future acquisitions of, investments in, and joint venture and similar arrangements with, other companies and businesses. We cannot make further acquisitions unless we can identify suitable candidates and agree on the terms with them. Such transactions also involve a number of risks. We may not be able to successfully complete such transactions. After completion of a transaction, we may be required to integrate the acquired companies, businesses or operations into our existing operations. In addition, such transactions may involve the assumption of certain actual or potential, known or unknown, liabilities, which may have a potential impact on our financial risk profile. Further, the price we may pay in any future acquisition may prove to be too high as a result of various factors, such as a significant change in market conditions, the limited opportunity to conduct due diligence prior to a purchase or unexpected changes in the acquired business. See also in this respect “—Risks Relating to the Anheuser-Busch Acquisition”.

We rely on the reputation of our brands.

Our success depends on our ability to maintain and enhance the image and reputation of our existing products and to develop a favourable image and reputation for new products. The image and reputation of our products may be reduced in the future; concerns about product quality, even when unfounded, could tarnish the image and reputation of our products. An event, or series of events, that materially damages the reputation of one or more of our brands could have an adverse effect on the value of that brand and subsequent revenues from that brand or business. Restoring the image and reputation of our products may be costly and may not be possible. Moreover, our marketing efforts are subject to restrictions on the permissible advertising style, media and messages used. In a number of countries, for example, television is a prohibited medium for advertising alcoholic products, and in other countries, television advertising, while permitted, is carefully regulated. Any additional restrictions in such countries, or the introduction of similar restrictions in other countries, may constrain our brand building potential and thus reduce the value of our brands and related revenues.

Negative publicity may harm our business.

Media coverage, and publicity generally, can exert significant influence on consumer behaviour and actions. If the social acceptability of beer or soft drinks were to decline significantly, sales of our products could materially decrease. In recent years, there has been increased public and political attention directed at the alcoholic beverage and soft drink industries. This attention is a result of public concern over alcohol-related problems, including drunk driving, underage drinking and health consequences resulting from the misuse of beer (for example, alcoholism and obesity), as well as soft-drink related problems, including health consequences resulting from the excessive consumption of soft drinks (for example, obesity). Negative publicity regarding alcohol or soft drink consumption, publication of studies that indicate a significant health risk from consumption of alcohol or soft drinks, or changes in consumer perceptions in relation to alcohol or soft drinks generally could adversely affect the sale and consumption of our products and could harm our business, results of operations, cash flows or financial condition as consumers and customers change their purchasing patterns.

Key brand names are used by us, our subsidiaries, associates and joint ventures, and licensed to third-party brewers. To the extent that we, one of our subsidiaries, associates, joint ventures or licensees are subject to negative publicity, and the negative publicity causes consumers and customers to change their purchasing patterns, it could have a material adverse effect on our business, results of operations, cash flows or financial condition. As we continue to expand our operations into emerging and growth markets, there is a greater risk that we may be subject to negative publicity, in particular in relation to labour rights and local work conditions. Negative publicity that materially damages the reputation of one or more of our brands could have an adverse effect on the value of that brand and subsequent revenues from that brand or business, which could adversely impact our business, results of operations, cash flows and financial condition.

Demand for our products may be adversely affected by changes in consumer preferences and tastes.

We depend on our ability to satisfy consumer preferences and tastes. Consumer preferences and tastes can change in unpredictable ways due to a variety of factors, such as changes in demographics, consumer health concerns about obesity, product attributes and ingredients, changes in travel, vacation or leisure activity patterns, weather, negative publicity resulting from regulatory action or litigation against us or comparable companies or a downturn in economic conditions. Consumers also may begin to prefer the products of competitors or may generally reduce their demand for products in the category. Failure by us to anticipate or respond adequately to changes in consumer preferences and tastes could adversely impact our business, results of operations and financial condition.

Seasonal consumption cycles and adverse weather conditions may result in fluctuations in demand for our products.

Seasonal consumption cycles and adverse weather conditions in the markets in which we operate may have an impact on our operations. This is particularly true in the summer months, when unseasonably cool or wet weather can affect sales volumes. Demand for beer is normally more depressed in our major markets in the Northern Hemisphere during the first and fourth quarters of each year, and our consolidated net revenue from those markets is therefore normally lower during this time. Although this risk is somewhat mitigated by our relatively balanced footprint in both hemispheres, we are relatively more exposed to the markets in the Northern Hemisphere than to the markets in the Southern Hemisphere since the closing of the Anheuser-Busch acquisition, which could adversely impact our business, results of operations and financial condition.

If any of our products is defective or found to contain contaminants, we may be subject to product recalls or other liabilities.

We take precautions to ensure that our beverage products are free from contaminants and that our packaging materials (such as bottles, crowns, cans and other containers) are free of defects. Such precautions include quality-control programmes for primary materials, the production process and our final products. We have established procedures to correct problems detected.

In the event that contamination or a defect does occur in the future, it may lead to business interruptions, product recalls or liability, each of which could have an adverse effect on our business, reputation, prospects, financial condition and results of operations.

Although we maintain insurance policies against certain product liability (but not product recall) risks, we may not be able to enforce our rights in respect of these policies, and, in the event that contamination or a defect occurs, any amounts that we recover may not be sufficient to offset any damage we may suffer, which could adversely impact our business, results of operations and financial condition.

We may not be able to protect our intellectual property rights.

Our future success depends significantly on our ability to protect our current and future brands and products and to defend our intellectual property rights, including trademarks, patents, domain names, trade secrets and know-how. We have been granted numerous trademark registrations covering our brands and products and have filed, and expect to continue to file, trademark and patent applications seeking to protect newly developed brands and products. We cannot be sure that trademark and patent registrations will be issued with respect to any of our applications. There is also a risk that we could, by omission, fail to renew a trademark or patent on a timely basis or that our competitors will challenge, invalidate or circumvent any existing or future trademarks and patents issued to, or licensed by, us.

We cannot be certain that the steps we have taken to protect our portfolio of intellectual property rights (including trademark registration and domain names) will be sufficient or that third parties will not infringe upon or misappropriate proprietary rights. Moreover, some of the countries in which we operate, such as China, offer less intellectual property protection than is available in Europe or the United States. If we are unable to protect our proprietary rights against infringement or misappropriation, it could have a material adverse effect on our business, results of operations, cash flows or financial condition, and in particular, on our ability to develop our business.

We rely on key third parties, including key suppliers, and the termination or modification of the arrangements with such third parties could negatively affect our business.

We rely on key third-party suppliers, including third-party suppliers for a range of raw materials for beer and soft drinks, and for packaging material, including aluminium cans, glass, kegs and PET bottles. We seek to limit our exposure to market fluctuations in these supplies by entering into medium- and long-term fixed-price arrangements. We have a limited number of suppliers of aluminium cans, glass and PET bottles. Consolidation of the aluminium can industry, glass and PET bottle industry in certain markets in which we operate has reduced local supply alternatives and increased the risk of disruption to aluminium can, glass and PET bottle supplies. Although we generally have other suppliers of raw materials and packaging materials, the termination of or material change to arrangements with certain key suppliers, disagreements with suppliers as to payment or other terms, or the failure of a key supplier to meet our contractual obligations or otherwise deliver materials consistent with current usage would or may require us to make purchases from alternative suppliers, in each case at potentially higher prices than those agreed with this supplier, and this could have a material impact on our production, distribution and sale of beer and have a material adverse effect on our business, results of operations, cash flows or financial condition.

A number of key brand names are both licensed to third-party brewers and used by companies over which we do not have control. For instance, our global brand Stella Artois is licensed to third-parties in Algeria, Australia, New Zealand, Tanzania, South Africa and Greece, and another global brand, Beck’s, is licensed to third parties in Algeria, Turkey, Australia, New Zealand, Tunisia, Nigeria and Mauritius. Finally, Budweiser is licensed to third-parties in, amongst other countries, Argentina, Canada, Ireland, Japan, Korea, Panama and Spain. See “Business Description—Licensing” for more information in this respect. To the extent that one of these key brand names or our joint ventures, investments in companies in which we do not own a controlling interest and our licensees are subject to negative publicity, it could have a material adverse effect on our business, results of operations, cash flows or financial condition.

For certain packaging supplies, raw materials and commodities, we rely on a small number of important suppliers. If these suppliers became unable to continue to meet our requirements, and we are unable to develop alternative sources of supply, our operations and financial results could be adversely affected.

The consolidation of retailers may adversely affect us.

The retail industry in Europe, the United States and in other countries in which we operate continues to consolidate. Large retailers may seek to improve profitability and sales by asking for lower prices or increased trade spending. Although retailers purchase products from wholesalers (including in a limited number of markets, from our wholesaler operations), rather than directly from us, the efforts of retailers could result in reduced profitability for the beer industry as a whole and indirectly adversely affect our financial results.

We could incur significant costs as a result of compliance with, and/or violations of or liabilities under various regulations that govern our operations.

Our business is highly regulated in many of the countries in which we operate. The regulations adopted by the authorities in these countries govern many parts of our operations, including brewing, marketing and advertising (in particular to persons under the legal drinking age), transportation, distributor relationships and sales. We may be subject to claims that we have not complied with existing laws and regulations, which could result in fines and penalties. We are also routinely subject to new or modified laws and regulations with which we must comply in order to avoid claims, fines and other penalties, which could adversely impact our business, results of operations and financial condition. There can be no assurance that we will not incur material costs or liabilities in connection with compliance with applicable regulatory requirements, or that such regulation will not interfere with our beer or soft drinks businesses.

The level of regulation to which our businesses are subject can be affected by changes in the public perception of beer consumption. In recent years, there has been increased social and political attention in certain countries directed at the alcoholic beverage industry, and governmental bodies may respond to any public criticism by implementing further regulatory restrictions on opening hours, drinking ages or advertising. Such public concern and any resulting restrictions may cause the social acceptability of beer to decline significantly and consumption trends to shift away from beer to non-alcoholic beverages, which would have a material adverse effect on our business, financial condition and results of operations.

We are exposed to the risk of litigation.

We are now and may in the future be party to legal proceedings and claims and significant damages may be asserted against us. See “Business Description—Legal and Arbitration Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Contingencies—Contingencies” and note 33 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for a description of certain material contingencies which we believe will possibly (but not probably) be realised. Given the inherent uncertainty of litigation, it is possible that we might incur liabilities as a consequence of the proceedings and claims brought against us, including those not currently believed by us to be possible.

Moreover, companies in the alcoholic beverage industry are, from time to time, exposed to collective suits (class actions) or other litigation relating to alcohol advertising, alcohol abuse problems or health consequences from the excessive consumption of alcohol. As an illustration, certain beer and alcoholic beverage producers from the United States, Canada and Europe were recently involved in class actions in the U.S. seeking damages for alleged marketing of alcoholic beverages to underage consumers. If any of these types of litigation result in fines, damages or reputational damage for us, this could have a material adverse effect on our business, results of operations, cash flows or financial position.

See “Legal and Arbitration Proceedings” for additional information on litigation matters.

The beer and beverage industry may be subject to changes in taxation.

Taxation on our beer and non-beer products in the countries in which we operate is comprised of different taxes specific to each jurisdiction, such as excise and other indirect taxes. In many jurisdictions, such excise and other indirect taxes make up a large proportion of the cost of beer charged to customers. Increases in excise and other indirect taxes applicable to our products either on an absolute basis or relative to the levels applicable to other beverages tend to adversely affect our revenue or margins, both by reducing overall consumption and by encouraging consumers to switch to lower-taxed categories of beverages. These increases also adversely affect the affordability of our products and our ability to raise prices. For example, in November 2008 the Brazilian Congress approved certain changes (effective 1 January 2009) to the taxable basis and tax rates of the Imposto Sobre Produtos Industrializados (the Brazilian federal excise tax) and the PIS/COFINS (Brazilian social contributions). Under the previous system, these taxes were paid as a fixed rate per hectoliter by all taxpayers. The new system provides that higher priced brands will pay higher taxes per hectoliter than lower priced brands. The actual increase in AmBev’s federal excise tax and PIS/COFINS tax burden will depend on AmBev’s price, packaging and brand mix, but we estimate that AmBev’s total tax burden regarding such taxes will increase approximately 15%.

Similarly, the United States brewing industry is subject to significant taxation. The United States federal government currently levies an excise tax of $18 per barrel (equivalent to 1.1734776 hectoliters) of beer sold for consumption in the United States. All states also levy excise and/or sales taxes on alcoholic beverages. From time to time, there are proposals to increase these taxes, and as a result of the current economic climate and the fiscal difficulties of some states, these proposals have become more prevalent. Earlier this year, the State of New York increased its excise tax on alcohol, and the State of Kentucky increased its retail tax rate on off-premise alcohol sales. In addition, although no legislation has been introduced to this effect, there have been proposals to increase federal excise taxes on alcohol to raise revenue to pay the costs of health care proposals. Increase in excises taxes on alcohol could adversely affect our United States business or its profitability.

In the second half of 2009, the governments of Russia and the Ukraine have considered increasing the excise tax rates on beer. A 200% increase in the excise tax on regular-strength beer has been adopted by the Russian parliament, with the upper legislative chamber and the president still considering the legislation. If enacted, this tax could result in average price increases of up to 25%, and would likely cause our volumes of beer sold in Russia to decrease. In the Ukraine, the proposed increase seeks to double excise taxes on all beers. Such an increase could result in an average price increase of up to 14%, and would likely cause our volumes of beer sold in the Ukraine to decrease.

To the extent that the effect of the tax reforms described above or other proposed changes to excise and other indirect duties in the countries in which we operate is to increase the total burden of indirect taxation on our products, the results of our operations in those countries could be adversely affected.

In addition to excise and other indirect duties, we are subject to income and other taxes in the countries in which we operate. There can be no assurance that the operations of our breweries and other facilities will not become subject to increased taxation by national, local or foreign authorities or that we and our subsidiaries will not become subject to higher corporate income tax rates or to new or modified taxation regulations and requirements. Any such increases or changes in taxation would tend to adversely impact our results of operations.

We are exposed to antitrust and competition laws in certain jurisdictions and the risk of changes in such laws or in the interpretation and enforcement of existing antitrust and competition laws.

We are subject to antitrust and competition laws in the jurisdictions in which we operate and may be subject to regulatory scrutiny in certain of these jurisdictions, including due to our size and market share in such jurisdictions. In a number of the jurisdictions in which we operate, we produce and/or sell a significant portion of the beer consumed. Our ability to grow through acquisitions in certain countries might be limited due to our important position in those markets. For instance, our Brazilian listed subsidiary, AmBev, has been subject to monitoring by Brazilian antitrust authorities (see “Business Description—Legal and Arbitration Proceedings—AmBev and its Subsidiaries—Antitrust Matters”). There can be no assurance that the introduction of new competition laws in the jurisdictions in which we operate, the interpretation of existing antitrust or competition laws or the enforcement of existing antitrust or competition laws, or any agreements with antitrust or competition authorities, against us or our subsidiaries, including AmBev, will not affect our business or the businesses of our subsidiaries in the future.

Our operations are subject to environmental regulations, which could expose us to significant compliance costs and litigation relating to environmental issues.

Our operations are subject to environmental regulations by national, state and local agencies, including, in certain cases, regulations that impose liability without regard to fault. These regulations can result in liability which might adversely affect our operations. The environmental regulatory climate in the markets in which we operate is becoming stricter, with greater emphasis on enforcement.

While we have budgeted for future capital and operating expenditures to maintain compliance with environmental laws and regulations, there can be no assurance that we will not incur substantial environmental liability or that applicable environmental laws and regulations will not change or become more stringent in the future.

We operate a joint venture in Cuba, in which the Government of Cuba is our joint venture partner. Cuba has been identified by the U.S. Department of State as a state sponsor of terrorism and is targeted by broad and comprehensive economic and trade sanctions of the United States. Our operations in Cuba may adversely affect our reputation and the liquidity and value of our securities.

We own indirectly a 50% equity interest in Cerveceria Bucanero S.A., a Cuban company in the business of producing and selling beer. The other 50% equity interest is owned by the Government of Cuba. Cerveceria Bucanero S.A. is operated as a joint venture, in which we appoint the general manager. Cerveceria Bucanero S.A.’s main brands are Bucanero and Cristal. In 2008, Cerveceria Bucanero S.A. sold 1.07 million hectoliters, representing about 0.3% of our global volume of 416 million hectoliters based on pro-forma information for our combined company. Although Cerveceria Bucanero S.A.’s production is primarily sold in Cuba, a small portion of its production is exported and sold by certain of our non-U.S. affiliates in other countries outside Cuba (but not the United States). Cerveceria Bucanero S.A. also imports and sells in Cuba a small quantity of Becks branded products produced by one of our German subsidiaries.

Cuba has been identified by the United States government as a state sponsor of terrorism, and the U.S. Treasury Department’s Office of Foreign Assets Control and the U.S. Commerce Department together administer and enforce broad and comprehensive economic and trade sanctions based on U.S. foreign policy towards Cuba. Although our operations in Cuba are quantitatively immaterial, our overall business reputation may suffer or we may face additional regulatory scrutiny as a result of our activities in Cuba based on its identification as a state sponsor of terrorism and target of U.S. economic and trade sanctions. In addition, there are initiatives by federal and state lawmakers in the United States, and certain U.S. institutional investors, including pension funds, to adopt laws, regulations or policies requiring divestment from, or reporting of interests in to facilitate divestment from, companies that do business with countries designated as state sponsors of terrorism, including Cuba. If investors decide to liquidate or otherwise divest their investments in companies that have operations of any magnitude in Cuba, the market in and value of our securities could be adversely impacted.

In addition, the Cuban Liberty and Democratic Solidarity (LIBERTAD) Act of 1996 (known as the “Helms-Burton Act”) authorises private lawsuits for damages against anyone who traffics in property confiscated without compensation by the Government of Cuba from persons who at the time were, or have since become, nationals of the United States. Although this section of the Helms-Burton Act is currently suspended by discretionary presidential action, the suspension may not continue in the future. Claims accrue notwithstanding the suspension and may be asserted if the suspension is discontinued. The Helms-Burton Act also includes a section that authorises the U.S. Department of State to prohibit entry into the United States of non-U.S. persons who traffic in confiscated property, and corporate officers and principals of such persons, and their families. We have received notice of claims purporting to be made under the Helms-Burton Act relating to Cerveceria

Bucanero S.A.’s use of a trademark, which is alleged to have been confiscated by the Cuban government and trafficked by us through our ownership and management of Cerveceria Bucanero S.A. Although we have attempted to review and evaluate the validity of the claims, due to the uncertain underlying circumstances, we are currently unable to express a view as to the validity of such claims, or as to the standing of the claimants to pursue them.

We may not be able to recruit or retain key personnel.

In order to develop, support and market our products, we must hire and retain skilled employees with particular expertise. The implementation of our strategic business plans could be undermined by a failure to recruit or retain key personnel or the unexpected loss of senior employees, including in acquired companies.

Our success following the Anheuser-Busch acquisition will also depend, among other things, on our capacity to retain the key employees of Anheuser-Busch and InBev. These key employees could leave their employment because of the uncertainties about their roles in our combined company, difficulties related to the combination, or a general desire not to remain with us. Redundancies and early retirements at Anheuser-Busch, made in connection with the integration of InBev and Anheuser-Busch following the Anheuser-Busch acquisition, could also impact our ability to retain key personnel at Anheuser-Busch and relations with the Anheuser-Busch workforce. Moreover, we will have to address issues inherent in the management of a greater number of employees in some very diverse geographic areas. Therefore, it is not certain that we will be able to attract or retain our key employees and successfully manage them, which could disrupt our business and have an unfavourable material effect on our financial position, our income from operations and our competitive position.

Our success also depends upon maintaining good relations with our workforce. A substantial majority of our workforce in several of our operations is unionised. For instance, a majority of the hourly employees at breweries in the U.S. are represented by the International Brotherhood of Teamsters. Any work stoppages or strikes—which tend to arise at the occasion of the renegotiation of collective bargaining agreements—could adversely affect our ability to operate our businesses. The reorganisation and restructuring of our business to meet current market challenges or as a result of the Anheuser-Busch acquisition has also led to a more strained relationship with unions in certain of our business zones. There can be no assurance that any increase in labour costs would not adversely impact our business, results of operations and financial condition.

Information technology failures could disrupt our operations.

We increasingly rely on information technology systems to process, transmit, and store electronic information. A significant portion of the communication between our personnel, customers, and suppliers depends on information technology. As with all large systems, our information systems may be vulnerable to a variety of interruptions due to events beyond our control, including, but not limited to, natural disasters, terrorist attacks, telecommunications failures, computer viruses, hackers or other security issues. These or other similar interruptions could disrupt our operations, cash flows or financial condition.

We depend on information technology to enable us to operate efficiently and interface with customers, as well as to maintain in-house management and control. We have also entered into various information technology services agreements (with, among others, IBM Belgium, BT Limited Belgian Branch and LogicaCMG SA/NV) pursuant to which our information technology infrastructure is outsourced. The concentration of processes in shared services centres means that any disruption could impact a large portion of our business within the operating zones served. If we do not allocate, and effectively manage, the resources necessary to build and sustain the proper technology infrastructure, we could be subject to transaction errors, processing inefficiencies, loss of customers, business disruptions, or the loss of or damage to intellectual property through security breach. As with all information technology systems, our system could also be penetrated by outside parties intent on extracting information, corrupting information or disrupting business processes. Such interruptions could disrupt our business and could have a material adverse effect on our business, results of operations, cash flows or financial condition.

Natural and other disasters could disrupt our operations.

Our business and operating results could be negatively impacted by social, technical or physical risks such as earthquakes, hurricanes, flooding, fire, power loss, loss of water supply, telecommunications and information technology system failures, political instability, military conflict and uncertainties arising from terrorist attacks, including a global economic slowdown, the economic consequences of any military action and associated political instability.

Our insurance coverage may not be sufficient.

The cost of some of our insurance policies could increase in the future. In addition, some types of losses, such as losses resulting from wars, acts of terrorism, or natural disasters, generally are not insured because they are either uninsurable or it is not economically practical to obtain insurance. Moreover, insurers recently have become more reluctant to insure against these types of events. Should an uninsured loss or a loss in excess of insured limits occur, this could adversely impact our business, results of operations and financial condition.

Risks Relating to the Anheuser-Busch Acquisition

We face financial risks due to our increased level of debt and challenging market conditions.

We financed the Anheuser-Busch acquisition with a combination of a fully committed USD 45 billion senior debt facility (of which USD 44 billion was ultimately drawn) and a fully committed bridge facility of USD 9.8 billion. On 18 December 2008, we repaid the debt incurred under the bridge facility with the net proceeds of our rights offering, which closed on 16 December 2008, and cash proceeds we received from hedging the foreign exchange rate between the euro and the U.S. dollar in connection with the rights offering. We have also refinanced a portion of the debt incurred under the senior facility with a combination of the net proceeds from certain debt offerings, the net proceeds of the disposal of certain assets and businesses, and cash from operations, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Net debt and Equity”. The terms of the senior financing arrangements, as well as their intended uses, are described under “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

The senior debt facility we entered into in connection with the Anheuser-Busch acquisition could have significant consequences, including:

•

whether or not we are able to refinance the indebtedness incurred in connection with the Anheuser-Busch acquisition through asset disposals, the portion of our consolidated balance sheet represented by debt will remain significantly higher as compared to our historical position.

Our consolidated liabilities following the Anheuser-Busch acquisition also include any outstanding Anheuser-Busch indebtedness, including indebtedness not refinanced in connection with the acquisition. As at 30 June 2009, the total long-term indebtedness of Anheuser-Busch was USD 5.8 billion after purchase price allocation. Our increased level of debt could have significant consequences, including:

•	increasing our vulnerability to general adverse economic and industry conditions;

•

limiting our ability to fund future working capital and capital expenditure, to engage in future acquisitions or development activities or to otherwise realise the value of our assets and opportunities fully because of the need to dedicate a substantial portion of our cash flow from operations to payments of interest and principal on our debt or to comply with any restrictive terms of our debt;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	impairing our ability to obtain additional financing in the future;

•	requiring us to issue additional equity (possibly under unfavourable conditions); and

•	placing us at a competitive disadvantage compared to our competitors that have less debt.

Further, a credit rating downgrade affecting us as a result of increased leverage or other reasons could have a material adverse affect on our ability to finance our ongoing operations or to refinance our existing indebtedness. In addition, if we fail to comply with the covenants or other terms of any agreements governing these facilities, our lenders will have the right to accelerate the maturity of that debt.

We may reduce the amount of dividends we will pay in the next two to three years and may have to make further reductions or reduce dividends for a longer period as a result of our increased level of debt, our strategy to reduce our leverage and the effect of the financial covenants in the debt facilities entered into to fund the Anheuser-Busch acquisition. See “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement—Financial Condition Undertaking” for a description of the main covenants under our senior facilities agreement.

Our ability to repay our outstanding indebtedness will depend upon market conditions. The capital and credit markets have been experiencing volatility and disruption for more than twelve months. In the final months of 2008, for example, the volatility and disruption reached unprecedented levels. In some cases, the markets produced downward pressure on stock prices and credit capacity for certain issuers without regard to those issuers’ underlying financial strength. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers. If such unfavourable conditions continue or worsen, our costs could increase beyond what is anticipated. Such costs could have a material adverse impact on our cash flows, results of operations or both. In addition, an inability to refinance all or a substantial amount of our debt obligations when they become due would have a material adverse effect on our financial condition and results of operations.

We may fail to realise the anticipated business growth opportunities, cost savings, increased profits, synergies and other benefits anticipated from the Anheuser-Busch acquisition.

Achieving the advantages of the Anheuser-Busch acquisition will depend partly on the continued rapid and efficient combination of the activities of InBev and Anheuser-Busch, two companies of considerable size that functioned independently and were incorporated in different countries, with geographically dispersed operations, and with different business cultures and compensation structures.

The integration process involves inherent costs and uncertainties, and there is no assurance that the Anheuser-Busch acquisition will achieve anticipated business growth opportunities, cost savings, increased profits, synergies and other benefits. We believe the consideration paid for the Anheuser-Busch acquisition was justified, in part, by the business growth opportunities, cost savings, increased profits, synergies, revenue benefits and other benefits we anticipate achieving by combining our InBev operations with those of Anheuser-Busch. However, these anticipated business growth opportunities, cost savings, increased profits, synergies and other benefits may not develop, and the assumptions upon which we determined the consideration paid for the Anheuser-Busch acquisition may prove to be incorrect because, among other things, such assumptions were based on publicly available information. In addition, benefits may be lower than anticipated if we are not able to successfully introduce the Anheuser-Busch brands (such as Budweiser) into the markets outside the United States in which we intend to do so, or if we fail to successfully use the intellectual property rights of any such brands in those markets, for example if we are legally restricted in using such rights, including as a result of third-party ownership of the relevant trademarks in various countries. Further, anticipated benefits may be adversely affected by a negative reaction of consumers or customers to the acquisition.

Implementation of the acquisition and the successful integration of Anheuser-Busch will also require a significant amount of management time and, thus, may affect or impair management’s ability to run our business effectively during the period of the acquisition and integration. In addition, we may not have, or be able to retain, employees with the appropriate skill sets for the tasks associated with our integration plan, which could adversely affect the integration of Anheuser-Busch. In addition, employee departures and early retirements in the process of achieving synergies and company integration may create management challenges in respect of the businesses that have been acquired.

Although the estimated expense savings and revenue synergies contemplated by the Anheuser-Busch acquisition are significant, there can be no assurance that we will realise these benefits in the time expected, or at all. Any failures, material delays or unexpected costs of the integration process could therefore have a material adverse effect on our business, results of operations and financial condition.

An impairment of goodwill or other intangible assets would adversely affect our financial condition and results of operations.

As a result of the Anheuser-Busch acquisition, we have recognised USD 32.2 billion of goodwill on our balance sheet and have recorded several brands from the Anheuser-Busch business (including brands in the Budweiser brand family, the Michelob brand family, the Busch brand family and the Natural brand family) as intangible assets with indefinite life with a fair value of USD 21.5 billion. Under IFRS, goodwill and intangible assets with indefinite life are not amortised but are tested for impairment annually, or more often if an event or circumstance indicates that an impairment loss may have been incurred. Other intangible assets with a finite life are amortised on a straight-line basis over their estimated useful lives and reviewed for impairment whenever there is an indication of impairment. In particular, if the combination of the businesses meets with unexpected difficulties, or if our business does not develop as expected, impairment charges may be incurred in the future that could be significant and that could have an adverse effect on our results of operations and financial condition.

We may not be able to complete any planned or other restructuring or divestitures in connection with the Anheuser-Busch acquisition promptly, or at all.

Following the Anheuser-Busch acquisition, we have recently and may continue to dispose of certain assets or businesses of InBev or Anheuser-Busch, and we expect to utilise the proceeds from any such disposals to repay indebtedness incurred to finance the acquisition. However, we may not be able to affect any restructuring or divestitures at the time intended, or at all, or at the desired price, especially in challenging market conditions. In addition, any restructuring or divestiture could be the subject of challenges or litigation, and a court could delay any such transactions or prohibit them from occurring on their proposed terms, or from occurring at all, which could adversely affect the funding, synergies and cost savings sought to be achieved in connection with the Anheuser-Busch acquisition.

Actions taken to enjoin the integration of our InBev and Anheuser-Busch businesses could significantly reduce the expected advantages thereof and could have a material adverse effect on us.

On 10 September 2008 an action brought under Section 7 of the Clayton Antitrust Act entitled Ginsburg et al. v. InBev NV/SA et al., C.A. No. 08-1375, was filed against InBev, Anheuser-Busch and Anheuser-Busch, Inc. in the United States District Court for the Eastern District of Missouri. The complaint alleges that the Anheuser-Busch acquisition will have certain anticompetitive effects and consequences on the beer industry and will create a monopoly in the production and sale of beer in the United States. Plaintiffs generally seek declaratory relief that the Anheuser-Busch acquisition violates Section 7 of the Clayton Antitrust Act, injunctive relief to prevent consummation of the acquisition, and fees and expenses. On 18 November 2008 plaintiffs’ request for injunctive relief was denied. On 3 August 2009 the Court granted defendants’ Motion to Dismiss plaintiffs claims with prejudice. On 4 August 2009 the Court entered judgment in favour of the defendants. On 19 August 2009, plaintiffs filed an appeal of such judgment. We continue to vigorously defend against these claims through the appellate process.

On 16 October 2008, Grupo Modelo, Diblo S.A. de C.V. and the Grupo Modelo series A shareholders filed a notice of arbitration, under the arbitration rules of the United Nations Commission on International Trade Law, against Anheuser-Busch, Anheuser-Busch International Inc. and Anheuser-Busch International Holdings Inc. The notice of arbitration claimed the transaction between Anheuser-Busch and InBev violated provisions of the 1993 investment agreement, governed by the law of the United Mexican States, between the Anheuser-Busch entities, Grupo Modelo, Diblo and the series A shareholders. It seeks post-closing relief, including (i) a declaration that Anheuser-Busch breached the 1993 investment agreement, (ii) rescission of certain continuing rights and obligations under the 1993 investment agreement, (iii) a permanent injunction against Anheuser-Busch or its successors from exercising governance rights under the 1993 investment agreement, (iv) suspension of Anheuser-Busch’s right to exercise a right of first refusal to purchase the stock of Grupo Modelo held by the series A shareholders, (v) “rectification” of the 1993 investment agreement to add additional restrictions on the Anheuser-Busch entities and (vi) money damages of up to $2.5 billion. The respondents believe that the claims are without merit because, among other things, there is no change of control clause in the investment agreement and no sale or transfer of the shares of Grupo Modelo and Diblo held by Anheuser-Busch International Holdings Inc. occurred. However, the relief sought by Grupo Modelo, Diblo and its series A shareholders in the arbitral proceeding or any other equitable or other relief they may seek may have an adverse effect on us, including by limiting our ability to exercise governance rights under the investment agreement with Grupo Modelo after the closing of the Anheuser-Busch acquisition. On 2 February 2009, the arbitration panel denied Grupo Modelo’s request for interim measures that would have prevented Anheuser-Busch from exercising its corporate governance rights pending the final arbitration proceeding. The panel also ruled that Anheuser-Busch was to provide 90 days notice if it intends to sell its shares. In August 2009, the final arbitration proceeding was conducted in New York City. The arbitration panel has not yet issued a ruling.

See “Business Description—Legal and Arbitration Proceedings—Anheuser-Busch—Grupo Modelo Arbitration”.

Any of the proceedings or actions that seek equitable or other relief that affects our combination with Anheuser-Busch and our operations in specific jurisdictions or our ability or that of our subsidiaries to exercise rights under existing agreements, such as the Grupo Modelo investment agreement, or that may require us to take other actions, including the divestiture of any of our assets or businesses, could diminish substantially the synergies and the advantages which we expect from the Anheuser-Busch acquisition, and have a material adverse effect on us and on the trading price of our securities.

The Anheuser-Busch acquisition was subject to the review and authorisation of various governmental authorities, which imposed conditions that could have an unfavourable impact on InBev and Anheuser-Busch.

On 14 November 2008, we reached a proposed consent final judgment with Anheuser-Busch and the U.S. Department of Justice that permitted the completion of our acquisition of Anheuser-Busch subject to certain actions being taken in accordance with the terms of the proposed consent final judgment, filed on 14 November 2008 in the U.S. District Court for the District of Columbia. These actions were completed in February 2009 with our sale of InBev USA LLC (d/b/a Labatt USA) to KPS Capital Partners, LP. See “Legal and Arbitration Proceedings—Anheuser-Busch—Acquisition Antitrust Matters—United States”. The proposed consent final judgment received final approval by the U.S. District Court for the District of Columbia on 11 August 2009.

In addition, the U.S. antitrust laws enable the Department of Justice and others, such as U.S. state governments and private individuals, to bring antitrust actions contending that an already completed merger substantially lessens competition or has created a monopoly or otherwise violates the antitrust laws in different or additional respects not contemplated by the action filed on 14 November 2008 and resolved by the final judgment described above.

Authorisation, approval and/or clearance under applicable antitrust/competition laws was also obtained in Bosnia and Herzegovina, Brazil, China, Germany, Mexico, Montenegro, Serbia, Uruguay and the United Kingdom, and the regulatory review in Argentina is ongoing.

The terms and conditions of any authorisations, approvals and/or clearances still to be obtained, or any other action taken by a governmental authority following the consummation of the Anheuser-Busch acquisition, may require, among other things, the divestiture of our assets or businesses to third-parties, changes to operations in connection with the completion of the Anheuser-Busch acquisition, restrictions on our ability to operate in certain jurisdictions following the acquisition, restrictions on the combination of the InBev and Anheuser-Busch operations in certain jurisdictions or other commitments to regulatory authorities regarding ongoing operations. Any such actions could have a material adverse effect on our business and diminish substantially the synergies and the advantages which we expect to achieve from the Anheuser-Busch acquisition. Any event that delays our integration of the InBev and Anheuser-Busch businesses and operations in any jurisdiction could have a material adverse effect on us and the trading price of our shares.

In addition, divestitures and other commitments, if any, may have an adverse effect on our business, results of operations, financial condition and prospects. These or any conditions, remedies or changes also could have the effect of reducing the anticipated benefits of the transaction or imposing additional costs on us or limiting our revenues following the completion of the Anheuser-Busch acquisition, any of which might have a material adverse effect on us.

The uncertainties about the effects of the Anheuser-Busch acquisition could materially and adversely affect our businesses and operations.

Uncertainty regarding the effect of the Anheuser-Busch acquisition could cause disruptions to our businesses. These uncertainties may materially and adversely affect our businesses and their operations and could cause customers, distributors, other business partners and other parties that have business relationships with us to defer the consummation of other transactions or other decisions concerning our businesses, or to seek to change existing business relationships.

Risks Relating to the New Notes

Since the Issuer and the Parent Guarantor are holding companies that conduct operations through subsidiaries, your right to receive payments on the New Notes and the Guarantees is subordinated to the other liabilities of the Issuer’s subsidiaries and those of the Parent Guarantor who are not Subsidiary Guarantors.

The Parent Guarantor is organised as a holding company for our operations, and the Issuer is the holding company for Anheuser-Busch. As a result, substantially all of the Issuer’s and the Parent Guarantor’s operations are carried on through subsidiaries. The Issuer’s principal source of income is the dividends and distributions the Issuer receives from its subsidiaries. The Parent Guarantor had guaranteed a total of USD 52.598 billion of debt as of 31 August 2009. Following the completion of the acquisition of Anheuser-Busch by InBev, the Parent Guarantor has guaranteed all of the outstanding capital markets debt issued or guaranteed by Anheuser-Busch and any outstanding debt under the senior and bridge facilities established to fund the acquisition and may guarantee certain indebtedness of certain of its subsidiaries.

The Issuer’s and the Parent Guarantor’s ability to meet their financial obligations is dependent upon the availability of cash flows from their domestic and foreign subsidiaries and affiliated companies through dividends, intercompany advances, management fees and other payments. The Issuer’s and the Parent

Guarantor’s subsidiaries and affiliated companies are not required and may not be able to pay dividends to the Issuer or the Parent Guarantor. Only certain of the Parent Guarantor’s subsidiaries are Guarantors of the New Notes. Claims of the creditors of the Issuer’s or the Parent Guarantor’s subsidiaries who are not Subsidiary Guarantors have priority as to the assets of such subsidiaries over the claims of creditors of the Issuer or the Parent Guarantor. Consequently, noteholders are structurally subordinated, on the Issuer’s or the Parent Guarantor’s insolvency, to the prior claims of the creditors of the Issuer’s or the Parent Guarantor’s subsidiaries who are not Subsidiary Guarantors.

The Guarantees to be provided by the Parent Guarantor and the Subsidiary Guarantors are subject to certain limitations that may affect the validity or enforceability of the Guarantees.

Enforcement of each Guarantee will be subject to certain generally available defences. Local laws and defences may vary, and may include those that relate to corporate benefit (ultra vires), fraudulent conveyance or transfer (actio pauliana), voidable preference, financial assistance, corporate purpose, subordination and capital maintenance or similar laws and concepts. They may also include regulations or defences which affect the rights of creditors generally.

If a court were to find a Guarantee given by a Guarantor, or a portion thereof, void or unenforceable as a result of such local laws or defences, or to the extent that agreed limitations on Guarantees apply (see “Description of the New Notes—Guarantee Limitations”), holders would cease to have any claim in respect of that Guarantor and would be creditors solely of the Issuer and any remaining Guarantors and, if payment had already been made under the relevant Guarantee, the court could require that the recipient return the payment to the relevant Guarantor.

The Guarantees provided by AmBrew, Brandbrew, AB InBev France, Interbrew Central European Holding, Interbrew International and InBev Nederland (each as defined below), respectively, are subject to certain limitations.

For the purposes of the Guarantee provided by AB InBev France, such Guarantee shall not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Commercial Code and/or would constitute a misuse of corporate assets within the meaning of article L.241-3 or L.242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts. In addition, the obligations and liabilities of AB InBev France under its Guarantee shall be limited, at any time, to an amount equal to the aggregate principal amount of the New Notes to the extent, however, directly or indirectly on-lent or otherwise provided by the Issuer to AB InBev France or its subsidiaries under intercompany loans or similar arrangements and outstanding at the date a payment is to be made by AB InBev France under its Guarantee.

For the purposes of the Guarantees provided by AmBrew and Brandbrew (the “Luxembourg Guarantors”) respectively, the maximum aggregate liability, in the case of AmBrew’s Guarantee, and in the case of Brandbrew, Brandbrew’s Guarantee and as Guarantor of the Brandbrew Guaranteed Facilities (as defined below) (excluding its Guarantee), shall not exceed an amount equal to the aggregate of (without double counting): (A) the aggregate amount of all moneys received by the relevant Luxembourg Guarantor and the relevant Luxembourg Guarantor’s subsidiaries as a borrower or issuer under the relevant Luxembourg Guarantor’s Guaranteed Facilities (as defined below); (B) the aggregate amount of all outstanding intercompany loans made to the relevant Luxembourg Guarantor and the relevant Luxembourg Guarantor’s Subsidiaries by other members of the AB InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the relevant Luxembourg Guarantor’s Guaranteed Facilities; and (C) an amount equal to 100% of the greater of: (I) the sum of the relevant Luxembourg Guarantor’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted above) (both as referred to in the Law of 2002) as reflected in the relevant Luxembourg Guarantor’s then most recent annual accounts approved by the competent organ of the relevant Luxembourg Guarantor (as audited by its réviseur

d’entreprises (external auditor), if required by law); and (II) the sum of relevant Luxembourg Guarantor’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (both as referred to in article 34 of the Law of 2002) as reflected in its filed annual accounts available as of the date of the relevant Guarantee.

In addition, the obligations and liabilities of a Luxembourg Guarantor under its Guarantee and under any of its Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to the relevant Luxembourg Guarantor.

The Guarantees granted by Interbrew International, Interbrew Central European Holding and InBev Nederland, respectively, shall not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance.

The Guarantees provided by the Subsidiary Guarantors (but not the Parent Guarantor) may be released in certain circumstances.

Each of the Guarantors, other than the Parent Guarantor, may terminate its Guarantee in the event that (i) the relevant Guarantor is released from its Guarantee of, or is no longer a Guarantor under, the Issuer’s USD 45 billion senior facilities agreement and (ii) the aggregate amount of indebtedness for borrowed money for which the relevant Guarantor is an obligor (as a guarantor or borrower) does not exceed 10% of the consolidated gross assets of the Parent Guarantor as reflected in the balance sheet included in its most recent publicly released interim or annual consolidated financial statements. In addition, each Subsidiary Guarantor whose Guarantee is subject to the limitations described below under “Description of the New Notes—Guarantee Limitations” may terminate its Guarantee in the event that under the rules, regulations or interpretations of the SEC such Subsidiary Guarantor determines that it would be required to include its financial statements in any registration statement filed with the SEC with respect to any series of notes or guarantees issued under the Indenture or in periodic reports filed with or furnished to the SEC (by reason of such limitations or otherwise). For more information see “Description of the New Notes—Guarantees”.

In relation to any future periodic or other filings of ours with the SEC, the rules and regulations of the SEC require that the Guarantees be “full and unconditional” obligations of each of the Subsidiary Guarantors, otherwise, in connection with such filing, separate financial statements of the Subsidiary Guarantors would be required to be filed as well. As discussed below under “Description of the New Notes—Guarantee Limitations”, such Guarantee may be terminated or amended or modified in order to ensure compliance with the SEC’s rules and regulations and to ensure that separate financial statements of such Subsidiary Guarantor need not be provided. It may not be possible to amend the limitations on the Guarantees in a manner that would meet the SEC’s requirements for “full and unconditional” guarantees and be consistent with local law requirements for guarantees. For more information see “Description of the New Notes—Guarantees”.

If the Guarantees by the Subsidiary Guarantors are released, the Issuer and the Parent Guarantor are not required to replace them, and the New Notes will have the benefit of fewer or no Subsidiary Guarantees for the remaining maturity of the New Notes.

AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., InBev Nederland N.V., AmBrew S.A and BrandBrew S.A., the six Subsidiary Guarantors whose Guarantees are subject to limitations, accounted for approximately two percent (2%) of the total consolidated EBITDA of AB InBev Group for the first six months of 2009 and approximately two percent (2%) of the total consolidated debt of AB InBev Group as of 30 June 2009.

Since the New Notes are unsecured, your right to receive payments may be adversely affected.

The New Notes that the Issuer is offering for exchange will be unsecured. The New Notes are not subordinated to any of the Issuer’s other debt obligations, and therefore, they will rank equally with all its other unsecured and unsubordinated indebtedness. As of 1 December 2009, neither the Parent Guarantor nor the Subsidiary Guarantors had any secured indebtedness outstanding. If the Issuer defaults on the New Notes or the Guarantors default on the Guarantees, or after bankruptcy, examinership, liquidation or reorganisation, then, to the extent that the Issuer or the Guarantors have granted security over their assets, the assets that secure their debts will be used to satisfy the obligations under that secured debt before the Issuer or the Guarantors can make payment on the New Notes or the Guarantees. There may only be limited assets available to make payments on the New Notes or the Guarantees in the event of an acceleration of the New Notes. If there is not enough collateral to satisfy the obligations of the secured debt, then the remaining amounts on the secured debt would share equally with all unsubordinated unsecured indebtedness.

Your rights as a holder may be inferior to the rights of holders of a different series of the Issuer’s notes issued under the Indenture.

The New Notes are governed by the Indenture described under “Description of the Exchange Notes” among the Issuer, the Parent Guarantor, the Subsidiary Guarantors party thereto from time to time and The Bank of New York Mellon Trust Company, N.A. The Issuer may issue additional series of notes under the Indenture that have different terms from the New Notes. The Issuer may also issue series of notes under the Indenture that provide holders of those notes with rights superior to the rights attaching to the New Notes or that may be granted in the future to note holders of other series. You should read carefully the specific terms of the New Notes.

Should the Guarantors default on their Guarantees, your right to receive payments on the Guarantees may be adversely affected by the insolvency laws of the jurisdiction of organisation of the defaulting Guarantors.

The Parent Guarantor and Subsidiary Guarantors are organized under the laws of various jurisdictions, and it is likely that any insolvency proceedings applicable to a Guarantor would be governed by the law of its jurisdiction of organisation. The insolvency laws of the various jurisdictions of organisation of the Guarantors may vary as to treatment of unsecured creditors and may contain prohibitions on the Guarantor’s ability to pay any debts existing at the time of the insolvency.

Since the Parent Guarantor is a Belgian company, Belgian insolvency laws may adversely affect a recovery by the holders of amounts payable under the New Notes.

There are two types of insolvency procedures under Belgian law: (i) the judicial restructuring (réorganisation judiciaire/gerechtelijke reorganisatie) procedure and (ii) the bankruptcy (faillite/faillissement) procedure, each of which is described below.

A proceeding for a judicial restructuring may be commenced if the continuation of the debtor’s business is, either immediately or in the future, at risk. The continuation of the debtor’s business is, in any event, deemed to be at risk if, as a result of losses, the debtor’s net assets have declined to less than 50% of its stated capital.

A request for a judicial restructuring is filed on the initiative of the debtor by a petition. The court can consider a preliminary suspension of payments during an initial period of six months, which can be extended by up to a maximum period of six months at the request of the company. In exceptional circumstances and in the interest of the creditors, there may be an additional extension of six months. In principle, during the initial suspension period, the debtor cannot be dissolved or declared bankrupt. However, the initial suspension period can be terminated if it becomes manifestly clear that the debtor will not be able to continue its business. Following early termination of the initial suspension period, the debtor can be dissolved or declared bankrupt. As a rule, creditors cannot enforce their rights against the debtor’s assets during the period of preliminary suspension of payments, except in the following circumstances: (i) failure by the debtor to pay interest or charges falling due in the course of the preliminary suspension period, (ii) failure by the debtor to pay any new debts (e.g., debts which have arisen after the date of the preliminary suspension of payments), or (iii) enforcement by a creditor of security (or certain netting arrangements and relating accelerated termination arrangements) pursuant to the Belgian Act of 15 December 2004 on financial collateral.

During the preliminary suspension period, the debtor must draw up a restructuring plan which must be approved by a majority of its creditors who were present at a meeting of creditors and whose aggregate claims represent over half of all outstanding claims of the debtor. The restructuring plan must have a maximum duration of five years. This plan will be approved by the court provided the plan does not violate the formalities required by the judicial restructuring legislation nor public policy. The plan will be binding on all creditors listed in the plan. Enforcement rights of creditors secured by certain types of in rem rights are not bound by the plan. Such creditors may, as a result, enforce their security from the beginning of the final suspension period. Under certain conditions, and subject to certain exceptions, enforcement by such creditors can be suspended for up to 24 months (as from the filing of the request for a judicial restructuring with the relevant court). Under further conditions, this period of 24 months may be extended by a further 12 months.

Any provision providing that an agreement would be terminated as the result of a debtor entering a judicial composition is ineffective, subject to exceptions set forth in the Belgian Act of 15 December 2004 on financial collateral.

The above essentially describes the so-called judicial restructuring by collective agreement of the creditors. The judicial restructuring legislation also provides for alternative judicial restructuring procedures, including (i) by amicable settlement between the debtor and two or more of its creditors and (ii) by court-ordered transfer of part or all of the debtor’s business.

A company which, on a sustained basis, has ceased to make payments and whose credit is impaired will be deemed to be in a state of bankruptcy. Within one month after the cessation of payments, the company must file for bankruptcy. If the company is late in filing for bankruptcy, its directors could be held liable for damages to creditors as a result thereof. Bankruptcy procedures may also be initiated on the request of unpaid creditors or on the initiative of the public prosecutor.

Once the court decides that the requirements for bankruptcy are met, the court will establish a date before which claims for all unpaid debts must be filed by creditors. A bankruptcy trustee will be appointed to assume the operation of the business and to organize a sale of the debtor’s assets, the distribution of the proceeds thereof to creditors and the liquidation of the debtor.

Payments or other transactions (as listed below) made by a company during a certain period of time prior to that company being declared bankrupt (the “suspect period”) (période suspecte/verdachte periode) can be voided for the benefit of the creditors. The court will determine the date of commencement and the duration of the suspect period. This period starts on the date of sustained cessation of payment of debts by the debtor. The court can only determine the date of sustained cessation of payment of debts if it has been requested to do so by a creditor proceeding for a bankruptcy judgment or if proceedings are initiated to that effect by the bankruptcy trustee or by any other interested party. This date cannot be earlier than six months before the date of the bankruptcy judgment, unless a decision to dissolve the company was made more than six months before the date of the bankruptcy judgment, in which case the date could be the date of such decision to dissolve the company. The ruling determining the date of commencement of the suspect period or the bankruptcy judgment itself can be opposed by third parties, such as other creditors, within 15 days following the publication of that ruling in the Belgian Official Gazette.

The transactions which can or must be voided under the bankruptcy rules for the benefit of the bankrupt estate include (i) any transaction entered into by a Belgian company during the suspect period if the value given to creditors significantly exceeded the value the company received in consideration, (ii) any transaction entered into by a company which has stopped making payments if the counter party to the transaction was aware of the suspension of payments, (iii) security interests granted during the suspect period if they intend to secure a debt which existed prior to the date on which the security interest was granted, (iv) any payments (in whatever form, i.e. money or in kind or by way of set-off) made during the suspect period of any debt which was not yet due, as well as all payments made during the suspect period other than with money or monetary instruments (i.e. checks, promissory notes, etc.), and (v) any transaction or payment effected with fraudulent intent irrespective of its date.

Following a judgment commencing a bankruptcy proceeding, enforcement rights of individual creditors are suspended (subject to exceptions set forth in the Belgian Act of 15 December 2004 on financial collateral). Creditors secured by in rem rights, such as share pledges, will regain their ability to enforce their rights under the security after the bankruptcy trustee has verified the creditors’ claims.

The New Notes lack a developed trading market, and such a market may never develop. The trading price for the New Notes may be adversely affected by credit market conditions.

The Issuer does not intend to list the New Notes on any securities exchange. There can be no assurance that an active trading market will develop for the New Notes, nor any assurance regarding the ability of holders to sell their New Notes or the price at which such holders may be able to sell their New Notes. If a trading market were to develop, the New Notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including, among other things, prevailing interest rates, the Issuer’s or the Parent Guarantor’s financial results, any decline in the Issuer’s or the Parent Guarantor’s credit-worthiness and the market for similar securities. The trading market for the New Notes will be affected by general credit market conditions, which in recent periods have been marked by significant volatility and price reductions, including for debt issued by investment-grade companies.

The change in control clause may not be effective.

The change in control clause, as detailed under “Description of the New Notes—Holder’s Option to Require Repayment upon a Change of Control” is subject to the approval of our shareholders. The approval of the change in control clause is expected to be raised at the next general meeting of our shareholders. In the event that the shareholders do not approve the change in control clause it will not be effective.

The Issuer may not be able to repurchase all of the notes upon a change of control, which would result in a default under the notes.

Upon the occurrence of specific kinds of change of control events, each holder will have the right to require the Issuer to repurchase all or any part of such holder’s notes at a price equal to 101% of its principal amount, plus accrued and unpaid interest, if any, to the date of repurchase. If such change of control event occurs, there can be no assurance that the Issuer would have sufficient financial resources available to satisfy its obligations to repurchase the notes. In addition, the Issuer’s ability to repurchase the notes for cash may be limited by law or by the terms of other agreements relating to its indebtedness outstanding at that time. The Issuer’s failure to repurchase the notes within the applicable time period would result in a default under the Indenture, which could have material adverse consequences for the Issuer and for holders.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the New Notes pursuant to the Exchange Offers. In consideration for issuing the New Notes as contemplated in this Form F-4, we will receive in exchange a like principal amount of Old Notes, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be cancelled.

We used all of the net proceeds from the sale of the Old Notes to repay outstanding amounts under our senior facilities agreement, with USD 4.107 billion applied to the Facility C loan and USD 1.348 billion applied to the Facility A loan. As a result, all amounts due under the Facility A loan have now been repaid. The Facility C loan, the Facility A loan and the senior facilities agreement are described in “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement”. No portion of the proceeds from the sale of the Old Notes was on-lent to any member of the AB InBev Group.

EXCHANGE RATE INFORMATION

The following tables set forth, for the periods and dates indicated, certain information regarding the exchange rate between the euro and the U.S. dollar, based on the closing spot rates as published by Bloomberg at 5:00 p.m. (New York time) on each business day during the period. These rates may differ from the actual rates used in the preparation of the financial statements and other financial information appearing in this Form F-4. Inclusion of these exchange rates is not meant to suggest that the U.S. dollar amounts actually represent such euro amounts or that such amounts could have been converted into euro at any particular rate, if any. The following tables have been set out solely for the purpose of convenience.

Years ended 31 December	High	Low	Average(1)	Period End
	(U.S. dollars per euro)
2008	1.5991	1.2453	1.4710	1.3971
2007	1.4872	1.2893	1.3796	1.4589
2006	1.3343	1.1820	1.2657	1.3197
2005	1.3465	1.1670	1.2387	1.1849
2004	1.3637	1.1822	1.2494	1.3554

(1)	The average of the exchange rates on the last business day of each month during the relevant period.

Months	High	Low
	(U.S. dollars per euro)
December 2009 (through 2 December)	1.5081	1.5044
November 2009	1.5134	1.4724
October 2009	1.5033	1.4545
September 2009	1.4790	1.4224
August 2009	1.4412	1.4082
July 2009	1.4257	1.3884
June 2009	1.4303	1.3803

CAPITALISATION

The following table shows our cash and cash equivalents and capitalisation as of 30 September 2009 on an actual basis and on an as adjusted basis to give effect to (i) the offering of the Old Notes and (ii) the application of the net proceeds of the offering of the Old Notes. You should read the information in this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the accompanying notes included in this Form F-4.

	As of 30 September 2009 (unaudited)
	Actual	As Adjusted for Sale of Old Notes
	(USD million)
Cash and cash equivalents, less bank overdrafts	4,482	4,482

Current interest-bearing liabilities
Secured bank loans	85	85
Unsecured bank loans	1,557	1,557
Unsecured bond issues	515	515
Unsecured other loans	6	6
Finance lease liabilities	5	5

Non-current interest-bearing liabilities
Secured bank loans	68	68
Unsecured bank loans(1)	30,389	24,934
Unsecured bond issues(1)	22,896	28,396
Secured other loans	6	6
Unsecured other loans	211	211
Finance lease liabilities	46	46

Total interest-bearing liabilities	55,784	55,829

Equity attributable to equity holders of InBev	27,675	27,675
Minority interests	2,644	2,644

Total capitalisation:	86,103	86,148

(1)

As a result of the sale of the Old Notes, non-current unsecured bond issues increased by USD 5.455 billion. We used all of the net proceeds from the sale of the Old Notes to repay outstanding amounts under our senior facilities agreement, with USD 4.107 billion applied to the Facility C loan and USD 1.348 billion applied to the Facility A loan. In addition to the repayments made from the net proceeds of the sale of the Old Notes, between 30 September 2009 and 5 November 2009, we repaid an additional USD 833 billion under the Facility A loan. The Facility A loan, the Facility C loan and the senior facilities agreement generally are described in “Business Description—Material Contracts—Financing the Anheuser-Bush Acquisition—Senior Facilities Agreement”.

SELECTED FINANCIAL INFORMATION

The selected historical financial information presented below as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, has been derived from our audited consolidated financial statements, which were prepared in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board, and in conformity with International Financial Reporting Standards as adopted by the European Union, which we refer to as “IFRS”. The selected historical financial information presented below as of and for the six-month periods ended 30 June 2009 and 2008 has been derived from our unaudited IFRS condensed consolidated interim financial statements. The interim data include all adjustments, consisting of normally recurring adjustments, necessary for a fair statement of the results for the interim period.

The selected historical financial information presented in the tables below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and the accompanying notes and our unaudited condensed consolidated interim financial statements and the accompanying notes that, in each case, have been included in this Form F-4.

Effective 1 January 2009, we changed the presentation currency of our consolidated financial statements from the euro to the U.S. dollar, reflecting the post-Anheuser-Busch acquisition profile of our revenue and cash flows, which are now primarily generated in U.S. dollars and U.S. dollar-linked currencies. We believe that this change provides greater alignment of our presentation currency with our most significant operating currency and underlying financial performance. For comparability purposes in this Form F-4, we have also restated our historical audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, and the selected financial information as of and for the years ended 31 December 2005 and 2004 set out below, from the euro to the U.S. dollar. Unless otherwise specified, all financial information included in this Form F-4 has been stated in U.S. dollars.

For a summary of recent developments affecting us, see “—Recent Developments”.

	Six months ended 30 June		Year ended 31 December (restated)
	2009	2008	2008	2007	2006	2005		2004
	(USD million, unless otherwise indicated)
Income Statement Data	(unaudited)		(audited)			(unaudited)
Revenue(1)	17,698	10,563	23,507	19,735	16,692	14,577		10,598
Profit from operations	4,928	2,508	5,340	5,872	3,925	2,749		1,625
Profit	2,343	1,766	3,126	4,167	2,667	1,753		1,111
Profit attributable to our equity holders	1,787	1,207	1,927	3,005	1,770	1,131		889
EBITDA,(2) as defined	6,289	3,350	7,252	7,280	5,296		(3)	(3)
Ratio of earnings to fixed charges (4)	2.29	*	2.90	5.88	4.87	3.38		3.75

Weighted average number of ordinary shares (million shares)(5) (8)	1,582	960	999	976	972	960		768
Diluted weighted average number of ordinary shares (million shares)(6) (9)	1,590	963	1,000	981	980	964		773
Basic earnings per share (USD)(7) (9)	1.13	1.26	1.93	3.08	1.82	1.18		1.16
Diluted earnings per share (USD)(8) (9)	1.12	1.25	1.93	3.06	1.81	1.17		1.15
Dividends per share (USD)	n/a	n/a	0.35	3.67	0.95	0.57		0.52
Dividends per share (EUR)	n/a	n/a	0.28	2.44	0.72	0.48		0.39

*	Not applicable.

	Six months ended 30 June		Year ended 31 December (restated)
	2009	2008	2008	2007	2006
	(USD million, unless otherwise indicated)
Cash Flow Data	(unaudited)		(audited)
Cash flow from operating activities	5,067	1,829	6,158	5,557	4,122
Cash flow from investing activities	157	(2,019)	(55,503)	(3,225)	(4,365)
Cash flow from financing activities	(1,452)	(330)	49,879	(1,327)	261

	As of 30 June	As of 31 December (restated)
	2009	2008	2007	2006	2005	2004
	(USD million, unless otherwise indicated)
Balance Sheet Data	(unaudited)	(audited)		(unaudited)
Total assets	117,699	113,160	42,247	34,566	27,795	25,395
Equity	27,999	24,431	21,949	17,308	13,979	11,841
Equity attributable to our equity holders	25,586	22,442	20,057	16,149	13,532	11,331
Issued capital	1,731	1,730	559	558	554	605

Other Data
Volumes (million hectoliters)	200	285	271	247	224	154
Book value per share	16.17	22.46	20.55	16.61	14.09	14.75

(1)

Turnover less excise taxes and discounts. In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Results of Operations—Excise Taxes”).

(2)

The following table shows the calculation of our EBITDA, as defined, for the periods shown. A performance measure such as EBITDA, as defined, is a non-IFRS measure. The most directly comparable financial measure to EBITDA, as defined, presented in accordance with IFRS in our consolidated financial statements is profit. EBITDA, as defined, is a measure used by our management to evaluate our business performance and is defined as profit from operations before depreciation, amortisation and impairment. EBITDA, as defined, does, however, have limitations as an analytical tool. It is not a recognised term under IFRS and does not purport to be an alternative to profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. As a result, you should not consider EBITDA, as defined, in isolation from, or as a substitute analysis for, our results of operations.

For a discussion of how we use EBITDA, as defined, and its limitations, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”.

	Six months ended 30 June		Year ended 31 December
	2009	2008	2008	2007	2006
	(USD million)
	(unaudited)		(audited)
Profit	2,343	1,766	3,126	4,167	2,667
Income tax expense	820	232	674	888	666
Net finance cost	1,993	513	1,600	818	593
Share of result of associates	(228)	(3)	(60)	(1)	(1)

Profit from operations	4,928	2,508	5,340	5,872	3,925
Depreciation, amortisation and impairment	1,361	842	1,912	1,408	1,371

EBITDA, as defined	6,289	3,350	7,252	7,280	5,296

(3)	EBITDA, as defined, is not available for the years ended 31 December 2005 and 2004.

(4)

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings. For the purposes of computing this ratio, earnings consist of profit from operations before taxes and share of results of associates, plus fixed charges, minus interest capitalized during the period. Fixed charges consist of interest and accretion expense, interest on finance lease obligations, interest capitalized, plus one-third of rent expense on operating leases, estimated by the company as representative of the interest factor attributable to such rent expense. We did not have any preferred stock outstanding and did not pay or accrue any preferred stock dividends during the periods presented above. Set forth below is an overview of how we calculate the ratio of earnings to fixed charges for the six months ended 30 June 2009 and each of the five years ended 31 December 2008, 2007, 2006, 2005 and 2004:

	Six months ended 30 June 2009	Year ended 31 December
		2008	2007	2006	2005	2004
	(USD million)
	(unaudited)	(audited)			(unaudited)
Earnings:
Profit from operations before taxes and share of results of associates	2,935	3,740	5,054	3,332	2,244	1,412
Add: Fixed charges (below)	2,281	1,965	1,035	860	941	514
Less: Interest Capitalized (below)	1	-	-	-	-	-

Total earnings	5,215	5,705	6,089	4,192	3,185	1,926

Fixed charges:
Interest expense and similar charges	2,030	1,761	926	771	849	454
Accretion expense	208	127	49	30	23	7
Interest capitalized	1	-	-	-	-	-
Estimated interest portion of rental expense	42	77	60	59	69	53

Total fixed charges	2,281	1,965	1,035	860	941	514

Ratio of earnings to fixed charges	2.29	2.90	5.88	4.87	3.38	3.75

(5)

Weighted average number of ordinary shares means, for any period, the number of shares outstanding at the beginning of the period, adjusted by the number of shares cancelled, repurchased or issued during the period multiplied by a time-weighting factor.

(6)	Diluted weighted average number of ordinary shares means the weighted average number of ordinary shares, adjusted by the effect of share options issued.

(7)	Earnings per share means, for any period, profit attributable to our equity holders for the period divided by the weighted average number of ordinary shares.

(8)	Diluted earnings per share means, for any period, profit attributable to our equity holders for the period divided by the diluted weighted average number of ordinary shares.

(9)

In accordance with IAS33, we have adjusted historical data per share for each of the years ended 31 December 2007, 2006, 2005 and 2004 by an adjustment ratio of 0.6252 as a result of the capital increase pursuant to the rights offering we completed in December 2008 to restate (i) the weighted average number of ordinary shares; (ii) the diluted weighted average number of ordinary shares; (iii) the basic earnings per share; and (iv) the diluted earnings per share.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a review of our financial condition and results of operations as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, and the six-month periods ended 30 June 2009 and 2008, and of the key factors that have affected or are expected to be likely to affect our ongoing and future operations. You should read the following discussion and analysis in conjunction with our audited and unaudited condensed consolidated financial statements and the accompanying notes included elsewhere in this Form F-4.

Some of the information contained in this discussion, including information with respect to our plans and strategies for our business and our expected sources of financing, contain forward-looking statements that involve risk and uncertainties. You should read “Forward-Looking Statements” for a discussion of the risks related to those statements. You should also read “Risk Factors” for a discussion of certain factors that may affect our business, financial condition and results of operations, including with respect to Anheuser-Busch.

We have prepared our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 and our unaudited condensed consolidated interim financial statements as of and for the six-month periods ended 30 June 2009 and 2008 in accordance with IFRS. The financial information and related discussion and analysis contained in this item are presented in U.S. dollars except as otherwise specified. Unless otherwise specified the financial information analysis in this Form F-4 is based on our actual audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

See “Presentation of Financial and Other Data” for further information on our presentation of financial information.

KEY FACTORS AFFECTING RESULTS OF OPERATIONS

We consider acquisitions, divestitures and other structural changes, economic conditions and pricing, consumer preferences, our product mix, raw material and transport prices, the effect of our distribution arrangements, excise taxes, the effect of governmental regulations, foreign currency effects and weather and seasonality to be the key factors influencing the results of our operations. The following section discusses these key factors.

Acquisitions, Divestitures and Other Structural Changes

We regularly engage in acquisitions, divestitures and investments. We also engage in start up or termination of activities and may transfer activities between business zones. Such events have had and are expected to continue to have a significant effect on our results of operations and the comparability of period-to-period results. Significant acquisitions, divestitures, investments and transfers of activities between business zones in the first six months of 2009 and in the years ended 31 December 2008, 2007 and 2006 are described below.

Events subsequent to 1 January 2009 that have had or are expected to have scope effects on our results include:

•

On 13 March 2009, we announced that we had completed the sale of InBev USA, the exclusive importer of Labatt branded beer in the U.S., to an affiliate of KPS Capital Partners, LP to satisfy requirements imposed by the U.S. Department of Justice in connection with its clearance of our acquisition of Anheuser-Busch.

•	On 30 April 2009, we announced that we had completed the sale of 19.9% of Tsingtao to Asahi Breweries, Ltd. On 8 May 2009, we announced that we had entered into an agreement with a private investor, Mr. Chen Fashu, to sell our remaining 7% stake in Tsingtao for USD 235 million. The sale was completed on 5 June 2009.

•

On 24 July 2009, we completed the previously announced sale of Oriental Brewery to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) for USD 1.8 billion, which resulted in USD 1.5 billion of cash proceeds at closing.

•

On 1 October 2009, we completed the previously announced sale of four metal beverage can and lid manufacturing plants from our U.S. metal packaging subsidiary, Metal Container Corporation, to Ball Corporation for approximately USD 577 million. In connection with this transaction, Ball Corporation has entered into a long-term supply agreement to continue to supply us with metal beverage cans and lids from the divested plants, and has committed, as part of the acquisition agreement, to offer employment to each active employee of the plants.

•	During the first half of 2009 we concluded the sale of our integrated distribution network, CafeIn, in France.

•	For details of more recent developments, see “—Recent Developments—Recent Transactions”.

Events in the year ended 31 December 2008 that had scope effects on our results included:

•

The acquisition of Anheuser-Busch in November 2008, which was a transformational transaction that significantly affects our operational scale, financial condition and results of operations. Based on 2008 pro-forma information for the combined company, if this acquisition had occurred on 1 January 2008, we estimate that our consolidated volumes, revenue and profit from operations would have been higher by 131.4 million hectoliters, USD 15.7 billion and USD 3.3 billion, respectively, for the year ended 31 December 2008. On the same basis, the share of our consolidated revenue accounted for by the North America business zone would have increased by 23.5% to 39.5%, significantly increasing operations in our North America business zone;

•	The sale of the Cintra brands, acquired through the 2007 business combination with Cervejarias Cintra Ind. e Com. Ltda., in May 2008; and

•	The sale of four wholesalers in Western Europe.

Events in the year ended 31 December 2007 that had scope effects on our results included:

•	The sale of the United Dutch Breweries BV business in the Netherlands;

•	The acquisition of Lakeport Brewing Income Fund (“Lakeport”) in Canada and Cervejarias Cintra Ind. e Com. Ltda. in Brazil;

•

The import license entered into with Anheuser-Busch, Inc., pursuant to which Anheuser-Busch, Inc. imports our European brands into the U.S. market, effective as of 1 February 2007; as a result of the entering into this agreement, our European brands business in the United States shifted from the North America business zone to the Global Holding & Export business zone until the closing of the Anheuser-Busch acquisition, when this business was shifted back to the North America business zone; and

•	The sale of certain Dutch and Belgian real estate to Cofinimmo S.A.

Events in the year ended 31 December 2006 that had scope effects on our results included:

•	The acquisition of Fujian Sedrin Brewery Co., Ltd. in China;

•	The full consolidation of Quinsa into our operating results due to the acquisition of substantially all remaining minority interests in August 2006; and

•

The sale of Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH in Germany and the Rolling Rock family of brands in the United States, as well as certain plants in our Western Europe zone.

In addition to the divestitures described above, we may dispose of further assets or businesses and expect to utilise the proceeds from any such disposals to repay indebtedness incurred to finance the Anheuser-Busch acquisition. Accordingly, the financial information presented in this Form F-4 may not reflect the scope of our business as it will be conducted in the future.

Economic Conditions and Pricing

General economic conditions in the geographic regions in which we sell our products, such as the level of disposable income, the level of inflation, the rate of economic growth, the rate of unemployment, exchange rates and currency devaluation or revaluation, influence consumer confidence and consumer purchasing power. These factors, in turn, influence the demand for our products in terms of total volumes sold and the price that can be charged. This is particularly true for emerging countries in our Latin America North, Latin America South, Central & Eastern Europe and Asia Pacific business zones, which tend to have lower disposable income per capita and may be subject to greater economic volatility than our principal markets in North America and Western Europe. The level of inflation has been particularly significant in our Latin America North, Latin America South and Central & Eastern Europe business zones. For instance, Brazil has periodically experienced extremely high rates of inflation. The annual rates of inflation, as measured by the National Consumer Price Index (Indice Nacional de Preços ao Consumidor), have in the past reached a hyper-inflationary peak of 2,489.1% in 1993. Brazilian inflation, as measured by the same index, was 6.5% in 2008. Similarly, Russia and Argentina have experienced periods of hyper-inflation. Due to the decontrol of prices in 1992, retail prices in Russia increased by 2,520% in that year, as measured by the Russian Federal State Statistics Institute. Argentine inflation in 1983 was 4,923.6% according to the Instituto Nacional de Estadística y Censos. As measured by these institutes, in 2008, Russian inflation was 11.3% and Argentine inflation was 7.2%. Consequently, a central element of our strategy for achieving sustained profitable volume growth is our ability to anticipate changes in local economic conditions and their impact on consumer demand in order to achieve the optimal combination of pricing and sales volume.

In addition to affecting demand for our products, the general economic conditions described above may cause consumer preferences to shift between on-trade consumption channels, such as restaurants and cafés, bars, sports and leisure venues and hotels, and off-trade consumption channels, such as traditional grocery stores, supermarkets, hypermarkets and discount stores. Products sold in off-trade consumption channels typically generate higher volumes and lower margins per retail outlet than those sold in on-trade consumption channels, although on-trade consumption channels typically require higher levels of investment. The relative profitability of on-trade and off-trade consumption channels varies depending on various factors, including costs of invested capital and the distribution arrangements in the different countries in which we operate. A shift in consumer preferences towards lower margin products may adversely affect our price realisation and profit margins.

Consumer Preferences

We are a consumer products company, and our results of operations largely depend on our ability to respond effectively to shifting consumer preferences. Consumer preferences may shift due to a variety of factors, including changes in demographics, changes in social trends, such as consumer health concerns about obesity, product attributes and ingredients, changes in travel, vacation or leisure activity patterns, weather or negative publicity resulting from regulatory action or litigation.

Product Mix

The results of our operations are substantially affected by our ability to build on our strong family of brands by re-launching or reinvigorating existing brands in current markets, launching existing brands in new markets and introducing brand extensions and packaging alternatives for our existing brands, as well as our ability to both acquire and develop innovative local products to respond to changing consumer preferences. Strong, well-recognised brands that attract and retain consumers, for which consumers are willing to pay a premium, are critical to our efforts to maintain and increase market share and benefit from high margins. See “Business Description—Principal Activities and Products—Beer” for further information regarding our brands.

Raw Material and Transport Prices

We have significant exposure to fluctuations in the prices of raw materials, packaging materials, energy and transport services, each of which may significantly impact our cost of sales or distribution expenses. Increased costs or distribution expenses will reduce our profit margins if we are unable to recover these additional costs from our customers through higher prices (see “—Economic Conditions and Pricing”).

The main raw materials used in our beer production are malted barley, corn grits, corn syrup, rice, hops and water, while those used in our non-beer production are flavoured concentrate, fruit concentrate, sugar, sweeteners and water. In addition to these inputs into our products, delivery of our products to consumers requires extensive use of packaging materials, such as glass or PET bottles, aluminium or steel cans, labels and bottle caps.

The price and supply of the raw and packaging materials that we use in our operations are determined by, among other factors, the level of crop production (both in the countries in which we are active and elsewhere in the world), weather conditions, export demand and governmental regulations and legislation affecting agriculture and trade. Several of the commodities used in our operations experienced significant price increases during the course of 2008 due to constraints in global supply amidst growing demand in emerging markets such as Brazil, Russia, India and China. Increased energy prices over the same period led to increases in the price of energy-intensive commodities, such as aluminium, PET and glass, while increased food and bio-fuel demand led to higher prices for agricultural commodities. We are also exposed to increases in fuel and other energy prices through our direct and indirect distribution networks and production operations. Increases in the prices of our products affect demand for our products and affect our sales volumes and revenue.

While prices for our raw materials, packaging materials and energy requirements have now declined significantly from their 2008 peaks, we expect that raw material and energy prices will continue to experience price fluctuations. As further discussed under “—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments”, we use both fixed price purchasing contracts and commodity derivatives to minimise exposure to commodity price volatility when practicable. Fixed price contracts to purchase raw materials comprise the majority of our purchase commitments. These contracts generally have a term of one to two years although a small number of contracts have a term of over five years. The majority of these contracts obligate us to make a minimum volume of purchases or to purchase fixed quantities. See “Business Description—Brewing Process; Raw Materials and Packaging; Production Facilities; Logistics—Logistics” for further details regarding our arrangements for sourcing of raw and packaging materials.

Distribution Arrangements

We depend on effective distribution networks to deliver our products to our customers. Generally, we distribute our products through (i) direct distribution networks, in which we deliver to points of sale directly, and (ii) indirect distribution networks, in which delivery to points of sale occurs through wholesalers and independent distributors. Indirect distribution networks may be exclusive or non-exclusive and may, in certain business zones, involve use of third-party distribution while we retain the sales function through an agency framework. We use different distribution networks in the markets in which we operate, as appropriate, based on the structure of the local retail sectors, local geographic considerations, scale considerations, regulatory requirements, market share and the expected added-value and capital returns.

Although specific results may vary depending on the relevant distribution arrangement and market, in general, the use of direct distribution networks or indirect distribution networks will have the following effects on our results of operation:

•

Revenue. Revenue per hectoliter derived from sales through direct distribution tends to be higher than revenue derived from sales through third parties. In general, under direct distribution, we receive a higher price for our products since we are selling directly to points of sale, capturing the margin that would otherwise be retained by intermediaries;

•

Transportation costs. In our direct distribution networks, we sell our products to the point of sale directly and incur additional freight costs in transporting those products between our plant and such points of sale. Such costs are included in our distribution expenses under IFRS. In most of our direct distribution networks, we use third-party transporters and incur costs through payments to these transporters, which are included in our distribution expenses under IFRS. In indirect distribution networks, our distribution expenses are generally limited to expenses incurred in delivering our products to relevant wholesalers or independent distributors in those circumstances in which we make deliveries; and

•

Sales expenses. Under fully indirect distribution systems, the salesperson is generally an employee of the distributor, while under our direct distribution networks and indirect agency networks, the salesperson is generally our employee. To the extent that we deliver our products to points of sale through direct or indirect agency distribution networks, we will incur additional sales expenses from the hiring of additional employees (which may offset to a certain extent increased revenue gained as a result of direct distribution).

In addition, in certain countries, we enter into exclusive importer arrangements and depend on our counterparties to these arrangements to market and distribute our products to points of sale. To the extent that we rely on counterparties to distribution agreements to distribute our products in particular countries or regions, the results of our operations in those countries and regions will, in turn, be substantially dependent on our counterparties’ own distribution networks operating effectively.

Excise Taxes

Taxation on our beer and non-beer products in the countries in which we operate are comprised of different taxes specific to each jurisdiction, such as excise and other indirect taxes. In many jurisdictions, these excise and other indirect taxes make up a large proportion of the cost of beer charged to customers. Increases in excise and other indirect taxes applicable to our products will tend to adversely affect our revenue or margins, both by reducing overall consumption and by encouraging consumers to switch to lower-taxed categories of beverages. For example, see the discussion of U.S., Brazilian, Russian and Ukranian taxes in “Risk Factors—Risks Relating to Our Business—The beer and beverage industry may be subject to changes in taxation.”

Governmental Regulations

Governmental restrictions on beer consumption in the markets in which we operate vary from one country to another, and in some instances, within countries. The most relevant restrictions are:

•	Legal drinking ages;

•	Global and national alcohol policy reviews and the implementation of policies aimed at preventing the harmful effects of alcohol misuse;

•

Restrictions on sales of alcohol generally or beer specifically, including restrictions on distribution networks, restrictions to certain retail venues, requirements that retail stores hold special licences for the sale of alcohol and restrictions on times or days of sale;

•

Advertising restrictions, which affect, among other things, the media channels employed, the content of advertising campaigns for our products and the time and places where our products can be advertised;

•	Restrictions imposed by antitrust or competition laws;

•	Deposit laws (including for bottles, crates and kegs); and

•	Heightened environmental regulations and standards, including regulations addressing emissions of gas and liquid effluents and the disposal of one-way packaging, compliance with which imposes costs.

Please refer to “Business Description—Regulations Affecting Our Business” for a fuller description of the key laws and regulations to which our operations are subject.

Foreign Currency

Our financial statements presentation and reporting currency is the U.S. dollar. A number of our operating companies have functional currencies (that is, in most cases, the local currency of the respective operating company) other than our reporting currency. Consequently, foreign currency exchange rates have a significant impact on our consolidated financial statements. In particular:

•

Decreases in the value of our operating companies’ functional currencies against other currencies in which their costs and expenses are priced may increase those operating companies’ cost of sales and operating expenses, and thus negatively impact their operating margins in functional currency terms. For instance, in 2008 as a result of market volatility, the Brazilian real depreciated 24.2% against the U.S. dollar. This resulted in an increase in AmBev’s expenses and operating costs due to a significant portion of its debt and cost of goods sold being denominated in or linked to the U.S. dollar. Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transactions, while monetary assets and liabilities denominated in foreign currencies are translated at the balance sheet date. Gains and losses resulting from the settlement of foreign currency transactions and from the translation of monetary assets and liabilities in currencies other than an operating company’s functional currency are recognised in the income statement. Historically, we have been able to raise prices and implement cost saving initiatives to partly offset cost and expense increases due to exchange rate volatility. We also have hedge policies designed to manage commodity price and foreign currency risks to protect our exposure to currencies other than our operating companies’ respective functional currencies. Please refer to “—Quantitative and Qualitative Disclosures about Market Risk—Market Risk, Hedging and Financial Instruments” for further detail on our approach to hedging commodity price and foreign currency risk.

•

Any change in the exchange rates between our operating companies’ functional currencies and our reporting currency affects our consolidated income statement and balance sheet when the results of those operating companies are translated into the reporting currency for reporting purposes. Assets and liabilities of foreign operations are translated to the reporting currency at foreign exchange rates prevailing at the balance sheet date. Income statements of foreign operations are translated to the reporting currency at exchange rates for the year approximating the foreign exchange rates prevailing at the dates of transactions. The components of shareholders’ equity are translated at historical rates. Exchange differences arising from the translation of shareholders’ equity to the reporting currency at year-end are taken to equity (that is, in a translation reserve). Decreases in the value of our operating companies’ functional currencies against the reporting currency tend to reduce their contribution to, among other things, our consolidated revenue and profit.

For further details of the currencies in which our revenue is realised and the effect of foreign currency fluctuations on our results of operations see “—Impact of Changes in Foreign Exchange Rates” below.

Weather and Seasonality

Weather conditions directly affect consumption of our products. High temperatures and prolonged periods of warm weather favour increased consumption of our products, while unseasonably cool or wet weather, especially during the spring and summer months, adversely affect our sales volumes and, consequently, our revenue. Accordingly, product sales in all of our business zones are generally higher during the warmer months of the year (which also tend to be periods of increased tourist activity) as well as during major holiday periods.

Consequently, for most countries in the Latin America North and Latin America South business zones (particularly Argentina and most of Brazil), volumes are usually stronger in the fourth quarter due to year-end festivities and the summer season in the Southern Hemisphere, while for countries in North America, Western Europe, Central & Eastern Europe and Asia Pacific business zones, volumes tend to be stronger during the spring and summer seasons in the second and third quarters of each year.

Based on 2008 pro-forma information, for example, we would have realised 18.0% of our volume in Central & Eastern Europe in the first quarter, 30.6% in the second quarter, 31.0% in the third quarter and 20.4% in the fourth quarter, while in Latin America South, we would have realised 27.2% of our sales volume in the first quarter, 19.6% in the second quarter, 21.8% in the third quarter and 31.4% in the fourth quarter.

Although such sales volume figures are the result of a range of factors in addition to weather and seasonality, they are nevertheless broadly illustrative of the historic trend described above. Since Anheuser-Busch has substantial operations in the United States, the effects of weather conditions and seasonality in the Northern Hemisphere on our results of operations have increased following the Anheuser-Busch acquisition in November 2008. The peak selling periods in the United States are the second and third quarters.

SIGNIFICANT ACCOUNTING POLICIES

The U.S. Securities and Exchange Commission (the “SEC”) has defined a critical accounting policy as a policy for which there is a choice among alternatives available, and for which choosing a legitimate alternative would yield materially different results. We believe that the following are our critical accounting policies. We consider an accounting policy to be critical if it is important to our financial condition and results of operations and requires significant or complex judgments and estimates on the part of our management. For a summary of all of our significant accounting policies, see note 3 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 included in this Form F-4.

Although each of our significant accounting policies reflects judgments, assessments or estimates, we believe that the following accounting policies reflect the most critical judgments, estimates and assumptions that are important to our business operations and the understanding of its results: accounting for business combinations and impairment of goodwill and intangible assets; pension and other post-retirement benefits; share-based compensation; contingencies; deferred and current income taxes; and accounting for derivatives. Although we believe that our judgments, assumptions and estimates are appropriate, actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

Our products are sold for cash or on credit terms. In relation to the sale of beverages and packaging, we recognize revenue when the significant risks and rewards of ownership have been transferred to the buyer, and no significant uncertainties remain regarding recovery of the consideration due, associated costs or the possible return of goods, and there is no continuing management involvement with the goods. Our sales terms do not allow for a right of return.

Our customers can earn certain incentives, which are treated as deductions from revenue. These incentives primarily include volume-based incentive programs, free beer and cash discounts. The aggregate deductions from revenue recorded by the Company in relation to these programs was approximately USD 3.3 billion and USD 2.9 billion for the six-month periods ended 30 June 2009 and 2008, respectively and USD 6.3 billion, USD 4.8 billion, and USD 3.8 billion for the years ended 31 December 2008, 2007 and 2006, respectively. In preparing the financial statements, management must make estimates related to the contractual terms, customer performance and sales volume to determine the total amounts recorded as deductions from revenue. Management also considers past results in making such estimates. The actual amounts ultimately paid may be different from our estimates. Such differences are recorded once they have been determined and have historically not been significant.

In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers. The aggregate deductions from revenue recorded by the Company in relation to these taxes was USD 4.0 billion and USD 3.2 billion for the six-month periods ended 30 June 2009 and 2008, respectively and USD 6.8 billion, USD 6.0 billion and USD 5.2 billion for the years ended 31 December 2008, 2007 and 2006, respectively.

Accounting for Business Combinations and Impairment of Goodwill and Intangible Assets

We have made acquisitions that included a significant amount of goodwill and other intangible assets, including the acquisition of Anheuser-Busch.

Our acquisition of Anheuser-Busch was accounted for using the purchase method of accounting under IFRS. The provisional allocation of the purchase price to Anheuser-Busch’s property, plant and equipment, intangible assets, investments in associates, interest bearing loans and borrowings and employee benefits is reflected in our consolidated balance sheet as of 31 December 2008. The provisional allocation of the purchase price to the other Anheuser-Busch’s assets and liabilities is based on the current best estimates of our management. We are still in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed in compliance with IFRS 3. The purchase price allocation is expected to be finalized by December 2009 and may result in further adjustment to the carrying value of Anheuser-Busch’s recorded assets and liabilities and the determination of any residual amount that will be allocated to goodwill, although we do not believe these further adjustments will be material. The provisional allocation, as of 31 December 2008, of the purchase price included the following:

•	The transaction resulted in USD 32.2 billion of goodwill, which was provisionally allocated primarily to the U.S. business on the basis of expected synergies.

•

Most of the value of the acquired intangible assets relates to brands with indefinite life. The determination that brands have indefinite life is based on a series of factors, including the brand history, the operating plan and the countries in which the brands are sold. The brands with indefinite life include the Budweiser family (including Bud and Bud Light), the Michelob brand family, the Busch brand family and the Natural brand family; the total fair value of such brands was determined to be USD 21.5 billion.

•

The total fair value of acquired distribution agreements and favourable contracts was determined to be USD 335 million. These are being amortised over the term of the associated contracts, ranging from 3 to 18 years.

•

Investments in associates (including Grupo Modelo) were valued by considering the respective share prices and exchange rates prevailing on 18 November 2008. The valuation of our stake in Tsingtao was adjusted to reflect the consideration from the disposal of a 19.9% interest on 30 April 2009 (as announced on 23 January 2009).

•	A deferred tax liability of USD 10.6 billion was accrued on most fair value adjustments based on a tax rate of 39%.

For additional information on the purchase price allocation, see note 6 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

We exercise significant judgment in the process of identifying tangible and intangible assets and liabilities, valuing such assets and liabilities and in determining their remaining useful lives. We generally engage third-party valuation firms to assist in valuing the acquired assets and liabilities. The valuation of these assets and liabilities is based on the assumptions and criteria which include, in some cases, estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuations purposes including estimates of future cash flows or discount rates may have resulted in different estimates of value of assets acquired and liabilities assumed. Although we believe that the assumptions applied in the determination are reasonable based on information available at the date of acquisition, actual results may differ from the forecasted amounts and the difference could be material.

We test our goodwill and other long-lived assets for impairment annually or whenever events and circumstances indicate that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our cash flow estimates are based on historical results adjusted to reflect our best estimate of future market and operating conditions. Our estimates of fair values used to determine the resulting impairment loss, if any, represent our best estimate based on forecasted cash flows, industry trends and reference to market rates and transactions. Impairments can also occur when we decide to dispose of assets.

The key judgments, estimates and assumptions used in the fair-value-less-cost-to-sell calculations are as follows:

•	The first year of the model is based on management’s best estimate of the free cash flow outlook for the current year;

•

In the second to fourth years of the model, free cash flows are based on our strategic plan as approved by key management. Our strategic plan is prepared per country and is based on external sources in respect of macro-economic assumptions, industry, inflation and foreign exchange rates, past experience and identified initiatives in terms of market share, revenue, variable and fixed cost, capital expenditure and working capital assumptions;

•

For the subsequent six years of the model, data from the strategic plan is extrapolated using simplified assumptions such as constant volumes and variable cost per hectoliter and fixed cost linked to inflation, as obtained from external sources;

•	Cash flows after the first ten-year period are extrapolated using expected annual long-term consumer price indices, based on external sources, in order to calculate the terminal value;

•

Projections are made in the functional currency of the business unit and discounted at the unit’s weighted average cost of capital. The latter ranged primarily between 7.6% and 25.5% in euro nominal terms for goodwill impairment testing conducted for 2008; and

•	Cost to sell is assumed to reach 2% of the entity value based on historical precedents.

The above calculations are corroborated by valuation multiples, quoted share prices for publicly-traded subsidiaries or other available fair value indicators.

Impairment testing of intangible assets with an indefinite useful life is primarily based on a fair value approach applying multiples that reflect current market transactions to indicators that drive the profitability of the asset or the royalty stream that could be obtained from licensing the intangible asset to another party in an arm’s length transaction.

For additional information on goodwill, intangible assets, tangible assets and impairments, see notes 13, 14, and 15 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Pension and other Post-Retirement Benefits

We sponsor various post-employment benefit plans world-wide. These include pension plans, both defined contribution plans, and defined benefit plans, and other post-employment benefits (OPEB). Usually, pension plans are funded by payments made both by us and our employees, taking into account the recommendations of independent actuaries. We maintain funded and unfunded plans.

Defined contribution plans

Contributions to these plans are recognised as expenses in the period in which they are incurred.

Defined benefit plans

For defined benefit plans, expenses are assessed separately for each plan using the projected unit credit method. The projected unit credit method takes into account each period of service as giving rise to an additional unit of benefit to measure each unit separately. Under this method, the cost of providing pensions is charged to the income statement during the period of service of the employee. The amounts charged to the income statement consist of current service cost, interest cost, the expected return of any plan assets, past service costs and the effect of any settlements and curtailments. The obligations of the plan recognised in the balance sheet are measured at the current value of the estimated future cash outflows using a discount rate equivalent to the bond rates with maturity terms similar to those of the obligation, less any past service cost not yet recognised and the fair value of any plan assets. Past service costs result from the introduction of a new plan or changes to an existing plan. They are recognised in the income statement over the period the benefit vests. Actuarial gains and losses consist of the effects of differences between the previous actuarial assumptions and what has actually occurred and the effects of changes in actuarial assumptions. Actuarial gains and losses are fully recognised in equity. For further information on how changes in these assumptions could change the amounts recognised see the sensitivity analysis within note 26 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

A portion of our plan assets is invested in equity securities. The equity markets have experienced volatility, which has affected the value of our pension plan assets. This volatility may make it difficult to estimate the long-term rate of return on plan assets. Actual results that differ from our assumptions are accumulated and amortised over future periods and therefore generally affect our recognised expense and recorded obligation in such future periods. Our assumptions are based on actual historical experience and external data regarding compensation and discount rate trends. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension obligation and our future expense.

Where the calculated amount of a defined benefit plan liability is negative (an asset), we recognise such pension asset to the extent of any unrecognised past service costs plus any economic benefits available to us either from refunds or reductions in future contributions.

Other post-employment obligations

We and our subsidiaries provide health care benefits and other benefits to certain retirees. The expected costs of these benefits are recognised over the period of employment, using an accounting methodology similar to that for defined benefit plans.

Share-Based Compensation

We have various types of equity settled share-based compensation schemes for employees. Employee services received, and the corresponding increase in equity, are measured by reference to the fair value of the equity instruments as at the date of grant, excluding the impact of any non-market vesting conditions. Fair value of stock options is estimated by using the binomial Hull model on the date of grant based on certain assumptions. Those assumptions are described in note 17 to our consolidated interim financial statements as of 30 June 2009 and for the six-month periods ended 30 June 2009 and 2008, and note 27 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 included in this Form F-4 and include, among others, the dividend yield, expected volatility and expected life of stock options. The binominal Hull model assumes that all employees would immediately exercise their options if our share price were 2.5 times above the option exercise price. As a consequence, no single expected option life applies, whereas the assumption of the expected volatility has been set by reference to the implied volatility of our shares in the open market and in light of historical patterns of volatility.

Contingencies

The preparation of our financial statements requires management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements and the revenue and expenses during the reported period.

We disclose material contingent liabilities unless the possibility of any loss arising is considered remote, and material contingent assets where the inflow of economic benefits is probable. We discuss our material contingencies in note 19 to our consolidated interim financial statements as of 30 June 2009 and for the six-month periods ended 30 June 2009 and 2008, and note 33 to our audited consolidated financial statements as of 31 December 2008 and 2007 and for the three years ended 31 December 2008.

Under IFRS, we record a provision for a loss contingency when it is probable that a future event will confirm that a liability has been incurred at the date of the financial statements, and the amount of the loss can be reasonably estimated. By their nature, contingencies will only be resolved when one or more future events occur or fail to occur – and typically those events will occur a number of years in the future. The accruals are adjusted as further information becomes available.

As discussed in “Business Description—Legal and Arbitration Proceedings”, note 19 to our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and 2008, and in note 33 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, legal proceedings covering a wide range of matters are pending or threatened in various jurisdictions against us. We record provisions for pending litigation when we determine that an unfavourable outcome is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertain nature of litigation, the ultimate outcome or actual cost of settlement may materially vary from estimates.

Deferred and Current Income Taxes

We recognise deferred tax effects of tax loss carry-forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our consolidated balance sheet. We regularly review the deferred tax assets for recoverability and will only recognise these if we believe that it is probable that there will be sufficient taxable profit against any temporary differences that can be utilised, based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at each balance sheet date. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilised. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. If the final outcome of these matters differs from the amounts initially recorded, differences may positively or negatively impact the income tax and deferred tax provisions in the period in which such determination is made.

Accounting for Derivatives

We enter into exchange contracts, exchange traded foreign currency futures, interest rate swaps, cross-currency interest rate swaps, forward rate agreements, exchange traded interest rate futures, aluminium swaps and forwards, exchange traded sugar futures and exchange traded wheat futures. Our policy prohibits the use of derivatives in the context of speculative trading.

Derivative financial instruments are recognised initially at fair value. Fair value is the amount for which the asset could be exchanged or a liability settled, between knowledgeable, willing parties in an arm’s length transaction.

Subsequent to initial recognition, derivative financial instruments are re-measured taking into account their fair value on the financial statements date. Depending on the type of instrument the changes in fair value are recognised, whether fair value hedging directly in the income statement while cash flow hedging in both equity and income statement.

The estimated fair value amounts have been determined by us using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. The fair values of financial instruments that are not traded in an active market (for example, unlisted equities, currency options, embedded derivatives and over-the-counter derivatives) are determined using valuation techniques. We use judgment to select an appropriate valuation methodology and underlying assumptions based principally on existing market conditions. Changes in these assumptions may cause the company to recognise impairments or losses in the future periods.

Although our intention is to maintain these instruments through maturity, they may be realised at our discretion. Should these instruments be settled only on their respective maturity dates, any effect between the market value and estimated yield curve of the instruments would be totally eliminated.

BUSINESS ZONES AND SECONDARY SEGMENTS

Both from an accounting and managerial perspective, we are organised along seven business units or zones: North America, Latin America North (which includes Brazil, the Dominican Republic, Guatemala, Ecuador, Venezuela and Peru), Latin America South (which includes Bolivia, Paraguay, Uruguay, Argentina and Chile), Western Europe, Central & Eastern Europe, Asia Pacific and Global Export & Holding Companies. Prior

to 2007, Latin America North and Latin America South together constituted one business zone—Latin America. Following the Anheuser-Busch acquisition in November 2008, the Anheuser-Busch businesses are reported according to their geographical presence in the following segments: the U.S. beer business and Grupo Modelo are reported in North America; the U.K. business is reported in Western Europe; the Harbin, Budweiser China and Tsingtao businesses are reported in Asia Pacific; and the Export, Entertainment and Packaging businesses are reported in Global Export & Holding Companies.

The financial performance of each business zone, including the business zone’s sales volume and revenue, is measured based on our product sales within the countries that comprise that business zone rather than based on products manufactured within that business zone but sold elsewhere. The Global Export & Holding Companies business zone is comprised of our headquarters and the countries in which our products are sold only on an export basis and in which we do not otherwise have any operations or production activities. Beginning in 2007, the Global Export & Holding Companies business zone also encompassed the distribution platform established under the Import Agreement we entered into with Anheuser-Busch, Inc. for the import of our European brands into the United States. As a result, our North America zone during that period was comprised mainly of sales within Canada and the export of our Canadian brands into the U.S. market. Since the Anheuser-Busch acquisition in November 2008, the transactions under the Import Agreement are considered intra-company transactions and imports of our European brands into the United States are reported under the North America zone, which also encompasses Anheuser-Busch’s U.S. beer business and Grupo Modelo, in addition to the pre-existing Canadian business.

On a pro-forma basis to illustrate the impact of the Anheuser-Busch acquisition as if we had owned Anheuser-Busch for the entire 2008 fiscal year, North America would have accounted for 33.8% of our consolidated volumes in 2008, Latin America North for 24.5%, Central & Eastern Europe for 11.0%, Asia Pacific for 13.4%, Western Europe for 8.4%, Latin America South for 8.2% and Global Export & Holding Companies for 0.7%. A substantial portion of our operations are carried out through our two largest subsidiaries, Anheuser-Busch (wholly-owned) and AmBev (61.75% owned as of 30 June 2009) and their respective subsidiaries.

Throughout the world, we are chiefly active in the beer business. However, we also have non-beer activities (primarily consisting of soft drinks). As a result, we historically reported our beer and non-beer business results as secondary segments within certain countries in our Latin America and Western Europe business zones, in particular, Brazil, the Dominican Republic, Peru, Venezuela, Uruguay, Argentina and Germany. Please refer to note 5 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further details on our secondary segments. Both the beer and non-beer segments comprise sales of brands that we own or license, third-party brands that we brew or otherwise produce as a subcontractor and third-party products that we sells through our distribution network.

EQUITY INVESTMENTS

We own a 35.12% direct interest in Grupo Modelo, Mexico’s largest brewer and producer of the Corona brand, and a 23.25% direct interest in Grupo Modelo’s operating subsidiary Diblo, S.A. de C.V. (“Diblo”). Our direct investments in Grupo Modelo and Diblo give us an effective (direct and indirect) 50.2% equity interest in Diblo. We hold nine of 19 positions on Grupo Modelo’s board of directors (with a controlling shareholders trust holding the other 10 positions) and also have membership on the audit committee. However, we do not have voting or other effective control of either Diblo or Grupo Modelo and consequently account for our investments using the equity method.

Beginning in 2003, Anheuser-Busch participated in a strategic alliance with Tsingtao, one of the largest brewers in China and producer of the Tsingtao brand. Through the Anheuser-Busch acquisition, we acquired Anheuser-Busch’s 27% economic ownership interest, and 20% voting interest, in Tsingtao. Local government authorities held the proxy voting rights for the 7% difference between our voting and economic stakes. Following the Anheuser-Busch acquisition, we announced that we had entered into an agreement with Asahi Breweries, Ltd., whereby Asahi acquired 19.9% of Tsingtao for USD 667 million. The sale closed on 30 April 2008 and the proceeds from the sale were used to repay part of the Facility B under the senior debt facilities incurred as a result of the Anheuser-Busch acquisition. On 8 May 2009, we announced that we had entered into an agreement with a private investor, Mr. Chen Fashu, to sell our remaining 7% stake in Tsingtao for USD 235 million. The sale was completed on 5 June 2009.

See note 16 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further details on these equity investments.

RESULTS OF OPERATIONS

Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008

Volumes

Our reported volumes include both beer and non-beer (primarily carbonated soft drinks) volumes. In addition, volumes include not only brands that we own or license, but also third-party brands that we brew or otherwise produce as a subcontractor and third-party products that we sell through our distribution network, particularly in Western Europe. Volumes sold by the Global Export & Holding Companies business are shown separately. Our pro-rata share of volumes in Grupo Modelo and Tsingtao are not included in the reported volumes.

The table below summarises the volume evolution by zone.

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(thousand hectoliters)		(%)(1)
North America	68,846	6,040	-
Latin America North	49,960	47,244	5.7
Latin America South	15,841	15,789	0.3
Western Europe	16,458	16,689	(1.4)
Central & Eastern Europe	20,736	22,422	(7.5)
Asia Pacific	25,953	17,070	52.0
Global Export & Holding Companies	2,481	2,210	12.3

Total	200,274	127,463	57.1

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our six-month consolidated volumes for the period ended 30 June 2009 increased by 72.8 million hectoliters, or 57.1%, to 200.3 million hectoliters compared to the volumes for the six months ended 30 June 2008.

•

The November 2008 acquisition of Anheuser-Busch, which was included within our consolidated scope for the six months ended 30 June 2009, increased our volumes by 74.2 million hectoliters. The acquisition primarily affected our North American volumes and, to a lesser degree, our Asia Pacific, Western Europe and Global Export and Holding Companies volumes.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a 0.3 million hectoliter increase in volumes compared to the six-month period ended 30 June 2008.

•	Our volumes over the six-month period ended 30 June 2009 also reflect a volume decrease of 0.6 million hectoliters due primarily to the sale of the Cintra brands in 2008.

Excluding volume changes attributable to the acquisitions and the disposal described above, our consolidated beer volumes would have decreased by 1.9% and our own beer volumes would have decreased by 1.4% in the six months ended 30 June 2009 compared to the six-month volumes for the period ended 30 June 2008, slightly ahead of our consolidated beer volumes, as a result of our ongoing focus on growing our own branded volumes.

In the six months ended 30 June 2009, our soft drinks volumes grew by 5.1% compared to our volumes for the six-month period ended 30 June 2008.

North America

Our volumes in North America grew by 62.8 million hectoliters during the six-month period ended 30 June 2009 compared to our volumes for the six-month period ended 30 June 2008. This was primarily due to the inclusion of Anheuser-Busch volumes in our results following the Anheuser-Busch acquisition.

Latin America North

Our volumes in the Latin America North zone grew by 2.7 million hectoliters during the six-month period ended 30 June 2009 compared to the six-month period ended 30 June 2008, as a result of the successful launch of new packaging, enhanced marketing efforts and a favourable Carnival calendar, supported by higher consumer disposable income resulting from minimum wage increases and a lower rate of inflation for food prices. Better weather compared to the same period last year also contributed to volume increases.

Latin America South

Latin America South volumes for the six months ended 30 June 2009 increased by 0.3% in the six-month period ended 30 June 2009 compared to the six months ended 30 June 2008, mainly as a result of the acquisition of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia. Excluding the effect of these acquisitions, our volumes would have declined by 1.3%, primarily due to industry weakness throughout most of the Zone, especially in soft drinks. Despite the challenging environment, we were able to increase beer volumes in Argentina, Chile, and Uruguay.

Western Europe

Our volumes for the six months ended 30 June 2009 declined by 1.4% compared with our volumes for the six months ended 30 June 2008 despite the Anheuser-Busch acquisition, primarily as a result of industry weakness in most Western European markets and a significant decrease in subcontracting volumes as a result of our strategy of focusing on our own beer products. The decline was partially offset by increased volumes due to the inclusion of the UK operations of Anheuser-Busch.

Central & Eastern Europe

Our 7.5% decline in volumes for the six-month period ended 30 June 2009 as compared to the six-month period ended 30 June 2008 is largely attributable to continued volume reductions in certain of our less profitable brands in Russia and Ukraine, as well as to an overall industry slowdown.

Asia Pacific

In the six months ended 30 June 2009, our volumes increased by 52.0% compared to the six months ended 30 June 2008, which was primarily due to the inclusion of Anheuser-Busch volumes in our results following the Anheuser-Busch acquisition. Excluding the effect of the acquisition, the Zone experienced a slight volume decline as growth in the North East of China and South Korea was more than offset by reduced volumes in the South East of China.

Global Export & Holding Companies

During the six months ended 30 June 2009, Global Export & Holding Company volumes increased by 12.3% compared to the six months ended 30 June 2008, largely as a result of the inclusion of Anheuser-Busch’s international volumes in our results following the Anheuser-Busch acquisition.

Revenue

Revenue refers to turnover less excise taxes and discounts. See “—Key Factors Affecting Results of Operations—Excise Taxes”.

The following table reflects changes in revenue across our business zones for the six months ended 30 June 2009 as compared to our revenue for the six months ended 30 June 2008.

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	7,871	1,122	-
Latin America North	3,111	3,731	(16.6)
Latin America South	883	812	8.7
Western Europe	2,049	2,427	(15.6)
Central & Eastern Europe	1,222	1,576	(22.5)
Asia Pacific	1,074	685	56.8
Global Export & Holding Companies	1,487	210	-

Total	17,698	10,563	67.5

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated revenue was USD 17,698 million for the six months ended 30 June 2009. This represented growth of 67.5% as compared our consolidated revenue for the six months ended 30 June 2008 of USD 10,563 million.

•	USD 8,856 million of the growth in revenue during the six months ended 30 June 2009 was attributable to the Anheuser-Busch acquisition.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a USD 9 million increase in revenue compared to the six-month period ended 30 June 2008.

•

Our consolidated revenue for the six-month period ended 30 June 2009 also reflects a net revenue decrease of USD 23 million as compared to the six-month period ended 30 June 2008 attributable to the impact of the sale of the Cintra brands.

•	Our consolidated revenue for the six months ended 30 June 2009 also reflects a negative currency translation impact of USD 2,186 million.

Our revenue for the six months ended 30 June 2009 was partly impacted by the developments in volume discussed above. Our revenue per hectoliter on a consolidated basis (which excludes revenue from our entertainment and packaging activities) increased as a result of the business acquisitions and disposals described above (as the revenue per hectoliter of Anheuser-Busch is higher than the average revenue per hectoliter of the AB InBev Group as a whole) and as a result of revenue management activities. However, this increase was generally offset by negative currency translation effects.

The U.S. entertainment business contributed USD 580 million to our revenue for the six months ended 30 June 2009. The U.S. packaging business contributed USD 722 million in revenue for the same period.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, the main business zones contributing to revenue growth were Latin America North, Latin America South and Central and Eastern Europe. In Latin America North, revenue growth was attributable to higher volumes. In Latin America South and Central and Eastern Europe, revenue growth was primarily attributable to revenue management initiatives.

Also excluding the effects of the business acquisitions and disposals and the currency translation effects described above, our revenue increased by 4.5% for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008. This change in revenue included a decrease of 0.8% as a result of lower overall volumes, which was offset by a 5.4% increase attributable to higher revenue per hectoliter, primarily as a result of revenue management initiatives. These revenue management initiatives include price increases, particularly in Latin America South and Central and Eastern Europe, and our strategy to improve product mix by focusing on building branded volumes while reducing subcontracted volumes and lower margin beer products, particularly in Western Europe and Central and Eastern Europe. In Brazil, despite the price increases implemented during the summer, revenue per hectoliter was negatively impacted by higher than inflation tax increases (excise and value-added taxes).

Cost of Sales

The following table reflects changes in cost of sales across our business zones for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	(3,785)	(363)	-
Latin America North	(986)	(1,301)	24.2
Latin America South	(351)	(344)	(2.0)
Western Europe	(922)	(1,141)	19.2
Central & Eastern Europe	(584)	(799)	26.9
Asia Pacific	(571)	(361)	(58.2)
Global Export & Holding Companies	(1,191)	(156)	-

Total	(8,390)	(4,465)	(87.9)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated cost of sales was USD 8,390 million for the six months ended 30 June 2009. This represented an increase of 87.9% or USD 3,925 million as compared to our consolidated cost of sales for the six months ended 30 June 2008.

•	The Anheuser-Busch acquisition resulted in a USD 4,917 million increase in cost of sales.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a USD 5 million increase in cost of sales compared to the six-month period ended 30 June 2008.

•

Our consolidated cost of sales for the six-month period ended 30 June 2009 also reflect a net decrease of USD 17 million as compared to the six-month period ended 30 June 2008 attributable to the aggregate impact of the sale of the Cintra brand.

•

Our consolidated cost of sales for the six months ended 30 June 2009 also reflect a positive currency translation impact of USD 852 million mainly in Latin America North, Western Europe and Central and Eastern Europe.

Our cost of sales per hectoliter on a consolidated basis (which excludes cost of sales from our entertainment and packaging activities) increased for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008. The cost of sales per hectoliter increased as a result of the business acquisitions and disposals described above, because the cost of sales per hectoliter of Anheuser-Busch is higher than the average cost of sales for the AB InBev Group as a whole. In Latin America South our cost of sales per hectoliter increased as a result of higher personnel related costs, which were partially offset by increased productivity in our plants. In Latin America North the cost of sales per hectoliter further benefited from favourable currency hedges on the purchases of raw materials, whereas in Central and Eastern Europe our cost of sales per hectoliter was negatively impacted by the currency impact on our purchases. On an absolute basis, our cost of sales also increased as a result of volume increases in Latin America North and Latin America South.

Approximately 25% of our cost of sales consists of fixed costs which are not impacted by our volumes. Fixed costs comprise principally depreciation and amortization and indirect production costs.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, our cost of sales declined by 2.9% as compared to the first six months of 2008. Of this decline, 0.8% was attributable to lower volumes and 2.1% was attributable to a lower cost of sales per hectoliter. Our cost of sales per hectoliter on a consolidated basis decreased by 2.1%, as we benefited from lower commodity prices on our non-hedgeable input cost, improved procurement practices and productivity initiatives, mainly the Voyager Plant Optimization Programme.

Expenses

The discussion below relates to our operating expenses, which equal the sum of our distribution expenses, sales and marketing expenses, administrative expenses and other operating income and expenses (net), for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008. Our operating expenses do not include exceptional charges, which are reported separately.

Our operating expenses for the six months ended 30 June 2009 increased by 21.2% compared to our operating expenses for the six months ended 30 June 2008, primarily due to the inclusion of Anheuser-Busch operating expenses in our results following the Anheuser-Busch acquisition.

During 2009, we continued our efforts to shift “non-working money” (that is, expenses that do not directly impact revenue, sales volumes or beer value since they are not directly visible to consumers) into “working money” (that is, expenses directly visible to consumers).

Distribution expenses

The following table reflects changes in distribution expenses across our business zones for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	(398)	(212)	(87.7)
Latin America North	(323)	(437)	26.1
Latin America South	(78)	(65)	(20.0)
Western Europe	(228)	(310)	26.5
Central & Eastern Europe	(122)	(203)	39.9
Asia Pacific	(76)	(46)	(65.2)
Global Export & Holding Companies	(51)	(23)	(121.7)

Total	(1,276)	(1,296)	1.5

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated distribution expenses were USD 1,276 million for the six months ended 30 June 2009. This represented a decrease of USD 20 million, or 1.5%, as compared to the six months ended 30 June 2008.

•	The Anheuser-Busch acquisition resulted in a USD 306 million increase in distribution expense.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a USD 4 million increase in distribution expenses compared to the six-month period ended 30 June 2008.

•

Our consolidated distribution expenses for the six-month period ended 30 June 2009 reflect a net decrease of USD 7 million as compared to the six-month period ended 30 June 2008 attributable to the aggregate impact of the sale of the Cintra brands and Labatt USA.

•	Our consolidated distribution expenses for the six months ended 30 June 2009 also reflect a positive currency translation impact of USD 233 million.

Aside from the effects of the Anheuser-Busch acquisition and currency translation, the decrease in distribution expenses was mainly due to the realisation of synergies in North America, lower tariffs in Central and Eastern Europe, and lower fuel and transportation costs in most Zones other than Latin America South.

Sales and marketing expenses

Marketing expenses include all costs relating to the support and promotion of brands, including operating costs (such as payroll and office costs) of the marketing departments, advertising costs (such as agency costs and media costs), sponsoring and events and surveys and market research. Sales expenses include all costs relating to the selling of products, including operating costs (such as payroll and office costs) of the sales department and sales force.

The following table reflects changes in sales and marketing expenses across our business zones for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	(793)	(144)	-
Latin America North	(414)	(415)	0.2
Latin America South	(77)	(91)	15.4
Western Europe	(379)	(508)	25.4
Central & Eastern Europe	(226)	(328)	31.1
Asia Pacific	(256)	(162)	(58.0)
Global Export & Holding Companies	(126)	(45)	(180.0)

Total	(2,271)	(1,694)	(34.1)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated sales and marketing expenses were USD 2,271 million for the six months ended 30 June 2009. This represented an increase of USD 577 million, or 34.1%, as compared to our sales and marketing expenses for the six months ended 30 June 2008.

•	The Anheuser-Busch acquisition resulted in a USD 920 million increase in sales and marketing expense.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a USD 1 million increase in sales and marketing expenses compared to the six-month period ended 30 June 2008.

•

Our consolidated sales and marketing expenses for the six-month period ended 30 June 2009 reflect a net decrease of USD 5 million as compared to the six-month period ended 30 June 2008 attributable to the aggregate impact of the sale of the Cintra brands and Labatt USA.

•	Our consolidated sales and marketing expenses for the six months ended 30 June 2009 also reflect a positive currency translation impact of USD 322 million.

Excluding the effects of the business acquisitions and disposals described above and currency translation, our overall sales and marketing expenses for the six months ended 30 June 2009 decreased as a result of significant media and advertising cost deflation and a favourable comparison to the six months ended 30 June 2008, when a number of product launches and costs related to the Olympic Games increased our sales and marketing expenses. These factors more than offset higher sales and marketing expenses in Latin America North.

Administrative expenses

The following table reflects changes in administrative expenses across our business zones for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	(297)	(59)	-
Latin America North	(232)	(223)	(4.0)
Latin America South	(34)	(28)	(21.4)
Western Europe	(182)	(186)	2.2
Central & Eastern Europe	(88)	(79)	(11.4)
Asia Pacific	(77)	(46)	(67.4)
Global Export & Holding Companies	(180)	(109)	(65.1)

Total	(1,090)	(730)	(49.3)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated administrative expenses were USD 1,090 million during the six months ended 30 June 2009. This represented an increase of USD 360 million, or 49.3%, as compared to our consolidated administrative expenses for the period ended 30 June 2008.

•	USD 295 million of the increase in administrative expense was attributable to the Anheuser-Busch acquisition.

•	Our consolidated administrative expenses for the six months ended 30 June 2009 also reflect a positive currency translation impact of USD 168 million.

The rest of the increase in our administrative expenses was a result of higher variable compensation recorded during the six months ended 30 June 2009, as compared to the six months ended 30 June 2008, when most Zones recorded lower variable compensation accruals based on the performance of the business during the period.

Other operating income/(expense)

The following table reflects changes in other operating income and expenses across our business zones for the six-month period ended 30 June 2009 as compared to the six-month period ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	73	(3)	-
Latin America North	90	101	(10.9)
Latin America South	(2)	5	(140.0)
Western Europe	(52)	(101)	48.5
Central & Eastern Europe	(62)	(77)	19.5
Asia Pacific	7	(2)	-
Global Export & Holding Companies	297	261	13.8

Total	350	184	90.2

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

The net balance of our other operating income and expenses for the six months ended 30 June 2009 was USD 166 million, or 90.2%, greater than the comparable net balance for the six months ended 30 June 2008. The acquisition of Anheuser-Busch caused a USD 178 million increase in other income, while currency translation had a USD 35 million negative impact for the six months ended 30 June 2009.

Exceptional Items

Exceptional items are items which, in our management’s judgment, need to be disclosed separately by virtue of their size and incidence in order to obtain a proper understanding of our financial information. We consider these items to be of significance in nature, and accordingly, our management has excluded these items from their segment measure of performance as described in note 5 to our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and 2008. See note 7 to our consolidated interim financial statement as of 30 June 2009 and for the six-month periods ended 30 June 2009 and 2008, and note 8 to our audited consolidated financial statement as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further information about our exceptional items.

In the six months ended 30 June 2009, exceptional items consisted of restructuring charges and business and asset disposals. Exceptional items were as follows in the six months ended 30 June 2009 and 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008
	(USD million)
Restructuring (including impairment losses)	(140)	(48)
Business and asset disposal	47	(6)

Total	(93)	(54)

Restructuring

Exceptional restructuring charges amounted to USD 140 million in the six months ended 30 June 2009 as compared to USD 48 million for the six months ended 30 June 2008.

The exceptional restructuring charges for the six months ended 30 June 2009 total USD 140 million. The charges are primarily related to the Anheuser-Busch integration, organizational alignments and outsourcing activities in Western Europe and Asia Pacific. These changes aim to eliminate overlap or duplicated processes and activities across functions and zones. These one time expenses as a result of this series of decisions are intended to provide us with a lower cost base, a stronger focus on our core activities, quicker decision-making and improvements to efficiency, service and quality.

Our restructuring charges for the six months ended 30 June 2008 were mainly related to organizational alignments and the outsourcing of activities in Western Europe.

Business and asset disposal

For the six months ended 30 June 2009, our business and asset disposals of USD 47 million mainly related to the sale of the assets of InBev USA LLC (also doing business under the name Labatt USA) to an affiliate of KPS Capital Partners, LP.

Profit from Operations

The following table reflects changes in profit from operations across our business zones for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
North America	2,717	340	-
Latin America North	1,345	1,454	(7.5)
Latin America South	335	287	16.7
Western Europe	223	132	68.9
Central & Eastern Europe	139	89	56.2
Asia Pacific	86	66	30.3
Global Export & Holding Companies	83	140	(40.7)

Total	4,928	2,508	96.5

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our profit from operations increased to USD 4,928 million for the six months ended 30 June 2009. This represented an increase of USD 2,420 million, or 96.5%, as compared to our profit from operations for the six months ended 30 June 2008.

•	The Anheuser-Busch acquisition resulted in a USD 2,573 million increase in profit from operations for the six months ended 30 June 2009.

•

Acquisitions of Budweiser distribution rights in Paraguay and a Pepsi bottler in Bolivia during the six months ended 30 June 2009 resulted in a USD 1 million decrease in profit from operations compared to the six-month period ended 30 June 2008.

•	The impact of the disposals of the Cintra brands and Labatt USA on our consolidated profit from operations for the six-month period ended 30 June 2009 was immaterial.

•	Our profit from operations for the six months ended 30 June 2009 also reflected a negative currency translation impact of USD 567 million.

•

Our profit from operations for the six months ended 30 June 2009 was impacted negatively by USD 93 million of certain exceptional items, as compared to a negative impact of USD 54 million for the six months ended 30 June 2008. See “—Exceptional Items” above for a description of the exceptional items during the six months ended 30 June 2009 and 2008. These exceptional items mainly affected our Global Export and Holding Companies, where exceptional items reduced our profit from operations by USD 153 million for the six months ended 30 June 2009 as compared to an increase of USD 2 million for the six months ended 30 June 2008, and our Latin America North zone, where exceptional items increased our profit from operations by USD 98 million in 2009 as compared to a reduction of USD 2 million for the six months ended 30 June 2008.

See note 5 to our consolidated interim financial statements as of 30 June 2009, and for the six months ended 30 June 2009 and 2008 for additional information on our six-month profit from operations by zone.

EBITDA, as defined

The following table reflects changes in our EBITDA, as defined, for the six months ended 30 June 2009 as compared to the six months ended 30 June 2008:

	Six months ended 30 June 2009	Six months ended 30 June 2008	Change
	(USD million)		(%)(1)
Profit	2,343	1,766	32.7
Income tax expense	820	232	-
Net finance cost	1,993	513	-
Share of result of associates	(228)	(3)	-

Profit from operations	4,928	2,508	96.5
Depreciation, amortisation and impairment	1,361	842	61.6

EBITDA, as defined	6,289	3,350	87.7

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

A performance measure such as EBITDA, as defined, is a non-IFRS measure. The most directly comparable financial measure to EBITDA, as defined, presented in accordance with IFRS in our consolidated financial statements is profit. EBITDA, as defined, is a measure used by our management to evaluate our business performance and is defined as profit from operations before depreciation, amortisation and impairment. EBITDA, as defined, is a key component of the measures that are provided to senior management on a monthly basis at the group level, the zone level and lower levels. We believe EBITDA, as defined, is useful to investors for the following reasons.

We believe EBITDA, as defined, facilitates comparisons of our operating performance across our zones from period to period. In comparison to profit, EBITDA, as defined, excludes items which do not impact the day-to-day operation of our primary business (that is, the selling of beer and other operational businesses) and over which management has little control. Items excluded from EBITDA, as defined, are our share of result of associates, depreciation and amortization, impairment, financial charges and corporate income taxes, which management does not consider to be items that drive our company’s underlying business performance. Because EBITDA, as defined includes only items management can directly control or influence, it forms part of the basis for many of our performance targets. For example, options under our share-based compensation plan are granted such that they vest only when certain targets derived from EBITDA, as defined, are met.

We further believe that EBITDA, as defined, and measures derived from it, are frequently used by securities analysts, investors and other interested parties in their evaluation of our company and in comparison to other companies, many of which present an EBITDA performance measure when reporting their results. EBITDA, as defined, is also a key component of the measures used by banks under the senior facility agreement to evaluate compliance with our debt covenants. See “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement”.

EBITDA, as defined, does, however, have limitations as an analytical tool. It is not a recognised term under IFRS and does not purport to be an alternative to profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. As a result, you should not consider EBITDA, as defined, in isolation from, or as a substitute analysis for, our results of operations. Some limitations of EBITDA, as defined, are:

•

EBITDA, as defined, does not reflect the impact of financing costs, on our operating performance. Such costs are significant in light of our increased debt and could further increase as a result of our debt refinancing;

•

EBITDA, as defined, does not reflect depreciation and amortization, but the assets being depreciated and amortized will often have to be replaced in the future. EBITDA, as defined, does not reflect the impact of charges for existing capital assets or their replacements;

•	EBITDA, as defined, does not reflect our tax expense; and

•	EBITDA, as defined, may not be comparable to other similarly titled measures of other companies because not all companies use identical calculations.

Additionally, EBITDA, as defined, is not intended to be a measure of free cash flow for management’s discretionary use, as it is not adjusted for all non–cash income or expense items that are reflected in our consolidated statement of cash flows.

We compensate for these limitations, in addition to using EBITDA, as defined, by relying on our results calculated in accordance with IFRS.

Our EBITDA, as defined, increased to USD 6,289 million for the six months ended 30 June 2009. This represented an increase of USD 2,939 million, or 87.7%, as compared to our EBITDA, as defined, for the six months ended 30 June 2008.

The Anheuser-Busch acquisition contributed USD 3,191 million to the increase in our EBITDA, as defined, for the six months ended 30 June 2009. Our EBITDA, as defined, for the six months ended 30 June 2009 also reflects a negative currency translation impact of USD 739 million. This net increase was partially offset by the negative USD 93 million impact of certain exceptional items in the six months ended 30 June 2009, as compared to a negative impact of USD 54 million during the six months ended 30 June 2008. The impact of our disposals of the Cintra brands and Labatt USA on our consolidated EBITDA, as defined, for the six-month period ended 30 June 2009 was immaterial.

See note 5 to our consolidated interim financial statement as of 30 June 2009, and for the six-month periods ended 30 June 2009 and 2008 for further performance measures used by our management.

Net Finance Cost

Our net finance cost for the six months ended 30 June 2009 was USD 1,993 million, as compared to USD 513 million for the six months ended 30 June 2008, or an increase of USD 1,480 million. The increase was primarily due to interest charges on the senior credit facilities used to fund the Anheuser-Busch acquisition, interest charges on existing Anheuser-Busch debt, and the amortization of the arrangement fees paid on the senior credit facilities. These increases were partially offset by lower interest charges on other debt and by foreign exchange gains.

Share of Result of Associates

Our share of result of associates for the six months ended 30 June 2009 was USD 228 million as compared to USD 3 million for the six months ended 30 June 2008, reflecting the recognition of six months of results of our direct and indirect investments in Grupo Modelo and Tsingtao following the acquisition of Anheuser-Busch.

Income Tax Expense

Our total income tax expense for the six months ended 30 June 2009 amounted to USD 820 million, with an effective tax rate of 27.9% (as compared to 11.6% for the six months ended 30 June 2008). Our income tax expense for the six months ended 30 June 2009 was mainly impacted by the acquisition of Anheuser-Busch, for which the marginal tax rate was approximately 40%, and higher realized profits at AmBev Brazil, which are taxed at a marginal tax rate of 34%. Furthermore, our non-deductible expenses increased from USD 163 million during the six months ended 30 June 2008 to USD 332 million in the six months ended 30 June 2009. The increase in expenses that are not deductible for tax purposes was mainly related to non-deductible interest expenses and foreign exchange losses on intra-group borrowings.

Profit (Pre- and Post-Minorities)

Profit attributable to our equity holders for the six months ended 30 June 2009 was USD 1,787 million (with earnings per share of USD 1.13, based on 1,582 million shares outstanding, representing the weighted average number of shares outstanding during the six months ended 30 June 2009, after taking into account share buy-back programmes and the effect of our rights offering in December 2008). The profit attributable to minority interests amounted to USD 556 million for the six months ended 30 June 2009 (as compared to USD 559 million for the six months ended 30 June 2008).

Year Ended 31 December 2008 Compared to Year Ended 31 December 2007

Volumes

The following table reflects changes in our volumes across our business zones for the year ended 31 December 2008 as compared to volumes for the year ended 31 December 2007.

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(thousand hectoliters)		(%)(1)
North America	26,605	12,572	111.6
Latin America North	101,519	100,877	0.6
Latin America South	33,698	30,524	10.4
Western Europe	33,753	36,068	(6.4)
Central & Eastern Europe	46,142	49,137	(6.1)
Asia Pacific	38,337	36,380	5.4
Global Export & Holding Companies	4,666	5,054	(7.7)

Total	284,720	270,611	5.2

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our 2008 consolidated volumes increased by 14.1 million hectoliters, or 5.2%, compared to our 2007 volumes, to 284.7 million hectoliters.

•

15.8 million hectoliters of the increase was attributable to the Anheuser-Busch acquisition, pursuant to which Anheuser-Busch became a part of our consolidated group of companies following the closing date of the acquisition on 18 November 2008, and was reported as such for the remainder of our 2008 financial year.

•

0.2 million hectoliters of the 2008 increase reflected the inclusion of volumes from the Lakeport businesses in our results for the full year in 2008 as compared to inclusion of only nine months of these volumes in 2007 following the Lakeport acquisition in November 2007.

•

Our 2008 volumes also reflect a volume decrease of 1.2 million hectoliters primarily due to the sale of the Cintra brands and disposal of four wholesalers in 2008 and the sale of United Dutch Breweries BV business in the Netherlands in November 2007.

Excluding volume changes attributable to the business acquisitions and disposals described above, our consolidated beer volumes would have decreased by 1.2% and our own beer volumes would have decreased by 0.7% in 2008 compared to 2007 volumes, slightly ahead of our consolidated beer volumes, as a result of our ongoing focus on growing our own branded volumes.

In 2008, our soft drinks volumes grew by 4.8% compared to 2007 soft drinks volumes.

On a pro-forma basis, after adjusting reported figures to eliminate intercompany sales volumes between InBev and Anheuser-Busch, and before taking into account any volumes sold by our equity investees, the total sales volumes for the combined company for 2008 would have been approximately 416 million hectoliters.

North America

Our volumes in North America grew by 111.6% in 2008 compared to 2007 volumes, of which 110% was due to the inclusion of Anheuser-Busch volumes in our results following the Anheuser-Busch acquisition. The growth in our U.S. domestic beer volumes delivered to wholesalers in 2008 was driven mainly by the inclusion of Anheuser-Busch volumes into our results following the Anheuser-Busch acquisition and by wholesaler inventory levels returning to a normal level by year-end and the successful introduction of the Bud Light Lime brand. Domestic U.S. beer sales-to-retailer increased slightly compared to 2007 sales-to-retailers, driven mainly by the inclusion of Anheuser-Busch volumes into our results following the Anheuser-Busch acquisition and by strong gains in the supermarket and supercentre segments. In addition to this, market share performance improved across all major retail channels in the second half of 2008.

Latin America North

Volumes were essentially flat in 2008 compared to 2007 volumes, with essentially flat beer volume growth while non-beer volumes grew 3.5% compared to 2007 volumes. In Brazil, 2008 beer volumes declined by 0.2% compared to 2007 volumes reflecting the effects of weather that was colder and more humid than in 2007 and the sale of the Cintra brands during 2008. In addition, food inflation increased by twice the level of general consumer inflation, putting pressure on consumer spending. In 2008, due to price increases and aggressive competitor behaviour in can pricing, our full year market share in Brazil was 67.5%, a decrease of 0.3% from the previous year. Our Brazilian soft drinks business posted volume growth of 2.7% for 2008 compared to 2007 volumes, coupled with strong market share performance in Brazil throughout 2008.

Latin America South

The Latin America South zone volumes grew by 10.4% in 2008 compared to 2007 volumes, with beer contributing 11.5% and non-beer 8.7% growth compared to 2007 volumes. Our strong performance resulted from our focus on the premium segment, as well as successful focus on brand marketing and innovation initiatives.

Western Europe

Our own beer volumes for 2008 declined 2.5% compared to 2007 volumes due to industry weakness, especially in the United Kingdom and Belgium. Our continued significant decrease in lower value, non-branded products, consistent with our focus on our own brand portfolio and the disposal of four wholesalers in 2008 and sale of the United Dutch Breweries BV business in the Netherlands in 2007 led to a reported total 2008 volume decline of 6.4% compared to 2007 volumes. Despite this volume decline, we increased our market share in most countries in our Western European zone in 2008 compared to 2007. For instance, in the United Kingdom, our own beer volumes declined by 2.7% in 2008 compared to 2007 volumes. However, we gained 0.4% market share in 2008, of which the Stella Artois family contributed 0.2%, gaining market share for the first time since 2003, demonstrating the potential of the brand and the results of our focused commercial activities particularly with the launch of Stella Artois 4%.

Central & Eastern Europe

Our 2008 decline in volumes of 6.1% compared to 2007 volumes is largely attributable to continued volume reductions in certain of our less profitable brands in Russia and Ukraine, as well as industry slowdown. In Russia, 2008 beer volumes fell by 12.4% compared to 2007 volumes due to weak industry volumes and market share losses in the value and price segments. However, we have maintained our focus on driving the market share of higher margin and premium brands such as Siberian Crown and Klinskoye, which showed positive volumes for 2008. In Ukraine, 2008 beer volume decreased 0.7% compared to 2007 volumes, also attributable to our focus on higher margin and premium brands, such as Chernigivske, which became the number one brand in the country towards the end of the year.

Asia Pacific

In 2008, our volumes increased 5.4% compared to 2007 volumes, as strong volume growth in Korea was offset by a slight volume decline in China.

Global Export & Holding Companies

In 2008, Global Export & Holding Company volumes declined by 7.7% compared to 2007 volumes, as a result of our ongoing process of transitioning to new licensing agreements in certain countries and the transition of the Anheuser-Busch Inc. Import Agreement from this zone to the North America zone and the characterisation of this agreement as an intra-company agreement since the Anheuser-Busch acquisition closed on 18 November 2008.

Revenue

The following table reflects changes in revenue across our business zones for the year ended 31 December 2008 as compared to revenue for the year ended 31 December 2007.

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	3,753	2,139	75.5
Latin America North	7,664	6,707	14.3
Latin America South	1,855	1,372	35.2
Western Europe	4,754	4,725	0.6
Central & Eastern Europe	3,267	3,006	8.7
Asia Pacific	1,494	1,359	9.9
Global Export & Holding Companies	720	427	68.6

Total	23,507	19,735	19.1

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated revenue was USD 23,507 million in the year ended 31 December 2008. This represented growth of 19.1% or USD 3,772 million as compared to the 2007 revenue of USD 19,735 million.

•	USD 1,829 million of the 2008 revenue growth was attributable to the Anheuser-Busch acquisition.

•

Our 2008 consolidated revenue reflects a net revenue decrease of USD 64 million as compared to 2007 attributable to the aggregate impact of the Lakeport acquisition, the sale of the Cintra brands and four wholesalers in Western Europe during 2008 and the disposal of the United Dutch Breweries BV business in November 2007.

•	Our 2008 consolidated revenue also reflects a positive currency translation impact of USD 1,028 million.

Our revenue for the year ended 31 December 2008 was partly impacted by the developments in volume discussed above. Our revenue per hectoliter on a consolidated basis (which excludes revenue from our entertainment and packaging activities) increased as a result of the business acquisitions and disposals described above, as the revenue per hectoliter of Anheuser-Busch was higher than the average revenue per hectoliter of the AB InBev Group as a whole. Our revenue per hectoliter also benefited from an increase attributable to positive currency translation effects and revenue management activities.

The contribution of the U.S. entertainment business to our revenue from 18 November 2008 to 31 December 2008 was USD 91 million. The U.S. packaging business contributed USD 162 million of revenue from 18 November 2008 to 31 December 2008.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, the main business zones contributing to revenue growth in 2008 were Latin America South, North America, Asia Pacific, Latin America North and Central & Eastern Europe. With respect to Latin America South and North America, in particular, growth was attributable to higher volumes and the effects of revenue management initiatives.

Also excluding the effect of the business acquisition and disposals and currency translation described above, our consolidated revenue grew by 5.0% for the year ended 31 December 2008 as compared to the year ended 31 December 2007. This change in revenue included a decrease of 0.2% as a result of lower overall volumes, which was offset by a 5.2% increase attributable to higher revenue per hectoliter, primarily as a result of revenue management activities and changes in our sales channels mix and geographic mix. Revenue management activities included price increases and product mix improvements driven by our effort to sell a larger proportion of premium products, which are sold for higher prices and are generally more profitable. In Western Europe, as a result of our strategy to improve product mix we reduced the sales volume of products sold under subcontracting arrangements, which are generally less profitable. In Central and Eastern Europe and Latin America South our focus on premium brands as part of our product mix initiatives contributed towards revenue growth, while price increases resulted in revenue increases in Latin America North.

Cost of Sales

The following table reflects changes in cost of sales across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	(1,586)	(672)	(136.0)
Latin America North	(2,634)	(2,274)	(15.8)
Latin America South	(782)	(581)	(34.6)
Western Europe	(2,232)	(2,210)	(1.0)
Central & Eastern Europe	(1,693)	(1,385)	(22.2)
Asia Pacific	(812)	(677)	(19.9)
Global Export & Holding Companies	(597)	(319)	(87.1)

Total	(10,336)	(8,118)	(27.3)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated cost of sales was USD 10,336 million in 2008. This represented an increase of 27.3% or USD 2,218 million as compared to the 2007 cost of sales.

•	USD 1,165 million of the cost of sales increase was attributable to the Anheuser-Busch acquisition.

•

Our 2008 consolidated cost of sales reflects a net cost of sales decrease of USD 30 million as compared to 2007 attributable to the aggregate impact of the Lakeport acquisition, the sale of the Cintra brands and four wholesalers in Western Europe during 2008 and the disposal of the United Dutch Breweries BV business in November 2007.

•	Our 2008 consolidated cost of sales also reflects a negative currency translation impact of USD 351 million.

Our cost of sales per hectoliter on a consolidated basis (which excludes cost of sales from our entertainment and packaging activities) increased for the year ended 31 December 2008 as compared to the year ended 31 December 2007, primarily as a result of commodity price pressures. The cost of sales per hectoliter also increased as a result of the business acquisitions and disposals described above, because the cost of sales per hectoliter of Anheuser-Busch was higher than the average cost of sales for the AB InBev Group as a whole, and as a result of commodity price pressures. Aside from the effect of currency translation, the increase in cost of sales per hectoliter for Latin America South was primarily due to commodity price pressures (such as increases in barley and malt prices) and increases in wages to offset higher real inflation rates. Aside from the effect of currency translation, the increase in cost of sales per hectoliter for Central & Eastern Europe was also primarily due to significant commodity price pressures on malt, hops and packaging, and the impact of changes to our product mix. On an absolute basis, the cost of sales also increased as a result of increased volumes in Latin America South and North America, primarily due to the Anheuser-Busch acquisition.

Approximately 20% of our cost of sales consists of fixed costs which are not impacted by our volumes. Fixed costs comprise principally depreciation and amortization and indirect production costs.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, our consolidated cost of sales increased by 9.0% as compared to the year ended 31 December 2007. This increase was partly attributable to an increase of 9.3% in the cost of sales per hectoliter on a consolidated basis, as a result of commodity price increases and inflationary pressures. Lower than expected volume growth in business zones with a below average cost of sales per hectoliter, such as Latin America North and Central & Eastern Europe and the spread of industrial fixed costs over lower than expected volumes also contributed to increased cost of sales. The increase in cost of sales per hectoliter was partially offset by a decline of 0.2% in overall cost of sales as a result of lower volumes.

Expenses

Our operating expenses increased 16.3% in 2008 compared to the 2007 operating expenses, primarily due to inclusion of Anheuser-Busch operating expenses into our results following the Anheuser-Busch acquisition and higher sales and marketing expenses, which more than offset fixed-cost management and lower bonus accruals and a negative currency translation impact on our operating expenses.

In 2008, we continued our efforts to shift “non-working money” (that is, expenses that do not directly impact revenue, sales volumes or beer value since they are not directly visible to consumers) into “working money” (that is, expenses directly visible to consumers).

Distribution expenses

The following table reflects changes in distribution expenses across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	(499)	(376)	(32.7)
Latin America North	(916)	(756)	(21.2)
Latin America South	(145)	(112)	(29.5)
Western Europe	(592)	(551)	(7.4)
Central & Eastern Europe	(410)	(399)	(2.8)
Asia Pacific	(99)	(93)	(6.5)
Global Export & Holding Companies	(64)	(56)	(14.3)

Total	(2,725)	(2,343)	(16.3)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated distribution expenses were USD 2,725 million in 2008. This represented an increase of USD 382 million, or 16.3%, as compared to the 2007.

•	USD 98 million of the distribution expense increase was attributable to the Anheuser-Busch acquisition.

•	Our 2008 consolidated distribution expenses also reflect a negative currency translation impact of USD 123 million.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, the increase in distribution expenses was mainly due to higher unit transport expenses in Latin America South and Western Europe and more volumes being sold directly to customers, particularly in Latin America North.

Sales and marketing expenses

The following table reflects changes in sales and marketing expenses across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	(430)	(282)	(52.5)
Latin America North	(837)	(672)	(24.6)
Latin America South	(191)	(161)	(18.6)
Western Europe	(943)	(914)	(3.2)
Central & Eastern Europe	(660)	(536)	(23.1)
Asia Pacific	(333)	(283)	(17.7)
Global Export & Holding Companies	(116)	(71)	(63.4)

Total	(3,510)	(2,919)	(20.2)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated sales and marketing expenses were USD 3,510 million in 2008. This represented an increase of USD 591 million, or 20.2%, as compared to 2007 sales and marketing expenses.

•	USD 210 million of the sales and marketing expense increase was attributable to the Anheuser-Busch acquisition.

•

Our 2008 consolidated sales and marketing expenses reflect a net sales and marketing expense decrease of USD 3 million as compared to 2007 attributable to the aggregate impact of the Lakeport acquisition, the sale of the Cintra brands and four wholesalers in Western Europe during 2008 and the disposal of the United Dutch Breweries BV business in November 2007.

•	Our 2008 consolidated sales and marketing expenses also reflect a negative currency translation impact of USD 151 million.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, the increase in our 2008 sales and marketing expenses reflected our focus on generating long-term revenue growth by further strengthening sales execution, investments in our own brands and continued efforts to bring innovation to our consumers regardless of impact on short-term results. In particular, key increases in sales and marketing spending to support brand growth and/or sales efforts occurred in Latin America

North, Latin America South, Central & Eastern Europe (including Russia and Ukraine) and Asia Pacific, while North America and Global Export & Holding Companies recorded a decrease as a result of a reduction in non-working expenses.

Administrative expenses

The following table reflects changes in administrative expenses across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	(155)	(114)	(36.0)
Latin America North	(418)	(352)	(18.8)
Latin America South	(72)	(60)	(20.0)
Western Europe	(345)	(321)	(7.5)
Central & Eastern Europe	(176)	(179)	1.7
Asia Pacific	(101)	(83)	(21.7)
Global Export & Holding Companies	(211)	(245)	13.9

Total	(1,478)	(1,354)	(9.2)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated administrative expenses were USD 1,478 million during 2008. This represented an increase of USD 124 million, or 9.2% in 2008 as compared to 2007.

•	USD 73 million of the administrative expense increase was attributable to the Anheuser-Busch acquisition.

•	Our 2008 consolidated administrative expenses also reflect a negative currency translation impact of USD 91 million.

In addition, our administrative expenses for 2008 were reduced by our ongoing commitment to cost containment, lower bonus accruals compared to 2007 and the impact of savings realised within our North America zone after the closing of the Anheuser-Busch acquisition on 18 November 2008. Cost savings in North America resulted from our Zero-Based Budgeting Programme and Anheuser-Busch’s Blue Ocean savings initiatives.

Other operating income/(expense)

The following table reflects changes in other operating income and expenses across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	(4)	4	(200.0)
Latin America North	208	166	25.3
Latin America South	11	(15)	173.3
Western Europe	(144)	(96)	(50.0)
Central & Eastern Europe	(132)	(94)	(40.4)
Asia Pacific	26	-	-
Global Export & Holding Companies	475	395	20.3

Total	440	360	22.2

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

The net balance of our other operating income and expenses increased by USD 80 million for 2008. This represented an increase of 22.2% from the comparable net balance in 2007. Aside from the effect of the Anheuser-Busch acquisition and currency translation, the increased balance was mainly due to gains on asset disposal. Our other operating income/expense for 2008 was also negatively impacted by USD 30 million in 2008 as compared to 2007 as a result of the incremental rental cost following our disposal of certain real estate to Cofinimmo S.A. in 2007.

Exceptional Items

In 2008, exceptional items consisted of restructuring charges, fair value adjustments, business and asset disposals and disputes. Exceptional items were as follows in the years ended 31 December 2008 and 2007:

	Year ended 31 December 2008	Year ended 31 December 2007
	(USD million)
Restructuring (including impairment losses)	(457)	(59)
Fair value adjustments	(43)	–
Business and asset disposal	(38)	537
Disputes	(20)	33

Total	(558)	511

See “—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—Exceptional Items” above for more information about our exceptional items.

Restructuring

Exceptional restructuring charges amounted to USD 457 million in the year ended 31 December 2008 as compared to USD 59 million in the year ended 31 December 2007 as described below.

As part of our plans to effectively integrate Anheuser-Busch, we announced on 8 December 2008 plans to cut approximately 1,400 U.S. salaried positions in our U.S. beer-related divisions. We estimate that the aggregate pre-tax expense associated with the reduction will be approximately USD 195 million. These costs were accrued at the time of the announcement in accordance with IAS 37.

Our 2008 exceptional restructuring charges further include USD 182 million in costs which mainly resulted from organisational re-alignments and the outsourcing of activities in Western Europe, global headquarters and Asia Pacific. These changes aim to eliminate overlap or duplicated processes and activities across functions and zones taking into account the right match of employee profiles with the new organisational requirements. The one-time expenses as a result of this series of decisions are expected to provide us with a lower cost base, a stronger focus on our core activities, quicker decision-making and improvements to efficiency, service and quality.

The 2008 restructuring charges also included an impairment loss of USD 80 million related to our plans to implement a new distribution model in France, involving the transfer of a controlling interest in our current integrated distribution network (CafeIn) and entry into a partnership for the distribution of our beverages. In connection with this reorganisation, CafeIn was recognised as an asset held for sale and an impairment loss of USD 80 million was recognised per end of December 2008.

Fair value adjustments

Fair value adjustments, recognised in the 2008 exceptional items in the amount of USD 43 million in expense as compared to nil in 2007, related to the one-time impact of revaluing the inventories of Anheuser-Busch upon completion of the acquisition in line with IFRS 3.

Business and asset disposal

In 2008, we recognised an exceptional expense of USD 38 million in respect of business and asset disposals in 2008 as compared to a net gain of USD 537 million in 2007, mainly resulting from the sale in 2007 of Immobrew SA/NV to Cofinimmo S.A. The 2008 figure is partly related to losses recognised in connection with the above-mentioned reorganisation in France (USD 10 million). Additional losses related to business and asset disposals of previous years that were booked in 2008.

Disputes

Profit from operations as at 31 December 2008 was negatively affected by provisions for disputes of USD 20 million compared to the positive impact of a net reversal in provisions for disputes of USD 33 million in 2007.

Profit from Operations

The following table reflects changes in profit from operations across our business zones for the year ended 31 December 2008 as compared to the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
North America	859	718	19.6
Latin America North	3,040	2,840	7.0
Latin America South	672	440	52.7
Western Europe	223	1,108	(79.9)
Central & Eastern Europe	186	392	(52.6)
Asia Pacific	153	227	(32.6)
Global Export & Holding Companies	207	147	40.8

Total	5,340	5,872	(9.1)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our profit from operations decreased to USD 5,340 million in 2008. This represented a decrease of USD 532 million, or 9.1%, as compared to 2007 profit from operations.

•	USD 44 million of the decrease in profit from operations in 2008 was attributable to the Anheuser-Busch acquisition.

•

Our 2008 profit from operations reflects a net decrease of USD 39 million as compared to 2007 attributable to the aggregate impact of the sale of the Cintra brands, four wholesalers in Western Europe and Immobrew SA/NV during 2008, the sale of the United Dutch Breweries BV business in November 2007 and the Lakeport acquisition in 2007.

•	Our 2008 profit from operations also reflects a positive currency translation impact of USD 320 million.

•

Our 2008 profit from operations was impacted negatively by USD 558 million in 2008 as a result of certain exceptional items, as compared to a positive impact of USD 511 in 2007. See “—Exceptional Items” above for a description of the exceptional items in 2008 and 2007. These exceptional items mainly affected our Western Europe zone, where exceptional items decreased profit from operations by USD 275 million in 2008 as compared to an increase of USD 475 million in 2007, and our North America zone, where exceptional items decreased profit from operations by USD 220 million in 2008 as compared to an increase of USD 19 million in 2007.

See note 5 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further description of our 2008 and 2007 profit from operations by zone.

EBITDA, as defined

The following table reflects changes in our EBITDA, as defined, for the year ended 31 December 2008 as compared to our EBITDA, as defined, for the year ended 31 December 2007:

	Year ended 31 December 2008	Year ended 31 December 2007	Change
	(USD million)		(%)(1)
Profit	3,126	4,167	(25.0)
Income tax expense	674	888	(24.1)
Net finance cost	1,600	818	95.6
Share of result of associates	(60)	(1)	-

Profit from operations	5,340	5,872	(9.1)
Depreciation, amortisation and impairment	1,912	1,408	35.8

EBITDA, as defined	7,252	7,280	(0.4)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

See “—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined” for additional information on our definition and use of EBITDA, as defined.
Our EBITDA, as defined, decreased to USD 7,252 million in 2008. This represented a decrease of USD 28 million, or 0.4%, as compared to 2007 EBITDA, as defined.

The Anheuser-Busch acquisition contributed to an increase in our EBITDA, as defined, in 2008 of USD 217 million, and our 2008 EBITDA, as defined, also reflects a positive currency translation impact of USD 404 million. However, these increases were offset by the decreases described below, in particular in respect of exceptional items.

•

Our 2008 EBITDA, as defined, reflects a net decrease of USD 42 million as compared to 2007 attributable to the aggregate impact of the sale of the Cintra brands, four wholesalers in Western Europe and Immobrew during 2008, the sale of the United Dutch Breweries BV business in November 2007 and the Lakeport acquisition in 2007.

•

Our 2008 EBITDA, as defined, was impacted negatively by USD 559 million in 2008 as a result of certain exceptional items, as compared to a positive impact of USD 454 million in 2007. In addition to the exceptional items for 2008 and 2007 described under “—Exceptional Items” above, the exceptional items impacting our EBITDA, as defined, included a USD 1 million reversal of an impairment affecting the disposal of assets in 2008 and a USD 56 million reversal of an impairment loss in respect of restructuring charges in 2007. The exceptional items mainly affected our Western

Europe zone, where exceptional items decreased EBITDA, as defined, by USD 275 million in 2008 as compared to an increase of USD 436 million in 2007, and our North America zone, where exceptional items decreased EBITDA, as defined, by USD 220 million in 2008 as compared to an increase of USD 3 million in 2007.

See note 5 to our audited consolidated financial statement as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further performance measures used by our management. Also see note 10 to our audited consolidated financial statement as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for additional information regarding the allocation of our depreciation, amortisation and impairment charges.

Net Finance Cost

Our net finance cost was USD 1,600 million in 2008, as compared to USD 818 million in 2007. The USD 782 million increase was primarily due to the USD 187 million in exceptional finance cost described below and a USD 566 million increase in interest expense. USD 247 million of the increased interest expense stems from the interest on the Anheuser-Busch existing loans and the financing of the Anheuser-Busch acquisition following its completion on 18 November 2008. The remainder of the interest expense increase results from higher net debt positions in the parent companies (Anheuser-Busch InBev SA/NV, Cobrew NV/SA and BrandBrew SA) and AmBev Brazil, mainly as a result of dividend payments and share buyback programmes.

In connection with the combination with Anheuser-Busch, we recognised an exceptional financial expense of USD 187 million as of year-end 2008. USD 119 million of this expense related to the commitment fees for the syndicated senior debt facilities and bridge facility we entered into to finance the Anheuser-Busch acquisition and the underwriting and arrangement fees for this bridge facility. In addition, a USD 68 million loss was recognised for ineffectiveness of the interest-rate hedging on the Anheuser-Busch financing prior to the closing of the Acquisition. See note 11 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Share of Result of Associates

Our share of result of associates in 2008 was USD 60 million as compared to USD 1 million in 2007, reflecting the recognition of six weeks of results of our direct and indirect investments in Grupo Modelo and Tsingtao following the acquisition of Anheuser-Busch.

Income Tax Expense

Our total 2008 income tax expense amounted to USD 674 million with an effective tax rate of 18.0% (as compared to 17.6% in 2007). Our 2008 income tax expense was mainly impacted by the recognition of a deferred tax asset of USD 123 million following the use of tax losses not previously recognised as a result of an intragroup transfer of certain intangibles. Furthermore, we continue to benefit at the AmBev level from the impact of interest on equity payments (that is, a specific type of profit distribution to shareholders (similar to dividends) which is tax deductible for AmBev, as the payer of such profit distribution, up to an amount determined in accordance with specified rules and limits established by the government of Brazil) and tax deductible goodwill from the merger between InBev Holding Brazil S.A. and AmBev in July 2005 and the acquisition of Quinsa in August 2006. The impact of this tax deductible goodwill on income tax expense as of 31 December 2008 was USD 277 million and, unless there is a change in tax law, we expect amortisation of this goodwill to end in 2014. On the other hand, our effective tax rate in 2008 was also affected by the fact that profit before tax for the year reflects the recognition of an exceptional impairment on the French distribution network, on which no deferred tax assets are recognised. Excluding the impact of the recognition of the deferred tax asset and the exceptional expense due to the French reorganisation, the effective tax rate would have been 20.4%.

Profit (Pre- and Post-Minorities)

Profit attributable to our equity holders for 2008 was USD 1,927 million (with earnings per share of USD 1.93, based on 999 million shares outstanding, representing the weighted average number of shares outstanding during 2008 taking into account share buy-back programmes and the effect of our rights offering in December 2008). Excluding the exceptional items discussed above, profit attributable to our equity holders for 2008 would have been USD 2,511 million and earnings per share would have been USD 2.51, based on 999 million shares outstanding. For more information regarding our earnings per share, see note 24 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008. The profit attributable to our equity holders in 2008 included the impact of the net financing costs, share of result of associates and income tax expense described above. The profit attributable to minority interests amounted to USD 1,199 million (as compared to USD 1,162 million in 2007). The increase in profit attributable to minority interests was due to the positive currency impact, which offset lower AmBev profits and the impact of an AmBev share buy-back programme in 2008.

Year Ended 31 December 2007 Compared to Year Ended 31 December 2006

Volumes

The following table reflects changes in sales volumes across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(thousand hectoliters)		(%)(1)
North America	12,572	14,342	(12.3)
Latin America North	100,877	94,586	6.7
Latin America South	30,524	22,566	35.3
Western Europe	36,068	39,147	(7.9)
Central & Eastern Europe	49,137	43,201	13.7
Asia Pacific	36,380	30,924	17.6
Global Export & Holding Companies	5,054	1,763	186.7

Total	270,611	246,529	9.8

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated sales volumes grew 9.8% in 2007 as compared to 2006, with beer volumes rising 8.7% and non-beer volumes rising 16.3%. However, sales volumes of our own beer brands increased by 9.3% in that period, primarily as a result of the execution of our strategy to focus on building branded volumes, while reducing private labels and other lower margin beer products.

Beer growth generally was driven by operations in the Latin America North, Latin America South, Central & Eastern Europe and Asia Pacific business zones. The factors impacting our volume performance in 2007 in each zone are described below.

North America

Sales volumes decreased 12.3% in North America in 2007 as compared to 2006. This decrease was due to the shift of our sales of European brands to the United States from our North America business zone to our Global Export & Holding Companies zone as described below and volumes in Canada declining as a result of market share loss, which more than offset the effects of including Lakeport brands to our Canadian portfolio from April 2007 and the subsequent growth of those brands throughout the year. Our comparative volume decline in 2007 also reflects the effect of our sale of the Rolling Rock family of brands in 2006.

2007 saw Anheuser-Busch, Inc. importing our European brands into the U.S. market for the first time pursuant to the Import Agreement we entered into with Anheuser-Busch, Inc. in 2006. Although initial challenges around the implementation of the agreement arose, sales and volumes challenges were resolved during the year. Following entry into this Import Agreement, our sales of European import brands to the United States were reported under the Global Export & Holding Companies zone until the Anheuser-Busch acquisition. See “—Business Zones and Secondary Segments”.

Latin America North

In Latin America North, volumes rose by 6.7% in 2007 as compared to 2006, with beer products recording a 6.3% increase and non-beer products recording a 7.5% increase. Our beer volumes in Brazil increased 6.9%, largely as a result of growth in the Brazilian beer market generally. This was despite a modest 1.0% decline in our full year Brazilian market share in 2007 as compared to 2006. Our beer volumes in the other countries of the business zone were together down 4.6%, despite positive performances in Peru and the Dominican Republic and only small declines in Guatemala and Ecuador. This decrease was primarily due to larger volume decreases in Venezuela, where the impact of declining industry volume outweighed the impact of an increase in our market share.

In March 2007, we acquired two plants through the acquisition of Cervejarias Cintra Ind. e Com. Ltda., thereby increasing our production capacity in Brazil.

Latin America South

Our volumes increased by 8.0 million hectoliters, or 35.3%, in Latin America South in 2007 as compared to 2006, with beer volumes increasing by 29.3% and non-beer volumes increasing by 45.4%.

•

6.5 million hectoliters of the 2007 volume increase reflected the full consolidation during 2007 of Quinsa’s results and volumes in our operating results and volumes as compared to 2006 when Quinsa’s results and volumes were fully consolidated for the last five months of 2006 following the acquisition of substantial minority interests in Quinsa from Beverage Associates Corp. in August 2006 but only proportionally consolidated for the first seven months of 2006. This volume increase was partially offset by the sale of certain Quinsa brands in December 2006 as required by Argentine antitrust authorities. The Quinsa consolidation into our business resulted in volume increases across our Latin America South zone.

•

Sales performance were particularly strong in Argentina, Bolivia and Uruguay in 2007. These increases were supported by the ongoing growth of our premium brands. Furthermore, to support growing demand for beer and soft drinks in the Argentine marketplace, investments have been made to expand capacity at existing breweries in Argentina, making 2007 a record year for our investment in that country. Our facilities in Bolivia and Paraguay were also expanded during the course of 2007.

Western Europe

Our total volumes in Western Europe declined 7.9% in 2007 as compared to 2006, against a backdrop of lower industry volumes generally. However, volumes of our own beer brands were down by only 7.2%. Our beer volumes in the United Kingdom declined during 2007, which coincided with a decrease in our market share in the United Kingdom’s beer segment. In particular, our flagship Stella Artois brand experienced difficulties in the United Kingdom during 2007 as reflected in loss of volumes and market share. Consistent with results in previous years, apart from the United Kingdom, we grew or maintained market share in all main Western Europe markets for 2007. Our 2007 volumes also reflected a volume decrease of 1.2 million hectoliters primarily due to the sale of the United Dutch Breweries BV business in the Netherlands in November 2007 and the sale of the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses in Germany in 2006.

Central & Eastern Europe

Volume growth of 13.7% was achieved in Central & Eastern Europe in 2007, as compared to 2006. Beer volumes increased by 16.5% in Russia, leading to increased market share. We also continued to hold market leadership in Ukraine in 2007, with beer volumes rising 19.3% overall. All other markets in Central & Eastern Europe except Hungary also maintained or increased in volume. We continued to invest in our Central & Eastern Europe business zone production capabilities in 2007. In October 2007, our Russian brewery in Angarsk became operational, which should enable better satisfaction of growing demand in the East of the country. The strategic location of this brewery is expected to reduce distribution time to ensure that our beer products reach consumers with greater speed and efficiency.

Asia Pacific

As compared to 2006, Asia Pacific volumes increased by 17.6% in 2007 with growth in China, although this was lower than the growth of the Chinese market as a whole, and growth in South Korea supported by growth of the Cass brand, which resulted in a higher market share. The acquisition of Fujian Sedrin Brewery Co., Ltd. in China contributed substantially to growth in Asia Pacific in 2007.

Global Export & Holding Companies

Global Export & Holding Company volumes increased by 186.7%, as a result of improvements in volumes in countries in which our products are sold only on an export basis and in which we do not otherwise have any operations or production activities, as well as the distribution platform established under the import license entered into with Anheuser-Busch, Inc. for the import of our European brands into the United States market and the shift of certain sales activities which were previously reported in the Asia Pacific zone to the Global Export & Holding Companies zone.

Revenue

The following table reflects changes in revenue across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	2,139	2,296	(6.8)
Latin America North	6,707	5,353	25.3
Latin America South	1,372	919	49.3
Western Europe	4,725	4,573	3.3
Central & Eastern Europe	3,006	2,283	31.7
Asia Pacific	1,359	1,144	18.8
Global Export & Holding Companies	427	124	244.4

Total	19,735	16,692	18.2

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated revenue grew to USD 19,735 million in the year ended 31 December 2007. This represented growth of 18.2% (or USD 3,043 million) as compared to the year ended 31 December 2006.

•

USD 539 million of the 2007 revenue growth was attributable to the full consolidation of Quinsa into our operating results in 2007 and the acquisitions of Lakeport in Canada and Cervejarias Cintra Ind. e Com. Ltda. in Brazil in 2007 and Fujian Sedrin Brewery Co., Ltd. in China in 2006.

•

Our 2007 revenue reflects a net revenue decrease of USD 164 million as compared to 2006 attributable to the aggregate impact of the sale of United Dutch Breweries BV in 2007 and the sales of Rolling Rock family of brands and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses in 2006.

•	Our 2007 consolidated revenue also reflects a positive currency translation impact of USD 1,478 million.

Our revenue for the year ended 31 December 2007 increased as compared to the year ended 31 December 2006 as a result of the developments in volume discussed above. Our revenue per hectoliter decreased as a result of the business acquisitions and disposals described above and in particular the full consolidation of Quinsa, as the revenue per hectoliter in Latin America South is lower than the average revenue per hectoliter of the AB InBev Group as a whole. This decrease was offset by an increase attributable to positive currency translation effects.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, the main business zones contributing to revenue growth in 2007 were Latin America North, Latin America South and Central & Eastern Europe.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, our revenue increased by 7.1% for the year ended 31 December 2007 as compared to the year ended 31 December 2006. This change in revenue included a 5.2% increase as a result of higher overall volumes and a 1.9% increase attributable to higher revenue per hectoliter. This increase in revenue per hectoliter was the result of price increases in selected markets, tighter control over discounts and overall product mix improvement driven by our strategy to focus on building branded volumes while reducing private labels and lower margin beer products, particularly in Western Europe.

The shift of our sales of European brands to the United States from our North America business zone to our Global Export & Holding Companies zone increased the revenue in the Global Export & Holding Companies zone and decreased the revenue in the North America zone. The implementation of the Import Agreement with Anheuser-Busch, Inc. for the import of our European brands into the United States also generally resulted in a change in distribution platform characterised by lower revenue, lower marketing and distribution expenses and higher operating income.

Cost of Sales

The following table reflects changes in cost of sales across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	(672)	(853)	21.2
Latin America North	(2,274)	(1,869)	(21.7)
Latin America South	(581)	(393)	(47.8)
Western Europe	(2,210)	(2,031)	(8.8)
Central & Eastern Europe	(1,385)	(1,054)	(31.4)
Asia Pacific	(677)	(586)	(15.5)
Global Export & Holding Companies	(319)	(84)	(279.8)

Total	(8,118)	(6,870)	(18.2)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated cost of sales was USD 8,118 million in 2007. This represented an increase of 18.2% as compared to 2006.

•

USD 257 million of the 2007 cost of sales increase was attributable to the full consolidation of Quinsa into our operating results in 2007 and the acquisitions of Lakeport in Canada and Cervejarias Cintra Ind. e Com. Ltda. in Brazil in 2007 and Fujian Sedrin Brewery Co., Ltd. in China in 2006.

•

Our 2007 consolidated cost of sales reflects a net cost of sales decrease of USD 90 million as compared to 2006 attributable to the aggregate impact of the sale of United Dutch Breweries BV in 2007 and the sales of Rolling Rock family of brands and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses in 2006.

•	Our 2007 consolidated cost of sales also reflect a negative currency translation impact of USD 585 million.

Our cost of sales per hectoliter decreased as a result of the business acquisitions and disposals described above, because our acquired businesses had cost of sales per hectoliter below the average of the AB InBev Group and our disposals had cost of sales per hectoliter higher than the average cost of sales per hectoliter of the AB InBev Group. This decrease was offset by an increase in cost of sales as a result of currency translation effects. Cost of sales per hectoliter also increased as a result of inflationary pressures, though this increase was lower than the weighted average inflation of 4.0% across our countries of operation. The growth in cost of sales per hectoliter at levels below inflation in 2007 was the result of successful implementation of supply chain efficiency programmes, such as Voyager Plant Optimisation and value engineering, which aim to optimise resource utilisation and brewing process, resulting in lower consumption of raw materials and higher efficiency, while garnering quality and safety improvements. By the end of 2007, our Voyager Plant Optimisation Programme reached one of its most important milestones, becoming operational in all business zones apart from Latin America South.

Approximately 20% of our cost of sales consists of fixed costs which are not impacted by our volumes; these primarily include depreciation and amortization and indirect production costs.

Excluding the effects of the business acquisitions and disposals and the currency translation effects described above, our cost of sales increased by 7.2%. Of this increase, 5.2% was attributable to higher volumes and 2.0% was attributable to a higher cost of sales per hectoliter.

Expenses

Our operating expenses totalled USD 6,256 million in 2007, an increase of 8.3% as compared to 2006.

Distribution expenses

The following table reflects changes in distribution expenses across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	(376)	(339)	(10.9)
Latin America North	(756)	(626)	(20.8)
Latin America South	(112)	(70)	(60.0)
Western Europe	(551)	(522)	(5.6)
Central & Eastern Europe	(399)	(304)	(31.3)
Asia Pacific	(93)	(83)	(12.0)
Global Export & Holding Companies	(56)	(1)	-

Total	(2,343)	(1,945)	(20.5)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated distribution expenses were USD 2,343 million in 2007. This represented an increase of USD 398 million, or 20.5%, as compared to 2006. Aside from the effect of the full consolidation of Quinsa, the acquisitions of Lakeport, Cervejarias Cintra Ind. e Com. Ltda. and Fujian Sedrin Brewery Co., Ltd., the sale of United Dutch Breweries BV, the Rolling Rock family of brands and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses, and currency translation, the increase in distribution expenses was mainly due to a combination of higher volumes and the impact of increased transport costs in some operations. The higher transport costs were a consequence of increases in oil prices, which affected all business zones. The Latin America South business zone was particularly affected, registering an increase of 60% in 2007 as compared to 2006, driven by higher oil prices and labour costs.

Sales and marketing expenses

The following table reflects changes in sales and marketing expenses across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	(282)	(390)	27.7
Latin America North	(672)	(554)	(21.3)
Latin America South	(161)	(112)	(43.8)
Western Europe	(914)	(903)	(1.2)
Central & Eastern Europe	(536)	(391)	(37.1)
Asia Pacific	(283)	(218)	(29.8)
Global Export & Holding Companies	(71)	(85)	16.5

Total	(2,919)	(2,653)	(10.0)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated sales and marketing expenses were USD 2,919 million in 2007. This represented an increase of USD 266 million, or 10.0%, from 2006. Excluding the effect of (i) full consolidation of Quinsa and the acquisitions of Lakeport, Cervejarias Cintra Ind. e Com. Ltda. and Fujian Sedrin Brewery Co., Ltd., which resulted in an increase in sales and marketing expenses of USD 76 million, (ii) the sale of United Dutch Breweries BV, the Rolling Rock family of brands and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses, which resulted in a decrease in sales and marketing expenses of USD 23 million and (iii) a negative currency translation effect of USD 216 million, our sales and marketing expenses in 2007 would have decreased by 0.6% as compared to 2006 reflecting savings in non-working sales and marketing expenses, as well as the impact of a changed business model for the import of our European brands into the United States. During 2007 (starting in February 2007), Anheuser-Busch, Inc. bore the sales and marketing costs for our European imports in the United States as reflected in the decrease in sales and marketing expenses in North America.

The reduction of non-working expenses was due to the visibility that Zero-Based Budgeting brings to our business, allowing us to better allocate resources to where they will best add value. Most business zones increased their sales and marketing expenses in 2007. North America and Western Europe were the only geographical business zones to reduce their total sales and marketing spending in 2007 as compared to 2006. Both the North America and Western Europe business zones focused on non-working expense reductions, such as agency fees, but also on procurement gains in working expenses (that is, expenses that directly impact revenue, sales volumes or beer value since they are directly visible to consumers), such as media buying and trade marketing materials.

Administrative expenses

The following table reflects changes in administrative expenses across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	(114)	(130)	12.3
Latin America North	(352)	(340)	(3.5)
Latin America South	(60)	(64)	6.3
Western Europe	(321)	(330)	2.7
Central & Eastern Europe	(179)	(176)	(1.7)
Asia Pacific	(83)	(68)	(22.1)
Global Export & Holding Companies	(245)	(240)	(2.1)

Total	(1,354)	(1,348)	(0.4)

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

Our consolidated administrative expenses were essentially flat in 2007 at USD 1,354 compared to 2006. This reflected our ongoing commitment to cost containment and was partly impacted by a higher accrual for bonus payments in 2006 offsetting a net increase in administrative expenses arising from the acquisitions and disposals of businesses during 2007 and 2006. In all cases, including Central & Eastern Europe where it was implemented in 2007, the reduction in administrative expenses was primarily the result of Zero-Based Budgeting efforts. The creation of shared service centres in 2006 also contributed in certain zones as did the change of business model for the import of our European brands to the United States.

Other operating income/(expense)

The following table reflects changes in other operating income and expenses across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	4	(8)	150.0
Latin America North	166	76	118.4
Latin America South	(15)	(11)	(36.4)
Western Europe	(96)	(135)	28.9
Central & Eastern Europe	(94)	(100)	6.0
Asia Pacific	–	(1)	–
Global Export & Holding Companies	395	346	14.2

Total	360	167	115.6

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

The net balance of our other operating income and expenses resulted in a gain of USD 360 million for 2007. The main drivers were increased fiscal incentives in Latin America North, the release of provisions in Western Europe, gains on sales of assets in Western Europe and Central & Eastern Europe and increased royalties related to the Import Agreement with Anheuser-Busch, Inc.

Exceptional Items

Exceptional items, which are items of income or expense that do not occur regularly as part of our normal activities, consisting of restructuring charges, business and asset disposals and disputes, impacted our profit from operations as follows in the years ended 31 December 2007 and 2006:

	Year ended 31 December 2007	Year ended 31 December 2006
	(USD million)
Restructuring (including impairment losses)	(59)	(174)
Business and asset disposal	537	(24)
Disputes	33	80

Total	511	(118)

See “—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—Exceptional Items” above for more information about our exceptional items.

Restructuring

Exceptional restructuring charges amounted to a net loss of USD 59 million in our profit from operations in 2007 as compared to a net loss of USD 174 million in 2006. The 2007 restructuring charges consisted of USD 115 million for organisational alignments in Western Europe, Central & Eastern Europe and the global headquarters and towards the further implementation of our European shared service centres for transactional services. These changes aimed to eliminate overlap or duplicated processes and activities across functions and business zones taking into account the right match of employee profiles with the new organisational requirements. The targeted outcome was a stronger focus on our core activities, quicker decision-making and improvements to efficiency, service and quality. This charge was partly offset by a reversal of an impairment loss of USD 56 million, based on a change in the recoverable amount of the respective assets.

Business and asset disposal

The sale of Immobrew SA/NV (a subsidiary of AB InBev Belgium that directly owned 824 pubs in Belgium and indirectly owned 245 pubs in the Netherlands) to Cofinimmo S.A. in October 2007 and the disposal of some dormant companies and assets held for sale resulted in a gain before taxes in our profit from operations of USD 537 million in 2007. The Cofinimmo S.A. transaction was structured to ensure that we retained a 10% interest in Immobrew SA/NV, which we account for as an associate, and that long-term operating lease agreements with renewal rights in respect of the properties owned by Immobrew SA/NV were simultaneously entered into between us and Immobrew SA/NV. We have not provided any guarantees to the acquirer as to the assets’ residual values (see note 6 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further details). The sale in 2006 of the Rolling Rock family of brands, Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH resulted in a net business disposal loss of USD 24 million.

Disputes

Profit from operations was positively affected by a net reversal of provisions for disputes of USD 33 million in 2007. The comparable reversal of provisions for disputes in 2006 was USD 80 million.

Profit from Operations

The following table reflects changes in profit from operations across our business zones from the year ended 31 December 2006 to the year ended 31 December 2007:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
North America	718	571	25.7
Latin America North	2,840	2,117	34.2
Latin America South	440	274	60.6
Western Europe	1,108	478	131.8
Central & Eastern Europe	392	255	53.7
Asia Pacific	227	179	26.8
Global Export & Holding Companies	147	51	188.2

Total	5,872	3,925	49.6

(1)	The percentage change reflects the improvement of results for the period as a result of the change in each item.

Our profit from operations increased to USD 5,872 million in 2007. This represented an increase of USD 1,947 million, or 49.6%, as compared to 2006.

•

Our 2007 profit from operations reflects a net increase of USD 42 million as compared to 2006 attributable to the aggregate impact of the full consolidation of Quinsa, the acquisitions of Lakeport, Cervejarias Cintra Ind. e Com. Ltda. and Fujian Sedrin Brewery Co., Ltd. and the sale of United Dutch Breweries BV, the Rolling Rock family of brands and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses.

•	Our 2007 profit from operations also reflects a positive currency translation impact of USD 480 million.

•

Our 2007 profit from operations was impacted positively by USD 511 million in 2007 as a result of certain exceptional items, as compared to a negative impact of USD 118 million in 2006. See “—Exceptional Items” above for a description of the exceptional items in 2007 and 2006. These exceptional items mainly affected our Western Europe zone, where exceptional items increased profit from operations by USD 475 million in 2007 as compared to a decrease of USD 174 million in 2006.

See note 5 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further description of our 2007 and 2006 profit from operations by zone.

EBITDA, as defined

The following table reflects changes in EBITDA, as defined, across our business zones for the year ended 31 December 2007 as compared to 2006 EBITDA, as defined:

	Year ended 31 December 2007	Year ended 31 December 2006	Change
	(USD million)		(%)(1)
Profit	4,167	2,667	56.2
Income tax expense	888	666	33.3
Net finance cost	818	593	37.9
Share of result of associates	(1)	(1)	-

Profit from operations	5,872	3,925	49.6
Depreciation, amortisation and impairment	1,408	1,371	2.7

EBITDA, as defined	7,280	5,296	37.5

(1)	The percentage change reflects the improvement (or worsening) of results for the period as a result of the change in each item.

See “—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined” for additional information on our definition and use of EBITDA, as defined.

Our EBITDA, as defined, increased to USD 7,280 million in 2007. This represented an increase of USD 1,984 million, or 37.5%, as compared to 2006 EBITDA, as defined.

•

Our 2007 EBITDA, as defined, reflects a net increase of USD 86 million as compared to 2006 attributable to the aggregate impact of the full consolidation of Quinsa, the acquisitions of Lakeport, Cervejarias Cintra Ind. e Com. Ltda. and Fujian Sedrin Brewery Co., Ltd. and the sale of United Dutch Breweries BV, the Rolling Rock family of brands, Immborew and the Dinkelacker-Schwaben Bräu GmbH & Co. KG and Hofbrauhaus Wolters GmbH businesses.

•	Our 2007 EBITDA, as defined, also reflects a positive currency translation impact of USD 576 million.

•

Our 2007 EBITDA, as defined, was impacted positively by USD 454 million in 2007 as a result of certain exceptional items, as compared to a negative impact of USD 17 million in 2006. In addition to the exceptional items for 2007 and 2006 described under “—Exceptional Items” above, the exceptional items impacting our EBITDA, as defined, included a USD 56 million reversal of an impairment loss in respect of restructuring charges in 2007 and net impairment losses of USD 101 million in respect of business and asset disposals in 2006. These exceptional items mainly affected our Western Europe zone, where exceptional items increased EBITDA, as defined, by USD 436 million in 2007 as compared to a decrease of USD 99 million in 2006.

See note 5 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further performance measures used by our management. Also see note 10 to our audited consolidated financial statement as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for additional information regarding the allocation of our depreciation, amortisation and impairment charges.

Net Finance Cost

Our net finance cost was USD 818 million in 2007, as compared to USD 593 million in 2006. The USD 225 million increase was primarily due to an increase in interest expense following the higher mix of Brazilian real interest-bearing liabilities in our 2007 average net debt in comparison to the mix in 2006 and the adoption of hedge accounting on certain AmBev bonds in 2007. See note 11 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further description of our finance income and finance costs.

Income Tax Expense

Our income tax expense increased to USD 888 million in 2007 (at an effective income tax rate of 17.6%) from USD 666 million in 2006 (at an effective tax rate of 20.0%). The decrease in the effective tax rate was mainly attributable to the fact that AmBev continues to benefit from the impact of interest on equity payments, by tax deductible goodwill from the merger between InBev Holding Brazil S.A. and AmBev in July 2005 and the acquisition of Quinsa in August 2006, by the positive impact of low taxed capital gains on the sale of real estate to Cofinimmo S.A. and by the recognition of a deferred tax asset on U.S. tax loss carry forward. Excluding the impact of this exceptional capital gain, other exceptional items and the recognition of the deferred tax asset in the United States, our effective tax rate in 2007 would have been 19.7%.

Profit (Pre- and Post-Minorities)

Reported profit attributable to our equity holders was USD 3,005 million in 2007, up 69.8% year-over-year. Excluding the exceptional items described above, profit attributable to our equity holders in 2007 would have been USD 2,547 million as compared to USD 1,909 million in 2006. The increase in reported profit attributable to our equity holders was primarily due to the improvement in our profit from operations and the full consolidation of Quinsa since August 2006, which more than offset an increase in net finance costs and income taxes. Profit attributable to minority interests increased to USD 1,162 million in 2007 from USD 897 million in 2006. The increase of USD 265 million was mainly triggered by increased profit at AmBev, partly offset by a decrease of the minority stake following the execution of the AmBev share buyback programmes.

IMPACT OF CHANGES IN FOREIGN EXCHANGE RATES

Foreign exchange rates have a significant impact on our consolidated financial statements. The following table sets forth the percentage of our revenue realized by currency for the six months ended 30 June 2009 and 2008, and the years ended 31 December 2008, 2007 and 2006:

	Six months ended 30 June (unaudited)		Year ended 31 December (audited)
	2009	2008	2008	2007	2006
Brazilian reais	16.7%	33.8%	30.7%	32.2%	30.0%
Euro	8.5%	18.2%	15.6%	18.2%	20.2%
U.S. dollars	47.3%	1.3%	9.8%	1.4%	3.6%
Canadian dollars	5.0%	9.4%	8.4%	9.5%	10.2%
Russian ruble	3.0%	7.1%	6.5%	7.8%	6.7%
Great Britain pound sterling	3.6%	6.8%	6.2%	7.9%	9.2%
Argentinean peso	3.2%	5.0%	4.9%	4.5%	3.6%
Chinese yuan	4.5%	3.3%	3.5%	3.4%	3.0%
South Korean won	1.6%	3.3%	3.0%	3.7%	3.7%

During the six months ended 30 June 2009 and 2008:

•

The fluctuation of the foreign currency rates had a negative translation impact on our revenue of USD 2,186 million (as compared to a positive impact of USD 2,418 million during the six months ended 30 June 2008) and a negative translation impact on our profit from operations of USD 567 million (as compared to a positive impact of USD 632 million during the six months ended 30 June 2008).

•

The fluctuation of foreign currencies had a negative USD 352 million impact on our reported profit after tax (as compared to a positive impact of USD 456 million during the six months ended 30 June 2008), while the impact on our earnings base (profit attributable to our equity holders) was negative USD 204 million or USD (0.13) per share (as compared to a positive impact of USD 305 million, or USD 0.32 per share, during the six months ended 30 June 2008).

•

The foreign currency fluctuations had a USD 640 million impact on our net debt (increase of net debt) and a USD 1,465 million impact on our equity (increase of equity), as compared to a USD 529 million impact on our net debt (increase of net debt) and USD 891 million impact on our equity (increase of equity) during the first half of 2008.

As a result of the fluctuation of foreign exchange rates during the years ended 31 December 2008, 2007 and 2006:

•	We recorded a positive translation impact of USD 1,028 million on our 2008 revenue (as compared to a positive impact of USD 1,478 million in 2007 and a positive impact in 2006 of USD 695 million) and a positive translation impact of USD 320 million on our 2008 profit from operations (as compared to a positive impact of USD 480 million in 2007 and a positive impact of USD 277 million in 2006);

•

Our 2008 reported profit (after tax) was positively affected by a USD 218 million translation impact (as compared to a positive translation impact in 2007 of USD 350 million and a positive translation impact in 2006 of USD 207 million), while the positive translation impact on our 2008 earnings per share base (profit attributable to our equity holders) was USD 122 million or USD 0.12 per share (as compared to USD 243 million or USD 0.25 per share in 2007 and USD 125 million or USD 0.13 per share in 2006); and

•	Our equity decreased by USD 3,866 million in 2008 as a result of translation impacts (as compared to increases of USD 1,981 million in 2007 and decreases of USD 1,159 million in 2006).

Following the Anheuser-Busch acquisition, a significantly greater portion of our assets and revenue is denominated in U.S. dollars as a result of the significant assets and revenue of Anheuser-Busch in the United States. As a result, effective 1 January 2009, we changed the presentation currency of our consolidated financial statements from the euro to the U.S. dollar and have restated our historical audited consolidated financial statements included in this Form F-4 from euros to U.S. dollars.

LIQUIDITY AND CAPITAL RESOURCES

General

Our primary sources of cash flow have historically been cash flows from operating activities, the issuance of debt, bank borrowings and the issuance of equity securities. Our material cash requirements have included the following:

•	Debt service;

•	Capital expenditures;

•	Investments in companies participating in the brewing, carbonated soft drinks and malting industries;

•	Increases in ownership of our subsidiaries or companies in which we hold equity investments;

•	Share buyback programmes; and

•	Payments of dividends and interest on shareholders’ equity.

We are of the opinion that our working capital, as an indicator of our ability to satisfy our short-term liabilities, is, based on our expected cash flow from operations for the coming 12 months, sufficient for the 12 months following the date of this Form F-4. Over the longer term, we believe that our cash flows from operating activities, available cash and cash equivalents and short-term investments, along with our derivative instruments and our access to borrowing facilities, will be sufficient to fund our capital expenditures, debt service and dividend payments going forward. As part of our cash flow management, we are restraining growth in capital expenditures by optimizing use of our existing brewery capacity and standardizing operational processes to make our capital investments more efficient. We are also attempting to improve operating cash flow through procurement initiatives designed to leverage economies of scale and improve terms of payment to suppliers.

The Group’s equity attributable to our equity holders and minority interests amounted to USD 28.0 billion as at 30 June 2009 (USD 24.4 billion at 31 December 2008 and USD 21.9 billion at 31 December 2007) and the Group’s net debt amounted to USD 53.1 billion as at 30 June 2009 (USD 56.7 billion at 31 December 2008 and USD 7.5 billion at 31 December 2007). Our overriding objectives when managing capital resources are to safeguard the business as a going concern and to optimize our capital structure so as to maximize shareholder value while keeping the desired financial flexibility to execute strategic projects.

To finance the acquisition of Anheuser-Busch, we entered into a USD 45 billion senior debt facilities agreement (of which USD 44 billion was ultimately drawn) and a USD 9.8 billion bridge facility agreement. USD 1.0 billion under the senior facilities agreement remains undrawn and on 18 December 2008, we repaid the debt we had incurred under the bridge facility agreement with the net proceeds of a rights offering and cash proceeds received by us from pre-hedging the foreign exchange rate between the euro and the U.S. dollar in connection with the rights offering.

We intend to continue to reduce our aggregate financial indebtedness through a combination of strong operating cash flow generation, asset disposals and a short-term reduction in dividend payments. We have repaid a portion of the debt incurred under the senior debt facilities agreement as described under “—Net debt and Equity” below, and we intend to actively manage the maturity profile of our remaining indebtedness by refinancing borrowings under the senior facilities agreement through capital markets issuances. Of the USD 45 billion senior debt facilities agreement, USD 19 billion was originally scheduled to mature in one year, USD 13 billion in three years, and the remainder in five years. Shortly after the Anheuser-Busch acquisition, as of 31 December 2008, the amount of outstanding unsecured bank loans payable by us in less than 12 months was $12.8 billion. After the $4.7 billion cash flow available to pay down debt generated in the first six months of 2009 and total bond refinancing of $13 billion, as of 30 June 2009, the amount of outstanding unsecured bank loans payable by us in less than 12 months has been reduced to $3.8 billion. See “—Contractual Obligations and Contingencies—Contractual Obligations”.

Following the Anheuser-Busch acquisition and the resulting increased leverage, the AB InBev Group has publicly stated an objective to achieve asset disposals aggregating approximately USD 7 billion. As of 30 June 2009, pursuant to our disposal program, we had entered into agreements for the sale of the 27% stake in Tsingtao (USD 901 million), of Oriental Breweries (USD 1.8 billion), of four metal beverage can and lid manufacturing plants from our U.S. metal packaging subsidiary (USD 577 million) and of the Labatt USA distribution rights.

Our ability to manage the maturity profile of our debt and repay our outstanding indebtedness in line with management plans will nevertheless depend upon market conditions. If such unfavourable market conditions as have been experienced in the past twelve months continue or worsen, our costs could increase beyond what is currently anticipated. Such costs could have a material adverse impact on our cash flows, results of operations or both. In addition, an inability to refinance all or a substantial amount of our debt obligations when they become due would have a material adverse effect on our financial condition and results of operations. See “Risk Factors—Risks Relating to the Anheuser-Busch Acquisition—We will face financial risks due to our increased level of debt and challenging market conditions.”

Our cash and cash equivalents less bank overdrafts as at 30 June 2009 amounted to USD 6,189 million. As of 30 June 2009, we had an aggregate of USD 321 million available to us under committed short-term credit facilities and an aggregate of USD 4,431 million available to us under committed long-term credit facilities. Although we may borrow such amounts to meet our liquidity needs, we principally rely on cash flows from operating activities to fund our continuing operations.

Cash Flow

The following table sets forth our consolidated cash flows for the six months ended 30 June 2009 and 2008, and the years ended 31 December 2008, 2007 and 2006:

	Six months ended 30 June (unaudited)		Year ended 31 December (audited)
	2009	2008	2008	2007	2006
	(USD million)
Cash flow from operating activities	5,067	1,829	6,158	5,557	4,122
Cash flow from investing activities	157	(2,019)	(55,503)	(3,225)	(4,365)
Cash flow from financing activities	(1,452)	(330)	49,879	(1,327)	261

Cash Flow from Operating Activities

Our cash flows from operating activities for the six months ended 30 June 2009 and 2008, and the years ended 31 December 2008, 2007 and 2006 were as follows:

	Six months ended 30 June (unaudited)		Year ended 31 December (audited)
	2009	2008	2008	2007	2006
	(USD million)
Profit (including minority interests)	2,343	1,766	3,126	4,167	2,667
Interest, taxes and non-cash items included in profit	4,059	1,748	4,809	2,920	2,858

Cash flow from operating activities before changes in working capital and provisions	6,402	3,514	7,935	7,087	5,525
Change in working capital(1)	(45)	(498)	802	370	164
Pension contributions and use of provisions	(279)	(206)	(490)	(496)	(552)
Interest, dividends, and taxes (paid)/received	(1,011)	(981)	(2,089)	(1,404)	(1,015)

Cash flow from operating activities	5,067	1,829	6,158	5,557	4,122

(1)	For purposes of the table above, working capital includes inventories, trade and other receivables and trade and other payables, both current and non-current.

Non-cash items included in profit include: depreciation, amortisation and impairments, including impairment losses on receivables and inventories; additions and reversals in provisions and employee benefits; losses and gains on sales of property, plant and equipment, intangible assets, subsidiaries and assets held for sale; equity share-based payment expenses; share of result of associates; net finance cost; income tax expense and other non-cash items included in profit. Please refer to our consolidated financial statements included in this Form F-4 for a more comprehensive overview of our cash flow from operating activities.

Our primary source of cash flow for our ongoing activities and operations is our cash flow from operating activities. For extraordinary transactions (such as the Anheuser-Busch acquisition), we may, from time to time, also rely on cash flows from other sources. See “—Cash Flow from Financing Activities”, below.

Net cash from operating activities for the six months ended 30 June 2009 increased by USD 3,238 million, as compared to the six months ended 30 June 2008. The improvement was the combined result of higher profit following the Anheuser-Busch acquisition and improved working capital management. We devote substantial efforts to the more efficient use of our working capital especially those elements of our working capital that are perceived as ‘core’ (including trade receivables, inventories and trade payables). The initiatives to improve our working capital include the implementation of best practices on collection of receivables and inventory management, such as optimising our inventory levels per stock taking unit, improving the batch sizes in our production process and optimising the duration of overhauls. Similarly, we aim to efficiently manage our payables by reviewing our standard terms and conditions on payments and resolving, where appropriate, the terms of payment within 120 days upon receipt of invoice. The negative USD 45 million change in working capital includes a USD 357 million cash outflow from derivatives. Excluding the impact of derivatives, the change in working capital would have resulted in a positive USD 312 million cash impact.

Net cash from operating activities increased by USD 601 million, or 10.8%, in the year ended 31 December 2008 as compared to the comparable period in 2007. The increase in the year ended 31 December 2008 was primarily the result of our devotion of substantial efforts to the more efficient use of our working capital, especially those elements of working capital that are perceived as ‘core’. The resulting changes in working capital had a USD 802 million cash positive flow impact in 2008. This improvement was partially the result of outstanding consideration payable to former Anheuser-Busch shareholders who did not claim the proceeds by year end 2008. Excluding this payable, the change in working capital would have resulted in a USD 302 million positive cash impact despite an increase in inventories by USD 388 million in 2008 as compared to year-end 2007 due to higher prices of raw materials (particularly malt). The improvement in working capital was partially offset by higher taxes and interest paid in 2008 as compared to 2007.

In 2007, the increase in net cash from operating activities amounted to an additional USD 1,435 million, or 34.8%, as compared to 2006. The improvement was the combined result of higher profit and improved working capital management.

Cash Flow from Investing Activities

Our cash flows from investing activities for the six months ended 30 June 2009, and the years ended 31 December 2008, 2007 and 2006 were as follows:

	Six months ended 30 June (unaudited)		Year ended 31 December (audited)
	2009	2008	2008	2007	2006
	(USD million)
Net capital expenditure(1)	(508)	(1,074)	(2,424)	(1,969)	(1,528)
Net acquisition of subsidiaries and associates, net of cash acquired/disposed of, and purchase of minority interests	368	(918)	(53,044)	(1,259)	(2,844)
Other	297	(27)	(35)	3	7

Cash flow from (used in) investing activities	157	(2,019)	(55,503)	(3,225)	(4,365)

(1)	Net capital expenditure consists of acquisitions of plant, property and equipment and of intangible assets, minus proceeds from sale.

Net cash from investing activities increased to USD 157 million for the six months ended 30 June 2009 as compared to USD 2,019 million of cash used in investing activities during the six months ended 30 June 2008. This was mainly due to lower cash expenditures on purchases of minority interests and, especially, property, plant and equipment in the first half of 2009 than in the same period last year. This development was partially offset by our payment of USD 529 million in the first six months of 2009 on acquiring businesses as compared to USD 76 million during the same period last year. Of the cash used to acquire businesses during the first half of 2009, USD 508 million represented the settlement of outstanding consideration payable to former Anheuser-Busch shareholders who had not claimed the proceeds by year-end 2008, as well as the settlement of transaction costs related to the Anheuser-Busch acquisition. Further details on the acquisition of new businesses are disclosed in note 6 to our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and 2008. Furthermore, as a result of the sale of our 27% economic interest in Tsingtao in the first half of 2009, proceeds from the sale of associates increased compared to the same period last year.

Acquisition of subsidiaries, net of cash acquired, the purchase of minority interests and the acquisition of plant, property and equipment accounted for our most significant cash outlays in each of the three years ending 31 December 2008, 2007 and 2006.

The evolution of the cash used in investment activities from USD 3,225 million in 2007 to USD 55,503 million in 2008 is mainly explained by the Anheuser-Busch acquisition for which the net cash used amounted to USD 52,158 million. Further details on the Anheuser-Busch acquisition are disclosed in note 6 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 and under “Business Description—Material Contracts—The Merger Agreement”.

Net cash used in investment activities decreased to USD 3,225 million in 2007 as compared to USD 4,365 million in 2006. This was mainly due to the proceeds from the sale of Immobrew SA/NV in 2007, a decrease in expenditure on acquisitions in 2007, partly offset by higher purchases of minority interests through the AmBev share buyback programmes.

Cash Flow from Financing Activities

Our cash flows from financing activities for the six months ended 30 June 2009 and 2008, and the years ended 31 December 2008, 2007 and 2006 were as follows:

	Six months ended 30 June (unaudited)		Year ended 31 December (audited)
	2009	2008	2008		2007	2006
	(USD million)
Net proceeds from the issue of share capital	33	36	9,764		115	103
Net purchase of treasury shares	-	(1,080)	(797)		(821)	(74)
Proceeds from borrowings	10,598	8,083	56,425		8,950	8,064
Payments on borrowings	(11,540)	(4,902)	(11,953)		(8,449)	(6,960)
Cash net financing costs other than interests	132	(251)	(632)		(60)	(94)
Payment of finance lease liabilities	(2)	(4)	(6)		(10)	(4)
Dividends paid	(673)	(2,212)	(2,922	)(1)	(1,052)	(774)

Cash flow from (used in) financing activities	(1,452)	(330)	49,879		(1,327)	261

(1)	Dividends paid in 2008 consist primarily of USD 1,983 million paid by Anheuser-Busch InBev SA/NV, USD 630 million paid by AmBev and USD 268 million paid by Anheuser-Busch.

Cash flows used in financing activities amounted to USD 1,452 million for the six months ended 30 June 2009, as compared to USD 330 million of cash flows used in financing activities for the six months ended 30 June 2008. The change was primarily due to higher payments on borrowings, reflecting principal repayments made during the six months ended 30 June 2009, the effects of which were partially offset by lower levels of purchases of treasury shares and lower dividends paid.

Cash flows from financing activities for the year ended 31 December 2008 amounted to USD 49,879 million, compared to cash flows used in financing activities of USD 1,327 million for the year ended 31 December 2007. The change was primarily due to an increase in the net proceeds from the issue of share capital in the amount of USD 9,764 million pursuant to a rights offering that was completed in December 2008 and an increase in proceeds from borrowings, related to the senior debt facility entered into to finance a part of the Anheuser-Busch acquisition. Proceeds of the rights offering were used to repay debt incurred under the bridge facility used to finance a part of the Anheuser-Busch acquisition.

Cash flows used in financing activities for the year ended 31 December 2007 amounted to USD 1,327 million compared to cash flows provided by financing activities of USD 261 million for the year ended 31 December 2006. This was principally due to higher share buybacks, debt repayments and dividend payments during the year.

Transfers from Subsidiaries

The amount of dividends payable by our operating subsidiaries to us is subject to, among other restrictions, general limitations imposed by the corporate laws, capital transfer restrictions and exchange control restrictions of the respective jurisdictions where those subsidiaries are organised and operate. For example, in Brazil, which accounted for 28% of our actual reported profit from operations for the six months ended 30 June 2009, current legislation permits the Brazilian government to impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil’s balance of payments. For approximately six months in 1989 and early 1990, the Brazilian government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors in order to conserve Brazil’s foreign currency reserves.

Dividends paid to us by certain of our subsidiaries are also subject to withholding taxes. Withholding tax, if applicable, generally does not exceed 10%.

Capital transfer restrictions are also common in certain emerging market countries, and may affect our flexibility in implementing a capital structure we believe to be efficient. For example, China has very specific approval regulations for all capital transfers to or from the country and certain capital transfers to and from the Ukraine are subject to obtaining a specific permit.

Funding Sources

Funding Policies

We aim to secure committed credit lines with financial institutions to cover our liquidity risk on a 12-month and 24-month basis. Liquidity risk is identified using both the budget and strategic planning process input of the AB InBev Group on a consolidated basis. Depending on market circumstances and the availability of local (debt) capital markets, we may decide, based on liquidity forecasts, to secure funding on a medium- and long-term basis.

We also seek to continuously optimise our capital structure with a view to maximising shareholder value while keeping desired financial flexibility to execute strategic projects. Our capital structure policy and framework aims to optimise shareholder value through tax efficient maximisation of cash flow distribution to us from our subsidiaries, while maintaining an investment-grade rating and minimising cash and investments with a return below our weighted average cost of capital.

Cash and Cash Equivalents

Our cash and cash equivalents less bank overdrafts for the six months ended 30 June 2009, and the years ended 31 December 2008, 2007 and 2006 were as follows:

	Six months ended 30 June (unaudited)	Year ended 31 December (audited)
	2009	2008	2007	2006
	(USD million)
Total	6,189	2,171	1,831	705

For operational purposes, we hold cash and cash equivalents in the functional currencies of our operating companies. However, based on our most significant regions of operation, as of 30 June 2009, a significant amount of our cash and cash equivalents were held in the U.S. dollar (57.9% of total cash and cash equivalents), the real (17.9% of total cash and cash equivalents) and the euro (8.2% of total cash and cash equivalents). As of 31 December 2008, 34% of our cash and cash equivalents were held in the U.S. dollar, 31% were held in the real and 18% were held in the euro.

Borrowings

Pursuant to the long- and short-term financing commitments in the amount of USD 54.8 billion that we obtained in connection with the Anheuser-Busch acquisition, we drew down USD 53.8 billion for the closing of the acquisition, which significantly increased our level of indebtedness on a consolidated basis. For further information regarding our financing commitments in connection with the Acquisition, see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

All of the USD 54.8 billion financing commitments entered into by us in connection with the Anheuser-Busch acquisition bear interest at variable rates, and, except as described below, we will be exposed to interest rate risk on any amounts utilised under these commitments. As of 30 June 2009, USD 31.4 billion of the financing commitments entered into by us under the variable rate senior debt facilities in connection with the Anheuser-Busch acquisition remained outstanding. In accordance with our dynamic interest rate hedging approach (see “—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments—Interest Rate Risk”), we have entered into hedging arrangements with respect to a substantial portion of the amounts borrowed under these financing commitments for an initial three-year period. At the time of the Anheuser-Busch acquisition, the interest rate for an amount of up to USD 34.5 billion of the financing commitments had effectively been fixed at 3.875% per annum (plus applicable fixed spreads) for the period from 2009 to 2011. Since then, a portion of the hedging arrangement has been extended for an additional two-year period, and other amounts have been repaid.

These hedging arrangements include a series of forward U.S. dollar LIBOR fixed interest-rate swaps. As a result, effective from January 2009, the interest rates for an amount of up to USD 29.5 billion (under the USD 45 billion senior debt facilities agreement we entered into to finance the Anheuser-Busch acquisition) have effectively been fixed. The interest rate for USD 25 billion from Facilities C and D of these senior debt facilities has been fixed at a weighted average rate of 4.038% per annum (plus applicable fixed spreads) and the interest rate for USD 4.5 billion has been fixed as a pre-hedge of potential debt capital market issuance at 3.507% per annum (plus applicable fixed spreads), in each case for the period from 2009 to 2011. In addition, with respect to an amount of up to USD 7.4 billion of the USD 29.5 billion, the interest rates applicable during the subsequent period, from 2011 to 2013, have effectively been fixed at 2.85% per annum, plus applicable fixed spreads. These and other hedging arrangements we have entered into resulted in an increase in our trade and other payables for the period ended 30 June 2009.

Our borrowings are linked to different interest rates, both variable and fixed. As of 30 June 2009, after certain hedging and fair value adjustments, USD 11.0 billion, or 18.49%, of our interest-bearing financial liabilities (which include loans, borrowings and bank overdrafts) bore a variable interest rate, while USD 48.7 billion, or 81.51%, bore a fixed interest rate.

The senior facilities agreement requires us to abide by a specified interest cover ratio and leverage ratio which is tested semi-annually for the 12-month test period ending on the test date, beginning on 30 June 2009. The initial required interest cover ratio (which is the ratio of EBITDA, calculated in accordance with the senior facilities agreement, to net interest expense on a consolidated basis) is 2.5:1 and is stepped up incrementally during the term of the agreement to 3.0:1. The initial required leverage ratio (which is the ratio of total net debt to EBITDA, each calculated in accordance with the senior facilities agreement, on a consolidated basis) is 5.2:1 and is stepped down during the term of the agreement to 3.5:1.

The interest cover ratio is defined in the senior facilities agreement as the ratio of EBITDA to net interest expense in respect of any relevant period. EBITDA for purposes of the interest cover ratio under the senior facilities agreement is “EBITDA, as defined” adjusted for exceptional items, dividends or other profit distributions received in cash of non-consolidated entities, gains or losses of non-financial assets. For our definition of EBITDA, as defined see “—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”. This measure of EBITDA reached USD 10.793 million as of 30 June 2009. Net interest expense means, in respect of the AB InBev Group and in relation to any period, interest expenses (as reported for the preceding 12-month period) minus interest income (as reported for the preceding 12-month period) and reached USD 2.485 million as of 30 June 2009. The interest coverage ratio as of 30 June 2009 was 4.34.

The leverage ratio is defined in the senior facilities agreement as the total net debt at the last day of the relevant period divided by the EBITDA for that period. Net debt for purposes of the leverage ratio under the senior facilities agreement is financial indebtedness excluding obligations owned under or in respect of shareholders’ equity, deductions made of cash, cash equivalent investments and judicial deposits and was USD 52.955 million as of 30 June 2009. EBITDA for purposes of the leverage ratio calculation under the senior facilities agreement bears the same definition as that used in the interest cover ratio, further adjusted to add or subtract on a pro-forma basis over the preceding 12-month period the results of any entities or businesses acquired or sold during that period. This measure of EBITDA was USD 12.737 million as of 30 June 2009. The leverage ratio as of 30 June 2009 was 4.16.

Failure to comply with the covenants in the senior debt facility we entered into in connection with the Anheuser-Busch acquisition could have significant consequences on our financial condition and liquidity. Such non-compliance is an event of default under the facility and our lenders would have the right to accelerate the maturity of that debt. Such event of default may trigger cross-default clauses under other debt we have incurred resulting in further harm to our financial condition and liquidity. Conversely, compliance with the covenants in the senior debt facility may limit our operating flexibility, including by limiting our ability to engage in future acquisitions or development activities or to otherwise realise the value of our assets and opportunities fully because of the need to comply with the covenants. See “Risk Factors—Risks Relating to the Anheuser-Busch Acquisition—We will face financial risks due to our increased level of debt and challenging market conditions.”

Further, upon the completion of the acquisition, Anheuser-Busch became part of our consolidated group and its outstanding indebtedness became part of our consolidated liabilities. Anheuser-Busch InBev SA/NV has also guaranteed the outstanding capital markets debt issued or guaranteed by Anheuser-Busch and may guarantee Anheuser-Busch’s obligations under any guarantee provided by Anheuser-Busch of its subsidiaries’ other debt obligations. As of 30 June 2009, the Anheuser-Busch obligations guaranteed by Anheuser-Busch InBev SA/NV amounted to USD 7,488 million.

Most of our other interest-bearing loans and borrowings are for general corporate purposes, based upon strategic capital structure concerns, although certain borrowing is incurred to fund significant acquisitions of subsidiaries, such as the borrowings to fund the Anheuser-Busch acquisition. Although seasonal factors affect the business, they have little effect on our borrowing requirements.

On 8 December 2005, InBev (as borrower), Brandbrew S.A., Cobrew SA/NV and InBev Belgium (as borrowers and guarantors) entered into a EUR 2.5 billion revolving loan facility with, among others, ABN AMRO Bank N.V., Calyon, Citigroup Global Markets Ltd and ING Belgium NV/SA (as bookrunners), Fortis Bank SA/NV (as facility agent) and certain banks and financial institutions (as original lenders). This facility can be used for general corporate purposes, including but not limited to acquisitions and, without having an obligation to do so, refinancing indebtedness of the AB InBev Group. This facility contains customary representations and warranties, covenants and events of default and is unsecured. As of 30 June 2009, USD 1,477 million remains available to be drawn under this facility. The final maturity date of this facility is 8 December 2012.

We have also established a Belgian commercial paper programme under which Anheuser-Busch InBev SA/NV and Cobrew NV/SA may issue and have outstanding at any time commercial paper notes up to a maximum aggregate amount of EUR 1.0 billion (USD 1.4 billion) or its equivalent in alternative currencies. The proceeds from the issuance of any such notes may be used for general corporate purposes. The notes may be issued in two tranches: Tranche A has a maturity of not less than seven and not more than 364 days from and including the day of issue, Tranche B has a maturity of not less than one year. As of 30 June 2009, we had borrowed approximately USD 370.3 million under the programme. Our ability to borrow additional amounts under the programme is subject to investor demand. If we are ever unable to borrow under this commercial programme, we may borrow an additional amount, or refinance commercial paper as it becomes due, up to an amount of EUR 125 million (USD 174 million) under a committed special-purpose credit line or through the use of our other committed lines of credit.

Our net debt is denominated in various currencies, though primarily in the U.S. dollar, the euro, the Brazilian real and the Canadian dollar. Our policy is to have our subsidiaries incur debt in their functional currencies, through long-term or short-term borrowing arrangements, either directly in their functional currencies or indirectly through hedging arrangements, to the extent possible.

The currency of borrowing is driven by various factors in the different countries of operation, including a need to hedge against functional currency inflation, currency convertibility constraints, or restrictions imposed by exchange control or other regulations. In accordance with our policy aimed at achieving an optimal balance between cost of funding and volatility of financial results, we seek to match borrowing liabilities to functional currency cash flow, and may enter into certain financial instruments in order to mitigate currency risk. We have also entered into certain financial instruments in order to mitigate interest rate risks. For further details on our approach to hedging foreign currency and interest rate risk, see “—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments”.

We have substantially increased our U.S. dollar liabilities as a result of U.S. dollar amounts borrowed and assumed in connection with the Anheuser-Busch acquisition. Following the acquisition, we adopted a hybrid currency matching model pursuant to which we may (i) match net debt currency exposure to cash flows in such currency, measured on the basis of EBITDA, as defined, adjusted for exceptional items, by swapping a significant portion of U.S. dollar debt to other currencies, such as Brazilian real (with a higher coupon), although this would negatively impact our profit and earnings due to the higher Brazilian real interest coupon, and (ii) use Anheuser-Busch’s U.S. dollar cash flows to service interest payments under our debt obligations. See “—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments—Foreign Currency Risk” for further details of our hedging arrangements. For our definition of EBITDA, as defined, see “—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”.

We were in compliance with all our debt covenants as of 30 June 2009. For further details regarding our total current and non-current liabilities, please refer to note 16 of our unaudited consolidated financial statements for the half-year ended 30 June 2009, and note 25 of our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

The following table sets forth the level of our current and non-current interest-bearing loans and borrowings as of 30 June 2009, and as of 31 December 2008 and 2007:

	Six months ended 30 June (unaudited)	Year ended 31 December (audited)
	2009	2008	2007
	(USD million)
Secured bank loans	318	108	546
Unsecured bank loans	36,333	50,553	6,064
Unsecured bond issues	22,627	8,432	2,875
Secured other loans	6	7	0
Unsecured other loans	208	173	237
Secured bank facilities	-	-	6
Finance lease liabilities	51	53	22

Total(1)	59,543	59,326	9,750

(1)	Total shown excludes USD 765 million of bank overdrafts in 2008 and USD 117 million in 2007.

The following table sets forth the contractual maturities of our interest-bearing liabilities as of 30 June 2009:

	Carrying Amount(1)	Less than 1 year	1–2 years	2-3 years	3–5 years	More than 5 years
	(USD million)
Secured bank loans	318	218	61	20	12	7
Unsecured bank loans	36,333	2,599	5,814	13,573	14,172	175
Unsecured bond issues	22,627	1,054	474	989	5,709	14,401
Secured other loans	6	-	-	-	6	-
Unsecured other loans	208	4	26	91	22	65
Finance lease liabilities	51	5	5	4	2	35

Total(2)	59,543	3,880	6,380	14,677	19,923	14,683

(1)	“Carrying Amounts” refers to net book value as recognised in the balance sheet as per 30 June 2009.

(2)	Total shown excludes USD 150 million of bank overdrafts as of 30 June 2009.

The following table sets forth the contractual maturities of our interest-bearing liabilities as of 31 December 2008:

	Carrying Amount(1)	Less than 1 year	1–3 years	3–5 years	More than 5 years
	(USD million)
Secured bank loans	108	51	27	31	-
Unsecured bank loans	50,553	10,723	25,444	14,261	125
Unsecured bond issues	8,432	520	1,640	1,307	4,964
Secured other loans	7	-	2	4	1
Unsecured other loans	173	4	66	64	40
Finance lease liabilities	53	4	9	4	35

Total(2)	59,326	11,302	27,188	15,671	5,165

(1)	“Carrying Amounts” refers to net book value as recognised in the balance sheet as per 31 December 2008.

(2)	Total shown excludes USD 765 million of bank overdrafts in 2008.

Please refer to note 30(c) of our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for a description of the currencies of our financial liabilities and a description of the financial instruments we use to hedge our liabilities.

Credit Rating

Our credit rating from Standard and Poor’s is BBB+ for long-term obligations and A-2 for short-term obligations, and our credit rating from Moody’s Investors Service is Baa2 for long-term obligations. Credit ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any of our or our subsidiaries’ securities.

Capital Expenditures

We spent USD 508 million (net of proceeds from the sale of property, plant, equipment and intangible assets) during the six months ended 30 June 2009 on acquiring capital assets. Of this amount, approximately 72% was used to improve our production facilities, while 18% was used for logistics and commercial investments. Approximately 10% was used for improving administrative capabilities and purchase of hardware and software.

We spent USD 2,424 million in 2008 on acquiring capital assets. In 2008, out of the total capital expenditures, approximately 66% was used to improve our production facilities, while 24% was used for logistics and commercial investments. Approximately 10% was used for improving administrative capabilities and purchase of hardware and software.

We spent USD 1,969 million during 2007 on acquiring capital assets. Of our total capital expenditures in 2007, approximately 67% was used to improve our production facilities, 22% was used for logistics and commercial investments and approximately 11% was used for improving administrative capabilities and purchase of hardware and software.

We spent USD 1,528 million during 2006 on acquiring capital assets. Of our total capital expenditures in 2006, approximately 63% was used to improve our production facilities, 26% was used for logistics and commercial investments and approximately 11% was used for improving administrative capabilities and purchase of hardware and software.

Investments

We acquired the Budweiser distribution rights in Paraguay for an amount of USD 24 million in April 2009 and we bought a Pepsi bottler in Bolivia for USD 27 million in March 2009.

During the first half of 2009, we also disposed of certain of our businesses. The three main disposals were the sales of InBev USA (also doing business under the name Labatt USA) and our interest in Tsingtao and Oriental Brewery.

•

On 13 March 2009, we announced that we had completed the sale of InBev USA, the exclusive importer of Labatt branded beer in the U.S., to an affiliate of KPS Capital Partners, LP to satisfy requirements imposed by the U.S. Department of Justice in connection with its clearance of our acquisition of Anheuser-Busch.

•

On 30 April 2009, we announced that we had completed the sale of 19.9% of Tsingtao to Asahi Breweries, Ltd. for USD 667 million. We used the net proceeds from this divestiture to repay part of the senior debt facilities we incurred to finance the Anheuser-Busch acquisition. On 8 May 2009, we announced that we had entered into an agreement with a private investor, Mr. Chen Fashu, to sell our remaining 7% stake in Tsingtao for USD 235 million. The sale was completed on 5 June 2009.

•

On 24 July 2009, we completed the previously announced sale of Oriental Brewery, South Korea’s second largest brewery, to an affiliate of KRR for USD 1.8 billion (equivalent to approximately KRW 2.3 trillion converted at the then-current spot rate of 1272.6 KRW per USD), which resulted in USD 1.5 billion of cash proceeds at closing. We expect to continue our relationship with Oriental Brewery through the exchange of best practices, by granting Oriental Brewery exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud Ice and Hoegaarden, and by having an ongoing interest in Oriental Brewery through an agreed earn-out. In addition, we will have the right, but not the obligation, to re-acquire Oriental Brewery five years after the closing of the transaction based on predetermined financial terms. The divestiture of Oriental Brewery is part of our ongoing deleveraging programme and allows us to repay debt incurred as a result of the Anheuser-Busch acquisition. We expect the impact on recurring results to be immaterial.

In 2008, our expenditures on acquiring businesses were largely the result of the Anheuser-Busch acquisition, for which the total amount of funds required was approximately USD 54.8 billion and for which we recognised goodwill of USD 32.2 billion provisionally allocated primarily to our U.S. business on the basis of expected synergies. Aside from this acquisition, we spent USD 946 million during the course of 2008 on acquisitions of businesses and purchases of minority interests. We reached an agreement to purchase the Cintra brands in January 2008 and subsequently sold the Cintra brands at net carrying value in May 2008. We also acquired several local distributors throughout the world during 2008. These distributors were immediately integrated in our operations and goodwill on these transactions amounted to USD 85 million. We also received a USD 47 million cash inflow for the disposal of certain wholesalers in Western Europe and the partial collection of the remaining receivable from the sale of Immobrew in 2007. Our purchases of minority interests principally related to AmBev (through share buyback programmes), Zhejiang Shiliang Brewery Co., Ltd. and Quinsa. As a result of a share buy-back programme of AmBev shares during 2008, our percentage interest in AmBev increased from 61.01% to 61.75%. Other purchases of minority interests related to the buy-out of InBev Shiliang (Zhejiang) Brewery and to the closing of AmBev’s tender offer for Quinsa shares, resulting in an increase of AmBev’s economic interest in Quinsa to 99.83%. The total cash consideration for these purchases of minority interests amounted to USD 853 million, including USD 342 million for the repurchase of shares by AmBev. As the related subsidiaries were already fully consolidated, the purchases did not impact our profit, but reduced the minority interests and thus impacted the profit attributable to our equity holders.

During the course of 2007, we spent USD 1,836 million on acquisitions of businesses and purchases of minority interests. In 2007, our expenditures on acquiring businesses were largely the result of the acquisition of Lakeport (for an aggregate purchase price of just over CAD 201.4 million), Goldensand Comercio e Serviços Lda, the controlling shareholder of Cervejarias Cintra Ind. e Com. Ltda. (for a total transaction value of approximately USD 150 million), and several local distributors, while our purchases of minority interests principally related to the AmBev share buyback programmes (whereby 25.6 million AmBev shares were acquired for an amount of USD 1,544 million) and our share buyback programme under which we acquired 10.3 million of our shares for an amount of USD 821 million.

During the course of 2006, we spent USD 2,847 million on acquisitions of businesses and purchases of minority interests. Our expenditure on acquiring businesses in 2006 was principally directed towards the acquisition of Fujian Sedrin Brewery Co., Ltd. (for a total cash consideration of RMB 5,886 million, which was settled in U.S. dollars for USD 779 million) and the acquisition (through AmBev) of all Beverage Associates Corp.’s remaining shares in Quinsa (for a total purchase price of USD 1,237 million).

Net Debt and Equity

We define net debt as non-current and current interest-bearing loans and borrowings and bank overdrafts minus debt securities and cash. Net debt is a financial performance indicator that is used by our management to highlight changes in our overall liquidity position. We believe that net debt is meaningful for investors as it is one of the primary measures our management uses when evaluating our progress towards deleveraging.

The following table provides a reconciliation of our net debt to the sum of current and non-current interest bearing loans and borrowings as of the dates indicated:

	30 June (unaudited)	31 December (audited)
	2009	2008	2007
	(USD million)
Non-current interest bearing loans & borrowings	55,663	48,025	7,633
Current interest bearing loans & borrowings	3,880	11,301	2,117

	59,543	59,326	9,750
Bank overdrafts	150	765	117
Cash & cash equivalents	(6,339)	(2,936)	(1,949)
Interest bearing loans granted (included within Trade and other receivables)	(91)	(97)	(31)
Debt securities (included within Investment securities)	(127)	(397)	(391)

Total net debt	53,136	56,661	7,497

Our net debt decreased to USD 53,136 million as of 30 June 2009, from USD 56,661 million as of 31 December 2008. Apart from operating results net of capital expenditures, our net debt was impacted by dividend payments to our shareholders (USD 559 million), dividend payments to minority shareholders of AmBev (USD 94 million), the payment of previously unclaimed consideration to former Anheuser-Busch shareholders and the payment of other transaction costs associated with our acquisition (USD 508 million), offset by the net proceeds from the sale of our interest in Tsingtao (USD 901 million) and the impact of changes in foreign exchange rates (USD 640 million).

Our net debt increased to USD 56,661 million as of 31 December 2008, from USD 7,497 million as of 31 December 2007. Apart from operating results net of capital expenditures, our net debt was impacted by the net proceeds from the issue of share capital (USD 9,764 million), offset by the acquisition of Anheuser-Busch and other business combinations (USD 52,251 million); our share buy-back programme (USD 1,044 million) and AmBev’s share buy-back programme (USD 342 million); the purchase of minority interests of Quinsa and Zheijang Shiliang (USD 432 million and USD 79 million, respectively); dividend payments (USD 2,922 million) and the impact of changes in foreign exchange rates.

Our net debt increased to USD 7,497 million as of 31 December 2007, from USD 7,326 million as of 31 December 2006. Our cash flow was positively impacted by higher cash flow from operating activities and lower cash flow from investments in 2007. Our net debt was decreased by the sale of real estate to Cofinimmo S.A. in Belgium and the Netherlands (USD 573 million in 2007), the sale of Dinkelacker-Schwaben Bräu GmbH & Co. KG (USD 30 million) and the impact of changes in foreign exchange rates, which, together with the impact of operating results net of capital expenditures, more than offset the increase in our net debt as a result of the acquisition of Lakeport Brewing Income Fund, Cervejarias Cintra Ind. e Com. Ltda. and certain Brazilian distributors (USD 260 million), our share buyback programme (USD 820 million), the AmBev share buyback programme (USD 1,544 million) and dividend payments (USD 1,052 million).

Consolidated equity attributable to our equity holders as at 30 June 2009 was USD 25,586 million, compared to USD 22,442 million at the end of 2008. The combined effect of the strengthening of the Brazilian real, the Canadian dollar, the euro, the Pound sterling, the Mexican peso, the South Korean won and the Ukrainian hryvnia and the weakening of the Argentinean peso, the Chinese yuan and the Russian ruble resulted in a positive foreign exchange translation adjustment of USD 1,320 million. Further details on equity movements can be found in our consolidated interim statement of changes in equity in our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and 2008.

Consolidated equity attributable to our equity holders as at 31 December 2008 was USD 22,442 million, compared to USD 20,057 million at the end of 2007 primarily reflecting the capital increase as a result of the rights offering we completed in December 2008, which was partially offset by foreign exchange translation adjustments. The movement of the foreign exchange translation adjustment of USD 3.866 million is primarily the effect of the weakening of the closing rates of the Mexican peso, the Brazilian real, the Pound sterling, the Russian ruble, the South Korean won, the Ukrainian hryvnia and the Canadian dollar. Further details on equity movements can be found in note 23 to our audited consolidated financial statements as of, and for the year ended, 31 December 2008.

Consolidated equity attributable to our equity holders as at 31 December 2007 was USD 20,057 million, compared to USD 16,149 million at 31 December 2006, which included a positive foreign exchange translation adjustment of USD 1,985 million due mainly to the combined effect of the strengthening of the closing rates of the Brazilian real and the Canadian dollar and the weakening of the closing rates of the Argentinean peso, the Chinese yuan, the pound sterling, the Russian ruble, the South Korean won, and the Ukrainian hryvnia.

Note that further details on equity movements can be found in note 23 to our audited consolidated financial statements as of, and for the year ended, 31 December 2008.

Acquisition of Anheuser-Busch

To finance the acquisition of Anheuser-Busch, we entered into a USD 45 billion senior debt facilities agreement (of which USD 44 billion was ultimately drawn) and a USD 9.8 billion bridge facility agreement, enabling us to consummate the acquisition, including the payment of USD 52.5 billion to shareholders of Anheuser-Busch, refinancing certain Anheuser-Busch indebtedness, payment of all transaction charges, fees and expenses and accrued but unpaid interest to be paid on Anheuser-Busch’s outstanding indebtedness, which together amounted to approximately USD 54.8 billion.

On 18 December 2008, we repaid the debt we had incurred under the bridge facility with the net proceeds of the rights offering and cash proceeds we received from pre-hedging the foreign exchange rate between the euro and the U.S. dollar in connection with the rights offering. The rights offering is described further below under “—Rights Offering”.

As of 30 June 2009, the amounts outstanding under our financing commitments under our USD 45 billion variable rate senior debt facilities entered into in connection with the Anheuser-Busch acquisition had been reduced to USD 31.4 billion.

The costs of the Anheuser-Busch acquisition totalled approximately USD 1.2 billion, of which USD 0.3 billion were allocated to goodwill, USD 0.1 billion related to the capital increase and USD 0.1 billion related to the senior and equity bridge facilities, commitment fees and equity bridge facility arrangement fees and are reported in the 2008 income statement and USD 0.7 billion related to the senior debt facility arrangement fees and will be taken in the income statement as an accretion expense over the remaining life time of the financing using the effective interest rate method.

January Notes Offering

On 12 January 2009, we issued three series of notes in an aggregate principal amount of USD 5.0 billion, consisting of USD 1.25 billion aggregate principal amount of notes due 2014 (the “January 2014 Notes”), USD 2.5 billion aggregate principal amount of notes due 2019 (the “January 2019 Notes”) and USD 1.25 billion aggregate principal amount of notes due 2039 (the “January 2039 Notes”, and together with the January 2014 Notes and the January 2019 Notes, the “January Notes”). The January 2014 Notes, January 2019 Notes and January 2039 Notes bear interest at a rate of 7.20%, 7.75% and 8.20%, respectively. The net proceeds from the January Notes offering were used to repay USD 3.5 billion of the Facility B loan and USD 1.5 billion of the Facility A loan, both of which comprise part of the senior debt facilities agreement and which are described under “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

Euro MTN Notes Offerings

In the first half of 2009, we completed the issuance of eight series of notes, consisting of EUR 750 million aggregate principal amount of notes due 2013 (the “2013 Euro Notes”), EUR 750 million aggregate principal amount of notes due 2014 (the “2014 Euro Notes”), EUR 600 million aggregate principal amount of notes due 2017 (the “2017 Euro Notes”), EUR 50 million aggregate principal amount of notes due 2014 (the “2014 FRN Notes”), GBP 550 million aggregate principal amount of notes due 2024 (the “2024 GBP Notes”), Swiss Franc (CHF) 600 million aggregate principal amount notes due 2014 (the “2014 CHF Notes”), EUR 250 million aggregate principal amount of notes due June 2015 (the “2015 EUR Notes”) and GBP 750 million aggregate principal amount of notes due June 2017 (the “2017 GBP Notes” and together with the 2013 Euro Notes, the 2014 Euro Notes, the 2017 Euro Notes, the 2014 FRN Notes, the 2024 GBP Notes, the 2014 CHF Notes and the 2015 EUR Notes, the “Euro MTN Notes”). The 2013 Euro Notes, 2014 Euro Notes, 2017 Euro Notes, 2014 FRN Notes, 2024 GBP Notes 2014 CHF Notes, 2015 EUR Notes and the 2017 GBP Notes bear interest at a rate of 7.375%, 6.57%, 8.625%, 9.75%, 4.5%, 5.75% and 6.5%, respectively. The 2014 FRN Notes bear interest at a floating rate of 3 month EURIBOR plus 3.90%. The net proceeds from the 2013 Euro Notes, 2014 Euro Notes, 2017 Euro Notes, 2014 FRN Notes, 2024 GBP Notes and 2014 CHF Notes, as of

30 June 2009 were used to repay approximately USD 2.447 billion of the Facility A loan and approximately USD 1.1 billion of other short term indebtedness. For a description of the Facility A loan, see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

May Notes Offering

On 14 May 2009, we issued three series of notes in an aggregate principal amount of USD 3.0 billion, consisting of USD 1.55 billion aggregate principal amount of notes due 2014 (the “May 2014 Notes”), USD 1.0 billion aggregate principal amount of notes due 2019 (the “May 2019 Notes”) and USD 0.450 billion aggregate principal amount of notes due 2039 (the “May 2039 Notes”, and together with the May 2014 Notes and the May 2019 Notes, the “May Notes”). The May 2014 Notes, May 2019 Notes and May 2039 Notes bear interest at a rate of 5.375%, 6.875% and 8.0%, respectively. The net proceeds from the May Notes offering were used to repay USD 2.977 billion of the Facility A loan, which comprises part of the senior debt facilities agreement and which are described under “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

Rights Offering

On 24 November 2008, we commenced an offering to existing shareholders of new shares without nominal value, each with a VVPR strip. The purpose of this share capital increase and offering of new shares was to refinance part of the bridge facility agreement upon which we drew in order to finance part of the consideration paid to shareholders of Anheuser-Busch in connection with the acquisition. Settlement of the rights offering occurred on 16 December 2008, with 986,109,272 new shares issued in exchange for an aggregate consideration of EUR 6.36 billion. Our new shares issued were of the same class as the previously existing shares and started trading on the regulated market of Euronext Brussels on 16 December 2008.

Share Buy-Back Programmes

As a result of share buy-back programmes of 2008 we acquired 12.7 million of our shares for an amount of USD 1,044 million and AmBev acquired 5 million AmBev shares for an amount of USD 349 million. Since the second quarter of 2008, as part of our strategy to deleverage, we have reduced share buy-backs conducted by us and our subsidiaries.

CONTRACTUAL OBLIGATIONS AND CONTINGENCIES

Contractual Obligations

The following table reflects certain of our contractual obligations, and the effect such obligations are expected to have on our liquidity and cash flows in future periods, as at 30 June 2009:

		Payment Due By Period
Contractual Obligations	Contractual cash flows(2)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(USD million)
Secured bank loans	(357)	(236)	(93)	(19)	(9)
Unsecured bank loans	(40,805)	(3,768)	(21,454)	(15,376)	(207)
Unsecured bond issues	(42,229)	(2,704)	(4,569)	(8,385)	(26,571)
Secured other loans	(9)	(1)	(2)	(6)	-
Unsecured other loans	(220)	(7)	(127)	(24)	(62)
Finance lease liabilities	(128)	(6)	(19)	(6)	(97)
Operating lease liabilities	(2,271)	(248)	(406)	(362)	(1,255)
Bank overdraft	(150)	(150)	-	-	-
Purchase commitments	(3,229)	(1,825)	(1,294)	(43)	(67)
Trade & other payables	(9,147)	(8,649)	(400)	(7)	(91)

Total(1)	(98,545)	(17,594)	(28,364)	(24,228)	(28,359)

(1)	“Total” amounts refer to non-derivative financial liabilities including interest payments.

(2)

The loan and bond issue contractual cash flow amounts presented above differ from the carrying amounts for these items in our financial statements in that they include our best estimates of future interest payable (not yet accrued) in order to better reflect our future cash flow position.

The following table reflects certain of our contractual obligations, and the effect such obligations are expected to have on our liquidity and cash flows in future periods, as at 31 December 2008:

		Payment Due By Period
Contractual Obligations	Contractual cash flows(2)	Less than 1 year	1-3 years	3-5 years	More than 5 years
	(USD million)
Secured bank loans	(138)	(54)	(39)	(45)	-
Unsecured bank loans	(56,306)	(12,834)	(27,123)	(16,203)	(146)
Unsecured bond issues	(16,414)	(1,321)	(2,770)	(2,589)	(9,734)
Secured other loans	(9)	-	(3)	(5)	(1)
Unsecured other loans	(230)	(19)	(86)	(74)	(51)
Finance lease liabilities	(132)	(8)	(16)	(9)	(99)
Operating lease liabilities	(2,260)	(217)	(431)	(369)	(1,243)
Bank overdraft	(765)	(765)	-	-	-
Purchase commitments	(2,996)	(2,037)	(859)	(40)	(60)
Trade & other payables	(8,773)	(8,370)	(304)	(25)	(74)

Total(1)	(88,023)	(25,625)	(31,631)	(19,359)	(11,408)

(1)	“Total” amounts refer to non-derivative financial liabilities including interest payments.

(2)

The loan and bond issue contractual cash flow amounts presented above differ from the carrying amounts for these items in our financial statements in that they include our best estimates of future interest payable (not yet accrued) in order to better reflect our future cash flow position.

Please refer to “—Liquidity and Capital Resources—Funding Sources—Borrowings” for further information regarding our short term borrowings and long-term debt.

Please refer to note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, and in particular to the discussions therein on “Liquidity Risk”, for more information regarding the maturity of our contractual obligations, including interest payments and derivative financial assets and liabilities.

Please refer to note 31 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for more information regarding our operating lease obligations.

Information regarding our pension commitments and funding arrangements is described in our Significant Accounting Policies and in note 26 to our audited consolidated financial statements. The level of contributions to funded pension plans is determined according to the relevant legislation in each jurisdiction in which we operate. In some countries there are statutory minimum funding requirements while in others we have developed our own policies, sometimes in agreement with the local trustee bodies. The size and timing of contributions will usually depend upon the performance of investment markets. Depending on the country and plan in question the funding level will be monitored periodically and the contribution amount amended appropriately. Consequently it is not possible to predict with any certainty the amounts that might become payable from 2010 onwards. In 2008 our employer contributions to defined benefit and defined contribution pension plans amounted to US$224 million. Contributions to pension plans for 2009 are estimated to be around

US$273 million. This increase is predominantly attributable acquisition of Anheuser-Busch. Please refer to note 26 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further information on our employee benefit obligations.

Collateral and Contractual Commitments

The following table reflects our collateral and contractual commitments for the acquisition of property, plant and equipment, loans to customers and other, as of 30 June 2009, and as of 31 December 2008, 2007 and 2006:

	Six months ended 30 June (unaudited)	Year ended 31 December (audited)
	2009	2008	2007	2006
	(USD million)
Collateral given for own liabilities	506	561	642	533
Collateral and financial guarantees received for own receivables and loans to customers	185	181	293	273
Contractual commitments to purchase property, plant and equipment	190	196	349	303
Contractual commitments to acquire loans to customers	214	230	268	246
Other commitments	484	447	461	72

Contingencies

We are subject to various contingencies with respect to tax, labour, distributors and other claims. Due to their nature, such legal proceedings and tax matters involve inherent uncertainties including, but not limited to, court rulings, negotiations between affected parties and governmental actions. To the extent that we believe these contingencies will probably be realised, a provision has been recorded in our balance sheet.

To the extent that we believe that the realisation of a contingency is possible (but not probable) and is above a materiality threshold of USD 70 million, we have disclosed the same in note 19 to our consolidated interim financial statements as of 30 June 2009 and for the six-month periods ended 30 June 2009 and 2008, and note 33 to our audited consolidated financial statements as of 31 December 2008 and 2007 and for the three years ended 31 December 2008).

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors. Please refer to “—Contractual Obligations and Contingencies—Collateral and Contractual Commitments” for a description of certain collateral and contractual commitments to which we are subject.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk, Hedging and Financial Instruments

We are exposed to foreign currency, interest rate, commodity price, liquidity and credit risks in the normal course of our business. We analyse each of these risks individually as well as on an interconnected basis, and define strategies to manage the economic impact on our performance in line with our financial risk management policy. The risk management committee meets on a frequent basis and is responsible for reviewing the results of the risk assessment, approving recommended risk management strategies, monitoring compliance with the financial risk management policy and reporting to the Finance Committee of our Board.

We use derivative financial instruments to manage actual foreign currency, interest rate, commodity price and credit risks arising in the normal course of business. We do not, as a matter of policy, make use of derivative financial instruments in the context of trading.

Financial markets experienced greater volatility in 2008 than in recent years, which we have addressed and are continuing to address through our existing risk management policies.

Please refer to note 18 to our unaudited consolidated financial statements for the half-year ended 30 June 2009, and note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for a fuller quantitative and qualitative discussion on the market risks to which we are subject and our policies with respect to managing those risks.

Foreign Currency Risk

We are exposed to foreign currency risk on borrowings, investments, (forecasted) sales, (forecasted) purchases, royalties, dividends, licences, management fees and interest expense/income whenever they are denominated in a currency other than the functional currency of our subsidiary engaged in the relevant transaction. To manage this risk, we primarily make use of forward exchange contracts, exchange traded foreign currency futures and cross-currency interest rate swaps.

As far as foreign currency risk on firm commitments and forecasted transactions is concerned, our policy is to hedge operational transactions which are reasonably expected to occur (for example, cost of goods sold and selling, general and administrative expenses) within a designated period. Operational transactions that are certain (such as capital expenditure) are hedged without any limitation in time. Non-operational transactions (such as acquisitions and disposals of subsidiaries) are hedged as soon as they are certain. Although we systematically hedge our transactional foreign exchange exposure, we do not hedge translational exposure.

As of 30 June 2009, we have locked in all of our anticipated Brazilian real/USD transactional exposure through the first half of 2010 at an average forward rate of 2.016 Brazilian real per USD. As of 31 December 2008, we had locked in all of our anticipated Brazilian real/USD transactional exposure for 2009 at an average forward rate of 1.78 Brazilian real per USD, which is 11% lower than the 2.00 Brazilian real per USD average rate for 2008. Other exposures such as USD/Argentine peso, USD/Russian ruble, EUR/Russian ruble, EUR/Romanian leu and EUR/Ukrainian hryvnia, had been either fully or mostly covered for 2009 before the market turmoil in September and October 2008 at rates in line with 2008 averages and therefore with no material transactional impact. Regarding the EUR/Ukrainian hryvnia specifically, please note that liquidity completely dried up after the events of September 2008 and therefore, as of 30 June 2009, we were not able to cover our exposure beyond the third quarter of 2009.

We have performed analyses in relation to our foreign currency translation exposures using a currency sensitivity model which identified varying ranges of possible closing and average exchange rates for 2008, factoring in the possible volatility in those exchange rates (see note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008). We estimate that if the U.S. dollar had weakened or strengthened during 2008 based on such analysis, our 2008 profit would have been USD 854 million (27.3%) higher or lower, respectively, while the translation reserves in equity would have been USD 4,972 million higher or lower, respectively. Following a similar model with respect to foreign currency transactional risk, if certain currencies where we hold non-derivative monetary financial instruments in the local currency (primarily in our Central and Eastern European zone) had weakened or strengthened against the US dollar or euro during 2008, our 2008 profit would have been USD 211 million lower or higher, respectively.

We experienced elevated levels of volatility in foreign exchange rates during 2008 compared with 2007 based on the currencies of the countries in which we have operations or the currencies in which our contracts are denominated, and we expect elevated levels of volatility to persist throughout 2009. We expect this volatility to ultimately decrease over the longer term as the financial markets recover. See note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for details of the above sensitivity analyses, a fuller quantitative and qualitative discussion on the foreign currency risks to which we are subject and our policies with respect to managing those risks.

Interest Rate Risk

We are exposed to interest rate risk on our variable-rate interest-bearing financial liabilities. As of 31 December 2008, after certain hedging and fair value adjustments, USD 6,444 million, or 28%, of our interest-bearing financial liabilities (which include loans, borrowings and bank overdrafts) bore a variable interest rate. We apply a dynamic interest rate hedging approach where the target mix between fixed and floating rate is reviewed periodically. The purpose of our policy is to achieve an optimal balance between cost of funding and volatility of financial results, while taking into account market conditions as well as our overall business strategy. From time to time, we enter into interest rate swap agreements and forward rate agreements to manage our interest rate risk, and also enter into cross-currency interest rate swap agreements to manage both our foreign currency risk and interest-rate risk.

We have performed sensitivity analyses in relation to our interest-bearing financial liabilities and assets which bear a variable rate of interest, factoring in a range of possible volatilities in the different markets where we hold such instruments (see note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008). We have estimated that a change in market interest rates based on the range of volatilities considered in our analysis could have impacted our 2008 profit by plus or minus USD 152 million.

We experienced higher levels of volatility in interest rates throughout 2008 relative to 2007. During the first half of 2009, interest rates on average have declined. We expect to experience continued levels of volatility during the remainder of 2009.

See note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for details of the above sensitivity analyses, a fuller quantitative and qualitative discussion on the interest rate risks to which we are subject and our policies with respect to managing those risks.

Commodity Price Risk

We have significant exposures to the following commodities: aluminium, corn grits, corn syrup, corrugated cardboard, crowns, glass, hops, labels, malt, fuel oil, natural gas, rice and wheat. During 2008, the commodity markets experienced price fluctuations throughout the year, and prices of commodities were affected by a number of factors beyond our control. For example, several commodities used in our operations experienced significant price increases during the course of 2008 due to constraints in global supply amidst growing demand in emerging markets such as Brazil, Russia, India and China. Additionally, higher energy prices increased the cost of energy intensive commodities such as aluminium, as well as impacting costs in our distribution networks and production operations. We expect these price fluctuations to continue throughout 2009. We therefore use both fixed price purchasing contracts and commodity derivatives to minimise exposure to commodity price volatility, primarily for aluminium and sugar. We are generally able to hedge a range of 25% to 35% of our commodity exposure.

As of 31 December 2008, we had the following commodity derivatives outstanding, by maturity:

	Notional				Fair Value(1)
Commodities	<1 year	1-5 years	>5 years	Total
Aluminium swaps	348	6	-	354	(167)
Sugar futures	51	17	-	68	(7)
Wheat futures	24	-	-	24	(13)

(1)	Represents the excess of liabilities over assets at as 31 December 2008.

As of 30 June 2009, our outstanding aluminium swaps had a notional amount of USD 1.077 billion, whereas the notional amounts for our exchange traded sugar futures and wheat futures have not changed materially since 31 December 2008.

In conformity with the IAS 39 hedge accounting rules these hedges are designated as cash flow hedges.

See note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for a fuller quantitative and qualitative discussion on the commodity risks to which we are subject and our policies with respect to managing those risks.

Other Risks

See note 30 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for a fuller quantitative and qualitative discussion on the equity, credit and liquidity risks to which we are subject and our policies with respect to managing those risks.

RECENT DEVELOPMENTS

Results of Operations for the Three Months and Nine Months Ended 30 September 2009 Compared to the Three Months and Nine Months Ended 30 September 2008

The table below presents our condensed consolidated results of operations for the three-month and nine-month periods ended 30 September 2009 and 2008. The data for the three months and the nine months ended 30 September 2009 are reported figures and include Anheuser-Busch data for such periods. The data for the three months and the nine months ended 30 September 2008 are also reported figures and, therefore, do not include Anheuser-Busch figures for such periods.

	Reported three months ended 30 September 2009	Reported three months ended 30 September 2008	Reported nine months ended 30 September 2009	Reported nine months ended 30 September 2008
	(USD million, except volumes)		(USD million, except volumes)
Volumes (thousand hectoliters)	106,609	71,832	306,884	199,295
Revenue	9,763	6,061	27,461	16,624
Cost of sales	(4,505)	(2,559)	(12,894)	(7,024)
Gross profit	5,259	3,502	14,567	9,600
Distribution expenses	(694)	(711)	(1,970)	(2,006)
Sales and marketing expenses	(1,311)	(884)	(3,582)	(2,578)
Administrative expenses	(528)	(340)	(1,619)	(1,071)
Other operating income/expenses	117	104	467	288
EBITDA, as defined(1)	3,961	2,020	10,250	5,363

(1)	For a discussion of how we use EBITDA, as defined, and its limitations, see “—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”.

The changes in each of the items in the table above are attributable primarily to the November 2008 acquisition of Anheuser-Busch. The acquisition mainly affected our North American business, and, to a lesser degree, our Asia Pacific, Western Europe and Global Export and Holding Companies businesses. For a discussion of other “scope” effects and the impact of currency translation changes on our results, see the discussions of each line item below in this section.

Scope Effects and Impact of Currency Translation

To facilitate an understanding of our underlying performance, in this “—Recent Developments” section we measure the effects of “scope”, which is the impact of acquisitions and divestitures, the start up or termination of activities, or the transfer of activities between business zones, and currency effects on translation of foreign operations, on the growth (or decline) of sales volumes, revenues, cost of sales, operating expenses (including distribution expenses, sales and marketing expenses, administrative expenses and other operating income and expenses), profit from operations and EBITDA, as defined, between periods. In contrast, we generally do not measure scope effects or the impact of currency translation on financial items such as depreciation, amortisation and impairment, net finance cost and income tax expense and profit.

Scope effects in the periods under review in this “—Recent Developments” section resulted primarily from the impacts of acquisitions, divestitures and transfers of activities between business zones. The key acquisitions, divestitures and transfers giving rise to scope effects during these periods are described more fully under “—Key Factors Affecting Results of Operations—Acquisitions, Divestitures and Other Scope Changes”. Currency effects on translation of our operations in the periods under review were the result of fluctuations in exchange rates between their operating companies’ functional currencies and our reporting currency, as described more fully under “—Key Factors Affecting Results of Operations—Foreign Currency”.

Combined Results of Operations for the Three-Month and the Nine-Month Periods Ended 30 September 2008

Our unaudited interim consolidated financial information for the three months and the nine months ended 30 September 2009 was prepared in accordance with IFRS and reflects the contribution of the Anheuser-Busch business during the period under review. Given the transformational nature of the Anheuser-Busch acquisition, we believe that a comparison of our actual results for the three months and the nine months ended 30 September 2009 against our actual results for the three months and the nine months ended 30 September 2008, which do not include contributions from the Anheuser-Busch business, is of limited value. Accordingly, to facilitate meaningful comparisons between our results of operations for the three months ended 30 September 2009 and 2008 and the nine months ended 30 September 2009 and 2008, for volumes and the income statement items of revenue, cost of sales and operating expenses, we have prepared illustrative unaudited condensed combined interim results of operations for the three months and the nine months ended 30 September 2008 on the basis of (i) unaudited interim consolidated financial statements of the Anheuser-Busch businesses for the three months and the nine months ended 30 September 2008 and (ii) our unaudited interim consolidated financial results for the three months and the nine months ended 30 September 2008. The unaudited results of the Anheuser-Busch businesses for the three months and the nine months ended 30 September 2008 were prepared in the same manner as described under “Presentation of Financial and Other Data.” The combined financial data for the three-month and nine-month periods ended 30 September 2008 is subject to the same limitations and qualifications as the 2008 full-year pro-forma financial information, described under “Presentation of Financial and Other Data”.

The combined income statement data for the three-month and nine-month periods ended 30 September 2008 has not been audited and is presented for illustrative purposes only. You should consider the combined volume, revenue, cost of sales and operating expenses data for the three-month and nine-month periods ended 30 September 2008 in conjunction with our actual historical financial statements for the year ended 31 December 2008 and for the six months ended 30 June 2009 and the unaudited interim consolidated Anheuser-Busch financial statements for the nine months ended 30 September 2008, all of which are provided elsewhere in this Form F-4.

In the discussions of volumes, revenue, cost of sales and operating expenses below, we have used combined financial data for the three-month and nine-month periods ended 30 September 2008 as the comparative basis for the discussion of reported results of operations the three months and the nine months ended 30 September 2009. As the comparison of reported results of operations for the three months and nine months ended 30 September 2009, and the combined results of operations for the comparable periods in 2008, eliminates differences in scope related to the Anheuser-Busch acquisition, the discussion below does not generally address the direct impact of Anheuser-Busch acquisition itself. In this section and elsewhere in this Form F-4, references to combined results of operations for the three months and the nine months ended 30 September 2008 refer to information derived from the unaudited interim combined financial data for the three-month and nine-month periods ended 30 September 2008 described above.

The table below compares our reported condensed consolidated results of operations for the three months and nine months ended 30 September 2009 to combined condensed consolidated results of operations for the three months and nine months ended 30 September 2008. The discussions following describe the changes summarized in the table below.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008
	(USD million, except volumes)
Volumes (thousand hectoliters)	106,609	112,257	306,884	313,179
Revenue	9,763	10,893	27,461	30,195
Cost of sales	(4,505)	(5,293)	(12,894)	(14,916)
Gross profit	5,259	5,599	14,567	15,279
Distribution expenses	(694)	(922)	(1,970)	(2,636)
Sales and marketing expenses	(1,311)	(1,448)	(3,582)	(4,174)
Administrative expenses	(528)	(573)	(1,619)	(1,750)
Other operating income/expenses	117	134	467	353

Volumes

The following table reflects changes in our volumes across our business zones for the three months and nine months ended 30 September 2009 as compared to the three months and nine months ended 30 September 2008. The volumes for the three months and the nine months ended 30 September 2009 are reported volumes and include Anheuser-Busch volumes for such periods. The volumes for the three months and the nine months ended 30 September 2008 are combined volumes and also include Anheuser-Busch volumes for such periods. See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(thousand hectoliters)
North America	35,593	38,085	104,438	108,606
Latin America North	25,803	23,777	75,763	71,021
Latin America South	7,208	7,345	23,049	23,133
Western Europe	9,029	9,179	25,487	26,534
Central & Eastern Europe	11,898	14,300	32,634	36,722
Asia Pacific	16,068	18,808	42,021	45,027
Global Export & Holding Companies	1,011	763	3,492	2,137

Total	106,609	112,257	306,884	313,179

Our reported three-month consolidated volumes for the period ended 30 September 2009 decreased by 5.6 million hectoliters to 106.6 million hectoliters compared to combined volumes for the three months ended 30 September 2008. Our reported nine-month consolidated volumes for the period ended 30 September 2009 decreased by 6.3 million hectoliters to 306.9 million hectoliters compared to combined volumes for the nine months ended 30 September 2009.

Scope effects (other than the Anheuser-Busch acquisition) accounted for net volume declines of 2.2 million hectoliters and 2.5 million hectoliters in the three months and nine months ended 30 September 2009, respectively, mainly attributable to the sale of our South Korean subsidiary. See “—Recent Transactions”. Excluding volume changes attributable to scope effects, our reported consolidated beer volumes would have decreased by 3.2% in the three months ended 30 September 2009 and 1.2% in the nine months ended 30 September 2009, compared to combined volumes in the comparable periods of 2008. Also excluding scope effects, in the three months and nine months ended 30 September 2009, our reported consolidated soft drinks volumes declined by 2.3% and grew by 2.5%, respectively, compared to our combined volumes for the comparable periods of 2008.

North America

In the three-month and nine-month periods ended 30 September 2009, our reported volumes in North America declined by 2.5 million hectoliters and 4.2 million hectoliters, respectively, compared to combined volumes for the comparable periods of 2008. This decline was due primarily to strong volume sales in the Anheuser-Busch business in the comparable periods in 2008, as well as to industry weakness.

Latin America North

In the three-month and nine-month periods ended 30 September 2009, our reported volumes in the Latin America North zone grew by 2.0 million hectoliters and 4.7 million hectoliters, respectively, compared to combined volumes for the three-month and nine-month periods ended 30 September 2008, primarily due to strong growth in beer volume sales, as well as to increases in non-beer volumes. These increases resulted from a combination of strong industry performance and market share gains attributable to the introduction of product and packaging changes, as well as higher consumer disposable income.

Latin America South

Our reported volumes in Latin America South declined by 137,000 hectoliters in the three months ended 30 September 2009 and 84,000 hectoliters in the nine months ended 30 September 2009 compared to combined volumes for the three-month and nine-month periods ended 30 September 2008. These declines were due mainly to an industry slowdown in the region, the impact of which was partially offset by the introduction of new marketing initiatives and increased innovations. The Stella Artois brand continued to build its leading position among international brands in Argentina.

Western Europe

Our reported volumes in Western Europe for the three-month and nine-month periods ended 30 September 2009 declined by 150,000 hectoliters and 1.0 million hectoliters, respectively, compared to combined volumes for the three-month and nine-month periods ended 30 September 2008, reflecting industry weakness in the region and a decrease in subcontracted beer volumes following our decision to focus on our own beer products. These decreases were partially offset by smaller decreases in beer volumes in Belgium due to increased sales of the local flagship brand, Jupiler.

Central and Eastern Europe

In the three months and the nine months ended 30 September 2009, our reported volumes in Central and Eastern Europe declined by 2.4 million hectoliters and 4.1 million hectoliters, respectively, compared to combined volumes for the three months and the nine months ended 30 September 2008, due primarily to an overall industry slowdown in the region, especially Russia. These decreases were partially offset by the introduction of customer loyalty programs and the successful placement of our products in the supermarket channel of distribution.

Asia Pacific

Our reported volumes in Asia Pacific for the three-month and nine-month periods ended 30 September 2009 declined by 2.7 million hectoliters and 3.0 million hectoliters, respectively, compared to combined volumes for the three months and the nine months ended 30 September 2008, as volume growth in the Southeast, Southwest and North of China was more than offset by reduced volumes in the Central and Eastern regions and the disposition of assets in South Korea. See “—Recent Transactions.”

Global Export and Holding Companies

Global Export and Holding Companies reported volumes increased by 248,000 hectoliters and 1.4 million hectoliters in the three months and the nine months ended 30 September 2009 compared to combined volumes for the three months and the nine months ended 30 September 2008.

Revenue

The following table compares reported revenue across our business zones in the three months and the nine months ended 30 September 2009 to combined revenue by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	4,090	4,232	11,961	11,974
Latin America North	1,838	1,960	4,950	5,691
Latin America South	419	426	1,302	1,238
Western Europe	1,209	1,382	3,258	3,930
Central & Eastern Europe	757	1,085	1,979	2,661
Asia Pacific	515	731	1,590	1,821
Global Export & Holding Companies	935	1,076	2,423	2,879

Total	9,763	10,893	27,461	30,195

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

Our reported consolidated revenue was USD 9,763 million for the three months ended 30 September 2009, representing a decrease of USD 1,130 million compared to combined revenue for the comparable period in 2008. Our reported consolidated revenue for the nine months ended 30 September 2009 was USD 27,461 million, a decrease of USD 2,734 million compared to combined revenue for the comparable period in 2008.

Our consolidated revenue for the three-month and nine-month periods ended 30 September 2009 was partly impacted by the developments in volume discussed above. Our revenue per hectoliter on a consolidated basis (which excludes revenue from our entertainment and packaging activities) increased as a result of the Anheuser-Busch acquisition (as the revenue per hectoliter of Anheuser-Busch is higher than the average revenue per hectoliter of the AB InBev Group as a whole) and as a result of revenue management activities, including selective price increases.

The U.S. entertainment business contributed USD 486 million and USD 1,070 million to our revenue for the three-month and nine-month periods ended 30 September 2009, respectively. The U.S. packaging business contributed USD 376 million and USD 1,098 million in revenue for the same periods.

Scope effects (other than the Anheuser-Busch acquisition) accounted for net reductions in revenue of USD 223 million and USD 228 million in the three months and nine months ended 30 September 2009, respectively. Our reported consolidated revenue for the three months and nine months ended 30 September 2009 also reflects negative currency translation impacts of USD 863 million and USD 3,031 million, respectively.

Excluding the scope effects and currency translation changes described above, the main business zones contributing to growth in our reported consolidated revenues were Latin America North and Latin America South in the three months ended 30 September 2009, and the same two regions plus North America in the nine months ended 30 September 2009, in each case as compared to combined revenues for the comparable period in 2008. In Latin America North, revenue growth was attributable to higher volumes. In Latin America South and North America, revenue growth was primarily attributable to revenue management initiatives including selective price increases.

Also excluding the impact of scope effects and currency translation described above, our consolidated revenue fell by 0.4% for the three months ended 30 September 2009, but increased by 1.8% for the nine months ended 30 September 2009, in each case as compared to combined revenue for the comparable period of 2008. These figures reflect the declines in volume discussed above, offset in whole (for the nine month period) and in part (for the three month period) by the effects of higher revenue per hectoliter, primarily as a result of revenue management initiatives. These revenue management initiatives include price increases, particularly in Latin America South, North America and our strategy to improve product mix by focusing on building branded volumes while reducing subcontracted volumes and lower margin beer products, particularly in Western Europe and Central and Eastern Europe. In Brazil, despite the price increases implemented during the summer, revenue per hectoliter was negatively impacted by packaging mix and higher than inflation tax increases (excise and value-added taxes).

Cost of Sales

The following table compares reported cost of sales across our business zones in the three months and the nine months ended 30 September 2009 to combined cost of sales by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	(1,972)	(2,177)	(5,757)	(6,088)
Latin America North	(615)	(674)	(1,600)	(1,975)
Latin America South	(170)	(194)	(520)	(538)
Western Europe	(535)	(625)	(1,457)	(1,835)
Central & Eastern Europe	(339)	(533)	(923)	(1,332)
Asia Pacific	(258)	(390)	(830)	(977)
Global Export & Holding Companies	(615)	(701)	(1,807)	(2,171)

Total	(4,505)	(5,293)	(12,894)	(14,916)

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

Our reported consolidated cost of sales was USD 4,505 million for the three months ended 30 September 2009, representing a decrease of USD 788 million compared to combined cost of sales for the comparable period in 2008. Our reported consolidated cost of sales for the nine months ended 30 September 2009 was USD 12,894 million, a decrease of USD 2,022 million compared to combined cost of sales for the comparable period in 2008.

Scope effects (other than the Anheuser-Busch acquisition) led to decreased consolidated cost of sales in the amounts of USD 108 million in the three months ended 30 September 2009 and USD 202 million in the nine months ended 30 September 2009. Our consolidated cost of sales for the three months and nine months ended 30 September 2009 also reflect a positive currency translation impact of USD 351 million and USD 1,194 million, respectively, mainly in Latin America North, Central and Eastern Europe and Western Europe.

Excluding the scope effects and the currency translation effects described above, our reported consolidated cost of sales declined by 6.4% in the three months ended 30 September 2009, and 4.2% in the nine months ended 30 September 2009, as compared to combined costs of sales for the comparable periods of 2008, reflecting increased efficiency in procurement processes and cost savings in our U.S. and Asia Pacific operations, as well as lower spot prices for non-hedgeable input costs. Also excluding the scope effects and currency translation changes described above, our reported consolidated cost of sales per hectoliter (which excludes cost of sales from our entertainment and packaging activities) decreased by 2.8% in the three months ended 30 September 2009 and by 1.1% in the nine months ended 30 September 2009 compared to combined cost of sales for the comparable period in 2008.

Expenses

The discussion below relates to our consolidated operating expenses, which equal the sum of our distribution expenses, sales and marketing expenses, administrative expenses and other operating income and expenses (net), for the three-month and nine-month periods ended 30 September 2009 as compared to combined operating expenses for the comparable period of 2008. Our operating expenses do not include exceptional charges, which are reported separately.

Our reported consolidated operating expenses for the three months and the nine months ended 30 September 2009 were USD 2,416 million and USD 6,704 million, respectively, representing decreases of USD 393 million and USD 1,503 million, respectively, compared to combined operating expenses for the three months and the nine months ended 30 September 2008. Excluding the scope effects and impacts of currency translation, each described below in this section, our reported consolidated operating expenses declined by 3.7% in the three months ended 30 September 2009, and 4.7% in the first nine months of 30 September 2009, as compared to combined operating expenses in the comparable period of 2008.

Distribution expenses

The following table compares reported distribution expenses across our business zones in the three months and the nine months ended 30 September 2009 to combined distribution expenses by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	(212)	(297)	(610)	(868)
Latin America North	(194)	(234)	(517)	(670)
Latin America South	(37)	(35)	(115)	(100)
Western Europe	(123)	(163)	(351)	(485)
Central & Eastern Europe	(69)	(124)	(191)	(327)
Asia Pacific	(35)	(33)	(111)	(83)
Global Export & Holding Companies	(25)	(37)	(76)	(102)

Total	(694)	(922)	(1,970)	(2,636)

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

Our reported consolidated distribution expenses for the three-month and nine-month periods ended 30 September 2009 decreased in each period, to USD 694 million and USD 1,970 million, respectively, compared to combined distribution expenses in the corresponding period in 2008.

Scope effects (other than the Anheuser-Busch acquisition) positively affected consolidated distribution expenses in the three months ended 30 September 2009 by USD 7 million, but negatively impacted distribution expenses in the nine months ended 30 September 2009 by USD 23 million. Our consolidated distribution expenses for the three months and nine months ended 30 September 2009 also reflect positive currency translation impacts of USD 86 million and USD 319 million, respectively.

Aside from the scope effects and currency translation impacts described above, our reported consolidated distribution expenses decreased 14.7% in the three months ended 30 September 2009 and 13.9% in the nine months ended 30 September 2009, as compared to combined distribution expenses in the comparable periods of 2008, benefiting from cost savings initiatives in North America and lower tariffs in Central and Eastern Europe.

Sales and marketing expenses

The following table compares reported sales and marketing expenses across our business zones in the three months and the nine months ended 30 September 2009 to combined sales and marketing expenses by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	(461)	(480)	(1,254)	(1,398)
Latin America North	(240)	(215)	(654)	(630)
Latin America South	(52)	(48)	(129)	(140)
Western Europe	(201)	(273)	(580)	(816)
Central & Eastern Europe	(135)	(189)	(361)	(517)
Asia Pacific	(134)	(170)	(390)	(458)
Global Export & Holding Companies	(88)	(74)	(214)	(216)

Total	(1,311)	(1,448)	(3,582)	(4,174)

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

Our reported consolidated sales and marketing expenses for the three-month and nine-month periods ended 30 September 2009 declined to USD 1,311 million and USD 3,582 million, respectively, compared to combined sales and marketing expenses for the corresponding period in 2008.

Scope effects (other than the Anheuser-Busch acquisition) positively affected our consolidated sales and marketing expenses in 2009, in the amount of USD 36 million in the three months ended 30 September 2009 and USD 37 million in the nine months ended 30 September 2009. Our consolidated sales and marketing expenses for the three months and nine months ended 30 September 2009 also reflect positive currency translation impacts of USD 124 million and USD 442 million, respectively.

Excluding the scope effects and currency translation changes described above, our reported consolidated sales and marketing expenses for the three-month and nine-month periods ended 30 September 2009 increased by 1.6% and decreased by 2.7%, respectively, over combined sales and marketing expenses for the comparable period in 2008, as a result of savings in “non-working money” in the United States being reinvested in the launch of product innovations. In addition, North America and Western Europe continued to benefit from significant media and advertising cost deflation.

Administrative expenses

The following table compares reported administrative expenses across our business zones in the three months and the nine months ended 30 September 2009 compared to combined administrative expenses by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	(155)	(231)	(452)	(692)
Latin America North	(132)	(101)	(364)	(323)
Latin America South	(20)	(20)	(54)	(49)
Western Europe	(79)	(84)	(262)	(272)
Central & Eastern Europe	(38)	(53)	(126)	(132)
Asia Pacific	(32)	(31)	(109)	(86)
Global Export & Holding Companies	(73)	(54)	(253)	(197)

Total	(528)	(573)	(1,619)	(1,750)

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

Our reported consolidated administrative expenses for the three-month and nine-month periods ended 30 September 2009 decreased to USD 528 million and USD 1,619 million, respectively, from combined administrative expenses for the corresponding period in 2008.

Scope effects (other than the Anheuser-Busch acquisition) positively affected our consolidated administrative expenses in 2009, in the amount of USD 6 million in the three months ended 30 September 2009 and USD 22 million in the nine months ended 30 September 2009. Our consolidated administrative expenses for the three months and nine months ended 30 September 2009 also reflect positive currency translation impacts of USD 51 million and USD 215 million, respectively.

Not including the scope effects and currency translation impacts described above, our reported consolidated administrative expenses increased by 2.1% in the three months ended 30 September 2009 and by 6.0% in the nine months ended 30 September 2009, as compared to combined administrative expenses in the comparable period of 2008. These increases were due to higher accruals for variable compensation during 2009 as compared with the relatively low levels of such accruals in 2008, reflecting the performance of the business at that time. These increases were partially offset by savings realized from our Zero-Based Budgeting initiative.

Other operating income/(expense)

The following table compares reported other operating income and expenses across our business zones in the three months and the nine months ended 30 September 2009 to combined other operating income and expenses by business zone in the three months and the nine months ended 30 September 2008.

	Reported three months ended 30 September 2009	Combined three months ended 30 September 2008(1)	Reported nine months ended 30 September 2009	Combined nine months ended 30 September 2008(1)
	(USD million)
North America	(53)	2	20	(31)
Latin America North	63	39	153	140
Latin America South	(4)	(5)	(7)	0
Western Europe	(30)	(37)	(83)	(137)
Central & Eastern Europe	(33)	(45)	(96)	(121)
Asia Pacific	6	13	12	12
Global Export & Holding Companies	169	166	467	490

Total	117	134	467	353

(1)	See “—Combined Results of Operations for the Three-Month and Nine-Month Periods Ended 30 September 2008”.

From the net balances of combined other operating income and expenses in the three-month and nine-month periods ended 30 September 2009, the net balance of our reported consolidated other operating income and expenses decreased to USD 117 million for the three-month period ended 30 September 2009 and increased to USD 467 million for the nine-month period ended 30 September 2009.

Synergies

In the nine months ended 30 September 2009, we captured USD 875 million of the USD 1 billion of synergy savings targeted for full-year 2009. Of the USD 875 million in synergies captured in the first nine months of 2009, we captured USD 295 million in the three months ended March 31 2009, USD 315 million in the three months ended 30 June 2009 and USD 265 million in the three months ended 30 September 2009. These savings were driven by the implementation of our Zero-Based Budgeting initiative and manufacturing best practices and, to a lesser extent, savings on our procurements. For more details of our synergies targets, refer to “Business Description—Strengths and Strategy—Strengths—Strict financial discipline”.

EBITDA, as defined

The following table reflects changes in our EBITDA, as defined, for the three months and nine months ended 30 September 2009 as compared to the corresponding period of 2008:

	Reported three months ended 30 September 2009	Reported three months ended 30 September 2008	Reported nine months ended 30 September 2009	Reported nine months ended 30 September 2008
	(USD million)
Profit	1,844	998	4,187	2,764
Income tax expense	601	275	1,421	507
Net finance cost	966	281	2,958	794
Share of result of associates	(157)	(1)	(385)	(4)

Profit from operations	3,254	1,553	8,181	4,061
Depreciation, amortisation and impairment	707	467	2,069	1,302

EBITDA, as defined	3,961	2,020	10,250	5,363

See “—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined” for additional information on our definition and use of EBITDA, as defined.

Our EBITDA, as defined, increased to USD 3,961 million for the three months ended 30 September 2009 and to USD 10,250 million for the nine months ended 30 September 2009. These amounts represented increases of USD 1,941 million (or 96.1%) and USD 4,887 million (or 91.1%), as compared to our EBITDA, as defined, for the corresponding periods of 2008.

Our EBITDA, as defined, for the three-month and nine-month periods ended 30 September 2009 was positively affected by certain exceptional items, in the net amount of USD 412 million in the three-month period and USD 318 million for the nine-month period. These figures for exceptional items compare with the negative impacts in the amount of USD 118 million in the three months ended 30 September 2008 and USD 172 million in the nine months ended 30 September 2008. The exceptional items recorded in 2009 mainly impacted the Asia Pacific zone, as the figures reflect a USD 436 million gain on the sale of assets of South Korea, recorded in the three months ended 30 September 2009.

Net Financing Costs

Reported consolidated net financing costs totaled USD 966 million in the three-month period ended 30 September 2009 compared to USD 281 million in the three-month period ended 30 September 2008, and USD 2,958 million in the nine-month period ended 30 September 2009 compared to USD 794 million in the nine-month period ended 30 September 2008. The increase reflects interest on the existing Anheuser-Busch debt and the senior facilities to fund the acquisition, non-cash amortization of the arrangement fees paid on the senior facilities and amortization of the fair value adjustment on the Anheuser-Busch debt.

The following table reflects our net financing cost, for the three months and nine months ended 30 September 2009 as compared to the corresponding period of 2008:

	Reported three months ended 30 September 2009	Reported three months ended 30 September 2008	Reported nine months ended 30 September 2009	Reported nine months ended 30 September 2008
	(USD million)
Net Interest expense	(816)	(262)	(2,546)	(702)
Accretion expense	(137)	(1)	(346)	(10)
Other Financial results	(13)	(18)	(66)	(82)

Net finance costs	(966)	(281)	(2,958)	(794)

Share of Result of Associates

Reported consolidated share of result of associates was USD 157 million in the three-month period ended 30 September 2009 compared to USD 1 million in the three-month period ended 30 September 2008, and USD 385 million in the nine-month period ended 30 September 2009 compared with USD 4 million in the nine-month period ended 30 September 2008, largely reflecting the results of Grupo Modelo.

Income Tax Expense

Reported consolidated income tax expense was USD 601 million in the three-month period ended 30 September 2009, with an effective tax rate of 26.3%, and USD 1,421 million in the nine months ended 30 September 2009, with an effective tax rate of 27.2%. The income tax expense was mainly impacted by the consolidation of the Anheuser-Busch U.S. companies acquired, for which the results were taxed at an average rate of 40%, and higher realized profits at AmBev Brazil taxed at a marginal tax rate of 34%. For the full year 2009, we continue to expect an effective tax rate of 25% to 27%.

Profit Attributable to Minority Interests

Reported share of consolidated profit attributable to minorities decreased to USD 298 million in the three-month period ended 30 September 2009 and USD 854 million in the nine-month period ended 30 September 2009, from USD 307 million in the three-month period ended 30 September 2008 and USD 866 million achieved in the nine-month period ended 30 September 2008.

Recent Transactions

On 1 July 2009, we announced that we had established a “Level 1” American Depositary Share (“ADS”) program in the United States. Each ADS represents one of our ordinary shares. In September 2009, we filed a registration statement on Form 20-F with the SEC and, from 16 September 2009, ADSs representing our ordinary shares are listed on the New York Stock Exchange under the symbol “BUD”. Our ordinary shares continue to trade on Euronext Brussels under the symbol “ABI”.

On 24 July 2009 we completed the previously announced sale of our Korean subsidiary Oriental Brewery to an affiliate of KKR for USD 1.8 billion, which resulted in USD 1.5 billion of cash proceeds at closing. Under the terms of the agreement, we will continue our relationship with Oriental Brewery through granting Oriental Brewery exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud Ice and Hoegaarden and by having an ongoing interest in Oriental Brewery through an agreed earnout. In addition, we have the right but not the obligation to reacquire Oriental Brewery after five years at predetermined financial terms.

On 2 September 2009, InBev Participações Societárias SA, our wholly-owned Brazilian subsidiary, issued notes in an aggregate principal amount of 2.0 billion reais, which will mature on 12 August 2012 (the “September Brazilian Notes”). The notes bear interest at a floating rate of 114% of CDI, the monthly Brazilian interbank lending rate, and are guaranteed by us and another of our wholly-owned subsidiaries, Interbrew International BV. The net proceeds from the offering were used to pay down the Facility A loan, which comprises part of the senior debt facilities agreement and which is described under “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”.

On 29 September 2009, we completed the previously announced sale of our Tennent’s Lager brand and associated trading assets in Scotland, Northern Ireland and the Republic of Ireland (part of InBev UK Limited) to C&C Group plc for a total enterprise value of GBP 180 million. Included in the sale are the Glasgow Wellpark Brewery in Scotland, where Tennent’s Lager is brewed, rights to the Tennent’s Lager brand itself, Tennent’s Ales and assets located in Scotland, Northern Ireland and the Republic of Ireland which currently belong to us. As part of the agreement, we appointed C&C Group as distributor of certain of our brands in Scotland, Northern Ireland and the Republic of Ireland, and C&C Group granted us the right to use the Tennent’s Super and Tennent’s Pilsner brands in certain worldwide geographies.

On 1 October 2009, we completed the sale of four metal beverage can and lid manufacturing plants from our U.S. metal packaging subsidiary, Metal Container Corporation, to Ball Corporation for approximately USD 577 million. In connection with this transaction, Ball Corporation has entered into a long-term supply agreement to continue to supply us with metal beverage cans and lids from the divested plants, and has committed, as part of the acquisition agreement, to offer employment to each active employee of the plants.

On 16 October 2009, we issued the Old Notes with an aggregate value of USD 5.5 billion in an offering to qualified institutional buyers in the United States in reliance on Rule 144A under the Securities Act and outside the United States in reliance on Regulation S under the Securities Act. As a result, during October 2009, we completed repayment of the remaining balance of the USD 12 billion Facility A, one year before its maturity, and repaid a portion of our senior Facility C. Consequently, we project our net finance costs in the three months ended 31 December 2009 will include incremental accretion expenses of USD 86 million and an interest rate hedging loss of USD 240 million, as hedging instruments for the repaid parts of Facility C are no longer effective. For further details of Facility A and Facility C, see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement”.

On 12 November 2009 immediately after the closure of Euronext Brussels, we purchased 8,300,000 of our shares over the counter from our fully owned subsidiary Brandbrew SA. The purchase price was equal to the closing price of the shares on Euronext Brussels on 12 November 2009, which was EUR 32.59 per share.

On 1 December 2009, we completed the sale of our indirect wholly owned subsidiary, Busch Entertainment Corporation, to an entity established by Blackstone Capital Partners V L.P., for up to USD 2.7 billion. The purchase price was comprised of a cash payment of USD 2.3 billion and a right to participate in Blackstone Capital Partners’ return on its initial investment, which is capped at USD 400 million.

On 2 December 2009, we completed the sale of our Central European operations to CVC Capital Partners, for an enterprise value of approximately USD 2,231 million and additional rights to a future payment estimated to be as much as USD 800 million contingent on CVC Capital Partners’s return on its initial investment. The USD 2,231 million estimated enterprise value is comprised of (1) USD 1,618 million in cash, (2) USD 448 million in an unsecured subordinated deferred payment obligation with a six year maturity, which can be automatically extended by up to two years in the event of restructuring of the senior debt financing, bearing interest at 8-15% and (3) USD 165 million in minority interests, assuming market value at close on 16 October 2009. Under the terms of the agreement, our operations in Bosnia-Herzegovina, Bulgaria, Croatia, Czech Republic, Hungary, Montenegro, Romania, Serbia and Slovakia were sold. CVC Capital Partners agreed to brew and/or distribute Stella Artois, Beck’s, Löwenbräu, Hoegaarden, Spaten and Leffe in the above countries under license from us. We retain rights to brew and distribute Staropramen in several countries including Ukraine, Russia, the US, Germany and the UK. In addition, we have a right of first offer to reacquire the business should CVC Capital Partners decide to sell in the future.

Recent Legal Developments

With respect to the Ginsburg Litigation, we received a judgment in our favor on 4 August 2009. The plaintiffs filed an appeal of this judgment on 19 August 2009. We, however, continue to vigorously defend against these claims through the appellate process.

With respect to the Group Modelo arbitration, the final arbitration proceeding was conducted in New York City in August 2009. There has been no ruling from the arbitration panel to date.

OUTLOOK AND TREND INFORMATION

The overall environment remains challenging; we project full-year total cost of sales per hectoliter to decline slightly in 2009. We expect to continue to deliver on our synergy and cash flow generation goals, while at the same time driving growth through sales and marketing programmes that combine discipline and efficiency with innovation.

Looking out on the rest of the year, we have a number of initiatives and targets to achieve. We will continue to work hard to deliver on our 2009 commitments:

•	Capturing USD 1 billion of synergies from Anheuser-Busch in 2009 (with a goal of ultimately achieving aggregate synergies of USD 2.25 billion by the end of 2011);

•	Releasing at least USD 500 million of working capital in the U.S. while continuing to strive for improvements at the former InBev;

•	Maintaining pricing discipline in relevant markets while continuing to support our focus brands;

•	Reducing capital expenditures by at least USD 1 billion from pro-forma 2008 while not compromising the quality of our products and the safety of our people;

•	Enhancing the maturity and currency profile of our outstanding debt; and

•	Optimising the effective tax rate of the combined company towards the 25% to 27% range.

BUSINESS DESCRIPTION

GENERAL OVERVIEW

We are the world’s largest brewing company by volume, and one of the world’s five largest consumer products companies by 2008 EBITDA, as defined, based on the 2008 full-year pro-forma financial information. As a consumer-centric, sales-driven company, we produce, market, distribute and sell a strong, balanced portfolio of nearly 300 beer brands. These include global flagship brands Budweiser, Stella Artois and Beck’s; multi-country brands such as Leffe and Hoegaarden; and many “local champions” such as Bud Light, Skol, Brahma, Quilmes, Michelob, Harbin, Sedrin, Klinskoye, Sibirskaya Korona, Chernigivske and Jupiler. We also produce and distribute soft drinks, particularly in Latin America.

Our brewing heritage and quality are rooted in brewing traditions that originate from the Den Horen brewery in Leuven, Belgium, dating back to 1366, and those of Anheuser & Co brewery, established in 1860 in St. Louis, U.S.A. As at 31 December 2008, we employed approximately 120,000 people, with operations in over 30 countries across the world. Given the breadth of our operations, we are organised along seven business zones or segments: North America, Latin America North, Latin America South, Western Europe, Central & Eastern Europe, Asia Pacific and Global Export & Holding Companies. The first six correspond to specific geographic regions in which our operations are based. As a result, we have a global footprint with a balanced exposure to developed and developing markets and production facilities spread across our six geographic regions.

On 18 November 2008, we completed our acquisition of Anheuser-Busch, the largest brewer of beer and other malt beverages in the United States. Following completion of the Anheuser-Busch acquisition, we have significant brewing operations within our North America business zone. On a pro-forma basis for the combined company, the North America business zone would have accounted for 33.8% of our consolidated volumes for the year ended 31 December 2008 as compared to 4.8% of our actual consolidated volumes for the year ended 31 December 2007. Through Anheuser-Busch, we own a number of subsidiaries that conduct various other business operations, including one of the largest theme park operators in the United States, a major manufacturer of aluminium cans and one of the largest recyclers of aluminium cans in the United States by weight.

We also have significant exposure to fast-growing emerging markets in Latin America North (which on a pro-forma basis for the combined company would have accounted for 24.5% of our consolidated volumes in the year ended 31 December 2008), Central & Eastern Europe (which would have accounted for 11.0% on the same basis), Asia Pacific (which would have accounted for 13.4% on the same basis) and Latin America South (which would have accounted for 8.2% on the same basis).

Based on the 2008 pro-forma information for our combined company, our 2008 volumes (beer and non-beer) would have amounted to 416 million hectoliters and our revenue would have amounted to approximately USD 39.0 billion.

Registration and Main Corporate Details

Anheuser-Busch InBev SA/NV was incorporated on 2 August 1977 for an unlimited duration under the laws of Belgium under the original name BEMES. It has the legal form of a public limited liability company (naamloze vennootschap/société anonyme). Its registered office is located at Grand-Place/Grote Markt 1, 1000 Brussels, Belgium, and it is registered with the Register of Legal Entities of Brussels under the number 0417.497.106. Our headquarters are located at Brouwerijplein 1 3000 Leuven, Belgium (tel.: +32 16 27 61 11). Our agent in the United States is John Blood, c/o AB InBev Services LLC, 250 Park Avenue, 2nd Floor, New York, NY 10017.

We are a publicly traded company, listed on Euronext Brussels under the symbol ABI. ADSs representing our ordinary shares trade on the New York Stock Exchange under the symbol BUD.

History and Development of the Company

Our roots can be traced back to Den Horen in Leuven, which began making beer in 1366. In 1717 Sébastien Artois, master brewer of Den Horen, took over the brewery and renamed it Sébastien Artois.

In 1987, the two largest breweries in Belgium merged: Brouwerijen Artois NV, located in Leuven, and Brasserie Piedboeuf SA, founded in 1853 and located in Jupille, resulting in the formation of Interbrew SA (“Interbrew”). Following this merger, Interbrew acquired a number of local breweries in Belgium. By 1991, a second phase of targeted external growth began outside Belgium’s borders. The first transaction in this phase took place in Hungary with the acquisition of Borsodi Sorgyar in 1991, followed in 1995 by the acquisition of John Labatt Ltd. in Canada, and then in 1999 by a joint venture with SUN Brewing in Russia.

Interbrew operated as a family-owned business until December 2000, the time of its initial public offering on Euronext Brussels.

The last decade has been marked by increasing geographical diversification, seeing Interbrew move into new areas or strengthen its operations in countries or regions in which it had previously acquired a foothold. In 2000, Interbrew acquired Bass Brewers and Whitbread Beer Company in the United Kingdom, and in 2001 it established itself in Germany with the acquisition of Brauerei Diebels GmbH & Co KG. This was followed by the acquisition in 2001 of Brauerei Beck GmbH & Co KG. and in 2002 of the Gilde Group. In 2002, Interbrew strengthened its position in China by acquiring stakes in the K.K. Brewery and the Zhujiang Brewery. In 2004, Interbrew acquired Spaten-Franziskaner Bräu KGaA.

2004 marked a significant event in our recent history: the combination of Interbrew and AmBev, a Brazilian company listed (and currently still listed) on the New York Stock Exchange and on the São Paulo Stock Exchange, resulting in the creation of InBev. At the time of the combination, AmBev was the world’s fifth largest brewer, with a significant presence in the Brazilian market, as well as strong positions throughout Latin America.

In 2004, InBev also acquired, through AmBev, its initial 50.64% interest in Quilmes Industrial S.A. (“Quinsa”) as part of the Interbrew-AmBev combination, thereby strengthening its foothold in Argentina, Bolivia, Chile, Paraguay and Uruguay. Following a series of transactions as a result of which AmBev’s equity interest in Quinsa increased to approximately 91%, on 28 December 2007 AmBev launched a voluntary offer to purchase the outstanding shares of Quinsa that were not owned by AmBev or its subsidiaries. On 12 February 2008, when the voluntary offer to purchase expired, AmBev’s voting interest in Quinsa increased to 99.56% and its economic interest increased to 99.26%. After subsequent Quinsa share buy-backs, and continued purchases of shares in 2008 from Quinsa’s minority shareholders by AmBev’s subsidiary, Dunvegan S.A., AmBev increased its voting interest in Quinsa to approximately 99.83% and its economic interest to approximately 99.81%.

The AmBev and Quinsa transactions allowed InBev to position itself in the Latin American beer market and also to gain a presence in the soft drinks market (as AmBev is PepsiCo’s second largest bottler in the world and largest bottler outside of the United States).

In 2004, InBev further acquired the China brewery activities of the Lion Group.

2005 marked the acquisition of 100% of the Tinkoff brewery in St. Petersburg, Russia.

In 2006, InBev acquired Fujian Sedrin Brewery Co. Ltd., the largest brewer in Fujian province of China, making InBev a major brewer in China, the world’s largest beer market by volume. The acquisition of the Sedrin brand also allowed InBev to strengthen its Chinese products portfolio.

In 2007, Labatt Brewing Company Limited (“Labatt”) acquired Lakeport Brewing Income Fund in Canada, securing a strong presence for us in the growing value segment in Ontario. 2007 also marked the acquisition of Cervejarias Cintra Indústria e Comércio Ltda (“Cintra”) by AmBev, thereby enabling AmBev to expand production capacity to meet the continuing increase in demand in the beer and soft drink markets in

Brazil. The initial transaction did not include the brands and distribution assets of Cintra. In January 2008, AmBev reached an agreement for the purchase of the Cintra brands, and these brands were subsequently sold to the Brazilian brewer Schincariol in May 2008.

In May 2007, InBev announced a long-term joint venture agreement with the RKJ group, a leading beverage group operating in India. InBev expected this to be its vehicle to invest in the Indian beer market. As of 1 April 2009, the joint venture vehicle began selling, marketing and distributing Budweiser in India. We expect that the venture will build a meaningful presence in India over time.

In March 2008, InBev reached an agreement with its Chinese partner in the InBev Shiliang (Zhejiang) Brewery to increase InBev’s stake in this business to 100%. The deal was approved by the relevant authorities in June 2008. This step enabled InBev to strengthen its position in the Zhejiang province in China.

On 13 July 2008, InBev and Anheuser-Busch announced their intention to combine the two companies by way of an offer by InBev of USD 70 per share in cash for all outstanding shares of Anheuser-Busch. The total amount of funds necessary to consummate the Anheuser-Busch acquisition was approximately USD 54.8 billion, including the payment of USD 52.5 billion to shareholders of Anheuser-Busch, refinancing certain Anheuser-Busch indebtedness, payment of all transaction charges, fees and expenses and the amount of fees and expenses and accrued but unpaid interest to be paid on Anheuser-Busch’s outstanding indebtedness. InBev shareholders approved the Anheuser-Busch acquisition at InBev’s Extraordinary Shareholders Meeting on 29 September 2008 and, on 12 November 2008, a majority of Anheuser-Busch shares were voted to approve the transaction at a Special Shareholders Meeting of Anheuser-Busch. The Anheuser-Busch acquisition was completed, and the certificate of merger filed, on 18 November 2008. For further details of our acquisition of Anheuser-Busch, see “Business Description—Material Contracts”.

In November 2008, InBev agreed to divest the assets of InBev USA LLC to win clearance from the U.S. Department of Justice for its acquisition of Anheuser-Busch. On 13 March 2009 we announced that we had completed the sale of the assets of InBev USA LLC (d/b/a Labatt USA) to an affiliate of KPS Capital Partners, LP. Under the terms of the agreement announced on 23 February 2009, KPS Capital Partners, LP acquired the assets of Labatt USA and an exclusive license, granted by Labatt, (i) to brew Labatt branded beer in the U.S. or Canada solely for sale for consumption in the U.S.; (ii) to distribute, market and sell Labatt branded beer for consumption in the U.S.; and (iii) to use the relevant trademarks and intellectual property to do so. On 11 August 2009, the U.S. District Court for the District of Columbia gave final approval to the settlement proposed by the U.S. Department of Justice in connection with our acquisition.

Beginning in 2003, Anheuser-Busch participated in a strategic alliance with Tsingtao, one of the largest brewers in China and producer of the Tsingtao brand. Through the Anheuser-Busch acquisition, we acquired Anheuser-Busch’s 27% economic ownership interest and a 20% voting interest in Tsingtao. On 30 April 2009, we announced that we had completed the previously announced sale of a 19.9% minority stake in Tsingtao to Asahi Breweries, Ltd. As a result of the transaction, Asahi Breweries, Ltd became Tsingtao’s second largest shareholder. Tsingtao Brewery Group remained the largest shareholder in Tsingtao. On 8 May 2009, we announced that we had entered into an agreement with a private investor, Mr. Chen Fashu, to sell our remaining 7% stake in Tsingtao. On 5 June 2009 we announced that the transaction had closed.

On 24 July 2009, we completed the previously announced sale of our South Korean subsidiary, Oriental Brewery, to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) for USD 1.8 billion, which resulted in USD 1.5 billion of cash proceeds at closing. Under the terms of the agreement, we will continue our relationship with Oriental Brewery through granting Oriental Brewery exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud Ice and Hoegaarden, and by having an ongoing interest in Oriental Brewery through an agreed earn-out. In addition, we will have the right, but not the obligation, to re-acquire Oriental Brewery five years after the closing of the transaction based on predetermined financial terms. The divestiture of Oriental Brewery is part of our ongoing deleveraging programme and allows us to repay debt incurred as a result of the Anheuser-Busch acquisition.

We have continued and may continue to dispose of additional assets or businesses, and expect to utilise the proceeds from any such disposals to repay indebtedness incurred to finance the Anheuser-Busch acquisition. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions.” Aside from the transactions disclosed in this Form F-4, we have not yet reached any definitive agreements regarding disposals of assets or businesses, but we are currently exploring our options in relation to such disposals, taking into account a range of factors, including the possibility of disposals of assets that are not core to its businesses, disposals of self-contained operations on a stand-alone basis and disposals that can occur with minimum adverse tax effects.

For further details of our principal capital expenditures and divestitures, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Investments”.

STRENGTHS AND STRATEGY

Strengths

We believe that the following key strengths will drive the realisation of our strategic goals and reinforce our competitive position in the marketplace:

Global platform with strong market positions in key markets

We are one of the world’s largest brewing companies and believe we hold leading market positions in over 20 markets. We have strong market positions based on strong brands and benefit from scale. We believe this positions us well to deploy significant resources on sales and marketing to build and maintain our brands, achieve attractive sourcing terms, generate cost savings through centralisation and produce a lean cost structure. Our global reach provides us with a strong platform to grow our global and multi-country brands, while developing local brands tailored to regional tastes. We benefit from a global distribution network which, depending on the location, is either owned by us or is based on strong partnerships with wholesalers and local distributors.

We believe that in 2008 the approximate industry volumes and our approximate market shares by volume in the world’s five largest beer markets by volume are as follows:

	Total industry volume (million hectoliters)(1)	AB InBev market share (%)
China	407	12.05
United States	251	50.80
Brazil	102	67.50
Germany	91	9.62
Russia	77	18.38
United Kingdom	47	21.80

(1)

Total industry volume figures are based on total beer industry sales or consumption volumes in the relevant market, except for the China volume figures, which are based on total industry production volumes and Russia volume figures, which are based on retail audits. Sources: China – National Statistic Bureau (SSB); United States – Beverage Market Corp.; Brazil – AC Nielsen Audit Retail; Germany – Deutscher Brauer-Bund; Russia – Business Analytica; United Kingdom – British Beer and Pub Association.

Since the completion of the Anheuser-Busch acquisition and the combination of InBev and Anheuser-Busch, we have been a global leader in the brewing industry by volume and, measured by EBITDA, as defined, for 2008 on the basis of the 2008 full-year pro-forma financial information, we are ranked among the top five consumer products companies worldwide. The Anheuser-Busch acquisition significantly enhances our position in the United States, one of the most stable and profitable beer markets in the world, and in China, the world’s largest beer market by volume. Management believes that it can realise significant upside potential by rolling out Anheuser-Busch’s brands using our global distribution platform.

Geographical diversification

Our geographically diversified platform balances the growth opportunities of emerging markets with the stability and strength of mature markets. With significant operations in both the Southern and Northern Hemisphere, we benefit from a natural hedge against market, economic and seasonal volatility.

The Anheuser-Busch acquisition further enhanced our geographic diversity and has provided an even more solid balance between high-growth emerging markets and stable mature markets. Based on the 2008 full-year pro-forma financial information for the combined company assuming completion of the Anheuser-Busch acquisition on 1 January 2008, our operating profit was split approximately evenly between emerging and mature markets.

Strong brand portfolio with global, multi-country and local brands

Our strong brand portfolio addresses a broad range of market segments and offers a range of international and local brands in key beer markets through segmentation into three main brand categories:

•

Global brands: Capitalising on common values and experiences which appeal to consumers across borders, global flagship brands such as Budweiser, Beck’s and Stella Artois have the strength to be marketed worldwide;

•

Multi-country brands: With a strong consumer base in their home market, multi-country brands, such as Leffe and Hoegaarden, bring international flavour to selected markets, connecting with consumers across continents; and

•

Local brands: Offering locally popular tastes, local brands, such as Bud Light, Skol, Brahma, Quilmes, Michelob, Harbin, Sedrin, Klinskoye, Sibirskaya Korona, Chernigivske, Antarctica, Franziskaner and Jupiler, connect particularly well with consumers in their home markets.

Our strategy is to focus our portfolio on premium brands. As a result, we undertake clear brand choices and seek to invest in those brands that build deep connections with consumers and meet their needs. We seek to replicate our successful brand initiatives and best practices across geographic markets.

We believe that Anheuser-Busch’s brands are highly complementary to InBev’s brand portfolio. Many of the Anheuser-Busch brands also have broader appeal and have the potential to be developed into multi-country brands using our global distribution platform.

Strong innovation and brand development capabilities

As a consumer-centric, sales-driven company, we continue to strive to understand the values, lifestyles and preferences of both today’s and tomorrow’s consumers, building fresh appeal and competitive advantage through innovative products and services tailored to meet those needs. We believe that consumer demand can be best anticipated by a close relationship between our marketing and research teams in which current and expected market trends trigger and drive research processes. Successful examples of recently developed products include Stella Artois 4% and Beck’s Vier in the U.K., Bohemia in Brazil, Sedrin in China, Chernigivske in the Ukraine, Quilmes Stout in Argentina, Alexander Keith’s Red Amber Ale in Canada, Hoegaarden Rosée in Belgium and Klinskoye Freeze and Sibirskaya Korona Lime in Russia. Anheuser-Busch has also successfully brought to market a number of innovative product offerings, including Bud Light Lime, and is renowned for its brand development capabilities, creative marketing campaigns and in-depth knowledge of its marketplaces, which we believe will be of significant value.

We believe that our excellence programmes, such as our “World Class Commercial Program”, are one of our competitive advantages. As part of our consumer-centric, sales driven approach, we have established an integrated marketing and sales execution programme, the “World Class Commercial Program”, which is designed to continuously improve the quality of our sales and marketing capabilities and processes by ensuring they are understood and consistently followed. We believe our World Class Commercial Programme in sales contributed to the success of our sales practices and we therefore extended this programme to our marketing practices. During 2008, this programme achieved effective global alignment in our key markets by facilitating shared processes in marketing and sales.

Strict financial discipline

World-class efficiency has been, and remains, a long-term objective for us across all lines of business and markets as well as under all economic circumstances. Avoiding unnecessary costs is a core component of our culture. We distinguish between “non-working” and “working” expenses, the latter having a direct impact on sales volumes or revenues. We currently have a greater focus on reducing non-working expenses, given that they are incurred independently from sales volumes or revenues and without immediate benefit to consumers. By maintaining strict financial discipline and turning non-working expenses into working expenses, our “Cost–Connect–Win” model aims to fund sustainable sales and marketing efforts throughout an economic cycle in order to connect with our customers and win by achieving long-term, profitable growth. We have a number of group-wide cost efficiency programmes in place, including:

•

Zero-Based Budgeting or ZBB: Under ZBB, budget decisions are unrelated to the previous year’s levels of expenditure and require justification starting from a zero base each year. Employee compensation is closely tied to delivering on zero-based budgets. ZBB has already been successfully adopted in Latin America North, North America, Central & Eastern Europe, Western Europe as well as at global headquarters, and ZBB was introduced in Latin America South and China in 2007 and is currently being implemented in the United States;

•

Voyager Plant Optimisation or VPO: VPO aims to bring greater efficiency and standardisation to our brewing operations and to generate cost savings, while at the same time improving quality, safety and the environment. VPO also entails assessment of our procurement processes to maximise purchasing power and to help us achieve the best results when purchasing a range of goods and services. Behavioural change towards greater cost awareness is at the core of this programme, and comprehensive training modules have been established to assist our employees with the implementation of VPO in their daily routines.

In addition, we have set up business service centres across our business zones which focus on transactional and support activities within our group. The centres help standardise working practices and identify and disseminate best practice.

We expect the Anheuser-Busch acquisition to generate at least USD 2.25 billion of cost savings by the end of 2011, with USD 250 million of cost saving synergies having been delivered in 2008 and the aim to capture USD 1.0 billion in cost saving synergies in 2009 and the balance in the two following years. The cost savings figures fall into four categories:

•	Implementation of ZBB and Blue Ocean cost saving programs

•	Benefits of scale resulting in lower procurement costs

•	Manufacturing best practices resulting in more efficient use of existing capacity

•	Other, including the benefit of synergies in China and UK

The estimated cost savings are calculated by comparing the cost forecast for our U.S. operation for the years 2009-2011 (as reflected in our three-year business plan) to the Anheuser-Busch U.S. cost base before the Anheuser-Busch acquisition. We perform this comparison by benchmarking activities at a low level of granularity, including down to the level of individual cost centers for the current budget year. The synergies figures represent amounts estimated to be achieved by the combined businesses in the relevant period. For 2008, we estimated the synergies by comparing the cost base of Anheuser-Busch for the fourth quarter of 2008 to the fourth quarter of 2007. The 2008 savings mainly resulted from savings triggered by the Blue Ocean program implemented by Anheuser-Busch in anticipation of the acquisition and by some ZBB savings.

In addition to cost synergies, management believes that the Anheuser-Busch acquisition will add substantial value through the exchange of best practices in areas such as sales, distribution, marketing and corporate social responsibility. We believe that the disciplined programmes of sales and marketing execution of our group companies can be combined to achieve a best-in-class commercial programme. Anheuser-Busch’s Blue Ocean programme is a cost reduction initiative commenced by Anheuser-Busch prior to the completion of the acquisition, which is aimed at cost savings and process improvements across all areas of that company, including through process benchmarking in Anheuser-Busch’s breweries, energy and environmental initiatives to reduce its reliance on natural gas and fuel oil, supply chain savings, improved materials usage, business process redesign using technology to further centralise Anheuser-Busch’s brewing control rooms and automation of its warehouse functions, the implementation of a new early retirement programme for salaried Anheuser-Busch employees, reorganisations aimed at enhancing efficiency and effectiveness, reducing overhead growth and achieving widespread reductions in non-salary spending.

Experienced management team with a strong track record of delivering synergies through business combinations

During the last two decades, our management (or the management of our predecessor companies) has executed a number of merger and acquisition transactions of varying sizes, with acquired businesses being successfully integrated into our operations, realising significant synergies. Notable examples include:

•	The creation of AmBev in 2000. Between 2000 and 2004, operating income after financial income and financial expense increased from 331.7 million reais to 2,163.3 million reais;

•	The acquisition of Beck’s in 2002, which today is the number one German beer in the world, with distribution in over 100 countries;

•	The combination of AmBev and Quilmes in 2002, where Quilmes’ operating profit increased substantially from 2002 to 2008;

•	Labatt, where profitability increased by approximately 10% within the first three years of AmBev gaining control in 2004; and

•	The creation of InBev in 2004, through the merger of AmBev and Interbrew, where operating profit margin has increased from 11.9% on a standalone basis in 2003 to 22.7% in 2008.

Our strong track record also extends to successfully integrating portfolios of brands such as Spaten-Löwenbräu in 2003 and leveraging cross-selling potential and distribution networks such as the distribution of Stella Artois through AmBev’s channels in Latin America.

Strategy

Our strategy is based on our vision to be “the Best Beer Company in a Better World”

The guiding principle for our strategy is a vision to be “the Best Beer Company in a Better World” by uniting strong brand development, sales execution and best-in-class efficiency with the role of a responsible global corporate citizen. The “Best Beer Company” element relates primarily to our aim of maintaining highly profitable operations in all markets where we operate. The term “Better World” articulates our belief that all stakeholders will benefit from good corporate citizenship, finding its expression in the concept of “responsible enjoyment”. We discourage consumers from excessive or underage drinking through marketing campaigns aimed at moderate consumption, as outlined in our Commercial Communications Code.

Four pillars are fundamental to our future strategic positioning

First, we aim to win consumers and secure loyalty through our strong brand portfolio.

•

In a rapidly changing marketplace, we seek to continue to focus on understanding customer needs. We aim to achieve high levels of customer orientation in our brand portfolio by positioning it to deliver on consumer demands;

•

Our goal is to deliver volume growth in excess of market growth through brand strength, continued premiumisation of our brand portfolio, and sales and marketing investment. We aim to grow revenue ahead of volume growth; and

•	We intend to further strengthen brand innovation in order to stay ahead of market trends and maintain consumer appeal;

Second, we intend to win points of connection with consumers through world-class consumer programmes.

•

In partnership with distributors, off-trade retailers and on-trade points of sale, we seek to further improve the combination of brand appeal and purchasing experience for the consumer, driven by sustainable marketing investments;

•	We intend to further enhance our focus on sales management and marketing by responsibly connecting with new classes of consumers of drinking age; and

•

We have established a number of consumer-dedicated activities, such as specific outdoor events, which are designed to provide consumers with a brand experience which exceeds the pure enjoyment of beer;

Third, we strive to continuously improve efficiency and to continue our strong track record in margin enhancements by unlocking the potential for variable and fixed cost savings.

•	We aim to maintain long-term cost increases at below inflation, benefiting from the application of cost efficiency programmes such as of ZBB and VPO, as well as from hedging commodity prices; and

•	Our management believes cost savings are not yet fully realised across all geographies, and remains committed to its target of long-term margin improvement;

Finally, we seek to continue to drive external growth opportunities through selected acquisitions, with the Anheuser-Busch integration being the key focus in the medium term.

•

Our management has repeatedly demonstrated its ability to successfully integrate acquisitions and drive revenue growth ahead of our competitors. External growth will remain a cornerstone of our strategic focus; and

•	The combination of Anheuser-Busch and InBev has provided us with significant global scale.

•	We see significant opportunities to internationalise Anheuser-Busch’s key brands, gain greater access to the U.S. market and benefit from significant cost synergies; and

•

Our management anticipates that our combined company will be highly cash-generative which, along with diligent use of capital and active working capital management, is expected to contribute to our objective of rapid de-leveraging.

General factors facilitate the implementation of our corporate strategy

We have identified certain key tools which we believe will enable us to implement our corporate strategy, including:

•	An open innovation policy on all levels, aimed at revitalising the beer category and increasing its market share;

•	A strong company culture, investing in people and maintaining a strong target-related compensation structure; and

•	Best-in-class financial discipline spread throughout the whole organisation.

PRINCIPAL ACTIVITIES AND PRODUCTS

We produce, market, distribute and sell a strong, balanced portfolio of nearly 300 beer brands and have a global footprint with a balanced exposure to developed and developing markets and production facilities spread across our six geographic regions.

We are a consumer-centric, sales-driven company. Consequently, our production facilities and other assets are predominantly located in the same geographical areas as our customers. We set up local production when we believe that there is substantial potential for local sales that cannot be addressed in a cost efficient manner through exports or third-party distribution into the relevant country. Local production also helps us to reduce, although it does not eliminate, our exposure to currency movements.

The table below sets out the main brands we sell in the markets listed below.

Market	Global brands	Multi-country brands	Local brands
North America
Canada	Beck’s, Budweiser, Stella Artois	Hoegaarden, Leffe	Beer: Alexander Keith’s, Brahma, Bud Light, Kokanee, Labatt Blue, Labatt Blue Light, Labatt Lite, Staropramen
Cuba	Beck’s	—	Beer: Bucanero, Cristal, Mayabe
Mexico (Grupo Modelo)	Budweiser		Beer: Corona, Bud Light
United States	Beck’s, Budweiser, Stella Artois	Hoegaarden, Leffe	Beer: Bass, Boddingtons, Brahma, Bud Ice, Bud Light, Bud Light Lime, Budweiser Select, Busch, Busch Light, Michelob Ultra, Natural Light, Staropramen
Latin America
Argentina	Budweiser, Stella Artois	—	Beer: Andes, Brahma, Norte, Patagonia, Quilmes Soft drinks: 7UP, Pepsi, H20h

Market	Global brands	Multi-country brands	Local brands
Bolivia	Stella Artois	—	Beer: Ducal, Paceña, Taquiña
Brazil	Budweiser, Stella Artois	Hoegaarden, Leffe	Beer: Antarctica, Bohemia, Brahma, Skol Soft drinks: Guaraná Antarctica, Pepsi
Chile	Budweiser, Stella Artois	—	Beer: Baltica, Becker, Brahma
Dominican Republic	Budweiser	—	Beer: Brahma Soft drinks: Pepsi, 7UP, Red Rock
Ecuador	Budweiser	—	Brahma
Guatemala	—	—	Brahma
Paraguay	Beck’s, Budweiser, Stella Artois	—	Beer: Baviera, Brahma, Ouro Fino, Pilsen
Peru	—	—	Beer: Brahma Soft drinks: Concordia, Pepsi, Triple Kola
Uruguay	Budweiser, Stella Artois	—	Beer: Pilsen, Norteña, Patricia
Venezuela	—	—	Beer: Brahma, Brahma Light, Brahma Ice Soft drinks: Malta Caracas
Western Europe
Belgium	Stella Artois, Beck’s, Budweiser	Hoegaarden, Leffe	Beer: Belle-Vue, Jupiler, Brahma
France	Stella Artois, Budweiser, Beck’s	Hoegaarden, Leffe	Beer: Boomerang, La Bécasse, Loburg, Brahma
Germany	Stella Artois, Beck’s	Leffe	Beer: Diebels, Franziskaner, Haake-Beck, Hasseröder, Löwenbräu, Staropramen
Luxembourg	Stella Artois, Beck’s	Leffe	Beer: Diekirch, Jupiler, Mousel, Belle-Vue, Brahma
Netherlands	Stella Artois, Beck’s, Budweiser	Hoegaarden, Leffe	Beer: Dommelsch, Jupiler, Hertog Jan, Brahma
United Kingdom	Stella Artois, Beck’s, Budweiser	Hoegaarden, Leffe	Beer: Bass, Boddingtons, Castlemaine XXXX, Brahma, Staropramen
Italy	Stella Artois, Beck’s, Budweiser	Leffe	Beer: Brahma, Löwenbräu, Staropramen
Central & Eastern Europe
Bulgaria	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Kamenitza, Staropramen
Croatia	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Ozujsko, Staropramen
Czech Republic	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Branik, Kelt, Mestan, Ostravar, Velvet, Vratislav, Staropramen
Hungary	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Borsodi, Staropramen
Serbia	Stella Artois, Beck’s	—	Beer: Apatinsko Pivo, Jelen Pivo

Market	Global brands	Multi-country brands	Local brands
Montenegro	Stella Artois, Beck’s	—	Beer: Niksicko
Romania	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Bergenbier, Noroc, Löwenbräu
Russia	Stella Artois, Beck’s, Budweiser	Leffe, Hoegaarden	Beer: Bagbier, Klinskoye, Sibirskaya Korona, T. Tinkoff, Tolstiak, Brahma, Löwenbräu, Staropramen
Ukraine	Stella Artois, Beck’s	Leffe, Hoegaarden	Beer: Chernigivske, Rogan, Taller, Yantar, Brahma, Staropramen
Asia Pacific
China	Beck’s, Budweiser	—	Beer: Harbin, Sedrin, Double Deer, Jinling, KK, Zhujiang, Brahma
South Korea	Stella Artois, Beck’s, Budweiser*	Hoegaarden,* Leffe	Beer: Cass,† Cafri,† OB,† Brahma

*	Oriental Brewery has an exclusive license to distribute these brands in South Korea. See “Business Description—Licensing”.

†	The Cass, OB and Cafri brands are produced by Oriental Brewery, which we sold in a transaction that was completed on 24 July 2009. See “—General Overview—History and Development of the Company”.

The table below sets out our sales broken down by business zone for the periods shown:

	Six months ended 30 June 2009		2008 Pro-Forma(2)		2008 Reported(3)		2007(4)		2006(4)
Market	Revenue(1) (million USD)	Revenue (% of total)	Revenue(1) (million USD)	Revenue (% of total)	Revenue(1) (million USD)	Revenue (% of total)	Revenue(1) (million USD)	Revenue (% of total)	Revenue(1) (million USD)	Revenue (% of total)
North America	7,871	44.5%	15,416	39.5%	3,753	16.0%	2,139	10.8%	2,296	13.8%
Latin America North	3,111	17.6%	7,664	19.6%	7,664	32.6%	6,707	34.0%	5,353	32.1%
Latin America South	883	5.0%	1,855	4.8%	1,855	7.9%	1,372	7.0%	919	5.5%
Western Europe	2,049	11.6%	4,967	12.7%	4,754	20.2%	4,725	23.9%	4,573	27.4%
Central & Eastern Europe	1,222	6.9%	3,267	8.4%	3,267	13.9%	3,006	15.2%	2,283	13.7%
Asia Pacific	1,074	6.1%	2,285	5.9%	1,494	6.3%	1,359	6.9%	1,144	6.8%
Global Export & Holding Companies	1,487	8.3%	3,548	9.1%	720	3.1%	427	2.2%	124	0.7%

Total	17,698	100%	39,002	100%	23,507	100%	19,735	100%	16,692	100%

(1)	Gross revenue (turnover) less excise taxes and discounts. In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers.

(2)

The 2008 pro-forma information in the table above is based on pro-forma financial information for our combined company as reflected in our full-year pro-forma financial information included elsewhere in this Form F-4.

(3)

The 2008 reported information in the table above is based on our historical consolidated 2008 financial information as reflected in our audited consolidated financial information as of, and for the year ended, 31 December 2008, which reflects the contribution of Anheuser-Busch’s operations to our 2008 results from the closing of the Anheuser-Busch acquisition on 18 November 2008.

(4)

The 2007 and 2006 information in the table above is based on our historical consolidated financial information (as InBev) during those years as reflected in our actual audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

On 2 December 2009, we completed the sale of our Central European operations to CVC Capital Partners. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”.

For a discussion of changes in revenue, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—Revenue”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended 31 December 2008 Compared to Year Ended 31 December 2007—Revenue” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended 31 December 2007 Compared to Year Ended 31 December 2006—Revenue” under our year-over-year Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Beer

We manage a portfolio of nearly 300 brands of beer. In terms of distribution, our beer portfolio is divided into global, multi-country and local brands. Our brands are our foundation and the cornerstone of our relationships with consumers. We invest in our brands to create a long-term, sustainable and competitive advantage, by meeting the various needs and expectations of consumers around the world and by developing leading brand positions around the globe.

On the basis of quality and price, beer markets can be differentiated into the following segments:

•	Premium brands at the top of the market, with the very top of the market being represented by the super-premium segment;

•	Mainstream or core brands in the middle of the market; and

•	Value or discount brands at the lower end of the market.

Our brands are situated across all these segments. For instance, a global brand like Stella Artois generally targets the premium segment across the globe, while a local brand like Lakeport targets the value segment in Canada. We have a particular focus on the premium and core (mainstream) segments, but will be present in the value segment if the market so requires or following an acquisition (for example the acquisition of the value brand Lakeport in Ontario, Canada).

We make clear segment choices and, within those segments, clear brand choices. Examples of these choices include the focus on the premium and carbonated soft drink segments in Argentina, on the premium category in Brazil, on the value, light and premium segments in Canada, on premium and core brands in Russia and on the international premium, domestic premium and core segments in China. The majority of our resources are directed to our “focus brands”, those that we believe have the greatest growth potential in their relevant consumer segments. As of 30 June 2009, our focus brands accounted for approximately two-thirds of our volume.

In lower disposable income markets (for example, Brazil, Russia, Ukraine and China), the value segment can be substantial and growing. As set out above, in such cases we generally intend to ensure that we are present in the market to address the demand for value brands.

In recent years, including through 2007, we observed a trend where the premium segment drove growth in the beer industry. Based on this trend, we established a strategy to select focus brands in certain markets (such as our North America, Western Europe and Central & Eastern Europe business zones) within the premium rather than the value segment. Due to the slow-down in the global economy in 2008, however, certain countries in these zones experienced a shift from premium to core brands and from core to value brands. We believe we are well placed to deal with short-term trend changes from a portfolio perspective, particularly in key countries like the U.S. while continuing our long-standing strategy of accelerating growth in the core and premium beer segments. We believe that the premium segment will resume its previous momentum and aim to continue our strategy of focusing on selected brands, which seeks to address consumers’ desire to trade up from value to core and from core to premium.

Another trend is the growing need for consumer choice. Again, with our strong brand portfolio and best practice sharing, we believe we are well-placed to take advantage of this opportunity.

Our portfolio includes three global beers with worldwide distribution:

•

Stella Artois, the number one Belgian beer in the world according to Plato Logic Limited. Stella currently is distributed in over 80 countries worldwide and has strong global potential. The brand’s heritage dates back to our foundations in 1366. Stella Artois is a premium lager. In 2008, Stella Artois accounted for 2.3% of our pro-forma consolidated volumes for the combined company.

•

Beck’s, the number one German beer in the world according to Plato Logic Limited, with distribution in over 100 countries. Beck’s has been brewed using only four key natural ingredients for over 125 years and according to the traditional German Reinheitsgebot (purity law). In 2008, Beck’s accounted for 1.9% of our pro-forma consolidated volumes for the combined company.

•

Budweiser, which we consider to be the United States’ first truly national beer brand, continued its strong performance in North America in 2008, with a 11.6% share of the U.S. market (based on Budweiser shipments compared to Beer Institute industry tax paid shipments) and remained the number one brand in Canada according to Plato Logic Limited.

In addition, we have a multi-country portfolio of brands, which increasingly transcend the distinction between global and local. The key multi-country brands include:

•	Leffe, a beer that hails from Belgium, available in four varieties in over 60 countries worldwide, with sales volumes that have more than doubled over the last decade; and

•	Hoegaarden, a high-end Belgian wheat (or “white”) beer, which is expanding its growth in the United States and even more in Russia.

More locally, we manage numerous well-known “local champions”, which form the foundation of our business. The portfolio of local brands includes:

•

Bud Light, originating from the U.S. In the U.S., its share of the premium-light segment is 50% (more than the combined share of the next two premium-light brands) and its volume has grown more than any other top 10 beer brand over recent years. It is the fastest growing brand amongst the top 20 brands in the Canadian beer market.

•

Bud Light Lime, a high-end brand extension of Bud Light that was introduced in 2008. Based on Bud Light Lime shipments compared to Beer Institute industry tax paid shipments, it became one of the top 25 U.S. beer brands by volume in its first year.

•	Michelob ULTRA, which was rolled out nationally in 2002, is estimated by to be the #12 brand in the U.S. based on Michelob ULTRA shipments compared to Beer Institute industry tax paid shipments.

•	Michelob and Michelob Light are two Anheuser-Busch trademark brands which combined sell over 1.17 million hectoliters annually in the U.S.

•

Natural Light is the largest sub-premium brand in the U.S. with a nearly 20% share of the sub-premium category based on Natural Light shipments compared to Beer Institute industry tax paid shipments. On the same basis (that is, the respective brand shipments compared to Beer Institute industry tax paid shipments), Busch Light and Busch are the #2 and #3 sub-premium brands, respectively, and all our sub-premium brands combined have an over 50% market share in this category in the U.S.

•	Brahma, originating from Brazil and available in over 30 countries, including 20 outside Latin America. For example, Brahma is present in the super-premium segment of the Russian market;

•

Jupiler, the market leader in terms of sales volumes in Belgium and the official sponsor of the highest Belgian football division, the Jupiler League. It is also sponsor of the Belgian national football team;

•

Skol, the leading beer brand in the Brazilian market according to Plato Logic Limited. We invested in pioneering and innovation of the Skol brand, showing new market trends and involvement in entertainment initiatives, such as music festivals;

•	Bohemia, which we believe is the leader in the super-premium segment in Brazil;

•

Quilmes, the leading beer in Argentina according to Plato Logic Limited, representing 50% of the beer market, and a national symbol with its striped light blue and white label linked to the colours of the Argentine national flag and football team;

•	Sibirskaya Korona, developed from a local brand in Western Siberia into a full-fledged national brand sold throughout Russia;

•	Klinskoye, having its home market in Moscow;

•	Chernigivske, Ukraine’s best selling brand; and

•	Harbin and Sedrin, the key drivers of the growth of our business in China.

The branding and marketing of our global brands, Stella Artois, Beck’s and Budweiser is managed centrally within our group. Multi-country brands are managed with more flexibility at the local level for branding and marketing, while the marketing and branding of our local brands is generally managed at a local level. See “—J. Branding and Marketing” for more information on brand positioning, branding and marketing.

In certain markets, we also distribute products of other brewers.

Soft Drinks

While our core business is beer, we also have a presence in the soft drink market in Latin America through our subsidiary AmBev and in the U.S. through Anheuser-Busch. Soft drinks include both carbonated soft drinks and non-alcoholic and non-carbonated soft drinks.

Our non-beer activities encompass the production and sale of our own brands as well as, more significantly, the bottling and distribution of third-party brands. Based on our actual historical financial information for these periods, our non-beer activities accounted for 15.1% of consolidated volumes in 2008,

15.1% of consolidated volumes in 2007 and 14.2% in 2006. In terms of revenue, our non-beer activities generated 8.3% of consolidated revenue in 2008, compared to 8.3% in 2007 and 7.5% in 2006 based on our actual historical financial information for these periods.

Our soft drinks business includes both our own production and agreements with PepsiCo related to bottling and distribution. AmBev is one of PepsiCo’s largest bottlers in the world. Major brands that are distributed under these agreements are Pepsi, 7UP and Gatorade. AmBev has long-term agreements with PepsiCo whereby AmBev was granted the exclusive right to bottle, sell and distribute certain brands of PepsiCo’s portfolio of carbonated soft drinks in Brazil. The agreements will expire on 31 December 2017 and are automatically extended for additional ten-year terms, unless terminated prior to the expiration date by written notice by either party at least two years prior to the expiration of their term or on account of other events, such as a change of control or insolvency of, or failure to comply with material terms or meet material commitments by, our relevant subsidiary. AmBev also has agreements with PepsiCo to bottle, sell, distribute and market some of its brands in the Dominican Republic and in some regions of Peru, including the north and the Lima regions. Through Quinsa, AmBev is also PepsiCo’s bottler for Argentina, Bolivia and Uruguay.

Apart from the bottling and distribution agreements with PepsiCo, AmBev also produces, sells and distributes its own soft drinks. Its main carbonated soft drinks brand is Guaraná Antarctica.

In the U.S., Anheuser-Busch also produces non-alcoholic malt beverage products, including O’Doul’s and O’Doul’s Amber, energy drinks and related products. On a limited basis, we have also entered into arrangements under which other non-alcoholic products and spirits, including Hansen energy drinks (such as Monster Energy), are distributed and sold in select markets though the Anheuser-Busch distribution network.

The table below sets out the breakdown between our beer and non-beer volumes and revenue.

	Beer				Non-Beer				Consolidated
	Six months ended 30 June 2009	2008(3)	2007(4)	2006(4)	Six months ended 30 June 2009	2008(3)	2007(4)	2006(4)	Six months ended 30 June 2009	2008(3)	2007(4)	2006(4)
Volume(1) (million hectoliters)	180	242	230	212	20	43	41	35	200	285	271	247
Revenue(2) (million USD)	15,554	21,533	18,103	15,444	2,144	1,974	1,632	1,248	17,698	23,507	19,735	16,692

(1)

Volumes include not only brands that we own or license, but also third-party brands that we brew or otherwise produce as a subcontractor and third-party products that we sell through our distribution network, particularly in Western Europe. Our pro-rata share of volumes in Grupo Modelo and Tsingtao are not included in this table.

(2)	Gross revenue (turnover) less excise taxes and discounts. In many jurisdictions, excise taxes make up a large proportion of the cost of beer charged to our customers.

(3)

The 2008 information in the table above is based on our actual 2008 financial information as reflected in our audited financial information as of, and for the year ended, 31 December 2008, which reflects the contribution of Anheuser-Busch’s operations to our 2008 results from the closing of the Anheuser-Busch acquisition on 18 November 2008.

(4)

The 2007 and 2006 information in the table above is based on our actual financial information (as InBev) during those years as reflected in our actual audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Please refer to the AF pages for further details of Anheuser-Busch volumes and revenue prior to the Anheuser-Busch acquisition.

Family Entertainment

On 1 December 2009, we completed the sale of Busch Entertainment Corporation to an entity established by Blackstone Capital Partners V L.P. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”.

U.S. Packaging

In the U.S., our indirect subsidiary, Metal Container Corporation, manufactures beverage cans at eight plants and beverage can lids at three plants for sale to our Anheuser-Busch beer operations and U.S. soft drink customers. Anheuser-Busch also owns a recycling business, which buys and sells used beverage containers and recycles aluminium and plastic containers; a manufacturer of crown liner materials for sale to our North American beer operations; and a glass manufacturing plant which manufactures glass bottles for use by our North American beer operations.

The packaging industry is highly competitive. Metal Container Corporation’s competitors include Ball Corporation, Rexam Corporation, and Crown Holdings. In addition, the can industry faces competition from other beverage containers, such as glass and plastic bottles.

On 1 October 2009, we completed the sale of four metal beverage can and lid manufacturing plants of Metal Container Corporation to Ball Corporation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”.

MAIN MARKETS

We are a global brewer, with sales in over 130 countries across the globe.

The last two decades have been characterised by rapid external growth in fast-growing emerging markets, notably in regions in Latin America North, Central & Eastern Europe, Asia Pacific and Latin America South, where we have significant sales. The table below sets out our volumes broken down by business zone for the periods shown:

	Six months ended 30 June 2009		2008 Pro-Forma(1)		2008 Reported(2)		2007(3)		2006(3)
Market	Volumes (million hectoliters)	Volumes (% of total)	Volumes (million hectoliters)	Volumes (% of total)	Volumes (million hectoliters)	Volumes (% of total)	Volumes (million hectoliters)	Volumes (% of total)	Volumes (million hectoliters)	Volumes (% of total)
North America	69	34.4%	140	33.8%	27	9.5%	13	4.8%	14	5.7%
Latin America North	50	24.9%	102	24.5%	102	35.8%	101	37.3%	95	38.5%
Latin America South	16	7.9%	34	8.2%	34	11.9%	31	11.4%	23	9.3%
Western Europe	16	8.2%	35	8.4%	34	11.9%	36	13.3%	39	15.8%
Central & Eastern Europe	21	10.4%	46	11.0%	46	16.1%	49	18.1%	43	17.4%
Asia Pacific	26	13.0%	56	13.4%	37	13.0%	36	13.3%	31	12.6%
Global Export & Holding Companies	2	1.2%	3	0.7%	5	1.8%	5	1.8%	2	0.7%

Total	200	100%	416	100%	285	100%	271	100%	247	100%

(1)	The 2008 pro-forma information in the table above is based on the pro-forma information for our combined company for the year ended 31 December 2008.

(2)

The 2008 reported information in the table above is based on our actual 2008 financial information as of, and for the year ended, 31 December 2008, and reflects the contribution of Anheuser-Busch’s operations to our 2008 results from the closing of the Anheuser-Busch acquisition on 18 November 2008.

(3)	The 2007 and 2006 information in the table above is based on our actual audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Please refer to the AF pages for further details of Anheuser-Busch volumes prior to the Anheuser-Busch acquisition.

Our North American zone generated 9.6 million hectoliters in the first nine months of 2008 (equivalent to 4.8% of our consolidated volumes). As a result of the Anheuser-Busch acquisition, the relative share of our North America zone in our consolidated volumes and revenue has increased and the North America zone is now our largest business zone. Our pro-forma consolidated volumes for North America as a combined company for 2008 represented 140 million hectoliters (equivalent to 33.8% of our consolidated volumes).

On an individual country basis, our 10 largest markets by volume during the six months ended 30 June 2009 were the United States, Brazil, China, Argentina, Russia, Ukraine, the United Kingdom, Canada, Germany and South Korea. Each market has its own dynamics and customer preferences and values. Given the breadth of our portfolio, we believe we are well placed and can launch, relaunch, market and ultimately sell the beer that best addresses consumer choice in the various segments (premium, mainstream and value) in a given market.

We are committed to innovation generated from consumer insights. Through this approach, we seek to understand the values, lifestyles and preferences of today’s and tomorrow’s consumers, with a view to building fresh appeal and competitive advantage through innovative products and services tailored to meet those needs. See “—Intellectual Property; Research & Development” for further information.

COMPETITION

Historically, brewing was a local industry with only a few players having a substantial international presence. Larger brewing companies often obtained an international footprint through direct exports, licensing agreements and joint venture arrangements. However, the last couple of decades have seen a transformation of the industry, with a prolonged period of consolidation. This trend started within the more established beer markets of Western Europe and North America, and took the form of larger businesses being formed through merger and acquisition activity within national markets. More recently, consolidation has also taken place within emerging markets. Over the last decade, the global consolidation process has accelerated, with acquisitive brewing groups making significant acquisitions outside of their domestic markets and increasingly looking to purchase other regional brewing organisations. Recent examples of this trend include SABMiller’s acquisition of Bavaria in 2005 and the acquisition of Scottish & Newcastle by Carlsberg and Heineken in April 2008. As a result of this consolidation process, the absolute and relative size of the world’s largest brewers has increased substantially. Therefore, today’s leading international brewers have significantly more diversified operations and have established leading positions in a number of international markets.

We have participated in this consolidation trend, and have grown our international footprint through a series of mergers and acquisitions described in “—General Overview—History and Development of the Company”, which include:

•	The acquisition of Labatt in 1995;

•	The acquisition of Beck’s in 2001;

•	The combination of AmBev and Quilmes Industrial S.A. in 2002;

•	The creation of InBev in 2004, through the merger of Interbrew and AmBev; and

•	The Anheuser-Busch acquisition.

The ten largest brewers in the world in 2008 in terms of volume (2008 provisional pro-forma) are as set out in the table(1) below.

Rank	Name	Volume (million hectoliters)(2)
1	AB InBev	372.8
2	SABMiller	236.7
3	Heineken	168.8
4	Carlsberg	124.1
5	Molson Coors Brewing Company	57.2
6	Grupo Modelo	53.8
7	Tsingtao (Group)	51.5
8	Beijing Yanjing	42.2
9	FEMSA	41.1
10	Kirin	34.0

(1)

Source: Plato Logic Limited (including the 2008 volume information for us in the table above). Our own determination is that the pro-forma volumes for InBev and Anheuser-Busch as a combined company for 2008 would have been 416 million hectoliters, as described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended 31 December 2008 Compared to Year Ended 31 December 2007”.

(2)	Calendar year basis.

In each of our regional markets, we compete against a mixture of national, regional, local, and imported beer brands. In Latin America, we compete mainly with local players and local beer brands. In North America, Western Europe, Eastern Europe and Asia/Pacific, we compete primarily with large leading international or regional brewers and international or regional brands.

In the U.S., our beers are distributed and sold in competition with other beers distributed nationally, locally and regionally in the U.S., and with other imported beers. Although the methods of competition in the industry vary widely, in part due to differences in applicable state laws, the principal methods of competition are product quality, taste and freshness, packaging, price, advertising (including television, radio, sponsorships, billboards, stadium signs, and print media), point-of-sale materials, and service to retail customers. Major competitors in the United States brewing industry include MillerCoors, a joint venture of SAB Miller and Molson Coors Brewing Company, Grupo Modelo, and Heineken. In addition to competing with the other brewers’ brands, Anheuser-Busch’s beer brands must also compete in the marketplace with other types of alcoholic beverage choices available to consumers.

WEATHER AND SEASONALITY

For information on how weather affects consumption of our products and the seasonality of our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —A. Key Factors Affecting Results of Operations—Weather and Seasonality”.

BREWING PROCESS; RAW MATERIALS AND PACKAGING; PRODUCTION FACILITIES; LOGISTICS

Brewing Process

The basic brewing process for most beers is straightforward, but significant know-how is involved in quality and cost control. The most important stages are brewing and fermentation, followed by maturation, filtering and packaging. Although malted barley (malt) is the primary ingredient, other grains such as unmalted barley, corn, rice or wheat are sometimes added to produce different beer flavours. The proportion and choice of other raw materials varies according to regional taste preferences and the type of beer.

The first step in the brewing process is making wort by mixing malt with warm water and then gradually heating it to around 75°C in large mash tuns to dissolve the starch and transform it into a mixture, called “mash”, of maltose and other sugars. The spent grains are filtered out and the liquid, now called “wort”, is boiled. Hops are added at this point to give a special bitter taste and aroma to the beer, and help preserve it. The wort is boiled for one to two hours to sterilise and concentrate it, and extract the flavour from the hops. Cooling follows, using a heat exchanger. The hopped wort is saturated with air or oxygen, essential for the growth of the yeast in the next stage.

Yeast is a micro-organism that turns the sugar in the wort into alcohol and carbon dioxide. This process of fermentation takes five to 11 days, after which the wort has finally become beer. Different types of beer are made using different strains of yeast and wort compositions. In some yeast varieties, the cells rise to the top at the end of fermentation. Ales and wheat beers are brewed in this way. Lagers are made using yeast cells that settle to the bottom. Some special Belgian beers, called lambic or gueuze, use yet another method where fermentation relies on spontaneous action by airborne yeasts.

During the maturation process the liquid clarifies as yeast and other particles settle. Further filtering gives the beer more clarity. Maturation varies by type of beer and can take as long as three weeks. Then the beer is ready for packaging in kegs, cans or bottles.

Raw Materials and Packaging

The main raw materials used in our beer production are malted barley, corn grits, corn syrup, rice, yeast, hops and water. For non-beer production (mainly carbonated soft drinks) the main ingredients are flavoured concentrate, fruit concentrate, sugar or sweetener and water. In addition to these inputs into our products, delivery of our products to consumers requires extensive use of packaging materials such as glass or PET plastic bottles, aluminium or steel cans and kegs, labels, bottle caps, plastic crates, metal closures, plastic closures, preforms and cardboard products.

We use only our own proprietary yeast, which we grow in our facilities. In some regions, we import hops to obtain adequate quality and appropriate variety. We purchase these ingredients through the open market and through contracts with suppliers. We also purchase barley and process it to meet our malt requirements at our malting plants.

Prices and sources of raw materials are determined by, among other factors:

•	the level of crop production;

•	weather conditions;

•	export demand; and

•	governmental regulations.

We are reducing the number of our suppliers in each region to develop closer relationships that allow for lower prices and better service, while at the same time ensuring that we are not entirely dependent on a single supplier. We hedge some of our commodities contracts on the financial markets and some of our malt requirements are purchased on the spot market. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures About Market Risk—Market Risk, Hedging and Financial Instruments” and note 30 to our audited financial information as of 31 December 2008 and 2007, and for the three years ended 31 December 2008, for further details on commodities hedging.

We have supply contracts with respect to most packaging material as well as our own production capacity as outlined below in “—Production Facilities”. The choice of packaging materials varies by cost and availability in different regions, as well as consumer preferences and the image of each brand. We also use aluminium cansheet for the production of beverage cans and lids. For details of the U.S. packaging business, see “—Principal Activities and Products—U.S. Packaging”.

Hops, PET resin, soda ash for our own glass plant and—to some extent—cans are mainly sourced globally. Malt, adjuncts (such as unmalted grains or fruit), sugar, steel, cans, labels, metal closures, plastic closures, preforms and folding carton are sourced regionally. Electricity is sourced nationally, while water is sourced locally, for example, from municipal water systems and private wells.

We use natural gas and fuel oil as our primary fuel materials, and we believe adequate supplies of fuel and electricity are available for the conduct of our business. The energy commodity markets have experienced and can be expected to continue to experience significant price volatility. We manage our energy costs using various methods including supply contracts, hedging techniques, and fuel switching.

Production Facilities

Our production facilities are spread across our six geographic regions, giving us a balanced geographical footprint in terms of production and allowing us to efficiently meet customer demand across the globe. We manage our production capacity across our geographic regions, countries and plants. We typically own our production facilities free of any major encumbrances. We also lease a number of warehouses and other commercial buildings from third parties.

Beverage Production Facilities

Our beverage production facilities comprised 147 breweries and/or soft drink plants as of 31 December 2008 spread across our six geographic regions. Of these 147 plants, 119 produced only beer, 15 produced only soft drinks and 13 produced both beer and soft drinks. Except in limited cases (for example, our Hoegaarden brewery in Belgium), our breweries are not dedicated to one single brand of beer. This allows us to allocate production capacity efficiently within our group.

The table below sets out, for each of our business zones in 2008, the number of our beverage production plants (breweries and/or soft drink plants) as well as the plants’ overall capacity and production volumes.

		2008 volumes		Annual operational capacity as of 31 December 2008
Business zone	Number of plants	Beer (khl)	Soft drinks (khl)	Beer (khl)		Soft drinks (khl)
North America	19	138,300	—	139,600	(1)	—
Latin America North	35	73,400	28,000	88,772		49,530
Latin America South	21	20,500	13,300	21,091		15,912
Western Europe(2)	16	35,000	—	49,056		—
Central & Eastern Europe	24	46,100	—	63,465		—
Asia Pacific(3)(4)(5)	32	56,900	—	64,493		—

Total	147	370,200	41,300	426,477		65,442

(1)	Internal company estimate.

(2)	Includes the Stag Brewery near London, England, the closure of which was announced in 2008 and is expected to occur in the coming years.

(3)

Includes a brewery in Wuhan owned and operated by a joint venture in which we have a 97% equity interest and three breweries in which we hold a majority interest through our wholly-owned subsidiary, Harbin Brewery Group Limited. Also includes the Jilin brewery in China, which was closed during the first quarter of 2009.

(4)	Excludes our 50% equity interest in a joint venture that owns and operates a brewery in Hyderabad, India.

(5)

On 24 July 2009, we completed the previously announced sale of Oriental Brewery to an affiliate of KKR. For additional detail, see “—General Overview—History and Development of the Company”. Volumes in the table above are inclusive of these operations.

Non-Beverage Production Facilities

Our beverage production plants are supplemented and supported by a number of plants and other facilities that produce raw materials and packaging materials for our beverages. The table below provides additional detail on these facilities at 31 December 2008.

Type of plant / facility	Number of plants /facilities	Countries in which plants / facilities are located
Malt plants	17	Brazil, Argentina, Uruguay, Romania, Russia, Hungary, Bulgaria, United States
Rice mills	2	United States
Hop farms	2	Germany, United States
Hop pellet plant	1	Argentina
Guaraná farm	1	Brazil
Glass manufacturing plant	1	United States
Glass bottle plants	3	United States, Brazil, Paraguay
Bottle cap plant	2	Argentina, Brazil
Label plant	1	Brazil
Can plants	9	Bolivia, United States(1)
Can lid manufacturing plants	3	United States
Crown and closure liner material plant	1	United States
Aluminium and plastic recycling plant	1	United States
Syrup plant	1	Brazil

(1)

For details of our sale in October 2009 of four metal beverage can and lid manufacturing plants from our US metal packaging subsidiary, Metal Container Corporation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”.

In addition to production facilities, we also maintain a geographical footprint in key markets through sales offices and distribution centres. Such offices and centres are opened as needs in the various markets arise.

Capacity Expansion

We continually assess whether our production footprint is adequate in view of existing or potential customer demand. Footprint optimisation by adding new plants to our portfolio not only allows us to boost production capacity, but the strategic location often also reduces distribution time so that our products reach consumers rapidly and efficiently. Conversely, footprint optimisation can lead to the divesting of plants through sales to third parties or to plant closures, as was the case with the Stag brewery in the United Kingdom and the Jilin brewery in China.

Additional production facilities can be acquired from third parties or through greenfield investments in new projects. For example, in April 2009 our Angarsk brewery, constructed at a cost of USD 244 million, was opened in Angarsk, Russia. The plant has an annual capacity of 1.8 million hectoliters and produces brands including Sibirskaya Korona, Klinskoye, Tolstyak and Zolotaya Angara. Similarly, in March 2007 we set up a new greenfield brewery in Foshan in the Guangdong province of China. The brewery started trial brewing in November 2008, and formal production started in March 2009. The brewery, constructed at a cost of USD 78 million and with an annual capacity of 2.0 million hectoliters, will support our Budweiser sales in the Southeast part of China. In Sete Lagoas (Nova Minas) Brazil a new plant constructed at a cost of USD 88 million entered into operation in June 2009. The plant, with an annual capacity of 2.1 million hectoliters, is currently brewing beer and will later produce soft drinks as well. The plant currently brews the Brahma, Skol, Antarctica and Bohemia brands of beer, which are sold in glass bottles. An additional USD 12.7 million is expected to be invested to add a canning line to package the Brahma, Skol and Antarctica beer brands in cans. In addition to building or acquiring additional facilities, we also upgrade our existing facilities and expand capacity.

We also outsource, to a limited extent, the production of items which we are unable to produce in our own production network (for example, due to a lack of capacity during seasonal peaks) or for which we do not yet want to invest in new production facilities (for example, to launch a new product without incurring the associated full start-up costs). Such outsourcing mainly relates to secondary repackaging materials that we cannot practicably produce on our own, in which case our products are sent to external companies for repackaging (for example, gift packs with different types of beers).

Logistics

Our logistics organisation is composed of (i) a first tier, which comprises all inbound flows into the plants of raw materials and packaging materials and all the outbound flows from the plants into the second drop point in the chain (for example, distribution centres, warehouses or wholesalers) and (ii) a second tier, which comprises all distribution flows from the second drop point into the customer delivery tier (for example, pubs or retailers).

Transportation is mainly outsourced to third-party contractors, although we do own a small fleet of vehicles.

Each of our breweries has a warehouse which is attached to its production facilities. In places where our warehouse capacity is limited, external warehouses are rented. We strive to centralise fixed costs, which has resulted in some plants sharing warehouse and other facilities with each other.

Where it has been implemented, the VPO programme has had a direct impact on our logistics organisation for example, in respect of scheduling, warehouse productivity and loss prevention actions.

DISTRIBUTION OF PRODUCTS

We depend on effective distribution networks to deliver products to our customers. We review our priority markets for distribution and licensing agreements on an annual basis. The focus markets will typically be markets with an interesting premium segment and with sound and strong partners (brewers and/or importers). Based on these criteria, focus markets are then chosen.

In addition, the distribution of beer varies from country to country and from region to region. The nature of distribution reflects consumption patterns and market structure, geographical density of customers, local regulation, the structure of the local retail sector, scale considerations, market share, expected added-value and capital returns, and the existence of third-party wholesalers or distributors. In some markets brewers distribute directly to customers (for example Belgium and France), while in other markets wholesalers may, for legal reasons (for example, certain U.S. states and Canada where there may be legal constraints on the ability of a beer manufacturer to own a wholesaler – a so-called three-tier system), or because of historical market practice (for example, Russia and Argentina), play an important role in distributing a significant proportion of beer to customers. In some instances, as is currently the case in Brazil, we have acquired third-party distributors to move away from distribution by way of wholesalers to direct distribution. The products we brew in the United States are sold to approximately 550 wholesalers for resale to retailers. We own 11 of these wholesalers and have minority interests in another six of them. The remaining wholesalers are independent businesses. In Mexico, Budweiser, Bud Light and O’Doul’s are imported and distributed by a wholly-owned subsidiary of Grupo Modelo. Under the distribution agreement with Grupo Modelo, it has exclusive distribution rights to those brands in all of Mexico. In return it agrees not to sell Budweiser, Bud Light and O’Doul’s outside of Mexico, and not to sell in Mexico any other beer that is brewed outside of Mexico. In certain countries, we enter into exclusive importer arrangements and depend on our counterparties to these arrangements to market and distribute our products to points of sale. In certain markets we also distribute the products of other brewers.

We generally distribute our products through (i) direct distribution networks, in which we deliver to points of sale directly, and (ii) indirect distribution networks, in which delivery to points of sale occurs through wholesalers and independent distributors. Indirect distribution networks may be exclusive or non-exclusive and may, in certain business zones, involve use of third-party distribution while we retain the sales function through an agency framework. We seek to fully manage the sales teams in each of our markets. In case of non-exclusive distributorships, we try to encourage best practices through wholesaler excellence programmes.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Results of Operations—Distribution Arrangements” for a discussion of the effect of the choice of distribution arrangements on our results of operations.

As a customer-driven organisation, we have, regardless of the chosen distribution method, programmes for professional relationship building with our customers in all markets. This happens directly, for example, by way of key customer account management, and indirectly by way of wholesaler excellence programmes.

We seek to provide media advertising, point-of-sale advertising, and sales promotion programmes to promote our brands. Where relevant, we complement national brand strategies with geographic marketing teams focused on delivering relevant programming addressing local interests and opportunities.

LICENSING

In markets where we have no local affiliate, we may choose to enter into licence agreements or alternatively international distribution agreements, depending on the best strategic fit for each particular market. Licence agreements issued by us grant the right to third-party licensees to manufacture, package, sell and market one or several of our brands in a particular assigned territory under strict rules and technical requirements. In the case of international distribution agreements, we produce and package the products ourselves while the third party distributes, markets and sells the brands in the local market.

Stella Artois is licensed to third parties in Algeria, Australia, New Zealand, Tanzania, South Africa and Greece, while Beck’s is licensed to third parties in Algeria, Turkey, Australia, New Zealand, Tunisia, Nigeria and Mauritius.

On 1 January 1998, Labatt Brewing Company Limited, one of our indirect subsidiaries, entered into long-term licensing agreements with Anheuser-Busch, Inc., one of our subsidiaries, for the latter’s Budweiser and Bud Light brands. The licensing agreements between Labatt and Anheuser-Busch, Inc. grant Labatt the right to manufacture, package, sell and distribute these brands in Canada, using Anheuser-Busch, Inc.’s trademarks, trade secrets and know-how relative to the manufacturing of the brands and provide marketing spending commitments designed to grow the brands in Canada. In addition, in 2002 Labatt and Anheuser-Busch, Inc. entered into medium-term licensing agreements for Busch and Busch Light brands. The parties also entered into supplemental shared marketing spend agreements on Budweiser and Bud Light and share Canadian National Football League sponsorship rights fees through 2011. In 2008 Anheuser-Busch brands sold by Labatt in Canada represented approximately 41% of Labatt’s total sales volumes.

In Japan, Budweiser is brewed and sold through a license agreement with Kirin Brewery Company, Limited. A licensing agreement allows Guinness Ireland Limited to brew and sell Budweiser and Bud Light in the Republic of Ireland. Budweiser is also brewed under license and sold by brewers in Spain (Sociedad Anonima Damm) and Panama (Heineken). Through Anheuser-Busch we own a 4.6% stake in a subsidiary in Argentina of Compañía Cervecerías Unidas S.A., a leading Chilean brewer, which brews and distributes Budweiser under license in Argentina and distributes Budweiser in Chile and Uruguay. In Italy, Budweiser is brewed by Heineken, though we have retained exclusive sales, marketing and distribution rights. We also sell various brands, including Budweiser and Bud Light, by exporting from our license partners’ breweries located in Argentina and Spain.

On 24 July 2009, we completed the previously announced sale of our South Korean subsidiary, Oriental Brewery, to an affiliate of KKR for USD 1.8 billion, which resulted in USD 1.5 billion of cash proceeds at closing. Under the terms of the agreement, we granted Oriental Brewery exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud Ice and Hoegaarden.

See “Risk Factors—Risks Relating to our Business—We rely on key third parties, including key suppliers, and the termination or modification of the arrangements with such third parties could negatively affect our business.”

We also manufacture and distribute other third-party brands. AmBev, our listed Brazilian subsidiary, and some of our other subsidiaries have entered into agreements with PepsiCo. Pursuant to the agreements between AmBev and PepsiCo, AmBev is PepsiCo’s second largest bottler in the world and the largest bottler outside of the United States. Major brands that are distributed under this agreement are Pepsi, 7UP and Gatorade. See “—Principal Activities and Products—Soft Drinks” for further information in this respect.

BRANDING AND MARKETING

Our brands are our foundation, the cornerstone of our relationships with consumers and the key to our long-term success. Our brand portfolio, its enduring bonds with consumers and its partnerships with customers are our most important assets. We invest in our brands to create long-term, sustainable, competitive advantage by seeking to meet the beverage needs of consumers around the world and to develop leading brand positions in every market in which we operate.

Our brand portfolio consists of global flagship brands (Budweiser, Stella Artois and Beck’s), multi-country brands (Leffe and Hoegaarden) and many “local champions” (Jupiler, Skol, Quilmes, Bud Light, Sibirskaya Korona and Sedrin to name but a few). We believe this global brand portfolio provides us with strong growth and revenue opportunities and, coupled with a powerful range of premium brands, positions us well to meet the needs of consumers in each of the markets in which we compete. For further information about our focus brands, see “—Principal Activities and Products—Beer”.

We have established a “focus brands” strategy. Focus brands are those in which we invest the majority of our resources (money, people, and attention). They are a small group of brands which we believe have growth potential within each relevant consumer group. These focus brands include our three global brands, key multi-country brands and selected “local champions”. As of 30 June 2009, our focus brands accounted for approximately two-thirds of our volume.

We seek to constantly strengthen and develop our brand portfolio through enhancement of brand quality, marketing and product innovation. Our marketing team therefore works together closely with our research & development team (see “—Intellectual Property; Research & Development” for further information).

We continually assess consumer needs and values in each geographic market in which we operate with a view to identifying the key characteristics of consumers in each beer segment (that is, premium, core and value). This allows us to position our existing brands (or to introduce new brands) in order to address the characteristics of each segment.

Our marketing approach is based on a “value based brands” approach. A value based brands proposition is a single, clear, compelling values based reason for consumer preference. We have defined 37 different consumer values (such as ambition, authenticity or friendship) to establish a connection between consumers and our products. The value based brands approach first involves the determination of consumer portraits, secondly brand attributes (that is, tangible characteristics of the brand that support the brand’s positioning) and brand personality (that is, the way the brand would behave as a person) are defined, and finally a positioning statement to help ensure the link between the consumer and the brand is made. Once this link has been established, a particular brand can either be developed (brand innovation) or re-launched (brand renovation or line extension from the existing brand portfolio) to meet the customers’ needs. We apply Zero-Based Budgeting principles for yearly budget decisions and for ongoing investment reviews and reallocations. We invest in each brand in line with its local or global strategic priority and taking into account its local circumstances, seeking to maximise profitable and sustainable growth.

Anheuser-Busch owns rights to its principal brand names and trademarks in the U.S. in perpetuity.

INTELLECTUAL PROPERTY; RESEARCH & DEVELOPMENT

Innovation is one of the key factors enabling us to achieve our strategy. We seek to combine technological know-how with market understanding to develop a healthy innovation pipeline in terms of production process, product and packaging features as well as branding strategy. In addition, as beer markets mature, innovations play an increasingly important role in driving value growth.

Intellectual Property

Our intellectual property portfolio mainly consists of trademarks, patents, registered designs, copyright, know-how and domain names. This intellectual property portfolio is managed by our internal legal department, in collaboration with a selected network of external intellectual property advisors. We place importance on achieving close cooperation between our intellectual property team and our marketing and research & development teams. An internal stage gate process promotes the protection of our intellectual property rights, the swift progress of our innovation projects and the development of products that can be launched and marketed without infringing any third parties’ intellectual property rights. A project can only move on to the next step of its development after the necessary verifications (for example, availability of trademark, existence of prior technology/earlier patents, freedom to market) have been carried out. This internal process is designed to ensure that financial and other resources are not lost due to oversights in relation to intellectual property protection during the development process.

Our patent portfolio is carefully built to gain a competitive advantage and support our innovation and other intellectual assets. We currently have more than 100 patent families, meaning that more than 100 different technologies are protected by patents. The extent of the protection differs between technologies, as some patents are protected in many jurisdictions, while others are only protected in one or a few jurisdictions. Our patents may relate, for example, to brewing processes, improvements in production of fermented malt-based beverages, treatments for improved beer flavour stability, non-alcoholic beer development, filtration processes, beverage dispensing systems and devices or beer packaging.

One of the key technologies supporting our innovation strategy is PerfectDraft, a home beer dispensing appliance developed by us with Koninklijke Philips Electronics N.V. and Philips Consumer Electronics BV. The intellectual property rights to the PerfectDraft technology, name and design are co-owned by us and Koninklijke Philips Electronics N.V.

We license in limited technology from third parties. We also license out certain of our intellectual property to third parties, for which we receive royalties.

Research & Development

Given our focus on innovation, we place a high value on R&D. In 2008 we expensed USD 75 million (USD 27 million in 2007 and USD 21 million in 2006) in the area of market research and on innovation in the areas of process optimisation and product development, mainly in our Belgian R&D centre.

R&D in process optimisation is primarily aimed at capacity increase (plant debottlenecking and addressing volume issues, while minimising capital expenditure), quality improvement and cost management. Newly developed processes, materials and/or equipment are documented in best practices and shared across business zones. Current projects range from malting to bottling of finished products.

R&D in product innovation covers liquid, packaging and draft innovation. Product innovation consists of breakthrough innovation, incremental innovation and renovation (that is, implementation of existing technology). The main goal for the innovation process is to provide consumers with better products and experiences. This implies launching new liquid, new packaging and new draught products that deliver better performance both for the consumer and in terms of financial results, by increasing our competitiveness in the relevant markets. With consumers comparing products and experiences offered across very different drink categories and the offering of beverages increasing, our R&D efforts also require an understanding of the strengths and weaknesses of other drink categories, spotting opportunities for beer and developing consumer solutions (products) that better address consumer needs and deliver better experiences. This requires first understanding consumer emotions and expectations in order to guide our innovation efforts. Sensory experience, premiumisation, convenience, sustainability and design are all central to our R&D efforts.

Knowledge management and learning is also an integral part of R&D. We seek to continuously increase our knowledge through collaborations with universities and other industries.

Our R&D team is briefed annually on our business zones’ priorities and approves concepts which are subsequently prioritised for development. Launch time, depending on complexity and prioritisation, usually falls within the next calendar year.

In November 2006 we opened the doors of our Global Innovation and Technology Centre in Leuven. This state of the art building accommodates the Packaging, Product, Process Development teams and facilities such as Labs, Experimental Brewery and the European Central Lab, which also includes Sensory Analysis.

In addition to our Global Innovation and Technology Centre, we also have Product, Packaging and Process development teams located in each of our six geographic regions focusing on the short-term needs of such regions.

REGULATIONS AFFECTING OUR BUSINESS

Our worldwide operations are subject to extensive regulatory requirements regarding, among other things, production, distribution, importation, marketing, promotion, labeling, advertising, labour, pensions and public health, consumer protection and environmental issues. In the United States, federal and state law regulate most aspects of the brewing, sale, marketing, labeling and wholesaling of our products. At the federal level, the Alcohol & Tobacco Tax & Trade Bureau of the U.S. Treasury Department oversees the industry, and each state in which we sell or produce products and some local authorities in jurisdictions in which we sell products also have regulations that affect the business conducted by us and other brewers and wholesalers. It is our policy to abide by the laws and regulations around the world that apply to us or to our business. We rely on legal and operational compliance programmes, as well as local in-house and external counsel, to guide businesses in complying with applicable laws and regulations of the countries in which we operate.

See “Risk Factors—Risks Relating to Our Business—Certain of our operations depend on independent distributors or wholesalers to sell our products.”, “Risk Factors—Risks Relating to Our Business—Negative publicity may harm our business.”, “Risk Factors—Risks Relating to Our Business—We could incur significant costs as a result of compliance with, and/or violations of or liabilities under various regulations that govern our operations.”, “Risk Factors—Risks Relating to Our Business—Our operations are subject to environmental regulations, which could expose us to significant compliance costs and litigation relating to environmental issues.”, “Risk Factors—Risks Relating to Our Business—We operate a joint venture in Cuba, in which the Government of Cuba is our joint venture partner. Cuba has been identified by the U.S. Department of State as a state sponsor of terrorism and is targeted by broad and comprehensive economic and trade sanctions of the United States. Our operations in Cuba may adversely affect our reputation and the liquidity and value of our securities.”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Results of Operations—Governmental Regulations”.

Advertising, marketing and sales of alcoholic beverages are subject to various restrictions in markets around the world. These range from a complete prohibition of alcohol in certain countries and cultures, through the prohibition of the import of alcohol, to restrictions on the advertising style, media and messages used. In a number of countries, television is a prohibited medium for advertising alcoholic products, and in other countries, television advertising, while permitted, is carefully regulated. Media restrictions may constrain our brand building potential. Labelling of our products is also regulated in certain markets, varying from health warning labels to importer identification, alcohol strength and other consumer information. Specific warning statements related to the risks of drinking alcoholic products, including beer, have also become increasingly prevalent in recent years. Smoking bans recently introduced in pubs and restaurants in Western Europe have negative effects on on-trade consumption (that is, beer purchased for consumption in a pub or restaurant or similar retail establishment), as opposed to off-trade consumption (that is, beer purchased at a retail outlet for consumption at home or another location).

The distribution of our beer products may also be regulated. In certain markets, alcohol may only be sold through licensed outlets, varying from government or state operated monopoly outlets (for example in the off-trade channel of certain Canadian provinces) to the common system of licensed on-trade outlets (for example licensed bars and restaurants) which prevails in many countries (for example in much of the European Union). In most U.S. states, applicable regulations impose a three-tier system from brewer to wholesaler to retailer, meaning that we cannot use our own direct distribution system but must work with third-party distributors to distribute our products to the points of connection.

In the United States, both federal and state laws generally prohibit us from providing anything of value to retailers, including paying slotting fees or holding ownership interests in retailers. Some states prohibit us from acting as a wholesaler for our own products. State laws also regulate the interactions among us, our wholesalers and consumers by, for example, limiting merchandise that can be provided to consumers or limiting promotional activities that can be held at retailer premises. If we were found to have violated applicable federal or state alcoholic beverage laws, we could be subject to a variety of sanctions, including fines, equitable relief and suspension or permanent revocation of our license to brew or wholesale our products.

Governments in most of the countries in which we operate also establish minimum legal drinking ages, which generally vary from 16 to 21 years, impose minimum prices on beer products or impose other restrictions on sales, which affect demand for our products. Moreover, governments may respond to public pressure to curtail alcohol consumption by raising the legal drinking age, further limiting the number, type or operating hours of retail outlets or expanding retail licensing requirements. We work both independently and together with other breweries to limit the negative consequences of inappropriate use of alcoholic products, and actively promote responsible sales and consumption.

Similarly, governmental bodies may respond to public pressure to address obesity by curtailing soft drink consumption at schools and other government-owned facilities.

We are subject to antitrust and competition laws in the jurisdictions in which we operate and may be subject to regulatory scrutiny in certain of these jurisdictions, including due to our size and market share in such jurisdictions. See “Risk Factors—Risks Relating to Our Business—We are exposed to antitrust and competition laws in certain jurisdictions and the risk of changes in such laws or in the interpretation and enforcement of existing antitrust and competition laws.”

In many jurisdictions, excise and other indirect duties make up a large proportion of the cost of beer charged to customers. In the United States, for example, the brewing industry is subject to significant taxation. The United States federal government currently levies an excise tax of $18 per barrel (equivalent to 1.1734776 hectoliters) of beer sold for consumption in the United States. All states also levy excise taxes on alcoholic beverages. Proposals have been made to increase the federal excise tax as well as the excise taxes in some states. Rising excise duties can drive our pricing to the consumer up, which in turn could have a negative impact on our results of operations. See “Risk Factors—Risks Relating to Our Business—The beer and beverage industry may be subject to changes in taxation.”

Our products are generally sold in glass or PET bottles or aluminium or steel cans. Legal requirements apply in various jurisdictions in which we operate, requiring that deposits or certain ecotaxes or fees are charged for the sale, marketing and use of certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other types of beverage container-related deposit, recycling, ecotax and/or product stewardship statutes and regulations also apply in various jurisdictions in which we operate.

We are subject to different environmental legislation and controls in each of the countries in which we operate. Environmental laws in the countries in which we operate are mostly related to (i) the conformity of our operating procedures with environmental standards regarding, among other things, the emission of gas and liquid effluents and (ii) the disposal of one-way (that is, non-returnable) packaging. We believe that the regulatory climate in most countries in which we operate is becoming increasingly strict with respect to environmental issues and expect this trend to continue in the future. Achieving compliance with applicable environmental standards and legislation may require plant modifications and capital expenditure. Laws and regulations may also limit noise levels and the discharge of waste products, as well as impose waste treatment and disposal requirements. Some of the jurisdictions in which we operate have laws and regulations that require polluters or site owners or occupants to clean up contamination.

The Anheuser-Busch facilities in the U.S. are subject to federal, state and local environmental protection laws and regulations. We comply with these laws and regulations or are currently taking action to comply with them. Our compliance with environmental laws and regulations is not expected to materially affect our capital expenditures, earnings or competitive position.

Certain U.S. states and various countries have adopted laws and regulations that require deposits on beverages or establish refillable bottle systems. Such laws generally increase beer prices above the costs of deposit and may result in sales declines. The United States Congress and other states continue to consider similar legislation, the adoption of which would impose higher operating costs on us while depressing sales volume.

The amount of dividends payable to us by our operating subsidiaries is, in certain countries, subject to exchange control restrictions of the respective jurisdictions where those subsidiaries are organised and operate. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Transfers from Subsidiaries”.

INSURANCE

We maintain comprehensive insurance policies with respect to casualty, property and certain specialised coverage. Our insurance programme is mainly divided into two general categories:

•	Assets: these insurance policies cover our physical properties and include global property and business interruption. Additionally we have a constructor all risk policy for projects.

•

Liabilities: these insurance policies cover losses due to damages caused to third parties and include general and product liability, executive risks (risks related to our management) and driver’s insurance (which is taken out in accordance with local requirements).

We believe we have adequate insurance cover taking into account our market capitalisation and our worldwide presence. We further believe that the level of insurance we maintain is appropriate for the risks of our business and is comparable to that maintained by other companies in its industry.

GROUP ORGANISATIONAL STRUCTURE

The diagram below shows a simplified legal structure of our group and provides an overview of our main subsidiaries.

Our significant subsidiaries (as at 30 June 2009) are:

Subsidiary name	Jurisdiction of incorporation or residence	Proportion of ownership interest	Proportion of voting rights held(1)
Anheuser-Busch Companies, Inc.
One Busch Place	Delaware,
St. Louis, MO 63118	U.S.A.	100	100
Companhia de Bebidas das Américas—AmBev
Rua Dr. Renato Paes de Barros 1017
4° Andar (parte), cj. 44 e 42—Itaim Bibi
São Paulo	Brazil	61.75	74.00

(1)	The difference between economic interest and voting interest for AmBev results from the fact that AmBev has issued common shares (with voting rights) and preferred shares (without voting rights).

For a more comprehensive list of our most important financing and operating subsidiaries by country (as at 31 December 2008), see note 36 of our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Post-Acquisition International Restructuring

Having completed the Anheuser-Busch acquisition, we plan to undertake an internal restructuring of a number of our subsidiaries. The restructuring is intended to permit us to take advantage of various efficiencies and will involve, among other things, the transfer of several of our subsidiaries or their assets to other existing or newly formed subsidiaries, or the movement of such subsidiaries to new jurisdictions.

For information on principal capital expenditures and divestitures currently in progress or to which we have committed, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures”.

LEGAL AND ARBITRATION PROCEEDINGS

Except as set forth below, there have been no governmental, judicial or arbitration proceedings (including any such proceedings which are pending or threatened of which we are aware) during a period covering 12 months prior to the Form F-4 which may have, or have had in the recent past, significant effects on our financial position and profitability.

Anheuser-Busch InBev SA/NV

We have received notice of claims relating to the use by Cerveceria Bucanero S.A., a joint venture in which we participate in Cuba, of a trademark which is alleged to have been confiscated by the Cuban government and trafficked by us through our ownership and management of Cerveceria Bucanero S.A. Although we have attempted to review and evaluate the validity of the claims, due to the uncertain underlying circumstances, we are currently unable to express a view as to the validity of such claims, or as to the standing of the claimants to pursue them.

AmBev and its Subsidiaries

AmBev only makes provisions for litigation in which there is a probable chance of loss. Litigation in which there is only a possible chance of loss is not provisioned, rather the total amount of the risk is disclosed in a note to AmBev’s financial statements.

Tax matters

As of 31 December 2008, AmBev had approximately 3,525 tax claims pending in Brazil, including judicial and administrative proceedings. Most of these claims relate to ICMS (Imposto sobre Circulação de Mercadorias e Serviços, which is a state value-added tax levied on goods and services), the IPI excise tax, and income tax and social contributions. As of 31 December 2008, AmBev had made provisions of 500.9 million reais in connection with those tax proceedings for which it believes there is a probable chance of loss.

Among the pending tax claims, there are claims filed by AmBev against Brazilian tax authorities alleging that certain taxes are unconstitutional. Such tax proceedings include claims for income taxes, ICMS, IPI and revenue taxes. As these claims are contingent on obtaining favourable judicial decisions, the corresponding assets which might arise in the future are only recorded once it becomes certain that AmBev will receive the amounts previously paid or deposited.

As of 31 December 2008, there were also tax proceedings with a total estimated risk of 5.9 billion reais for which AmBev believes there is a possible chance of loss.

In order to carry out certain activities, including obtaining BNDES financings (that is, by Banco Nacional de Desenvolvimento Econômico e Social, a Brazilian state-owned development bank), certain tax incentives or registering the sale of real estate, AmBev, like other Brazilian corporations, is required to obtain federal and state tax and social security good standing certificates, which are normally valid for six months. In circumstances in which such certificates are not issued by the competent authority on the basis of the existence of tax claims that AmBev believes are without merit or need further information, it has sought court injunctions requesting such certificates to be issued. As of 31 December 2008, AmBev had court bonds (cartas de fiança) issued in connection with such injunctions in the amount of approximately 504 million reais. Court bonds are a means provided for by Brazilian law to guarantee amounts under dispute in a given litigation, including the request for injunctive relief. In the event that AmBev loses the litigation, the court bond will be used to pay the amounts owed by AmBev and AmBev will have to reimburse the financial institution that issued such court bond.

Value Added Tax, Excise Tax and Taxes on Net Sales

During 1999, legislation came into effect requiring Brazilian companies to pay income taxes, ICMS, IPI and revenue taxes not only on sales and services net sales, but also on financial income. AmBev has not been paying income taxes, ICMS, IPI and revenue taxes as required by such law, as it has obtained injunctions permitting the non-payment of these additional taxes on the basis that such legislation is unconstitutional. In November 2005, a leading case unrelated to AmBev was adjudicated by the Brazilian Supreme Court in favour of taxpayers. As of 31 December 2008, AmBev had provisions in connection with cases still pending in the amount of 61.8 million reais.

AmBev currently is party to legal proceedings with the State of Rio de Janeiro where it is challenging such State’s attempt to assess ICMS with respect to irrevocable discounts granted by AmBev in January 1996 and February 1998. These proceedings are currently before the Superior Court of Justice and the Brazilian Supreme Court, and involve the amount of approximately 306 million reais as of December 2008, which AmBev has treated as a possible loss. Such estimate is based on reasonable assumptions and assessments of management, but should AmBev lose such proceedings the expected net impact on its statement of operations would be an expense for this amount.

AmBev received in 2007 and 2008 five tax assessments from the State of São Paulo in the amount of approximately 64.7 million reais (updated as of 31 December 2008), challenging the legality of tax credits arising from an existing tax incentive of AmBev in the State of Santa Catarina. AmBev has treated this proceeding as a possible loss. Such estimate is based on reasonable assumptions and assessments of external counsel but should AmBev lose such proceedings the expected net impact on its statement of operations would be an expense for this amount. Moreover, AmBev cannot rule out the possibility of other Brazilian states issuing similar tax assessments related to AmBev’s tax incentive granted by the State of Santa Catarina.

The State of São Paulo also has challenged in the Brazilian Supreme Court laws enacted by other Brazilian states upon which certain of the above benefits have been granted, on the basis that they constitute tax benefits created without certain approvals required under Brazilian tax laws and regulations, which would render such state laws unconstitutional. Although the Brazilian Supreme Court, in a case unrelated to AmBev, has already declared part of Pará state’s benefit law unconstitutional, almost every state has specific legislation on this topic and even the State of Pará may still grant benefits which were not covered in the decision. In this sense, insofar as the tax benefits are granted based on valid state legislation and the operational requirements are met, most companies apply for and use these benefits when granted.

Between 2000 and 2004, certain third-party distributors of Cintra (as it was then called) obtained preliminary injunctions permitting the non-payment of the IPI. These preliminary injunctions were revoked between 2002 and 2005, and as a result, tax authorities considered Cintra responsible for the payment of IPI during the period in which IPI was not collected by the third-party distributors. In 2007, Cintra received tax assessments from Brazilian federal tax authorities relating to IPI in the total amount, at that time, of approximately 228 million reais. AmBev has provisioned 157 million reais, for the settlement of these cases, with 193 million reais being considered as a possible loss.

Income Tax and Social Contribution

Beginning in 1997, an amendment to the tax laws confirmed the deductibility of interest on shareholders’ equity for social contribution and income tax purposes. Companhia Cervejaria Brahma, which has since been succeeded in a series of corporate restructuring transactions by AmBev, filed a lawsuit with the Federal Courts of the State of Rio de Janeiro requesting the recovery of social contribution taxes previously paid for the fiscal year of 1996. The Federal Court granted Companhia Cervejaria Brahma an injunction recognising the deductibility of payment of interest on shareholders’ equity and, as a result, allowed Companhia Cervejaria Brahma to suspend the payment of social contribution amounts owed in 1999 up to the amount not deducted in 1996 (approximately 50.9 million reais as of 31 December 2008). Notwithstanding the aforesaid suspension of social contribution’s payment, the tax authority filed an administrative proceeding against Companhia Cervejaria Brahma claiming the payment of such amount. Companhia Cervejaria Brahma presented its defence and is waiting for a final decision by the administrative court. Meanwhile, in April 2001, the Federal Appellate Court reversed the Federal Court’s injunction. Though AmBev appealed to the Brazilian Supreme Court in April 2002, its appeal was denied, and, therefore, should AmBev lose on the administrative proceeding, it will be required to pay approximately 50.9 million reais which have been provisioned by AmBev.

During the first quarter of 2005, certain subsidiaries of AmBev received a number of assessments from Brazilian federal tax authorities relating to earnings of its foreign subsidiaries, in the total amount, at that time, of approximately 2.9 billion reais. In December 2008, the Administrative Court decided one of the tax assessments relating to earnings of AmBev’s foreign subsidiaries. This decision was partially favourable to AmBev, but AmBev can still appeal. Based on the advice of external counsel, AmBev has not recorded any provision in connection therewith. After this decision, it has estimated the total exposures of possible losses in relation to these assessments to be approximately 2.682 billion reais as of 31 December 2008.

Labatt

Labatt was assessed by the Canada Revenue Agency for the interest rate used in certain related-party debts and related-party transactions, and other transactions existing prior to the merger of Labatt into AmBev. As of 31 December 2008, the estimated amount of the exposure corresponded to CAD 218.0 million. In the event Labatt is required to pay these amounts, CAD 110.0 million would be reimbursed by us. During 2008, as required by Canadian tax law, and in order to be able to challenge these assessments, Labatt paid CAD 115.3 million, CAD 79.2 million of which were reimbursed by us. Labatt continues to challenge these assessments.

In June 2007, Labatt and AmBev were named in an Ontario class action lawsuit seeking damages and injunctive relief in connection with changes to retiree health care benefits. AmBev consented to joint representation with Labatt. Prior to motions for class certification, the parties explored dispute resolution alternatives. The parties reached an agreement in principle to settle the matter, which settlement agreement was subsequently approved by the Court on 13 January 2009. The settlement includes cost-sharing of health benefits through payment of deductibles by retirees.

Labour matters

As of 31 December 2008 AmBev was involved in approximately 13,240 legal proceedings in Brazil with former and current employees, mainly relating to overtime, dismissals, severance, health and safety premiums, supplementary retirement benefits and other matters, all of which are awaiting judicial resolution. AmBev has made provisions totalling 221.3 million reais as of 31 December 2008. In Brazil, it is not unusual for a company to be a defendant in a large number of labour claims.

AmBev has approximately 16 claims made by the Brazilian National Institute for Social Security with an aggregate exposure of 67.3 million reais. These claims are classified as having a possible chance of loss and argue, among other things, that AmBev should have paid social security contributions in relation to bonus payments and payments to third-party service providers.

Civil claims

As of 31 December 2008 AmBev had 4,396 civil claims pending in Brazil, including distributors and product-related claims. AmBev is the plaintiff in 1,683 and the defendant in 2,713 of these claims. AmBev has established provisions totalling 41 million reais as of 31 December 2008 in connection with civil claims.

AmBev is a party to a tortious interference claim brought by its competitor Schincariol whereby Schincariol seeks damages in the range of 100 million reais from AmBev, arguing that AmBev signed up singer Zeca Pagodinho while he was still contractually bound with Schincariol. On 20 July 2007, the lower courts of the State of São Paulo denied Schincariol’s claim, and Schincariol filed an appeal on 24 August 2007. Based on the advice of external counsel, AmBev has not recorded a provision in connection with such proceeding.

Warrants

In 2002, AmBev decided to request a ruling from the CVM (Comissão de Valores Mobiliários, the Securities and Exchange Commission of Brazil) in connection with a dispute between AmBev and some of its warrant holders regarding the criteria used in the calculation of the strike price of certain AmBev warrants. In March and April 2003, the CVM ruled that the criteria used by AmBev to calculate the strike price were correct. In response to the CVM’s final decision and seeking to reverse it, some of the warrant holders filed separate lawsuits before the courts of São Paulo and Rio de Janeiro.

Although the warrants expired without being exercised, the warrant holders claim that the strike price should be reduced to take into account the strike price of certain stock options granted by AmBev under its Stock Ownership Programme, as well as for the strike price of other warrants issued in 1993 by Companhia Cervejaria Brahma.

AmBev has been notified of 7 claims from 12 holders arguing that they would be entitled to those rights. One of them was ruled favourably to AmBev by the appellate court of the State of São Paulo. Another one is still awaiting final rulings by the same court. A third one was settled. Of the four other claims, one is awaiting a decision and three were ruled against AmBev in the appellate court of the State of Rio de Janeiro. AmBev has appealed to the Superior Court of Justice with respect to the final decisions issued by the appellate court of the State of Rio de Janeiro, and so have the warrant holders whose claim was denied by the appellate court of the State of São Paulo.

In the event the plaintiffs prevail in the above six pending proceedings, AmBev believes that the corresponding economic dilution for the existing shareholders would be the difference between the market value of the shares at the time they are issued and the value ultimately established in liquidation proceedings as being the subscription price pursuant to the exercise of the warrants. AmBev believes that the warrants which are the object of those six proceedings represent 5,545,129 preferred and 1,376,574 common shares that would be issued at a value substantially below fair market value, should claimants ultimately prevail.

AmBev has filed counterclaims to six of these lawsuits. One of those counterclaims is still awaiting final ruling by the appellate court of the State of São Paulo. Of the five other counterclaims, one was settled, three were ruled against AmBev in the appellate court of the State of Rio de Janeiro, and one was ruled against AmBev in the appellate court of the State of São Paulo. AmBev has already appealed to the Superior Court of Justice with respect to the final decisions issued by the appellate courts of the states of Rio de Janeiro and São Paulo, except for one of the rulings rendered by the appellate courts of the State of Rio de Janeiro, which, therefore, is a final decision.

Based on advice from external counsel, AmBev believes that its chances to prevail on these claims and on the counterclaims are possible. However, no assurance can be given that the unfavourable decisions to AmBev rendered so far may be reversed by the appellate courts or the Superior Court of Justice. As these disputes are based on whether AmBev should receive as a subscription price a lower price than the price that it considers correct, a provision of amounts with respect to these proceedings would only be applicable with respect to legal fees and past dividends.

Distributors and product-related claims

Numerous claims have been filed in Brazil against AmBev by former distributors whose contracts were terminated. Most claims are still under review by first instance and state Appellate Courts, and a few are currently being reviewed by the Superior Court of Justice.

AmBev has established provisions in the amount of 23 million reais in connection with these claims as of 31 December 2008, based on the advice of external legal counsel.

Antitrust matters

Investigations

AmBev currently has a number of antitrust investigations pending against it before Brazilian antitrust authorities.

Tô Contigo

On 22 July 2009, CADE issued its ruling in connection with a proceeding initiated in 2004 as a result of a complaint filed by Schincariol that had, as its main purpose, the investigation of AmBev’s conduct in the market, in particular AmBev’s customer loyalty program known as “Tô Contigo” and which is similar to airline frequent flyer and other mileage programs.

During its investigation, the Secretariat of Economic Law of the Ministry of Justice (“SDE”) concluded that the program should be considered anticompetitive unless certain adjustments were made. These adjustments have already been substantially incorporated into the current version of the program. The SDE opinion did not threaten any fines and recommended that the other accusations be dismissed. After the SDE opinion, the proceeding was sent to CADE, which issued a ruling that, among other things, imposed a fine in the amount of R$352 million.

AmBev believes that CADE’s decision was without merit and thus has challenged it before the federal courts, which have ordered the suspension of the fine and other parts of the decision upon our posting of a guarantee. AmBev has already rendered a court bond (carta de fiança) for this purpose. According to AmBev’s advisors’ analysis, a loss is possible, and therefore we have not established a provision in our interim financial statements.

Kaiser

On 2 April 2007, Cervejaria Kaiser, which is currently AmBev’s third largest beer competitor in Brazil and part of the FEMSA Group, filed a complaint with Brazilian antitrust authorities alleging that AmBev’s cooler programmes and exclusivity agreements are anti-competitive practices, and also that AmBev launched two combat brands (Puerto del Sol and Puerto del Mar) in connection with the entry of Kaiser’s product Sol Pilsen in 2006. On 9 December 2008, the SDE requested the opening of two administrative proceedings to investigate the alleged practices. AmBev’s preliminary responses were filed before SDE on 18 February 2009. AmBev believes such claims are without merit and intends to vigorously defend this complaint.

630ml Bottle

On 3 April 2008, the Brazilian Association of Carbonated Soft Drinks Manufacturers, the Brazilian Association of Beverages, which comprises Schincariol and Petrópolis—currently AmBev’s two largest competitors in Brazil — and Cervejaria Imperial (a small Brazilian beverage company), filed complaints with Brazilian antitrust authorities challenging AmBev’s new 630ml returnable bottle launched under the Skol brand in the State of Rio de Janeiro and under the Bohemia brand in the State of Rio Grande do Sul. On 17 April 2008, Cervejarias Kaiser also filed a complaint with the Brazilian antitrust authorities challenging the Skol bottle. These competitors claim that AmBev should be prevented from launching the new exclusive 630ml bottle and should be compelled to continue to use the standard 600ml returnable bottle used by all players in the market. On 27 May 2008, SDE issued an injunction prohibiting the use of the new 630ml bottle by AmBev. Due to an appeal filed by AmBev against the SDE injunction, on 23 July 2008 CADE decided to allow the use of the 630ml bottle by AmBev in the states of Rio de Janeiro and Rio Grande do Sul, as long as AmBev maintains a system to change the 630ml bottles acquired by its competitors for 600ml bottles. AmBev will vigorously defend its right to innovate and create differentiation for its products and believes that its competitors’ claims are without merit.

1L Bottle

On 20 August 2009, the Brazilian Association of Beverages filed a complaint with the Brazilian antitrust authorities challenging AmBev’s new proprietary 1L returnable bottle launched under its main brands. The Association claims that AmBev’s new 1L bottle would cause the standard 600ml bottle exchange system to cease to exist, therefore artificially increasing the costs of competitors and restricting their access to the points of sale. In response, on 14 September 2009, AmBev submitted preliminary clarifications to the SDE arguing for the economic rationality and the benefits to the consumer deriving from the 1L format. On 28 October 2009, SDE decided to initiate an Administrative Proceeding against AmBev to further investigate the issue. In its note initiating the proceedings, the SDE stated that although it believes that market players are in principle free to decide whether or not to participate in a standard bottle exchange system, it wanted to further investigate whether the manner pursuant to which AmBev was alledgedly introducing the 1L bottle could potentially create lock-in effects. AmBev will vigorously defend its right to innovate and create differentiation for its products and believes that its competitors’ claims are without merit.

Others

In February 2002, ABRADISA (the Brazilian Association of Antarctica Distributors) filed a complaint challenging the legality of exclusivity provisions in AmBev’s distribution agreements. This dispute was settled in March 2003, with ABRADISA filing a petition in November 2003 before the Brazilian antitrust authorities stating that the settlement agreement was fully complied with by all its parties and that ABRADISA had no interest in continuing with this proceeding. On 11 December 2008, SDE, the Secretariat of Economic Development, issued its opinion recommending the dismissal of the case. On 28 October 2009 CADE dismissed the case.

In April 2007, the Brazilian Association of Carbonated Soft Drinks Manufacturers filed a complaint with the Brazilian antitrust authorities alleging that AmBev engaged in the following anticompetitive practices: (i) predatory prices, (ii) restriction of competitors’ access to shelf space in supermarkets; (iii) exclusivity agreements with strategic points of sales; and (iv) adoption of a proprietary reusable glass bottle. In August 2009, SDE initiated a preliminary inquiry to investigate these alleged practices. The case is still under the analysis of SDE which will decide whether or not to initiate an administrative proceeding to further investigate the company. AmBev believes such claims are without merit and intends to vigorously defend this complaint.

In July 2007, CADE forwarded to SDE for further investigation a complaint issued by Globalbev Bebidase Alimentos Ltda. alleging that AmBev was restricting competitors’ access to the shelf space in supermarkets. In August 2009, SDE initiated a preliminary inquiry to investigate this supposed anticompetitive practice. The case is still under the analysis of SDE which will decide whether or not to initiate an administrative proceeding to further investigate the company. AmBev believes such claim is without merit and intends to vigorously defend this complaint.

After the approval of the acquisition of Cintra in 2008 (see “—AmBev and its Subsidiaries—Merger Control”), SDE initiated an administrative proceeding to investigate the closing in 2009 of a plant of Cintra in the city of Mogi-Mirim, in the State of São Paulo. The SDE wants to investigate whether, after the acquisition, the industrial capacity of Cintra was reduced, contrary to information provided by AmBev to SDE during the report of the Cintra acquisition. AmBev already informed SDE about the rationale for the closure of the Mogi-Mirim plant and that the overall capacity of Cintra has increased substantially after its acquisition by AmBev. As a result, AmBev believes such claim is without merit and intends to vigorously defend this complaint.

Merger Control

On 28 March 2007, AmBev announced the signing of a purchase and sale agreement with respect to the acquisition of 100% of Goldensand Comércio e Serviços Lda, the controlling shareholder of what was then called Cintra. The transaction was submitted for CADE review on 19 April 2007. On 21 May 2008, AmBev sold the Cintra brands to Schincariol. In July 2008, CADE issued a favourable decision approving the transaction.

Labatt completed its acquisition of Lakeport Brewing Income Fund on 29 March 2007. The Competition Bureau of Canada had filed an application with the Competition Tribunal for a temporary injunction to delay closing to allow the Bureau to complete its review of the transaction. The Tribunal dismissed the Bureau’s application and allowed the transaction to close as scheduled. The Bureau appealed the Tribunal’s decision to the Federal Court of Appeal. The Court of Appeal rejected the Bureau’s argument on 22 January 2008. The Bureau continued its review of the transaction and concluded in January 2009 that there was insufficient evidence to establish that the transaction was likely to substantially lessen or prevent competition.

CVM

Caixa de Previdência dos Funcionários do Banco do Brasil—PREVI, a Brazilian pension fund which is one of AmBev’s largest minority shareholders, filed an administrative complaint against AmBev with the CVM in April 2004 alleging abuse of position by AmBev’s controlling shareholders and breach of fiduciary duty by AmBev’s directors in connection with the approval of the InBev-AmBev Transactions, appropriation of commercial opportunity and inadequate disclosure. The complaint requested, among other things, that the CVM render an opinion contesting the legality of the transactions and intervene to prevent the closing of the Incorporação. The CVM ruled in December 2004 that (i) there was no basis to conclude that there had been an abuse of position by the controlling shareholders or conflict of interests in relation to them, and (ii) that there was no indication of an appropriation of a commercial opportunity by the directors of AmBev, without prejudice to any further investigation that the staff of the CVM might conduct, as appropriate. Moreover, the CVM expressed its opinion that one director involved in the InBev-AmBev Transactions could not have intervened in the AmBev board resolutions related thereto, recommending further investigations by the staff. The CVM recommended also that the staff investigate the performance of the duty of care of other directors during the decision process and the adequacy of the disclosure proceeding of the transactions by AmBev’s officers. The CVM requested certain information related to the InBev-AmBev Transactions. On 6 May 2009 AmBev was informed that the CVM initiated formal complaints against certain AmBev directors and officers regarding the aforementioned investigations. AmBev’s directors and officers presented their defences on 17 August 2009.

The CVM also initiated an administrative proceeding in October 2008 in which it alleges that certain shareholders, members of the board of directors and officers of AmBev violated Brazilian Corporations Law and CVM rules, relating to (i) insider trading at the time of the InBev-AmBev Transactions; (ii) violation of AmBev’s Stock Ownership Programme, which was supposedly used to raise the share participation of certain shareholders; (iii) negotiation of shares from AmBev’s Stock Ownership Programme without previously offering these shares to AmBev; and (iv) non-disclosure of acquisition of significant shareholding and disclosure of incorrect information to the market. Each of the involved parties has denied violating CVM rules. If the CVM rules that violations occurred, sanctions could include reprimands, fines or decrees temporarily barring the individuals found guilty from acting as officers or directors of AmBev. Any decision of the CVM is subject to administrative appeal and/or to judicial review. See “Directors, Senior Management and Employees—Directors and Senior Management—Board of Directors—General Information on the Directors” and “Directors, Senior Management and Employees—Directors and Senior Management—Chief Executive Officer and Senior Management—General Information on the Members of the Executive Board of Management” for further details.

Environmental matters

In August 2003, Oliveira Comércio de Sucatas filed a complaint with the Public Attorney of the city of Pedreira, in the State of São Paulo, alleging that Companhia Brasileira de Bebidas (a predecessor of AmBev) was using the waste disposal site of the city as a disposal for toxic garbage. In September 2003, AmBev presented its response with all the evidence it had. This case is still in the discovery phase.

The Public Attorney of the State of Rio de Janeiro has requested the initiation of a civil investigation to investigate anonymous reports of pollution allegedly caused by Nova Rio, AmBev’s beer plant located in the state of Rio de Janeiro. Currently this investigation is in the discovery phase. AmBev expects this investigation to be dismissed as AmBev has presented several expert opinions, including one from the State environmental agency, showing lack of environmental damages. Simultaneously, the police of Rio de Janeiro have requested the initiation of a criminal investigation to investigate the author of the alleged crime, which is also in the discovery phase. AmBev expects this investigation will be dismissed concurrently with the civil investigation mentioned above.

On 17 April 2007, the Promotoria, or Public Attorney, of Viamão, State of Rio Grande do Sul requested the initiation of a civil investigation and a criminal investigation to investigate reports made by local population of pollution around the plant. AmBev reached a settlement with the Promotoria of Viamão on 12 June 2007. In February 2009 the investigations were suspended for a period of three years in order to be certified that the settlement was entirely accomplished by AmBev.

Brazilian alcohol industry litigation

On 28 October 2008, the Brazilian Ministério Público Federal filed a suit for damages against AmBev and two other beverage companies claiming total damages of approximately 2.8 billion reais (of which approximately 2.1 billion reais are claimed against AmBev). The public prosecutor alleges that: (i) alcohol causes serious damage to individual and public health, and that beer is the most consumed alcoholic beverage in Brazil; (ii) defendants have approximately 90% of the national beer market share and are responsible for heavy investments in advertising; and (iii) the advertising campaigns increase not only the market share of the defendants but also the total consumption of alcohol and, hence, the damages to society, and encourage underage consumption. AmBev believes such claims are without merit and intends to vigorously defend this litigation.

Shortly after the above lawsuit was filed, a consumer-protection association applied to be admitted as a joint-plaintiff. The association has made further requests in addition to the ones made by Public Prosecutor, including the claim for “collective moral damages” in an amount to be ascertained by the court; however, it suggests that it should be equal to the initial request of 2.8 billion reais (therefore, it doubles the initial amount involved). The court has admitted the association as joint-plaintiff and has agreed to hear the new claims. AmBev intends to vigorously defend this litigation. See note 33 to our audited financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Anheuser-Busch

Grupo Modelo arbitration

On 16 October 2008, Grupo Modelo, Diblo S.A. de C.V. and the Grupo Modelo series A shareholders filed a notice of arbitration, under the arbitration rules of the United Nations Commission on International Trade Law, against Anheuser-Busch, Anheuser-Busch International Inc. and Anheuser-Busch International Holdings Inc. The notice of arbitration claimed the transaction between Anheuser-Busch and InBev violated provisions of the 1993 investment agreement, governed by the law of the United Mexican States, between the Anheuser-Busch entities, Grupo Modelo, Diblo and the series A shareholders. It seeks post-closing relief, including (i) a declaration that Anheuser-Busch breached the 1993 investment agreement, (ii) rescission of certain continuing rights and obligations under the 1993 investment agreement, (iii) a permanent injunction against Anheuser-Busch or its successors from exercising governance rights under the 1993 investment agreement, (iv) suspension of Anheuser-Busch’s right to exercise a right of first refusal to purchase the stock of Grupo Modelo held by the series A shareholders, (v) “rectification” of the 1993 investment agreement to add additional restrictions on the Anheuser-Busch entities and (vi) money damages of up to $2.5 billion. The respondents believe that the claims are without merit because, among other things, there is no change of control clause in the investment agreement and no sale or transfer of the shares of Grupo Modelo and Diblo held by Anheuser-Busch International Holdings Inc. occurred. However, the relief sought by Grupo Modelo, Diblo and its series A shareholders in the arbitral proceeding or any other equitable or other relief they may seek may have an adverse effect on us, including by limiting our ability to exercise governance rights under the investment agreement with Grupo Modelo after the closing of the Anheuser-Busch acquisition. On 2 February 2009, the arbitration panel denied Grupo Modelo’s request for interim measures that would have prevented Anheuser-Busch from exercising its corporate governance rights pending the final arbitration proceeding. The panel also ruled that Anheuser-Busch was to provide 90 days notice if it intends to sell its shares. In August 2009, the final arbitration proceeding was conducted in New York City. The arbitration panel has not yet issued a ruling.

Ginsburg Litigation

On 10 September 2008 an action brought under Section 7 of the Clayton Antitrust Act entitled Ginsburg et al. v. InBev NV/SA et al., C.A. No. 08-1375 (the “Ginsburg Litigation”), was filed against InBev, Anheuser-Busch and Anheuser-Busch, Inc. in the United States District Court for the Eastern District of Missouri. The complaint alleges that the Anheuser-Busch acquisition will have certain anticompetitive effects and consequences on the beer industry and will create a monopoly in the production and sale of beer in the United States. Plaintiffs generally seek declaratory relief that the Anheuser-Busch acquisition violates Section 7 of the Clayton Antitrust Act, injunctive relief to prevent consummation of the acquisition, and fees and expenses. On 18 November 2008 plaintiffs’ request for injunctive relief was denied. On 3 August 2009 the Court granted defendants’ Motion to Dismiss plaintiffs claims with prejudice. On 4 August 2009 the Court entered judgment in favour of the defendants. On 19 August 2009, plaintiffs filed an appeal of such judgment. We continue to vigorously defend against these claims through the appellate process.

Acquisition antitrust matters

The Anheuser-Busch merger was subject, and required approvals or notifications pursuant to, various antitrust laws, including under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

United States

Under the Hart-Scott-Rodino Act and the rules promulgated thereunder by the U.S. Federal Trade Commission, the Anheuser-Busch merger could not have been completed until Anheuser-Busch and we had each filed a notification and report form under the Hart-Scott-Rodino Act and the applicable waiting period had expired or been terminated. On 15 July 2008, we had filed, and on 18 July 2008, Anheuser-Busch filed notification and report forms under the Hart-Scott-Rodino Act with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice. The initial 30-day waiting period under the Hart-Scott-Rodino Act (which ended on 18 August 2008) was extended by the Department of Justice’s issuance, on 18 August 2008, of a Request for Additional Information and Documentary Material. The extension resulting from such request was for a period of time necessary for us and Anheuser-Busch to substantially comply with the request and provide relevant information and documentary materials, plus an additional 30 days for the relevant U.S. authorities to review the information and documentary materials so provided after both parties have substantially complied with the request.

On 14 November 2008, we and Anheuser-Busch reached a proposed consent final judgement with the Department of Justice that permitted the completion of our acquisition of Anheuser-Busch. Under the terms of the proposed final judgment filed on 14 November 2008 in U.S. District Court for the District of Columbia, the following three actions were required to occur:

•	Labatt, a partially owned, indirect subsidiary of ours headquartered in Toronto, Canada, was required to grant to an independent third party a perpetual exclusive license:

•	to market, distribute and sell Labatt branded beer (primarily Labatt Blue and Labatt Blue Light) for consumption in the United States;

•	to brew such Labatt branded beer in the United States or Canada solely for sale for consumption in the United States; and

•	to use the relevant trademarks and intellectual property to do so;

•

We were required to sell to the licensee the assets of InBev USA LLC d/b/a/ Labatt USA, our subsidiary, headquartered in Buffalo, New York that related to its sale of Labatt branded beer in the United States; and

•	Labatt was required to brew and supply the Labatt branded beer for the licensee for an interim period of no more than three years.

The proposed consent final judgement required implementation of the actions above within the later of 90 days of filing of the complaint (which was on 14 November 2008) or five calendar days after notice of the entry of the final judgment with the U.S. District Court. The proposed consent final judgment received final approval by the U.S. District Court for the District of Columbia on 11 August 2009. We agreed to indemnify AmBev and its subsidiary Labatt against certain losses, claims and damages arising out of this final judgment and the divestiture of the assets disposed of thereunder.

To satisfy the requirements imposed by the U.S. Department of Justice in connection with its clearance of the Anheuser-Busch acquisition, on 13 March 2009, we announced the completion of the sale of the assets of InBev USA LLC (d/b/a Labatt USA) to North American Breweries, Inc., an affiliate of KPS Capital Partners, LP. Under the terms of the agreement announced on 23 February 2009, KPS Capital Partners, LP acquired the assets of Labatt USA and an exclusive license, granted by Labatt to (i) brew Labatt branded beer in the United States or Canada solely for sale for consumption in the United States; (ii) distribute, market and sell Labatt branded beer for consumption in the United States; and (iii) use the relevant trademarks and intellectual property required to do so. The transaction does not affect Labatt branded beer in Canada or elsewhere outside the United States. Approximately 1.7 million hectoliters of Labatt branded beer were sold in the United States in 2008. The impact on earnings of the foregoing actions is not material to us.

U.S. antitrust laws also allow the U.S. Department of Justice and others such as U.S. state governments and private individuals to bring antitrust actions contending that an already completed merger substantially lessens competition or has created a monopoly or otherwise violates the antitrust laws in different or additional respects not contemplated by the action filed on 14 November 2008 and resolved by the final judgment described above.

Argentina

Authorisation, approval and/or clearance of the Anheuser-Busch acquisition in Argentina under the applicable antitrust laws is still pending based on ongoing regulatory review.

MATERIAL CONTRACTS

The following contracts have been entered into by us within the two years immediately preceding the date of this Form F-4 or contain provisions under which we or another member of our group has an obligation or entitlement which is material to our group:

The Merger Agreement

On 13 July 2008, InBev and its indirect wholly-owned subsidiary formed exclusively for the purpose of effecting the Anheuser-Busch merger (as defined below), Pestalozzi Acquisition Corp., entered into an Agreement and Plan of Merger with Anheuser-Busch Companies, Inc. (the “Merger Agreement”). The Merger Agreement is filed as Exhibit 10.1 to this Form F-4. Anheuser-Busch Companies, Inc is a Delaware corporation that was organised in 1979 as the holding company of Anheuser-Busch, Incorporated, a Missouri corporation whose origins date back to 1875.

InBev shareholders approved the Anheuser-Busch merger at InBev’s Extraordinary Shareholders Meeting on 29 September 2008 and, on 12 November 2008, a majority of Anheuser-Busch shares were voted to approve the Anheuser-Busch acquisition at a Special Shareholders Meeting of Anheuser-Busch. The closing of the Anheuser-Busch merger was completed, and the certificate of merger filed, on 18 November 2008. InBev financed the closing of the Anheuser-Busch acquisition with funds drawn under senior and bridge facilities put in place to finance the Anheuser-Busch acquisition.

Pursuant to the Merger Agreement, upon the terms and subject to the conditions set forth in the Merger Agreement, on 18 November 2008 (i) Pestalozzi Acquisition Corp. merged with and into Anheuser-Busch, (ii) each outstanding share of Anheuser-Busch common stock (other than shares held by InBev, Pestalozzi Acquisition Corp., Anheuser-Busch or their respective subsidiaries, in each case not held on behalf of third parties, and shares held by stockholders who had perfected and not withdrawn a demand for statutory appraisal rights, if any), was converted into the right to receive USD 70.00 in cash, without interest and less any applicable withholding tax and (iii) each outstanding share of Pestalozzi Acquisition Corp. common stock was converted into shares of the surviving corporation. Anheuser-Busch became the surviving corporation in the merger and continues to do business as “Anheuser-Busch Companies, Inc.” following the merger, while Pestalozzi ceased to exist. As a result, upon completion of the merger, Anheuser-Busch became an indirect wholly-owned subsidiary of Anheuser-Busch InBev SA/NV.

Post-Closing Agreements under Merger Agreement

Under the Merger Agreement, we agreed that, effective upon the closing of the transactions contemplated by the Merger Agreement:

•

Anheuser-Busch’s current headquarters in St. Louis, Missouri would be the surviving corporation’s headquarters, our headquarters for North America (excluding Cuba) and the global home of the flagship “Budweiser” brand;

•	The current name of Anheuser-Busch would be the name of the surviving corporation, and the name of InBev SA/NV would be “Anheuser-Busch InBev SA/NV”; and

•

We would, after consultation with the Anheuser-Busch Board of Directors, nominate and cause to be elected following the closing two current or former directors of Anheuser-Busch to our Board, each such director to be confirmed for a three-year term at our first annual general meeting following the closing of the transactions contemplated by the Merger Agreement.

We agreed, following the closing of the transactions contemplated by the Merger Agreement, to:

•

Cause the surviving corporation to preserve Anheuser-Busch’s heritage and continue to support philanthropic and charitable causes in St. Louis and other communities in which Anheuser-Busch operates, including Grant’s Farm and the Clydesdales operations;

•

Confirm the surviving corporation’s good faith commitment that it will not close any of Anheuser-Busch’s current 12 breweries located in the United States, provided there are no new or increased federal or state excise taxes or other unforeseen extraordinary events which negatively impact Anheuser-Busch’s business;

•

Reaffirm our commitment to the three-tier distribution system in the United States and agree to work with Anheuser-Busch’s existing wholesaler panel to strengthen the relationship between the surviving corporation and its wholesalers; and

•

Honour Anheuser-Busch’s obligations under the Naming Rights and Sponsorship Agreement, dated 3 August 2004, as amended, between Busch Media Group, Inc., as authorised agent for Anheuser-Busch, Incorporated and Cardinals Ballpark, LLC relating to Busch Stadium.

Although we have not attempted to quantify these post-closing obligations under the Merger Agreement in monetary terms due to their nature, we do not expect such obligations to be material in relation to our business going forward.

Indemnification

Under the Merger Agreement, following the effective time of the Anheuser-Busch merger, we and the surviving corporation of the merger are required to indemnify, defend and hold harmless each present and former director and officer of Anheuser-Busch or any of its subsidiaries and any fiduciary under any Anheuser-Busch benefit plan and promptly advance expenses as incurred against (i) any costs or expenses (including attorneys’ fees and disbursements), (ii) judgments, (iii) fines, (iv) losses, (v) claims, (vi) damages or (vii) liabilities, incurred in connection with any claim, action, suit, proceeding or investigation (whether civil, criminal, administrative or investigative) arising out of or pertaining to the fact that the indemnified party is or was:

•	An officer, director, employee or fiduciary of Anheuser-Busch or any of its subsidiaries; or

•	A fiduciary under any Anheuser-Busch benefit plan,

whether any such claim, action, suit, proceeding or investigation is or was asserted or claimed prior to, at or after the effective time of the merger (including with respect to any acts or omissions in connection with the Merger Agreement and the transactions and actions contemplated thereby), to the fullest extent permitted under the law of the State of Delaware and Anheuser-Busch’s certificate of incorporation or bylaws and any indemnification agreement in effect on the date of the Merger Agreement.

Prior to the merger, each of Anheuser-Busch’s directors and executive officers was party to an indemnification agreement with Anheuser-Busch which provided indemnitees with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of Anheuser-

Busch, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status. In the event of a potential change of control of Anheuser-Busch, each of the directors and executive officers had the right to request that Anheuser-Busch fund a trust in an amount sufficient to satisfy any and all expenses reasonably anticipated at the time of request to be incurred in connection with investigating, preparing for and defending any claim relating to an indemnifiable event, and any and all judgments, fines, penalties and settlement amounts of any and all claims relating to an indemnifiable event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

Employee Benefits

From and after the effective time of the Anheuser-Busch merger, we agreed under the Merger Agreement to, and to cause the surviving corporation to honour, in accordance with their terms, all Anheuser-Busch benefit plans. In addition, we agreed to pay, or cause to be paid, the annual bonuses for the 2008 calendar year to employees of Anheuser-Busch and its subsidiaries who remained employed through 31 December 2008 or who were involuntarily terminated without cause, between the effective time of the Anheuser-Busch merger and 31 December 2008 (other than employees who were given a notice of termination prior to the effective time of the Anheuser-Busch merger), based on their performance for the 2008 year in accordance with Anheuser-Busch’s practices and policies in effect on the date of the Merger Agreement.

Until the first anniversary of the effective time of the Anheuser-Busch merger or 31 December 2009, whichever is later, we agreed to, or to cause the surviving corporation and each of its subsidiaries to, provide employees of Anheuser-Busch and its subsidiaries at the effective time of the Anheuser-Busch merger with compensation and benefits that are not less favourable in the aggregate than the compensation and benefits provided to current employees immediately prior to the effective time of the Anheuser-Busch merger.

We agreed to cause the surviving corporation to cause service rendered by employees of Anheuser-Busch and its subsidiaries prior to the consummation of the Anheuser-Busch merger to be taken into account for vesting and eligibility purposes (but not accrual purposes) under employee benefit plans of the surviving corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding benefit plans of Anheuser-Busch and its subsidiaries for those purposes. Current employees will not be subject to any pre-existing condition limitation under any health plan of the surviving corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding benefit plan of Anheuser-Busch and its subsidiaries in which they participated prior to the effective time of the Anheuser-Busch merger. We will cause the surviving corporation and its subsidiaries to give such current employees credit under such plans for co-payments made and deductibles satisfied prior to the date of the Merger Agreement.

Until the first anniversary of the effective time of the Anheuser-Busch merger or 31 December 2009, whichever is later, we or the surviving corporation, or we or the surviving corporation’s subsidiaries, as applicable, will pay severance benefits to non-union employees of Anheuser-Busch and its subsidiaries who are involuntarily terminated without cause during such period (other than those employees who were given a notice of termination prior to the effective time of the Anheuser-Busch merger) that are not less favourable than the severance benefits payable under Anheuser-Busch’s severance pay programme as in effect immediately prior to the effective time of the merger.

Financing the Anheuser-Busch Acquisition

The total amount of funds that was required to consummate the Anheuser-Busch acquisition, including for the payment of USD 52.5 billion to shareholders of Anheuser-Busch, refinancing certain Anheuser-Busch indebtedness, payment of all transaction charges, fees and expenses and the amount of fees and expenses and accrued but unpaid interest to be paid on Anheuser-Busch’s outstanding indebtedness, was determined to be approximately USD 54.8 billion. We put in place certain short- and long-term senior and bridge financing commitments in the amount of USD 54.8 billion for this purpose. We drew USD 53.8 billion upon these short- and long-term senior and bridge financing commitments to enable it to consummate the Anheuser-Busch acquisition.

In connection with the Anheuser-Busch acquisition, we entered into the following definitive short- and long-term financing arrangements:

•

USD 45 billion senior facilities agreement, dated as of 12 July 2008 as amended as of 23 July 2008, 21 August 2008 and 3 September 2008, for InBev and Anheuser-Busch InBev Worldwide Inc. (previously known as InBev Worldwide S.à.r.l), arranged by Banco Santander, S.A., Barclays Capital, BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC, Mizuho Corporate Bank, LTD., The Bank of Tokyo-Mitsubishi UFJ, Ltd. and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Bookrunners, and Fortis Bank SA/NV, acting as Agent and Issuing Bank; and

•

USD 5.6 billion bridge facility agreement, dated as of 12 July 2008 as amended and increased to USD 9.8 billion pursuant to a supplemental agreement dated 23 July 2008 and as further amended as of 3 September 2008 for InBev, arranged by Banco Santander, S.A., BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Fortis Bank SA/NV, acting as Agent.

As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Net debt and Equity—Rights Offering”, “—January Notes Offerings”, “—Euro MTN Notes Offerings” and “—May Notes Offerings”, we have repaid the debt we incurred under the bridge facility agreement and a portion of the debt incurred under the senior facilities agreement through the cash proceeds of a combination of equity and debt offerings and certain pre-hedging transactions, cash from operations and the net proceeds of asset dispositions. In addition, we may, in the future, dispose of additional of our assets or businesses and expect to utilise proceeds from any such disposals to repay indebtedness incurred to finance the Anheuser-Busch acquisition.

The following table sets forth the sources and uses of funds in connection with the Anheuser-Busch acquisition:

Sources of funds		Uses of funds
USD billion (except number of shares)
Facility A—bridge to debt capital markets issuances(1)	12.0	Offer price for Anheuser-Busch shares	70
Facility B—bridge to disposals(2)	7.0	Number of shares (fully diluted) (millions)	750
Facility C—three-year bullet bank loan	13.0	Equity value	52.5
Facility D and Revolving Credit Facility—five-year bullet bank loan	12.0	Anheuser-Busch debt to be refinanced(5)	0.0
Bridge Facility—bridge to equity(4)	9.8	Fees and Transaction Costs(6)	1.3
5-year Revolving Credit Facility (undrawn)	1.0	Additional Liquidity	1.0
Total Sources of Funds	54.8	Fees and transaction costs	54.8

(1)

Facility A was fully repaid as of 27 October 2009. We prepaid USD 1.468 billion of Facility A using the net proceeds of the January Notes offering, USD 4.160 billion of Facility A using the net proceeds of the Euro MTN Notes offerings, USD 2.977 billion of Facility A using the net proceeds of the May Notes, USD 1.029 billion of Facility A using the net proceeds of the September Brazilian Notes offering, USD 1.348 billion of Facility A using the net proceeds of the Old Notes offering and USD 1.016 billion of Facility A using the net proceeds of certain assets and businesses dispositions.

(2)

Facility B was fully repaid as of 3 August 2009. We prepaid USD 3.5 billion of Facility B using the net proceeds from the January Notes offering, USD 2.225 million of Facility B using the net proceeds of certain asset and business dispositions and USD 1.275 billion of Facility B using cash flow from operations.

(3)	USD 8.893 billion remaining outstanding under Facility C as of 5 November 2009. We prepaid USD 4.107 billion of Facility C using the net proceeds of the sale of the Old Notes.

(4)

The Bridge Facility has been fully repaid from funds raised in connection with the rights offering and cash proceeds received by us from hedging the foreign exchange rate between the euro and the U.S. dollar in connection with the rights offering.

(5)

The financing obtained by us was based on the assumption that USD 1.0 billion of Anheuser-Busch debt may be refinanced. Because such refinancing was not required, we retain USD 1.0 billion in available liquidity under the Revolving Credit Facility.

(6)

The fees and transaction costs include certain arrangement fees and underwriting commissions, as well as other costs and expenses related to the Anheuser-Busch acquisition and the debt and equity financing arrangements put in place for financing the Anheuser-Busch acquisition.

Senior Facilities Agreement

Overview

The senior facilities agreement makes the following five senior facilities available to us and our subsidiary, Anheuser-Busch InBev Worldwide Inc., for the purpose of funding the Anheuser-Busch acquisition and certain related purposes or, in the case of the Revolving Credit Facility described in (v) below, for other additional purposes: (i) “Facility A”, a 364 day term loan facility for up to USD 12 billion principal amount, which may, at our option, be extended by one year, (ii) “Facility B”, a 364 day term loan facility for up to USD 7 billion principal amount, (iii) “Facility C”, a three year term loan facility for up to USD 13 billion principal amount, (iv) “Facility D”, a five year term loan facility for up to USD 12 billion principal amount, and (v) “Revolving Credit Facility”, a five year multicurrency revolving credit facility for up to USD 1 billion principal amount. The senior facilities agreement is filed as Exhibit 10.2 to this Form F-4.

As of 5 November 2009, and after giving effect to the repayments described above, there existed USD 20.893 billion of outstanding indebtedness under our senior facilities agreement, which was comprised of USD 8.893 billion outstanding indebtedness under Facility C and USD 12 billion outstanding indebtedness under Facility D. Facility A was fully repaid as of 27 October 2009, and Facility B was fully repaid as of 3 August 2009. The Revolving Credit Facility remains undrawn.

The senior facilities agreement contains customary representations and warranties, covenants and events of default. Among other things, an event of default is triggered if either a default or an event of default occurs under any of our or our subsidiaries’ financial indebtedness, or if there is actual or threatened litigation or other action regarding the Anheuser-Busch acquisition transaction documents that may reasonably cause a material adverse affect on us. These provisions were included in the agreement in consideration of the market conditions at the time, the size of the loans and their intended use in financing the Anheuser-Busch acquisition. With the resolution of the Ginsburg litigation, we are not aware of any actual or threatened material litigation regarding the Anheuser-Busch acquisition transaction documents. See “Legal and Arbitration Proceedings”. The obligations of the borrowers under the senior facilities agreement are jointly and severally guaranteed by certain guarantors. We were required to procure that, following the closing of the Anheuser-Busch merger, Anheuser-Busch and certain key of our subsidiaries accede as guarantors to the senior facilities agreement within certain periods of time after the first utilisation of the senior facilities.

Use of Proceeds

Borrowings under Facility A, Facility B, Facility C and Facility D are required to be made pro rata across all such facilities and may only be applied towards: (i) the direct costs of acquiring Anheuser-Busch, including the costs of financing the cash compensation payable to existing shareholders of Anheuser-Busch, (ii) refinancing existing indebtedness of Anheuser-Busch and its subsidiaries, or (iii) fees, costs and expenses and any stamp, registration and other taxes incurred in connection with acquiring Anheuser-Busch.

Borrowings under the Revolving Credit Facility, which may be drawn-down or utilised by way of letters of credit, may be applied towards: (i) refinancing existing indebtedness of Anheuser-Busch and its subsidiaries, (ii) fees, costs and expenses and any stamp, registration and other taxes incurred in connection with acquiring Anheuser-Busch or (iii) general corporate and working capital purposes of us and our subsidiaries.

USD 44 billion was borrowed on the closing date of the Anheuser-Busch merger to finance a portion of the costs in connection with the closing of the merger.

Conditions Precedent and Certain Funds Period

The availability of funds under the senior facilities, including the Revolving Credit Facility, are subject to the satisfaction of a set of initial conditions precedent, including the delivery to the lenders’ agent of certain resolutions, confirmations and documentation related to completion of the Anheuser-Busch acquisition that have been satisfied, and evidence that, as at the funding date, we have a written confirmation from each of Standard & Poor’s and Moody’s Investor Service that its credit rating (as assessed pro-forma to reflect the Anheuser-Busch acquisition and taking into account the incurrence of related financial indebtedness) was at least BBB– or better from Standard & Poor’s and Baa3 or better from Moody’s Investors Service.

In addition to these conditions precedent, all utilisations, both initial and subsequent, also generally require satisfaction of further conditions precedent, including that no event of default or (in the case of any utilisation that does not constitute a rollover loan, that is, a Revolving Credit Facility loan for purposes of refinancing a maturing Revolving Credit Facility loan or satisfying a claim in respect of a letter of credit and meeting specified conditions) potential event of default is continuing or would result from the proposed utilisation and that certain repeating representation and warranties made by each borrower or guarantor remain true in all material respects.

Margin

We may borrow under each senior facility at an interest rate equal to LIBOR or EURIBOR, plus mandatory costs (if any), plus a margin that ranges from 1.0% to 1.75% per annum based upon the current ratings assigned by rating agencies to our long-term debt. With the exception of Facility B, whose margin increases with time, the margins of the senior facilities increase to the extent that the ratings assigned to our long-term debt are lowered, to a maximum level of 2.375% per annum for Facility A and 3% per annum for Facilities C and D and the Revolving Credit Facility. The margin applicable to certain senior facilities may also be reduced in certain circumstances where our ratings improve.

Certain senior facility margins may also adjust following the first anniversary of the funding date, for instance, if the option to extend the term of Facility A by one year is taken, the margin on Facility A increases by a specified percentage per annum, while the Facility D and Revolving Credit Facility margins may decrease following the first anniversary of the funding date in response to repayments, reductions or prepayments of the Term Facilities (except to the extent funded by a utilisation under the Revolving Credit Facility or another existing credit facility).

Prepayments

Mandatory prepayments are required to be made under the senior facilities in certain circumstances, including (i) in the event that a person or a group of persons acting in concert (other than any existing shareholder(s) of the Stichting) acquires control of us, in which case individual lenders are accorded rights to require prepayment in full of their respective portions of the outstanding utilisations and (ii) out of the net proceeds received by us or our subsidiaries from funds raised in any public or private loan or debt capital markets, funds raised in the equity capital markets or funds raised from asset disposals, subject in each case to specific exceptions.

Under the terms of the senior facilities agreement, prepayments of Facility A, Facility B, Facility C and Facility D will be applied as follows:

•

Voluntary prepayments and the net cash proceeds from funds raised in the equity capital markets that are required to be used for prepayments of the senior facilities were applied first in prepayment of Facility B until it was repaid in full, then of such others of Facility A, Facility C and Facility D as we may select until all are repaid in full, and then of the Revolving Credit Facility;

•

Net cash proceeds from funds raised in any public or private loan or debt capital markets that are required to be used for prepayments will be applied first in prepayment of Facility A, second in prepayment (at our discretion) of Facility C and/or Facility D, third in prepayment of Facility B, and lastly towards the Revolving Credit Facility (subject to certain exceptions); provided, that a portion of the amount that would otherwise have been required to be applied in prepayment of Facility A may have been applied (at our discretion) towards prepayment of Facility B Loans before prepaying Facility A in an amount not to exceed USD 3,500,000,000; and

•

Net cash proceeds from asset disposals were applied first in prepayment of Facility B and then of Facility A, such that the aggregate amount of disposal proceeds applied in prepayment of Facility B and Facility A is not less than USD 7 billion, and then may be applied at our discretion towards any other financial indebtedness of us or our subsidiaries (other than the bridge facility).

Note, however, that the net cash proceeds from equity raising transactions are required to be used to prepay amounts outstanding under the bridge facility agreement before any application against the senior facilities.

Facility A was fully repaid as of 27 October 2009, and Facility B was fully repaid as of 3 August 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions.

Financial Condition Undertaking

The senior facilities agreement requires us to abide by a specified interest cover ratio and leverage ratio which is tested semi-annually for the 12-month test period ending on the test date, beginning on 30 June 2009. The initial interest cover ratio (which is the ratio of EBITDA, calculated in accordance with the senior facilities agreement, to net interest expense on a consolidated basis) is 2.5:1 and it is stepped up incrementally during the term of the facilities to 3.0:1 and the initial leverage ratio (which is the ratio of its total net debt to EBITDA, calculated in accordance with the senior facilities agreement, on a consolidated basis) is 5.2:1 and is stepped down during the term of the facilities to 3.5:1.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

DIRECTORS AND SENIOR MANAGEMENT

Administrative, Management, Supervisory Bodies and Senior Management Structure

Our management structure is a “one-tier” governance structure composed of our Board, a Chief Executive Officer responsible for our day-to-day management and an executive board of management chaired by our Chief Executive Officer.

Board of Directors

Role and Responsibilities, Composition, Structure and Organisation

The role and responsibilities of our Board, its composition, structure and organisation are described in detail in our corporate governance charter (“Corporate Governance Charter”) which is available on our website: http://www.ab-inbev.com/go/corporate_ governance/corporate_governance_charter.

Our Board may be composed of a maximum of 14 members. There are currently 13 directors, all of whom are non-executives.

Pursuant to a shareholders’ agreement in which certain of our key shareholders agree to hold certain of their interests in us through Stichting Anheuser-Busch InBev, a foundation organised under the laws of the Netherlands (the “Stichting”), the holder of the class B Stichting certificates and the holder of the class A Stichting certificates each have the right to nominate four of our directors (see “Major Shareholders and Related Party Transactions—Major Shareholders”). The Stichting board of directors (which consists of eight directors, four of whom are appointed by the holder of the class B certificates and four of whom are appointed by the holder of the class A certificates) nominates four to six directors to our Board who are independent of shareholders, based on recommendations of our Compensation and Nominating Committee.

As a consequence, our Board is currently composed of four members nominated by Eugénie Patri Sébastien S.A. (which represents Interbrew’s founding Belgian families and holds the class A Stichting certificates), four members nominated by BRC S.à.R.L. (which represents the Brazilian families that were previously the controlling shareholders of AmBev and holds the class B Stichting certificates), four independent directors and August A. Busch IV. The independent directors are recommended by our Compensation and Nominating Committee, nominated by the Stichting board and are subsequently elected by our shareholders’ meeting (at which the Stichting, together with its related parties, has the majority of the votes). Our Board was enlarged to 13 members through the addition of the former Anheuser-Busch President and Chief Executive Officer, August A. Busch IV, following completion of the Anheuser-Busch acquisition, and we may further enlarge it to 14 members through the addition of one other former member of Anheuser-Busch’s board of directors.

Directors are appointed for a maximum term of three years. The upper age limit for the directors is 70, although exceptions can be made in special circumstances.

Independent directors on our Board are required to meet the following requirements of independence pursuant to our current Corporate Governance Statement. Such requirements are derived from but not fully identical to the requirements of Belgian company law (when legally required, we shall apply the criteria of independence provided by Belgian company law). Based on the provisions of the new Belgian Corporate Governance Code of March 2009 and the Belgian Company Code, the requirements of independence contained in our Corporate Governance Charter are the following:

•	the director is not an executive or managing director of us or an associated company, and has not been in such a position for the previous five years;

•	the director has not served for more than three successive terms as a non-executive director on our board, nor for total terms of more than twelve years;

•	the director is not an employee of us or an associated company and has not been in such a position for the previous three years;

•	the director does not receive significant additional remuneration or benefits from us or an associated company apart from a fee received as non-executive director;

•	the director is not the representative of a controlling shareholder or a shareholder with a shareholding of more than 10%, or a director or executive officer of such a shareholder;

•

the director does not have or has not had within the financial reported year, a significant business relationship with us or an associated company, either directly or as a partner, shareholder, director or senior employee of a body that has such a relationship;

•	the director is not or has not been within the last three years, a partner or an employee of our external auditor or the external auditor of an associated company; and

•	the director is not a close family member of an executive or managing director or of persons in the situations described above.

When an independent director has served on the Board for three terms, any proposal to renew his mandate as independent director must expressly indicate why the Board considers that his independence as a director is preserved.

Independent directors on our Board are also required to meet the criteria for independence set forth in Rule 10A-3 under the Exchange Act of 1934.

The appointment and renewal of all of our directors is based on a recommendation of the Compensation and Nominating Committee, and is subject to approval by our shareholders’ meeting.

Our Board is our ultimate decision-making body, except for the powers reserved to our shareholders’ meeting by law, or as specified in the articles of association.

Our Board meets as frequently as our interests require. In addition, special meetings of our Board may be called and held at any time upon the call of either the chairman of our Board or at least two directors. Board meetings are based on a detailed agenda specifying the topics for decision and those for information. Board decisions are made by a simple majority of the votes cast.

The composition of our Board is currently as follows:

Name	Principal function	Nature of directorship	Initially appointed	Term expires
August A. Busch IV	Director	Non-executive	2008	2011
Jean-Luc Dehaene	Independent director	Non-executive	2001	2010
Stéfan Descheemaeker	Director	Non-executive, nominated by the holders of class A Stichting certificates	2008	2011
Peter Harf	Independent director	Non-executive, Chairman of our Board	2002	2011
Marcel Herrmann Telles	Director	Non-executive, nominated by the holders of class B Stichting certificates	2004	2010
Jorge Paulo Lemann	Director	Non-executive, nominated by the holders of class B Stichting certificates	2004	2010

Name	Principal function	Nature of directorship	Initially appointed	Term expires
Arnoud de Pret Roose de Calesberg	Director	Non-executive, nominated by the holders of class A Stichting certificates	1990	2011
Grégoire de Spoelberch	Director	Non-executive, nominated by the holders of class A Stichting certificates	2007	2010
Kees J. Storm	Independent director	Non-executive	2002	2011
Roberto Moses Thompson Motta	Director	Non-executive, nominated by the holders of class B Stichting certificates	2004	2010
Alexandre Van Damme	Director	Non-executive, nominated by the holders of class A Stichting certificates	1992	2010
Carlos Alberto da Veiga Sicupira	Director	Non-executive, nominated by the holders of class B Stichting certificates	2004	2010
Mark Winkelman	Independent director	Non-executive	2004	2010

The business address for all of our directors is: Brouwerijplein 1, 3000 Leuven, Belgium.

Mr. Busch IV has held a variety of positions in Anheuser-Busch management, brewing, operations and marketing. He was born in 1964 and is a U.S. citizen. He holds an MBA from St. Louis University, a brewmaster’s degree from the International Brewing Institute in Berlin and graduated magna cum laude with a bachelor’s degree in finance from St. Louis University. He holds an honorary doctorate of business administration from Webster University.

Mr. Dehaene is an independent Board member. Born in 1940, he has served on the Board since 2001. He is an eminent Belgian politician and member of the European Parliament. He is also Chairman of the board of Dexia (Belgium) and a board member of Umicore, Thrombogenics and Lotus Bakeries (Belgium).

Mr. Descheemaeker is a representative of the main shareholders (nominated by Eugénie Patri Sébastien S.A., the holder of the class A Stichting certificates). Born in 1960, Mr. Descheemaeker joined Interbrew in 1996. He began his professional career with the Belgian Ministry of Finance, from where he moved on to Banque Paribas. A Belgian citizen, Mr. Descheemaeker holds a degree in Commercial Engineering from Solvay Business School, Brussels. At Interbrew he led Business Development and External Growth Strategy from 1996 to 2004. He was appointed Zone President U.S. & Latin America in September 2003. In January 2005 Mr. Descheemaeker became Zone President Central & Eastern Europe. In December 2005 his responsibilities shifted to the Western European Zone and he was also appointed a member of the Convergence Committee. In January 2009, Mr. Descheemaeker was appointed Chief Financial Officer of Delhaize Group.

Mr. Harf is an independent Board member (Chairman). Born in 1946, he is a German citizen and Chairman of Coty, a global cosmetics group. He is also the Chairman and Chief Executive Officer of Joh. A. Benckiser SE and Deputy Chairman of the Reckitt Benckiser Group plc, the world’s number one producer of household cleaning products.

Mr. Herrmann Telles is a representative of the main shareholders (nominated by BRC S.à.R.L., the holder of the class B Stichting certificates). Born in 1950, he has been a member of the board of directors of AmBev since 2000. Mr. Telles has a degree in economics from Universidade Federal do Rio de Janeiro, and attended the Owners/Presidents Management Programme at Harvard Business School.

Mr. Lemann is a representative of the main shareholders (nominated by BRC S.à.R.L., the holder of the class B Stichting certificates). Born in Brazil in 1939, he graduated from Harvard University, A.B. 1961. He founded and was senior partner of Banco de Investimentos Garantia S.A. in Brazil from 1971 to June 1998, when it was sold to Credit Suisse First Boston. Until early 2005 he was a director of The Gillette Company in Boston, Swiss Re in Zurich, Chairman of the Latin American Advisory Committee of the New York Stock Exchange and director of Lojas Americanas, a Brazilian retailer. He resigned from these boards to concentrate on his beer investments with us. In 2004 Mr. Lemann aligned his AmBev beer interests with those of Interbrew of Belgium to help create InBev. He is also a board member of Fundação Estudar, provider of scholarships for Brazilians and a member of Harvard Business School’s board of Dean’s Advisors.

Mr. de Pret Roose de Calesberg is a representative of the main shareholders (nominated by Eugénie Patri Sébastien S.A., the holder of the class A Stichting certificates). Born in 1944, he graduated as a commercial engineer from the University of Leuven (Belgium) and has been one of our directors since 1990. He first joined the board of Brasseries Artois S.A. as “Commissaire” in the late seventies. From 1972 until 1978 Mr. de Pret served as Corporate Account Manager at Morgan Guaranty Trust Company of New York and from 1978 until 1981 he was Treasurer at the Cockerill-Sambre steel company (Belgium). Between 1981 and 1990 he held various finance positions with UCB (Belgium), first as Treasurer and then as Chief Financial Manager and member of the executive Committee. In 1990 Mr. de Pret joined Société Générale de Belgique as the Corporate Finance Officer. From 1991 to 2000 he was a member of the executive Committee of Union Minière (the company now known as Umicore) (Belgium), as well as Corporate Vice-President Finance, and in 1992 he became Chief Financial Officer. Today, Mr. de Pret holds several board and committee mandates: Delhaize Group (board and audit committee), Umicore (board and audit committee), Sibelco (board and audit committee), L’Integrale (board and finance committee), Euronext (supervisory board), Lesaffre & Cie (board and finance committee) and Sébastien Holding (chairman of the board).

Mr. de Spoelberch is a representative of the main shareholders (nominated by Eugénie Patri Sébastien S.A., the holder of the class A Stichting certificates). Born in 1966, he is a Belgian citizen and an active private equity shareholder. Recent activities include shared Chief Executive Officer responsibilities for Lunch Garden, the leading Belgian self-service restaurant chain. He is a member of the boards of several family-owned companies, such as Eugénie Patri Sébastien S.A., Verlinvest, Orpar (Remy Cointreau) and Cobehold (Cobepa). He holds an MBA from INSEAD, Fontainebleau France.

Mr. Storm is an independent Board member. Born in 1942, he is a Dutch citizen and is the retired chairman of the executive board of directors of AEGON, a life insurance group. He is also chairman of the supervisory board of KLM, the airline carrier of the Netherlands, vice-chairman of the supervisory board of PON Holdings, a member of the supervisory board of AEGON and a member of the board of directors of Baxter Intl (member of the audit committee) and Unilever (chairman of the audit committee).

Mr. Thompson Motta is a representative of the main shareholders (nominated by BRC S.à.R.L., the holder of the class B Stichting certificates). Born in 1957. Mr. Thompson Motta is a founder and board member of GP Investments Ltd. (Bermuda) and is also a board member of Lojas Americanas S.A. and São Carlos S.A. He holds a degree in mechanical engineering from Pontificia Universidade Católica do Rio de Janeiro, and an MBA from the Wharton School of the University of Pennsylvania.

Mr. Van Damme is a representative of the main shareholders (nominated by Eugénie Patri Sébastien S.A., the holder of the class A Stichting certificates). Born in 1962, he held various operational positions within the AB InBev Group until 1991, including Head of Corporate Planning and Strategy. He has managed several private venture holding companies and currently is a director of Patri S.A. (Luxembourg). Mr. Van Damme holds a degree in Business Administration from the University of Brussels (Belgium).

Mr. da Veiga Sicupira is a representative of the main shareholders (nominated by BRC S.à.R.L., the holder of the class B Stichting certificates). Born in 1948, he has been Chairman of Lojas Americanas since 1981, where he served as chief executive officer until 1992. He has been a board member of Quilmes since 2002 and a member of the Board of Dean’s Advisors of Harvard Business School since 1998.

Mr. Winkelman is an independent Board member. Born in 1946, he is a citizen of the Netherlands. He served as a Management Committee member of Goldman Sachs & Co. from 1988 to 1994, where he is now a Senior Director. He holds a degree in Economics from the Erasmus University in Rotterdam, and an MBA from the Wharton School at the University of Pennsylvania, where he is a trustee. Before joining Goldman Sachs & Co. in 1978, he served at the World Bank for four years as a senior investment officer.

General Information on the Directors

In relation to each of the members of our Board, other than as set out below, we are not aware of (i) any convictions in relation to fraudulent offences in the last five years, (ii) any bankruptcies, receiverships or liquidations of any entities in which such members held any office, directorships, or partner or senior management positions in the last five years, or (iii) any official public incrimination and/or sanctions of such members by statutory or regulatory authorities (including designated professional bodies), or disqualification by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer for at least the previous five years.

In October 2008, Messrs. Lemann, Telles and Sicupira were notified by the CVM, the Brazilian Securities Commission, that it had decided to initiate a formal regulatory inquiry against them regarding (i) the potential use of privileged information in relation to the trading of AmBev shares between May 2003 and March 2004 and (ii) the way certain information regarding AmBev was disclosed to the Brazilian market in March 2004. Messrs. Lemann, Telles and Sicupira believe that this inquiry is without merit and presented their defence on 7 November 2008. In addition, on 6 May 2009, Messrs. Lemann, Telles and Sicupira learned that the CVM has decided to initiate a formal regulatory inquiry against them regarding the approval process of the InBev-AmBev transaction, as well as its disclosure to the market. Messrs. Lemann, Telles and Sicupira presented their defences on 17 August 2009. See “—Legal and Arbitration Proceedings—AmBev and its Subsidiaries—CVM”.

No member of our Board has a family relationship with any other member of our Board or any member of our executive board of management.

Over the five years preceding the date of this Form F-4, the members of our Board hold or have held the following main directorships (apart from directorships they have held with us and our subsidiaries) or memberships of administrative, management or supervisory bodies and/or partnerships:

Name	Current	Past
August A. Busch IV	Grupo Modelo	Fedex Corp.
Jean-Luc Dehaene	Umicore, Lotus Bakeries, Thrombogenics, Koning Boudewijn Stichting/Fondation Roi Baudouin and College of Europe, Dexia Bank SA/NV	Telindus and Domo
Stéfan Descheemaeker	Eugénie Patri Sébastien S.A., the Stichting and Delhaize Group	—
Peter Harf	Reckitt Benckiser, Coty, Labelux, DKMS Deutsche Knochenmarkspenderdatei and DKMS Americas	Brunswick
Marcel Herrmann Telles	Harvard Business School’s Board of Dean’s Advisors, 3G Capital, Inc., Instituto de Desenvolvimento Gerencial—INDG, Fundação Estudar, Instituto Social Maria Telles and the Stichting	Lojas Americanas S.A., São Carlos Empreendimentos e Participações S.A., Editora Abril S.A. GP Investimentos and Instituto Veris—IBMEC São Paulo

Name	Current	Past
Jorge Paulo Lemann	Harvard Business School’s Board of Dean’s Advisors, 3G Capital, Inc., Fundação Estudar, Fundação Lemann, the Stichting and Instituto Veris—IBMEC São Paulo	Lojas Americanas S.A., São Carlos Empreendimentos e Participações S.A., GP Investimentos, The Gillette Company, Swiss Re, DaimlerChrysler (International Advisory Board), New York Stock Exchange (Latin American Advisory Board)
Arnoud de Pret Roose de Calesberg	Delhaize Group, Umicore, UCB, Sibelco, L’Intégrale Caisse Commune d’Assurances, Lesaffre & Cie, the Stichting, Eugénie Patri Sébastien S.A., Rayvax Société d’Investissement NV/SA, Sébastien Holding S.A., Multifin S.A., IMCC S.A., Immobilière d’Haltinne S.A., Solières Conseil S.A., Amélie-Fin S.A., Adrien Invest S.C.R.L., Coqueray S.A., Euronext B.V., Comprendre et Parler ASBL and Fondation InBev Baillet-Latour ASBL	—
Grégoire de Spoelberch	Agemar S.A., Wernelin S.A., Fiprolux S.A., Eugénie Patri Sébastien S.A., the Stichting, G.D.S. Consult, Cobehold, Compagnie Benelux Participations, Vervodev, Wesparc, Groupe Josi(1), Financière Stockel(1), Immobilière du Canal(1), Lunch Garden Services(1), Lunch Garden(1), Lunch Garden Management(1), Lunch Garden Finance(1), Lunch Garden Concepts(1), HEC Partners(1), Q.C.C.(1), A.V.G. Catering Equipment(1), Immo Drijvers-Stevens(1), Elpo-Cuisinex Wholesale(1), Verlinvest(1) and Midi Developpement(1)	Atanor(1), Amantelia(1) and Demeter Finance(1)
Kees J. Storm	Unilever N.V., Unilever Plc, Baxter International Inc., Pon Holdings B.V., AEGON N.V. and Koninklijke Luchtvaart Maatschappij N.V.	Royal Wessanen N.V. and Laurus N.V.
Roberto Moses Thompson Motta	São Carlos Empreendimentos e Participações S.A., Lojas Americanas S.A., B2W Companhia Global do Varejo,	Mcom Wireless Ltda. and LPDS Participações S.A.
3G Capital, Inc., the Stichting and GP Investment Limited
Alexandre Van Damme	Royal Sporting Club Anderlecht, the Stichting and Eugénie Patri Sébastien S.A.

Name	Current	Past
Carlos Alberto da Veiga Sicupira	B2W Companhia Global do Varejo, São Carlos Empreendimentos e Participações S.A., Lojas Americanas S.A., 3G Capital, Inc., Instituto de Desenvolvimento Gerencial—INDG, Movimento Brasil Competitivo—MBC, Fundação Estudar, Fundação Brava, the Stichting and Instituto Veris—IBMEC São Paulo	ALL América Latina Logística S.A., GP Investimentos and Harvard Business School’s Board of Dean’s Advisors
Mark Winkelman	Goldman, Sachs & Co. and University of Pennsylvania	Select Reinsurance, Ltd. and J.C. Flowers & Co.

(1)	As permanent representative.

Chief Executive Officer and Senior Management

Role and Responsibilities, Composition, Structure and Organisation

Our Chief Executive Officer is responsible for our day-to-day management. He has direct responsibility for our operations and oversees the organisation and efficient day-to-day management of our subsidiaries, affiliates and joint ventures. Our Chief Executive Officer is responsible for the execution and management of the outcome of all of our Board decisions.

He is appointed and removed by our Board and reports directly to it.

Our Chief Executive Officer leads an executive board of management which comprises the Chief Executive Officer, seven global functional heads and six geographic business zone presidents.

The other members of executive board of management report to our Chief Executive Officer to enable our Chief Executive Officer to properly perform his duties of daily management.

Although exceptions can be made in special circumstances, the upper age limit for the members of our executive board of management is 65, unless their employment contract provides otherwise.

Our executive board of management currently consists of the following members:

Name	Function
Carlos Brito	Chief Executive Officer
Felipe Dutra	Chief Finance Officer
Claudio Braz Ferro	Chief Supply Officer
Chris Burggraeve	Chief Marketing Officer
Sabine Chalmers	Chief Legal and Corporate Affairs Officer
Claudio Garcia	Chief People and Technology Officer
Jo Van Biesbroeck	Chief Strategy and Sales Officer
Tony Milikin	Chief Procurement Officer
Alain Beyens	Zone President Western Europe
Miguel Patricio	Zone President Asia Pacific
Francisco Sá	Zone President Central & Eastern Europe
Bernardo Pinto Paiva	Zone President Latin America South
João Castro Neves	Zone President Latin America North
Luiz Fernando Edmond	Zone President North America

The business address for all of these executives is: Brouwerijplein 1, 3000 Leuven, Belgium.

Carlos Brito is our Chief Executive Officer. Born in 1960, Mr. Brito joined AmBev in 1989. His prior companies were Shell Oil and Daimler Benz. A Brazilian citizen, Mr. Brito holds a degree in Mechanical Engineering from the Federal University of Rio de Janeiro and an MBA from Stanford University. At AmBev, he held various positions in Finance, Operations and Sales, before being appointed Chief Executive Officer of AmBev in January 2004. Prior to his appointment as our Chief Executive Officer in December 2005, Mr. Brito was nominated Zone President North America when InBev was formed in August 2004.

Felipe Dutra is our Chief Financial Officer. Born in 1965, Mr. Dutra joined AmBev in 1990 from Aracruz Cellulose. A Brazilian citizen, Mr. Dutra holds a Major in Economics from Candido Mendes and an MBA in Controlling from the University of São Paulo. At AmBev, he held various positions in Treasury and Finance before being appointed General Manager of AmBev’s subsidiary, Fratelli Vita. In 1999 Mr. Dutra was appointed AmBev’s Chief Financial Officer; in January 2005 he became our Chief Financial Officer.

Claudio Braz Ferro is our Chief Supply Officer. Born in 1955, Mr. Braz Ferro joined AmBev in 1977. A Brazilian citizen, he holds a degree in industrial chemistry from the Federal University of Santa Maria, Brazil and he also studied brewing science at the Catholic University of Leuven/Louvain-La-Neuve, Belgium. At AmBev Mr. Braz Ferro held several key positions, including plant manager of the Skol brewery and industrial director of Brahma operations in Brazil. Mr. Braz Ferro also played a key role in structuring the supply organisation when Brahma and Antarctica combined to form AmBev in 2000. He was appointed our Chief Supply Officer on 1 January 2007.

Chris Burggraeve is our Chief Marketing Officer. A Belgian citizen, Mr. Burggraeve holds a degree in Applied Economics (International Business) from the Catholic University of Leuven, as well as a Masters in European Economics from the Centre Européen Universitaire in Nancy, France, and a TRIUM Global MBA (offered jointly by London School of Economics, NYU Stern and HEC Paris). Born in 1964, Mr. Burggraeve joined us as of November 2007 after over 12 years with The Coca-Cola Company, where he held a number of senior Marketing and General Management roles in various geographies across Europe and Eurasia, including most recently as Group Marketing Director for their European Union Group. Previously he worked for Procter & Gamble Benelux in Brand Management and Innovation. He began his career in consulting and technology start-up companies.

Sabine Chalmers is our Chief Legal and Corporate Affairs Officer. Born in 1965, Mrs. Chalmers joined us in December 2004 from Diageo plc, where she held a number of senior legal positions in various geographies since 1993, including as General Counsel for Diageo North America. Prior to Diageo, Mrs. Chalmers was an

associate at the law firm of Lovells in London, specialising in mergers and acquisitions and in commercial property transactions. A German citizen, Mrs. Chalmers holds an LL.B. from the London School of Economics. She is qualified as a solicitor in England and is a member of the New York State Bar. She is responsible for all leadership and expertise with regard to all legal aspects of the operations and structure of the AB InBev Group and acts as secretary to our Board.

Claudio Garcia is our Chief People and Technology Officer. Born in 1968, Mr. Garcia joined AmBev as a trainee in 1991 after receiving a degree in Economics from the Federal University of Rio de Janeiro. A Brazilian citizen, Mr. Garcia held various positions in Finance and Operations before being appointed IT and Shared Services Director in 2002. Mr. Garcia took the position of our Chief Information & Services Officer in January 2005. In September 2006 Mr. Garcia was appointed Chief People and Technology Officer.

Jo Van Biesbroeck is our Chief Strategy and Sales Officer. Born in 1956, Mr. Van Biesbroeck joined Interbrew in 1978 after receiving a degree in Economics from the University of Leuven. A Belgian citizen, Mr. Van Biesbroeck’s career at Interbrew has included various positions in Controlling and Finance. He became Senior Vice President Corporate Strategy in 2003; in December 2004, Mr. Van Biesbroeck was appointed Chief Strategy & Business Development Officer. He took up the position of Chief Strategy and Sales Officer in May 2006.

Tony Milikin is our Chief Procurement Officer. Born in 1961, Mr. Milikin joined us in May 2009 from MeadWastvaco, where he was Vice President, Supply Chain and Chief Purchasing Officer, based in Richmond, Virginia, since 2004. Mr. Milikin is a U.S. citizen. Prior to joining MeadWestvaco, Mr. Milikin held various purchasing and supply chain positions including Vice-President Purchasing and Supply Management for Sealy, Inc.; Senior Director, Purchasing, Transportation & Distribution for Monsanto; and Manager, Direct Material Sourcing for Alcon Laboratories. Mr. Milikin holds an undergraduate finance degree from the University of Florida and an MBA in Marketing from Texas Christian University in Fort Worth, Texas. Mr. Milikin was appointed Chief Procurement Officer in May 2009.

Alain Beyens is the Zone President Western Europe. Born in 1961, Mr. Beyens joined us in 1987. A Belgian citizen, Mr. Beyens holds a degree in Commercial Engineering from the Solvay Business School (Brussels University—VUB) and an MBA from the University of Antwerp. He held various positions in Distribution and Sales before being appointed General Manager of InBev Belgium in 1999. In 2002 Mr. Beyens became Regional President BeNeFraLux and in 2005 Business Unit President InBev for Germany and associated markets, followed by the position of Zone President Central & Eastern Europe in January 2006. Mr. Beyens was appointed Zone President Western Europe in January 2008.

Miguel Patricio is the Zone President Asia Pacific. Born in 1966, Mr. Patricio joined AmBev in 1998. His prior companies included Philip Morris, The Coca-Cola Company in the U.S. and Johnson & Johnson in Brazil, Central America and the U.S. A Portuguese citizen, Mr. Patricio holds a degree in Business Administration from the São Paulo Business School. At AmBev Mr. Patricio was Vice President Marketing, before being appointed Vice President Marketing North America in 2005. Subsequently he took the position of Business Unit President for Belgium and Luxembourg and Zone President North America in January 2006. He was appointed Zone President Asia Pacific in January 2008.

Francisco Sá is the Zone President Central & Eastern Europe. Born in 1965, Mr. Sá joined AmBev in 1998. A Brazilian citizen, Mr. Sá holds a degree in Civil Engineering from UFBA and an MBA from UC Berkeley (USA). At AmBev he held senior roles including Direct Distribution Manager, Regional Sales Director and, since 2005, VP Soft Drinks for Latin America North (LAN). Mr. Sá was appointed Zone President Central & Eastern Europe in January 2008.

Bernardo Pinto Paiva is the Zone President Latin America South. Born in 1968, Mr. Pinto Paiva joined AmBev in 1991 as a management trainee. A Brazilian citizen, Mr. Pinto Paiva holds a degree in Engineering from UFRJ and an MBA from PUC, Rio de Janeiro. At AmBev he held leadership positions in Sales, as Head of

Sales, but also in Supply, Distribution and Finance. Mr. Pinto Paiva was appointed Zone President North America in January 2008 and Zone President Latin America South on 8 October 2008 (effective upon closing of the Anheuser-Busch acquisition).

João Castro Neves is the Zone President Latin America North and AmBev’s Chief Executive Officer. Born in 1967, Mr. Castro Neves joined AmBev in 1996. A Brazilian citizen, he holds a degree in engineering from Pontifícia Universidade Católica do Rio de Janeiro and an MBA from the University of Illinois. Mr. Castro Neves held positions in various departments such as Mergers and Acquisitions, Treasury, Investor Relations, Business Development, Technology and Shared Services. Mr. Castro Neves was AmBev’s Chief Financial Officer and Investor Relations Officer before being appointed Zone President Latin America South on 1 January 2007 and Zone President Latin America North and AmBev’s Chief Executive Officer on 8 October 2008 (effective upon closing of the Anheuser-Busch acquisition).

Luiz Fernando Edmond is the Zone President North America. Born in 1966, Mr. Edmond joined AmBev in 1990 after starting his professional career with Banco Nacional in Brazil. A Brazilian citizen, Mr. Edmond holds a degree in Production Engineering from the Federal University of Rio de Janeiro. At AmBev he held various positions in the Commercial area, in Operations and in Distribution. He was appointed our Zone President Latin America in January 2005 and Zone President North America on 8 October 2008 (effective upon closing of the Anheuser-Busch acquisition). In his role of Zone President North America, Mr. Edmond oversees all of our operations in the United States and Canada.

In connection with the Anheuser-Busch acquisition, we have made, and expect to continue to make, various appointments and modifications to the management in certain of our business zones and subsidiaries, including Anheuser-Busch. For instance, on 8 October 2008, we announced the appointment of David A. Peacock (who is not one of our directors nor a member of our executive board of management) as the president of Anheuser-Busch, effective upon closing of the Anheuser-Busch acquisition. Mr. Peacock manages all of our U.S. operations. Mr. Peacock previously served as Vice President of Marketing of Anheuser-Busch, Inc. and Chief Executive Officer of Wholesaler Equity Development Corp., a wholly-owned subsidiary of Anheuser-Busch. Mr. Peacock began working with Anheuser-Busch in 1992 and has held positions in corporate planning, brand management, corporate media and retail sales promotion.

General Information on the Members of the Executive Board of Management

In relation to each of the members of the executive board of management, other than as set out below, we are not aware of (i) any convictions in relation to fraudulent offences in the last five years, (ii) any bankruptcies, receiverships or liquidations of any entities in which such members held any office, directorships, or partner or senior management positions in the last five years, or (iii) any official public incrimination and/or sanctions of such members by statutory or regulatory authorities (including designated professional bodies), or disqualification by a court from acting as a member of the administrative, management or supervisory bodies of an issuer or from acting in the management or conduct of the affairs of any issuer for at least the previous five years.

In May 2008, Mr. Dutra received a “warning” from the Administrative Appeal Council for the National Financial System of Brazil. A warning, which is the lightest sanction available under applicable Brazilian law, represents the conclusion by the Administrative Appeal Council that, in its view, a breach has occurred. No fine, or any other consequence, attaches to a warning, other than being deemed a repetitive offender in the event of another breach in the future (and, as such, being then potentially exposed to heavier sanctions than would normally be associated with such other breach). The warning relates to the reporting in the 2000 financial year financial statements of Polar (Industrias de Bebidas Antarctica Polar S.A., a Brazilian company that became a subsidiary of AmBev in 1999) of (i) the net balance (immaterial to AmBev and to Polar) of certain inter-company loans of Polar, and (ii) restatements and other adjustments required by the new statutory auditors of Polar after it became a subsidiary of AmBev to conform with AmBev’s accounting practices that increased the amount of certain reserves of Polar. Mr. Dutra, who had been appointed as an officer of Polar a few months before the relevant financial statement reporting has expressed his intention to challenge the warning in a court of law.

In October 2008, Mr. Dutra was notified by the CVM, the Brazilian Securities Commission, that it had decided to initiate a formal regulatory inquiry against him (i) in connection with the potential use of privileged information by Messrs. Lemann, Telles and Sicupira in relation to the trading of AmBev shares between May 2003 and March 2004 and (ii) the way certain information relating to AmBev was disclosed to the Brazilian market in March 2004. On 29 April 2009, the CVM published its decision accepting a settlement proposal with Mr. Felipe Dutra pursuant to which the regulatory inquiry was closed without a decision on the merits, subject to the payment of 250,000 reais. The settlement proposal did not entail the recognition of any wrongdoing on the part of Mr. Dutra, whether express or implied, nor did it amount to an admission as to any of the alleged facts described in the regulatory inquiry. In addition, on 6 May 2009, Mr. Dutra learned that the CVM had decided to initiate a formal regulatory inquiry against him regarding the approval process for the InBev-AmBev transaction, as well as its disclosure to the market. Mr. Dutra presented his defence on 17 August 2009. See “Legal and Arbitration Proceedings—AmBev and its Subsidiaries—CVM”.

No member of our executive board of management has any conflicts of interests between any duties he/she owes to us and any private interests and/or other duties.

No member of our executive board of management has a family relationship with any director or member of executive management.

Over the five years preceding the date of this Form F-4, the members of the executive board of management have held the following main directorships (apart from directorships they have held with us and our subsidiaries) or memberships of administrative, management or supervisory bodies and/or partnerships:

Name	Current	Past
Carlos Brito	—	—
Felipe Dutra	—	—
Claudio Braz Ferro	—	—
Chris Burggraeve	Executive Committee Member of World Federation of Advertisers	Operating partner in The Dellacorte Group LLC
Sabine Chalmers	—	—
Claudio Garcia	—	—
Jo Van Biesbroeck	Director of Inno.com NV	—
Alain Beyens	—	—
Tony Milikin	—	Director of the Institute of Supply Management and Director of Supply Chain Council
Miguel Patricio	—	—
Francisco Sá	—	—
Bernardo Pinto Paiva	—	—
João Castro Neves	—	—
Luiz Fernando Edmond	—	—

COMPENSATION

Introduction

Our compensation system has been designed and approved to help motivate high-performance. The goal is to deliver market-leading compensation, driven by both company and individual performance, and alignment with shareholders’ interests by encouraging ownership of our shares. Our focus is on annual and long-term variable pay, rather than on base salary or fees.

Share-Based Payment Plans

We currently have two primary share-based compensation plans, namely our long-term incentive plan (“LTI”), established in 1999 and our share-based compensation plan (“Share-Based Compensation Plan”), established in 2006. Persons eligible to receive awards under the LTI receive a portion of their compensation in the form of warrants. Persons eligible to receive awards under the Share-Based Compensation Plan receive a portion of their compensation in the form of shares and, if they so choose, options.

In addition to the LTI and Share-Based Compensation Plan, from time to time we make exceptional grants to our employees and employees of our subsidiaries or grants of shares or options under plans established by us or by certain of our subsidiaries.

Long-Term Incentive Plan or LTI

Since 1999, we have regularly issued warrants (droits de souscription/warrants, or rights to subscribe for newly issued shares) under our LTI for the benefit of our directors and, until 2006, for the benefit of members of our executive board of management and other senior employees. Since 2007, members of our executive board of management and other employees are no longer eligible to receive warrants under the LTI, but instead receive a portion of their compensation in the form of shares and options granted under our Share-Based Compensation Plan. See “—Share-Based Compensation Plan” below. Only our directors continue to be eligible to receive a portion of their compensation in the form of LTI warrants. Such grants are made annually at our shareholders’ meeting on a discretionary basis upon recommendation of our Compensation and Nominating Committee. See “—Board Practices—Information about Our Committees—The Compensation and Nominating Committee”.

Each LTI warrant gives its holder the right to subscribe for one newly issued share. Shares subscribed for upon the exercise of LTI warrants are ordinary registered Anheuser-Busch InBev SA/NV shares. Holders of such shares have the same rights as any other registered shareholder. The exercise price of LTI warrants is equal to the average price of our shares on the regulated market of Euronext Brussels during the 30 days preceding their issue date. LTI warrants granted in the years prior to 2007 (except for 2003) have a duration of 10 years. From 2007 onwards (and in 2003) LTI warrants have a duration of 5 years. LTI warrants are subject to a vesting period ranging from one to three years. Except as a result of the death of the holder, LTI warrants may not be transferred. Forfeiture of a warrant occurs in certain circumstances when the holder leaves our employment.

The table below provides an overview of all of the warrants outstanding under our LTI as at 30 June 2009:

LTI Plan	Issue date of warrants	Expiry date of warrants	Number of warrants granted(1)		Number of warrants outstanding	Exercise price	Number of warrants outstanding	Exercise price
					Unadjusted(2)		As adjusted as a result of rights offering(3)
			(in millions)		(in millions)	(in EUR)	(in millions)	(in EUR)
1	29 June 1999	28 June 2009	1.301		0	14.23	0	8.90
2	26 October 1999	26 October 2009	0.046		0	13.76	—	—
3	25 April 2000	24 April 2010	2.425		0.040	11.64	0.096	7.28
4	31 October 2000	30 October 2010	0.397		0	25.02	0.030	15.64
5	13 March 2001	12 March 2011	1.186		0	30.23	0.193	18.90
6	23 April 2001	22 April 2011	0.343		0.032	29.74	0.053	18.59
7	4 September 2001	3 September 2011	0.053		0	28.69	0.010	17.94
8	11 December 2001	10 December 2011	1.919		0.048	28.87	0.375	18.05
9	13 June 2002	12 June 2012	0.245		0.040	32.70	0.031	20.44
10	10 December 2002	9 December 2012	3.464		0.074	21.83	0.384	13.65
11	29 April 2003	28 April 2008	0.066		0	19.51	—	—
12	27 April 2004	26 April 2014	3.881		0.132	23.02	0.754	14.39
13	26 April 2005	25 April 2015	2.544		0.140	27.08	1.093	16.93
14	25 April 2006	24 April 2016	0.688		0.124	38.70	0.331	24.20
15	24 April 2007	23 April 2012	0.120		0.120	55.41	—	—
16	29 April 2008	28 April 2013	0.120		0.120	58.31	—	—
17	28 April 2009	27 April 2014	1.199	(4)	1.200	21.72	—	—

	Total		19.995		2.070		3.350

(1)

The number of warrants granted reflects the number of warrants originally granted under the LTI plan, plus the number of additional warrants granted to holders of those warrants as a result of adjustment resulting from our rights offering in December 2008, as described in more detail below. The number of warrants remaining outstanding from such grants, and their respective exercise prices, are shown separately in the table based on whether or not the relevant warrants were adjusted in connection with our rights offering in December 2008.

(2)

Entries in the “Unadjusted” columns reflect the number of warrants outstanding, and the exercise price of such warrants, in each case that were not adjusted as a result of our rights offering in December 2008, as described in more detail below.

(3)

Entries in the “adjusted” columns reflect the adjusted number of warrants outstanding, and the adjusted exercise price of such warrants as a result of our rights offering in December 2008, as described in more detail below.

(4)

984,203 of the 1,199,203 warrants granted on 28 April 2009 were granted to persons whose outstanding warrants were not adjusted as a result of our rights offering in December 2008 to compensate such persons for the effects of this non-adjustment as described in more detail below.

As of 30 June 2009, the total number of warrants granted under the LTI plans, including the additional warrants granted to compensate for the effects of the December 2008 rights offering, is 19.995 million. As of 30 June 2009, of the 5.420 million outstanding warrants, 3.874 million were vested.

The LTI terms and conditions provide that, in the event that a corporate change decided by us and having an impact on our capital has an unfavourable effect on the exercise price of the LTI warrants, their exercise price and/or the number of our shares to which they give rights will be adjusted to protect the interests of their holders. Our rights offering in December 2008 constituted such a corporate change and triggered an adjustment. Pursuant to the LTI terms and conditions, we determined that the most appropriate manner to account for the impact of the rights offering on the unexercised warrants was to apply the “ratio method” as set out in the NYSE Euronext “Liffe’s Harmonised Corporate Action Policy”, pursuant to which both the number of warrants and their exercise price were adjusted on the basis of a {(P-E)/P} ratio where “E” represented the theoretical value of the December 2008 rights and “P” represented the closing price of our shares on Euronext Brussels on the day immediately preceding the beginning of the relevant rights subscription period. The unexercised warrants were adjusted on 17 December 2008, the day after the closing of the rights offering. Based on the above “ratio method”, we used an adjustment ratio of 0.6252. The adjusted exercise price of the warrants equals the original exercise price multiplied by the adjustment ratio. The adjusted number of warrants equals the original number of warrants divided by the adjustment ratio. In total, 1,615,453 new warrants were granted pursuant to the adjustment.

The adjustment was not applied to warrants owned by persons that were directors at the time the warrants were granted. In order to compensate such persons, an additional 984,203 warrants were granted under the LTI grant on 28 April 2009, as authorised by our 2009 shareholders’ meeting. The table above reflects the adjusted exercise price and adjusted number of warrants.

For additional information on the LTI warrants held by members of our Board of Directors and members of our executive board of management, see “—Compensation of Directors and Executives”.

Share-Based Compensation Plan

In 2006, we launched a new Share-Based Compensation Plan under which members of our executive board of management and certain other senior employees are granted bonuses.

Pursuant to the Share-Based Compensation Plan, half of each eligible employee’s bonus is settled in our shares. These shares must be held for three years (that is, the shares are fully owned by the employee from the date of grant but are subject to a lock-up of three years and failure to comply with the lock-up results in forfeiture of any matching options granted under the plan as described below). These shares are valued at their market price at the time of grant.

Pursuant to the Share-Based Compensation Plan, eligible employees may elect to receive the other half of their bonus in cash or they may invest all or half of it in our shares. These shares must be held for five years. If an eligible employee voluntarily agrees to defer receiving part of their bonus by electing to invest in such shares, they will receive matching options (that is, rights to acquire existing shares) that will become vested after five years, provided that certain predefined financial targets are met or exceeded. These targets will be met if our return on invested capital less our weighted average cost of capital over a period of three to five years exceeds certain pre-agreed thresholds. The number of matching options received is determined based on the proportion of the remaining 50% of the eligible employee’s bonus that he invests in such shares. For instance, if an eligible employee invests all of the remaining 50% of his bonus in our shares, he will receive a number of options equal to 4.6 times the number of shares he purchased, based on the gross amount of the bonus invested. If the eligible employee instead chooses to receive 25% of his bonus in cash and invests the remaining 25% in our shares, he will receive a number of options equal to 2.3 times the number of shares he purchased, based on the gross amount of the bonus invested.

The shares granted and purchased under the Share-Based Compensation Plan are ordinary registered Anheuser-Busch InBev SA/NV shares. Holders of such shares have the same rights as any other registered shareholder, subject, however, to a three-year or five-year lock-up period, as described above.

In addition, the shares granted and purchased under the Share-Based Compensation Plan are:

•	entitled to dividends paid as from the date of granting; and

•	granted and purchased at market price at the time of granting. Nevertheless, our Board of Directors may, at its sole discretion, grant a discount on the market price.

The matching options granted under the Share-Based Compensation Plan have the following features:

•	The exercise price is set equal to the market price of our shares at the time of granting;

•	Options cannot be repriced;

•

Options have a maximum life of 10 years and an exercise period that starts after five years, subject to financial performance conditions to be met at the end of the third, fourth or fifth year following the granting;

•	Upon exercise, each option entitles the option holder to one share;

•	Upon exercise, holders of options may be entitled to receive from us a cash payment equal to the dividends we have declared since the options were granted;

•	Specific restrictions or forfeiture provisions apply in case of termination of service; and

•	Except as a result of the death of the holder, options granted under the Share-Based Compensation Plan may not be transferred.

The table below gives an overview of the matching options that have been granted under the Share-Based Compensation Plan that were outstanding as at 30 June 2009:

Issue Date	Number of bonus shares granted	Number of matching options granted	Number of matching options outstanding	Exercise price		Expiry date of options
	(in millions)	(in millions)	(in millions)	(in EUR)
27 April 2006	0.28	0.98	0.739	24.78		26 April 2016
2 April 2007	0.44	1.42	1.155	33.59	(1)	1 April 2017
3 March 2008	0.42	1.66	1.550	34.34		2 March 2018
6 March 2009	0.16	0.40	0.381	20.49		5 March 2019

Total	1.30	4.46	3.825

(1)	Certain matching options granted in April 2007 have an exercise price of EUR 33.79.

As of 30 June 2009, of the 3.825 million outstanding matching options, none were vested.

The Share-Based Compensation Plan terms and conditions provide that, in the event that a corporate change decided by us and having an impact on our capital has an unfavourable effect on the exercise price of the matching options, the exercise price and/or number of our shares to which the options relate will be adjusted to protect the interests of the option holders. Our December 2008 rights offering constituted such a corporate change and triggered an adjustment. Pursuant to the Share-Based Compensation Plan terms and conditions, the unexercised matching options were adjusted in the same manner as the unexercised LTI warrants (see “—Long-Term Incentive Plan or LTI” above), and 1.37 million new matching options were granted in 2008 in connection with this adjustment. The table above reflects the adjusted exercise price and number of options.

Exchange of Share-Ownership Programme

The combination with AmBev provided us with a unique opportunity to share best practices within our group and from time to time involves the transfer of certain members of AmBev’s senior management to us. In order to encourage management mobility and ensure that the interests of these managers are fully aligned with our interests, the Board approved a programme that aims at facilitating the exchange by these managers of their

AmBev shares for our shares. Under the programme, AmBev shares can be exchanged for our shares based on the average share price of both the AmBev and our shares on the date the exchange is requested. A discount of 16.66% is granted in exchange for a five-year lock-up period for the shares and provided that the manager remains in service during this period.

Under the programme, members of our executive board of management exchanged AmBev shares for 531,649 of our shares in 2008.

In total, members of our senior management exchanged AmBev shares for a total of 0.9 million of our shares in 2008 (1.8 million in 2007 and 1.5 million in 2006). The fair value of these transactions amounted to approximately USD 11 million in 2008 (USD 25 million for 2007 and USD 13 million for 2006).

Anheuser-Busch Exceptional Options and Share Grants

In April 2009, we granted 5,926,090 options to employees of Anheuser-Busch, with an estimated fair value of approximately USD 53 million. Each option will give the grantee the right to purchase one of our existing shares. The exercise price of each option is EUR 23.00 which corresponds to the fair market value of our shares at the time the options were granted. The options will expire on 31 October 2013. One-third of the options became exercisable on 1 November 2009, the second third of the options will become exercisable on 1 November 2010 and the last third of the options will become exercisable on 1 November 2011. Special forfeiture rules apply should the grantee leave us.

In April 2009, we sold approximately 600,000 of our existing outstanding shares to approximately 110 executives of Anheuser-Busch. The shares were sold at their fair market value, less a discount of 16.66% in exchange for a five-year lock-up period applying to such shares. The discount is only granted if the executive remains in service until the end of the lock-up period.

2008 Exceptional Grant

In order to reinforce our high-performance culture, we granted, shortly after the completion of the Anheuser-Busch acquisition, 28,412,642 stock options to approximately 40 executives of Anheuser-Busch InBev SA/NV, Anheuser-Busch and AmBev, including our Chief Executive Officer and the other current members of our executive board of management. We believe that the selected executives will help to successfully integrate Anheuser-Busch and InBev, which will underpin our ability to quickly deleverage. This grant was confirmed by our 2009 annual shareholders’ meeting in accordance with the principles and provisions of the Belgian Corporate Governance Code. The fair value of the options is approximately USD 233 million.

One half of the stock options have a duration of 10 years as from granting and vest on 1 January 2014. The other half of the stock options have a duration of 15 years as from granting and vest on 1 January 2019. The exercise of the stock options is subject, among other things, to the condition that we meet a performance test. This performance test will be met if our net debt/EBITDA, as defined (adjusted for exceptional items) ratio falls below 2.5 before 31 December 2013. For our definition of EBITDA, as defined, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”. Except as a result of death of the holder, the stock options may not be transferred.

Our Chief Executive Officer was granted 3,253,358 options and the other members of our executive board of management were granted an aggregate of 9,326,286 options under the exceptional grant. The exercise price of the options is EUR 10.32, which corresponds to the fair market value of the shares at the time of the option grants, as adjusted for the rights offering that took place in December 2008.

2009 Exceptional Grant

Under authorisation of our 2009 annual shareholders’ meeting we offered, on 30 April 2009, a maximum number of 5,000,000 options to approximately 50 executives of the AB InBev Group, none of whom are members of our executive board of management. Each option will give the grantee the right to purchase one of our existing shares. The exercise price of each option will correspond to the fair value of our shares at the time of granting of the options. The options will have a duration of 10 years as from granting and will become exercisable on 1 January 2014. The exercise of the options will be subject, among other things, to the condition that we meet a performance test. This performance test will be met if our net debt/EBITDA, as defined (adjusted for exceptional items) ratio falls below 2.5 before 31 December 2013. For our definition of EBITDA, as defined, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”. Specific forfeiture rules will apply in the case of employment termination. The fair value of the offered options was USD 47 million.

Fair Value of Our Warrants and Options

The fair value of the warrants and options under all of the plans and other grants detailed above is estimated at the relevant grant date, using a binomial Hull model, modified to reflect the International Financial Reporting Standards 2 Share-based Payment requirement that assumptions about forfeiture before the end of the vesting period cannot impact the fair value of the option.

We expense the fair value of the warrants and options over the vesting period. When granted, the LTI warrants granted in 2009 in respect of 2008 had a fair value of approximately USD 16.3 million and the Share-Based Compensation Plan matching options granted in 2009 in respect of 2008 had a fair value of approximately USD 5.9 million. When granted, the LTI warrants granted in 2008 in respect of 2007 had a fair value of approximately USD 3 million and the Share-Based Compensation Plan matching options granted in 2008 in respect of 2007 had a fair value of approximately USD 36 million.

The weighted average fair value of all of the warrants and options under all of the plans and other grants detailed above and the assumptions used in applying the option pricing model for the grants made in 2007, 2008 and 2009 were as follows:

	Six months ended	Year ended 31 December
(Amounts in U.S. dollars unless otherwise indicated)	30 June 2009	2008	2007
Weighted average fair value of warrants and options granted	13.33	38.17	31.15
Share price(1)	25.36	90.58	77.59
Average exercise price	18.25	86.62	72.53
Expected volatility	34%	24%	20%
Expected dividends	0.76%	0.16%	0.16%
Risk-free interest rate	3.49%	4.47%	4.47%

(1)

2009 share price based on the weighted average price of our shares on Euronext Brussels in the acceptance period for the various warrant and options grants. The periods ran from 6 March 2009 and 23 June 2009; 2008 share price based on the average price of our shares on Euronext Brussels in the period between 3 March 2008 and 30 April 2008; 2007 share price based on the average price of our shares on Euronext Brussels in the period between 2 April 2007 and 30 May 2007.

Since the acceptance period of the warrants and options is two months, the fair value was determined as the average of the fair values calculated on a weekly basis during the two month offer period.

Expected volatility is based on historical volatility calculated using 1,410 days of historical data. A binomial Hull model assumes that all employees would immediately exercise their warrants and options if our share price is 2.5 times above the exercise price.

The aggregate total number of our options and warrants outstanding under all the plans and other grants described above has developed as follows:

	Six months ended	Year ended 31 December
Million Options and Warrants	30 June 2009	2008	2007	2006
Options and warrants outstanding at start of period	8.8	6.3	7.6	10.9
Options and warrants issued during the period	35.9(1)	1.1	1.0	1.2
Options and warrants exercised during the period	(0.8)	(1.2)	(1.6)	(3.4)
Options and warrants forfeited during the period	(0.3)	(0.4)	(0.7)	(1.1)
Additional options and warrants granted during the period as a result of the December 2008 rights issue	—	3.0	—	—

Options and warrants outstanding at end of period	43.6	8.8	6.3	7.6

(1)

Comprises 1,199,203 warrants granted to directors under the LTI plan (see “—Long-Term Incentive Plan or LTI”), 400,797 matching options granted to members of the executive board of management and senior employees under the share-based compensation plan (see “—Share-Based Compensation Plan”), 5,926,090 exceptional options granted to former Anheuser-Busch employees (see “—Anheuser-Busch Exceptional Options and Share Grants”) and 28,412,642 options granted under the exceptional grant (see “—2008 Exceptional Grant”).

The weighted average exercise price of our outstanding options and warrants is as follows:

	Six months ended	Year ended 31 December
	30 June 2009	2008	2007
	(Amounts in U.S. dollars)
Warrants and options outstanding at start of period	34.42	46.50	35.48
Granted during the period (pre December 2008 rights issue)	18.16	76.92	79.38
Granted during the period (adjustment factor)	—	32.87	—
Forfeited during the period	37.30	56.63	45.00
Exercised during the period	20.72	32.76	35.52
Outstanding at the end of the period	21.46	34.42	46.50
Exercisable at the end of the period	23.90	23.66	36.39

AmBev Option Programme

Under an equivalent 5-year cliff vesting plan (that is, options become fully exercisable after 5 years and do not vest progressively over time), AmBev issued 0.5 million options during the second quarter of 2009 for which the fair value amounted to approximately USD 27 million and 0.8 million options during the second quarter of 2008 for which the fair value amounted to approximately USD 35 million. During the second half of 2007, AmBev performed a reverse stock split in the ratio of 100:1. Consequently the 2007 figures in the table below have been restated to reflect the impact of this adjustment. The fair value of the options and assumptions used in applying a binomial option pricing model for the grants made by AmBev in 2009, 2008 and 2007 are as follows:

	Six months ended	Year ended 31 December
(Amounts in U.S. dollars unless otherwise stated)	30 June 2009	2008	2007
Fair value of options granted	33.94	44.51	25.03
Share price	50.18	71.48	61.83
Exercise price	49.95	71.48	61.83
Expected volatility	48%	33%	26%
Risk-free interest rate	11.8%	12.50%	10.60%

Compensation of Directors and Executives

Unless otherwise specified, all compensation amounts in this section are gross of tax.

Board of Directors

Our directors receive fixed compensation in the form of annual fees and supplemental fees for physical attendance at Board committee meetings or supplemental Board meetings, and variable compensation in the form of LTI warrants. The compensation of our directors for each year is set annually at our shareholders meeting.

Board compensation in 2008

In 2008, the base annual fee for our directors was EUR 67,000 (USD 99,090) based on attendance at 10 Board meetings. The base supplement for each additional physical Board meeting or for each Committee meeting attended was EUR 1,500 (USD 2,218). Since 1999, we have also regularly issued warrants under the LTI plan for the benefit of our Board members. See “—Share-Based Payment Plans—Long-Term Incentive Plan or LTI” for a description of the LTI plan. In 2008, the base grant amounted to 9,000 LTI warrants.

The fees and warrants received by the Chairman of our Board in 2008 were double the respective base amounts. The Chairman of the Audit Committee was granted fees and warrants in 2008 which were 30% higher than the respective base amounts. All other directors received the base amount of fees and warrants. We do not provide pensions, medical benefits or other benefit programmes to directors.

The table below provides an overview of the fixed and variable compensation that our directors received in 2008.

Name	Number of Board meetings attended	Annual fee for Board meetings	Fees for Committee meetings	Total fee	Number of warrants granted in 2008(1)
		(EUR)	(EUR)	(EUR)
August A. Busch IV(2)	3	5,583	0	5,583	0
Allan Chapin(3)	3	22,333	3,000	25,333	9,000
Jean-Luc Dehaene	20	67,000	12,000	79,000	9,000
Stéfan Descheemaeker(4)	18	44,667	4,500	49,167	0
Peter Harf	21	134,000	22,500	156,500	18,000
Marcel Herrmann Telles	21	67,000	30,000	97,000	9,000
Jorge Paulo Lemann	21	67,000	7,500	74,500	9,000
Arnoud de Pret Roose de Calesberg	21	67,000	27,000	94,000	9,000
Grégoire de Spoelberch	22	67,000	9,000	76,000	9,000
Kees J. Storm	18	87,100	24,000	111,100	11,700
Roberto Moses Thompson Motta	20	67,000	7,500	74,500	9,000
Alexandre Van Damme	22	67,000	9,000	76,000	9,000
Carlos Alberto da Veiga Sicupira	18	67,000	9,000	76,000	9,000
Mark Winkelman	20	67,000	7,500	74,500	9,000

All directors as group		896,683	172,500	1,069,183	119,700

(1)

Warrants were granted under the LTI in April 2008. See “—Share-Based Payment Plans—Long-Term Incentive Plan or LTI”. The warrants have an exercise price of 58.31 euro per share, have a term of 5 years and vest over a 3-year period.

(2)	Member of our Board from 18 November 2008.

(3)	Mr. Chapin’s mandate was not renewed at our 2008 annual shareholders’ meeting, and he retired from the Board on 29 April 2008.

(4)	Member of our Board from 29 April 2008.

Board compensation in 2009

For 2009, the base annual fee for our directors remains unchanged at EUR 67,000 (USD 99,090) based on attendance at 10 Board meetings. The base supplement for each additional physical Board meeting or for each Committee meeting attended was set at EUR 1,500 (USD 2,218). The base LTI grant for 2009 was set at 15,000 warrants. The Chairman of our Board will receive fees and warrants in 2009 that are double the respective base amounts. The Chairman of the Audit Committee will receive fees and warrants in 2009 that are 30% higher than the respective base amounts. All other directors will receive the base amount of fees and warrants in 2009.

Warrants and options held by directors

The following table sets forth information regarding the number of LTI warrants granted to the Board as a group during the past three years (based on membership on the date of issuance of the warrants).

Issuance date	Number of warrants granted	Offer date	Exercise price in euro
25 April 2006	124,035	2006	38.70
24 April 2007	119,700	2007	55.41
29 April 2008	119,700	2008	58.31
28 April 2009	215,000	2009	21.72

The table below sets forth, for each of our current directors, the number of LTI warrants they owned as of 24 November 2009:

	LTI 17(1)	LTI 16	LTI 15	LTI 14	LTI 13	LTI 12	LTI 10	LTI 9	LTI 8	Total options
Grant date	28 April 2009	29 April 2008	24 April 2007	25 April 2006	26 April 2005	27 April 2004	10 Dec. 2002	13 June 2002	11 Dec. 2001
Expiry date	28 April 2014	29 April 2013	24 April 2012	25 April 2016	26 April 2015	27 April 2014	10 Dec. 2012	13 June 2012	11 Dec. 2011
August A. Busch IV(2)	15,000	0	0	0	0	0	0	0	0	15,000
Dehaene	85,928	9,000	9,000	8,269	9,364	11,016	11,016	0	8,100	151,693
de Pret Roose de Calesberg	70,365	9,000	9,000	8,269	9,364	11,016	0	8,100	0	125,114
Harf	62,274	18,000	18,000	8,269	9,364	0	0	0	0	115,907
Lemann	43,343	9,000	9,000	8,269	9,364	0	0	0	0	78,976
Thompson Motta	43,343	9,000	9,000	8,269	9,364	0	0	0	0	78,976
Sicupira	43,343	9,000	9,000	8,269	9,364	0	0	0	0	78,976
de Spoelberch	20,395	9,000	0	0	0	0	0	0	0	29,395
Storm	80,660	11,700	11,700	8,269	9,364	11,016	11,016	0	0	143,725
Telles	43,343	9,000	9,000	8,269	9,364	0	0	0	0	78,976
Van Damme	70,365	9,000	9,000	8,269	9,364	11,016	0	8,100	0	125,114
Winkelman	43,343	9,000	9,000	8,269	9,364	0	0	0	0	78,976
Strike price (EUR)	21.72	58.31	55.41	38.70	27.08	23.02	21.83	32.70	28.87

(1)

The number of warrants granted under the 2009 LTI plan to current directors includes 421,702 of the 984,203 warrants that were granted on 28 April 2009 to compensate for warrants that were not adjusted to take account of the effects of our December 2008 rights offering. See “—Share-based Payment Plans—Long-Term Incentive Plan or LTI” for more details.

(2)	Member of our Board from 18 November 2008.

Stéfan Descheemaeker left our executive board of management and was appointed a non-executive director on 29 April 2008. In his former role as a member of our executive board of management, Mr. Descheemaeker received both LTI warrants and matching options under the Share-Based Compensation Plan. As he was not a director when he received the warrants and options in the table below, the amount and strike price of his LTI warrants and options received under the Share-Based Compensation Plan were adjusted as described in “—Share-Based Payment Plans”. The table below sets forth, for Mr. Descheemaeker, the number of LTI warrants he owned as of 24 November 2009:

Plan	Issue date	Expiry date	Number outstanding	Exercise price (in EUR)
LTI 6(1)	23 April 2001	22 April 2011	31,030	18.59
LTI 8(1)	11 December 2001	10 December 2011	55,982	18.05
LTI 9(1)	13 June 2002	12 June 2012	27,991	20.44
LTI 10(1)	10 December 2002	9 December 2012	95,969	13.65
LTI 13(1)	26 April 2005	25 April 2016	80,577	16.93
Matching Options 2006(2)	27 April 2006	26 April 2013	54,909	24.78
LTI 17(1)	28 April 2009	27 April 2014	15,000	21.72
Total			361,458

(1)	Warrants granted under the LTI. See “—Share-Based Payment Plans—Long-Term Incentive Plan or LTI”.

(2)	Matching options granted under the Share-Based Compensation Plan. See “—Share-Based Payment Plans—Share-Based Compensation Plan”.

Board share ownership

The table below sets forth the number of our shares directly owned by our directors as at 24 November 2009:

Name	Number of our shares held(1)	% of our outstanding shares
August A. Busch IV(2)	31,000	<1%
Jean-Luc Dehaene	216	<1%
Stéfan Descheemaeker(3)	491,850	<1%
Peter Harf	527,880	<1%
Marcel Herrmann Telles	0	0%
Jorge Paulo Lemann	0	0%
Arnoud de Pret Roose de Calesberg	42,608	<1%
Grégoire de Spoelberch	707,800	<1%
Kees J. Storm	0	0%
Roberto Moses Thompson Motta	0	0%
Alexandre Van Damme	66	<1%
Carlos Alberto da Veiga Sicupira	0	0%
Mark Winkelman	0	0%

(1)

Under the rules of the SEC, certain of our directors may also be deemed to own beneficially shares held by certain of our major shareholders: the Stichting, Eugénie Patri Sébastien S.A., and BRC S.à.R.L. See “Major Shareholders and Related Party Transactions—Major Shareholders”.

(2)	Member of our Board from 18 November 2008.

(3)	Stéfan Descheemaeker left our executive board of management and was appointed a non-executive director on 29 April 2008.

Executive Board of Management (1)

The main elements of our executive remuneration are (i) base salary, (ii) bonus, (iii) sign-in bonus, (iv) post-employment benefits and (v) other compensation.

The focus of our executive remuneration policy is on annual and long-term variable pay, rather than on base salary. Base salaries are aligned to mid-market levels. Short- and long-term performance targets are linked to both short- and long-term incentives.

Through our Share-Based Compensation Plan, executives who demonstrate personal financial commitment to us by investing (all or part of) their annual bonus in our shares will be rewarded with the potential for significantly higher long-term compensation.

Our executive compensation and reward programs are overseen by our Compensation and Nominating Committee. It submits recommendations on the compensation of our Chief Executive Officer to the Board for approval. Upon the recommendation of our Chief Executive Officer, the Compensation and Nominating Committee also submits recommendations on the compensation of the other members of our executive management board to our Board for approval. Such submissions to our Board include recommendations on the annual targets and corresponding bonus scheme.

Our full executive remuneration policy is disclosed in our Corporate Governance Charter.

Base salary

In order to ensure alignment with market practice, once a year the base salaries of members of our executive board of management are reviewed versus benchmarks in relevant industries and geographies that have been collected by independent providers. Executives’ base salaries are intended to be aligned to mid-market levels for the appropriate market.

In 2008, our Chief Executive Officer earned a fixed salary of EUR 1.02 million (USD 1.51 million). The other members of our executive board of management earned an aggregate base salary of EUR 5.7 million (USD 8.4 million).

Bonuses

Bonuses for members of our executive board of management are designed to encourage executives to drive our short- to medium-term performance. We believe that our company and business zone targets are stretched, but achievable, and relate to more than one year to ensure high levels of sustained performance. Below a specified threshold, no bonus is earned, but for really outstanding performance, the bonus could be at upper quartile level (and even beyond) of the appropriate reference market. Even when company or entity targets are achieved, the actual payout of the bonus will also depend on the respective executive’s performance relative to individual targets.

(1)

Figures in this section may differ from the figures in the notes to our consolidated financial statements for the following reasons: (i) figures in this section are figures gross of tax, while figures in the notes to our consolidated financial statements are reported as “cost for the Company”; (ii) the split “short-term employee benefits” vs. “share-based compensation” in the notes to our consolidated financial statements does not correspond to the split “fixed salary” vs. “variable pay” in this section. Short-term employee benefits in the notes to our consolidated financial statements include the base salary and 50% of the bonus. Share-based compensation includes 50% of the bonus (portion paid in shares) and certain non-cash elements, such as the fair value of the options granted, which is based on financial pricing models; and (iii) the scope for the reporting is different as the figures in the notes to our consolidated financial statements also contain the remuneration of executives who left during the year, while figures in this section only contain the remuneration of executives who were in service at the end of the reporting year.

As described under “—Share-Based Payment Plans—Share-Based Compensation Plan”, 50% of the bonus for each member of our executive board of management is delivered in the form of our shares to be held for three years. At the option of the respective executive, the remaining part of the bonus may be further deferred and will be matched with options on our shares.

Bonuses are generally paid annually in arrears after publication of our full year results. From 2009, however, bonuses may be paid out semi-annually at the discretion of the Board based on the achievement of semi-annual targets. In such cases, the first half of the respective bonus is paid immediately after publication of our half year results and the second half of the bonus is paid after publication of our full year results.

For 2008, since certain targets for our performance were not achieved, our Chief Executive Officer did not earn a bonus. Only certain members of our executive board of management earned a bonus, which amounted to EUR 1.85 million (USD 2.74 million) in aggregate. The 2008 bonus decision was based on our performance in 2008 compared to targets set for the year 2008 for our EBITDA, as defined (adjusted for exceptional items) growth, volume growth, market share growth and cost savings and on the performance of our executives compared to their individual targets. For our definition of EBITDA, as defined see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Six Months Ended 30 June 2009 Compared to Six Months Ended 30 June 2008—EBITDA, as defined”. As a result, under our Share-Based Compensation Plan in 2009 (corresponding to the bonus awarded for 2008 performance), the only member of our executive board of management to acquire our bonus shares and receive matching options was Miguel Patricio, who received 26,872 bonus shares and 80,765 matching options. The offer date for such matching options was 6 March 2009 and the exercise price is EUR 20.49. For additional information on the Share-Based Compensation Plan, see “—Share-Based Payment Plans—Share-Based Compensation Plan”. The other members of our executive board of management to receive a bonus in 2008 were Joao Castro Neves and Bernardo Pinto Paiva, who received their bonus under the AmBev option programme: see “—Share-Based Payment Plans—AmBev Option Programme”.

The following table sets forth information regarding the number of our shares and matching options granted to our Chief Executive Officer and the other members of our executive board of management under our Share-Based Compensation Plan in 2008 (corresponding to the bonus awarded for 2007 performance). The offer date for all such matching options was 3 March 2008 and the exercise price is EUR 34.34.

Name	InBev shares acquired in 2008	Matching options granted in 2008
Carlos Brito—Chief Executive Officer	47,683	229,219
Alain Beyens	15,831	0
Chris Burggraeve	6,549	24,091
Sabine Chalmers	11,763	68,791
Stéfan Descheemaeker(1)	743	0
Felipe Dutra	18,312	88,031
Claudio Braz Ferro	15,186	73,002
Claudio Garcia	16,972	81,590
Miguel Patricio	12,892	61,974
Jo Van Biesbroeck	8,954	0
Francisco Sá	1,525	7,335
João Castro Neves	—	—
Luiz Fernando Edmond	—	—
Bernardo Pinto Paiva	—	—

(1)	Stéfan Descheemaeker left the executive board of management and was appointed a non-executive director on 29 April 2008.

As a consequence of the rights offering that took place in December 2008, the exercise price and the number of options held by members of the executive board of management were adjusted according to the ratio method proposed by Euronext Liffe in order to compensate for the dilutive effect of such rights offering. The adjustment ratio was 0.6252. The adjusted exercise price of the options equals the original exercise price multiplied by the adjustment ratio. The adjusted number of options equals the original number of subscription rights divided by the adjustment ratio. The exercise price and number of options granted indicated above have been adjusted for the effects of the December 2008 rights offering.

Sign in bonus

Newly-hired members of the executive board of management may be granted a right to purchase our shares at the time the bonus is next granted to senior employees, upon recommendation to the Board of the Compensation and Nominating Committee. The purchase price of such shares will be the market price of our shares at the time the next bonus is granted under our Share-Based Compensation Plan. We will then grant these newly-hired executives a number of options equal to 2.3 times the number of shares so purchased. These options have the same features as matching options granted under the Share-Based Compensation Plan. See “—Share-Based Payment Plans—Share-Based Compensation Plan”.

Post-employment benefits

We sponsor various post-employment benefit plans world-wide. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefits. See note 26 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008 for further details on our employee benefits.

Defined contribution plans. For defined contribution plans, we pay contributions to publicly or privately administered pension funds or insurance contracts. Once the contributions have been paid, we have no further payment obligation. The regular contribution expenses constitute an expense for the year in which they are due. For 2008, our defined contribution expenses amounted to USD 17 million compared to USD 7 million for 2007.

Defined benefit plans. We contribute to 72 defined benefit plans, of which 57 are retirement plans and 15 are medical cost plans. Most plans provide benefits related to pay and years of service. In 2008, the deficit under our defined benefit plans increased to USD 2,921 million with the Anheuser-Busch benefit plans contributing a deficit of USD 2,181 million. We expect to contribute approximately USD 273 million to our defined benefit plans in 2009.

Our executives participate in our pension schemes in either Belgium or their home country. These schemes are in line with predominant market practices in the respective geographic environments.

Our Chief Executive Officer participates in a defined contribution plan. Our annual contribution to his plan amounts to approximately EUR 36,000 (USD 53,241). The total amount we had set aside to provide pension, retirement or similar benefits for members of our executive board of management in the aggregate as of 30 June 2009 was USD 1 million, as compared to USD 3 million as of 31 December 2008. See note 20 to our unaudited consolidated interim financial statements for the six months ended 30 June 2009 and note 34 to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Other compensation

We also provide executives with life and medical insurance and perquisites and other benefits that are competitive with market practice in the markets where such executives are employed. In addition, the members of our executive board of management enjoy certain expatriate perquisites such as a housing allowance in accordance with local market practice.

Employment agreements and termination arrangements

Our executives’ employment and termination arrangements are in line with legal requirements and/or jurisprudential practice.

We appointed Carlos Brito to serve as our Chief Executive Officer starting as of 1 March 2006. In the event of termination of his employment other than on the grounds of serious cause, Mr. Brito is entitled to a termination indemnity of 12 months of remuneration and, provided he is eligible for it, a pro-rated performance bonus for the year of his termination.

Warrants and options owned by executives

The table below sets forth the number of LTI warrants and matching options owned by the members of our executive board of management as of 24 November 2009 under the LTI and the Share-Based Compensation Plan.

	Matching options 2009(1)	Matching options 2009(1)	Matching options 2008(1)	Matching options 2007(1)	Matching options 2006(1)	LTI 13(2)	LTI 12(2)	LTI 8(2)	LTI 5(2)	Total options
Grant date	14 August 2009	6 March 2009	3 March 2008	2 April 2007	27 April 2006	26 April 2005	27 April 2004	11 Dec. 2001	13 March 2001
Expiry date	14 August 2019	6 March 2019	3 March 2018	2 April 2017	27 April 2016	26 April 2015	27 April 2014	11 Dec. 2011	13 March 2011
Carlos Brito	368,827	0	229,219	222,057	46,742	0	0	0	0	866,845
Sabine Chalmers	68,734	0	68,791	75,197	19,503	95,170	0	0	0	327,395
Alain Beyens	0	0	0	0	9,211	0	0	0	0	9,211
Jo Van Biesbroeck	122,600	0	0	0	47,438	95,170	143,955	55,982	32,470	497,615

Felipe Dutra	126,139	0	88,031	109,733	118,452	0	0	0	0	442,355
Claudio Garcia	156,502	0	81,590	82,959	73,792	0	0	0	0	394,843
Claudio Ferro	181,235	0	73,002	23,652	0	0	0	0	0	277,889
Chris Burggraeve	151,861	0	24,091	0	0	0	0	0	0	175,952
Tony Milikin	0	0	0	0	0	0	0	0	0	0
Miguel Patricio	140,106	80,765	61,974	0	0	0	0	0	0	282,845
Francisco Sá	140,106	0	7,335	0	0	0	0	0	0	147,441
João Castro Neves	0	0	0	0	0	0	0	0	0	0
Luiz Fernando Edmond	274,325	0	0	0	0	0	0	0	0	274,325
Bernardo Pinto Paiva	0	0	0	0	0	0	0	0	0	0
Strike price (EUR)	27.06	20.49	34.34	33.59	24.78	16.93	14.39	18.05	18.90

(1)	Matching options granted under the Share-Based Compensation Plan. See “—Share-Based Payment Plans—Share-Based Compensation Plan”.

(2)	Warrants granted under the LTI. See “—Share-Based Payment Plans—Long-Term Incentive Plan or LTI”.

In 2008, the members of our executive board of management also received options under the exceptional grant made in respect of the Anheuser-Busch acquisition. See “—Share-Based Payment Plans—2008 Exceptional Grant”.

Executive share ownership

The table below sets forth the number of our shares owned by the members of the executive board of management as at 24 November 2009:

Name	Number of our shares held(1)	% of our outstanding shares
Carlos Brito	4,026,005	<1%
Sabine Chalmers	101,309	<1%
Alain Beyens	45,007	<1%
Jo Van Biesbroeck	189,336	<1%
Felipe Dutra	1,393,484	<1%
Claudio Garcia	679,729	<1%
Claudio Ferro	2,003,191	<1%
Chris Burggraeve	218,883	<1%
Tony Milikin	0	0%
Miguel Patricio	1,025,817	<1%
Francisco Sá	332,348	<1%
João Castro Neves	312.400	<1%
Luiz Fernando Edmond	61,747	<1%
Bernardo Pinto Paiva	0	0%

(1)

In November 2009, a number of options held by certain members of our executive board of management were exchanged for restricted shares. Such shares are subject to restrictions on transfer until 31 December 2018.

Anheuser-Busch

Retention programme

In connection with the Anheuser-Busch acquisition, we and Anheuser-Busch agreed to establish an employee retention programme providing integration bonuses and severance benefits for certain key employees of Anheuser-Busch. This programme became effective as of the closing of the acquisition.

Integration bonus

Approximately 60 key employees of Anheuser-Busch (including Anheuser-Busch’s executive officers at the time of the Anheuser-Busch merger other than Mr. Busch IV, who terminated his employment with Anheuser-Busch upon the occurrence of the merger) were eligible to receive an additional bonus for 2008 equal to 40% of the target bonus otherwise payable to that employee under the pre-existing Anheuser-Busch bonus programmes. The amount of the additional bonus depended upon the extent of achievement of projected 2008 savings under Anheuser-Busch’s Blue Ocean programme. In addition, approximately 360 key employees of Anheuser-Busch (including Anheuser-Busch’s executive officers, other than Mr. Busch IV) will be eligible to receive a bonus ranging from 80% to 110% of the employee’s 2009 target bonus award. The extent to which the bonus exceeds 80% of the employee’s 2009 target bonus will depend on the extent of achievement of the Blue Ocean operating goals through 2009. In order to qualify for this integration bonus, the employee generally must be employed until the date on which annual bonuses for 2009 are paid in the ordinary course, though an employee who is involuntarily or constructively terminated after the closing and prior to the bonus payment will be eligible to receive a pro-rata payment.

Enhanced severance

The retention plan also provided that the same group of approximately 360 employees (including Anheuser-Busch’s executive officers at the time of the Anheuser-Busch merger, other than Mr. Busch IV) are eligible for enhanced severance benefits payable upon an involuntary or constructive termination of employment within two years following the closing of the merger. These severance benefits range from 15 months of base salary to 2 times the sum of base salary and target bonus and include continuation of medical, insurance and welfare benefits ranging from 15 to 24 months (in each case, depending on the particular employee category). The retention plan provided that approximately 60 of these employees (including Anheuser-Busch’s executive officers at the time of the merger, other than Mr. Busch IV) are, if necessary, eligible for a modified gross-up payment on amounts that are subject to the excise tax imposed by under Section 4999 of the United States Internal Revenue Code but only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbour” amount. The enhanced severance programme also contained customary restrictive obligations, including an agreement not to compete with Anheuser-Busch for a period ranging from 12 to 24 months. Constructive termination includes a material reduction of compensation, a material reduction in duties and responsibilities from those in effect immediately prior to closing of the merger and relocation of more than 50 miles.

BOARD PRACTICES

General

Our directors are appointed by our shareholders meeting, which sets their remuneration and term of mandate. Their appointment is published in the Belgian Official Gazette (Moniteur belge). No service contract is concluded between us and our directors with respect to their Board mandate. Our Board also may request a director to carry out a special mandate or assignment. In such case a special contract may be entered into between us and the respective director. For details of the current directors’ terms of office, see “—Directors and Senior Management—Board of Directors”. We do not provide pensions, medical benefits or other benefit programmes to directors.

August A. Busch IV consulting agreement

In connection with the Anheuser-Busch acquisition, we entered into a consulting agreement with Mr. Busch IV which became effective as of the closing of the Anheuser-Busch merger and will continue until 31 December 2014. In his role as consultant, Mr. Busch IV will, at the request of our Chief Executive Officer, provide advice to us on Anheuser-Busch new products and new business opportunities; review Anheuser-Busch marketing programmes; meet with retailers, wholesalers and key advertisers of Anheuser-Busch; attend North American media events; provide advice with respect to Anheuser-Busch’s relationship with charitable organisations and the communities in which it operates; and provide advice on the taste, profile, and characteristics of the Anheuser-Busch malt-beverage products. See “Major Shareholders and Related Party Transactions—Related Party Transactions—Consulting Agreement”.

Information About Our Committees

General

Our Board is assisted by three main committees: the Audit Committee, the Finance Committee and the Compensation and Nominating Committee.

The existence of the Committees does not affect the responsibility of our Board. Board committees meet to prepare matters for consideration by our Board. By exception to this principle, (i) the Compensation and Nominating Committee may make decisions on individual compensation packages, other than with respect to our Chief Executive Officer and our executive board of management (which are submitted to our Board for approval), and on performance against targets and (ii) the Finance Committee may make decisions on matters specifically delegated to it under our Corporate Governance Charter, in each case without having to refer to an additional Board decision. Each or our Committees operates under typical rules for such committees under Belgian law, including the requirement that a majority of the members must be present for quorum and decisions are taken by a majority of members present.

The Audit Committee

The Audit Committee’s Chairman and a majority of the Committee members are appointed by the Board from among the independent directors. The Chairman of the Audit Committee is not the Chairman of the Board. The Chief Executive Officer, Chief Legal Officer and Chief Financial Officer are invited to the meetings of the Audit Committee.

The current members of the Audit Committee are Jean-Luc Dehaene, Arnoud de Pret Roose de Calesberg, Peter Harf and Kees Storm (Chairman). Each member of our Audit Committee is currently an independent director under Belgian law (see “—Directors and Senior Management—Board of Directors—Role and Responsibilities, Composition, Structure and Organisation”) and under Rule 10A-3 under the Exchange Act, except Arnoud de Pret Roose de Calesberg. We plan to have each member of our audit committee be an independent director as required under Rule 10A-3 under the Exchange Act within a year of the effective date of this Form F-4. There is no minimum size for the Audit Committee.

The Audit Committee assists our Board in its responsibility for oversight of (i) the integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the statutory auditors’ qualification and independence and (iv) the performance of the statutory auditors and our internal audit function. The Audit Committee is entitled to review information on any point it wishes to verify, and is authorised to acquire such information from any of our employees. It is also authorised to obtain independent advice, including legal advice, if this is necessary for an inquiry into any matter under its responsibility. It is entitled to call on the resources that will be needed for this task. It is entitled to receive reports directly from the statutory auditor, including reports with recommendations on how to improve our control processes.

The Audit Committee holds as many meetings as necessary with a minimum of four a year.

The Finance Committee

The Finance Committee consists of at least three but no more than six members appointed by the Board. The Board appoints a Chairman and if deemed appropriate, a Vice-Chairman from among the Finance Committee members. The Chief Executive Officer and the Chief Financial Officer are invited ex officio to the Finance Committee meetings unless specifically decided otherwise. Other employees are invited on an ad hoc basis as deemed useful.

The current members of the Finance Committee are Stéfan Descheemaeker, Arnoud de Pret Roose de Calesberg (Chairman), Jorge Paulo Lemann, Roberto Moses Thompson Motta and Mark Winkelman.

The Finance Committee meets at least four times a year and as often as deemed necessary by its Chairman or at least two of its members.

The Finance Committee assists the Board in fulfilling its oversight responsibilities in the areas of corporate finance, risk management, corporate controls, mergers and acquisitions, tax and legal, pension plans, financial communication and stock market policies and all other related areas as deemed appropriate.

The Compensation and Nominating Committee

The Compensation and Nominating Committee Chairman and committee members are appointed by the Board from among the directors, including at least one member from among the independent directors. The Chief Executive Officer and the Chief People and Technology Officer are invited to attend the meetings of the Compensation and Nominating Committee.

The current members of the Compensation and Nominating Committee are Carlos Alberto da Veiga Sicupira, Grégoire de Spoelberch, Peter Harf, Marcel Herrmann Telles (Chairman) and Alexandre Van Damme. There is no minimum size for the Compensation and Nominating Committee.

The Compensation and Nomination Committee makes recommendations to the Board and assists with all its decisions on the compensation and management of people. The main objectives of the Compensation and Nomination Committee are to ensure that: 1) we have exceptional people who occupy appropriate positions and who are incentivised to achieve, and are compensated for, exceptional performance; 2) the maintenance and continuous improvement of our compensation policy which will be based on meritocracy with a view to aligning the interests of our employees with the interests of all of our shareholders; 3) we develop successors for all key positions; 4) we nurture a culture of ownership, simplicity, efficiency, high ethical standards and the permanent quest to improve results; and 5) individual goals are established to align the interests of all of our employees with our goals and objectives as set by the Board.

The Compensation and Nominating Committee meets every two months and endeavours to hold one meeting per year in each of the principal geographic zones in which the Company operates: Asia, Central & Eastern Europe, Western Europe, Latin America and North America.

EMPLOYEES

As at December 31 2008, we employed approximately 120,000 people.

Overview of Employees per Zone

The table below sets out the number of full-time employees at the end of each relevant period in our business zones.

	As of 31 December
	2008	2007	2006	2005
North America	22,892	5,662	6,337	6,537
Latin America North	28,517	25,998	24,872	27,305	(1)
Latin America South	7,554	7,290	5,306
Western Europe	10,298	11,481	12,122	13,093
Central & Eastern Europe	16,054	13,509	13,356	13,730
Asia Pacific	22,509	24,056	22,925	16,032
Global Export & Holding Companies	12,050	694	699	669

Total	119,874	88,690	85,617	77,366

(1)	The number of 27,305 covers both Latin America North and Latin America South, which operated as one single business zone in 2005.

Due to the seasonal nature of our former entertainment business, our former subsidiary, Busch Entertainment Corporation, hired a significant number of temporary employees in each of the years covered in the table above, peaking during the summer months (for an average of 10,294 temporary employees per month in 2008). For further information regarding the sale of our entertainment business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”.

Employee Compensation and Benefits

To support our culture which recognises and values results, we offer employees competitive salaries benchmarked to fixed mid-market local salaries, combined with variable incentive schemes based on individual performance and performance of the business entity in which they work. Senior employees above a certain level are eligible for the Share-Based Compensation Plan. See “—Compensation—Share-Based Payment Plans—Share-Based Compensation Plan” and “—Compensation—Compensation of Directors and Executives—Executive Board of Management”. Depending on local practices, we offer employees and their family members pension plans, life insurance, medical, dental and optical insurance, death in service insurance, illness and disability insurance. Some of our countries have tuition reimbursement plans and employee assistance programmes.

Labour Unions

Many of our hourly employees across our business zones are represented by unions. Generally, relationships between us and the unions that represent our employees are good. See “Risk Factors—Risks Relating to Our Business—We may not be able to recruit or retain key personnel.”

In Western Europe, collective bargaining occurs at national level in Belgium and Netherlands, and at the local level in all other countries. The degree of membership in unions varies from country to country, with a low proportion of membership in the United Kingdom and the Netherlands, and a high proportion of membership in Belgium and Germany.

In the U.S., a majority of our hourly employees at breweries are represented by the International Brotherhood of Teamsters. On 3 October 2008, Anheuser-Busch and the International Brotherhood of Teamsters jointly announced that their representatives had successfully concluded contract negotiations and reached tentative agreement on all local, national and economic issues. The agreement was ratified on 6 November 2008, nearly four months ahead of expiration of the current contract, and runs through 28 February 2014. The contract includes wage increases in each year of the agreement, totalling 15% over the next five years, and the renewal of Anheuser-Busch’s contractual commitment to keep all 12 U.S. breweries open for the life of the contract.

In Canada, since the beginning of 2008, we have not had any labour disruptions. Two collective agreements were negotiated during that period, each with 7 year terms. Nine collective agreements will expire in 2009, which cover plant, distribution, sales and office employees in Quebec.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

MAJOR SHAREHOLDERS

Shareholding Structure

The following table shows our shareholding structure based on the notifications made to the Belgian Banking, Finance and Insurance Commission (the “CBFA”) and to us on the date specified below by the shareholders specified below in accordance with Article 14 of the Belgian Law of 2 May 2007 on the disclosure of significant shareholdings in listed companies.

The first seven entities mentioned in the table act in concert (see “—Shareholders’ Arrangements”) and hold 856,624,539 of our shares, representing 53.43% of the voting rights attached to our shares outstanding as of 18 September 2009, the date of the most recent notification.

All of our shares have the same voting rights.

Major shareholders	Number of our shares held		% of the voting rights attached to our outstanding shares held	Date of notification of interest
Stichting Anheuser-Busch InBev, a stichting incorporated under Dutch law(1)	722,339,815	(2)	45.05%	18 September 2009
Eugénie Patri Sébastien S.A., a company incorporated under Luxembourg law affiliated to the Stichting that it jointly controls with BRC S.à.R.L.(3)	114,160,320		7.12%	18 September 2009
Rayvax Société d’Investissement NV/SA, a company incorporated under Belgian law	10		<0.01%	18 September 2009
Fonds Voorzitter Verhelst SPRL, a company with a social purpose incorporated under Belgian law	7,147,665		0.45%	18 September 2009
Fonds InBev-Baillet Latour SPRL, a company with a social purpose incorporated under Belgian law	5,485,415		0.34%	18 September 2009
BRC S.à.R.L., a company incorporated under Luxembourg law, affiliated to the Stichting that it jointly controls with Eugénie Patri Sébastien S.A. (4)	7,006,520		0.44%	18 September 2009
Sébastien Holding NV/SA, a company incorporated under Belgian law, affiliated to Rayvax Société d’Investissement NV/SA, its parent company	484,794		0.03%	18 September 2009
Anheuser-Busch InBev SA/NV	11,114,722		0.69%	18 September 2009
Brandbrew S.A., a company incorporated under Luxembourg law and a subsidiary of Anheuser-Busch InBev	8,747,814		0.55%	18 September 2009
Capital Research and Management Cy	37,286,264		2.33%	18 December 2008
Janus Capital Management LLC	65,130,090		4.06%	1 July 2009
Fidelity Management & Research LLC	48,561,873		3.03%	16 September 2009

(1)

See section “—Controlling Shareholder”. By virtue of their responsibilities as directors of the Stichting, Stéfan Descheemaeker, Arnoud de Pret Roose de Calesberg, Grégoire de Spoelberch, Alexandre Van Damme, Marcel Herrmann Telles, Jorge Paulo Lemann, Roberto Moses Thompson Motta and Carlos Alberto da Veiga Sicupira may be deemed, under the rules of the SEC, to be beneficial owners of our ordinary shares held by the Stichting. However, each of these individuals disclaims such beneficial ownership in such capacity.

(2)	See section “—Shareholders’ Arrangements”.

(3)

By virtue of their responsibilities as directors of Eugénie Patri Sébastien S.A., Stéfan Descheemaeker, Arnoud de Pret Roose de Calesberg, Grégoire de Spoelberch and Alexandre Van Damme may be deemed, under the rules of the SEC, to be beneficial owners of our ordinary shares held by Eugénie Patri Sébastien S.A. However, each of these individuals disclaims such beneficial ownership in such capacity.

(4)

Marcel Herrmann Telles, Jorge Paulo Lemann and Carlos Alberto da Veiga Sicupira have disclosed to us that they control BRC S.à.R.L and as a result, under the rules of the SEC, they are deemed to be beneficial owners of our ordinary shares held by BRC S.à.R.L. By virtue of his responsibility as a director of BRC S.à.R.L, Roberto Moses Thompson Motta may also be deemed, under the rules of the SEC, to be the beneficial owner of our ordinary shares held by BRC S.à.R.L. However, Roberto Moses Thompson Motta disclaims such beneficial ownership in such capacity.

In the past three years, the only significant change of which we have been notified in the percentage ownership of our shares by our major shareholders described above was as a result of our December 2008 rights offering. In their last disclosure to the CBFA prior to the December 2008 rights offering, on 1 September 2008, the first seven entities in the table above, who act in concert, held 391,112,307 of our shares, representing 63.49% of the voting rights attached to our shares outstanding as of such date. The Stichting similarly notified us that it held 321,712,000 of our shares, representing 52.22% of the voting rights attached to our shares outstanding as of such date.

U.S. Resident shareholders

As a number of our shares are held in dematerialized form, we are not aware of the identity of all our shareholders. As of 30 July 2009, we had 2,678,340 registered shares held by 135 U.S. resident shareholders, representing 0.17% of the voting rights attached to our shares outstanding as of such date. In addition, Fidelity Management and Research LLC, a U.S. resident holder, notified us on 21 May 2009 that it held 54,706,115 ordinary shares, representing 3.41% of the voting rights attached to our shares outstanding as of such date and Janus Capital Management LLC, also a U.S. resident holder, notified us on 1 July 2009 that it held 65,130,090 ordinary shares, representing 4.06% of the voting rights attached to our shares outstanding as of such date. As of 31 July 2009, we also had 3,455,700 ADSs outstanding, each representing one ordinary share, which are held by one U.S. resident holder.

Controlling Shareholder

Our controlling shareholder is the Stichting, a foundation (stichting) organised under the laws of the Netherlands which represents an important part of the interests of the founding Belgian families of Interbrew (mainly represented by Eugénie Patri Sébastien S.A.) and the interests of the Brazilian families which were previously the controlling shareholders of AmBev (represented by BRC S.à.R.L).

As of 18 September 2009, the Stichting owned 722,339,815 of our shares, which represented a 45.05% voting interest in us based on the number of our shares outstanding as of 18 September 2009. The Stichting and certain other entities acting in concert with it (see “—Shareholders’ arrangements” below) held, in the aggregate, 53.43% of our shares based on the number of our shares outstanding on 18 September 2009. The Stichting is governed by its bylaws and its conditions of administration.

Shareholders’ Arrangements

In connection with the combination of Interbrew with AmBev in 2004, BRC S.à.R.L, Eugénie Patri Sébastien S.A., Rayvax Société d’Investissement NV/SA and the Stichting entered into a shareholders’ agreement on 2 March 2004 which provides for BRC S.à.R.L and Eugénie Patri Sébastien S.A. to hold their interests in us through the Stichting (except for approximately 114 million of our shares that are held directly by Eugénie Patri Sébastien S.A. and 7,006,520 of our shares that are held directly by BRC S.à.R.L as of 18 September 2009 (see “—Shareholding Structure”)) and addresses, among other things, certain matters relating to the governance and management of the Stichting and Anheuser-Busch InBev SA/NV as well as the transfer of the Stichting certificates. As of 18 September 2009, BRC S.à.R.L held 357,988,615 class B Stichting certificates

(indirectly representing 357,988,615 of our shares) and Eugénie Patri Sébastien S.A. held 364,351,200 class A Stichting certificates (indirectly representing 364,351,200 of our shares). The shareholders’ agreement was amended and restated on 9 September 2009 and has been filed as Exhibit 9.1 to this Form F-4.

Pursuant to the terms of the shareholders’ agreement, BRC S.à.R.L and Eugénie Patri Sébastien S.A. jointly and equally exercise control over the Stichting and those of our shares held by the Stichting. Among other things, BRC S.à.R.L and Eugénie Patri Sébastien S.A. have agreed that the Stichting will be managed by an eight-member board of directors and that each of BRC S.à.R.L and Eugénie Patri Sébastien S.A. will have the right to appoint four directors to the Stichting board of directors. At least seven of the eight Stichting directors must be present in order to constitute a quorum of the Stichting board, and any action to be taken by the Stichting board of directors will, subject to certain qualified majority conditions, require the approval of a majority of the directors present, including at least two directors appointed by BRC S.à.R.L and two appointed by Eugénie Patri Sébastien S.A. Subject to certain exceptions, all decisions of the Stichting with respect to our shares held by it, including how such shares will be voted at our shareholders’ meetings, will be made by the Stichting board of directors.

The shareholders’ agreement requires the Stichting board of directors to meet prior to each of our shareholders’ meetings to determine how those of our shares held by the Stichting will be voted.

The shareholders’ agreement as amended provides for restrictions on the ability of BRC S.à.R.L and Eugénie Patri Sébastien S.A. to transfer their Stichting certificates (and consequently their shares in us held through the Stichting).

In addition, the shareholders’ agreement requires Eugénie Patri Sébastien S.A., BRC S.à.R.L and their permitted transferees under the shareholders’ agreement whose shares in us are not held through the Stichting to vote their shares in us in the same manner as our shares held by the Stichting and to effect any transfers of their shares in us in an orderly manner of disposal that does not disrupt the market for our shares and in accordance with any conditions established by us to ensure such orderly disposal. In addition, under the shareholders’ agreement, Eugénie Patri Sébastien S.A. and BRC S.à.R.L agree not to acquire any shares of AmBev’s capital stock, subject to limited exceptions.

Pursuant to the shareholders’ agreement, the Stichting board of directors proposes the nomination of eight directors to our shareholders’ meeting, among which each of BRC S.à.R.L and Eugénie Patri Sébastien S.A. have the right to nominate four directors. In addition, the Stichting board of directors proposes the nomination of four to six directors to our Board who are independent of shareholders.

The shareholders’ agreement will remain in effect for an initial term of 20 years starting from 27 August 2004. Thereafter, it will be automatically renewed for successive terms of 10 years each unless, not later than two years prior to the expiration of the initial or any successive 10-year term, either BRC S.à.R.L or Eugénie Patri Sébastien S.A. notifies the other of its intention to terminate the shareholders’ agreement.

In addition, the Stichting has entered into a voting agreement with Fonds InBev-Baillet Latour SPRL and Fonds Voorzitter Verhelst SPRL, a copy of which has been filed as Exhibit 9.2 to this Form F-4. This agreement provides for consultations between the three bodies before any of our shareholders’ meetings to decide how they will exercise the voting rights attached to our shares. Under this voting agreement, consensus is required for all items that are submitted to the approval of any of our shareholders’ meetings. If the parties fail to reach a consensus, the Fonds InBev-Baillet Latour SPRL and Fonds Voorzitter Verhelst SPRL will vote their shares in the same manner as the Stichting. This agreement will expire on 16 October 2016, but is renewable.

RELATED PARTY TRANSACTIONS

Material Transactions

AB InBev and Consolidated Entities

We engage in various transactions with affiliated entities which form part of the consolidated AB InBev Group. These transactions include: (i) the purchase and sale of raw material with affiliated entities, (ii) entering into distribution, cross-licensing, and other agreements with affiliated entities, (iii) intercompany loans and guarantees, with affiliated entities, (iv) import agreements with affiliated entities, such as the import agreement under which Anheuser-Busch imports our European brands into the United States and (v) royalty agreements with affiliated entities, such as our royalty agreement with one of our United Kingdom subsidiaries related to the production and sale of our Stella Artois brand in the United Kingdom. Such transactions between Anheuser-Busch InBev SA/NV and our subsidiaries are not disclosed in our consolidated financial statements as related party transactions because they are eliminated on consolidation. A list of our principal subsidiaries is shown in note 36 “AB InBev Companies” to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Unrealised gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of our interest in the entity. Unrealised losses are eliminated in the same way as unrealised gains, but only to the extent that there is no evidence of impairment. Transactions with associates and jointly controlled entities are discussed further below.

Where these are eliminated on consolidation, transactions between Anheuser-Busch InBev SA/NV and our subsidiaries are not disclosed in our consolidated financial statements as related party transactions. A list of our principal subsidiaries is shown in note 36 “AB InBev Companies” to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Transactions with Directors and Executive Board of Management Members (Key Management Personnel)

Total compensation of our directors and executive board of management included in our income statement for the periods set out below can be detailed as follows:

	Six months ended		Year ended 31 December
	30 June 2009		2008		2007		2006
	Directors	Executive Board Management	Directors	Executive Board Management	Directors	Executive Board Management	Directors	Executive Board Management
	(USD million)
Short-term employee benefits	2	42	12	22	1	44	3	40
Post-employment benefits	—	1	—	3	—	1	—	1
Termination benefits	—	—	—	—	—	8	—	10
Share-based payments	1	30	2	15	1	23	1	15

Total	3	73	14	40	2	76	4	66

In addition to short-term employee benefits (primarily salaries), our executive board of management members are entitled to post-employment benefits. More particularly, members of the executive board of management participate in the pension plan of their respective country. See also note 20 to our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and note 26 “Employee benefits” and note 34 “Related parties” to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008. In addition, key management personnel are eligible for our Share-Based Payment Plan and/or our exchange of share ownership programme. See also “Directors, Senior Management and Employees—Compensation”, note 17 to our consolidated interim financial statements as of 30 June 2009, and for the six-month periods ended 30 June 2009 and note 27 “Share-based payments” to our audited consolidated financial statements as of 31 December 2008 and 2007, and for the three years ended 31 December 2008.

Directors’ compensations consist mainly of directors’ fees (tantièmes). Key management personnel were not engaged in any transactions with the Company and did not have any significant outstanding balances with the Company.

Loans to directors

Under the terms of our Corporate Governance Charter, we are prohibited from making loans to our directors or member of our executive board of management. In 1996, before he was a member of our Board, a 10 million Belgian franc (USD 344,993) loan was granted by us to Stéfan Descheemaeker, bearing no interest. The loan was part of the compensation package awarded to Mr. Descheemaeker when he joined us as Vice-President Industrial Strategy and Partnerships. The repayment schedule for the loan is 10 annual payments of EUR 24,789 (USD 34,499) from 2001. The maximum amount outstanding in the last three financial years was EUR 148,736 (USD 206,996) in 2006. As of the date of this Form F-4, approximately EUR 74,368 (USD 103,498) is still outstanding.

Consulting agreement

In connection with the Anheuser-Busch merger, we and Mr. Busch IV entered into a consulting agreement which became effective as of the closing of the Anheuser-Busch merger and will continue until 31 December 2014, substantially on the terms described below. In his role as consultant, Mr. Busch IV will, at the request of our Chief Executive Officer, provide advice to us on Anheuser-Busch new products and new business opportunities; review Anheuser-Busch marketing programmes; meet with retailers, wholesalers and key advertisers of Anheuser-Busch; attend North American media events; provide advice with respect to Anheuser-Busch’s relationship with charitable organisations and the communities in which it operates; and provide advice on the taste, profile and characteristics of the Anheuser-Busch malt-beverage products.

Under the terms of the consulting agreement, as contemplated, at the time of the Anheuser-Busch acquisition, Mr. Busch IV received a lump sum cash payment equal to USD 10,350,000, less any applicable withholding. During the term of the consulting agreement, Mr. Busch IV will be paid a fee of approximately USD 120,000 per month. In addition, Mr. Busch IV will be provided with an appropriate office in St. Louis, Missouri, administrative support and certain employee benefits that are materially similar to those provided to full-time salaried employees of Anheuser-Busch. He is also to be provided with personal security services through 31 December 2011 (in St. Louis, Missouri) in accordance with Anheuser-Busch’s past practices including an income tax gross-up and with complimentary tickets to Anheuser-Busch sponsored events. Mr. Busch IV is also eligible for a gross-up payment under Section 280G of the U.S. Internal Revenue Code of 1986, as amended, (estimated to be approximately USD 11.1 million) on various change in control payments and benefits to which he is entitled to in connection with the Anheuser-Busch merger. Such Code Section 280G gross-up payments are payments which, after the imposition of certain taxes, will equal the excise tax imposed on such change of control payments and benefits to which Mr. Busch IV is entitled.

Mr. Busch IV is subject to restrictive covenants relating to non-competition and non-solicitation of employees and customers which are in effect for the duration of the consulting agreement and a confidentiality covenant. The parties are subject to a mutual non-disparagement covenant.

If terminated by reason of a notice given by Mr. Busch IV, he would no longer be entitled to any rights, payments or benefits under the consulting agreement (with the exception of accrued but unpaid consulting fees, business expense reimbursements, any Code Section 280G gross-up payment, indemnification by us, and continued office and administrative support for 90 days following termination of the agreement) and the non-compete and non-solicitation restrictive covenants would survive for two years following termination of the consulting agreement (but not beyond 31 December 2013). If terminated by reason of a notice given by us for any reason other than for “cause”, Mr. Busch IV would continue to have all rights (including the right to payments and benefits) provided for in the consulting agreement and will continue to be bound by the non-compete and non-solicitation restrictive covenants through 31 December 2013.

Mr. Busch IV will generally be indemnified by us from and against all claims arising from the performance of his duties as a consultant for the term of the consulting agreement. In addition, we and Mr. Busch IV have executed a mutual release of claims regarding all pre-closing matters.

Jointly Controlled Entities

We report our interests in jointly controlled entities using the line-by-line reporting format for proportionate consolidation. Significant interests we hold in joint ventures include two distribution entities in Canada and three entities in Brazil. None of these joint ventures are material to us. Aggregate amounts of our interests in such entities are as follows:

	30 June 2009	31 December
		2008	2007	2006
	(USD million)
Non-current assets	72	68	88	71
Current assets	32	31	29	29
Non-current liabilities	91	85	103	82
Current liabilities	26	28	29	32
Result from operations	5	12	5	5
Profit attributable to equity holders	1	3	-	(1)

Transactions with Associates

Our transactions with associates were as follows:

	30 June 2009	Year ended 31 December
		2008	2007	2006
	(USD million)
Revenue	28	12	12	13
Non-current assets	16	31	-	-
Current assets	13	14	52	7
Current liabilities	17	14	12	8

Revenue from associates primarily consists of sales to distributors in which we have a non-controlling interest.

Indemnification Agreement

In the context of the U.S. Department of Justice’s antitrust review of the Anheuser-Busch acquisition, we entered into an indemnification agreement with AmBev on 13 November 2008, pursuant to which we agreed to indemnify AmBev under certain circumstances arising from the perpetual license of Labatt branded beer to KPS Capital Partners, LP for consumption in the U.S. and the interim supply of Labatt branded beer to KPS Capital Partners, LP for consumption in the U.S.

DESCRIPTION OF THE ISSUER, THE PARENT GUARANTOR

AND THE SUBSIDIARY GUARANTORS

THE ISSUER

The Issuer, under the name of InBev Worldwide S.à.r.l., was incorporated on 9 July 2008 as a private limited liability company (société à responsabilité limitée) under the Luxembourg Companies Act. On 19 November 2008, the Issuer was domesticated as a corporation in the State of Delaware in accordance with Section 388 of the Delaware General Corporation Law and, in connection with such domestication, changed its name to Anheuser-Busch InBev Worldwide Inc. The Issuer’s registered office is located at 1209 Orange Street, Wilmington, Delaware 19801.

Business Overview

Principal Activities

The Issuer acts as a financing vehicle of the AB InBev Group and the holding company of Anheuser-Busch.

Principal Markets

The Issuer does not intend to apply to list the New Notes on any securities exchange.

The Issuer is part of the AB InBev Group. For a description of the organisational structure of the AB InBev Group, please refer to “Business Description—Organisational Structure”.

Board of Directors

The business and affairs of the Issuer are managed by or under the direction of its Board of Directors. The number of directors that comprise the Issuer’s Board of Directors will be determined only by the Issuer’s Board of Directors. The Issuer’s Board of Directors currently consists of the following three directors, who also hold the offices parenthetically indicated after his or her name: David A. Peacock (President and Chief Executive Officer), Luiz F. Edmond and Gary L. Rutledge (Vice President, General Counsel and Secretary). Any action required or permitted to be taken at any meeting of the Issuer’s Board of Directors, or of any committee thereof, may be taken without a meeting if the number of directors that would be necessary to authorize or take such action at a meeting of the Issuer’s Board of Directors or of such committee, as the case may be, consent thereto in writing.

Sole Shareholder

InBev Services B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (incorporated under the laws of The Netherlands, having its registered office at Ceresstraat 1, 4811 CA Breda, The Netherlands, and its corporate seat (statutaire zetel) in Breda, The Netherlands, and registered with the Chamber of Commerce for Zuidwest-Nederland under the number 20142556) holds 3,000 shares in the Issuer, which represent 100% of the share capital of the Issuer.

Share Capital

The Issuer’s issued share capital at the date of this Form F-4 is USD 3,000 represented by 3,000 shares of common stock, par value USD 1.00 per share. The Issuer has no other classes of shares. The share capital is fully paid up in cash. The Issuer has no notes cum warrants, nor convertible notes outstanding.

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. In all other matters, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders.

Certificate of Incorporation and By-Laws

Pursuant to its certificate of incorporation, Anheuser-Busch InBev Worldwide Inc. was formed for the purpose of engaging in any lawful act or activities for which corporations may be organized under the State of Delaware. A summary of the Issuer’s certificate of incorporation and by-laws is as follows:

Meetings of Stockholders; Action by Written Consent

An annual meeting of stockholders shall be held for the election of directors at such date, time and place as may be designated by the Issuer’s Board of Directors. Any other proper business may be transacted at the annual meeting. Special meetings of stockholders may be called at any time by the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President or the Board itself. Any action required to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing is obtained by the holders of stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting.

Amendments

The by-laws may be amended or repealed, and new by-laws adopted, by the Issuer’s Board of Directors, but the stockholders entitled to vote may adopt additional by-laws and may amend or repeal any by-law whether or not adopted by them.

Other Information

The first accounting year of the Issuer started on 9 July 2008 (the date of the Issuer’s incorporation) and ended on 31 December 2008.

The Issuer acquired Anheuser-Busch Companies, Inc. on 18 November 2008.

PARENT GUARANTOR

We are a public limited liability incorporated in the form of a société anonyme/naamloze vennootschap under Belgian law (register of legal entities number 0417.497.106). Our registered office is located at Grand-Place/Grote Markt 1, 1000 Brussels, Belgium, and our headquarters are located at Brouwerijplein 1, 3000 Leuven, Belgium. We were incorporated on 2 August 1977 and our financial year runs from 1 January to 31 December.

Corporate Purpose

According to Article 4 of our articles of association, our corporate purpose is:

•

To produce and deal in all kinds of beers, drinks, foodstuffs and ancillary products, fabricate, process and deal in all by-products and accessories, of whatsoever origin or form, of its industry and trade, and to design, construct or produce part or all of the facilities for the manufacture of the aforementioned products;

•

To purchase, construct, convert, sell, let, sublet, lease, license and exploit in any form whatsoever all real property and real property rights and all businesses, goodwill, movable property and movable property rights connected with our business;

•

To acquire and manage investments shares and interests in companies or undertakings having objects similar or related to, or likely to promote the attainment of, any of the foregoing objects, and in financing companies; to finance such companies or undertakings by means of loans, guarantees or in any other manner whatsoever; to take part in the management of the aforesaid companies through membership of our Board or the like governing body;

•	To carry out all administrative, technical, commercial and financial work and studies for the account of undertakings in which it holds an interest or on behalf of third parties.

We may, within the limits of our corporate purpose, engage in all civil, commercial, financial and industrial operations and transactions connected with our corporate purpose either within or outside Belgium. We may take interests by way of asset contribution, merger, subscription, equity investment, financial support or otherwise in all companies, undertakings or associations having a corporate purpose similar or related to or likely to promote the furtherance of our corporate purpose.

Board of Directors

Belgian law does not regulate specifically the ability of directors to borrow money from Anheuser-Busch InBev SA/NV.

Our Corporate Governance Charter prohibits us from making loans to directors, whether for the purpose of exercising options or for any other purpose (except for routine advances for business-related expenses in accordance with our rules for reimbursement of expenses). See “Major Shareholders and Related Party Transactions—Related Party Transactions—Material Transactions—Transactions with Directors and Executive Board of Management Members (Key Management Personnel)—Loans to directors”.

Article 523 of the Belgian Companies Code provides that if one of our directors directly or indirectly has a personal financial interest that conflicts with a decision or transaction that falls within the powers of our Board, the director concerned must inform our other directors before our Board makes any decision on such transaction. The statutory auditor must also be notified. The director may not participate in the deliberation nor vote on the conflicting decision or transaction. An excerpt from the minutes of the meeting of our Board that sets forth the financial impact of the matter on us and justifies the decision of our Board must be published in our annual report. The statutory auditors’ report to the annual accounts must contain a description of the financial impact on us of each of the decisions of our Board where director conflicts arise.

We are relying on a provision in the New York Stock Exchange Listed Company Manual that allows us to follow Belgian corporate law and the Belgian Corporate Governance Code with regard to certain aspects of corporate governance. This allows us to continue following certain corporate governance practices that differ in significant respects, from the corporate governance requirements applicable to U.S. companies listed on the New York Stock Exchange. In particular, the New York Stock Exchange rules require a majority of the directors of a listed U.S. company to be independent, while in Belgium, only three directors need be independent. Our board currently comprises four independent directors and nine non-independent directors. See “Directors, Senior Management and Employees—Directors and Senior Management—Board of Directors”. The New York Stock Exchange rules further require that each of the nominating, compensation and audit committees of a listed U.S. company be comprised entirely of independent directors. However, the Belgian Corporate Governance Code recommends only that a majority of the directors on each of these committees meet the technical requirements for independence under Belgian corporate law. Our board has stated its intention that each member of our Audit Committee shall be an independent director as required under the New York Stock Exchange rules and Rule

10A-3 of the Securities Exchange Act of 1934 within a year of the effective date of this Form F-4. Our board has no plans to change the composition of our Compensation and Nominating Committee; although we note that this committee is composed exclusively of non-executive directors who are independent of management and whom we consider to be free of any business or other relationship which could materially interfere with the exercise of their independent judgment. See “Directors, Senior Management and Employees—Board Practices—Information about Our Committees”.

For further information regarding the provisions of our articles of association as applied to our Board, see “Directors, Senior Management and Employees—Directors and Senior Management—Board of Directors” and “Directors, Senior Management and Employees—Board Practices”.

Share Capital

Our shares are represented by registered shares, bearer shares and dematerialised shares without nominal value. As of 30 June 2009, our issued and paid-up share capital amounted to EUR 1,234,761,478.79, which was represented by 1,603,243,227 of our shares without nominal value, each share representing 1/1,603,243,227th of the share capital. As of 22 October 2009, our issued and paid-up share capital amounted to EUR 1,234,843,020.25, which was represented by 1,603,352,125 of our shares without nominal value, each share representing 1/1,603,352,125 of the share capital.

In addition to the shares already outstanding, we have granted warrants which can upon exercise lead to an increase in the number of our outstanding shares. The total number of outstanding warrants (where each warrant entitles the holder to subscribe to one new share) was 5.42 million as at 30 June 2009 and 5.33 million as of 22 October 2009. For further details of outstanding warrants, see “Directors, Senior Management and Employees—Compensation—Share-Based Payment Plans—Long-Term Incentive Plan or LTI”.

The total number of outstanding options on our existing shares (where each option entitles the holder to purchase from us one existing share) was 43.58 million as at 30 June 2009 and 42.4 million as at 22 October 2009. As these options relate to existing shares, they do not have an impact on the total number of our shares outstanding. See “Directors, Senior Management and Employees—Compensation—Share-Based Payment Plans—Share-Based Compensation Plan”.

The changes in our share capital since 1 January 2006 are described below.

Date	Increase (euro)	Capital (euro)	Shares	Reason
1 January 2006		469,895,116.53	609,913,289
3 February 2006	8,056.51	469,903,173.04	609,923,752	Exercise of warrants
21 March 2006	45,861.20	469,949,034.24	609,983,312	Exercise of warrants
25 April 2006	86,733.57	470,035,767.81	610,095,953	Exercise of warrants
19 May 2006	63,140.00	470,098,907.81	610,177,953	Exercise of warrants
21 June 2006	835,655.59	470,934,563.40	611,263,220	Exercise of warrants
3 August 2006	65,788.80	471,000,352.20	611,348,660	Exercise of warrants
29 September 2006	301,065.38	471,301,417.58	611,739,654	Exercise of warrants
24 October 2006	36,467.20	471,337,884.78	611,787,014	Exercise of warrants
20 December 2006	1,273,785.59	472,611,670.37	613,441,281	Exercise of warrants
5 February 2007	53,249.35	472,664,919.72	613,510,436	Exercise of warrants
20 March 2007	39,624.97	472,704,544.69	613,561,897	Exercise of warrants
24 April 2007	436.59	472,704,981.28	613,562,464	Exercise of warrants
19 June 2007	704,869.55	473,409,850.83	614,477,879	Exercise of warrants
27 July 2007	232,074.15	473,641,924.98	614,779,274	Exercise of warrants
21 September 2007	8,136.59	473,650,061.57	614,789,841	Exercise of warrants

Date	Increase (euro)	Capital (euro)	Shares	Reason
14 December 2007	195,324.36	473,845,385.93	615,043,509	Exercise of warrants
11 February 2008	173,720.47	474,019,106.40	615,269,120	Exercise of warrants
1 April 2008	251,260.24	474,270,366.64	615,595,432	Exercise of warrants
13 June 2008	320,514.04	474,590,880.68	616,011,684	Exercise of warrants
8 September 2008	27,468.98	474,618,349.66	616,047,358	Exercise of warrants
3 October 2008	208,623.03	474,826,972.69	616,318,297	Exercise of warrants
16 December 2008	759,304,139.44	1,234,131,112.13	1,602,427,569	Rights offering
23 January 2009	240,524.90	1,234,371,637.03	1,602,739,939	Exercise of warrants
20 March 2009	79,817.43	1,234,451,454.46	1,602,843,598	Exercise of warrants
28 April 2009	14,179.55	1,234,465,634.01	1,602,862,013	Exercise of warrants
16 June 2009	295,844.78	1,234,761,478.79	1,603,243,227	Exercise of warrants
7 September 2009	22,627.99	1,234,784,106.78	1,603,275,614	Exercise of warrants
22 October 2009	58,913.47	1,234,843,020.25	1,603,352,125	Exercise of warrants

The table below shows the statement of share capital for 2008. All of these shares issuances above were for cash consideration. See also note 23 “Changes in equity” to our historical financial statements.

Issued capital	Million USD	Million shares
As of 31 December 2007	559	615
Changes during 2008	1,171	987
As of 31 December 2008	1,730	1,602

For details of our authorised share capital, see “—Changes to Our Share Capital”.

As of 30 June 2009, we held 11,114,722 of our own shares, and Brandbrew S.A., our fully owned subsidiary, held 8,747,485 of our shares, with a face value on 30 June 2009 of EUR 511.25 million (USD 361.72 million). As of 24 November 2009, we held 15,801,090 of our own shares and Brandbrew S.A., our fully owned subsidiary, held 450,907 of our shares, with a face value on 24 November 2009 of USD 834.05 million. See “Major Shareholders and Related Party Transactions—Major Shareholders—Shareholding Structure”.

For details of the options and warrants held by our employees, see “Directors, Senior Management and Employees—Compensation—Share-Based Payment Plans”.

Form and Transferability of Our Shares

Our shares can take the form of registered shares, bearer shares or dematerialised shares.

On 1 January 2008, bearer shares booked into a securities account were automatically converted into dematerialised shares. As from 1 January 2008 bearer shares not yet booked into a securities account have been automatically converted into dematerialised shares as from the time they are booked into a securities account.

Furthermore, holders of bearer shares that would not have been subject to this automatic conversion (that is, bearer shares not held in book-entry form) must request, in accordance with the modalities provided by the Belgian Law of 14 December 2005 concerning the suppression of bearer securities, at the latest by 31 December 2013, that such shares be converted into registered or dematerialised shares.

In the event that the conversion of the shares is not requested by the above date, the shares will be automatically converted into dematerialised shares and recorded in our name, with all rights attached to such shares being suspended until their proved owner comes forward and requests that such shares be recorded in his own name. In addition, the Belgian Law of 14 December 2005 provides that, as of 1 January 2015, securities listed on a stock exchange and whose owner remains unknown must be sold by us on a stock exchange in accordance with the modalities provided by such law. We must then deposit (i) the proceeds or (ii) if the securities are not sold before 30 November 2015 at latest, these non-sold securities, with the Belgian Caisse des dépôts et consignations/Deposito-en Consignatiekas, where such proceeds or securities respectively may be claimed by their beneficiaries, subject to certain administrative fines being payable by claimants.

All of our shares are fully paid-up and freely transferable.

Changes to Our Share Capital

In principle, changes to our share capital are decided by our shareholders. Our shareholders’ meeting may at any time decide to increase or decrease our share capital. Such resolution must satisfy the quorum and majority requirements that apply to an amendment of the articles of association, as described below in “—Description of the Rights and Benefits Attached to Our Shares—Right to Attend and Vote at Our Shareholders’ Meeting—Votes, quorum and majority requirements”.

Share Capital Increases by Our Board of Directors

Subject to the same quorum and majority requirements, our shareholders’ meeting may authorise our Board, within certain limits, to increase our share capital without any further approval of our shareholders. This is the so-called authorised capital. This authorisation needs to be limited in time (that is, it can only be granted for a renewable period of maximum five years) and in scope (that is, the authorised capital may not exceed the amount of the registered share capital at the time of the authorisation).

At our extraordinary shareholders’ meeting held on 28 April 2009, our shareholders authorised our Board, for a period of five years from the date of publication of the changes to the articles of association decided by our shareholders’ meeting on 28 April 2009, to increase our share capital, in one or more transactions, by a number of shares representing no more than 3% of the total number of shares issued and outstanding on 28 April 2009 (that is, 1,602,862,013). In accordance with Article 603, indent 1, of the Belgian Companies Code, such increase may not result in the share capital being increased by an amount exceeding the amount of share capital on such date. As at the date of this Form F-4, the authorised capital had not been used.

In addition, our Board is expressly authorised, in the event of a public takeover bid being made in relation to our securities, to increase our share capital, within the limits mentioned above, under the conditions set out in Article 607 of the Belgian Companies Code. This authorisation is granted for a period of 3 years from 24 April 2007. If our Board decides to increase our share capital pursuant to this authorisation, the amount of this increase will be deducted from the remaining authorised capital.

Preference Rights

In the event of a share capital increase for cash by way of the issue of new shares, or in the event of an issue of convertible bonds or warrants, our existing shareholders have a preferential right to subscribe, pro rata, to the new shares, convertible bonds or warrants. Our Board may decide that preference rights which were not exercised, or were only partly exercised, by any shareholders shall accrue proportionally to the other shareholders who have already exercised their preference rights, and shall fix the practical terms for such subscription.

Our shareholders’ meeting, acting in accordance with Article 596 of the Belgian Companies Code and in our interests, may restrict or cancel the preference rights. In the case of a share capital increase pursuant to the authorised capital, our Board may likewise restrict or cancel the preference rights, including in favour of one or more specific persons other than our employees or one of our subsidiaries.

Purchases and Sales of Our Own Shares

We may only acquire our own shares pursuant to a decision by our shareholders’ meeting taken under the conditions of quorum and majority provided for in the Belgian Companies Code. Such a decision requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a qualified majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a qualified majority of at least 80% of the share capital present or represented.

Our shareholders’ meeting of 28 April 2009 delegated authority to our Board, for a period of 5 years from such a date, to acquire our shares up to the maximum number allowed under Article 620, §1, 2° of the Belgian Companies Code and for a consideration that may not be less than 10% below the lowest closing price in the last 20 stock exchange days preceding the transaction and not more than 10% above the highest closing price in the last 20 stock exchange days preceding the transaction. If the acquisition is made by us outside the stock exchange, even from a subsidiary, we shall, as the case may be, make an offer on the same terms and conditions to all of our shareholders.

On 21 January 2008, we announced that our Board had resolved to initiate a new share buy-back programme for an amount of up to USD 444 million. The share buy-back was executed pursuant to the powers granted at our extraordinary shareholders’ meeting of 24 April 2007, and, in accordance with that mandate, was to be conducted within eight months of the date of the resolution. Our share buy-back programmes are an integral component of our strategy to pro-actively manage our capital structure and return cash to shareholders, as well as to our hedge share-based compensation system. This programme was concluded with a total amount of USD 306 million worth of our shares purchased.

On 28 February 2008, we initiated a further buy-back programme of shares for an amount of up to USD 739 million, for a period of 12 months. This programme was completed at the end of May 2008. A total of 12,708,793 shares were purchased in 2008. Of this number, 12,703,440 shares were purchased on the Euronext stock exchange and the remaining 5,353 shares were purchased over the counter by Brandbrew S.A.

On 12 November 2009 immediately after the closure of Euronext Brussels, we purchased 8,300,000 of our shares over the counter from our fully owned subsidiary Brandbrew SA. The purchase price was equal to the closing price of the shares on Euronext Brussels on 12 November 2009, which was EUR 32.59 per share.

Neither we, nor any purchaser affiliated to us have purchased any of our shares since 12 November 2009.

Memorandum and Articles of Association and Other Share Information

A copy of our articles of association dated 22 October 2009 has been filed as Exhibit 3.1 to this Form F-4.

Description of the Rights and Benefits Attached To Our Shares

Right to Attend and Vote at Our Shareholders’ Meeting

Annual Shareholders’ Meeting

Our annual shareholders’ meeting shall be held on the last Tuesday of April of each year, at 11:00 a.m., or at any other time, in one of the municipalities (communes/gemeenten) of the Region of Brussels, in Leuven or in Liège, at the place mentioned in the notice. If this date is a legal holiday, the meeting is held on the next business day (excluding Saturday) at the same time.

Special and Extraordinary Shareholders’ Meetings

Our Board or the statutory auditor (or the liquidators, if appropriate) may, whenever our interests so require, convene a special or extraordinary shareholders’ meeting. Such shareholders’ meeting must also be convened every time one or more of our shareholders holding at least one-fifth of our share capital so demand.

Notices convening our shareholders’ meeting

Notices of our shareholders’ meetings contain the agenda of the meeting and our Board’s recommendations on the matters to be voted upon.

Notices for our shareholders’ meeting are given in the form of announcements placed at least 24 days prior to the meeting in at least one Belgian newspaper and in the Belgian State Gazette (Moniteur belge/Belgisch Staatsblad).

Notices are sent 15 days prior to the date of our shareholders’ meeting to the holders of our registered shares, holders of our registered warrants and to our directors and our statutory auditor.

Notices of all our shareholders’ meetings and all related documents, such as specific Board and auditor’s reports, are also published on our website, www.ab-inbev.com/corporategovernance.

Admission to meetings

All holders of our shares are entitled to attend our shareholders’ meeting, take part in the deliberations and, within the limits prescribed by the Belgian Companies Code, to vote.

Holders of our physical bearer shares wishing to attend our shareholders’ meeting must first convert such shares into registered or dematerialised shares. They must then comply with the formalities described below (depending on whether they have elected to convert their physical bearer shares into dematerialised or registered shares).

Holders of our dematerialised shares must deposit, with a branch of Fortis Bank in Belgium at least three business days prior to the meeting, a certificate of non-transferability until and including the day of our shareholders’ meeting issued by an authorised account holder or by the clearing organisation approved in accordance with Article 468 of the Belgian Companies Code, with an indication of the number of shares so blocked.

Holders of our registered shares must express, no later than three business days prior to the meeting, their intention to attend the meeting and the number of shares in respect of which they intend to exercise voting rights.

Any shareholder may attend our shareholders’ meetings in person or be represented by a proxy, who need not be a shareholder. All proxies must be in writing in accordance with the form prescribed by us and must be received by us no later than the date determined by our Board.

Votes, quorum and majority requirements

Each of our shares is entitled to one vote except for shares owned by us, or by any of our direct subsidiaries, the voting rights of which are suspended. The shares held by our principal shareholders do not entitle such shareholders to different voting rights.

Shareholders are allowed to vote in person, by proxy or by mail. Votes by mail must be cast using the form prepared by us and must be received by us no later than the date upon which our shareholders must deposit their shares.

Generally, there is no quorum requirement for our shareholders’ meetings and decisions are taken by a simple majority vote of shares present or represented.

Resolutions relating to amendments of the articles of association or the merger or division of Anheuser-Busch InBev SA/NV are subject to special quorum and majority requirements. Specifically, any resolution on these matters requires the presence in person or by proxy of shareholders holding an aggregate of at least 50% of the issued share capital, and the approval of at least 75% of the share capital present or represented at the meeting. If a quorum is not present, a second meeting must be convened. At the second meeting, the quorum requirement does not apply. However, the special majority requirement continues to apply.

Any modification of our corporate purpose or legal form requires a quorum of shareholders holding an aggregate of at least 50% of the share capital and approval by a qualified majority of at least 80% of the share capital present or represented. If there is no quorum, a second meeting must be convened. At the second meeting, no quorum is required, but the relevant resolution must be approved by a qualified majority of at least 80% of the share capital present or represented.

Our extraordinary shareholders’ meeting of 25 April 2006 approved an amendment to our articles of association. As a consequence, the following matters are now within the exclusive jurisdiction of our shareholders’ meetings and shall be adopted by the approval of at least 75% of the shares attending or represented at the meeting, regardless of the number of shares attending or represented:

•	Any decision to apply for the delisting of our securities from any stock market;

•	Any acquisition or disposal of assets by us for an amount exceeding one third of our consolidated total assets as reported in our most recent audited financial statements.

As a result of the amendment approved by our extraordinary shareholders’ meeting of 25 April 2006, the following matters are also within the jurisdiction of our shareholders’ meeting and shall be adopted with a positive vote of 75% of the shares attending or represented at the meeting, regardless of the number of shares attending or represented, if and only if any four of our directors request that the matter be submitted to our shareholders’ meeting:

•

Any matter relating to our dividend payout policy (except that the actual amount of any dividend remains subject to approval by our shareholders’ meeting in accordance with the Belgian Companies Code).

The following matters shall be within the jurisdiction of our shareholders’ meeting and shall be adopted with a positive vote of 50% plus one of the shares attending or represented at the meeting, regardless of the number of shares attending or represented, if and only if any four of our directors request that the matter be submitted to our shareholders’ meeting:

•

The approval of the individual to whom our Board proposes to delegate authority for our day-to-day management and appoint as Chief Executive Officer, and the ratification of any decision by our Board to dismiss such individual;

•	Any modification of executive remuneration and incentive compensation policy;

•

The ratification of any transaction of ours or one of our direct or indirect subsidiaries with a controlling shareholder of us or with a legal or natural person affiliated to or associated with such controlling shareholder within the meaning of Articles 11 and 12 of the Belgian Companies Code, it being understood that, for the purposes of this provision of the articles of association, our direct or indirect subsidiaries are not considered as affiliated to or associated with our controlling shareholders;

•	Any modification of our target capital structure and the maximum level of net debt.

Dividends

The Belgian Companies Code provides that dividends can only be paid up to an amount equal to the excess of our shareholders’ equity over the sum of (i) paid up or called up share capital and (ii) reserves not available for distribution pursuant to law or the articles of association.

The annual dividends are approved by our shareholders’ meetings and are paid on the dates and at the places determined by our Board. Our Board may pay an interim dividend in accordance with the provisions of the Belgian Companies Code.

Our current dividend policy is to declare a dividend representing in aggregate at least 25% of our consolidated profit attributable to our equity holders, excluding exceptional items, such as restructuring charges, gains or losses on business disposals and impairment charges, subject to applicable legal provisions relating to distributable profit. In accordance with our intention to deleverage after the closing of the Anheuser-Busch acquisition, it is expected that the dividends we will pay in the first two to three years after the closing of the Anheuser-Busch acquisition will be materially lower than the EUR 2.44 (USD 3.67) dividend for 2007 set out below, and may be lower than the 25% threshold referred to above.

Any matter relating to our dividend payout policy (except that the actual amount of any dividend remains subject to approval at our shareholders’ meeting in accordance with the Belgian Companies Code) is within the jurisdiction of our shareholders’ meetings and shall be adopted with a positive vote of at least 75% of the shares attending or represented at the meeting, regardless of the number of shares attending or represented, if and only if any four of our directors request that the matter be submitted at our shareholders’ meeting.

The annual dividends are approved by our annual shareholders’ meeting and are paid on the dates and at the places appointed by our Board. Our Board may pay an interim dividend in accordance with the provisions of the Belgian Companies Code.

The table below summarises the dividends paid by us in the most recent financial years.

Financial year	Number of our shares outstanding at end of relevant financial year	Gross amount of dividend per Share (in EUR)	Gross amount of dividend per Share (in USD)	Payment date
2008	1,602,427,569	0.28	0.35	5 May 2009
2007	615,043,509	2.44	3.67	30 April 2008
2006	613,441,281	0.72	0.95	25 April 2007
2005	609,913,289	0.48	0.57	26 April 2006

Appointment of Directors

Pursuant to a shareholders’ agreement (see “Major Shareholders and Related Party Transactions—Major Shareholders”) BRC S.à.R.L and Eugénie Patri Sébastien S.A. each have the right to nominate four directors. The Stichting board of directors nominates four to six directors who are independent of shareholders.

Liquidation Rights

We can only be dissolved by a shareholders’ resolution passed with a majority of at least 75% of the votes cast at an extraordinary shareholders’ meeting where at least 50% of the share capital is present or represented.

In the event of the dissolution and liquidation of Anheuser-Busch InBev SA/NV, the assets remaining after payment of all debts and liquidation expenses shall be distributed to the holders of our shares, each receiving a sum proportional to the number of our shares held by them.

Disclosure of Significant Shareholdings

In addition to any shareholder notification thresholds under applicable legislation (which notification is required at 5%, 10%, 15% and so on in five-percentage point increments), our articles of association require holders of our shares to disclose the number of our shares held if their shareholding exceeds or falls below 3% of our outstanding shares with voting rights.

Mandatory Bid

Belgium implemented the Thirteenth Company Law Directive (European Directive 2004/25/EC of 21 April 2004) by the Belgian Law of 1 April 2007 on public takeover bids (the “Takeover Law”) and the Belgian Royal Decree of 27 April 2007 on public takeover bids (the “Takeover Royal Decree”). Pursuant to the Takeover Law, a mandatory bid will need to be launched on all our shares (and our other securities giving access to voting rights) if a person, as a result of its own acquisition or the acquisition by persons acting in concert with it or by persons acting for their account, directly or indirectly holds more than 30% of our shares (directly and/or through American depositary shares).

Public takeover bids on shares and other securities giving access to voting rights (such as, warrants or any convertible bonds) are subject to supervision by the CBFA. Public takeover bids must be made for all of our shares, as well as for all our other securities giving access to voting rights. Prior to making a bid, a bidder must publish a prospectus, approved by the CBFA prior to publication.

In accordance with Article 74 of the Takeover Law, our controlling shareholder (the Stichting) and the six entities acting in concert with it (as set out in “Major Shareholders and Related Party Transactions—Major Shareholders—Shareholding Structure”) have filed with us and the CBFA the disclosures set forth by the Takeover Law and are therefore, and following their acquisition of additional shares pursuant to our December 2008 rights offering have remained, exempt from the obligation to launch a takeover bid on our shares and other securities giving access to voting rights.

SUBSIDIARY GUARANTORS

AmBrew S.A.

AmBrew S.A. (“AmBrew”) is a holding company that holds an important portion of the Parent Guarantor’s stake in AmBev. AmBrew was incorporated on 2 March 2004 as a “société anonyme” under the Luxembourg Companies Act. AmBrew was incorporated under the denomination of Tinsel Investments S.A. The statutes were published in the Memorial C n° 449 on 28 April 2004. On 22 December 2004, AmBrew changed its denomination to AmBrew S.A. Its registered office is located at 5, Parc d’Activité Syrdall, L-5365 Münsbach in Luxembourg.

The statutes were last amended on 26 August 2004, 22 December 2004, 15 December 2006, 25 December 2006, 17 December 2007 and 18 November 2008. AmBrew is established for an unlimited period. AmBrew is registered with the “Registre de Commerce” et des Sociétés under the number B 99525.

The business objectives of AmBrew are to undertake, in Luxembourg and abroad, financing operations by granting loans to corporations, part of the same international group to which it belongs. These loans will be refinanced by financial means and instruments such as, inter alia but not limited to, loans from shareholders or group companies or bank loans.

AmBrew will be able to employ its funds for the start up, the management, the development and the liquidation of a portfolio being composed of all titles and trademarks of any origin, to take part in the start up, the development and the control of any company, to acquire by way of contribution, subscription or in any other manner, all types of property titles and trademarks and to subsequently realize these by way of sale, transfer, exchange or any other manner as well as to grant to the companies in which AmBrew is interested, loans, advances or guarantees.

Furthermore, AmBrew may carry out all transactions pertaining directly or indirectly to acquiring participating interests in any enterprises in whatever form, as well as performing the administration, the management, the control and the development of such participating interests.

The business address for all directors is 5, Parc d’Activité Syrdall, L-5365 Münsbach, Luxembourg.

No conflicts of interests exist between any duties to AmBrew of its directors and their private interests.

Under Luxembourg company law, there is currently no legal corporate governance regime (other than ordinary corporate governance) that AmBrew must comply with.

AmBrew’s issued share capital at the date of this Form F-4 is €148,640,320 represented by 4,645,010 ordinary shares of common stock par value €32 per share. AmBrew has no other classes of shares. The share capital is fully paid up in cash. AmBrew has no notes cum warrants, nor convertible notes outstanding.

AmBrew is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with article 316 of the Luxembourg Companies Act, AmBrew is exempted from the requirement to prepare consolidated accounts and a consolidated management report.

The results of AmBrew S.A. are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

Cobrew NV/SA

Cobrew NV/SA (“Cobrew”) is a finance vehicle for the Parent Guarantor. Cobrew was incorporated on 21 May 1986 as a public limited liability company (“société anonyme”/“naamloze vennootschap”) under Belgian law. The articles of association were published in the Annex of the Belgian State Gazette under number 86061755/56 on 17 June 1986. Its registered office is located at Brouwerijplein 1, 3000 Leuven in Belgium.

The articles of association were amended on 9 April 1987, on 29 September 1988, on 20 September 1990, on 31 December 1990, on 28 February 1991, on 25 September 1991, on 27 March 1995, on 29 June 1995, on 5 November 1997, on 10 August 1998, on 26 October 1998, on 28 February 2000, on 13 September 2000, on 5 December 2000, on 12 January 2001, on 31 May 2001, on 5 February 2002, on 15 December 2004, on 19 May 2006 and on 13 June 2006.

Cobrew is established for an unlimited period. Cobrew is registered with the Register for Legal Entities under number 0428.975.372.

The business activities of Cobrew are publicity, providing and collecting of information, insurance and reinsurance, scientific research, relations with national and international authorities, centralisation of bookkeeping, administration, information technology and general services, centralisation of financial transactions and covering of risks resulting from fluctuations in exchange rates, financial management, invoicing, re-invoicing and factoring, finance lease of movable and immovable property, market studies, management and legal studies, fiscal advice, audits as well as all activities of a preparatory or auxiliary nature for the companies of the group. Within the framework of its objects, Cobrew can acquire, manufacture, hire and let out all movable and immovable goods and, in general, perform all civil, commercial, industrial and financial transactions, including the operation of all intellectual rights and all industrial and commercial properties relating to them.

The business address for all directors is Brouwerijplein 1, 3000 Leuven, Belgium.

No conflicts of interests exist between any duties to Cobrew of its directors and their private interests.

Under Belgian company law, there is currently no legal corporate governance regime that Cobrew must comply with.

Cobrew’s issued share capital at the date of this Form F-4 is €3,399,912,340.70 represented by 1,371,489 ordinary shares of common stock without par value per share. Cobrew has no other classes of shares. The share capital is fully paid up in cash. Cobrew has no notes cum warrants, nor convertible notes outstanding.

Cobrew is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with Article 113 of the Belgian Companies Code, Cobrew is exempt from the requirement to prepare consolidated accounts and a consolidated management report.

The results of Cobrew are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

InBev Belgium NV/SA

InBev Belgium NV/SA (“InBev Belgium”) is a holding company for the Parent Guarantor’s operations in Belgium. InBev Belgium was incorporated on 21 March 1988 as a public limited liability company (société anonyme/naamlooze vennootschap) under Belgian law. InBev Belgium was incorporated under the denomination of BelBrew. The statutes were published in the Annex of the Belgian State Gazette under number 880413-192 on 13 April 1988. On 17 March 1989, InBev Belgium changed its denomination to Interbrew Belgium and on 31 August 2005, to InBev Belgium. Its registered office is located at 21, Boulevard Industriel, 1070 Brussels (Anderlecht) in Belgium.

The statutes were amended on 29 April 1988, on 17 March 1989, on 20 March 1991, on 30 June 1993, on 23 September 1994, on 21 September 1995, on 28 June 1999, on 2 September 1999, on 29 December 2000, on 29 June 2001, on 5 February 2004 and on 31 August 2005.

InBev Belgium is established for an unlimited period. InBev Belgium is registered with the Register for Legal Entities under number 0433.666.709.

The business activities of InBev Belgium are manufacturing and marketing of beers and other alcoholic/non-alcoholic goods in Belgium.

No conflicts of interests exist between any duties to InBev Belgium of its directors and their private interests.

Under Belgian company law, there is currently no legal corporate governance regime (other than ordinary corporate governance) that InBev Belgium must comply with.

InBev Belgium’s issued share capital as of the date of this Form F-4 is €293,000,000 represented by 4,717,363 ordinary shares of common stock. InBev Belgium has no other classes of shares. The share capital is fully paid up in cash. InBev Belgium has no notes cum warrants, nor convertible notes outstanding.

InBev Belgium’s voting rights are wholly owned by Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with Article 113 of the Belgian Companies Code, InBev Belgium is exempted from the requirement to prepare consolidated accounts and a consolidated management report.

The results of InBev Belgium are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

AB InBev France S.A.S.

AB InBev France S.A.S. (“AB InBev France”) is a holding company for the Parent Guarantor’s operations in France. AB InBev France was incorporated on 27 March 1981 as a société anonyme under French law and transformed into a société par actions simplifiée on 28 June 2002. Its registered office is located at Immeuble le Crystal Zac Euralille Romarin, 38 Place Vauban, avenue de la République, 59110 La Madeleine, France.

The statutes were last amended on 29 June 2009.

AB InBev France is established until 27 March 2080. AB InBev France is registered under the corporate identity number 321 336 208.

The business activities of AB InBev France are, among others, the exploitation of malt factories, the production and marketing of any type of beer, drinks, food products and financial transactions.

The business address for all directors is Immeuble le Crystal Zac Euralille Romarin, 38 allée Vaubon, avenue de la République, 59110 La Madeleine, France.

No conflicts of interests exist between any duties to AB InBev France of its directors and their private interests.

AB InBev France complies with all legal and regulatory provisions relating to corporate governance currently in force in France.

Pursuant to the decision of the shareholders of AB InBev France on 19 December 2008, AB InBev France’s issued share capital as of the date of this Form F-4 is €15,200,000 represented by 1,520,000 ordinary shares of common stock par value €10 per share. AB InBev France has no other classes of shares. The share capital is fully paid up in cash. AB InBev France has no notes cum warrants, nor convertible notes outstanding.

AB InBev France is an indirect subsidiary of Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with tax legislation, AB InBev France is exempted from the requirement to prepare consolidated accounts and a consolidated management report.

The results of AB InBev France are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

InBev Nederland N.V.

InBev Nederland N.V. (“InBev Nederland”) is a holding company for the Parent Guarantor’s operations in the Netherlands. InBev Nederland was incorporated on 29 April 1930 as a public limited liability company (naamloze vennootschap) under Dutch law. Its registered office is located at Ceresstraat 1, 4811 CA Breda in The Netherlands and its corporate seat is at Breda, The Netherlands.

InBev Nederland’s articles of association were last amended on 2 January 2006.

InBev Nederland is registered with the Dutch Commercial Register (Kamer van Koophandel voor Zuidwest—Nederland) under number 20080399.

The business activities of InBev Nederland are, among others, beer brewing, drink production and sale of drinks, more specifically beer, water and soft drinks.

The accounting year begins on 1 January and ends on 31 December of each year.

The business address for all managing directors is Ceresstraat 1, 4811 CA Breda, The Netherlands.

No conflicts of interests exist between any duties to InBev Nederland of its managing directors and their private interests.

Under Dutch company law, InBev Nederland is subject to, and complies with, the large company regime (structuur vennootschap). Consequently, InBev Nederland has established a supervisory board.

The business address for all InBev Nederland supervisory board members is Ceresstraat 1, 4811 CA Breda, The Netherlands.

No conflicts of interests exist between any duties to InBev Nederland of the members of its supervisory board and their private interests.

InBev Nederland’s issued share capital as of the date of this Form F-4 is €9,323,684.04 represented by 205,458 ordinary shares of common stock par value €45.38 (rounded following conversion into euro) per share. InBev Nederland has no other classes of shares. The share capital is fully paid up in cash. InBev Nederland has no notes cum warrants, nor convertible notes outstanding.

InBev Nederland is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The results of InBev Nederland are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

Interbrew Central European Holding B.V.

Interbrew Central European Holding B.V. (“Interbrew Central European Holding”) is a holding company that formerly held the Parent Guarantor’s operations in Central Europe prior to the sale of such operations on 2 December 2009. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments—Recent Transactions”. Interbrew Central European Holding was incorporated on 13 March 1985 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. Its registered office is located at Ceresstraat 1, 4811 CA Breda in The Netherlands and its corporate seat is at Breda, The Netherlands.

The articles of association were last amended on 29 May 1997.

Interbrew Central European Holding is registered with the Dutch Commercial Register (Kamer van Koophandel voor Zuidwest—Nederland) under number 20054921.

The business objectives of Interbrew Central European Holding are generally those of a holding and financing company.

The accounting year begins on 1 January and ends on 31 December of each year.

No conflicts of interests exist between any duties to Interbrew Central European Holding of Interbrew International B.V. and its managing directors and their private interests.

Under Dutch company law, there is currently no legal corporate governance regime (other than ordinary corporate governance) that Interbrew Central European Holding must comply with.

Interbrew Central European Holding’s issued share capital as of the date of this Form F-4 is €181,512 represented by 400 ordinary shares of common stock par value €453.78 (rounded following conversion to euro) per share. Interbrew Central European Holding has no other classes of shares. The share capital is fully paid up in cash. Interbrew Central European Holding has no notes cum warrants, nor convertible notes outstanding.

Interbrew Central European Holding is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The business address for all managing directors is Ceresstraat 1, 4811 CA, Breda, The Netherlands.

The results of Interbrew Central European Holding are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

Interbrew International B.V.

Interbrew International B.V. (“Interbrew International”) is an international holding company holding several of the Parent Guarantor’s local holding companies at the country level. Interbrew International was incorporated on 25 April 1978 as a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law. Its registered office is located at Ceresstraat 1, 4811 CA Breda in The Netherlands and its corporate seat is at Breda, The Netherlands.

The articles of association were last amended on 28 December 2000.

Interbrew International is registered with the Dutch Commercial Register (Kamer van Koophandel voor Zuidwest—Nederland) under number 20054440.

The business activities of Interbrew International are generally those of a holding and financing company. Interbrew International operates primarily in the Western Europe and Asia-Pacific zones, for example China, UK, Germany, Belgium and France.

The business address for all managing directors is Ceresstraat 1, 4811 CA Breda, The Netherlands.

No conflicts of interests exist between any duties to Interbrew International of its managing directors and their private interests.

Under Dutch company law, there is currently no legal corporate governance regime (other than ordinary corporate governance) that Interbrew International must comply with.

Interbrew International’s issued share capital as of the date of this Form F-4 is €104,777,851.90 represented by 185,350 A shares of par value €453.78 per share and 216,723 B shares of par value €453.78. Interbrew International has no other classes of shares. The share capital is fully paid up in cash. Interbrew International has no notes cum warrants, nor convertible notes outstanding.

Interbrew International is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with a resolution of Anheuser-Busch InBev SA/NV, Interbrew International is exempted from the requirement to prepare consolidated accounts and a consolidated management report.

The results of InBev International are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

Nimbuspath Limited

Nimbuspath Limited (“Nimbuspath”) is a holding company for the Parent Guarantor’s operations in the United Kingdom. Nimbuspath was incorporated on 19 September 2001 as a private limited company under United Kingdom law. Its registered office is located at Porter Tun House, 500 Capability Green, Luton, Bedfordshire, LU1 3LS in the United Kingdom.

Nimbuspath is established for an unlimited period. Nimbuspath is registered under the corporate identity number 04290399.

The business activities of Nimbuspath are those of a holding company in the UK and the Republic of Ireland.

The business address for all directors is Porter Tun House, 500 Capability Green, Luton, Bedfordshire, LU1 3LS, United Kingdom.

No conflicts of interests exist between any duties to Nimbuspath of its directors and their private interests.

Under English company law, there is a legal corporate governance regime and Nimbuspath complies with it.

Nimbuspath’s issued share capital as of the date of this Form F-4 is £970,000,001 represented by 970,000,001 ordinary shares of common stock par value £1 per share. Nimbuspath has no other classes of shares. The share capital is fully paid up in cash. Nimbuspath has no notes cum warrants, nor convertible notes outstanding.

Nimbuspath is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with Section 400 of the Companies Act 2006, Nimbuspath is exempted from the requirement to prepare group accounts. Under Financial Reporting Standard 1, Nimbuspath is exempt from the requirement to prepare a cash flow statement.

The results of Nimbuspath are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

BrandBrew S.A.

BrandBrew S.A. (“Brandbrew”) is a finance vehicle for the Parent Guarantor and also owns several of our brands. Brandbrew was incorporated on 15 May 2000 as a public limited liability company (société anonyme) under the Luxembourg Companies Act. Its registered office is located at 5 Parc d’Activité Syrdall, L-5365 Munsbach, Luxembourg.

The articles of association of Brandbrew were last amended on 26 September 2000, 15 February 2002 and 25 July 2007. Brandbrew is established for an unlimited period. Brandbrew is registered with the Luxembourg Register of Commerce and Companies under number B-75696.

The business objectives of Brandbrew are to undertake, in Luxembourg and abroad, financing operations by granting loans to companies which are part of the AB InBev Group. These loans will be refinanced by financial means and instruments such as, inter alia but not limited to, loans from shareholders or group companies or bank loans.

For the purpose of this description, the address of the Board of Directors is 5 Parc d’Activité Syrdall, L-5365 Munsbach, Luxembourg.

No conflicts of interests exist between any duties to Brandbrew of its directors and their private interests.

However, functional conflicts of interests may exist for the directors of Brandbrew due to the roles held by these persons in other members of the AB InBev Group.

Under Luxembourg company law, there is currently no legal corporate governance regime (other than ordinary corporate governance) that Brandbrew must comply with.

BrandBrew is a 100% owned indirect subsidiary of Anheuser-Busch InBev SA/NV.

Brandbrew’s issued and authorised share capital at 31 December 2008 is €717,576,000 represented by 7,175,760 ordinary shares without a nominal value. Brandbrew has no other classes of shares. The share capital is fully paid up in cash. Brandbrew has no notes cum warrants, nor convertible notes outstanding.

The accounting year begins on 1 January and ends on 31 December of each year.

In accordance with a resolution of Anheuser-Busch InBev SA/NV, Brandbrew is exempted from the requirement to prepare consolidated accounts and a consolidated management report.

The results of Brandbrew are consolidated within our financial statements, which are available to the public and may be obtained from Anheuser-Busch InBev SA/NV, Grand Place 1, Brussels, Belgium.

Anheuser-Busch Companies, Inc.

The Issuer acquired Anheuser-Busch Companies, Inc. on November 18, 2008. For more information on Anheuser-Busch, see “Anheuser-Busch Companies, Inc. Historical Financial Information” at AF-1 of this Form F-4.

THE EXCHANGE OFFERS

The following summary of the Registration Rights Agreement and letter of transmittal is not complete and is subject to, and is qualified in its entirety by, all of the provisions of the Registration Rights Agreement and the letter of transmittal, each of which is filed as an exhibit to the registration statement of which this prospectus is part. We urge you to read the entire Registration Rights Agreement carefully.

Purpose and Effect of Exchange Offers

On 16 October 2009, Anheuser-Busch InBev Worldwide Inc. issued U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012, U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015, U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 and U.S.$500,000,000 principal amount of 6.375% Notes due 2040 in a private offering, each of which are, subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors and which we refer to as the “Old Notes”. We are offering to exchange the outstanding Old Notes of each series for our U.S.$1,500,000,000 principal amount of 3.000% Notes due 2012, U.S.$1,250,000,000 principal amount of 4.125% Notes due 2015, U.S.$2,250,000,000 principal amount of 5.375% Notes due 2020 and U.S.$500,000,000 principal amount of 6.375% Notes due 2040, each of which are, subject to certain limitations, irrevocably guaranteed by Anheuser-Busch InBev SA/NV and the Subsidiary Guarantors, which have been registered under the Securities Act and which we refer to as the “New Notes”. Each offer to exchange Old Notes of a series for New Notes of the corresponding series is referred to as an “Exchange Offer” and, collectively, such offers are referred to as the “Exchange Offers”.

The Old Notes were purchased by J.P. Morgan Securities Inc., Banc of America Securities LLC or Deutsche Bank Securities Inc., whom we refer to as the “Initial Purchasers”, on 16 October 2009, for resale to qualified institutional buyers in compliance with Rule 144A under the Securities Act and outside of the United States to non-U.S. persons in compliance with Regulation S under the Securities Act. In connection with the sale of the Old Notes, the Issuer, the Guarantors and the Initial Purchasers entered into a Registration Rights Agreement, dated 16 October 2009 (the “Registration Rights Agreement”).

Registration Rights

The following description is a summary of the material provisions of the Registration Rights Agreement. This description does not restate that agreement in its entirety. We urge you to read the Registration Rights Agreement in its entirety because it, and not this description, defines your registration rights as holders of the Old Notes. See “Available Information”.

Pursuant to the Registration Rights Agreement, the Issuer and the Guarantors have agreed to file with the SEC the registration statement of which this prospectus is a part. We have agreed in the Registration Rights Agreement to use commercially reasonable efforts to amend and supplement this prospectus in order to allow broker-dealers receiving New Notes in exchange for Old Notes in connection with the Exchange Offers and other persons, if any, with similar prospectus delivery requirements to use this prospectus in connection with the resale of New Notes for a period commencing on the day the Exchange Offers are consummated and continuing for 90 days (or such shorter period during which such broker-dealers are required by law to deliver such prospectus).

The Issuer and the Guarantors have agreed pursuant to the Registration Rights Agreement that they will, subject to certain exceptions:

1.

by 14 May 2010, 210 days after the issue date for the Notes, use their commercially reasonable efforts to file with the SEC this Form F-4, or some other registration statement (the “Exchange Offer Registration Statement”) with respect to a registered offer to exchange Old Notes for New Notes;

2.

use their commercially reasonably efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by 13 July 2010, 270 days after the issue date for the Old Notes;

3.	use their commercially reasonable efforts to keep the Exchange Offer Registration Statement effective until the closing of the Exchange Offers;

4.	use their commercially reasonable efforts to cause the Exchange Offers, if they have been commenced, to be consummated not later than 12 August 2010, 300 days after the issue date for the Old Notes;

5.	as soon as practicable upon the effectiveness of the Exchange Offer Registration Statement, commence the Exchange Offers; and

6.

keep the Exchange Offers open for a period of not less than 20 business days (or longer if required by applicable law) after the date notice of the Exchange Offers is mailed to the holders of the Old Notes.

In the event that:

1.	any change in law, SEC rules or regulations or applicable interpretations thereof of the staff of the SEC, the Issuer determines that it is not permitted to effect the Exchange Offers; or

2.	for any other reason the Issuer does not consummate the Exchange Offers by 12 August 2010, 300 days of the issue date for the Old Notes; or

3.

upon the written request of any Initial Purchaser holding Old Notes that are not eligible to be exchanged for New Notes in the Exchange Offers and held by it following the consummation of the Exchange Offers; or

4.

upon notice by any holder of Old Notes other than an Initial Purchaser given to the Issuer in writing during the period during which the Exchange Offers are open that (A) due to a change in law or SEC policy it is not entitled to participate in the Exchange Offers, (B) due to a change in law or SEC policy it may not resell the New Notes acquired by it in the Exchange Offers to the public without delivering a prospectus and this prospectus is not appropriate or available for such resales by such holder or (C) it is a broker-dealer and owns Old Notes acquired directly from the Issuer or an affiliate of the Issuer;

then, the Issuer and the Guarantors will, subject to certain exceptions,

1.

as promptly as practicable, use their commercially reasonable efforts to file a shelf registration statement (the “Shelf Registration Statement”) covering resales of the Old Notes on or prior to the 30th day after such filing obligation arises (but in no case earlier than 14 May 2010, 210 days following the issue date for the Old Notes );

2.

use their commercially reasonable efforts to cause the Shelf Registration Statement to be declared effective as promptly as practicable after filing and, in any event, on or prior to the 90th calendar day after such filing obligation arises (but in no case earlier than 13 July 2010, 270 days following the issue date of the Old Notes); and

3.	use their commercially reasonable efforts to keep the Shelf Registration Statement continuously effective until the earliest of:

(a)	one year from the date the filing obligation arises; and

(b)	the time when all Old Notes registered thereunder are disposed of in accordance therewith, or cease to be outstanding.

The Issuer will, in the event that a Shelf Registration Statement is filed, among other things, provide to each holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Old Notes, as the case may be. In certain circumstances, the Issuer may suspend its obligations for up to two periods of up to 45 consecutive days (except for the consecutive 45-day period immediately prior to the maturity of the Old Notes), but not more than an aggregate of 60 days during any 365-day period, in relation to the Shelf Registration Statement if the Issuer’s Board of Directors determines in good faith that there is a valid purpose for the suspension, subject to the provisions described below relating to Registration Defaults. A holder selling such Old Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such holder (including certain indemnification obligations).

Interest Penalty

If any of the following events occur (each such event a “Registration Default”), the Issuer will pay additional cash interest on the applicable Old Notes, subject to certain exceptions, from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured if:

1.	the Issuer fails to file the registration statement of which this prospectus is a part on or prior to 14 May 2010, the 210th calendar day following the issue date for the Old Notes;

2.	the registration statement of which this prospectus is a part is not declared effective by the SEC on or prior to 13 July 2010, the 270th calendar day following the issue date for the Old Notes;

3.	the Exchange Offers are not consummated on or prior to 12 August 2010, the 300th calendar day following the issue date for the Notes; or

4.	the Shelf Registration Statement is not declared effective within the time frame specified above.

If a Registration Default exists, the interest rate on the Old Notes will increase by 0.25% per annum, with respect to the first 90-day period (or portion thereof) while a Registration Default is continuing immediately following the occurrence of such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period (or portion thereof) while a Registration Default is continuing until all Registration Defaults have been cured, up to a maximum rate of additional interest of 1.00% per annum.

If a Shelf Registration Statement is declared effective but becomes unusable for any reason, and the aggregate number of days in any consecutive 12-month period for which the Shelf Registration Statement is not usable exceeds 30 days in the aggregate, then the interest rate borne by the Old Notes subject to the Shelf Registration Statement will be increased by 0.25% per annum of the principal amount of the Old Notes for the first 30-day period (or portion thereof) beginning on the 31st such day that such Shelf Registration Statement ceases to be usable, which rate shall be increased by an additional 0.25% per annum at the beginning of each subsequent 30-day period; provided that the maximum aggregate increase in the interest rate as a result of a Shelf Registration Statement being unusable (inclusive of any interest that accrues on such Old Notes in connection with a Registration Default) will in no event exceed 1.00% per annum. Upon the Shelf Registration Statement once again becoming usable, the interest rate borne by the Old Notes registered thereon will be reduced to the original interest rate.

All accrued additional cash interest will be paid by the Issuer on the next scheduled interest payment date to Depository Trust Corporation (“DTC”) or its nominee by wire transfer of immediately available funds.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the Old Notes shall be deemed to include any additional interest payable pursuant to the Registration Rights Agreement, as described above.

Terms of the Exchange Offers

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, for each $1,000 principal amount of Old Notes properly surrendered and not withdrawn before the expiration date of the applicable Exchange Offer, we will issue $1,000 principal amount of New Notes of the corresponding series. Holders may tender some or all of their Old Notes pursuant to the Exchange Offers in denominations of $2,000 and integral multiples of $1,000 in excess thereof. In addition, untendered portions of Old Notes must be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Exchange Offers are not conditioned upon any minimum aggregate principal amount of Old Notes being tendered.

The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that:

•	the New Notes will have a different CUSIP number from the Old Notes;

•	the New Notes will be registered under the Securities Act and, therefore, the global securities representing the New Notes will not bear legends restricting the transfer of interests in the New Notes;

•	the New Notes will not be subject to the registration rights relating to the Old Notes; and

•	the New Notes will not benefit from payment of additional interest in the cases described above.

The New Notes will evidence the same indebtedness as the Old Notes they replace, and will be issued under, and be entitled to the benefits of, the Indenture (as defined below). As a result, each series of Old Notes and the equivalent series of New Notes will be treated as a single series of notes under the Indenture for the purposes of voting and consenting to any matters affecting such series.

No interest will be paid on either the New Notes or the Old Notes at the time of the exchange. The New Notes will accrue interest from and including the last interest payment date on which interest has been paid on the Old Notes or, if no interest has been paid on the Old Notes, from the date of original issue of the Old Notes. Accordingly, the holders of Old Notes that are accepted for exchange will not receive accrued but unpaid interest on Old Notes at the time of tender. Rather, that interest will be payable on the New Notes delivered in exchange for the Old Notes on the first interest payment date after the expiration date of the Exchange Offers.

Under existing SEC interpretations, the New Notes would generally be freely transferable after the Exchange Offers without further registration under the Securities Act, except that broker-dealers receiving the New Notes in the Exchange Offers will be subject to a prospectus delivery requirement with respect to their resale. This view is based on interpretations by the staff of the SEC in interpretative letters issued to other issuers in exchange offers like this one. We have not, however, asked the SEC to consider these particular Exchange Offers in the context of a interpretative letter. Therefore, the SEC might not treat it in the same way it has treated other exchange offers in the past. You will be relying on the interpretative letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these interpretative letters, the following conditions must be met in order to receive freely transferable New Notes:

•	you must not be a broker-dealer that acquired the Old Notes from us or in market-making transactions or other trading activities;

•	you must acquire the New Notes in the ordinary course of your business;

•

you must not be participating, and do not intend to participate, and have no arrangements or understandings with any person to participate in, the distribution of the New Notes within the meaning of the Securities Act; and

•	you must not be an affiliate of ours, as defined under Rule 405 of the Securities Act.

By tendering your Old Notes as described in “—Procedures for Tendering”, you will be representing to us that you satisfy all of the above listed conditions. If you do not satisfy all of the above listed conditions:

•	you cannot rely on the position of the SEC set forth in the interpretative letters referred to above; and

•	you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

For a full list of the representations that each tendering holder of Old Notes must make in order to participate in one or more of the Exchange Offers, see “—Representations on Tendering Old Notes”.

The SEC considers broker-dealers that acquired Old Notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the New Notes if they participate in the Exchange Offers. Consequently, these broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

A broker-dealer that has bought Old Notes for market-making or other trading activities must comply with the prospectus delivery requirements of the Securities Act in order to resell any New Notes it receives for its own account in the Exchange Offers. The SEC has taken the position that broker-dealers may use this prospectus to fulfill their prospectus delivery requirements with respect to the New Notes. We have agreed in the Registration Rights Agreement to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any such resale of the New Notes for a period of up to 90 days following the consummation of the relevant Exchange Offer (or for such shorter period of time during which such broker-dealer is required by law to deliver a prospectus).

In addition, the Exchange Offers are made to all holders of Old Notes other than to any such holder in the European Economic Area to whom the Exchange Offers cannot be made without requiring the production of a prospectus for purposes of the Directive 2003/71/EC (which condition may be certified or validated by way of representations from such holders).

Unless you are required to do so because you are a broker-dealer, you may not use this prospectus for an offer to resell, resale or other retransfer of New Notes. We are not making these Exchange Offers to, nor will we accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offers or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Holders of Old Notes do not have appraisal or dissenters’ rights under state law or under the Indenture in connection with the Exchange Offers. We intend to conduct the Exchange Offers in accordance with the applicable requirements of Regulation 14E under the Exchange Act.

Expiration Date; Extensions; Amendments

The expiration date for each Exchange Offer is 5:00 p.m., New York City time, on                     , 2009, unless we extend the expiration date with respect to any Exchange Offer. We may extend the expiration date of one or more of the Exchange Offers in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend each Exchange Offer.

With respect to each Exchange Offer, we reserve the right, in our sole discretion:

•	to, prior to the applicable expiration date, delay accepting any Old Notes;

•	to extend the Exchange Offer; or

•	to amend the terms of the Exchange Offer in any way we determine.

We will give oral notice promptly followed by written notice of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the Exchange Offer to the registered holders of Old Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will (i) promptly disclose the amendment or waiver in a manner reasonably calculated to inform the holders of the applicable series of Old Notes of the amendment or waiver and (ii) extend the Exchange Offer if necessary so that at least five business days remain in the Exchange Offer following notice of the material change, or as otherwise required by law.

We intend to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding an Exchange Offer prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such Exchange Offer.

Procedures for Tendering

Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the Old Notes may tender Old Notes in the Exchange Offers. To tender Old Notes in the Exchange Offers:

•

you must instruct DTC and a DTC participant by completing the form “Instructions to Registered Holder From Beneficial Owner” accompanying this prospectus of your intention whether or not you wish to tender your Old Notes for New Notes; and

•	DTC participants in turn need to follow the procedures for book-entry transfer as set forth below under “—Book-Entry Transfer” and in the letter of transmittal.

By tendering, you will make the representations described below under “—Representations on Tendering Old Notes”. In addition, each broker-dealer that receives New Notes for its account in the Exchange Offers, where the Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Old Notes acquired directly from either Issuer or its affiliates), must acknowledge in the letter of transmittal that it will comply with the prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. The letters of transmittal states that, by complying with its obligations, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution”. The tender by a holder of Old Notes will constitute an agreement between that holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

The method of delivery of an agent’s message and all other required documents, as described under “—Book-Entry Transfer”, to the exchange agent is at the election and risk of the tendering holder of Old Notes. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered Old Notes, and our determination shall be final and binding on all parties. We reserve the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the expiration date. Our interpretation of the terms and conditions of the Exchange Offers, including the instructions in the letter of transmittal, will be final and binding on all parties. The exchange agent shall have no duty, responsibility or liability with respect to any of such matters. Unless waived, holders must cure any defects or irregularities in connection with tenders of Old Notes within a period we determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of Old Notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of Old Notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any Old Notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offers. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the exchange agent’s DTC account in accordance with DTC’s electronic Automated Tender Offer Program procedures for such transfer. The exchange of New Notes for tendered Old Notes will only be made after timely:

•	confirmation of book-entry transfer of the Old Notes into the exchange agent’s account; and

•	receipt by the exchange agent of an “agent’s message” and all other required documents specified in the letter of transmittal.

The confirmation, agent’s message and any other required documents must be received at the exchange agent’s address listed below under “—Exchange Agent” on or before 5:00 p.m., New York City time, on the expiration date of the applicable Exchange Offer.

As indicated above, delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

The term “agent’s message” means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant in DTC tendering Old Notes stating:

•	the aggregate principal amount of Old Notes which have been tendered by the participant;

•	that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal and the terms of the Exchange Offers; and

•	that we may enforce such agreement against the participant.

Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the letter of transmittal and described below under “Representations on Tendering Old Notes” are true and correct.

Representations on Tendering Old Notes

By surrendering Old Notes in the Exchange Offers, you will be representing, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intend to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offers;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offers from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of Directive 2003/71/EC (the “Prospectus Directive”);

•	you are not prohibited by any law or policy from participating in the Exchange Offers;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

a)	you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities, or

b)

you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, and you will not make any offer which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43(2) of the Order, or to whom this Form F-4 may lawfully be communicated in accordance with the Order; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

Withdrawal of Tenders

Your tender of Old Notes pursuant to the Exchange Offers is irrevocable except as otherwise provided in this section. You may withdraw tenders of Old Notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective for DTC participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC prior to 5:00 p.m., New York City time, on the expiration date.

Any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes and otherwise comply with the procedures of DTC. We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, for such withdrawal notices, and our determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offers and no New Notes will be issued with respect to them unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are withdrawn or not accepted for exchange will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the Exchange Offers. Properly withdrawn Old Notes may be re-tendered by following the procedures described above under “—Procedures For Tendering” at any time prior to the applicable expiration date.

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the Exchange Offers. In such capacity, the exchange agent has no fiduciary duties to the holders of the Old Notes or the holders of the New Notes and will be acting solely on the basis of our directions. Holders of Old Notes should direct questions or requests for assistance with respect to the procedure for tendering or withdrawing tenders and requests for additional copies of this prospectus or the letter of transmittal to the exchange agent addressed as follows:

By Mail, Hand Delivery or Overnight Courier:
Bank of New York Mellon Corporation

Corporate Trust Operations

Reorganization Unit

101 Barclay Street — 7 East
Attention: Carolle Montreuil
Telephone: (212) 815-5920

By Facsimile Transmission: (212) 298-1915 Attention: Carolle Montreuil Confirm by telephone: (212) 815-5920

Fees and Expenses

The expense of soliciting tenders pursuant to the Exchange Offers will be borne by us.

We have not retained any dealer-manager in connection with the Exchange Offers and we will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offers. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes. If, however, a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offers, then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Properly Tender Old Notes in the Exchange

We will issue the New Notes in exchange for Old Notes under the Exchange Offers only after timely confirmation of book-entry transfer of the Old Notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message and all other required documents specified in the letter of transmittal. Therefore, holders of the Old Notes desiring to tender Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of Old Notes for exchange or waive any such defects or irregularities.

Old Notes that are not tendered or that are tendered but not accepted by us will, following completion of the Exchange Offers, continue to be subject to the existing restrictions upon transfer under the Securities Act. In addition, any such Old Notes not exchanged for New Notes will remain outstanding and continue to accrue interest, but will not retain any rights under the Registration Rights Agreement (except as set forth therein with respect to the Initial Purchasers and certain broker-dealers).

Participation in the Exchange Offers is voluntary. In the event the Exchange Offers are completed, we will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer:

•

holders may resell Old Notes only if an exemption from registration is available or, outside the United States, to non-U.S. persons in accordance with the requirements of Regulation S under the Securities Act; and

•	the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption.

To the extent that Old Notes are tendered and accepted in connection with the Exchange Offers, any trading market for remaining Old Notes could be adversely affected.

Neither we nor our board of directors or similar body make any recommendation to holders of Old Notes as to whether to tender or refrain from tendering all or any portion of their Old Notes pursuant to the Exchange Offers. Moreover, no one has been authorized to make any such recommendation. Holders of Old Notes must make their own decision whether to tender pursuant to the Exchange Offers and, if so, the aggregate amount of Old Notes to tender, after reading this prospectus and the letter of transmittal and consulting with their advisors, if any, based on their own financial position and requirements.

DESCRIPTION OF THE NEW NOTES

The 3.000% notes due 2012 (the “2012 Notes”), the 4.125% notes due 2015 (the “2015 Notes”), the 5.375% notes due 2020 (the “2020 Notes”) and the 6.375% notes due 2040 (the “2040 Notes” and, together with the 2012 Notes, the 2015 Notes and the 2020 Notes, the “New Notes” and each separately a “New Note”) will be issued, as were the Old Notes, under an Indenture dated 16 October 2009 (as amended and supplemented, the “Indenture”), among Anheuser-Busch InBev Worldwide Inc. (the “Issuer”), Anheuser-Busch InBev SA/NV (the “Parent Guarantor”), each of the Subsidiary Guarantors listed under “—Guarantees” below (the “Subsidiary Guarantors” and, together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee, principal paying agent, transfer agent and registrar (the “Trustee”). The following summaries of certain provisions of the New Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the New Notes and the Indenture, including the definitions of certain terms contained therein. The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The Indenture and the Supplemental Indentures thereto are filed as Exhibits 4.1 through 4.6 of this Form F-4.

New Notes and Old Notes Will Represent Same Debt

The New Notes of each series will be issued solely in exchange for an equal principal amount of Old Notes of the same series pursuant to the Exchange Offers. The New Notes will evidence the same debt as the Old Notes and both classes of notes will be entitled to the benefits of the Indenture and treated as a single series of debt securities. The terms of the New Notes will be the same in all material respects as the Old Notes except that (i) the New Notes will be registered under the Securities Act, and therefore, will not bear legends restricting the transfer thereof and (ii) the New Notes will not be subject to the registration rights, under the Registration Rights Agreement, relating to the Old Notes.

General

The 2012 Notes will be initially limited to $1,500,000,000 aggregate principal amount and will mature on 15 October 2012, the 2015 Notes will be initially limited to $1,250,000,000 aggregate principal amount and will mature on 15 January 2015, the 2020 Notes will be initially limited to $2,250,000,000 aggregate principal amount and will mature on 15 January 2020 and the 2040 Notes will be initially limited to $500,000,000 aggregate principal amount and will mature on 15 January 2040. The New Notes will be the direct, unconditional, unsecured and unsubordinated general obligations of the Issuer. The New Notes will be senior unsecured obligations of the Issuer and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of the Issuer. The New Notes will bear interest at the respective rates per annum shown on the front cover of this Prospectus from 16 October 2009, payable semi-annually in arrears on 15 April and 15 October of each year, commencing on 15 April 2010, in respect of the 2012 Notes, and on 15 January and 15 July, commencing on 15 July 2010, in respect of the 2015 Notes, the 2020 Notes and the 2040 Notes, and until full repayment of the outstanding principal of the New Notes. Interest will be payable to the Holders of record at the close of business on 1 April and 1 October, in respect of the 2012 Notes and 1 January and 1 July, in respect of the 2015 Notes, the 2020 Notes and the 2040 Notes, as the case may be, immediately preceding such interest payment date, whether or not such day is a Business Day (as defined below). Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The interest rate on the New Notes will be subject to adjustment upon certain rating events as described under “—Interest Rate Adjustment Based on Rating Events”. The New Notes will be repaid at maturity at a price equal to 100% of the principal amount thereof. Each series of New Notes may be redeemed at any time prior to maturity in the circumstances described under “—Optional Redemption” and “—Optional Tax Redemption”. The New Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The New Notes do not provide for any sinking fund.

The term “Business Day” means any day other than a day on which commercial banks or foreign exchange markets are permitted or required to be closed in New York City, London or Brussels. If the date of maturity of interest on or principal of the New Notes or the date fixed for redemption of any New Note is not a

Business Day, then payment of interest or principal need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the date of maturity or the date fixed for redemption, and no interest shall accrue as a result of the delayed payment.

Guarantees

Each New Note will benefit from an unconditional, full and irrevocable guarantee by the Parent Guarantor. Each of the following companies, which are subsidiaries of the Parent Guarantor, will, along with the Parent Guarantor, jointly and severally guarantee the New Notes on a full, unconditional and irrevocable basis:

•	InBev Belgium SA/NV;

•	BrandBrew S.A.;

•	Cobrew NV/SA;

•	AB InBev France S.A.S.;

•	InBev Nederland N.V.;

•	Interbrew International B.V.;

•	Interbrew Central European Holding B.V.;

•	Nimbuspath Limited;

•	AmBrew S.A.; and

•	Anheuser-Busch Companies, Inc.

Each guarantee to be provided is referred to as a “Guarantee” and collectively, the “Guarantees”; the subsidiaries of the Parent Guarantor providing Guarantees are referred to as the “Subsidiary Guarantors” and the Parent Guarantor and Subsidiary Guarantors collectively are referred to as the “Guarantors”.

All such Guarantees are set forth in the Indenture, or a supplement thereto. The Guarantees provided by several of the Guarantors will be subject to certain limitations set forth below under “—Guarantee Limitations”.

Under the Guarantees, the Guarantors will guarantee to each Holder the due and punctual payment of any principal, accrued and unpaid interest (and all Additional Amounts, if any) due under the New Notes in accordance with the Indenture. Each Guarantor will also pay Additional Amounts (if any) in respect of payments under its Guarantee. The Guarantees will be the full, direct, unconditional, unsecured and unsubordinated general obligations of the Guarantors. The Guarantees will rank pari passu among themselves, without any preference of one over the other by reason of priority of date of issue or otherwise, and at least equally with all other unsecured and unsubordinated general obligations of the Guarantors from time to time outstanding.

Each of the Guarantors other than the Parent Guarantor shall be entitled to terminate its Guarantee, and the Trustee shall execute a release and termination agreement effecting such termination, in the event that at the time its Guarantee of the New Notes is terminated, (i) the relevant Guarantor is released from its guarantee of or is no longer a guarantor under the Issuer’s $45,000,000,000 senior facilities agreement and (ii) the aggregate amount of indebtedness for borrowed money for which the relevant Guarantor is an obligor (as a guarantor or borrower) does not exceed 10% of the consolidated gross assets of the Parent Guarantor as reflected in the balance sheet included in its most recent publicly released interim or annual consolidated financial statements. For purposes of this clause, the amount of a Guarantor’s indebtedness for borrowed money shall not include (A) the New Notes (or the Old Notes,

January Notes or the May Notes), (B) any other debt the terms of which permit the termination of the Guarantor’s guarantee of such debt under similar circumstances, as long as such Guarantor’s obligations in respect of such other debt are terminated at substantially the same time as its guarantee of the New Notes, and (C) any debt that is being refinanced at substantially the same time that the Guarantee of the New Notes is being released, provided that any obligations of the Guarantor in respect of the debt that is incurred in the refinancing shall be included in the calculation of the Guarantor’s indebtedness for borrowed money.

In addition, any Subsidiary Guarantor whose Guarantee is subject to the limitations described below shall be entitled to terminate its Guarantee, and the Trustee shall execute a release and termination agreement effecting such termination, with respect to any or all series of the notes issued under the Indenture, in the event that such Subsidiary Guarantor determines that under the rules, regulations or interpretations of the SEC such Subsidiary Guarantor would be required to include its financial statements in any registration statement filed with the SEC with respect to any series of notes or guarantees issued under the Indenture or in periodic reports filed with or furnished to the SEC (by reason of such limitations or otherwise). Furthermore, each such Subsidiary Guarantor will be entitled to amend or modify by execution of an indenture supplemental to the Indenture the terms of its Guarantee or the limitations applicable to its Guarantee, as set forth below, in any respect reasonably deemed necessary by such Subsidiary Guarantor to meet the requirements of Rule 3-10 under Regulation S-X under the Securities Act (or any successor or similar regulation or exemption) in order for financial statements of such Subsidiary Guarantor not to be required to be included in any registration statement or in periodic reports filed with or furnished to the SEC.

Supplemental Information on Subsidiary Guarantors

AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., InBev Nederland N.V., AmBrew S.A and BrandBrew S.A., the six Subsidiary Guarantors whose Guarantees are subject to the limitations described below under “—Guarantee Limitations”, accounted for approximately two percent (2%) of the total consolidated EBITDA of AB InBev Group for the first six months of 2009 and approximately two percent (2%) of the total consolidated debt of AB InBev Group as of 30 June 2009.

Guarantee Limitations

AB InBev France S.A.S.

Notwithstanding anything to the contrary in the Guarantee provided by AB InBev France S.A.S., such Guarantee will be subject to the following limitations:

(A)	the obligations and liabilities of AB InBev France S.A.S. under its Guarantee will not include any obligation or liability which if incurred would constitute the provision of financial assistance within the meaning of article L.225-216 of the French Commercial Code and/or would constitute a “misuse of corporate assets” within the meaning of article L.241-3 or L.242-6 of the French Commercial Code or any other law or regulations having the same effect, as interpreted by French courts; and

(B)	the obligations and liabilities of AB InBev France S.A.S. under its Guarantee for the obligations of the Issuer shall be limited, at any time, to an amount equal to the aggregate nominal amount of all notes issued by the Issuer to the extent directly or indirectly on-lent or otherwise provided to AB InBev France S.A.S. and/or any AB InBev France Subsidiary(ies) under intercompany loan or similar arrangements and outstanding at the date a payment is to be made by AB InBev France S.A.S. under its Guarantee.

For the avoidance of doubt, any obligations or liabilities that may arise from AB InBev France acting jointly and severally with the other Guarantors (including as applicable as “co-débiteur solidaire”) are subject always to the limitations set out in the preceding paragraphs.

Interbrew International B.V., Interbrew Central European Holding B.V. and InBev Nederland N.V.

With respect to the Guarantees provided by Interbrew International B.V., Interbrew Central European Holding B.V. and InBev Nederland N.V., such Guarantees will not apply to any liability to the extent that it would result in such Guarantee constituting unlawful financial assistance.

AmBrew S.A.

Notwithstanding anything to the contrary in the Guarantee provided by AmBrew S.A., the maximum aggregate liability of AmBrew S.A. under such Guarantee shall not exceed an amount equal to the aggregate of (without double counting):

(A)	the aggregate amount of all moneys received by AmBrew S.A. and the AmBrew Subsidiaries as a borrower or issuer under the AmBrew Guaranteed Facilities;

(B)	the aggregate amount of all outstanding intercompany loans made to AmBrew S.A. and the AmBrew Subsidiaries by other members of the Anheuser-Busch InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the AmBrew Guaranteed Facilities; and

(C)	an amount equal to 100% of the greater of:

I.	the sum of AmBrew S.A.’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under (B) above) (both as referred to in article 34 of the Luxembourg law of 19 December 2002 on the commercial register and annual accounts, as amended (the “Law of 2002”)) as reflected in AmBrew S.A.’s most recent annual accounts approved by the competent organ of AmBrew S.A. (as audited by its réviseur d’entreprises (external auditor), if required by law); and

II.	the sum of AmBrew S.A.’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (both as referred to in article 34 of the Law of 2002) as reflected in its filed annual accounts available as of the date of its Guarantee.

For the avoidance of doubt, the limitation on AmBrew S.A.’s Guarantee shall not apply to the Guarantee by AmBrew S.A. of any obligations owed by the AmBrew Subsidiaries under the AmBrew Guaranteed Facilities.

In addition to the limitation referred to above in respect of AmBrew’s Guarantee, the obligations and liabilities of AmBrew S.A. under AmBrew’s Guarantee and under any of the AmBrew Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to AmBrew S.A.

BrandBrew S.A.

Notwithstanding anything to the contrary in the Guarantee provided by BrandBrew S.A., the maximum aggregate liability of BrandBrew S.A. under its Guarantee and as a guarantor of the Brandbrew Guaranteed Facilities (excluding its Guarantee) shall not exceed an amount equal to the aggregate of (without double counting):

(A)	the aggregate amount of all moneys received by BrandBrew S.A. and the Brandbrew Subsidiaries as a borrower or issuer under the Brandbrew Guaranteed Facilities;

(B)	the aggregate amount of all outstanding intercompany loans made to BrandBrew S.A. and the Brandbrew Subsidiaries by other members of the AB InBev Group which have been directly or indirectly funded using the proceeds of borrowings under the Brandbrew Guaranteed Facilities; and

(C)	an amount equal to 100% of the greater of:

I.	the sum of BrandBrew S.A.’s own capital (capitaux propres) and its subordinated debt (dettes subordonnées) (other than any subordinated debt already accounted for under (B) above) (both as referred to in article 34 of the Law of 2002) as reflected in BrandBrew S.A.’s most recent annual accounts approved by the competent organ of BrandBrew S.A. (as audited by its réviseur d’entreprises (external auditor), if required by law); and

II.	the sum of BrandBrew S.A.’s own capital (i) and its subordinated debt (dettes subordonnées) (both as referred to in article 34 of the Law of 2002) as reflected in its filed annual accounts available as of the date of its Guarantee.

For the avoidance of doubt, the limitation on the Guarantee provided by BrandBrew S.A. shall not apply to any Guarantee by BrandBrew S.A. of any obligations owed by the Brandbrew Subsidiaries under the Brandbrew Guaranteed Facilities.

In addition to the limitation referred to above in respect of the Guarantee provided by BrandBrew S.A., the obligations and liabilities of Brandbrew S.A. under the Guarantee provided by BrandBrew S.A. and under any of the Brandbrew Guaranteed Facilities shall not include any obligation which, if incurred, would constitute a breach of the provisions on financial assistance as defined by article 49-6 of the Luxembourg Law on Commercial Companies dated 10 August 1915, as amended, to the extent such or an equivalent provision is applicable to Brandbrew S.A.

“AmBrew Guaranteed Facilities” means: (i) the €2,500,000,000 syndicated credit facility agreement dated 8 December 2005 among AB InBev, Fortis Bank and others; (ii) the €200,000,000 facility agreement dated 15 April 2008 between Brandbrew and Fortis Bank as lender; (iii) the €150,000,000 facility agreement dated 20 March 2008 between Brandbrew and Santander Benelux S.A./NV as lender; (iv) the €250,000,000 facility agreement dated 3 April 2008 between BrandBrew S.A. and Société Généralé as lender; (v) the €50,000,000 facility agreement dated as of 29 August 2007 among BrandBrew S.A., AB InBev and S G Immobel SA as lender; (vi) the €150,000,000 facility agreement dated 13 May 2008 between AB InBev, Cobrew NV/SA and BNP Paribas as lender; (vii) the €150,000,000 facility agreement dated 20 June 2008 between, amongst others, AB InBev, Cobrew NV/SA and The Royal Bank of Scotland plc as lender; (viii) the Existing Target Debt; (ix) any notes issued by BrandBrew S.A. or AB InBev under the Programme; (x) the Senior Facility Agreement; and (xi) the New Notes, or any refinancing (in whole or part) of any of the above items for the same or a lower amount;

“AmBrew Subsidiaries” means each entity of which AmBrew has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital or similar right of ownership; and “control” for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

“Brandbrew Guaranteed Facilities” means: (i) the €2,500,000,000 syndicated credit facility agreement dated 8 December 2005 among AB InBev, Fortis Bank and others; (ii) the €150,000,000 facility agreement dated 13 May 2008 between AB InBev, Cobrew and BNP Paribas as lender; (iii) the €150,000,000 facility agreement dated 20 June 2008 between, amongst others, AB InBev, Cobrew and The Royal Bank of Scotland plc as lender; (iv) the Existing Target Debt; (v) the US$850,000,000 note purchase and guarantee agreement dated 22 October 2003 and entered into between, amongst others, AB InBev as issuer, Cobrew and Brandbrew; (vi) any notes issued by BrandBrew S.A. or AB InBev under the Programme; (vii) the Senior Facility Agreement; and (viii) the New Notes, or any refinancing (in whole or part) of any of the above items for the same or a lower amount;

“Brandbrew Subsidiaries” means each entity of which BrandBrew S.A. has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital or similar right of ownership; and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise;

“Existing Target Debt” means the following notes, debentures and bonds of Anheuser-Busch Companies, Inc.: (i) 6.450% Debentures due 1 September 2037; (ii) 5.50% Notes due 15 January 2018; (iii) 9.0% Debentures due 1 December 2009; (iv) 6.75% Debentures due 15 December 2027; (v) 6.50% Debentures due 1 January 2028; (vi) 5.75% Notes due 1 April 2010; (vii) 7.50% Notes due 15 March 2012; (viii) 7.55% Debentures due 1 October 2030; (ix) 6.80% Debentures due 15 January 2031; (x) 6.00% Notes due 15 April 2011; (xi) 6.80% Debentures due 20 August 2032; (xii) 5.625% Notes due 1 October 2010; (xiii) 6.00% Debentures due 1 November 2041; (xiv) 6.50% Debentures due 1 May 2042; (xv) 6.50% Debentures due 1 February 2043; (xvi) 4.375% Notes due 15 January 2013; (xvii) 5.95% Debentures due 15 January 2033; (xviii) 4.625% Notes due 1 February 2015; (xix) 4.50% Notes due 1 April 2018; (xx) 5.35% Notes due 15 May 2023; (xxi) 4.95% Notes due 15 January 2014; (xxii) 5.05% Notes due 15 October 2016; (xxiii) 5.00% Notes due 1 March 2019; (xxiv) 4.70% Notes due 15 April 2012; (xxv) 5.00% Notes due 15 January 2015; (xxvi) 5.491% Notes due 15 November 2017; (xxvii) 5.75% Debentures due 1 April 2036; (xxviii) 5.60% Notes due 1 March 2017; (xxix) Notes issued on 1 December 1989 by the Development Authority of Cartersville*; (xxx) Notes issued on 1 November 1990 by the Development Authority of Cartersville*; (xxxi) Notes issued on 1 May 1991 by The Industrial Development Authority of the City of St. Louis, Missouri*; (xxxii) Notes issued on 1 April 1997 by the Industrial Development Authority of the County of James City, Virginia*; (xxxiii) Notes issued on 1 April 1997 by the Development Authority of Cartersville*; (xxxiv) Notes issued on 1 August 1999 by the Ohio Water Development Agency*; (xxxv) Notes issued on 1 December 1999 by The Onondaga County Industrial Development Agency*; (xxxvi) Notes issued on 1 July 2000 by the Ohio Water Development Agency*; (xxxvii) Notes issued on 1 November 2001 by the Ohio Water Development Agency*; (xxxviii) Notes issued on 1 March 2002 by the Development Authority of Cartersville*; (xxxix) Notes issued on 1 April 2002 by the Gulf Coast Waste Disposal Authority*; (xl) Notes issued on 1 October 2002 by the City of Jonesboro, Arkansas*; (xli) Notes issued on 1 July 2006 by The Onondaga County Industrial Development Agency*; (xlii) Notes issued on 1 February 2007 by The Business Finance Authority of the State of New Hampshire*; (xliii) Notes issued on 1 February 2007 by the Jacksonville Economic Development Commission*; (xliv) Notes issued on 1 February 2007 by the City of Fort Collins, Colorado*; (xlv) Notes issued on 1 February 2007 by The Industrial Development Authority of the City of St. Louis, Missouri*; (xlvi) Notes issued on 1 February 2007 by the California Statewide Communities Development Authority*; (xlvii) Notes issued on 31 May 2007 by the New Jersey Economic Development Authority*; (xlviii) Notes issued on 1 August 2007 by the Development Authority of Cartersville*; and (xlix) Notes issued on 1 September 2007 by the California Enterprise Development Authority*;

*	Anheuser-Busch Companies, Inc. has subsequently become the principal debtor in respect of the notes listed in sub-paragraphs (xxix) to (xlix).

“AB InBev France Subsidiary” means an entity of which AB InBev France has direct or indirect control or owns directly or indirectly more than 50% of the voting share capital or similar right of ownership; and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise; and

“Programme” means the Euro Medium Term Note Programme established by Brandbrew S.A. and Anheuser-Busch InBev SA/NV, as issuers, in January 2009.

Optional Redemption

The Issuer may, at its option, redeem any series of New Notes as a whole or in part at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the greater of:

•	100% of the aggregate principal amount of the New Notes to be redeemed; and

•

as determined by the Independent Investment Banker (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the New Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points in the case of the 2012 Notes, 30 basis points in the case of the 2015 Notes and 35 basis points in the case of each of the 2020 Notes and the 2040 Notes;

plus, in each case described above, accrued and unpaid interest on the principal amount being redeemed to (but excluding) such redemption date.

“Treasury Rate” means, with respect to any redemption date:

•

the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. treasury securities adjusted to constant maturity under the caption “Treasury constant maturities—Nominal”, for the maturity corresponding to the applicable Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the related New Notes, yields for the two published maturities most closely corresponding to the applicable Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•

if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated using a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

The Treasury Rate will be calculated on the third Business Day preceding such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security (not inflation-indexed) selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the New Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such New Notes.

“Comparable Treasury Price” means, with respect to a redemption date, (i) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp. or Deutsche Bank Securities Inc., as specified by the Issuer, or if all of these firms are unwilling or unable to serve in that capacity, an independent investment banking institution of national standing in the United States appointed by the Issuer.

“Reference Treasury Dealer” means (i) J.P. Morgan Securities Inc., Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp. and Deutsche Bank Securities Inc. and their respective successors, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer and (ii) any three other Primary Treasury Dealers selected by the Issuer after consultation with an Independent Investment Banker.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Unless the Issuer (and/or the Guarantors) defaults on payment of the redemption price, from and after the redemption date interest will cease to accrue on the New Notes or portions thereof called for redemption. On the redemption date, the Issuer will deposit with the Trustee or with one or more paying agents (or, if the Issuer is acting as its own paying agent, set aside, segregate and hold in trust as provided in the Indenture) money sufficient to pay the redemption price of and accrued interest on the New Notes to be redeemed on such date. If fewer than all of the New Notes of any series are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular New Notes of such series or portions thereof for redemption from the New Notes of that series not previously called for redemption, on a pro rata basis across such series, or by such method as the Trustee deems fair and appropriate.

Optional Tax Redemption

Each series of New Notes may be redeemed at any time, at the Issuer’s or the Parent Guarantor’s option, as a whole, but not in part, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the New Notes of such series then outstanding plus accrued and unpaid interest on the principal amount being redeemed (and all Additional Amounts, if any) to (but excluding) the redemption date, if (i) any change in, or amendment to, the laws, treaties, regulations or rulings of a Relevant Taxing Jurisdiction (as defined below) or in the interpretation, application or administration of any such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction) which becomes effective on or after the issue date (any such change or amendment, a “Change in Tax Law”), the Issuer (or if a payment were then due under a Guarantee, the relevant Guarantor) would be required to pay Additional Amounts, with respect to such series of New Notes and (ii) such obligation cannot be avoided by the Issuer (or the relevant Guarantor) taking reasonable measures available to it. Additional Amounts are payable by the Issuer under the circumstances described below under “—Additional Amounts”; provided, however, that any series of New Notes may not be redeemed to the extent such Additional Amounts arise solely as a result of the Issuer assigning its obligations under such New Notes to a Substitute Issuer, unless this assignment to a Substitute Issuer is undertaken as part of a plan of merger by Parent Guarantor.

Prior to the mailing of any notice of redemption pursuant to the foregoing, the Issuer or the relevant Guarantor will deliver to the Trustee an opinion of independent tax counsel of recognised standing to the effect that the Issuer or the relevant Guarantor is or would be obligated to pay such Additional Amounts as a result of a Change in Tax Law.

No notice of redemption may be given earlier than 90 days prior to the earliest date on which the Issuer or the relevant Guarantor would be obligated to pay Additional Amounts if a payment in respect of the New Notes were then due.

The foregoing provisions shall apply mutatis mutandis to any successor person, after such successor person becomes a party to the Indenture.

Holders’ Option to Require Repayment Upon a Change in Control

The following provisions (the “Change in Control Clause”) will not be effective unless and until they are approved by a resolution of the general meeting of shareholders of the Parent Guarantor. The Parent Guarantor will procure that a resolution to approve the Change in Control Clause is put to shareholders of the Parent Guarantor at the first annual general meeting after 16 October 2009, and at each successive annual general meeting of the Parent Guarantor thereafter until such a resolution is passed and, immediately following approval of such a resolution, will file a copy thereof with the Clerk of the Commercial Court of Brussels (“greffe du tribunal de commerce/griffie van de rechtbank van koophandel”). The Parent Guarantor will notify the Trustee promptly after the shareholder meeting of the results of the vote on the proposed resolution.

If the general meeting of shareholders of the Parent Guarantor has not approved a Change in Control Clause substantially in the form described below by the date that is 18 months following the initial issue date of the Old Notes, the interest rate applicable to the New Notes will increase by 0.25% with effect from the next following day until the date that the Parent Guarantor notifies the Trustee that a Change in Control Clause benefiting Holders substantially in the form described below has been approved (or unless and until such approval is no longer required in order for the Change in Control Clause to be effective), following which the interest rate applicable to the New Notes will decrease by the same amount.

In the event that (a) a Change of Control occurs, and (b) within the Change of Control Period, a Ratings Downgrade in respect of that Change of Control occurs with respect to a series of New Notes (an “Early Redemption Event”):

(i)	the Issuer will (A) within 30 days after becoming aware of the Early Redemption Event, provide written notice thereof to the Holders of the New Notes of such series, and (B) determine and provide written notice of the effective date for the purposes of early repayment (the “Effective Date”). The Effective Date must be a Business Day not less than 60 and not more than 90 days after the giving of the notice regarding the Early Redemption Event pursuant to subparagraph (i)(A); and

(ii)	any Holder of the New Notes of such series may, by submitting a redemption notice (the “Early Redemption Notice”), demand from the Issuer repayment as of the Effective Date of any (in integral multiples of $1,000 provided that the unrepurchased portion must be in principal amount of at least $2,000) or all of its New Notes which have not otherwise been declared due for early redemption, at a repurchase price in cash of 101% of their principal amount plus interest accrued until (but excluding) the Effective Date (and all Additional Amounts, if any).

Any Early Redemption Notice shall be made in writing in English and shall be delivered by hand, registered mail, or by facsimile transmission to the Trustee not less than 30 days prior to the Effective Date at its specified office. The Early Redemption Notice must be accompanied by evidence showing that the relevant Holder is the Holder of the relevant New Note(s) at the time the Early Redemption Notice is delivered. Such evidence may be provided in the form of a certificate issued by any custodian or in any other suitable manner. Early Redemption Notices shall be irrevocable.

The Issuer will not be required to redeem the New Notes under this clause following an Early Redemption Event if a third party makes an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third-party purchases all the New Notes properly tendered and not withdrawn under its offer. The Issuer will also not be required to redeem the New Notes of a particular series under this clause if it has exercised its right to redeem the New Notes of such series in full as described above or has defeased the New Notes as described below.

A “Change of Control” means any person or group of persons acting in concert (in each case other than Stichting Anheuser-Busch InBev or any existing direct or indirect certificate holder or certificate holders of Stichting Anheuser-Busch InBev) gaining Control of the Parent Guarantor; provided that a change of control shall not be deemed to have occurred if all or substantially all of the shareholders of the relevant person or group of persons are, or immediately prior to the event which would otherwise have constituted a change of control were, the shareholders of the Parent Guarantor with the same (or substantially the same) pro rata interests in the share capital of the relevant person or group of persons as such shareholders have, or as the case may be, had, in the share capital of the Parent Guarantor.

“Acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively cooperate, through the acquisition directly or indirectly of shares in the Parent Guarantor by any of them, either directly or indirectly, to obtain Control of the Parent Guarantor. “Stichting Anheuser-Busch InBev” means the company incorporated under the laws of The Netherlands under registered number 34144185 with registered address at Hofplein 20, 3032AC, Rotterdam, The Netherlands, and its successors.

“Change of Control Announcement” for these purposes means the public announcement by the Parent Guarantor or any actual purchaser relating to a Change of Control.

The “Change of Control Period” shall commence on the date of the Change of Control Announcement, but not later than on the date of the Change of Control, and shall end 60 days after the Change of Control (which period shall be extended with respect to a rating agency so long as the rating of the relevant New Notes is under publicly announced consideration for possible downgrade by that rating agency, such extension not to exceed 60 days after the public announcement of such consideration).

“Control” in relation to any entity means either the direct or indirect ownership of more than 50% of the share capital or similar rights of ownership of the entity or the power to direct the management and the policies of the entity whether through the ownership of share capital, contract or otherwise.

A “Ratings Downgrade” shall occur if any two solicited credit ratings for the Parent Guarantor’s long-term unsecured debt fall below investment grade or if all three Rating Agencies (as defined below) cease to assign (other than temporarily) a credit rating to the Parent Guarantor. A credit rating below investment grade shall mean, in relation to Standard & Poor’s Rating Services, a rating of BB+ or below, in relation to Moody’s Investor Services Inc., a rating of Ba1 or below, in relation to Fitch, Inc. a rating of BB+ or below and, where another “nationally recognised statistical rating agency” has been designated by the Parent Guarantor, a comparable rating. A Ratings Downgrade shall not occur with respect to a particular Rating Agency in respect of a Change of Control unless the Rating Agency downgrading the Parent Guarantor announces or publicly confirms or informs the Parent Guarantor in writing at its request that the downgrade was the result, in whole or in part, of the applicable Change of Control. If one or more Rating Agencies issues an improved credit rating for the Parent Guarantor prior to the Effective Date so that the circumstances giving rise to the Ratings Downgrade terminate, then the Ratings Downgrade shall be deemed not to have occurred and the Holders shall have no right to demand redemption of their New Notes under this clause.

“Rating Agencies” shall mean each of Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., Fitch, Inc., or Moody’s Investors Services, Inc., their respective successors, or any other nationally recognised statistical rating agency designated by the Parent Guarantor.

If, as a result of this clause, Holders submit Early Redemption Notices in respect of at least 85% of the aggregate principal amount of a series of New Notes and Old Notes outstanding, the Issuer will have the ability by notice to the Trustee to redeem the entire outstanding principal amount of such series of New Notes and Old Notes on the Effective Date at the same price as for the New Notes and Old Notes being redeemed under this clause. Such notice shall be irrevocable and shall be given to the Trustee no later than 15 days prior to the Effective Date. Notice of such redemption shall be given by the Issuer to the Holders of the New Notes and the Old Notes of the relevant series in accordance with the Indenture, or at the Issuer’s request, by the Trustee, in each case as soon as practicable after receipt by the Trustee of the foregoing notice from the Issuer.

Interest Rate Adjustment Based on Rating Events

The interest rate payable on a series of New Notes will be subject to adjustment from time to time if any of the three Rating Agencies downgrades (or subsequently upgrades) its rating assigned to that series of New Notes and Old Notes, as set forth below.

If the debt rating on a series of New Notes and Old Notes from any one or more of the three Ratings Agencies is decreased to a rating set forth in the table below, the interest rate on that series will increase from the interest rate otherwise payable on the original issue date by the sum of the rates set forth in the table below opposite that rating level (calculated per agency), provided that, at no time shall the interest rate on any of the New Notes or the Old Notes increase by more than 2.00%, irrespective of ratings, from the original interest rate effective as of the date of issuance of such notes; provided, further that only the two lowest ratings assigned to a series of New Notes and the Old Notes will be taken into account for purposes of any interest rate adjustment.

S&P/Fitch	Moody’s	Adjustment from Original Interest Rate (per Rating Agency)
BB+	Ba1	.25%
BB	Ba2	.50%
BB-	Ba3	.75%
B+	B1	1.00%
B	B2	1.25%
B-	B3	1.50%
CCC+	Caa	1.75%
CCC	Ca	2.00%

If at any time the interest rate on a series of New Notes and the Old Notes has been increased as a result of a ratings downgrade by a Rating Agency and such Rating Agency subsequently increases its rating of that series to any of the ratings set forth in the table above, the interest rate on that series will be decreased to the interest rate otherwise payable on that series on the date of the issuance of such notes plus the sum of the applicable interest rates set forth opposite the ratings in the table above. If any of the Rating Agencies subsequently increases its rating of a series of New Notes and Old Notes to better than BB+/Ba1 or its equivalent, the adjustment from the original interest rate attributable to that Rating Agency shall no longer apply, and unless one or more other Rating Agencies rates that series BB+/Ba1 or lower, the interest rate shall revert to the interest rate payable on that series at the date of their issuance.

If at any time during the term of the New Notes, its series is rated A-/A3 or above by any two of the Rating Agencies, the provisions described under this “Interest Rate Adjustment Based on Ratings Event” section will cease to apply to such series and the effective interest rate on such series at original issuance will remain in effect until the maturity or redemption of that series.

Any interest rate increase or decrease described above will take effect from the first Business Day of the interest period during which a rating change requiring an adjustment in the interest rate occurs. If any Rating Agency changes its rating of a series more than once during any particular interest period, the last such change to occur will control in the event of a conflict. The term “interest period” shall mean the period from and including an interest payment date to and excluding the next succeeding interest payment date, or in connection with the first interest period, the period from and including the issue date of the relevant notes to and excluding the first interest payment date

Modifications and Amendment

The Issuer, the Guarantors and the Trustee may execute agreements adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental agreement or modifying in any manner the rights of the Holders under the New Notes or the Guarantees only with the consent of the Holders of not less than a majority in aggregate principal amount of the notes then outstanding (irrespective of series) that would be affected by the proposed modification or amendment; provided that no such agreement shall (a) change the maturity of the principal of, or any installment of interest on, any New Note, or reduce the principal amount or the interest thereof, or extend the time of payment of any installment of interest thereon, or change the currency of payment of principal of, or interest on, any New Note, or change the Issuer’s or a Guarantor’s obligation to pay Additional Amounts, impair or affect the right of any Holder to institute suit for the enforcement of any such payment on or after the due date thereof (or in the case of redemption on or after the redemption date) or change in any manner adverse to the interests of the Holders the terms and provisions of the Guarantees in respect of the due and punctual payment of principal amount of the New Notes then outstanding plus accrued and unpaid interest (and all Additional Amounts, if any) without the consent of the Holder of each New Note so affected; or (b) reduce the aforesaid percentage of notes, the consent of the Holders of which is required for any such agreement, without the consent of the Holders of the affected series of notes then outstanding. To the extent that any changes directly affect fewer than all the series of the notes issued under the Indenture, only the consent of the Holders of notes of the relevant series (in the respective percentages set forth above) will be required.

The Issuer, the Guarantors and the Trustee may, without the consent of the Holders, from time to time execute agreements or amendments or enter into an indenture or indentures supplemental thereto (including in respect of one series of notes only) for one or more of the following purposes:

•	to convey, transfer, assign, mortgage or pledge any property or assets to the Trustee or another person as security for the New Notes;

•

to evidence the succession of another person to the Issuer or any Guarantors, or successive successions, and the assumption by the successor person of the covenants of the Issuer or any of the Guarantors, pursuant to the Indenture and the New Notes;

•

to evidence and provide for the acceptance of appointment of a successor or successors to the Trustee in any of its capacities and to add to or change any of the provisions of the Indenture to facilitate the administration of the trusts created thereunder by more than one trustee;

•

to add to the covenants of the Issuer or the Guarantors, for the benefit of the holders of all or any series of the notes issued under the Indenture, or to surrender any rights or powers conferred on the Issuer or the Guarantors in the Indenture;

•

to add any additional events of default for the benefit of the Holders of all or any series of New Notes (and if such additional events of default are to be for the benefit of less than all series of Holders, stating that such additional events of default are expressly being included solely for the benefit of such series);

•

to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of New Notes, provided that any such addition, change or elimination (A) shall neither (i) apply to any New Note of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such New Note with respect to such provision or (B) shall become effective only when there is no such New Note outstanding;

•

to modify the restrictions on and procedures for, resale and other transfers of the New Notes pursuant to law, regulation or practice relating to the resale or transfer of restricted securities generally;

•

to provide for the issuance and terms of any particular series of securities, the rights and obligations of the Guarantors and the holders of the securities of such series, the form or forms of the securities of such series and such other matters in connection therewith as the Issuer and the Guarantors shall consider appropriate, including, without limitation, provisions for (a) additional or different covenants, restrictions or conditions applicable to such series, (b) additional or different events of default in respect of such series, (c) a longer or shorter period of grace and/or notice in respect of any provision applicable to such series than is otherwise provided, (d) immediate enforcement of any event of default in respect of such series or (e) limitations upon the remedies available in respect of any events of default in respect of such series or upon the rights of the holders of securities of such series to waive any such event of default;

•

(a) to cure any ambiguity or to correct or supplement any provision contained in the Indenture, any series of New Notes or the Guarantees, or in any supplemental agreement, which may be defective or inconsistent with any other provision contained therein or in any supplemental agreement, (b) to eliminate any conflict between the terms hereof and the Trust Indenture Act or (c) to make such other provision in regard to matters or questions arising under the Indenture or under any supplemental agreement as the Issuer may deem necessary or desirable and which will not adversely affect the interests of the Holders to which such provision relates in any material respect;

•

to “reopen” the New Notes of any series and create and issue additional New Notes having identical terms and conditions as the New Notes of such series (or in all respects except for the issue date, issue price, first interest accrual date and first interest payment date) so that the additional notes are consolidated and form a single series with the outstanding New Notes and any outstanding Old Notes;

•	to add any Subsidiary of the Parent Guarantor as a Guarantor with respect to any series of notes, subject to applicable regulatory or contractual limitations relating to such subsidiary’s Guarantee;

•	to provide for the release and termination of any Subsidiary Guarantor’s Guarantee in the circumstances described under “—Guarantees” above;

•	to provide for any amendment, modification or alteration of any Subsidiary Guarantor’s Guarantee and the limitations applicable thereto in the circumstances described under “—Guarantees” above;

•	to make any other change that does not materially adversely affect the interests of the holders of the series of notes affected thereby.

Certain Covenants

Limitation on Liens

So long as any of the New Notes remains outstanding, the Parent Guarantor will not, nor will it permit any Restricted Subsidiary to, create, assume, guarantee or suffer to exist any mortgage, pledge, security interest or lien (an “Encumbrance”) on any of its Principal Plants or on any capital stock of any Restricted Subsidiary without effectively providing that the New Notes (together with, if the Parent Guarantor shall so determine, any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created) shall be secured by the security for such secured indebtedness equally and ratably therewith, provided, however, the above limitation does not apply to:

(a)	purchase money liens, so long as such liens attach only to the assets so acquired and improvements thereon,

(b)	Encumbrances existing at the time of acquisition of property (including through merger or consolidation) or securing indebtedness the proceeds of which are used to pay or reimburse the Parent Guarantor or a Restricted Subsidiary for the cost of such property (provided such indebtedness is incurred within 180 days after such acquisition),

(c)	Encumbrances on property of a Restricted Subsidiary existing at the time it becomes a Restricted Subsidiary,

(d)	Encumbrances to secure the cost of development or construction of property, or improvements thereon, provided that the recourse of the creditors in respect of such indebtedness is limited to such property and improvements,

(e)	Encumbrances in connection with the acquisition or construction of Principal Plants or additions thereto financed by tax-exempt securities,

(f)	Encumbrances securing indebtedness owing to the Parent Guarantor or a Restricted Subsidiary by a Restricted Subsidiary,

(g)	Encumbrances existing at the date of the Indenture,

(h)	Encumbrances required in connection with state or local governmental programmes which provide financial or tax benefits, provided the obligations secured are in lieu of or reduce an obligation that would have been secured by an Encumbrance permitted under the Indenture,

(i)	any Encumbrance arising by operation of law and not securing amounts more than ninety (90) days overdue or otherwise being contested in good faith,

(j)	judgment Encumbrances not giving rise to an event of default,

(k)	any Encumbrance incurred or deposits made in the ordinary course of business, including, but not limited to, (i) any mechanics’, materialmen’s, carriers’, workmen’s, vendors’ or other like Encumbrances, (ii) any Encumbrances securing amounts in connection with workers’ compensation, unemployment insurance and other types of social security, and (iii) any easements, rights-of-way, restrictions and other similar charges,

(l)	any Encumbrance upon specific items of inventory or other goods and proceeds of the Parent Guarantor or any Restricted Subsidiary securing the Parent Guarantor’s or any such Restricted Subsidiary’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods,

(m)	any Encumbrance incurred or deposits made securing the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of like nature incurred in the ordinary course of business,

(n)	any Encumbrance on any Principal Plant of the Parent Guarantor or any Restricted Subsidiary in favour of the Federal Government of the United States or the government of any State thereof, or the government of the United Kingdom, or any state in the European Union, or any instrumentality of any of them, securing the obligations of the Parent Guarantor or any Restricted Subsidiary pursuant to any contract or payments owed to such entity pursuant to applicable laws, rules, regulations or statutes,

(o)	any Encumbrance securing taxes or assessments or other applicable governmental charges or levies,

(p)

extensions, renewals or replacements of the Encumbrances referred to in clauses (a) through (o), provided that the amount of indebtedness secured by such extension, renewal or replacement shall not exceed the principal amount of indebtedness being extended, renewed or replaced, together with the amount of any premiums, fees, costs and expenses associated with such extension, renewal or replacement, nor shall the pledge, mortgage or lien be extended to any additional Principal Plant unless otherwise permitted under this covenant,

(q)	as permitted under the provisions described in the following two paragraphs herein and

(r)	in connection with sale-leaseback transactions permitted under the Indenture.

Notwithstanding the provisions described in the immediately preceding paragraph, the Parent Guarantor or any Restricted Subsidiary may, without rateably securing the New Notes, create, assume, guarantee or suffer to exist any indebtedness which would otherwise be subject to such restrictions, and renew, extend or replace such indebtedness, provided that the aggregate amount of such indebtedness, when added to the fair market value of property transferred in certain sale and leaseback transactions permitted by Indenture as described below under “Sale-Leaseback Financings” (computed without duplication of amount) does not at the time exceed 15% of Net-Tangible Assets.

If the Parent Guarantor or any Restricted Subsidiary merges or consolidates with, or purchases all or substantially all of the assets of, another corporation, or the Parent Guarantor sells all or substantially all of its assets to another corporation, and if such other corporation has outstanding obligations secured by an Encumbrance which, by reason of an after-acquired property clause or similar provision, would extend to any Principal Plant owned by the Parent Guarantor or such Restricted Subsidiary immediately prior thereto, the Parent Guarantor or such Restricted Subsidiary, as the case may be, will in such event be deemed to have created an Encumbrance, within the prohibition of the covenant described above, unless (a) such merger or consolidation involving a Restricted Subsidiary constitutes a disposition by the Parent Guarantor of its interest in the Restricted Subsidiary or (b) (i) at or prior to the effective date of such merger, consolidation, sale or purchase such Encumbrance shall be released of record or otherwise satisfied to the extent it would extend to such Principal Plant, (ii) prior thereto, the Parent Guarantor or such Restricted Subsidiary shall have created, as security for the New Notes (and, if the Parent Guarantor shall so determine, as security for any other indebtedness of the Parent Guarantor then existing or thereafter created ranking equally with the New Notes and any other indebtedness of such Restricted Subsidiary then existing or thereafter created), a valid Encumbrance which will rank equally and rateably with the Encumbrances of such other corporation on such Principal Plant of the Parent Guarantor or such Restricted Subsidiary, as the case may be, or (iii) such Encumbrance is otherwise permitted or complies with the Covenant described above.

In each instance referred to in the preceding paragraphs where the Parent Guarantor is obligated to provide security for the New Notes (except, for certain issues of indebtedness, in the case of transactions relating to stock of a Restricted Subsidiary), the Parent Guarantor would be required to provide comparable security for other outstanding indebtedness under the indentures and other agreements relating thereto.

Sale-Leaseback Transactions Relating to Principal Plants

(a)	Except to the extent permitted under paragraph (c) below, and except for any transaction involving a lease for a temporary period, not to exceed three years, by the end of which it is intended that the use of the leased property by the Parent Guarantor or any Restricted Subsidiary will be discontinued and except for any transaction with a state or local authority that is required in connection with any programme, law, statute or regulation that provides financial or tax benefits not available without such transaction, the Parent Guarantor shall not sell any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property and the Parent Guarantor will not permit any Restricted Subsidiary to sell to anyone other than the Parent Guarantor or a Restricted Subsidiary any Principal Plant as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property unless:

(i)	the net proceeds of such sale (including any purchase money mortgages received in connection with such sale) are at least equal to the fair market value (as determined by an officer of the Parent Guarantor) of such property and

(ii)	subject to paragraph (d) below, the Parent Guarantor shall, within 120 days after the transfer of title to such property (or, if the Parent Guarantor holds the net proceeds described below in cash or cash equivalents, within two years)

(A)	purchase, and surrender to the Trustee for retirement as provided in this covenant, a principal amount of New Notes equal to the net proceeds derived from such sale (including the amount of any such purchase money mortgages), or

(B)	repay other pari passu indebtedness of the Parent Guarantor or any Restricted Subsidiary in an amount equal to such net proceeds, or

(C)	expend an amount equal to such net proceeds for the expansion, construction or acquisition of a Principal Plant, or

(D)	effect a combination of such purchases, repayments and plant expenditures in an amount equal to such net proceeds.

(b)	At or prior to the date 120 days after a transfer of title to a Principal Plant which shall be subject to the requirements of this covenant, the Parent Guarantor shall furnish to the Trustee:

(i)	an Officers’ Certificate stating that paragraph (a) of this covenant has been complied with and setting forth in detail the manner of such compliance, which certificate shall contain information as to

(A)	the amount of New Notes theretofore redeemed and the amount of New Notes theretofore purchased by the Parent Guarantor and cancelled by the Trustee and the amount of New Notes purchased by the Parent Guarantor and then being surrendered to the Trustee for cancellation,

(B)	the amount thereof previously credited under paragraph (d) below,

(C)	the amount thereof which it then elects to have credited on its obligation under paragraph (d) below, and

(D)	any amount of other indebtedness which the Parent Guarantor has repaid or will repay and of the expenditures which the Parent Guarantor has made or will make in compliance with its obligation under paragraph (a), and

(ii)	a deposit with the Trustee for cancellation of the New Notes then being surrendered as set forth in such certificate.

(c)	Notwithstanding the restriction of paragraph (a), the Parent Guarantor and any one or more Restricted Subsidiaries may transfer property in sale-leaseback transactions which would otherwise be subject to such restriction if the aggregate amount of the fair market value of the property so transferred and not reacquired at such time, when added to the aggregate principal amount of indebtedness for borrowed money permitted by the last paragraph of the covenant described under “—Limitation on Liens” which shall be outstanding at the time (computed without duplication of the value of property transferred as provided in this paragraph (c)), does not at the time exceed 15% of Net Tangible Assets.

(d)

The Parent Guarantor, at its option, shall be entitled to a credit, in respect of its obligation to purchase and retire New Notes under this covenant, for the principal amount of any New Notes deposited with the Trustee for the purpose and also for the principal amount of (i) any New Notes theretofore redeemed at the option of the Parent Guarantor and (ii) any New Notes previously purchased by the Parent Guarantor and cancelled by the Trustee, and in each case not theretofore applied as a credit under this paragraph (d) or as part of a sinking fund arrangement for the New Notes.

(e)	For purposes of this covenant, the amount or the principal amount of New Notes which are issued with original issue discount shall be the principal amount of such New Notes that on the date of the purchase or redemption of such New Notes referred to in this covenant could be declared to be due and payable pursuant to the Indenture.

Events of Default

The occurrence and continuance of one or more of the following events will constitute an “Event of Default” under the Indenture and under each series of New Notes and Old Notes:

(a)	payment default—(i) the Issuer or a Guarantor fails to pay interest within 30 days from the relevant due date, or (ii) the Issuer or a Guarantor fails to pay the principal (or premium, if any) due on the New Notes or the Old Notes at maturity; provided that to the extent any such failure to pay principal or premium is caused by a technical or administrative error, delay in processing payments or event beyond the control of the Issuer or Guarantors, no Event of Default shall occur for three days following such failure to pay; provided further that, in the case of a redemption payment, no Event of Default shall occur for 30 days following a failure to make such payment; or

(b)	breach of other material obligations—the Issuer or a Guarantor defaults in the performance or observance of any of its other material obligations under or in respect of the New Notes or the Old Notes of a series or the Indenture and such default remains unremedied for 90 days after there has been given a written notice to the Issuer and the Parent Guarantor by the Trustee or to the Issuer, the Parent Guarantor and the Trustee by the Holders of at least 25% in principal amount of the New Notes and Old Notes of the series affected thereby, specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under the New Notes and the Old Notes of such series; or

(c)	cross-acceleration—any obligation for the payment or repayment of borrowed money having an aggregate outstanding principal amount of at least €100,000,000 (or its equivalent in any other currency) of the Issuer or a Guarantor becomes due and payable prior to its stated maturity by reason of a default and is not paid within 30 days; or

(d)	bankruptcy or insolvency—a court of competent jurisdiction commences bankruptcy or other insolvency proceedings against the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary under the applicable laws of their respective jurisdictions of incorporation, or the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary applies for or institutes such proceedings or offers or makes an assignment for the benefit of its creditors generally, or a third party institutes bankruptcy or insolvency proceedings against the Issuer, the Parent Guarantor or a Guarantor that is a Significant Subsidiary and such proceedings are not discharged or stayed within 90 days; or

(e)	impossibility due to government action—any governmental order, decree or enactment shall be made in or by Belgium or the jurisdiction of incorporation of a Guarantor that is a Significant Subsidiary whereby the Issuer, the Parent Guarantor, or such Guarantor that is a Significant Subsidiary is prevented from observing and performing in full its obligations as set forth in the terms and conditions of the New Notes and the Guarantees, respectively, and this situation is not cured within 90 days, or

(f)	invalidity of the Guarantees—the Guarantees provided by the Parent Guarantor or a Guarantor that is a Significant Subsidiary cease to be valid and legally binding for any reason whatsoever or the Parent Guarantor or a Guarantor that is a Significant Subsidiary seeks to deny or disaffirm its obligations under the Guarantee.

If an Event of Default occurs and is continuing with respect to the New Notes and the Old Notes of any series, then in each and every case, unless the principal of all of the New Notes and Old Notes of such series shall already have become due and payable (in which case no action is required for the acceleration of the New Notes and Old Notes of such series), the Holders of not less than 25% in aggregate principal amount of the New Notes and Old Notes of such series then outstanding, by written notice to the Issuer, the Parent Guarantor and the Trustee as provided in the Indenture, may declare the entire principal of all the New Notes and Old Notes of such series, and the interest accrued thereon, to be due and payable immediately, provided, however, that if an Event of Default specified in paragraph (d) above with respect to any series of New Notes and Old Notes at the time outstanding occurs, the principal amount of that series shall automatically, and without any declaration or other action on the part of the Trustee or any Holder, become immediately due and payable. Under certain circumstances, the Holders of a majority in aggregate principal amount of a series of New Notes and Old Notes then outstanding may, by written notice to the Issuer and the Trustee as provided in the Indenture, waive all defaults and rescind and annul such declaration and its consequences, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or shall impair any right consequent thereon.

Substitution of the Issuer or Guarantor; Consolidation, Merger and Sale of Assets

In all cases subject to the provisions described above under “—Holders’ Option to Require Repayment upon a Change in Control”, (i) the Issuer or a Guarantor, without the consent of the Holders of any of the New Notes, may consolidate with, or merge into, or sell, transfer, lease or convey all or substantially all of their respective assets to, any corporation and (ii) the Issuer may at any time substitute for the Issuer either a Guarantor or any Affiliate (as defined below) of a Guarantor as principal debtor under the New Notes (a “Substitute Issuer”); provided that:

(a)	the Substitute Issuer or any other successor company shall expressly assume the Issuer’s or such Guarantor’s respective obligations under the New Notes or the Guarantees, as the case may be, and the Indenture;

(b)	any other successor company is organized under the laws of a member country of Organisation for Economic Co-Operation and Development;

(c)	the Issuer is not in default of any payments due under the New Notes and immediately before and after giving effect to such consolidation, merger, sale, transfer, lease or conveyance no Event of Default shall have occurred and be continuing;

(d)	in the case of a Substitute Issuer:

(i)	the obligations of the Substitute Issuer arising under or in connection with the New Notes and the Indenture are fully, irrevocably and unconditionally guaranteed by the Parent Guarantor and each Subsidiary Guarantor (if any) on the same terms as existed immediately prior to such substitution under the Guarantees given by such Guarantors;

(ii)	the Parent Guarantor, the Issuer and the Substitute Issuer jointly and severally indemnify each Holder for any income tax or other tax (if any) recognised by such Holder solely as a result of the substitution of the Substitute Issuer (and not as a result of any transfer by such Holder);

(iii)	each stock exchange on which the New Notes are listed shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to be listed on such stock exchange;

(iv)	each rating agency that rates the New Notes shall have confirmed that, following the proposed substitution of the Substitute Issuer, such New Notes will continue to have the same or better rating as immediately prior to such substitution; and

(e)	written notice of such transaction shall be promptly provided to the Holders.

For purposes of the foregoing, “Affiliate” shall mean, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person.

Upon the effectiveness of any substitution, all of the foregoing provisions will apply mutatis mutandis, and references elsewhere herein to the Issuer or a Guarantor will, where the context so requires, be deemed to be or include references, to any successor company.

Discharge and Defeasance

Discharge of Indenture

The Indenture provides that the Issuer and the Guarantors will be discharged from any and all obligations in respect of the Indenture (except for certain obligations to register the transfer of or New Notes, replace stolen, lost or mutilated New Notes, make payments of principal and interest and maintain paying agencies) if:

•	the Issuer or the Guarantors have paid or caused to be paid in full the principal of and interest on all New Notes outstanding thereunder;

•	the Issuer or the Guarantors shall have delivered to the Trustee for cancellation all New Notes outstanding theretofore authenticated; or

•

all New Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable; (ii) will become due and payable in accordance with their terms within one year or (iii) are to be, or have been, called for redemption as described under “—Optional Redemption” or “—Optional Tax Redemption” within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and, in any such case, the Issuer or the Guarantors shall have irrevocably deposited with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of such New Notes, (a) cash in U.S. dollars in an amount, or (b) U.S. Government Obligations (as defined below) which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than the due date of any payment, cash in U.S. dollars in an amount, or (c) any combination of (a) and (b), sufficient to pay all the principal of, and interest (and Additional Amounts, if any) on, all such New Notes not theretofore delivered to the Trustee for cancellation on the dates such payments are due in accordance with the terms of the New Notes and all other amounts payable under the Indenture by the Issuer.

“U.S. Government Obligations” means securities which are (i) direct obligations of the U.S. government or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the U.S. government, the payment of which is unconditionally guaranteed by the U.S. government, which, in either case, are full faith and credit obligations of the U.S. government payable in U.S. dollars and are not callable or redeemable at the option of the issuer thereof.

Covenant Defeasance

The Indenture also provides that the Issuer and the Guarantors need not comply with certain covenants of the Indenture (including those described under “—Certain Covenants—Limitation on Liens”), and the Guarantors shall be released from their obligations under the Guarantees, if:

•

the Issuer (or the Guarantors) irrevocably deposit with the Trustee as trust funds in irrevocable trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of such New Notes, (i) cash in U.S. dollars in an amount, or (ii) U.S. government obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide not later than one day before the due date of any payment cash in U.S. dollars in an amount, or (iii) any combination of (i) and (ii), sufficient to pay all the principal of, and interest on, the New Notes then outstanding on the dates such payments are due in accordance with the terms of the New Notes;

•	certain events of default, or events which with notice or lapse of time or both would become such an event of default, shall not have occurred and be continuing on the date of such deposit;

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognised standing with respect to U.S. federal income tax matters to the effect that the beneficial owners of the New Notes will not recognise income, gain or loss for U.S. federal income tax purposes as a result of the exercise of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would be the case if such Covenant Defeasance had not occurred;

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an opinion of tax counsel of recognised standing in its jurisdiction of incorporation to the effect that such deposit and related Covenant Defeasance will not cause the Holders, other than Holders who are or who are deemed to be residents of such jurisdiction of incorporation or use or hold or are deemed to use or hold their New Notes in carrying on a business in such jurisdiction of incorporation, to recognise income, gain or loss for income tax purposes in such jurisdiction of incorporation, and to the effect that payments out of the trust fund will be free and exempt from any and all withholding and other income taxes of whatever nature of such jurisdiction of incorporation or political subdivision thereof or therein having power to tax, except in the case of New Notes beneficially owned (i) by a person who is or is deemed to be a resident of such jurisdiction of incorporation or (ii) by a person who uses or holds or is deemed to use or hold such New Notes in carrying on a business in such jurisdiction of incorporation; and

•

the Issuer, or the Guarantors, as the case may be, deliver to the Trustee an officers’ certificate and an opinion of legal counsel of recognised standing, each stating that all conditions precedent provided for relating to such Covenant Defeasance have been complied with.

The effecting of these arrangements is also known as “Covenant Defeasance”.

Additional Amounts

To the extent that any Guarantor is required to make payments in respect of the New Notes, such Guarantor will make all payments in respect of the New Notes without withholding or deduction for or on account of any present or future taxes or duties of whatever nature imposed or levied by way of withholding or deduction at source by or on behalf of any jurisdiction in which such Guarantor is incorporated, organised, or otherwise tax resident or any political subdivision or any authority thereof or therein having power to tax (the “Relevant Taxing Jurisdiction”) unless such withholding or deduction is required by law. In such event, such Guarantor will pay to the Holders such additional amounts (the “Additional Amounts”) as shall be necessary in order that the net amounts received by the Holders, after such withholding or deduction, shall equal the respective amounts of principal and interest which would otherwise have been receivable in the absence of such withholding or deduction; except that no such Additional Amounts shall be payable on account of any taxes or duties which:

(a)	are payable by any person acting as custodian bank or collecting agent on behalf of a Holder, or otherwise in any manner which does not constitute a deduction or withholding by the Guarantor from payment of principal or interest made by it, or

(b)	are payable by reason of the Holder or beneficial owner having, or having had, some personal or business connection with such Relevant Taxing Jurisdiction and not merely by reason of the fact that payments in respect of the New Notes or the Guarantees are, or for purposes of taxation are deemed to be, derived from sources in, or are secured in the Relevant Taxing Jurisdiction, or

(c)	are imposed or withheld by reason of the failure of the Holder or beneficial owner to provide certification, information, documents or other evidence concerning the nationality, residence, or identity of the Holder and beneficial owner or to make any valid or timely declaration or similar claim or satisfy any other reporting requirements relating to such matters, whether required or imposed by statute, treaty, regulation or administrative practice, as a precondition to exemption from, or a reduction in the rate of withholding or deduction of such taxes, or

(d)	consist of any estate, inheritance, gift, sales, excise, transfer, personal property or similar taxes, or

(e)	are imposed on or with respect to any payment by the applicable Guarantors to the registered Holder if such Holder is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent that taxes would not have been imposed on such payment had such registered Holder been the sole beneficial owner of such New Note, or

(f)	are deducted or withheld pursuant to (i) any European Union directive or regulation concerning the taxation of interest income, or (ii) any international treaty or understanding relating to such taxation and to which the Relevant Taxing Jurisdiction or the European Union is a party, or (iii) any provision of law implementing, or complying with, or introduced to conform with, such directive, regulation, treaty or understanding, or

(g)	are payable by reason of a change in law or practice that becomes effective more than 30 days after the relevant payment of principal or interest becomes due, or is duly provided for and written notice thereof is provided to the Holders, whichever occurs later, or

(h)	are payable because any New Note was presented to a particular paying agent for payment if the New Note could have been presented to another paying agent without any such withholding or deduction, or

(i)	are payable for any combination of (a) through (h) above.

References to principal or interest in respect of the New Notes shall be deemed to include any Additional Amounts, which may be payable as set forth in the Indenture.

The preceding covenant regarding Additional Amounts will not apply to any Guarantor at any time when such Guarantor is incorporated in a jurisdiction in the United States; provided, however, that such covenant will apply to the Issuer at any time when it is incorporated in a jurisdiction outside of the United States.

Indemnification of Judgment Currency

To the fullest extent permitted by applicable law, the Issuer and each of the Guarantors will indemnify each Holder against any loss incurred by such Holder as a result of any judgment or order being given or made for any amount due under any New Note or Guarantee and such judgment or order being expressed and paid in a currency (the “Judgment Currency”), which is other than U.S. dollars and as a result of any variation as between (i) the rate of exchange at which the U.S. dollar is converted into the Judgment Currency for the purposes of such judgment or order and (ii) the spot rate of exchange in The City of New York at which the Holder on the date of payment of such judgment is able to purchase U.S. dollars with the amount of the Judgment Currency actually received by such Holder. This indemnification will constitute a separate and independent obligation of the Issuer or each of the Guarantors, as the case may be, and will continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “spot rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of, or conversion into, U.S. dollars.

Governing Law; Submission to Jurisdiction

The Indenture, the New Notes and the Guarantees will be governed by and construed in accordance with the laws of the State of New York.

The Issuer and the Guarantors have irrevocably submitted to the non-exclusive jurisdiction of the courts of any U.S. state or federal court in the Borough of Manhattan in The City of New York, New York with respect to any legal suit, action or proceeding arising out of or based upon the Indenture, the New Notes or the Guarantees.

Regarding the Trustee, Paying Agent, Transfer Agent and Registrar

For a description of the duties and the immunities and rights of any Trustee, paying agent, transfer agent or registrar under the Indenture, reference is made to the Indenture, and the obligations of any Trustee, paying agent, transfer agent and registrar to the Holder are subject to such immunities and rights.

Definitions

“Net Tangible Assets” means the total assets of the Parent Guarantor and its Restricted Subsidiaries (including, with respect to the Parent Guarantor, its net investment in subsidiaries that are not Restricted Subsidiaries) after deducting therefrom (a) all current liabilities (excluding any thereof constituting debt by reason of being renewable or extendable) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense, organisation and developmental expenses and other like segregated intangibles, all as computed by the Parent Guarantor in accordance with generally accepted accounting principles applied by the Parent Guarantor as of a date within 90 days of the date as of which the determination is being made; provided, that any items constituting deferred income taxes, deferred investment tax credit or other similar items shall not be taken into account as a liability or as a deduction from or adjustment to total assets.

“Principal Plant” means (a) any brewery, or any manufacturing, processing or packaging plant, now owned or hereafter acquired by the Parent Guarantor or any Subsidiary, but shall not include (i) any brewery or manufacturing, processing or packaging plant which the Parent Guarantor shall by board resolution have determined is not of material importance to the total business conducted by the Parent Guarantor and its Subsidiaries, (ii) any plant which the Parent Guarantor shall by board resolution have determined is used primarily for transportation, marketing or warehousing (any such determination to be effective as of the date specified in the applicable board resolution) or (iii) at the option of the Parent Guarantor, any plant that (A) does not constitute part of the brewing operations of the Parent Guarantor and its Subsidiaries and (B) has a net book value, as reflected on the balance sheet contained in the Parent Guarantor’s financial statements of not more than $100,000,000, and (b) any other facility owned by the Parent Guarantor or any of its Subsidiaries that the Parent

Guarantor shall, by board resolution, designate as a Principal Plant. Following any determination, designation or election referred to herein that a brewery or plant shall not be included as a Principal Plant, the Parent Guarantor may, at its option, by board resolution, elect that such facility subsequently be included as a Principal Plant.

“Restricted Subsidiary” means (a) any Subsidiary which owns or operates a Principal Plant, (b) any other subsidiary which the Parent Guarantor, by board resolution, shall elect to be treated as a Restricted Subsidiary, until such time as the Parent Guarantor may, by further board resolution, elect that such Subsidiary shall no longer be a Restricted Subsidiary, successive such elections being permitted without restriction, and (c) the Issuer and the Subsidiary Guarantors; provided that each of Companhia de Bebidas das Américas—AmBev and Grupo Modelo S.A.B. de C.V. shall not be “Restricted Subsidiaries” until and unless the Parent Guarantor owns, directly or indirectly, 100% of the equity interests in such company. Any such election will be effective as of the date specified in the applicable board resolution.

“Significant Subsidiary” means any Subsidiary (i) the consolidated revenue of which represents 10% of more of the consolidated revenue of the Parent Guarantor, (ii) the consolidated earnings before interest, taxes, depreciation and amortisation (“EBITDA”) of which represents 10% or more of the consolidated EBITDA of the Parent Guarantor or (iii) the consolidated gross assets of which represent 10% or more of the consolidated gross assets of the Parent Guarantor, in each case as reflected in the most recent annual audited financial statements of the Parent Guarantor, provided that (A) in the case of a Subsidiary acquired by the Parent Guarantor during or after the financial year shown in the most recent annual audited financial statements of the Parent Guarantor, such calculation shall be made on the basis of the contribution of the Subsidiary considered on a pro-forma basis as if it had been acquired at the beginning of the relevant period, with the pro-forma calculation (including any adjustments) being made by the Parent Guarantor acting in good faith and (B) EBITDA shall be calculated by the Parent Guarantor in substantially the same manner as it is calculated for the amounts shown in the “Summary Financial Information” included in Form F-4.

“Subsidiary” means any corporation of which more than 50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned directly or indirectly by the Parent Guarantor or a Subsidiary or Subsidiaries or by the Parent Guarantor and a Subsidiary or Subsidiaries.

SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarises the material U.S. federal income tax consequences of the Exchange Offers. It applies to you only if you tender your Old Notes for New Notes in one or more of the Exchange Offers. This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect and subject to change, possibly with retroactive effect.

YOU SHOULD CONSULT WITH YOUR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF PARTICIPATING IN THE EXCHANGE OFFERS

Treatment of the Exchange

For United States federal income tax purposes, you should not be treated as having disposed of Old Notes in a taxable exchange solely because you exchanged Old Notes for New Notes, and you therefore should not recognize gain or loss as a result of this exchange. Accordingly, for United States federal income tax purposes, your tax basis in the New Notes should equal your basis in your Old Notes, your holding periods of the New Notes should include the holding period in your exchanged Old Notes, and payments of interest, premium and principal on the New Notes should be treated in the same manner as such payments were treated with respect to the Old Notes.

PLAN OF DISTRIBUTION

These Exchange Offers do not constitute an invitation to participate in the Exchange Offers in any jurisdiction in which, or to any person to or from whom, it is unlawful to make such invitation or for there to be such participation under applicable securities laws. The distribution of this Form F-4 in certain jurisdictions may be restricted by law. Persons into whose possession this Form F-4 comes are required by the Issuer to inform themselves about, and to observe, any such restrictions.

If you want to participate in the Exchange Offers, you must represent and agree, among other things, that:

•	you are acquiring the New Notes issued in the Exchange Offers in the ordinary course of your business;

•

if you are not a broker-dealer registered under the Exchange Act, you are not participating in or intend to participate in the distribution of the New Notes, and you do not intend to engage in and have no arrangement or understanding with any person to participate in the distribution of the New Notes to be issued in the Exchange Offers;

•

if you are a broker-dealer registered under the Exchange Act, you did not purchase the Old Notes to be exchanged in the Exchange Offers from the Issuer or any of its affiliates, you will acquire the New Notes for your own account in exchange for Old Notes that you acquired as a result of market-making activities or other trading activities, and you will comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale of the New Notes, and you cannot rely on the position of the SEC’s staff in their interpretative letters and, in the European Economic Area, you will not make any offer or sale which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•	you are not prohibited by any law or policy from participating in the Exchange Offers;

•

you are not an affiliate of ours, as defined in Rule 405 under the Securities Act, or if you are such an “affiliate”, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	if you are located in a member state of the European Economic Area which has implemented the Prospectus Directive:

a)	you are a legal entity authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities; or

b)

you are a legal entity which has two or more of: (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in your last annual or consolidated accounts, and you will not make any offer which will require the Issuer to publish a prospectus pursuant to Article 3 of the Prospectus Directive;

•

you are not located or resident in the United Kingdom or, if you are located or resident in the United Kingdom, you are a person falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or within Article 43(2) of the Order, or to whom this Form F-4 may lawfully be communicated in accordance with the Order; and

•	you are not acting on behalf of someone who cannot truthfully and completely make such representations.

If you fail to satisfy any of these conditions, you cannot rely on the position of the SEC set forth in the interpretative letters referred to above under “The Exchange Offers—Terms of the Exchange Offers” and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the New Notes.

Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offers must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such New Notes were acquired as a result of market making activities or other trading activities. We have agreed in the Registration Rights Agreement that we will allow broker-dealers to use this prospectus in connection with the resale of such New Notes, for a period commencing on the day the relevant Exchange Offer is consummated and continuing for 90 days (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus).

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offers and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. Any such requests should be directed to the Exchange Agent.

We have agreed in the Registration Rights Agreement to pay all expenses incident to the Exchange Offers other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

By accepting an Exchange Offer, each broker-dealer that receives New Notes in the Exchange Offers agrees that it will stop using this prospectus if it receives notice from us of any event which makes any statement in this prospectus false in any material respect or which requires any changes in this prospectus in order to make the statements true.

We are delivering copies of this prospectus in electronic form through the facilities of DTC. You may obtain paper copies of the prospectus by contacting the exchange agent at its address specified on the inside back cover of this prospectus. By participating in an Exchange Offer, you will (unless you have requested paper delivery of documents) be consenting to electronic delivery of these documents.

VALIDITY OF THE NEW NOTES AND THE GUARANTEES

The validity of the New Notes and of the Guarantees, except for the authorization of the Guarantees issued by Anheuser-Busch InBev SA/NV, InBev Belgium SA/NV, BrandBrew S.A., Cobrew NV/SA, InBev Nederland N.V., AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., Nimbuspath Limited and AmBrew S.A. will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The authorisation of the Guarantees issued by Anheuser-Busch InBev SA/NV, InBev Belgium SA/NV, BrandBrew S.A., Cobrew NV/SA, InBev Nederland N.V., AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., Nimbuspath Limited and AmBrew S.A. will be passed upon for us by Linklaters, LLP.

EXPERTS

Our financial statements as of 31 December 2008 and 2007 and for each of the three years in the period ended 31 December 2008 included in this Form F-4 have been so included in reliance on the audit reports of Klynveld Peat Marwick Goerdeler (“KPMG”) Réviseurs d’Entreprises SCCRL/Bedrijfsrevisoren BCVBA, independent registered public accounting firm, and PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firms as experts in auditing and accounting. KPMG (Avenue du Bourget/Bourgetlaan 40, 1130 Brussels, Belgium) is a member of the Institut des Réviseurs d’Entreprises/Instituut der Bedrijfsrevisoren.

The audited financial statement of Anheuser-Busch Inc. as of 31 December 2008, not separately presented in this Form F-4, has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statement, to the extent it has been included in our financial statements, has been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The audited financial statements of Anheuser-Busch Inc. as of 31 December 2007 and 2006 and for each of the three years in the period ended 31 December 2007 included in this Form F-4 have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP (800 Market Street, St. Louis, Missouri 63101) is a member of the American Institute of Certified Public Accountants.

Consents to the inclusion in this Form F-4 of such reports by KPMG and PricewaterhouseCoopers LLP have been filed as Exhibits 23.1 and 23.2 to this Form F-4, respectively.

FINANCIAL STATEMENTS

The consolidated financial statements are attached hereto starting on page F-1 of this Form F-4. The audit report of KPMG, independent registered public accounting firm, is included herein immediately preceding the audited consolidated financial statements.

Also included is an unaudited pro-forma condensed consolidated income statement and accompanying notes starting on page PF-1 of this Form F-4. Further, we have attached audited financial statements and schedules of Anheuser-Busch Companies, Inc. for the year ended 31 December 2007 and the unaudited nine-month period ended 30 September 2008 starting on page AF-1 of this Form F-4. The audit report of PricewaterhouseCoopers LLP, independent registered public accounting firm, is included herein immediately preceding the audited Anheuser-Busch Companies, Inc. financial statements.

AB INBEV GROUP ACTUAL HISTORICAL FINANCIAL INFORMATION

Audited consolidated financial statements

Unaudited condensed consolidated interim financial statements

Unaudited condensed consolidated interim income statement for the six-month periods ended 30 June 2009 and 2008	F-84

Unaudited condensed consolidated interim statement of comprehensive income for the six-month periods ended 30 June 2009 and 2008	F-84

Unaudited condensed consolidated interim statement of financial position as of 30 June 2009 and 31 December 2008	F-85

Unaudited condensed consolidated interim statement of changes in equity for the six-month periods ended 30 June 2009 and 2008	F-86

Unaudited condensed consolidated interim statement of cash flows for the six-month periods ended 30 June 2009 and 2008	F-87

Notes to the unaudited condensed consolidated interim financial statements	F-88

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Anheuser-Busch InBev SA/NV:

We have audited the accompanying consolidated balance sheets of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, recognized income and expenses and cash flows for each of the years in the three-year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the balance sheet of Anheuser-Busch Companies, Inc. and subsidiaries as of December 31, 2008, which balance sheet reflects total assets constituting 15,3 percent at December 31, 2008, of the related consolidated totals. The balance sheet of Anheuser-Busch Companies, Inc and subsidiaries was audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for certain consolidated companies at December 31, 2008, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anheuser-Busch InBev SA/NV and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008 in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board and IFRS as adopted by the European Union.

KPMG Bedrijfsrevisoren – Réviseurs d’Entreprises

Statutory auditor

represented by

/s/ Jos Briers

Réviseur d’Entreprises/Bedrijfsrevisor

Brussels, BELGIUM

June 26, 2009, except for Note 36, as to which the date is November 30, 2009

Consolidated financial statements

Consolidated income statement

For the year ended 31 December Million US dollar	Notes	2008	2007	2006
Revenue		23 507	19 735	16 692
Cost of sales		(10 336)	(8 118)	(6 870)
Gross profit		13 171	11 617	9 822
Distribution expenses		(2 725)	(2 343)	(1 945)
Sales and marketing expenses		(3 510)	(2 919)	(2 653)
Administrative expenses		(1 478)	(1 354)	(1 348)
Other operating income/(expenses)	7	440	360	167
Restructuring (including impairment losses)	8	(457)	(59)	(174)
Fair value adjustments	8	(43)	-	-
Business and asset disposal	8	(38)	537	(24)
Disputes	8	(20)	33	80
Profit from operations		5 340	5 872	3 925
Finance cost	11	(1 888)	(975)	(801)
Finance income	11	288	157	208
Net finance cost		(1 600)	(818)	(593)
Share of result of associates		60	1	1
Profit before tax		3 800	5 055	3 333
Income tax expense	12	(674)	(888)	(666)
Profit		3 126	4 167	2 667
Attributable to:
Equity holders of AB InBev		1 927	3 005	1 770
Minority interests		1 199	1 162	897

Basic earnings per share[1]	24	1.93	3.08	1.82
Diluted earnings per share[1]	24	1.93	3.06	1.81

Consolidated statement of recognized income and expenses

For the year ended 31 December Million US dollar	Notes	2008	2007	2006
Exchange differences on translation of foreign operations gains/(losses)	11	(4 212)	2 055	1 189
Full recognition of actuarial gains and (losses)		(372)	45	26
Cash flow hedges	11	(2 308)	23	92
Net result recognized directly in equity		(6 892)	2 123	1 307

Profit		3 126	4 167	2 667
Total recognized income and expenses		(3 766)	6 290	3 974

Attributable to:
Equity holders of AB InBev		(4 690)	5 065	3 030
Minority interests		924	1 225	944

The accompanying notes are an integral part of these consolidated financial statements.

1 2006 and 2007 Basic and diluted earnings per share restated in accordance with IAS 33 (refer note 24 Earnings per share)

Consolidated balance sheet

As at 31 December Million US dollar	Notes	2008	2007
ASSETS
Non-current assets
Property, plant and equipment	13	19 674	9 759
Goodwill	14	49 556	20 365
Intangible assets	15	23 673	1 840
Investments in associates	16	6 868	46
Investment securities	17	239	240
Deferred tax assets	18	932	976
Employee benefits	26	8	10
Trade and other receivables	20	850	858
		101 800	34 094
Current assets
Investment securities	17	270	264
Inventories	19	2 903	1 647
Income tax receivable		580	450
Trade and other receivables	20	4 620	3 783
Cash and cash equivalents	21	2 936	1 949
Assets held for sale	22	51	60
		11 360	8 153
Total assets		113 160	42 247

EQUITY AND LIABILITIES
Equity
Issued capital	23	1 730	559
Share premium	23	17 477	8 802
Reserves	23	(3 247)	4 079
Retained earnings	23	6 482	6 617
Equity attributable to equity holders of AB InBev		22 442	20 057
Minority interests	23	1 989	1 892
		24 431	21 949

Non-current liabilities
Interest-bearing loans and borrowings	25	48 025	7 633
Employee benefits	26	3 009	919
Deferred tax liabilities	18	12 076	689
Trade and other payables	29	399	462
Provisions	28	796	754
		64 305	10 457

Current liabilities
Bank overdrafts	21	765	118
Interest-bearing loans and borrowings	25	11 301	2 117
Income tax payable		405	839
Trade and other payables	29	11 495	6 492
Provisions	28	458	275
		24 424	9 841
Total equity and liabilities		113 160	42 247

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated cash flow statement

For the year ended 31 December Million US dollar	2008	2007	2006
OPERATING ACTIVITIES
Profit	3 126	4 167	2 667
Depreciation, amortization and impairment	1 912	1 408	1 371
Impairment losses on receivables, inventories and assets held for sale	149	67	30
Additions/(reversals) in provisions and employee benefits	572	186	217
Net finance cost	1 600	818	593
Loss/(gain) on sale of property, plant and equipment and intangible assets	(56)	(59)	(118)
Loss/(gain) on sale of subsidiaries and associates	(4)	(484)	10
Loss/(gain) on sale of assets held for sale	(29)	(16)	-
Equity-settled share-based payment expense	63	72	61
Income tax expense	674	888	666
Other non-cash items included in the profit	(12)	41	29
Share of result of associates	(60)	(1)	(1)
Cash flow from operating activities before changes in working capital and use of provisions	7 935	7 087	5 525

Decrease/(increase) in trade and other receivables	201	(23)	(385)
Decrease/(increase) in inventories	(388)	(94)	1
Increase/(decrease) in trade and other payables	989	487	548
Pension contributions and use of provisions	(490)	(496)	(552)
Cash generated from operations	8 247	6 961	5 137

Interest paid	(975)	(852)	(567)
Interest received	126	60	69
Dividends received	1	1	1
Income tax paid	(1 241)	(613)	(518)
CASH FLOW FROM OPERATING ACTIVITIES	6 158	5 557	4 122

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment and of intangible assets	228	193	203
Proceeds from sale of associates	13	-	-
Sale of subsidiaries, net of cash disposed of	47	577	3
Acquisition of subsidiaries, net of cash acquired	(52 251)	(260)	(1 919)
Purchase of minority interests	(853)	(1 576)	(928)
Acquisition of property, plant and equipment and of intangible assets	(2 652)	(2 162)	(1 731)
Net proceeds/(acquisition) of other assets	(38)	4	18
Net repayments/(payments) of loans granted	3	(1)	(11)
CASH FLOW FROM INVESTING ACTIVITIES	(55 503)	(3 225)	(4 365)

FINANCING ACTIVITIES
Net proceeds from the issue of share capital	9 764	115	103
Net purchase of treasury shares	(797)	(821)	(74)
Proceeds from borrowings	56 425	8 950	8 064
Payments on borrowings	(11 953)	(8 449)	(6 960)
Cash net finance costs other than interests	(632)	(60)	(94)
Payment of finance lease liabilities	(6)	(10)	(4)
Dividends paid	(2 922)	(1 052)	(774)
CASH FLOW FROM FINANCING ACTIVITIES	49 879	(1 327)	261

Net increase/(decrease) in cash and cash equivalents	534	1 005	18

Cash and cash equivalents less bank overdrafts at beginning of year	1 831	705	651
Effect of exchange rate fluctuations	(194)	121	36
Cash and cash equivalents less bank overdrafts at end of year	2 171	1 831	705

The accompanying notes are an integral part of these consolidated financial statements.

Notes to the consolidated financial statements

1.	CORPORATE INFORMATION

AB InBev is a publicly traded company based in Leuven, Belgium. It is the leading global brewer and one of the world’s top five consumer products companies. A true consumer-centric, sales driven company, AB InBev manages a portfolio of nearly 300 brands that includes global flagship brands Budweiser®, Stella Artois® and Beck’s®, fast growing multi-country brands like Leffe® and Hoegaarden®, and strong “local jewels” such as Bud Light®, Skol®, Brahma®, Quilmes®, Michelob®, Harbin®, Sedrin®, Cass®, Klinskoye®, Sibirskaya Korona®, Chernigivske®, and Jupiler®, among others. In addition, the company owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer and owner of the global Corona® brand. AB InBev’s dedication to heritage and quality is rooted in brewing traditions that originate from the Den Hoorn brewery in Leuven, Belgium, dating back to 1366 and the pioneering spirit of the Anheuser & Co brewery, established in 1860 in St. Louis, USA. Geographically diversified with a balanced exposure to developed and developing markets, AB InBev leverages the collective strengths of its 120 000 employees based in operations in over 30 countries across the world. The Company strives to be the Best Beer Company in a Better World. On a pro-forma basis for 2008, the combined company would have generated revenue of 39b US Dollar.

The consolidated financial statements of the company for the year ended 31 December 2008 comprise the company and its subsidiaries (together referred to as “AB InBev” or the “company”) and the company’s interest in associates and jointly controlled entities.

These financial statements were authorized for issue by the board of directors on 25 June 2009.

2.	STATEMENT OF COMPLIANCE

The consolidated financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”) and in conformity with IFRS as adopted by the European Union (collectively “IFRS”). AB InBev has not applied early any new IFRS requirements that are not yet effective in 2008. Certain 2007 and 2006 amounts have been reclassified to conform to the 2008 presentation.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A)	BASIS OF PREPARATION AND MEASUREMENT

Depending on the applicable IFRS requirements, the measurement basis used in preparing the financial statements is cost, net realizable value, fair value or recoverable amount. Whenever IFRS provides an option between cost and another measurement basis (e.g. systematic re-measurement), the cost approach is applied.

(B)	FUNCTIONAL AND PRESENTATION CURRENCY

Effective 1 January 2009, the company changed the presentation currency of the consolidated financial statements from the euro to the US dollar, reflecting the post-Anheuser-Busch acquisition profile of the company’s revenue and cash flows, which are now primarily generated in US dollars and US dollar-linked currencies. AB InBev believes that this change provides greater alignment of the presentation currency with AB InBev’s most significant operating currency and underlying financial performance. For comparability purposes, the company has restated the historical financial statements as of and for the years ended 31 December 2008 and 2007 and the three years ended 31 December 2008, from the euro to the US dollar. Unless otherwise specified, all financial information included in these financial statements have been stated in US dollars and has been rounded to the nearest million.

(C)	USE OF ESTIMATES AND JUDGMENTS

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

(D)	PRINCIPLES OF CONSOLIDATION

Subsidiaries are those companies in which AB InBev, directly or indirectly, has an interest of more than half of the voting rights or, otherwise, has control, directly or indirectly, over the operations so as to govern the financial and operating policies in order to obtain benefits from the companies’ activities. In assessing control, potential voting rights that presently are exercisable are taken into account. Control is presumed to exist where AB InBev owns, directly or indirectly, more than one half of the voting rights (which does not always equate to economic ownership), unless it can be demonstrated that such ownership does not constitute control. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. Jointly controlled entities are those entities over whose activities AB InBev has joint control, established by contractual agreement and requiring unanimous consent for strategic financial and operating decisions. Jointly controlled entities are consolidated using the proportionate method of consolidation.

Associates are undertakings in which AB InBev has significant influence over the financial and operating policies, but which it does not control. This is generally evidenced by ownership of between 20% and 50% of the voting rights. In certain instances, the company may hold directly and indirectly an ownership interest of 50% or more in an entity, yet not have effective control. In these instances, such investments are accounted for as associates. Associates are accounted for by the equity method of accounting, from the date that significant influence commences until the date that significant influence ceases. When AB InBev’s share of losses exceeds the carrying amount of the associate, the carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that AB InBev has incurred obligations in respect of the associate.

The financial statements of the company’s subsidiaries, jointly controlled entities and associates are prepared for the same reporting year as the parent company, using consistent accounting policies. All intercompany transactions, balances and unrealized gains and losses on transactions between group companies have been eliminated.

Unrealized gains arising from transactions with associates and jointly controlled entities are eliminated to the extent of AB InBev’s interest in the entity. Unrealized losses are eliminated in the same way as unrealized gains, but only to the extent that there is no evidence of impairment.

A listing of the company’s most important subsidiaries and associates is set out in note 37 AB InBev companies.

(E)	SUMMARY OF CHANGES IN ACCOUNTING POLICIES

All accounting policies were applied consistently with those of the previous financial year, unless disclosed otherwise.

(F)	FOREIGN CURRENCIES

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the balance sheet date rate. Gains and losses resulting from the settlement of foreign currency transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement. Non-monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to US dollar at foreign exchange rates ruling at the dates the fair value was determined.

TRANSLATION OF THE RESULTS AND FINANCIAL POSITION OF FOREIGN OPERATIONS

Assets and liabilities of foreign operations are translated to US dollar at foreign exchange rates prevailing at the balance sheet date. Income statements of foreign operations, excluding foreign entities in hyperinflationary economies, are translated to US dollar at exchange rates for the year approximating the foreign exchange rates prevailing at the dates of the transactions. The components of shareholders’ equity are translated at historical rates. Exchange differences arising from the translation of shareholders’ equity to US dollar at year-end exchange rates are taken to equity (translation reserves).

In hyperinflationary economies, re-measurement of the local currency denominated non-monetary assets, liabilities, income statement accounts as well as equity accounts is made by applying a general price index. These re-measured accounts are used for conversion into US dollar at the closing exchange rate. For subsidiaries and associated companies in countries with hyperinflation where a general price index method is not yet stabilized and does not provide reliable results, the balance sheet and income statement are re-measured into US dollar as if it was the operation’s functional currency. In 2008 and 2007, AB InBev had no operations in hyperinflationary economies.

EXCHANGE RATES

The most important exchange rates that have been used in preparing the financial statements are:

	Closing rate
1 US dollar equals:	2008	2007	2006
Argentinean peso	3.449805	3.151000	3.069495
Brazilian real	2.337001	1.771299	2.138003
Canadian dollar	1.221383	0.981524	1.160289
Chinese yuan	6.823021	7.304166	7.805074
Pound sterling	0.684415	0.498166	0.509871
Russian ruble	29.776885	24.409860	26.345408
South Korean won	1320.856618	935.677686	930.515931
Ukrainian hryvnia	7.800109	5.040043	5.049988
Euro	0.718546	0.679302	0.759301

	Average rate
1 US dollar equals:	2008	2007	2006
Argentinean peso	3.116907	3.122898	3.063697
Brazilian real	1.778974	1.949520	2.181565
Canadian dollar	1.047465	1.071595	1.128891
Chinese yuan	7.007161	7.600559	8.018929
Pound sterling	0.533130	0.500259	0.543991
Russian ruble	24.626252	25.583940	27.182612
South Korean won	1071.573693	925.555696	955.954436
Ukrainian hryvnia	5.158557	5.035529	5.045860
Euro	0.676163	0.731189	0.797266

(G)	INTANGIBLE ASSETS

RESEARCH AND DEVELOPMENT

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in the income statement as an expense as incurred.

Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible, future economic benefits are probable and the company has sufficient resources to complete development. The expenditure capitalized includes the cost of materials, direct labor and an appropriate proportion of overheads. Other development expenditure is recognized in the income statement as an expense as incurred. Capitalized development expenditure is stated at cost less accumulated amortization (see below) and impairment losses (refer accounting policy P).

Amortization related to research and development intangible assets is included within the cost of sales if production related and in sales and marketing if related to commercial activities.

SUPPLY AND DISTRIBUTION RIGHTS

A supply right is the right for AB InBev to supply a customer and the commitment by the customer to purchase from AB InBev. A distribution right is the right to sell specified products in a certain territory.

Acquired customer relationships in a business combination are initially recognized at fair value as supply rights to the extent that they arise from contractual rights. If the IFRS recognition criteria are not met, these relationships are subsumed under goodwill.

Acquired distribution rights are measured initially at cost or fair value when obtained through a business combination.

Amortization related to supply and distribution rights is included within sales and marketing expenses.

BRANDS

If part of the consideration paid in a business combination relates to trademarks, trade names, formulas, recipes or technological expertise these intangible assets are considered as a group of complementary assets that is referred to as a brand for which one fair value is determined. Expenditure on internally generated brands is expensed as incurred.

SOFTWARE

Purchased software is measured at cost less accumulated amortization. Expenditure on internally developed software is capitalized when the expenditure qualifies as development activities; otherwise, it is recognized in the income statement when incurred.

Amortization related to software is included in cost of sales, distribution expenses, sales and marketing expenses or administrative expenses based on the activity the software supports.

OTHER INTANGIBLE ASSETS

Other intangible assets, acquired by the company, are stated at cost less accumulated amortization (see below) and impairment losses (refer accounting policy P).

SUBSEQUENT EXPENDITURE

Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditure is expensed as incurred.

AMORTIZATION

Intangible assets with a finite life are amortized using the straight-line method over their estimated useful lives. Licenses, brewing, supply and distribution rights are amortized over the period in which the rights exist. Brands are considered to have an indefinite life unless plans exist to discontinue the brand. Discontinuance of a brand can be either through sale or termination of marketing support. When AB InBev buys back distribution rights for its own products the life of these rights is considered indefinite, unless the company has a plan to discontinue the related brand or distribution. Software and capitalized development costs related to technology are amortized over 3 to 5 years.

Brands are deemed intangible assets with indefinite useful lives and, therefore, are not amortized but tested for impairment on an annual basis (refer accounting policy P).

GAINS AND LOSSES ON SALE

Net gains on sale of intangible assets are presented in the income statement as other operating income. Net losses on sale are included as other operating expenses. Net gains and losses are recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs can be estimated reliably, and there is no continuing managerial involvement with the intangible assets.

(H)	BUSINESS COMBINATIONS

The company applies the purchase method of accounting to account for acquisitions of businesses. The cost of an acquisition is measured as the aggregate of the fair values at the date of exchange of the assets given, liabilities incurred, equity instruments issued and costs directly attributable to the acquisition. Identifiable assets, liabilities and contingent liabilities acquired or assumed are measured separately at their fair value as of the acquisition date. The excess of the cost of the acquisition over the company’s interest in the fair value of the identifiable net assets acquired is recorded as goodwill.

The allocation of fair values to the identifiable assets acquired and liabilities assumed is based on various assumptions requiring management judgment.

(I)	GOODWILL

Goodwill is determined as the excess of the cost of an acquisition over AB InBev’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities of the acquired subsidiary, jointly controlled entity or associate recognized at the date of acquisition. All business combinations are accounted for by applying the purchase method. Business combinations entered into before 31 March 2004, were accounted for in accordance with IAS 22 Business Combinations. This means that acquired intangibles such as brands were subsumed under goodwill for those transactions. When AB InBev acquires minority interests any difference between the cost of acquisition and the minority interest’s share of net assets acquired is taken to goodwill.

In conformity with IFRS 3 Business Combinations, goodwill is stated at cost and not amortized but tested for impairment on an annual basis and whenever there is an indicator that the cash generating unit to which the goodwill has been allocated, may be impaired (refer accounting policy P).

Goodwill is expressed in the currency of the subsidiary or jointly controlled entity to which it relates (except for subsidiaries operating in highly inflationary economies) and is translated to US dollar using the year-end exchange rate.

In respect of associates, the carrying amount of goodwill is included in the carrying amount of the investment in the associate.

If AB InBev’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities recognized exceeds the cost of the business combination such excess is recognized immediately in the income statement as required by IFRS 3.

Expenditure on internally generated goodwill is expensed as incurred.

(J)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses (refer accounting policy P). Cost includes the purchase price and any costs directly attributable to bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management (e.g. non refundable tax, transport and the costs of dismantling and removing the items and restoring the site on witch they are located, if applicable). The cost of a self-constructed asset is determined using the same principles as for an acquired asset. The depreciation methods, residual value, as well as the useful lives are reassessed, and adjusted if appropriate annually.

SUBSEQUENT EXPENDITURE

The company recognizes in the carrying amount of an item of property, plant and equipment the cost of replacing part of such an item when that cost is incurred if it is probable that the future economic benefits embodied with the item will flow to the company and the cost of the item can be measured reliably. All other costs are expensed as incurred.

DEPRECIATION

The depreciable amount is the cost of an asset less its residual value. Residual values, if not insignificant, are reassessed annually. Depreciation is calculated from the date the asset is available for use, using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives are as follows:

Industrial buildings	20 years

Other real estate properties	33 years

Production plant and equipment:
Production equipment	15 years
Storage and packaging equipment	7 years
Duo tanks	7 years
Handling and other equipment	5 years

Returnable packaging:
Kegs	10 years
Crates	10 years
Bottles	5 years

Point of sale furniture and equipment	5 years

Vehicles	5 years

Information processing equipment	3 or 5 years

Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment.

Land is not depreciated as it is deemed to have an indefinite life.

GAINS AND LOSSES ON SALE

Net gains on sale of items of property, plant and equipment are presented in the income statement as other operating income. Net losses on sale are presented as other operating expenses Net gains and losses are recognized in the income statement when the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable, the associated costs can be estimated reliably, and there is no continuing managerial involvement with the property, plant and equipment.

(K)	ACCOUNTING FOR LEASES

Leases of property, plant and equipment where the company assumes substantially all the risks and rewards of ownership are classified as finance leases. Finance leases are recognized as assets and liabilities (interest-bearing loans and borrowings) at amounts equal to the lower of the fair value of the leased property and the present value of the minimum lease payments at inception of the lease. Amortization and impairment testing for depreciable leased assets, is the same as for depreciable assets that are owned (refer accounting policy J and P).

Lease payments are apportioned between the outstanding liability and finance charges to achieve a constant periodic rate of interest on the remaining balance of the liability.

Leases of assets under which all the risks and rewards of ownership are substantially retained by the lessor are classified as operating leases. Payments made under operating leases are charged to the income statement on a straight-line basis over the term of the lease.

When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

(L)	INVESTMENTS

All investments are accounted for at trade date.

INVESTMENTS IN EQUITY SECURITIES

Investments in equity securities are undertakings in which AB InBev does not have significant influence or control. This is generally evidenced by ownership of less than 20% of the voting rights. Such investments are designated as available-for-sale financial assets which are at initial recognition measured at fair value unless the fair value cannot be reliably determined in which case they are measured at cost. Subsequent changes in fair value, except those related to impairment losses which are recognized in the income statement, are recognized directly in equity.

On disposal of an investment, the cumulative gain or loss previously recognized directly in equity is recognized in profit or loss.

INVESTMENTS IN DEBT SECURITIES

Investments in debt securities classified as trading or as being available-for-sale are carried at fair value, with any resulting gain or loss respectively recognized in the income statement or directly in equity. Fair value of these investments is determined as the quoted bid price at the balance sheet date. Impairment charges and foreign exchange gains and losses are recognized in the income statement.

Investments in debt securities classified as held to maturity are measured at amortized cost.

OTHER INVESTMENTS

Other investments held by the company, are classified as available-for-sale and are carried at fair value, with any resulting gain or loss recognized directly in equity. Impairment charges are recognized in the income statement.

(M)	INVENTORIES

Inventories are valued at the lower of cost and net realizable value. Cost includes expenditure incurred in acquiring the inventories and bringing them to their existing location and condition. The weighted average method is used in assigning the cost of inventories.

The cost of finished products and work in progress comprises raw materials, other production materials, direct labor, other direct cost and an allocation of fixed and variable overhead based on normal operating capacity. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated completion and selling costs.

(N)	TRADE AND OTHER RECEIVABLES

Trade and other receivables are carried at amortized cost less impairment losses. An estimate is made for doubtful receivables based on a review of all outstanding amounts at the balance sheet date.

An allowance for impairment of trade and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of the estimated future cash flows. An impairment loss is recognized in the statement of income, as are subsequent recoveries of previous impairments.

(O)	CASH AND CASH EQUIVALENTS

Cash and cash equivalents include all cash balances and short-term highly liquid investments with a maturity of three months or less from the date of acquisition that are readily convertible into cash. They are stated at face value, which approximates their fair value. For the purpose of the cash flow statement, cash and cash equivalents are presented net of bank overdrafts.

(P)	IMPAIRMENT

The carrying amounts of financial assets, property, plant and equipment, goodwill and intangible assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. In addition, goodwill, intangible assets that are not yet available for use and intangibles with an indefinite life are tested for impairment annually. An impairment loss is recognized whenever the carrying amount of an asset or the related cash-generating unit exceeds its recoverable amount. Impairment losses are recognized in the income statement.

CALCULATION OF RECOVERABLE AMOUNT

The recoverable amount of the company’s investments in unquoted debt securities is calculated as the present value of expected future cash flows, discounted at the debt securities’ original effective interest rate. For equity and quoted debt securities the recoverable amount is their fair value.

The recoverable amount of other assets is determined as the higher of their fair value less costs to sell and value in use. For an asset that does not generate largely independent cash inflows, the recoverable amount is determined for the cash-generating unit to which the asset belongs. In assessing value in use, the estimated future cash flows are discounted to their present value using a discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. Impairment losses recognized in respect of cash-generating units are allocated first to reduce the carrying amount of any goodwill allocated to the units and then to reduce the carrying amount of the other assets in the unit on a pro rata basis.

Impairment testing of intangible assets with an indefinite useful life is primarily based on a fair value approach applying multiples that reflect current market transactions to indicators that drive the profitability of the asset or the royalty stream that could be obtained from licensing the intangible asset to another party in an arm’s length transaction.

For goodwill, the recoverable amount of the cash generating units to which the goodwill belongs is based on a fair value approach. More specifically, a discounted free cash flow approach, based on current acquisition valuation models, is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators. As regards the level of goodwill impairment testing, AB InBev’s overall approach is to test goodwill for impairment at the business unit level (i.e. one level below the segments).

REVERSAL OF IMPAIRMENT LOSSES

An impairment loss in respect of goodwill or investments in equity securities is not reversed. Impairment losses on other assets are reversed if the subsequent increase in recoverable amount can be related objectively to an event occurring after the impairment loss was recognized. An impairment loss is reversed only to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, if no impairment loss had been recognized.

(Q)	SHARE CAPITAL

REPURCHASE OF SHARE CAPITAL

When AB InBev buys back its own shares, the amount of the consideration paid, including directly attributable costs, is recognized as a deduction from equity under treasury shares.

DIVIDENDS

Dividends are recognized as a liability in the period in which they are declared.

SHARE ISSUANCE COSTS

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

(R)	PROVISIONS

Provisions are recognized when (i) the company has a present legal or constructive obligation as a result of past events, (ii) it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and (iii) a reliable estimate of the amount of the obligation can be made. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability.

RESTRUCTURING

A provision for restructuring is recognized when the company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Costs relating to the ongoing activities of the company are not provided for. The provision includes the benefit commitments in connection with early retirement and redundancy schemes.

ONEROUS CONTRACTS

A provision for onerous contracts is recognized when the expected benefits to be derived by the company from a contract are lower than the unavoidable cost of meeting its obligations under the contract. Such provision is measured at the present value of the lower of the expected cost of terminating the contract and the expected net cost of continuing with the contract.

DISPUTES AND LITIGATION

A provision for disputes and litigation is recognized when it is more likely than not that the company will be required to make future payments as a result of past events, such items may include but are not limited to, several claims, suits and actions both initiated by third parties and initiated by AB InBev relating to antitrust laws, violations of distribution and license agreements, environmental matters, employment related disputes, claims from tax authorities, and alcohol industry litigation matters.

(S)	EMPLOYEE BENEFITS

POST-EMPLOYMENT BENEFITS

Post-employment benefits include pensions, post-employment life insurance and medical care benefits. The company operates a number of defined benefit and defined contribution plans throughout the world, the assets of which are generally held in separate trustee-administered funds. The pension plans are generally funded by payments from employees and the company, taking account of the recommendations of independent actuaries. AB InBev maintains funded and unfunded pension plans.

a) Defined contribution plans

Contributions to defined contribution plans are recognized as an expense in the income statement when incurred. A defined contribution plan is a pension plan under which AB InBev pays fixed contributions into a fund. AB InBev has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

b) Defined benefit plans

A defined benefit plan is a pension plan that is not a defined contribution plan. Typically defined benefit plans define an amount of pension benefit that an employee will receive on retirement, usually dependent on one or more factors such as age, years of service and compensation. For defined benefit plans, the pension expenses are assessed separately for each plan using the projected unit credit method. The projected unit credit method considers each period of service as giving rise to an additional unit of benefit entitlement and measures each unit separately. Under this method, the cost of providing pensions is charged to the income statement to spread the regular cost over the service lives of employees in accordance with the advice of qualified actuaries who carry out a full valuation of the plans at least annually. The amounts charged to the income statement consist of current service cost, interest cost, the expected return on any plan assets, past service costs and the effect of any curtailments or settlements. The pension obligations recognized in the balance sheet are measured at the present value of the estimated future cash outflows using interest rates of high quality corporate bonds, which have terms to maturity approximating the terms of the related liability, less any past service costs not yet recognized and the fair value of any plan assets. Past service costs result from the introduction of, or changes to, post-employment benefits. They are recognized as an expense over the average period that the benefits vest. Actuarial gains and losses comprise the effects of differences between the previous actuarial assumptions and what has actually occurred and the effects of changes in actuarial assumptions. Actuarial gains and losses are recognized in full in the period in which they occur in the statement of recognized income and expenses.

Where the calculated amount of a defined benefit liability is negative (an asset), AB InBev recognizes such pension asset to the extent of any cumulative unrecognized past service costs plus any economic benefits available to AB InBev either from refunds or reductions in future contributions.

OTHER POST-EMPLOYMENT OBLIGATIONS

Some AB InBev companies provide post-employment healthcare benefits to their retirees. The entitlement to these benefits is usually based on the employee remaining in service up to retirement age. The expected costs of these benefits are accrued over the period of employment, using an accounting methodology similar to that for defined benefit pension plans.

TERMINATION BENEFITS

Termination benefits are recognized as an expense when the company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to terminate employment before the normal retirement date. Termination benefits for voluntary redundancies are recognized if the company has made an offer encouraging voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably.

BONUSES

Bonuses received by company employees and management are based on financial key indicators. The estimated amount of the bonus is recognized as an expense in the period the bonus is earned. To the extent that bonuses are settled in shares of the company, they are accounted for as share-based payments.

(T)	SHARE-BASED PAYMENTS

Different share and share option programs allow company senior management and members of the board to acquire shares of the company and some of its affiliates. AB InBev adopted IFRS 2 Share-based Payment on 1 January 2005 to all awards granted after 7 November 2002 that had not yet vested at 1 January 2005. The fair value of the share options is estimated at grant date, using an option pricing model that is most appropriate for the respective option. Based on the expected number of options that will vest, the fair value of the options granted is expensed over the vesting period. When the options are exercised, equity is increased by the amount of the proceeds received.

(U)	INTEREST-BEARING LOANS AND BORROWINGS

Interest-bearing loans and borrowings are recognized initially at fair value, less attributable transaction costs. Subsequent to initial recognition, interest-bearing loans and borrowings are stated at amortized cost with any difference between the initial amount and the maturity amount being recognized in the income statement (in accretion expense) over the expected life of the instrument on an effective interest rate basis.

(V)	TRADE AND OTHER PAYABLES

Trade and other payables are stated at amortized cost.

(W)	INCOME TAX

Income tax on the profit for the year comprises current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity, in which case the tax effect is also recognized directly in equity.

Current tax is the expected tax payable on the taxable income for the year, using tax rates enacted, or substantively enacted, at the balance sheet date, and any adjustment to tax payable in respect of previous years.

In accordance with IAS 12 Income Taxes, deferred taxes are provided using the so-called balance sheet liability method. This means that, taking into account the IAS 12 requirements, for all taxable and deductible differences between the tax bases of assets and liabilities and their carrying amounts in the balance sheet a deferred tax liability or asset is recognized. Under this method, a provision for deferred taxes is also made for differences between the fair values of assets and liabilities acquired in a business combination and their tax base. IAS 12 prescribes that no deferred taxes are recognized i) on initial recognition of goodwill, ii) at the initial recognition of assets or liabilities in a transaction that is not a business combination and affects neither accounting nor taxable profit and iii) on differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using currently or substantively enacted tax rates.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously.

The company recognizes deferred tax assets, including assets arising from losses carried forward, to the extent that future probable taxable profit will be available against which the deferred tax asset can be utilized. A deferred tax asset is reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Tax claims are recorded within provisions on the balance sheet (refer accounting policy R).

(X)	INCOME RECOGNITION

Income is recognized when it is probable that the economic benefits associated with the transaction will flow to the company and the income can be measured reliably.

GOODS SOLD

In relation to the sale of beverages and packaging, revenue is recognized when the significant risks and rewards of ownership have been transferred to the buyer, and no significant uncertainties remain regarding recovery of the consideration due, associated costs or the possible return of goods, and there is no continuing management involvement with the goods. Revenue from the sale of goods is measured at the fair value of the consideration received or receivable, net of returns and allowances, trade discounts, volume rebates and discounts for cash payments.

ENTERTAINMENT REVENUE

Revenues at our theme parks are recognized upon admission to a park or when products are delivered to customers. For season pass and other multi-use admissions, AB InBev recognizes a pro-rata portion of the revenue over the year based on the terms of the admission product.

RENTAL AND ROYALTY INCOME

Rental income is recognized under other operating income on a straight-line basis over the term of the lease. Royalties arising from the use by others of the company’s resources are recognized in other operating income on an accrual basis in accordance with the substance of the relevant agreement.

GOVERNMENT GRANTS

A government grant is recognized in the balance sheet initially as deferred income when there is reasonable assurance that it will be received and that the company will comply with the conditions attached to it. Grants that compensate the company for expenses incurred are recognized as other operating income on a systematic basis in the same periods in which the expenses are incurred. Grants that compensate the company for the acquisition of an asset are presented by deducting them from the acquisition cost of the related asset in accordance with IAS 20 Accounting for Government Grants and Disclosure of Government Assistance.

FINANCE INCOME

Finance income comprises interest received or receivable on funds invested, dividend income, foreign exchange gains, losses on currency hedging instruments offsetting currency gains, gains on hedging instruments that are not part of a hedge accounting relationship, gains on financial assets classified as trading as well as any gains from hedge ineffectiveness (refer accounting policy W).

Interest income is recognized as it accrues (taking into account the effective yield on the asset) unless collectability is in doubt. Dividend income is recognized in the income statement on the date that the dividend is declared.

(Y)	EXPENSES

FINANCE COSTS

Finance costs comprise interest payable on borrowings, calculated using the effective interest rate method, foreign exchange losses, gains on currency hedging instruments offsetting currency losses, results on interest rate hedging instruments, losses on hedging instruments that are not part of a hedge accounting relationship, losses on financial assets classified as trading, impairment losses on available-for-sale financial assets as well as any losses from hedge ineffectiveness (refer accounting policy Z).

All interest costs incurred in connection with borrowings or financial transactions are expensed as incurred as part of finance costs. Any difference between the initial amount and the maturity amount of interest bearing loans and borrowings, such as transaction costs and fair value adjustments, are being recognized in the income statement (in accretion expense) over the expected life of the instrument on an effective interest rate basis (refer accounting policy U). The interest expense component of finance lease payments is also recognized in the income statement using the effective interest rate method.

RESEARCH AND DEVELOPMENT, ADVERTISING AND PROMOTIONAL COSTS AND SYSTEMS DEVELOPMENT COSTS

Research, advertising and promotional costs are expensed in the year in which these costs are incurred. Development costs and systems development costs are expensed in the year in which these costs are incurred if they do not meet the criteria for capitalization (refer accounting policy G).

PURCHASING, RECEIVING AND WAREHOUSING COSTS

Purchasing and receiving costs are included in the cost of sales, as well as the costs of storing and moving raw materials and packaging materials. The costs of storing finished products at the brewery as well as costs incurred for subsequent storage in distribution centers are included within distribution expenses.

(Z)	DERIVATIVE FINANCIAL INSTRUMENTS

AB InBev uses derivative financial instruments to mitigate the transactional impact of foreign currencies, interest rates and commodity prices on the company’s performance. AB InBev’s financial risk management policy prohibits the use of derivative financial instruments for trading purposes and the company does therefore not hold or issue any such instruments for such purposes. Derivative financial instruments that are economic hedges but that do not meet the strict IAS 39 Financial Instruments: Recognition and Measurement hedge accounting rules, however, are accounted for as financial assets or liabilities at fair value through profit or loss.

Derivative financial instruments are recognized initially at fair value. Fair value is the amount for which the asset could be exchanged or the liability settled, between knowledgeable, willing parties in an arm’s length transaction. The fair value of derivative financial instruments either is the quoted market price or is calculated using pricing models taking into account current market rates. These pricing models also take into account the current creditworthiness of the counterparties.

Subsequent to initial recognition, derivative financial instruments are re-measured to their fair value at balance sheet date. Depending on whether cash flow or net investment hedge accounting is applied or not, any gain or loss is recognized either directly in equity or in the income statement.

Cash flow, fair value or net investment hedge accounting is applied to all hedges that qualify for hedge accounting when the required hedge documentation is in place and when the hedge relation is determined to be effective.

CASH FLOW HEDGE ACCOUNTING

When a derivative financial instrument hedges the variability in cash flows of a recognized asset or liability, the foreign currency risk of a firm commitment or a highly probable forecasted transaction, the effective part of any resulting gain or loss on the derivative financial instrument is recognized directly in equity (hedging reserves). When the firm commitment in foreign currency or the forecasted transaction results in the recognition of a non financial asset or a non financial liability, the cumulative gain or loss is removed from equity and included in the initial measurement of the asset or liability. When the hedge relates to financial assets or liabilities, the cumulative gain or loss on the hedging instrument is reclassified from equity into the income statement in the same period during which the hedged risk affects the income statement (e.g. when the variable interest expense is recognized). The ineffective part of any gain or loss is recognized immediately in the income statement.

When a hedging instrument or hedge relationship is terminated but the hedged transaction is still expected to occur, the cumulative gain or loss (at that point) remains in equity and is reclassified in accordance with the above policy when the hedged transaction occurs. If the hedged transaction is no longer probable, the cumulative gain or loss recognized in equity is reclassified into the income statement immediately.

FAIR VALUE HEDGE ACCOUNTING

When a derivative financial instrument hedges the variability in fair value of a recognized asset or liability, any resulting gain or loss on the hedging instrument is recognized in the income statement. The hedged item is also stated at fair value in respect of the risk being hedged, with any gain or loss being recognized in the income statement.

NET INVESTMENT HEDGE ACCOUNTING

When a foreign currency liability hedges a net investment in a foreign operation, exchange differences arising on the translation of the liability to the functional currency are recognized directly in equity (translation reserves).

When a derivative financial instrument hedges a net investment in a foreign operation, the portion of the gain or the loss on the hedging instrument that is determined to be an effective hedge is recognized directly in equity (translation reserves), while the ineffective portion is reported in the income statement.

Investments in equity instruments or derivatives linked to and to be settled by delivery of an equity instrument are stated at cost when such equity instrument does not have a quoted market price in an active market and for which other methods of reasonably estimating fair value are clearly inappropriate or unworkable.

(AA)	SEGMENT REPORTING

Operating segments are components of the company’s business activities about which separate financial information is available that is evaluated regularly by management.

AB InBev’s primary segment reporting format is geographical because the company’s risks and rates of return are affected predominantly by the fact that AB InBev operates in different geographical areas. The company’s management structure and internal reporting system to the board of directors is set up accordingly. A geographical segment is a distinguishable component of the company that is engaged in providing products or services within a particular economic environment, which is subject to risks and returns that are different from those of other segments. In accordance with IAS 14 Segment Reporting AB InBev’s reportable geographical segments were determined as North America, Latin America North, Latin America South, Western Europe, Central and Eastern Europe, Asia Pacific and Global Export and Holding Companies. The company’s assets are predominantly located in the same geographical areas as its customers.

Throughout the world, AB InBev is chiefly active in the malt-based beverages business. The non-beer segment consists of AB InBev owned non-beer, soft drinks produced, all other beverages sold by AB InBev under licensing or distribution agreements and the entertainment and packaging business.

Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis. Unallocated assets comprise interest bearing loans granted, investment securities, deferred tax assets, income taxes receivable, cash and cash equivalent and derivative assets. Unallocated liabilities comprise equity and minority interest, interest bearing loans, deferred tax liabilities, bank overdrafts, income taxes payable and derivative liabilities.

Segment capital expenditure is the total cost incurred during the period to acquire property, plant and equipment, and intangible assets other than goodwill.

(BB)	EXCEPTIONAL ITEMS

Exceptional items are those that in management’s judgment need to be disclosed by virtue of their size or incidence. Such items are disclosed on the face of the consolidated income statement or separately disclosed in the notes to the financial statements. Transactions which may give rise to exceptional items are principally restructuring activities, impairments, and gains or losses on disposal of investments.

(CC)	DISCONTINUED OPERATIONS AND NON-CURRENT ASSETS HELD FOR SALE

A discontinued operation is a component of the company that either has been disposed of or is classified as held for sale and represents a separate major line of business or geographical area of operations and is part of a single co-coordinated plan to dispose of or is a subsidiary acquired exclusively with a view to resale.

AB InBev classifies a non-current asset (or disposal group) as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use if all of the conditions of IFRS 5 Non-current assets held for sale and discontinued operations are met. A disposal group is defined as a group of assets to be disposed of, by sale or otherwise, together as a group in a single transaction, and liabilities directly associated with those assets that will be transferred. Immediately before classification as held for sale, the company measures the carrying amount of the asset (or all the assets and liabilities in the disposal group) in accordance with applicable IFRS. Then, on initial classification as held for sale, non-current assets and disposal groups are recognized at the lower of carrying amount and fair value less costs to sell. Impairment losses on initial classification as held for sale are included in profit or loss. The same applies to gains and losses on subsequent re-measurement. Non-current assets classified as held for sale are no longer depreciated or amortized.

(DD)	RECENTLY ISSUED IFRS

To the extent that new IFRS requirements are expected to be applicable in the future, they have been summarized hereafter. For the year ended 31 December 2008, they have not been applied in preparing these consolidated financial statements.

IFRS 8 Operating segments

IFRS 8 Operating Segments introduces the “management approach” to segment reporting. IFRS 8, which becomes mandatory for AB InBev’s 2009 financial statements, will require the disclosure of segment information based on the internal reports regularly reviewed by AB InBev’s Chief Operating Decision Makers in order to assess each segment’s performance and to allocate resources to them. Currently AB InBev presents segment information in respect of its geographical and business segments. The company does not expect that IFRS 8 will trigger a material change to the current segment reporting.

Revised IAS 23 Borrowing Costs

Revised IAS 23 Borrowing Costs removes the option to expense borrowing costs and requires that an entity capitalize borrowing costs directly attributable to the acquisition, construction or production of a qualifying asset as part of the cost of that asset. The revised IAS 23 will become mandatory for AB InBev’s 2009 financial statements and will constitute a change in accounting policy for AB InBev. In accordance with the transitional provisions, AB InBev will apply the revised IAS 23 to qualifying assets for which capitalization of borrowing costs commences on or after the effective date of the standard. The company does not expect a material impact on the consolidated financial statements.

IFRIC 13 Customer Loyalty Programs

IFRIC 13 Customer Loyalty Programs addresses the accounting by entities that operate, or otherwise participate in, customer loyalty programs for their customers. It relates to customer loyalty programs under which the customer can redeem credits for awards such as free or discounted goods or services. IFRIC 13, which becomes mandatory for AB InBev’s 2009 financial statements, is not expected to have a material impact on the consolidated financial statements.

Revised IAS 1 Presentation of Financial Statements (2007)

Revised IAS 1 Presentation of Financial Statements (2007) introduces the term total comprehensive income, which represents changes in equity during a period other than those changes resulting from transactions with owners in their capacity as owners. Total comprehensive income may be presented in either a single statement of comprehensive income (effectively combining both the income statement and all non-owner changes in equity in a single statement), or in an income statement and a separate statement of comprehensive income. Revised IAS 1, which becomes mandatory for AB InBev’s 2009 consolidated financial statements, is not expected to have an impact on the presentation of the consolidated financial statements. AB InBev plans to continue to provide total comprehensive income in an income statement and a separate single statement of other comprehensive income for its 2009 consolidated financial statements.

Amendments to IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements – Puttable Financial Instruments and Obligations Arising on Liquidation

Amendments to IAS 32 Financial Instruments: Presentation and IAS 1 Presentation of Financial Statements – Puttable Financial Instruments and Obligations Arising on Liquidation requires puttable instruments, and instruments that impose on the entity an obligation to deliver to another party a pro rata share of the net assets of the entity only on liquidation, to be classified as equity if certain conditions are met. The amendments, which become mandatory for AB InBev’s 2009 consolidated financial statements, with retrospective application required, are not expected to have a material impact on the consolidated financial statements.

Revised IFRS 3 Business Combinations (2008)

Revised IFRS 3 Business Combinations (2008) incorporates the following changes that are likely to be relevant to AB InBev’s operations:

•	The definition of a business has been broadened, which is likely to result in more acquisitions being treated as business combinations.

•	Contingent consideration will be measured at fair value, with subsequent changes therein recognized in profit or loss.

•	Transaction costs, other than share and debt issue costs, will be expensed as incurred.

•	Any pre-existing interest in the acquiree will be measured at fair value with the gain or loss recognized in profit or loss.

•

Any non-controlling (minority) interest will be measured at either fair value, or at its proportionate interest in the identifiable assets and liabilities of the acquiree, on a transaction-by-transaction basis.

Revised IFRS 3, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, will be applied prospectively and therefore there will be no impact on prior periods in AB InBev’s 2010 consolidated financial statements.

Amended IAS 27 Consolidated and Separate Financial Statements (2008)

Amended IAS 27 Consolidated and Separate Financial Statements (2008) requires accounting for changes in ownership interests by AB InBev in a subsidiary, while maintaining control, to be recognized as an equity transaction. When AB InBev loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss. The amendments to IAS 27, which become mandatory for AB InBev’s 2010 consolidated financial statements, are not expected to have a material impact on the consolidated financial statements.

Amendment to IFRS 2 Share-based Payment – Vesting Conditions and Cancellations

Amendment to IFRS 2 Share-based Payment – Vesting Conditions and Cancellations clarifies the definition of vesting conditions, introduces the concept of non-vesting conditions, requires non-vesting conditions to be reflected in grant-date fair value and provides the accounting treatment for non-vesting conditions and cancellations. The amendments to IFRS 2, that will become mandatory for AB InBev’s 2009 consolidated financial statements, with retrospective application, are not expected to have a material impact on the consolidated financial statements.

IFRIC 15 Agreements for the Construction of Real Estate

IFRIC 15 Agreements for the Construction of Real Estate concludes that revenues for real estate construction projects will have to be recognized using the completed contract method in many cases, except for specific situations where the percentage of completion method of revenue recognition can be applied. This is the case when a contract relates to the sale of assets, but during the construction of these assets revenue recognition criteria are met on a continuous basis (in relation to the completed part of the project). IFRIC 15, which becomes mandatory for AB InBev’s 2009 consolidated financial statements, with retrospective application, is not expected to have a material impact on the consolidated financial statements.

IFRIC 16 Hedges of a Net Investment in a Foreign Operation

IFRIC 16 Hedges of a Net Investment in a Foreign Operation discusses a number of issues in relation to hedging currency risks on foreign operations (net investment hedges). IFRIC 16 specifically confirms only the risk from differences between the functional currencies of the parent and the subsidiary can be hedged. Additionally, currency risks can only be hedged by every (direct or indirect) parent company, as long as the risk is only hedged once in the consolidated financial statements. IFRIC 16 also determines the hedge instrument of a net investment hedge can be held by every group company, except for foreign operation itself. IFRIC 16, which becomes mandatory for AB InBev’s 2009 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

IFRIC 17 Distributions of Non-cash Assets to Owners

IFRIC 17 Distributions of Non-cash Assets to Owners addresses the treatment of distributions in kind to shareholders. Outside the scope of IFRIC 17 are distributions in which the assets being distributed are ultimately controlled by the same party or parties before and after the distribution (common control transactions). A liability has to be recognized when the dividend has been appropriately authorized and is no longer at the discretion of the entity, to be measured at the fair value of the non-cash assets to be distributed. IFRIC 17, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

IFRIC 18 Transfers of Assets from Customers

IFRIC 18 Transfers of Assets from Customers addresses the accounting by access providers for property, plant and equipment contributed to them by customers. Recognition of the assets depends on who controls it. When the asset is recognized by the access provider, it is measured at fair value upon initial recognition. The timing of the recognition of the corresponding revenue depends on the facts and circumstances. IFRIC 18, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

Amendments to IFRS 1 First-time Adoption of IFRSs and IAS 27 Consolidated and Separate Financial Statements - Cost of an Investment in a Subsidiary, Jointly-controlled Entity or Associate

Amendments to IFRS 1 First-time Adoption of IFRSs and IAS 27 Consolidated and Separate Financial Statements - Cost of an Investment in a Subsidiary, Jointly-controlled Entity or Associate revises, amongst others, the accounting for ‘pre-acquisition dividends’ received from participating interests. Those dividends should be recognized as revenue, but such dividends may imply an indicator for the impairment of the participating interest. The amendment, which becomes mandatory for AB InBev’s 2009 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

Amendment to IAS 39 Financial Instruments: Recognition and Measurement - Eligible Hedged Items

Amendment to IAS 39 Financial Instruments: Recognition and Measurement - Eligible Hedged Items provides additional guidance concerning specific positions that qualify for hedging (“eligible hedged items”). The amendment to IAS 39, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with retrospective application, is not expected to have a material impact the consolidated financial statements.

Improvements to IFRSs (2008)

Improvements to IFRSs (2008) is a collection of minor improvements to existing standards. This collection, which becomes mandatory for AB InBev’s 2009 consolidated financial statements, is not expected to have a material impact on the consolidated financial statements.

Improvements to IFRSs (2009)

Improvements to IFRSs (2009) is a collection of minor improvements to existing standards. This collection, which has various adoption dates, is not expected to have a material impact on the consolidated financial statements.

4.	USE OF ESTIMATES AND JUDGMENTS

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Although each of its significant accounting policies reflects judgments, assessments or estimates, AB InBev believes that the following accounting policies reflect the most critical judgments, estimates and assumptions that are important to its business operations and the understanding of its results: business combinations intangible assets, goodwill, impairment, provisions, share-based payments, employee benefits and accounting for current and deferred tax.

The fair values of acquired identifiable intangibles are based on an assessment of future cash flows. Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred, in order to determine whether the carrying value exceeds the recoverable amount. These calculations are based on estimates of future cash flows.

The company uses its judgment to select a variety of methods including the discounted cash flow method and option valuation models and make assumptions about the fair value of financial instruments that are mainly based on market conditions existing at each balance sheet date.

Actuarial assumptions are established to anticipate future events and are used in calculating pension and other postretirement benefit expense and liability. These factors include assumptions with respect to interest rates, expected investment returns on plan assets, rates of increase in health care costs, rates of future compensation increases, turnover rates, and life expectancy.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are further discussed in the relevant notes hereafter.

5.	SEGMENT REPORTING

PRIMARY SEGMENTS

Million US dollar, except volume (million hl) and full time equivalents (FTE in units).

Segment information is presented by geographical segments, consistent with AB InBev’s management and internal reporting structure. AB InBev operates its business through seven regions. Regional and operating company management is responsible for managing performance, underlying risks, and effectiveness of operations. Internally, AB InBev management use performance indicators such as normalized profit and normalized EBITDA as measures of segment performance and to make decisions regarding allocation of resources. These measures are reconciled to segment profit in the tables presented.

	North America			Latin America North			Latin America South			Western Europe
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Volume	27	13	14	102	101	95	34	31	23	34	36	39
Revenue	3 753	2 139	2 296	7 664	6 707	5 353	1 855	1 372	919	4 754	4 725	4 573
Cost of goods sold	(1 586)	(672)	(853)	(2 634)	(2 274)	(1 869)	(782)	(581)	(393)	(2 232)	(2 210)	(2 031)
Distribution expenses	(499)	(376)	(339)	(916)	(756)	(626)	(145)	(112)	(70)	(592)	(551)	(522)
Sales and marketing expenses	(430)	(282)	(390)	(837)	(672)	(554)	(191)	(161)	(112)	(943)	(914)	(903)
Administrative expenses	(155)	(114)	(130)	(418)	(352)	(340)	(72)	(60)	(64)	(345)	(321)	(330)
Other operating income/(expenses)	(4)	4	(8)	208	166	76	11	(15)	(11)	(144)	(96)	(135)
Normalized profit from operations (EBIT)	1 079	699	576	3 067	2 819	2 040	676	443	269	498	633	652
Exceptional items (refer note 8)	(220)	19	(5)	(27)	21	77	(4)	(3)	5	(275)	475	(174)
Profit from operations (EBIT)	859	718	571	3 040	2 840	2 117	672	440	274	223	1 108	478
Net finance cost	(97)	(66)	(70)	(590)	(505)	(347)	(43)	(26)	(28)	(504)	(393)	(262)
Share of result of associates	57	-	1	-	-	(1)	1	2	1	-	(1)	-
Profit before tax	819	652	502	2 450	2 335	1 769	630	416	247	(281)	714	216
Income tax expense	(151)	(172)	(182)	(303)	(267)	(177)	(189)	(124)	(75)	130	(118)	(93)
Profit	668	480	320	2 147	2 068	1 592	441	292	172	(151)	596	123
Normalized profit	803	469	324	2 163	2 057	1 539	445	290	167	81	148	273
Exceptional items	(220)	19	(5)	(27)	21	77	(4)	(3)	5	(275)	475	(174)
Exceptional finance costs	-	-	-	-	-	-	-	-	-	-	-	-
Taxes on exceptional items	85	(8)	1	11	(10)	(24)	-	5	-	43	(27)	24
Profit	668	480	320	2 147	2 068	1 592	441	292	172	(151)	596	123
Normalized EBITDA	1 308	816	694	3 540	3 171	2 344	808	554	349	948	1 054	1 048
Exceptional items	(220)	3	22	(27)	19	76	(4)	(3)	9	(275)	436	(99)
Depreciation, amortization and impairment expense	(229)	(101)	(145)	(473)	(350)	(303)	(132)	(111)	(84)	(450)	(382)	(471)
Net finance costs	(97)	(66)	(70)	(590)	(505)	(347)	(43)	(26)	(28)	(504)	(393)	(262)
Share of results of associates	57	-	1	-	-	(1)	1	2	1	-	(1)	-
Income tax expense	(151)	(172)	(182)	(303)	(267)	(177)	(189)	(124)	(75)	130	(118)	(93)
Profit	668	480	320	2 147	2 068	1 592	441	292	172	(151)	596	123
Normalized EBITDA margin in %	34.9%	38.1%	30.2%	46.2%	47.3%	43.8%	43.6%	40.4%	38.0%	19.9%	22.3%	22.9%
Segment assets	69 633	3 343	3 073	12 052	14 808	10 959	3 841	3 515	3 167	6 169	6 775	6 464
Intersegment elimination
Non-segmented assets
Total assets
Segment liabilities	6 075	1 088	969	2 470	3 147	1 924	763	558	370	2 577	2 773	2 741
Intersegment elimination
Non-segmented liabilities
Total liabilities
Gross capex	318	101	95	615	502	416	285	181	147	537	502	416
Impairment losses/(reversals)	1	(16)	28	55	4	(1)	-	-	-	8	(37)	77
Depreciation & amortization	230	118	117	418	345	304	132	112	84	441	420	394
Additions to/(reversals of) provisions	157	1	60	88	41	(38)	6	16	1	142	31	112
FTE	22 892	5 662	6 337	28 517	25 998	24 872	7 554	7 290	5 306	10 298	11 481	12 122

	Central and Eastern Europe			Asia Pacific			Global Export and Holding Companies			Consolidated
	2008	2007	2006	2008	2007	2006	2008	2007	2006	2008	2007	2006
Volume	46	49	43	37	36	31	5	5	2	285	271	247

Revenue	3 267	3 006	2 283	1 494	1 359	1 144	720	427	124	23 507	19 735	16 692
Cost of goods sold	(1 693)	(1 385)	(1 054)	(812)	(677)	(586)	(597)	(319)	(84)	(10 336)	(8 118)	(6 870)
Distribution expenses	(410)	(399)	(304)	(99)	(93)	(83)	(64)	(56)	(1)	(2 725)	(2 343)	(1 945)
Sales and marketing expenses	(660)	(536)	(391)	(333)	(283)	(218)	(116)	(71)	(85)	(3 510)	(2 919)	(2 653)
Administrative expenses	(176)	(179)	(176)	(101)	(83)	(68)	(211)	(245)	(240)	(1 478)	(1 354)	(1 348)
Other operating income/(expenses)	(132)	(94)	(100)	26	-	(1)	475	395	346	440	360	167
Normalized profit from operations (EBIT)	196	413	258	175	223	188	207	131	60	5 898	5 361	4 043

Exceptional items (refer note 8)	(10)	(21)	(3)	(22)	4	(9)	-	16	(9)	(558)	511	(118)
Profit from operations (EBIT)	186	392	255	153	227	179	207	147	51	5 340	5 872	3 925

Net finance cost	(97)	(60)	(46)	(9)	(5)	(16)	(260)	237	176	(1 600)	(818)	(593)
Share of result of associates	1	-	-	-	-	-	1	-	-	60	1	1
Profit before tax	90	332	209	144	222	163	(52)	384	227	3 800	5 055	3 333

Income tax expense	(42)	(85)	(50)	(72)	(52)	(41)	(47)	(70)	(48)	(674)	(888)	(666)
Profit	48	247	159	72	170	122	(99)	314	179	3 126	4 167	2 667

Normalized profit	56	267	162	93	171	132	85	300	188	3 726	3702	2 785
Exceptional items	(10)	(21)	(3)	(22)	4	(9)	-	16	(9)	(558)	511	(118)
Exceptional finance costs	-	-	-	-	-	-	(187)	-	-	(187)	-	-
Taxes on exceptional items	2	1	-	1	(5)	(1)	3	(2)	-	145	(46)	-
Profit	48	247	159	72	170	122	(99)	314	179	3 126	4 167	2 667

Normalized EBITDA	571	711	498	341	360	301	295	160	79	7 811	6 826	5 313
Exceptional items	(11)	(22)	(7)	(22)	4	(9)	-	17	(9)	(559)	454	(17)
Depreciation, amortization and impairment expense	(374)	(297)	(236)	(166)	(137)	(113)	(88)	(30)	(19)	(1 912)	(1 408)	(1 371)
Net finance costs	(97)	(60)	(46)	(9)	(5)	(16)	(260)	237	176	(1 600)	(818)	(593)
Share of results of associates	1	-	-	-	-	-	1	-	-	60	1	1
Income tax expense	(42)	(85)	(50)	(72)	(52)	(41)	(47)	(70)	(48)	(674)	(888)	(666)
Profit	48	247	159	72	170	122	(99)	314	179	3 126	4 167	2 667

Normalized EBITDA margin in %	17.5%	23.7%	21.8%	22.8%	26.5%	26.3%	41.0%	37.5%	63.7%	33.2%	34.6%	31.8%

Segment assets	3 804	4 502	3 832	5 344	3 922	3 721	8 210	2 204	1 267	109 053	39 069	32 483

Intersegment elimination										(1 308)	(983)	(678)
Non-segmented assets										5 415	4 161	2 761
Total assets										113 160	42 247	34 566

Segment liabilities	722	779	661	1 108	764	512	1 389	841	770	15 104	9 950	7 947
Intersegment elimination										(1 308)	(983)	(678)
Non-segmented liabilities										99 364	33 280	27 297
Total liabilities										113 160	42 247	34 566

Gross capex	503	568	473	282	216	105	79	79	79	2 619	2 149	1 731
Impairment losses/(reversals)	18	5	(4)	1	1	1	-	-	-	83	(43)	101
Depreciation & amortization	362	289	240	165	137	112	88	30	19	1 836	1 451	1 270
Additions to/(reversals of) provisions	19	19	6	22	14	(1)	33	19	33	467	141	173
FTE	16 054	13 509	13 356	22 509	24 056	22 925	12 050	694	699	119 874	88 690	85 617

SECONDARY SEGMENTS

Million USD, except volume (million hl)	Beer			Non-beer			Consolidated
	2008	2007	2006	2008	2007	2006	2008	2007	2006
Volume	242	230	212	43	41	35	285	271	247
Revenue	21 533	18 103	15 444	1 974	1 632	1 248	23 507	19 735	16 692
Total assets	94 304	28 944	30 996	18 856	13 303	3 570	113 160	42 247	34 566
Gross capex	2 045	1 837	1 611	574	312	120	2 619	2 149	1 731

6.	ACQUISITIONS AND DISPOSALS OF SUBSIDIARIES

The table below summarizes the impact of the acquisitions and disposals on the financial position of AB InBev:

Million US dollar	2008 Acquisitions	2008 Disposals	2007 Acquisitions	2007 Disposals	2006 Acquisitions	2006 Disposals

Non-current assets
Property, plant and equipment	11 143	(3)	160	(86)	458	(1)
Intangible assets	21 875	(1)	37	-	991	-
Investment in associates	7 075	-	-	-	1	-
Investment securities	-	-	-	-	1	-
Deferred tax assets	-	-	41	-	1	-
Trade and other receivables	196	-	1	(3)	20	-

Current assets
Interest-bearing loans granted	-	-	-	-	1	-
Income tax receivable	320	-	-	-	-	-
Investment securities	-	-	8	(1)	-	-
Inventories	1 230	(1)	22	(5)	60	-
Trade and other receivables	1 264	(3)	5	(36)	38	(1)
Cash and cash equivalents	494	-	5	(183)	103	(8)
Assets held for sale	21	-	-	(77)	46	(36)

Minority interests	(48)	-	-	-	(1)	3

Non-current liabilities
Interest-bearing loans and borrowings	(6 274)	-	(63)	-	(110)	-
Employee benefits	(1 720)	-	-	-	(10)	-
Trade and other payables	-	-	(77)	-	-	-
Provisions	(146)	-	(126)	-	(11)	-
Deferred tax liabilities	(11 838)	-	(8)	22	(373)	-

Current liabilities
Bank overdrafts	-	-	(1)	-	-	-
Interest-bearing loans and borrowings	-	-	(31)	-	(54)	-
Income tax payable	-	-	(1)	-	(44)	-
Trade and other payables	(3 167)	3	(72)	-	(176)	1
Liabilities held for sale	-	-	-	48	-	23

Net identifiable assets and liabilities	20 425	(5)	(100)	(321)	941	(19)

Goodwill on acquisition	32 320	-	364	-	1 081	-
Loss/(gain) on disposal	-	4	-	(484)	-	10
Net cash received from last years’ disposal	-	(46)	-	45	-	-

Consideration paid/(received), satisfied in cash	52 745	(47)	264	(760)	2 022	(9)
Cash (acquired)/disposed of	(494)	-	(4)	183	(103)	6

Net cash outflow/(inflow)	52 251	(47)	260	(577)	1 919	(3)

The following transactions took place in 2008:

ACQUISITION OF ANHEUSER-BUSCH

On 18 November, InBev completed the acquisition of Anheuser-Busch, following approval from shareholders of both companies. Anheuser-Busch’s results are included within the company’s results from 18 November 2008. The combination creates the global leader in beer and one of the world’s top five consumer products companies. Effective the date of the closing, InBev changed its name to AB InBev to reflect the heritage and traditions of Anheuser-Busch.

Under the terms of the merger agreement, all shares of Anheuser-Busch were acquired for 70 US dollar per share in cash for an aggregate amount of approximately 52.5b US dollar. AB InBev financed the merger with funds drawn under the new senior and equity bridge facilities (see note 25 Interest bearing loans and borrowings). On 18 December the 9.8b US dollar equity bridge facility was reimbursed with the proceeds of the issuance of 986 109 272 new AB InBev shares (8.71b US dollar). In line with the company’s risk management policy, AB InBev fixed the consideration by matching sources (share issuance in euro) and uses of proceeds (reimbursement of 9.8b US dollar equity bridge facility) by pre-hedging its exposure to the foreign exchange rate between the euro and the US dollar at an average all-in-rate of 1.5409 US dollar per euro.

Transaction costs for the acquisition and costs related to entering into the financing arrangements approximated 1.2b US dollar in total, of which: 0.3b US dollar are allocated to goodwill, 0.1b US dollar relates to the capital increase, 0.1b US dollar relates to the senior and equity bridge facilities commitment fees and equity bridge facility arrangement fees and are reported in the 2008 income statement, and 0.7b US dollar relates to the senior facility arrangement fees and will be taken in the income statement as an accretion expense over the remaining life time of the financing using the effective interest rate method.

Furthermore, as per the terms set in the merger agreement, AB InBev has assumed some 2008 pre-merger obligations. These obligations were estimated at 68m US dollar of which 10m US dollar were accrued in the opening balance sheet and will be settled in cash and of which 58m US dollar will be settled in AB InBev options. The option grant was approved by the AB InBev shareholders at the shareholders’ meeting of 28 April 2009.

The company is in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed in compliance with IFRS 3. The provisional allocation of the purchase price included in the 2008 balance sheet and detailed in the table below is based on the current best estimates of AB InBev’s management with input from independent third parties. The completion of the purchase price allocation may result in further adjustment to the carrying value of Anheuser-Busch’s recorded assets and liabilities and the determination of any residual amount that will be allocated to goodwill.

The following table presents the provisional allocation of purchase price to the Anheuser-Busch business as of 18 November 2008:

Million US dollar	Before Purchase Price Allocation	Purchase Price Allocation	After Purchase Price Allocation

Non-current assets
Property, plant and equipment	8 813	2 330	11 143
Goodwill	1 210	(1 210)	-
Intangible assets	637	21 230	21 867
Investment in associates	4 134	2 941	7 075
Trade and other receivables	216	(20)	196

Current assets
Income tax receivable	358	(38)	320
Inventories	1 118	112	1 230
Trade and other receivables	1 252	12	1 264
Assets held for sale	21	-	21
Cash and cash equivalent	494	-	494

Minority interest	(48)	-	(48)

Non-current liabilities
Interest-bearing loans and borrowings	(7 594)	1 320	(6 274)
Employee benefits	(1 720)	-	(1 720)
Provisions	(118)	(28)	(146)
Deferred tax liabilities	(1 272)	(10 566)	(11 838)

Current liabilities
Trade and other payables	(2 951)	(216)	(3 167)
Net identified assets and liabilities	4 550	15 867	20 417
Goodwill on acquisition			32 235
Consideration paid in cash			52 652

The transaction resulted in 32.2b US dollar of goodwill provisionally allocated primarily to the US business. The factors that contributed to the recognition of goodwill include the acquisition of an assembled workforce and the premiums paid for cost synergies expected to be achieved in Anheuser-Busch. Management’s assessment of the future economic benefits supporting recognition of this goodwill is in part based on expected savings through the implementation of AB InBev best practices such as, among others, a zero based budgeting program and initiatives that are expected to bring greater efficiency and standardization to brewing operations, generate cost savings and maximize purchasing power. Goodwill also arises due to the recognition of deferred tax liabilities in relation to the preliminary fair value adjustments on acquired intangible assets for which the amortization does not qualify as a tax deductible expense.

The valuation of the property, plant and equipment, intangible assets, investment in associates, interest bearing loans and borrowings and employee benefits and other assets and liabilities are based on the current best estimates of AB InBev’s management, with input from independent third parties.

The majority of the intangible asset valuation relates to brands with indefinite life. The valuation of the brands with indefinite life is based on a series of factors, including the brand history, the operating plan and the countries in which the brands are sold. The intangibles with an indefinite life mainly include the Budweiser family (including Bud and Bud Light), the Michelob brand family, the Busch brand family and the Natural brand family and have been fair valued for a total amount of 21 532m US dollar.

Distribution agreements and favorable contracts have been fair valued for a total amount of 335m US dollar. These are being amortized over the term of the associated contracts ranging from 3 to 18 years.

The valuation of the investment in associates (including Modelo) was performed considering the share price and exchange rate prevailing on the 18th of November. For the investment in Tsingtao, the valuation was adjusted considering the expected consideration on the disposal of the 19.9% stake in Tsingtao announced on 23 January 2009.

A deferred tax liability has been accrued on most fair value adjustments considering a tax rate of 39%.

As of the completion date of the acquisition, Anheuser-Busch contributed 1.86b US dollar to the revenue and 57m US dollar to the profit of AB InBev. If the acquisition date had been 1 January 2008 it is estimated that AB InBev’s unaudited pro forma revenue, profit from operations and profit would have been higher by 15.5b US dollar, 3.0b US dollar, and 0.4b US dollar respectively. The unaudited pro-forma data includes certain purchase accounting adjustments such as the estimated changes in depreciations and amortization expenses on acquired tangible and intangible assets. However, the unaudited pro-forma results do not include any anticipated cost savings or other effects of the planned integration of Anheuser-Busch. Accordingly, such amounts are not necessarily indicative of the results if the combination had occurred on 1 January 2008 or that may result in the future.

As a result of the United States of America (“US”) antitrust review of the transaction AB InBev’s subsidiary InBev USA, LLC will cease to act as the exclusive importer of Labatt branded beer (which includes primarily Labatt Blue and Labatt Blue Light) (“Labatt Beer”) in the US for Labatt Brewing Company Limited, a wholly owned subsidiary of AmBev. Accordingly, a consent final judgment filed in the US District Court for the District of Columbia sets forth that LBCL will grant to an independent third-party (“Licensee”) a perpetual and exclusive license to: (i) market, distribute and sell Labatt Beer for consumption in the US, (ii) brew such Labatt Beer in the US or Canada solely for sale for consumption in the US, and (iii) to use the relevant trademarks and intellectual property in connection therewith; and LBCL will brew and supply to Licensee the Labatt Beer for an interim period not to exceed three years. The specific terms and conditions of the license agreement and the supply agreement were negotiated with the Licensee and approved by the US Department of Justice (see note 35 Events after the balance sheet date). Separately, in order to ensure that AmBev is adequately compensated, AB InBev also agreed to indemnify AmBev in connection with certain events related to the implementation of the consent final judgment. In 2007, approximately 1.7m hectoliters of Labatt Beer were sold in the US. The impact of such transactions on earnings is not material to AB InBev’s overall business, nor the North America reporting segment in which it operated.

OTHER TRANSACTIONS

•

The company acquired several local distributors throughout the world. As these distributors are immediately integrated in the AB InBev operations, no separate reporting is maintained on their contributions to the AB InBev profit. Goodwill recognized on these transactions amounted to 85m US dollar. Other identified intangible assets were not significant.

•

In January, AmBev reached an agreement for the purchase of the Cintra brands. The finalization of the purchase accounting for the 2007 business combination with Cintra resulted in the recognition of intangible assets for an amount of 8m US dollar. In May 2008, the Cintra brands were sold.

•	The 47m US dollar cash inflow from disposals results from the sale of two wholesalers in Western Europe and from the partial collection of the remaining receivable from the sale of Immobrew in 2007.

The following transactions took place in 2007:

•

On 1 February, InBev SA/NV (“InBev” as existing prior to the Anheuser-Busch acquisition) announced that Labatt Brewing Company Limited (Labatt) had entered into a Support Agreement with Lakeport Brewing Income Fund (“Lakeport”) to acquire all of the outstanding units of Lakeport at a purchase price of 28.00 Canadian dollars per unit in cash for an aggregate purchase price of just over 201.4m Canadian dollar. On 29 March, Labatt and Lakeport jointly announced that holders of trust units of Lakeport had tendered their units under Labatt’s offer. Costs directly attributable to the combination represent 7m US dollar. The amounts recognized at the acquisition date for each class of Lakeport’s assets, liabilities and contingent liabilities are included in the column “2007 Acquisitions” of the above table. The Lakeport goodwill of 161m US dollar is justified by the strong and growing position of Lakeport in the discount segment in Ontario.

Lakeport contributed 7m US dollar to the 2007 profit of InBev. If the acquisition date had been 1 January 2007 it is estimated that InBev’s unaudited pro forma revenue and profit would have been higher by approximately 19m and 3m US dollar, respectively.

•

On 28 March, AmBev announced the signing of a purchase agreement with respect to the acquisition of 100% of Goldensand Comercio e Serviços Lda (“Goldensand”), the controlling shareholder of Cervejarias Cintra Industria e Comercio Ltda (“Cintra”).

The total transaction value amounted to approximately 150m US dollars and did not include the brands and distribution assets of Cintra, which may be included later at the option of the seller. The amounts recognized at the acquisition date for each class of Cintra’s assets, liabilities and contingent liabilities are included in the column “2007 Acquisitions” of the above table. The Cintra goodwill of 149m US dollar is justified by the acquisition of additional production capacity. The fair values of the identifiable assets and liabilities are provisional as at 31 December, and are subject to possible revisions in the course of 2008.

Cintra contributed (12)m US dollar to the 2007 profit of InBev. If the acquisition date had been 1 January 2007 it was estimated that InBev’s unaudited pro forma revenue and profit would have been higher by approximately 21m and 3m US dollar, respectively.

•

The company acquired several local distributors throughout the world. As these distributors are immediately integrated in the InBev operations, no separate reporting is maintained on their contributions to the InBev profit. Goodwill recognized on these transactions amounted to 54m US dollar.

•

On 6 July, InBev announced that it had entered into an agreement with Cofinimmo under which InBev Belgium sold 90% of Immobrew, a subsidiary which directly owns 824 pubs and some residential real estate locations in Belgium and indirectly 245 in the Netherlands, for 573m US dollar on a debt and cash free basis. At the same time InBev entered into a lease agreement with Immobrew and some of its affiliates. Consistent with InBev’s commitment to free up capital invested in non-core activities, InBev had decided to sell parts of its real estate assets in Belgium and the Netherlands, thereby enhancing the focus on its core beer business. The portfolio was sold to Cofinimmo, the largest listed real estate company in Belgium. The structure of the transaction ensured that InBev Belgium retains a 10% interest in Immobrew. Immobrew holds lease agreements (commercial types) of 27 years (plus renewal mechanism) with InBev for an initial rent of 36.7m US dollar per annum (indexed to CPI) these leases are classified as operating. InBev records its remaining investment in Immobrew as an associate. The transaction was closed on 31 October and resulted in an exceptional net gain of 451m US dollar.

InBev’s business in pubs and bars is a tradition and strength, and remains a key factor for success in connecting with consumers and InBev continues to be the dedicated partner and supplier for the respective properties in Belgium and the Netherlands. The commercial relationship between the pub tenants and InBev did not change. Cofinimmo has committed to further investments in the properties, and it is the aim of both parties to assure the continued success of the property portfolio.

In addition, the sale of Dinkelacker and some dormant companies were closed in 2007. The amounts derecognized at the selling date for each class of their assets and liabilities are included in the column “2007 disposals” of the above table.

The main transactions that took place in 2006 relate to the acquisition of Fujian Sedrin and of the remaining part of all of Beverage Associates Corp.’s (BAC) shares in Quinsa.

7.	OTHER OPERATING INCOME/(EXPENSES)

Million US dollar	2008	2007	2006
Government grants	142	130	110
License income	40	44	14
(Additions to)/reversals of provisions	-	34	(51)
Net gain on disposal of property, plant and equipment and intangible assets	87	55	35
Net rental and other operating income	171	97	59
	440	360	167
Research expenses as incurred	75	27	21

The government grants relate primarily to fiscal incentives given by certain Brazilian states based on the company’s operations and investments in those states.

In 2008, the company expensed 75m US dollar in research, mainly in our Belgian research center, compared to 27m US dollar in 2007 and 21m US dollar in 2006. Part of this was expensed in the area of market research, but the majority is related to innovation in the areas of process optimization especially as it pertains to capacity, new product developments and packaging initiatives.

8.	EXCEPTIONAL ITEMS

The exceptional items included in the income statement are as follows:

Million US dollar	2008	2007	2006
Restructuring (including impairment losses)	(457)	(59)	(174)
Fair value adjustments	(43)	-	-
Business and asset disposal	(38)	537	(24)
Disputes	(20)	33	80
	(558)	511	(118)

IAS 1 Presentation of financial statements requires material items of income and expense to be disclosed separately. Exceptional items are items, which in management’s judgment, need to be disclosed by virtue of their size or incidence in order for the user to obtain a proper understanding of the financial information. The company considers these items to be of significance in nature, and accordingly, management has excluded this from their segment measure of performance as noted in Note 5, Segment Reporting.

The exceptional items included in the income statement are as follows:

As parts of its plans to effectively integrate Anheuser-Busch, AB InBev communicated on 8 December plans to cut approximately 1 400 US salaried positions in the US beer-related divisions. The company estimates that the aggregate pre-tax expense associated with the reduction will be approximately 195m US dollar. These costs have been accrued at the time of the announcement in accordance with IAS 37.

The 2008 exceptional restructuring charges further include 182m US dollar cost which mainly result of organizational alignments and outsourcing of activities in Western Europe, the global headquarters and Asia Pacific. These changes aim to eliminate overlap or duplicated processes and activities across functions and zones taking into account the right match of employee profiles with the new organizational requirements. The one time expenses as a result of the series of decisions will provide us with a lower cost base besides a stronger focus on AB InBev’s core activities, quicker decision-making and improvements to efficiency, service and quality.

The 2008 restructuring charges also include an impairment loss of 80m US dollar related to AB InBev’s plans to implement a new distribution model in France, involving the transfer of a controlling interest in its current integrated distribution network (“CafeIn”) and entry into a partnership for the distribution of AB InBev’s beverages. In connection with this reorganization, CafeIn was recognized as an asset held for sale and an impairment loss of 80m US dollar was recognized per end of December 2008.

Fair value adjustments, recognized in 2008 for a total of (43)m US dollar, relate to the exceptional impact of revaluing the inventories of Anheuser-Busch in line with IFRS 3.

Business and asset disposals in 2008 resulted in a net loss of 38m US dollar and is partly related to losses recognized in connection with the above mentioned reorganization in France (10m US dollar). Next to that, additional losses related to business and asset disposals of previous years were booked in 2008.

Profit from operations as at 31 December 2008 was negatively affected by provisions for disputes of 20m US dollar.

The 2007 exceptional restructuring charges of 59m US dollar consist of 115m US dollar organizational alignments in Western Europe, Central and Eastern Europe and the global headquarters and to the further implementation of our European shared service center for transactional services. These changes aim to eliminate overlap or duplicated processes and activities across functions and zones taking into account the right match of employee profiles with the new organizational requirements. The outcome should be a stronger focus on InBev’s core activities, quicker decision-making and improvements to efficiency, service and quality. This charge was partly offset by a reversal of an impairment loss of 56m US dollar, based on a change in the recoverable amount of the respective assets.

The sale of Immobrew to Cofinimmo and the disposal of some dormant companies and assets held for sale resulted in a gain before taxes of 537m US dollar as at December 2007.

Further, profit from operations as at 31 December 2007 was positively affected by a net reversal of provisions for disputes of 33m US dollar.

The 2006 exceptional restructuring charges of 174m US dollar related primarily to the realignment of the structures and processes in Western Europe, North America, China and the global headquarters, and to the creation of European and American shared service centers for transactional services.

The sale of the Rolling Rock® family of brands, Dinkelacker and Wolters, resulted in a net business disposal loss of 24m US dollar.

The 2006 exceptional items also included a net reversal of provisions for claims of 80m US dollar. This related primarily to the reversal of a provision for non-income taxes in AmBev partially offset by the settlement of a dispute between AmBev and Credit Suisse.

All the above amounts are before income taxes. The 2008 exceptional items as at 31 December decreased income taxes by (145)m US dollar, whereas the 2007 exceptional items as at 31 December increased income taxes by 48m US dollar. The impact in 2006 was neutral.

9.	PAYROLL AND RELATED BENEFITS

Million US dollar	2008	2007	2006
Wages and salaries	(2445)	(1 958)	(1 776)
Social security contributions	(480)	(438)	(408)
Other personnel cost	(390)	(321)	(267)
Pension expense for defined benefit plans	(119)	(85)	(83)
Share-based payment expense	(62)	(72)	(61)
Contributions to defined contribution plans	(17)	(7)	(8)
	(3 513)	(2 881)	(2 603)
Average number of full time equivalents (FTE)	90 949	88 690	85 617
Inclusion of Anheuser-Busch average number of full time equivalents (FTE) (on a full year basis)	28 925	-	-
Total average number of full time equivalents (FTE)	119 874	88 690	85 617

The average number of full time equivalents can be split as follows:

	2008	2007	2006
AB InBev NV (parent company)	209	375	345
Anheuser-Busch subsidiaries	28 925	-	-
Other subsidiaries	88 903	86 441	83 466
Proportionally consolidated entities	1 837	1 874	1 806
	119 874	88 690	85 617

Note 5 Segment reporting contains the split of the FTE by geographical segment.

10.	ADDITIONAL INFORMATION ON OPERATING EXPENSES BY NATURE

Depreciation, amortization and impairment charges are included in the following line items of the 2008 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill	Impairment of non- current assets held for sale
Cost of sales	1 221	3	-	-
Distribution expenses	124	-	-	-
Sales and marketing expenses	288	67	-	-
Administrative expenses	114	89	-	-
Other operating (income)/expenses	-	-	7	-
Exceptional items	(1)	-	-	-
	1 746	159	7	-

The depreciation, amortization and impairment of property, plant and equipment includes a full-cost reallocation of (7)m US dollar from the aggregate depreciation, amortization and impairment expense to cost of goods sold.

Depreciation, amortization and impairment charges are included in the following line items of the 2007 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill	Impairment of non- current assets held for sale
Cost of sales	951	10	-	-
Distribution expenses	66	-	-	-
Sales and marketing expenses	239	59	-	-
Administrative expenses	89	50	-	-
Other operating (income)/expenses	-	-	-	-
Exceptional items	(27)	-	-	(29)
	1 318	119	-	(29)

Depreciation, amortization and impairment charges are included in the following line items of the 2006 income statement:

Million US dollar	Depreciation and impairment of property, plant and equipment	Amortization and impairment of intangible assets	Impairment of goodwill	Impairment of non- current assets held for sale
Cost of sales	820	5	-	-
Distribution expenses	56	1	-	-
Sales and marketing expenses	193	54	-	-
Administrative expenses	103	38	-	-
Other operating (income)/expenses	-	-	-	-
Exceptional items	55	-	46	-
	1 227	98	46	-

11.	FINANCE COST AND INCOME

RECOGNIZED IN PROFIT OR LOSS

FINANCE COSTS

Million US dollar	2008	2007	2006
Interest expense	(1 317)	(751)	(617)
Accretion expense	(127)	(49)	(30)
Losses on hedging instruments that are not part of a hedge accounting relationship	(36)	(27)	(50)
Losses from hedge ineffectiveness	(30)	(8)	-
Taxes on financial transactions	(39)	(66)	(58)
Net foreign exchange losses	(96)	(27)	(1)
Other financial costs, including bank fees	(56)	(47)	(45)
	(1 701)	(975)	(801)
Exceptional finance costs related to the Anheuser-Busch acquisition	(187)	-	-
	(1 888)	(975)	(801)

The interest expense increased by 566m US dollar compared to 2007. 247m US dollar of this increase stems from the interest on the existing loans of Anheuser-Busch and the financing of the transaction since 18 November 2008. The remainder of the interest expense increase results from higher net debt positions in the parent companies and AmBev Brazil, mainly as a result of dividend payments and share buy back programs.

The increase in the accretion expense by 78m US dollar as compared to 2007 results from the amortization of the arrangement fees paid on the senior facilities and the amortization of the fair value adjustment on the Anheuser-Busch debt (see also note 6 – Acquisition and disposal of subsidiaries). The increase of the other financial costs is mainly explained by unrealized foreign exchange losses, mainly on outstanding US dollar denominated assets.

In connection with the combination with Anheuser-Busch, the company recognized financial expenses of 187m US dollar in 2008. This expense comprised 119m US dollar relating to the commitment fees for the syndicated senior loan and equity bridge facilities and the underwriting and arrangement fees for the equity bridge facility. In addition, a 68m US dollar loss was recognized for ineffectiveness of the hedging on the Anheuser-Busch financing prior to the closing of the acquisition.

The increase in interest expense in 2007 by 134m US dollar as compared to 2006 is explained by higher interest expense following the higher mix of Brazilian real interest-bearing liabilities in InBev’s 2007 average net debt in comparison to the mix in 2006 – see also note 30 Risks arising from financial instruments.

Interest expense is presented net of the effect of interest rate derivative instruments hedging AB InBev’s interest rate risk – see also note 30 Risks arising from financial instruments. As required by IFRS 7 Financial Instruments: Disclosures the interest expense recognized on unhedged and hedged financial liabilities and the net interest expense from the related hedging derivative instruments is split as follows:

Million US dollar	2008	2007	2006
Financial liabilities measured at amortized cost – not hedged	(794)	(338)	(265)
Fair value hedges – hedged items	(121)	(141)	(94)
Fair value hedges – hedging instruments	(141)	(93)	(39)
Cash flow hedges – hedged items	(155)	(183)	(87)
Cash flow hedges – hedging instruments (reclassified from equity)	53	46	(5)
Net investment hedges—hedging instruments (interest component)	(44)	-	-
Hedged items not part of a hedge accounting relationship – economic hedges	(102)	(11)	(52)
Hedging instruments not part of a hedge accounting relationship – economic hedges	(13)	(31)	(75)
	(1 317)	(751)	(617)

Interest expense recognized on fair value hedged debt and hedging instruments mainly relates to the hedging of the 850m US dollar portion of our Private Placements and the 500m US dollar AmBev bond maturing in 2011, 500m US dollar AmBev bond maturing in 2013 and the 300m Brazilian real bond maturing 2017. Interest expense in relation to cash flow hedges is mainly related to the hedging of the 2 695m euro credit facility in AB InBev and to the 680m Canadian dollar credit facilities in Canada. Interest expense on net investment hedges is related to the 500m euro hedge of the net investment in AmBev Brazil. The increase of the interest expense on the hedged items not part of a hedge accounting relationship is mainly explained by the 1.5b Brazilian real issue of promissory notes in AmBev Brazil during 2008.

FINANCE INCOME

Million US dollar	2008	2007	2006
Interest income	124	74	77
Dividend income, non-consolidated companies	1	1	1
Gains on hedging instruments that are not part of a hedge accounting relationship	126	30	84
Gains from hedge ineffectiveness	-	-	3
Gains from sale of available-for-sale financial assets	-	-	8
Gains on non-derivative financial instruments at fair value through profit or loss	1	3	3
Other financial income	36	49	32
	288	157	208

The increase in interest income is explained by higher cash and cash equivalent positions in AmBev Brazil and in the parent companies.

The increase in gains on hedging instruments not part of a hedge accounting relationship by 96m US dollar as compared to 2007 is mainly explained by the positive market gains on the freestanding cross currency swaps in Korea and Russia.

The 2008 interest income stems from the following financial assets:

Million US dollar	2008	2007	2006
Cash and cash equivalents	73	34	38
Investment securities held for trading	23	21	24
Loans to customers	13	14	13
Other loans and receivables	15	5	2
	124	74	77

No interest income was recognized on impaired financial assets.

Foreign exchange gains and losses are presented net of the effect of foreign exchange derivative instruments designated for hedge accounting. As required by IFRS 7 Financial Instruments: Disclosures the split between results from foreign currency hedged items and results on the related hedging instruments can be summarized per type of hedging relationship as follows:

Million US dollar	2008	2007	2006
Fair value hedges – hedged items	(370)	300	134
Fair value hedges – hedging instruments	370	(300)	(134)
Cash flow hedges – hedged items	16	(4)	(10)
Cash flow hedges – hedging instruments (reclassified from equity)	(16)	4	10
Hedged items not part of a hedge accounting relationship– economic hedges	(6)	38	69
Hedging instruments not part of a hedge accounting relationship– economic hedges	6	(38)	(71)
Other	-	-	2
	-	-	-

Foreign exchange results from fair value hedges mainly relate to the private placements and AmBev bond 2011 and 2013 hedges. The results with regard to cash flow hedges primarily relate to the hedge of a Brazilian real loan in Canada. The increased foreign exchange result on the cash flow hedges is explained by the devaluation of the Brazilian real during 2008.

RECOGNIZED DIRECTLY IN EQUITY

Million US dollar	2008	2007	2006
Hedging reserve
Recognized in equity during the period on cash flow hedges	(2 311)	(70)	16
Removed from equity and included in profit or loss	(22)	(3)	(24)
Removed from equity and included in the initial cost of inventories	25	96	100
	(2 308)	23	92
Translation reserve
Recognized in equity during the period on net investment hedges	(1 761)	23	28
Foreign currency translation differences for foreign operations	(2 451)	2 032	1 161
	(4 212)	2 055	1 189

The hedging reserve recognized in equity on cash flow hedges is mainly related to the fair value revaluation of the US dollar interest rate swaps entered into in 2008 to cover for the interest rate risk on the senior facility, see also note 30 Risks arising from financial instruments. The movement of the foreign exchange translation adjustment of (4 212)m US dollar is the effect of the weakening of mainly the closing rates of the Mexican peso, the Brazilian real, the Pound sterling, the Russian ruble, the South Korean won, the Ukrainian hryvnia and the Canadian dollar, offset by a positive currency translation effect as a result of the weakening of the US dollar since 18 November 2008, as the major part of the net debt is US dollar denominated.

12.	INCOME TAXES

Income taxes recognized in the income statement can be detailed as follows:

Million US dollar	2008	2007	2006
Current tax expense
Current year	(1 035)	(799)	(514)
(Underprovided)/overprovided in prior years	(8)	(18)	19
	(1 043)	(817)	(495)
Deferred tax (expense)/income
Overprovided in previous years	7	-	4
Origination and reversal of temporary differences	217	(12)	(133)
Utilization of deferred tax assets on prior years’ losses	(27)	(104)	(54)
Origination of deferred tax assets on current year’s losses	152	1	5
Origination of deferred tax assets on previous year’s losses	20	44	7
	369	(71)	(171)
Total income tax expense in the income statement	(674)	(888)	(666)

The reconciliation of the effective tax rate with the aggregated weighted nominal tax rate can be summarized as follows:

Million US dollar	2008	2007	2006
Profit before tax	3 800	5 055	3 333
Deduct share of result of associates	60	1	1
Profit before tax and before share of result of associates	3 740	5 054	3 332

Adjustments on taxable basis
Non-deductible impairment of goodwill and intangible assets	6	-	44
Expenses not deductible for tax purposes	225	174	166
Taxable intercompany dividends	46	301	75
Non-taxable financial and other income	(641)	(547)	(160)
	3 376	4 982	3 457
Aggregated weighted nominal tax rate	31.2%	32.1%	32.7%

Tax at aggregated weighted nominal tax rate	(1 054)	(1 599)	(1 130)

Adjustments on tax expense
Utilization of tax losses not previously recognized	24	34	9
Recognition of deferred tax assets on previous years’ tax losses	19	44	8
Write-down of deferred tax assets on tax losses and current year losses for which no deferred tax asset is recognized	(77)	(38)	(64)
(Underprovided)/overprovided in prior years	(8)	(18)	23
Tax savings from tax credits	450	633	513
Tax savings from special tax status	166	134	107
Change in tax rate	(1)	19	1
Withholding taxes	(87)	(88)	(117)
Other tax adjustments	(106)	(9)	(16)
	(674)	(888)	(666)

Effective tax rate	18.0%	17.6%	20.0%

The total income tax expense amounts to 674m US dollar with an effective tax rate of 18.0% (versus 17.6% in 2007 and 20.0% in 2006). The income tax expense is mainly impacted by the recognition of a deferred tax asset of 123m US dollar following the use of tax losses not previously recognized. Furthermore, the company continues to benefit at the AmBev level from the impact of interest on equity payments and tax deductible goodwill from the merger between InBev Holding Brazil and AmBev in July 2005 and the acquisition of Quinsa in August 2006. This has been partially compensated by the recognition of an exceptional impairment on the French distribution network on which no deferred tax assets are recognized. Excluding the impact of the recognition of the deferred tax asset and the exceptional expenses in France (see Note 8 Exceptional items), the effective tax rate would have been 20.4%. Excluding exceptional items and the deferred tax asset on U.S. tax loss carry forward, the 2007 effective tax rate would have been 19.7% (2006: 19.3%).

The increase in non-taxable financial and other income from 160m US dollar in 2006 to 547m US dollar in 2007 is mainly the result of the capital gains realized on the sale of the Belgian and Dutch real estate to Cofinimmo. The increase in tax savings from tax credits from 513m US dollar in 2006 to 633m US dollar in 2007 is mainly explained by the increase in the AmBev and Quinsa goodwill tax deduction.

Income taxes were directly recognized in equity as follows:

Million US dollar	2008	2007	2006
Income tax (losses)/gains
Actuarial gains and losses on pensions	260	(33)	(9)
Cash flow hedges	(10)	(15)	(14)

13.	PROPERTY, PLANT AND EQUIPMENT

	2008					2007
Million US dollar	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total	Total
Acquisition cost
Balance at end of previous year	4 662	12 850	3 328	990	21 830	18 814
Effect of movements in foreign exchange	(768)	(2 113)	(501)	(139)	(3 521)	2 176
Acquisitions	73	660	304	1 343	2 380	2 046
Acquisitions through business combinations	4 887	5 265	590	401	11 143	160
Disposals	(69)	(360)	(226)	(1)	(656)	(964)
Disposals through the sale of subsidiaries	-	-	(3)	-	(3)	(208)
Transfer to other asset categories	239	809	45	(1 394)	(301)	(186)
Other movements	1	11	10	1	23	(8)
Balance at end of year	9 025	17 122	3 547	1 201	30 895	21 830
Depreciation and impairment losses
Balance at end of previous year	(1 992)	(7 731)	(2 348)	-	(12 071)	(10 516)
Effect of movements in foreign exchange	303	1 259	334	-	1 896	(1 280)
Disposals	32	301	196	-	529	802
Disposals through the sale of subsidiaries	-	-	-	-	-	121
Depreciation	(222)	(1 075)	(380)	-	(1 677)	(1 332)
Impairment losses	(1)	(73)	(2)	-	(76)	14
Transfer to other asset categories	27	85	91	-	203	107
Other movements	1	(20)	(6)	-	(25)	13
Balance at end of year	(1 852)	(7 254)	(2 115)	-	(11 221)	(12 071)

Carrying amount at 31 December 2007	2 670	5 119	980	990	9 759	9 759
at 31 December 2008	7 173	9 868	1 432	1 201	19 674	-

	2007					2006
Million US dollar	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total	Total
Acquisition cost
Balance at end of previous year	4 059	11 056	3 001	698	18 814	16 800
Effect of movements in foreign exchange	443	1 314	342	77	2 176	1 452
Change in interest percentage for proportionally consolidated entities	-	-	-	-	-	56
Acquisitions	78	592	276	1 100	2 046	1 590
Acquisitions through business combinations	34	119	7	-	160	(206)
Disposals	(72)	(659)	(230)	(3)	(964)	(479)
Disposals through the sale of subsidiaries	(18)	-	(190)	-	(208)	(1)
Transfer to other asset categories	138	439	127	(890)	(186)	(379)
Other movements	-	(11)	(5)	8	(8)	(19)
Balance at end of year	4 662	12 850	3 328	990	21 830	18 814
Depreciation and impairment losses
Balance at end of previous year	(1 688)	(6 693)	(2 135)	-	(10 516)	(9 725)
Effect of movements in foreign exchange	(211)	(819)	(250)	-	(1 280)	(837)
Change in interest percentage for proportionally consolidated entities	-	-	-	-	-	(38)
Acquisitions through business combinations	-	-	-	-	-	664
Disposals	45	546	211	-	802	360
Disposals through the sale of subsidiaries	1	-	120	-	121	-
Depreciation	(159)	(848)	(325)	-	(1 332)	(1 172)
Impairment losses	21	(4)	-	(3)	14	(55)
Transfer to other asset categories	(1)	82	23	3	107	282
Other movements	-	5	8	-	13	5
Balance at end of year	(1 992)	(7 731)	(2 348)	-	(12 071)	(10 516)

Carrying amount at 31 December 2006	2 371	4 363	866	698	8 298	8 298
at 31 December 2007	2 670	5 119	980	990	9 759	-

The transfer to other asset categories mainly relates to the separate presentation in the balance sheet of property, plant and equipment held for sale in accordance with IFRS 5 Non-current assets held for sale and discontinued operations.

The carrying amount of property, plant and equipment subject to restrictions on title amounts to 228m US dollar.

LEASED ASSETS

The company leases land and buildings as well as equipment under a number of finance lease agreements. The carrying amount of leased land and buildings was 125m US dollar (2007: 9m US dollar; 2006: 14m US dollar) and leased plant and equipment was 17m US dollar (2007: 25m US dollar; 2006: 9m US dollar). For an overview of the operating lease agreements, please refer to note 31 Operating leases.

14.	GOODWILL

Million US dollar	2008	2007	2006
Acquisition cost
Balance at end of previous year	20 365	16 206	13 104
Effect of movements in foreign exchange	(3 823)	2 294	1 160
Acquisitions through business combinations	32 320	364	1 081
Purchases of minority interests	708	1 500	847
Disposals	-	-	(46)
Other movements	(7)	1	60
Balance at end of year	49 563	20 365	16 206

Impairment losses
Balance at end of previous year	-	-	-
Impairment losses	(7)	-	(46)
Disposals	-	-	46
Balance at end of year	(7)	-	-

Carrying amount at 31 December 2006	16 206
at 31 December 2007	20 365
at 31 December 2008	49 556

Current year acquisitions through business combinations primarily reflect the Anheuser-Busch acquisition. This transaction resulted in the recognition of goodwill of 32 235m US dollar. The other business combinations that took place during 2008 are the acquisitions of several local distributors throughout the world – see note 6 Acquisitions and disposals of subsidiaries. These transactions resulted in recognition of goodwill of 85m US dollar.

As a result of a share buy-back program of AmBev shares in 2008, AB InBev increased its interest percentage in AmBev from 61.01% to 61.75%. Other purchases of minority interests relate to the buy out of AB InBev Shiliang (Zhejiang) Brewery and to the closing of AmBev’s tender offer for Quinsa shares resulting in an increase of AmBev’s economic interest in Quinsa to 99.83%. The increase of goodwill by 708m US dollar stems from these transactions for which the total cash consideration amounted to 853m US dollar. As the related subsidiaries were already fully consolidated, the purchases did not impact AB InBev’s profit, but reduced the minority interests and thus impacted the profit attributable to equity holders of AB InBev.

Impairment losses of 7m US dollar were incurred following indications of impairments of local businesses in Italy and France.

The most relevant business combinations that took place during 2007 are the acquisition of all of the outstanding units of Lakeport and the acquisition of 100% of Goldensand Comercio e Serviços Lda, the controlling shareholder of Cintra. These transactions resulted in recognition of goodwill of 161m US dollar and 149m US dollar respectively. The company also acquired several local distributors throughout the world. Goodwill recognized on these transactions amounted to 54m US dollar.

As a result of a share buy-back program of AmBev shares in 2007, AB InBev increased its interest percentage in AmBev from 58.36% to 61.01%. As AmBev was already fully consolidated, the purchases did not impact AB InBev’s profit, but reduced the minority interests and thus impacted the profit attributable to equity holders of AB InBev. As a result of this program, AmBev acquired 25.6m AmBev shares for an amount of 1 544m US dollar. The goodwill increase by 1 500m US dollar stems from this share buy back program (1 500m US dollar) and the buy out of the remaining part of minority interests of Nanjing InBev Jinling Brewery.

The major business combinations that took place in 2006 were the acquisition of 100% of the shares in Fujian Sedrin and of BAC’s remaining shares in Quinsa (recognition of goodwill of 609m US dollar and 465m US dollar respectively). The execution of the 2006 AmBev share buy-back program led to a goodwill increase of 791m US dollar. Following the substantial increase in shareholding in Quinsa, AB InBev fully consolidated Quinsa as from August 2006.

The carrying amount of goodwill was allocated to the different business unit levels as follows:

Million US dollar Business unit	2008	2007
Anheuser-Busch US	32 235	-
Brazil	7 535	9 601
Canada	1 680	2 021
Hispanic Latin America	1 450	1 310
Russia/Ukraine	1 131	1 294
Germany	1 208	1 278
South Korea	799	1 129
Global export	1 077	1 119
China	1 144	991
UK/Ireland	692	949
France/Italy/Spain	370	405
Romania/Montenegro/Serbia	159	188
Belgium/Luxemburg	75	79
Other	1	1
	49 556	20 365

In the fourth quarter of 2008, AB InBev completed its annual impairment test for goodwill and concluded, based on the assumptions described below, that no impairment charge was warranted. The company cannot predict whether an event that triggers impairment will occur, when it will occur or how it will affect the asset values reported. AB InBev believes that all of its estimates are reasonable, they are consistent with the internal reporting and reflect management’s best estimates. However, inherent uncertainties exist that management may not be able to control. While a change in the estimates used could have a material impact on the calculation of the fair values and trigger an impairment charge, the company is not aware of any reasonably possible change in a key assumption used that would cause a business unit’s carrying amount to exceed its recoverable amount. Although AB InBev believes that its judgments, assumptions and estimates are appropriate, actual results may differ from these estimates under different assumptions or conditions.

Goodwill, which accounted for approximately 44% of AB InBev’s total assets as at 31 December 2008, impairment testing relies on a number of critical judgments, estimates and assumptions. Goodwill is tested for impairment at the business unit level (that is, one level below the segments) based on a fair-value-less-cost-to-sell approach using a discounted free cash flow approach based on current acquisition valuation models. The key judgments, estimates and assumptions used in the fair-value-less-cost-to-sell calculations are as follows:

•	The first year of the model is based on management’s best estimate of the free cash flow outlook for the current year;

•

In the second to fourth years of the model, free cash flows are based on AB InBev’s strategic plan as approved by key management. AB InBev’s strategic plan is prepared per country and is based on external sources in respect of macro-economic assumptions, industry, inflation and foreign exchange rates, past experience and identified initiatives in terms of market share, revenue, variable and fixed cost, capital expenditure and working capital assumptions;

•

For the subsequent six years of the model, data from the strategic plan is extrapolated using simplified assumptions such as constant volumes and variable cost per hectoliter and fixed cost linked to inflation, as obtained from external sources;

•	Cash flows after the first ten-year period are extrapolated using expected annual long-term consumer price indices, based on external sources, in order to calculate the terminal value;

•

Projections are made in the functional currency of the business unit and discounted at the unit’s weighted average cost of capital. The latter ranged primarily between 7.6% and 25.5% in euro nominal terms for goodwill impairment testing conducted for 2008;

•	Cost to sell is assumed to reach 2% of the entity value based on historical precedents.

The above calculations are corroborated by valuation multiples, quoted share prices for publicly-traded subsidiaries or other available fair value indicators.

15.	INTANGIBLE ASSETS

	2008					2007
	Brands	Supply & Distribution Rights	Software	Other
Million US dollar					Total	Total
Acquisition cost
Balance at end of previous year	1 104	841	442	98	2 485	2 144
Effect of movements in foreign exchange	(36)	(77)	(71)	-	(184)	137
Acquisitions through business combinations	21 199	483	160	33	21 875	37
Acquisitions and expenditures	-	67	132	39	238	102
Disposals	-	(49)	(3)	(16)	(68)	(30)
Transfer to other asset categories	-	(15)	59	(18)	26	85
Other movements	-	(24)	1	17	(6)	10
Balance at end of year	22 267	1 226	720	153	24 366	2 485

Amortization and impairment losses
Balance at end of previous year	-	(359)	(254)	(32)	(645)	(478)
Effect of movements in foreign exchange	-	23	42	1	66	(61)
Amortization	-	(64)	(89)	(6)	(159)	(119)
Disposals	-	17	1	4	22	26
Transfer to other asset categories	-	14	-	-	14	(5)
Other movements	-	9	(1)	1	9	(8)
	-	(360)	(301)	(32)	(693)	(645)
Balance at end of year

Carrying value at 31 December 2007	1 104	482	188	66	1840	1 840
at 31 December 2008	22 267	866	419	121	23 673	-

	2007					2006
	Brands	Supply & Distribution Rights	Software	Other
Million US dollar					Total	Total
Acquisition cost
Balance at end of previous year	1 052	734	294	64	2 144	1 035
Effect of movements in foreign exchange	21	61	47	8	137	123
Change in interest percentage for proportionally consolidated entities	-	-	-	-	-	6
Acquisitions through business combinations	36	-	1	-	37	973
Acquisitions and expenditures	-	27	44	31	102	110
Disposals	-	(24)	(6)	-	(30)	(34)
Transfer to other asset categories	(5)	33	62	(5)	85	(63)
Other movements	-	10	-	-	10	(6)
Balance at end of year	1 104	841	442	98	2 485	2 144

Amortization and impairment losses
Balance at end of previous year	-	(285)	(172)	(21)	(478)	(398)
Effect of movements in foreign exchange	-	(28)	(29)	(4)	(61)	(39)
Amortization	-	(58)	(54)	(7)	(119)	(98)
Acquisitions through business combinations	-	-	-	-	-	18
Disposals	-	19	7	-	26	30
Transfer to other asset categories	-	1	(6)	-	(5)	5
Other movements	-	(8)	-	-	(8)	4
	-	(359)	(254)	(32)	(645)	(478)
Balance at end of year

Carrying value at 31 December 2006	1 052	449	122	43	1 666	1 666
at 31 December 2007	1 104	482	188	66	1 840	-

Current year acquisitions through business combinations primarily reflect the Anheuser-Busch transaction which resulted in the recognition of brands with an indefinite life of 21.5b US dollar, of which the most significant brand families are the Budweiser brand family assigned a preliminary value of 17.6b US dollar and the Busch brand family valued at 1.4b US dollar. Intangible assets with a finite life of 335m US dollar, consists of distribution agreements and favorable contracts. The finite-lived intangible assets are being amortized over the term of the associated contracts ranging from 3 to 18 years.

The increase of 37m US dollar intangible assets with indefinite useful life is explained by the 2007 purchase accounting for Lakeport – see note 6 Acquisitions and disposals of subsidiaries. In accordance with the IFRS 3 Business Combinations requirements, Lakeport’s brands were measured at their fair value. The measurement was determined by an independent valuation expert and corroborated by the royalty streams that could be obtained from licensing the brands and distribution rights to another party in an arm’s length transaction.

AB InBev is the owner of some of the world’s most valuable brands in the beer industry. As a result, brands and certain distribution rights are expected to generate positive cash flows for as long as the company owns the brands and distribution rights. Given AB InBev’s more than 600-year history, certain brands and their distribution rights have been assigned indefinite lives.

As of 31 December 2008, the carrying amount of the intangible assets amounted to 23 673m US dollar (31 December 2007: 1 840m US dollar) of which 22 791m US dollar was assigned an indefinite useful life (31 December 2007: 1 334m US dollar) and 864m US dollar a finite life (31 December 2007: 483m US dollar).

Development costs capitalized were not material for any of the periods presented.

Intangible assets with indefinite useful lives have been tested for impairment at a country cash-generating unit level (i.e. at or one level below the business unit level) based on the same impairment testing approach as for goodwill – see note 14 Goodwill above. The royalty stream that could be obtained from licensing the intangible asset to a third party in an arm’s length transaction is also used as an indicator of fair value.

The carrying amount of intangible assets with indefinite useful lives was allocated to the different countries as follows:

Million dollars Country	2008	2007
USA	21 592	60
Argentina	406	445
China	231	216
Bolivia	167	155
Paraguay	154	156
UK	97	134
Uruguay	42	49
Canada	33	40
Russia	28	34
Chile	19	25
Germany	22	20
	22 791	1 334

16.	INVESTMENT IN ASSOCIATES

The business combination with Anheuser-Busch increased the investment in associates by 7.1b US dollar. This amount includes a fair value adjustment of 2.9b US dollar as part of the purchase price allocation. Please refer to note 6 Acquisitions and disposals of subsidiaries for more detailed information. The balance at 31 December 2008 amounted to 6.9b US dollar and is mainly impacted by the weakening of the Mexican peso.

Main investments in associates comprise Grupo Modelo in Mexico and Tsingtao Brewery Company Limited in China. Through the acquisition of Anheuser-Busch, AB InBev acquired a 35.12% direct interest in Grupo Modelo, Mexico’s largest brewer, and a 23.25% direct interest in Diblo S.A. de C.V., Grupo Modelo’s operating subsidiary, providing AB InBev with, directly and indirectly, a 50.2% interest in Modelo. However, AB InBev does not have voting or other control of either Grupo Modelo or Diblo. Through this acquisition, AB InBev also acquired Tsingtao Brewery Company Limited, the second largest brewer in China, and producer of the Tsingtao brand. AB InBev has a 27% economic stake in Tsingtao. On 23 January 2009, AB InBev announced the disposal of 19.9% of Tsingtao. Please refer to note 35 Events after the balance sheet date for more detailed information.

17.	INVESTMENT SECURITIES

Million US dollar	2008	2007
Non-current investments
Equity securities available-for-sale	113	113
Debt securities held-to-maturity	126	127
	239	240

Current investments
Financial assets at fair value through profit or loss—held for trading	270	262
Debt securities held-to-maturity	-	2
	270	264

AB InBev’s exposure to equity price risk is disclosed in note 30 Risks arising from financial instruments. The equity securities available-for-sale consist of investments in unquoted companies and are measured at cost as their fair value can not be reliably determined.

18.	DEFERRED TAX ASSETS AND LIABILITIES

The amount of deferred tax assets and liabilities by type of temporary difference can be detailed as follows:

	Assets		Liabilities		Net
Million US dollar	2008	2007	2008	2007	2008	2007

Property, plant and equipment	71	53	(4 484)	(626)	(4 413)	(573)
Intangible assets	150	13	(8 940)	(344)	(8 790)	(331)
Goodwill	117	141	(8)	(9)	109	132
Inventories	19	-	(296)	-	(277)	-
Investment securities	7	79	-	(9)	7	70
Investment in associates	-	-	(3 158)	-	(3 158)	-
Trade and other receivables	13	16	(412)	(1)	(399)	15
Interest-bearing loans and borrowings	3 513	12	(120)	(72)	3 393	(60)
Employee benefits	956	290	(13)	(3)	943	287
Provisions	277	266	(1)	-	276	266
Derivatives	193	87	(29)	-	164	87
Other items	622	39	(179)	(140)	443	(101)
Loss carry forwards	558	495	-	-	558	495
Gross deferred tax assets/(liabilities)	6 496	1 491	(17 640)	(1 204)	(11 144)	287

Netting by taxable entity	(5 564)	(515)	5 564	515	-	-
Net deferred tax assets/(liabilities)	932	976	(12 076)	(689)	(11 144)	287

The deferred tax liabilities increased in 2008 mainly as result of the business combination with Anheuser-Busch – see note 6 Acquisition and disposal of subsidiaries.

10 745m US dollar of the net deferred tax liability are expected to be settled after more than 12 months.

On 31 December 2008, a deferred tax liability of 39m US dollar (2007: 50m US dollar) relating to investments in subsidiaries has not been recognized because management believes that this liability will not be incurred in the foreseeable future.

Tax losses carried forward and deductible temporary differences on which no deferred tax asset is recognized amount to 1 439m US dollar (2007: 1 000m US dollar). 916m US dollar of these tax losses do not have an expiration date, 128m US dollar, 70m US dollar and 54m US dollar expire within respectively 1, 2 and 3 years, while 271m US dollar has an expiration date of more than 3 years. Deferred tax assets have not been recognized on these items because it is not probable that future taxable profits will be available against which the unused tax losses can be utilized and the company has no tax planning strategy currently in place to utilize these tax losses.

When reconciling the 2008 deferred tax income of 369m US dollar with the movement from a net deferred tax asset in 2007 to a net deferred tax liability in 2008, it should be noted that this movement is mainly impacted by the acquisition of Anheuser-Busch 11 838m US dollar (see note 6 Acquisitions and disposals of subsidiaries).

19.	INVENTORIES

Million US dollar	2008	2007
Prepayments	93	82
Raw materials and consumables	1 709	977
Work in progress	335	159
Finished goods	664	309
Goods purchased for resale	102	120
	2 903	1 647
Inventories other than work in progress
Inventories stated at net realizable value	8	7
Carrying amount of inventories subject to collateral	-	-

The cost of inventories recognized as an expense in 2008 amounted to 10 336m US dollar, included in cost of sales. Last year, this expense amounted to 8 118m US dollar (2006: 6 870m US dollar).

Impairment losses on inventories recognized in 2008 amount to 13m US dollar.

20.	TRADE AND OTHER RECEIVABLES

NON-CURRENT TRADE AND OTHER RECEIVABLES

Million US dollar	2008	2007

Trade receivables	35	52
Cash deposits for guarantees	259	343
Loans to customers	196	262
Other receivables	360	201
	850	858

For the nature of cash deposits for guarantees see note 32 Collateral and contractual commitments for the acquisition of property, plant and equipment, loans to customers and other.

CURRENT TRADE AND OTHER RECEIVABLES

Million US dollar	2008	2007

Trade receivables	2 778	2 473
Interest receivable	21	24
Tax receivable, other than income tax	210	244
Derivative financial instruments with positive fair values	989	346
Loans to customers	82	112
Prepaid expenses	451	375
Accrued income	28	18
Other receivables	61	191
	4 620	3 783

The aging of the current trade receivables, interest receivable, other receivables and accrued income and of the loans to customers can be detailed as follows:

			Of which not impaired as of the reporting date and past due
	Net carrying amount as of December 31, 2008	Of which: neither impaired nor past due on the reporting date	Past due - less than 30 days	Past due - between 30 and 59 days	Past due - between 60 and 89 days	Past due - between 90 and 179 days	Past due - between 180 and 359 days	Past due - more than 359 days
Trade receivables	2 778	2 494	113	29	50	11	78	3
Loans to customers	278	248	-	3	1	1	3	22
Interest receivable	21	18	-	-	-	-	-	3
Other receivables and accrued income	89	89	-	-	-	-	-	-
	3 166	2 849	113	32	51	12	81	28

	Net carrying amount as of December 31, 2007	Of which: neither impaired nor past due on the reporting date	Of which not impaired as of the reporting date and past due
			Past due - less than 30 days	Past due - between 30 and 59 days	Past due - between 60 and 89 days	Past due - between 90 and 179 days	Past due - between 180 and 359 days	Past due - more than 359 days
Trade receivables	2 473	2 169	191	49	22	25	13	4
Loans to customers	374	350	1	1	1	1	1	19
Interest receivable	24	23	-	-	-	-	-	1
Other receivables	191	191	-	-	-	-	-	-
	3 062	2 733	192	50	23	26	14	24

In accordance with the IFRS 7 Financial Instruments: Disclosures the above analysis of the age of financial assets that are past due as at the reporting date but not impaired also includes the non-current part of loans to customers. Past due amounts were not impaired when collection is still considered likely, for instance because the amounts can be recovered from the tax authorities or AB InBev has sufficient collateral. Impairment losses on trade and other receivables recognized in 2008 amount to 55m US dollar.

AB InBev’s exposure to credit, currency and interest rate risks is disclosed in note 30 Risks arising from financial instruments.

21.	CASH AND CASH EQUIVALENTS

Million US dollar	2008	2007
Short term bank deposits	1 010	761
Current bank accounts	1 912	1 179
Cash	14	9
Cash and cash equivalents	2 936	1 949
Bank overdrafts	(765)	(118)
	2 171	1 831

The cash outstanding per 31 December 2008 includes restricted cash for an amount of 500m US dollar. This restricted cash mainly reflects the outstanding consideration payable to former Anheuser-Busch shareholders whom did not yet claim the proceeds. The related payable is recognized as a deferred consideration on acquisitions – see also note 29 Trade and other payables.

22.	ASSETS AND LIABILITIES HELD FOR SALE

Million US dollar	2008	2007
Assets held for sale	51	60
Liabilities held for sale	—	—
	51	60
Assets held for sale at 31 December 2008 include 51m US dollar land and buildings, mainly in Brazil and in the US. The disposal of these assets is expected in 2009. No gain or loss with respect to these assets was recognized in 2008.

The 2008 assets held for sale were mainly presented in the following geographical segments: Latin America 31m US dollar and North America 20m US dollar.

2007 assets held for sale included 60m US dollar land and buildings, mainly in Canada and in Brazil. These assets were sold in 2008.

On 23 January 2009, the company disposed of a portion of our investment in Tsingtao Brewery Company Limited, this entity was not classified as held for sale as of 31 December 2008 as not all of the requirements of IFRS 5 Non-current assets held for sale and discontinued operations were met.

23.	CHANGES IN EQUITY

The table below summarizes the changes in equity that took place during the years 2006, 2007 and 2008:

	Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Trans- lation reserves	Hedging reserves	Actuarial gains/ losses	Other reserves	Retained earnings	Total	Minority interest	Total equity
As per 01 January 2006	554	8 652	(78)	76	1 753	(17)	(361)	9	2 944	13 532	447	13 979
Total recognized gains and losses	-	-	-	-	1 159	80	21	-	1 770	3 030	944	3 974
Shares issued	4	98	-	-	-	-	-	-	-	102	-	102
Dividends	-	-	-	-	-	-	-	-	(369)	(369)	(347)	(716)
Share-based payments	-	-	-	10	-	-	-	-	-	10	-	10
Treasury shares	-	-	34	-	-	-	-	(18)	-	16	(13)	3
Other	-	-	-	-	-	-	-	(4)	-	(4)	-	(4)
Scope changes	-	-	-	-	-	-	-	-	(168)	(168)	128	(40)
As per 31 December 2006	558	8 750	(44)	86	2 912	63	(340)	(13)	4 177	16 149	1 159	17 308

	Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Trans- lation reserves	Hedging reserves	Actuarial gains/ losses	Other reserves	Retained earnings	Total	Minority interest	Total equity
As per 01 January 2007	558	8 750	(44)	86	2 912	63	(340)	(13)	4 177	16 149	1 159	17 308
Total recognized income and expenses	-	-	-	-	1 985	27	48	-	3 005	5 065	1 225	6 290
Shares issued	1	52	-	-	-	-	-	-	-	53	-	53
Dividends	-	-	-	-	-	-	-	-	(571)	(571)	(400)	(971)
Share-based payments	-	-	-	31	-	-	-	-	-	31	4	35
Treasury shares	-	-	(659)	-	-	-	-	(7)	-	(666)	(3)	(669)
Other	-	-	-	-	(4)	(1)	-	(5)	10	-	(22)	(22)
Scope changes	-	-	-	-	-	-	-	-	(4)	(4)	(71)	(75)
As per 31 December 2007	559	8 802	(703)	117	4 893	89	(292)	(25)	6 617	20 057	1 892	21 949

Million US dollar	Attributable to equity holders of AB InBev										Minority interest	Total equity
	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Trans- lation reserves	Hedging reserves	Actuarial gains/ losses	Other reserves	Retained earnings	Total
As per 01 January 2008	559	8 802	(703)	117	4 893	89	(292)	(25)	6 617	20 057	1 892	21 949
Total recognized income and expenses	-	-	-	-	(3 866)	(2 331)	(420)	-	1 927	(4 690)	924	(3 766)
Shares issued	1 171	8 675	-	-	-	-	-	-	-	9 846	-	9 846
Transaction costs capital increase	-	-	-	-	-	-	-	-	(117)	(117)	-	(117)
Dividends	-	-	-	-	-	-	-	-	(2 010)	(2 010)	(618)	(2 628)
Share-based payments	-	-	-	6	-	-	-	-	-	6	6	12
Treasury shares	-	-	(294)	-	-	-	-	(421)	-	(715)	(1)	(716)
Scope changes	-	-	-	-	-	-	-	-	65	65	(214)	(149)
As per 31 December 2008	1 730	17 477	(997)	123	1 027	(2 242)	(712)	(446)	6 482	22 442	1 989	24 431

STATEMENT OF CAPITAL

2008

CAPITAL	Million US dollar	Million shares
Issued capital
At the end of the previous year	559	615
Changes during the year	1 171	987
	1 730	1 602

TREASURY SHARES	Million US dollar	Million shares
At the end of the previous year	703	9.2
Changes during the year	294	11.4
	997	20.6

2007

CAPITAL	Million US dollar	Million shares
Issued capital
At the end of the previous year	558	613
Changes during the year	1	2
	559	615

TREASURY SHARES	Million US dollar	Million shares
At the end of the previous year	44	1.1
Changes during the year	659	8.1
	703	9.2

On 24 November 2008, AB InBev commenced an offering to existing shareholders of new AB InBev shares without nominal value, each with an AB InBev VVPR strip. The purpose of this share capital increase and offering of new AB InBev shares was to refinance part of the bridge facility agreement upon which AB InBev drew in order to finance part of the consideration paid to shareholders of Anheuser-Busch in connection with the acquisition. The offering was initially made to shareholders who were able to lawfully subscribe for new AB InBev shares pro rata to their shareholdings at a subscription price per new share of 6.45 euro. All AB InBev shareholders were granted one preference right per existing share held. The rights entitled the holders thereof to subscribe for new AB InBev shares at the subscription price at the ratio of 8 new AB InBev shares for 5 rights.

Holders of AB InBev shares being granted rights (or subsequent transferees of rights) were entitled to subscribe for new AB InBev shares at the subscription price and in accordance with the ratio described above from 25 November 2008 until 9 December 2008. As of 11 December 2008 approximately 99.58% of the total number of new AB InBev shares offered pursuant to the rights issue, were subscribed for at the subscription price. In addition, on 11 December 2008, in a separate transaction, 2 614 025 remaining preference rights that were not exercised during the subscription period were placed by a group of underwriters in an institutional offering in the form of scripts. As a result of the placement of the remaining preference rights, an additional 4 182 440 new AB InBev shares were subscribed for at the subscription price. The rights, the new shares and the scripts were all being offered pursuant to exemptions from registration under the securities act of 1933. Settlement of the rights issue occurred on 16 December 2008, with 986 109 272 new AB InBev shares issued in exchange for an aggregate consideration of 8.71b US dollar.

The new AB InBev shares are of the same class as the previously existing shares and started trading on the regulated market of Euronext Brussels on 16 December 2008. As of 16 December 2008, the total number of outstanding AB InBev shares was 1 602 427 569 and AB InBev increased its share capital by 1 171m US dollar.

As at 31 December 2008, the total issued capital of 1 730m US dollar is represented by 1 602 427 569 shares without par value, of which 24 428 160 registered shares, 14 165 542 bearer shares and 1 563 833 867 dematerialized shares. For a total amount of capital of 6m US dollar there are still 5 180 210 of subscription rights outstanding corresponding with a maximum of 5 180 210 shares to be issued. The total of authorized, unissued capital amounts to 17.8m US dollar.

The holders of ordinary shares are entitled to receive dividends as declared from time to time and are entitled to one vote per share at meetings of the company. In respect of the company’s shares that are held by AB InBev, rights are suspended.

REPORT ACCORDING TO ARTICLE 624 OF THE BELGIAN COMPANIES CODE—PURCHASE OF OWN SHARES

Using the powers granted during the Extraordinary Shareholders Meeting of 24 April 2007, the board of directors has executed in 2008 two share buy-back programs of AB InBev shares for a total amount of 1 044m US dollar.

The aim of the programs was at enhancing shareholder value by combining the strong cash-flow generation of the company with the right capital structure. In addition, the programs would allow the company to satisfy its obligations under the new incentive programs for the management.

During the year 2008, AB InBev repurchased, directly or indirectly through an indirect subsidiary, 12 708 793 own shares on the Euronext Brussels Stock Exchange. The Shares were redeemed at the stock price of the day. 932 889 shares were sold to members of the AmBev senior management who were transferred to AB InBev. The sale occurred according to a share exchange program at a price reduced with 16.66 % compared to the market price, in order to encourage management mobility. In addition, 424 933 shares were granted to executives of the group according to the new executive remuneration policy which was approved by the shareholders’ meeting of 25 April 2006. Finally, 3 998 were granted for free to executives according to a matching shares plan of 2005.

At the end of the period, the company still owned 20 563 003 own shares which may be used for management incentive programs, among other uses.

The par value of the shares is 0.77 euro. As a consequence, the shares that were repurchased during the year represent 14 472 499.09 US dollar of the subscribed capital, the shares that were sold during the year 2008 represent 1 550 811.21 US dollar of the subscribed capital and the shares that the company still owned at the end of 2008 represent 22 035 483.25 US dollar of the subscribed capital.

DIVIDENDS

On 4 March 2009, a dividend of 0.28 euro per share or, approximately 450m euro, is proposed by the board of directors. In accordance with IAS 10 Events after the balance sheet date, the dividend has not been recorded in the 2008 financial statements.

TRANSLATION RESERVES

The translation reserves comprise all foreign currency exchange differences arising from the translation of the financial statements of foreign operations. The translation reserves also comprise the portion of the gain or loss on the foreign currency liabilities and on the derivative financial instruments determined to be effective net investment hedges in conformity with the IAS 39 Financial Instruments: Recognition and Measurement hedge accounting rules.

HEDGING RESERVES

The hedging reserves comprise the effective portion of the cumulative net change in the fair value of cash flow hedges to the extent the hedged risk has not yet impacted profit or loss – see also note 30 Risks arising from financial instruments.

TRANSFERS FROM SUBSIDIARIES

The amount of dividends payable to AB InBev by its operating subsidiaries is subject to, among other restrictions, general limitations imposed by the corporate laws, capital transfer restrictions and exchange control restrictions of the respective jurisdictions where those subsidiaries are organized and operate. Capital transfer restrictions are also common in certain emerging market countries, and may affect AB InBev’s flexibility in implementing a capital structure it believes to be efficient. Dividends paid to AB InBev by certain of its subsidiaries are also subject to withholding taxes. Withholding tax, if applicable, generally does not exceed 10%.

24.	EARNINGS PER SHARE

The calculation of basic earnings per share is based on the profit attributable to equity holders of AB InBev of 1 927m US dollar (2007: 3 005m US dollar, 2006: 1 770 US dollar) and a weighted average number of ordinary shares outstanding during the year, calculated as follows:

Million shares	2008	2007 restated[1]	2006 Restated[1]
Issued ordinary shares at 1 January, net of treasury shares	969	979	972
Effect of shares issued / share buy-back programs	30	(3)	-
Weighted average number of ordinary shares at 31 December	999	976	972

The calculation of diluted earnings per share is based on the profit attributable to equity holders of AB InBev of 1 927m US dollar (2007: 3 005 US dollar, 2006: 1 770 US dollar) and a weighted average number of ordinary shares (diluted) outstanding during the year, calculated as follows:

Million shares	2008	2007 restated[1]	2006 Restated[1]
Weighted average number of ordinary shares at 31 December	999	976	972
Effect of share options and warrants	1	5	8
Weighted average number of ordinary shares (diluted) at 31 December	1 000	981	980

1 In Accordance with IAS33, historical data per share have been adjusted by an adjustment ratio of 0.6252 following the capital increase in December 2008.

The calculation of earnings per share before exceptional items is based on the profit after tax and before exceptional items, attributable to equity holders of AB InBev. A reconciliation of profit before exceptional items, attributable to equity holders of AB InBev to profit attributable to equity holders of AB InBev is calculated as follows:

Million US dollar	2008	2007	2006
Profit before exceptional items, attributable to equity holders of AB InBev	2 511	2 547	1 909
Exceptional items, after taxes (refer Note 8)	(397)	458	(139)
Exceptional finance cost, after taxes, attributable to equity holders of AB InBev	(187)	-	-
Profit attributable to equity holders of AB InBev	1 927	3 005	1 770

The table below sets out the EPS calculation:

Million US dollar	2008	2007 restated[1]	2006 restated[1]
Profit attributable to equity holders of AB InBev	1 927	3 005	1 770
Weighted average number of ordinary shares	999	976	972
Basic EPS	1.93	3.08	1.82

Profit before exceptional items, attributable to equity holders of AB InBev	2 511	2 547	1 909
Weighted average number of ordinary shares	999	976	972
EPS before exceptional items	2.51	2.61	1.96

Profit attributable to equity holders of AB InBev	1 927	3 005	1 770
Weighted average number of ordinary shares (diluted)	1 000	981	980
Diluted EPS	1.93	3.06	1.81

Profit before exceptional items, attributable to equity holders of AB InBev	2 511	2 547	1 909
Weighted average number of ordinary shares (diluted)	1 000	981	980
Diluted EPS before exceptional items	2.51	2.60	1.95

The average market value of the company’s shares for purposes of calculating the dilutive effect of share options was based on quoted market prices for the period that the options were outstanding. 4m share options were anti-dilutive and not included in the calculation of the dilutive effect.

25.	INTEREST-BEARING LOANS AND BORROWINGS

This note provides information about the contractual terms of the company’s interest-bearing loans and borrowings. For more information about the company’s exposure to interest rate and foreign currency risk, refer to note 30 Risks arising from financial instruments.

NON-CURRENT LIABILITIES Million US dollar	2008	2007
Secured bank loans	57	405
Unsecured bank loans	39 830	4 368
Unsecured bond issues	7 912	2 631
Secured other loans	7	-
Unsecured other loans	170	211
Finance lease liabilities	49	18
	48 025	7 633

CURRENT LIABILITIES Million US dollar	2008	2007
Secured bank loans	50	141
Unsecured bank loans	10 723	1 696
Unsecured bond issues	520	244
Secured other loans	-	-
Unsecured other loans	4	26
Secured bank facilities	-	6
Finance lease liabilities	4	4
	11 301	2 117

TERMS AND DEBT REPAYMENT SCHEDULE 2008 Million US dollar	Total	1 year or less	1-2 years	2-5 years	More than 5 years
Secured bank loans	108	51	11	46	-
Unsecured bank loans	50 553	10 723	11 441	28 264	125
Unsecured bond issues	8 432	520	604	2 344	4 964
Secured other loans	7	-	-	6	1
Unsecured other loans	173	4	33	96	40
Finance lease liabilities	53	4	8	6	35
	59 326	11 302	12 097	30 762	5 165

TERMS AND DEBT REPAYMENT SCHEDULE 2007 Million US dollar	Total	1 year or less	1-2 years	2-5 years	More than 5 years
Secured bank loans	548	143	384	21	-
Unsecured bank loans	6 063	1 694	486	2 947	936
Unsecured bond issues	2 875	246	230	973	1 426
Unsecured other loans	237	25	40	110	62
Secured bank facilities	6	6	-	-	-
Finance lease liabilities	21	4	3	4	10
	9 750	2 118	1 143	4 055	2 434

FINANCE LEASE LIABILITIES Million US dollar	Payments 2008	Interest 2008	Principal 2008	Payments 2007	Interest 2007	Principal 2007
Less than one year	8	4	4	4	-	4
Between one and five years	25	11	14	8	1	7
More than five years	99	64	35	14	3	11
	132	79	53	26	4	22

To finance the acquisition of Anheuser-Busch, AB InBev entered into a 45 billion US dollar senior facilities agreement and a 9.8 billion US dollar bridge facility agreement, enabling us to consummate the acquisition, including the payment of 52.5 billion US dollar to shareholders of Anheuser-Busch, refinancing certain Anheuser-Busch indebtedness, payment of all transaction charges, fees and expenses and accrued but unpaid interest to be paid on Anheuser-Busch’s outstanding indebtedness. On 18 December 2008, AB InBev repaid the debt it incurred under the bridge facility with the net proceeds of the rights issue and cash proceeds received by AB InBev from pre-hedging the foreign exchange rate between the euro and the US dollar in connection with the rights issue. AB InBev intends to refinance a portion of the debt incurred under the senior credit facility with the proceeds of one or more debt capital markets offerings. In addition, AB InBev may, in the future, dispose of certain of the assets or businesses and expects to utilize proceeds from any such disposals to repay indebtedness incurred to finance the acquisition.

AB InBev’s net debt increased to 56 660m US dollar as of December 2008, from 7 497m US dollar as of December 2007. Net debt is defined as non-current and current interest-bearing loans and borrowings and bank overdrafts minus debt securities and cash. Net debt is a financial performance indicator that is used by our management to highlight changes in the company’s overall liquidity position. The company believes that net debt is meaningful for investors as it is one of the primary measures our management uses when evaluating our progress towards deleveraging.

The following table provides a reconciliation of our net debt as of the dates indicated:

Million US dollar	31 December 2008	31 December 2007
Non-current interest bearing loans & borrowings	48 025	7 633
Current interest bearing loans & borrowings	11 301	2 117
	59 326	9 750
Bank overdrafts	765	118
Cash & cash equivalents	(2 936)	(1 949)
Interest bearing loans granted (included within Trade and other receivables)	(97)	(31)
Debt securities (included within Investment securities)	(398)	(391)
Net debt	56 660	7 497

26.	EMPLOYEE BENEFITS

AB InBev sponsors various post-employment benefit plans world-wide. These include pension plans, both defined contribution plans, and defined benefit plans, and other post-employment benefits (OPEB). In accordance with IAS 19 Employee Benefits, post-employment benefit plans either are classified as defined contribution plans or defined benefit plans.

DEFINED CONTRIBUTION PLANS

For defined contribution plans, AB InBev pays contributions to publicly or privately administered pension funds or insurance contracts. Once the contributions have been paid, the group has no further payment obligation. The regular contribution expenses constitute an expense for the year in which they are due. For 2008, the defined contribution expenses for the company amounted to 17m US dollar compared to 7m US dollar for 2007 and 8m US dollar for 2006.

DEFINED BENEFIT PLANS

The company contributes to 72 defined benefit plans, of which 57 are retirement plans, 15 are medical cost plans. Most plans provide benefits related to pay and years of service. The German, French, Luxemburg and part of the Belgian, Brazilian, Canadian, UK and US plans are unfunded. The assets of the other plans are held in legally separate funds set up in accordance with applicable legal requirements and common practice in each country. The medical cost plans in Canada, US, Belgium and Brazil provide medical benefits to employees and their families during the service period and after retirement in some cases.

The OPEB plans (including the medical cost plans) have a present value of an unfunded obligation of 874m US dollar.

The present value of funded obligations includes a 142m US dollar liability related to two medical plans, for which the benefits are provided through the Fundação Antonio Helena Zerrenner (“FAHZ”). The FAHZ is a legally distinct entity which provides medical, dental, educational and social assistance to current and retired employees of AmBev. On 31 December 2008, the actuarial liabilities related to the benefits provided by the FAHZ are fully offset by an equivalent amount of assets existing in the fund. The net liability recognized in the balance sheet is nil.

Employee benefit net liability has increased by 2 092m US dollar, as compared to 31 December 2007. The principal factor being the introduction of Anheuser-Busch benefit plans (2 181m US dollar net liability as at 31 December 2008). The net decrease in outstanding employee benefits by 75m US dollar as compared to 31 December 2006 is primarily the effect of contributions paid to pension plans (175m US dollar) and actuarial gains (75m US dollar), partly offset by 2007 expenses (85m US dollar) and exchange losses (7m US dollar).

The company’s net liability for post-employment and long-term employee benefit plans comprises the following at 31 December:

Million US dollar	2008	2007
Present value of funded obligations	(5 355)	(3 299)
Fair value of plan assets	3 873	3 321
Present value of net obligations for funded plans	(1 482)	22
Present value of unfunded obligations	(1 236)	(589)
Present value of net obligations	(2 718)	(567)

Unrecognized past service cost	3	4
Unrecognized asset	(206)	(319)
Net liability	(2 921)	(882)

Other long term employee benefits	(80)	(27)
Total employee benefits	(3 001)	(909)
Employee benefits amounts in the balance sheet:
Liabilities	(3009)	(919)
Assets	8	10
Net liability	(3 001)	(909)

The changes in the present value of the defined benefit obligations are as follows:

Million US dollar	2008	2007	2006
Defined benefit obligation at 1 January	(3 888)	(3 558)	(3 337)
Current service costs	(93)	(94)	(87)
Acquisitions through business combinations	(3 750)	-	-
New unvested past service cost	(2)	-	13
Interest cost	(250)	(205)	(192)
Actuarial losses	(87)	183	(21)
(Losses)/Gains on curtailments	(17)	1	1
Reclassifications from provisions	31	5	-
Reclassifications to assets held for sale	-	-	24
Exchange differences	871	(435)	(230)
Benefits paid	594	215	271
Defined benefit obligation at 31 December	(6 591)	(3 888)	(3 558)

The changes in the fair value of plan assets are as follows:

Million US dollar	2008	2007	2006
Fair value of plan assets at 1 January	3 321	2 804	2 365
Acquisitions through business combinations	2 030	-	-
Expected return	262	242	212
Actuarial gains and (losses)	(606)	(78)	87
Contributions by AB InBev	207	175	222
Contributions by plan participants	13	15	14
Exchange differences	(743)	378	175
Assets distributed on settlement	-	-	(70)
Other	16	-	-
Benefits paid	(627)	(215)	(201)
Fair value of plan assets at 31 December	3 873	3 321	2 804

The acquisition through business combinations stems from the acquisition of Anheuser-Busch.

The actual return on plan assets in 2008, 2007 and 2006 was a 355m US dollar loss, 164m US dollar gain and 299m US dollar gain, respectively. This is mostly driven by actuarial losses calculated in the UK, US, Belgium and Canada.

The increase in contributions by AB InBev (207m US dollar in 2008 versus 175m US dollar in 2007 and 222m US dollar in 2006) is primarily explained by the acquisition of Anheuser-Busch (70m US dollar), although lower contributions occurred in Canada and Korea.

The expense recognized in the income statement with regard to defined benefit plans can be detailed as follows:

Million US dollar	2008	2007	2006
Current service costs	(68)	(68)	(74)
Interest cost	(250)	(205)	(192)
Expected return on plan assets	260	242	212
Amortized past service cost	-	(8)	(1)
New vested past service cost	(10)	(10)	1
Recognized past service cost	(2)	-	-
(Losses)/Gains on settlements or curtailments	(23)	1	-
Asset limitation	(26)	(37)	(29)
	(119)	(85)	(83)

The employee benefit expense is included in the following line items of the income statement:

Million US dollar	2008	2007	2006
Cost of sales	(31)	(21)	(21)
Distribution expenses	(20)	(18)	(16)
Sales and marketing expenses	(10)	(11)	(16)
Administrative expenses	(34)	(29)	(25)
Exceptional items	(24)	(6)	(5)
	(119)	(85)	(83)

Weighted average assumptions used in computing the benefit obligations at the balance sheet date are as follows1:

	2008	2007	2006
Discount rate	6.5%	4.9%	4.3%
Future salary increases	3.3%	3.1%	2.4%
Future pension increases	2.2%	1.8%	1.1%
Medical cost trend rate	8.95% p.a. reducing to 6.63%	6.5% p.a. reducing to 3.8%	6.5% p.a. reducing to 3.1%
Dental claims trend rate	4.0%	4.1%	3.9%
Life expectation for a 40 year old male	81	81	81
Life expectation for a 40 year old female	85	85	85

Weighted average assumptions used in computing the net periodic pension cost for the year are as follows1:

	2008	2007	2006
Discount rate	4.9%	4.3%	4.1%
Expected return on plan assets	6.2%	6.6%	6.3%
Future salary increases	3.1%	2.4%	2.3%
Future pension increases	1.8%	1.1%	0.8%
Medical cost trend rate	6.5% p.a. reducing to 3.8%	6.5% p.a. reducing to 3.1%	5.0% p.a. reducing to 2.1%
Dental claims trend rate	4.1%	3.9%	3.6%

Several factors are considered in developing the estimate for the long-term expected rate of return on plan assets. For the defined benefit plans, these include historical rates of return of broad equity and bond indices and projected long-term rates of return from pension investment consultants. The expected long-term rates of return for plan assets are 7.3% for equities and 5% for bonds.

Assumed medical cost trend rates have a significant effect on the amounts recognized in profit or loss. A one percentage point change in the assumed medical cost trend rates would have the following effects (note that a positive amount refers to a decrease in the obligations or cost while a negative amount refers to an increase in the obligations or cost):

Million US dollar	2008		2007		2006
Medical cost trend rate	100 basis points increase	100 basis points decrease	100 basis points increase	100 basis points decrease	100 basis points increase	100 basis points decrease
Effect on the aggregate of the service cost and interest cost of medical plans	(4)	4	(6)	4	(4)	4
Effect on the defined benefit obligation for medical cost	(38)	32	(56)	49	(43)	37

1 Since the assumptions are nominal rates in different currencies the company has converted the foreign rates into US dollar equivalents based on the 5 year forward currency exchange rates. The weighted average assumptions are calculated based on these US dollar equivalents.

To meet the IAS 1 Presentation of Financial Statements disclosure requirements on key sources of estimation uncertainty the company has included the results of the sensitivity analysis with regard to the discount rate, the future salary increase and the longevity assumptions.

Million US dollar	2008		2007		2006
Discount rate	50 basis points increase	50 basis points decrease	50 basis points increase	50 basis points decrease	50 basis points increase	50 basis points decrease
Effect on the aggregate of the service cost and interest cost of defined benefit plans	3	(3)	4	(4)	5	(5)
Effect on the defined benefit obligation	156	(173)	259	(283)	248	(267)

Million US dollar	2008		2007		2006
Future salary increase	50 basis points increase	50 basis points decrease	50 basis points increase	50 basis points decrease	50 basis points increase	50 basis points decrease
Effect on the aggregate of the service cost and interest cost of defined benefit plans	(4)	3	(4)	4	(7)	7
Effect on the defined benefit obligation	(25)	22	(34)	31	(51)	49

Million US dollar	2008		2007		2006
Longevity	One year increase	One year decrease	One year increase	One year decrease	One year increase	One year decrease
Effect on the aggregate of the service cost and interest cost of defined benefit plans	(7)	7	(7)	7	(7)	7
Effect on the defined benefit obligation	(65)	64	(105)	103	(95)	94

The above are purely hypothetical changes in individual assumptions holding all other assumptions constant: economic conditions and changes therein will often affect multiple assumptions at the same time and the effects of changes in key assumptions are not linear. Therefore, the above information is not necessarily a reasonable representation of future results.

The fair value of plan assets at 31 December consists of the following:

	2008	2007
Government bonds	15%	35%
Corporate bonds	18%	11%
Equity instruments	60%	51%
Property	4%	1%
Cash	2%	1%
Insurance contracts	1%	1%
	100%	100%

The changed allocation of the fair value of plan assets is mainly as a result of the acquisition of Anheuser-Busch plans.

The plan assets include indirect investments in ordinary shares issued by the company for a total fair value of 1.4m US dollar. The expected rates of return on individual categories of plan assets are determined by reference to relevant indices based on advice of external valuation experts. The overall expected rate of return is calculated by weighting the individual rates in accordance with the anticipated share in the total investment portfolio.

The five year history of the present value of the defined benefit obligations, the fair value of the plan assets and the deficit in the plans is as follows:

Million euro	2008	2007	2006	2005	2004
Present value of the defined benefit obligations	(6 591)	(3 888)	(3 558)	(3 337)	(2 952)
Fair value of plan assets	3 873	3 321	2 804	2 365	2 062
Deficit	(2 718)	(567)	(754)	(972)	(890)
Experience adjustments: (increase)/decrease plan liabilities	289	32	(8)	(39)	-
Experience adjustments: increase/(decrease) plan assets	(606)	(78)	87	157	147

The deficit has increased to 2 718m US dollar with the Anheuser-Busch benefit plans contributing a deficit of 2 181m US dollar.

AB InBev expects to contribute approximately 273m US dollar to its defined benefit plans in 2009.

27.	SHARE-BASED PAYMENTS

Different share option programs allow company senior management and members of the board of directors to acquire shares of AB InBev or AmBev. AB InBev has two primary share-based compensation plans, the long-term incentive plan (“LTI”) and the share-based compensation plan (“Share-Based Compensation Plan”). For both plans, the fair value of share-based payment compensation is estimated at grant date, using the binomial Hull model, modified to reflect the IFRS 2 Share-based Payment requirement that assumptions about forfeiture before the end of the vesting period cannot impact the fair value of the option.

SHARE-BASED COMPENSATION PLAN

The Share-Based Compensation Plan provides that members of our executive board of management and certain other senior employees are granted bonuses, half of which is settled in shares to be held for three years, the shares being valued at their market price at the time of grant. With respect to the other half the bonus, participants may elect to receive cash or to invest all or half of the remaining part of their bonus in shares to be held for five years. Such voluntary deferral leads to a company option match, which vests after five years, provided that predefined financial targets are met or exceeded. If the remaining half is completely invested in shares, the number of matching options granted will be equal to 4.6 times the number of shares corresponding to the gross amount of the bonus invested. If the remaining half is invested at 50 % in shares, the number of matching options granted will be equal to 2.3 times the number of shares corresponding to the gross amount of the bonus invested. Upon exercise, holders of the matching options may be entitled to receive from AB InBev a cash payment equal to the dividends declared since the options were granted. The fair value of the matching options is estimated at the grant date using a binomial Hull model, and is expensed over the vesting period. These options have a life of 10 years.

AB InBev issued a total of 1m of matching options in 2008 representing a fair value of approximately 36m US dollar.

LONG-TERM INCENTIVE PLAN

The company has issued warrants, or rights to subscribe for newly issued shares, under the LTI for the benefit of directors and, until 2006, members of the executive board of management and other senior employees. Since 2007, members of the executive board of management and other employees are no longer eligible to receive warrants under the LTI, but instead receive a portion of their compensation in the form of shares and options granted under the Share-Based Compensation Plan. Each LTI warrant gives its holder the right to subscribe for one newly issued share. The exercise price of LTI warrants is equal to the average price of the company’s shares on the regulated market of Euronext Brussels during the 30 days preceding their issue date. LTI warrants granted in the years prior to 2007 have a duration of 10 years and from 2007 (and in 2003) have a duration of 5 years. LTI warrants are subject to a vesting period ranging from one to three years. During 2008, 0.1m warrants were granted to members of the board of directors. These warrants vest in equal annual installments over a three-year period and represent a fair value of approximately 3m US dollar.

In addition to awards granted under the plans described above, the company offered stock options to a small group of senior executives on 25 November 2008. AB InBev believes that the selected executives will help implement a successful integration of Anheuser-Busch Companies, Inc. and AB InBev, which will underpin AB InBev’s ability to quickly deleverage. The number of options offered was 28.9m, with an estimated fair value of 230m US dollar. One-half of these stock options have a life of 10 years as from granting and vest on 1 January 2014. The other half of the stock options have a life of 15 years as from granting and vest on 1 January 2019. Vesting is conditional upon achievement of certain predefined financial targets.

The weighted average fair value of the options and assumptions used in applying the AB InBev option pricing model for the 2008 grants of awards described above are as follows:

Amounts in US dollar unless otherwise indicated	2008	2007	2006[1]
Fair value of options granted	38.17	31.15	16.52
Share price	90.58	77.59	47.94
Exercise price	86.62	72.53	47.90
Expected volatility	24%	20%	23%
Expected dividends	0.16%	0.16%	0.58%
Risk-free interest rate	4.47%	4.47%	4.21%

Since the acceptance period of the options is 2 months, the fair value was determined as the average of the fair values calculated on a weekly basis during the two months offer period.

Expected volatility is based on historical volatility calculated using 1 068 days of historical data. The binomial Hull model assumes that all employees would immediately exercise their options if the AB InBev share price is 2.5 times above the exercise price. As a result, no single expected option life applies.

The total number of outstanding options at 31 December 2008 and changes during the year for both the Share-Based Compensation Plan and the LTI:

Million options	2008	2007	2006
Options outstanding at 1 January	6.3	7.6	10.9
Options issued during the year	1.1	1.0	1.2
Options exercised during the year	(1.2)	(1.6)	(3.4)
Options forfeited during the year	(0.4)	(0.7)	(1.1)
Additional options granted as a result of the rights issue	3.0	-	-
Options outstanding at 31 December	8.8	6.3	7.6

1 Changes in 2006 assumptions are the result of change in volatility approach and dividend protection.

As a consequence of the rights issue that took place in November 2008 (as described in Note 23), the exercise price and the number of options held by employees of the company were adjusted under both plans with the intention of preserving the rights of the existing option holders. The terms and conditions of the new subscription rights are the same as those of the existing subscription rights to which they relate. For vesting purposes, they are treated as if they have been issued at the same time as the existing subscription right, and are exercisable in the same manner and under the same conditions. The company accounted for the dilutive effect of the rights issuance by applying the ratio method as set out in the NYSE Euronext “Liffe’s Harmonised Corporate Actions Policy” pursuant to which both the number of existing subscription rights and the exercise price were adjusted by a ratio of 0.6252. The adjusted exercise price of the subscription rights equals the original exercise price multiplied by the adjustment ratio. The adjusted number of subscription rights equals the original number of subscription rights divided by the adjustment ratio. As a result, during the fourth quarter of 2008, 3.0m additional options (1.4 million and 1.6 million options under the Share-based Compensation Plan and the LTI, respectively) were granted to employees in order to compensate for the dilutive effect of the rights issue. As there was no change between the fair value of the original award immediately before the modification and the fair value of the modified award immediately after the modification, no additional expense was recorded as a result of the modification.

The range of exercise prices of the outstanding options is between 7.28 euro and 58.31 euro while the weighted average remaining contractual life is 6.2 years.

Of the 8.8m outstanding options 4.1m options are vested at 31 December 2008.

The weighted average exercise price of the options for both the Share-Based Compensation Plan and the LTI is as follows:

Amounts in US dollar	2008	2007	2006
Options outstanding at 1 January	46.50	35.48	31.92
Granted during the period (pre rights issue)	76.92	79.38	51.74
Granted during the period (adjustment factor)	32.87	-	-
Forfeited during the period	56.63	45.00	31.12
Exercised during the period	32.76	35.52	31.21
Outstanding at the end of the period	34.42	46.50	35.48
Exercisable at the end of the period	23.66	36.39	32.82

For share options exercised during 2008 the weighted average share price at the date of exercise was 31.49 euro.

AMBEV SHARE-BASED COMPENSATION PLAN

Since 2005, AmBev has had a plan which is substantially similar to the Share-Based Compensation Plan under which bonuses granted to company employees and management are partially settled in shares. Under this plan, AmBev has issued during the second quarter of 2008 0.8m options for which the fair value amounts to approximately 35m US dollar. The fair value of the options and assumptions used in applying a binomial option pricing model for the 2008 AmBev grant are as follows:

Amounts in US dollar unless otherwise indicated	2008	2007	2006
Fair value of options granted	44.51	25.03	21.07
Share price	71.48	61.83	48.73
Exercise price	71.48	61.83	48.73
Expected volatility	33%	26%	30%
Risk-free interest rate	12.50%	10.60%	14.47%

As the AmBev options are dividend protected, the dividend yield used for the fair value calculation was 0%.

During the second half of 2007, AmBev performed a reverse stock split in the ratio of 100:1. Consequently, the 2007 and 2006 figures have been restated to consider the impact of this adjustment.

The total number of outstanding AmBev options developed as follows:

Million options	2008	2007	2006
Options outstanding at 1 January	2.2	2.4	3.5
Options issued during the year	0.8	0.8	0.8
Options exercised during the year	(0.1)	(0.6)	(1.5)
Options forfeited during the year	(0.1)	(0.4)	(0.4)
Options outstanding at 31 December	2.8	2.2	2.4

The range of exercise prices of the outstanding options is between 16.64 euro and 41.26 euro while the weighted average remaining contractual life is 3.7 years.

Of the 2.8m outstanding options 0.5m options are vested at 31 December 2008.

The weighted average exercise price of the options is as follows:

Amounts in US dollar	2008	2007	2006
Options outstanding at 1 January	49.21	30.54	23.84
Granted during the period	57.42	61.45	47.43
Forfeited during the period	33.69	32.22	23.60
Exercised during the period	40.62	35.95	25.47
Outstanding at the end of the period	42.07	49.21	30.54
Exercisable at the end of the period	23.62	28.60	23.10

During the fourth quarter of 2008, a limited number of AmBev shareholders who are part of the senior management of AB InBev were given the opportunity to exchange AmBev shares against a total of 0.9m AB InBev shares (2007: 1.8m – 2006: 1.5m) at a discount of 16.7% provided that they stay in service for another five years. The fair value of this transaction amounts to approximately 11m US dollar (2007: 25m US dollar - 2006: 13m euro) and is expensed over the five years service period. The fair values of the AmBev and AB InBev shares were determined based on the market price.

The above described share-based payment transactions resulted in a total expense of 62m US dollar for the year 2008, 72m US dollar for the year 2007 and 61m US dollar for the year 2006.

28.	PROVISIONS

2008

Million US dollar	Restructuring	Disputes	Other	Total
Balance at 1 January	296	651	82	1 029
Effect of changes in foreign exchange rates	4	(120)	(26)	(142)
Changes through business combinations	20	126	-	146
Provisions made	344	216	44	604
Provisions used	(152)	(102)	(11)	(265)
Provisions reversed	(35)	(91)	(14)	(140)
Other movements	(16)	(37)	75	22
Balance at 31 December	461	643	150	1 254

2007

Million US dollar	Restructuring	Disputes	Other	Total
Balance at 1 January	374	452	97	923
Effect of changes in foreign exchange rates	31	93	7	131
Changes through business combinations	-	126	-	126
Provisions made	170	182	18	370
Provisions used	(217)	(94)	(10)	(321)
Provisions reversed	(72)	(120)	(33)	(225)
Other movements	10	12	3	25
Balance at 31 December	296	651	82	1 029

The restructuring provisions are primarily explained by the organizational alignments in the US, Western Europe, the global headquarters and Asia Pacific as explained in note 8 Exceptional items. Provisions for disputes mainly relate to various disputed direct and indirect taxes and to claims from former employees.

The provisions are expected to be settled within the following time windows:

2008

Million US dollar	Total	< 1 year	1-2 years	2-5 years	> 5 years
Restructuring
Reorganization	461	366	43	35	17

Disputes
Excise duties	20	-	3	17	-
Income taxes	238	1	237	-	-
Labor	114	15	92	6	1
Indirect taxes	172	13	159	-	-
Commercial	41	18	11	8	4
Other disputes	58	19	32	7	-
	643	66	534	38	5
Other contingencies
Guarantees given	26	1	10	15	-
Onerous contracts	24	7	4	7	6
Other contingencies	100	18	4	6	72
	150	26	18	28	78
	1 254	458	595	101	100

2007

Million US dollar	Total	< 1 year	1-2 years	2-5 years	> 5 years
Restructuring
Reorganization	296	166	69	43	18

Disputes
Excise duties	1	-	1	-	-
Income taxes	98	6	91	1	-
Labor	164	29	44	91	-
Indirect taxes	233	15	62	138	18
Commercial	57	19	16	16	6
Other disputes	98	18	12	9	59
	651	87	226	255	83
Other contingencies
Demolition	4	4	-	-	-
Guarantees given	22	-	-	21	1
Onerous contracts	11	1	-	1	9
Other	45	17	4	10	14
	82	22	4	32	24
	1 029	275	299	330	125

Since 1 January 2005, AB InBev is subject to the greenhouse gas emission allowance trading scheme in force in the European Union. Acquired emission allowances are recognized at cost as intangible assets. To the extent that it is expected that the number of allowances needed to settle the CO2 emissions exceed the number of emission allowances owned, a provision is recognized. Such a provision is measured at the estimated amount of the expenditure required to settle the obligation. At 31 December 2008, the emission allowances owned fully covered the expected CO2 emissions. As such, no provision needed to be recognized.

29.	TRADE AND OTHER PAYABLES

NON-CURRENT TRADE AND OTHER PAYABLES

Million US dollar	2008	2007
Indirect taxes payable	249	349
Trade payables	7	1
Cash guarantees	14	9
Deferred consideration on acquisitions	113	24
Other payables	16	79
	399	462

CURRENT TRADE AND OTHER PAYABLES

Million US dollar	2008	2007
Trade payables and accrued expenses	4 801	3 209
Payroll and social security payables	643	517
Indirect taxes payable	1 097	1 210
Interest payable	477	130
Consigned packaging	551	501
Cash guarantees	25	29
Derivative financial instruments with negative fair values	3 126	708
Dividends payable	63	46
Deferred income	152	15
Deferred consideration on acquisitions	522	40
Other payables	38	87
	11 495	6 492

The increase in derivative financial instruments with negative fair values is explained by the fair value revaluation of US dollar interest rate swaps and commodity hedges. The interest rate swaps cover the interest rate risk on the senior facilities agreement to finance the acquisition of Anheuser-Busch.

Deferred consideration on acquisitions mainly reflects the outstanding consideration payable to former Anheuser-Busch shareholders whom did not yet claim the proceeds.

30.	RISKS ARISING FROM FINANCIAL INSTRUMENTS

(A)	TERMS, CONDITIONS AND RISK MANAGEMENT POLICIES

Exposure to foreign currency, interest rate, commodity prices, liquidity and credit risk arises in the normal course of AB InBev’s business. The company analyses each of these risks individually as well as on an interconnected basis, and defines strategies to manage the economic impact on the company’s performance in line with its financial risk management policy. The risk management committee meets on a frequent basis and is responsible for reviewing the results of the risk assessment, approving recommended risk management strategies, monitoring compliance with the financial risk management policy and reporting to the finance committee of the board of directors.

Some of the company’s risk management strategies include the usage of derivatives. Derivative instruments used by the company mainly include forward exchange contracts, exchange traded foreign currency futures, interest rate swaps, cross currency interest rate swaps (“CCIRS”), forward rate agreements, exchange traded interest rate futures, aluminum swaps and forwards, exchange traded sugar futures and exchange traded wheat futures. AB InBev’s policy prohibits the use of derivatives in the context of speculative trading.

The following table provides an overview of the derivative financial instruments outstanding at year-end by maturity bucket. The amounts included in this table are the notional amounts.

Million US dollar Derivatives	2008			2007
	< 1 year	1-5 years	> 5 years	< 1 year	1-5 years	> 5 years
Foreign currency
Forward exchange contracts	1 943	778	-	1 303	602	-
Foreign currency futures	(216)	21	-	564	-	-

Interest rate
Interest rate swaps	1 784	41 047	4 552	-	2 229	203
Cross currency interest rate swaps	270	2 609	113	823	3 537	96
Forward rate agreements	3 062	-	-	102	-	-
Interest rate futures	(95)	(118)	(8)	440	200	59

Commodities
Aluminum swaps	348	6	-	268	-	-
Sugar futures	51	17	-	60	-	-
Wheat futures	24	-	-	18	-	-

Credit
Credit default swaps	-	84	-	-	88	-

Forward exchange contracts include the series of contracts used to hedge the Brazilian real borrowings in Canada (see Interest rate risk section below).

The significant increase in the interest rate swaps is explained by the new swap contracts used to hedge the interest rate risk on the senior facilities to acquire Anheuser-Busch.

The forward rate agreement is related to a hedge on a credit facility in the parent companies.

(B)	FOREIGN CURRENCY RISK

AB InBev incurs foreign currency risk on borrowings, investments, (forecasted) sales, (forecasted) purchases, royalties, dividends, licenses, management fees and interest expense/income whenever they are denominated in a currency other than the functional currency of the subsidiary. The main derivative financial instruments used to manage foreign currency risk are forward exchange contracts, exchange traded foreign currency futures and cross currency interest rate swaps.

FOREIGN EXCHANGE RISK ON OPERATING ACTIVITIES

As far as foreign currency risk on firm commitments and forecasted transactions is concerned, AB InBev’s policy is to hedge operational transactions which are reasonably expected to occur (e.g. cost of goods sold and selling, general & administrative expenses) within a maximum of 15 months. Operational transactions that are certain (e.g. capital expenditure) are hedged without any limitation in time.

The table below provides an indication of the company’s main net foreign currency positions as regards firm commitments and forecasted transactions per 31 December 2008 and for a period of 1 year for the most important currency pairs. The open positions are the result of the application of AB InBev’s risk management policy. Positive amounts indicate that the company is long (net future cash inflows) in the first currency of the currency pair while negative amounts indicate that the company is short (net future cash outflows) in the first currency of the currency pair. The second currency of the currency pairs listed is the functional currency of the related subsidiary.

	2008			2007
Million US dollar	Total exposure	Total Derivatives	Open Position	Total exposure	Total derivatives	Open position
Canadian dollar / US dollar	(21)	21	-	-	-	-
Euro / Argentinean peso	(60)	60	-	-	-	-
Euro / Brazilian real	(3)	3	-	10	(10)	-
Euro / Canadian dollar	(3)	10	7	(28)	28	-
Euro / Czech koruna	14	(14)	-	16	(16)	-
Euro / Hungarian forint	(43)	40	(3)	(28)	28	-
Euro / Pound sterling	(28)	28	-	(41)	41	-
Euro / Romanian lei	(131)	114	(17)	-	-	-
Euro / Russian ruble	(295)	185	(110)	(191)	-	(191)
Euro / Serbian dinar	(18)	-	(18)	-	-	-
Euro / Ukrainian hryvnia	(135)	39	(96)	(62)	-	(62)
Euro / US dollar	(278)	270	(8)	-	-	-
US dollar / Argentinean peso	(246)	246	-	(147)	147	-
US dollar / Bolivian boliviano	-	-	-	(29)	29	-
US dollar / Brazilian real	404	(404)	-	156	(156)	-
US dollar / Canadian dollar	(7)	7	-	(68)	68	-
US dollar / Chilean peso	(11)	11	-	(13)	13	-
US dollar / Euro	466	(466)	-	162	(162)	-
US dollar / Paraguayan guarani	(32)	32	-	-	-	-
US dollar / Peruvian nuevo sol	-	-	-	(10)	10	-
US dollar / Pound sterling	(31)	31	-	(6)	6	-
US dollar / Russian ruble	(313)	146	(167)	(141)	-	(141)
US dollar / South Korean won	-	-	-	(4)	4	-
US dollar / Ukrainian hryvnia	(68)	43	(25)	(6)	-	(6)
US dollar / Uruguayan peso	(17)	17	-	(22)	22	-

The rationale behind the open currency exposures primarily reported in Russia, Ukraine and Romania is further explained in the Currency sensitivity analysis below.

In conformity with the IAS 39 hedge accounting rules, these hedges of firm commitments and highly probable forecasted transactions denominated in foreign currency are designated as cash flow hedges.

FOREIGN EXCHANGE RISK ON INTRAGROUP LOANS

A series of foreign exchange swaps were contracted in 2008 to hedge the foreign currency risk from intercompany loans transacted between group entities that have different functional currencies. Intercompany loans with Hungary, Russia and UK were hedged against euro for respectively 12 000m Hungarian forint, 3 700m Russian ruble and 17m pound sterling.

In conformity with IAS 39, except for the Russian ruble cross currency interest rate swap, these swaps were designated as cash flow hedges of intragroup monetary items.

FOREIGN EXCHANGE RISK ON NET INVESTMENTS IN FOREIGN OPERATIONS

The company used euro/pound sterling cross currency interest rate swaps (notional amount of 180m pound sterling) to hedge the foreign currency risk from the net investment in the UK subsidiary Nimbuspath.

In conformity with IAS 39, these CCIRS’s were designated as net investment hedges.

In January 2008, the company entered into a euro floating / Brazilian real floating cross currency interest rate swap for a notional amount of 256m Brazilian real maturing in 2012 to hedge the foreign currency risk from AB InBev’s net investment in AmBev Brazil. This cross currency interest rate swap comes in addition to the cross currency interest rate swaps entered in 2007 for an amount of 1 035m Brazilian real.

In conformity with IAS 39, these derivative instruments were designated as net investment hedges.

In November 2008, the parent company borrowed 18b US dollar under the senior facility. This loan is considered to be the hedging instrument in a hedging relationship where the investment in the net equity of Anheuser-Busch is considered to be the hedged item.

In conformity with IAS 39, this loan was designated as a net investment hedge.

FOREIGN EXCHANGE RISK ON FOREIGN CURRENCY DENOMINATED DEBT

As far as foreign currency risk on borrowings is concerned, it is AB InBev’s policy to have the debt in the subsidiaries as much as possible in the functional currency of the subsidiary. To the extent this is not the case, hedging is put in place unless the cost to hedge outweighs the benefits. A description of the foreign currency risk hedging related to the debt instruments issued in a currency other than the functional currency of the subsidiary (including the private placements, the US dollar bonds and the Brazilian real borrowing) is further detailed in the Interest rate risk section below.

CURRENCY SENSITIVITY ANALYSIS

Currency translational risk

Around 57% of AB InBev’s revenue is generated by subsidiaries, referred to as foreign operations, of which the activities are conducted in a currency other than the US dollar. A currency translation risk arises when the financial data of these foreign operations are converted in AB InBev’s presentation currency, the US dollar. On the basis of the volatility of these currencies against the US dollar in 2008, the company estimated the reasonably possible change of the exchange rate of these currencies against the US dollar as follows1:

	2008					2007
1 US dollar equals:	Closing rate 31 December 2008	Average rate 2008	Possible closing rate 31 December 2008	Possible average rate 2008	Possible volatility of rates in %	Possible volatility of rates in %
Argentinean peso	3.45	3.14	3.12 to 3.78	2.84 - 3.44	9.59%	10.92%
Bolivian boliviano	7.07	7.18	6.32 - 7.82	6.42 - 7.94	10.63%	28.47%
Brazilian real	2.34	1.79	1.24 - 3.43	0.95 - 2.63	46.88%	22.67%
Canadian dollar	1.22	1.05	0.90 - 1.54	0.78 - 1.33	26.20%	14.67%
Chinese yuan	6.82	7.05	6.55 - 7.09	6.77 - 7.33	3.97%	9.87%
Paraguayan guarani	4 921.55	4 333.70	3 945.51 - 5 897.59	3 474.24 - 5 193.16	19.83%	14.07%
Pound sterling	0.68	0.54	0.53 - 0.84	0.41 - 0.66	22.91%	8.33%
Romanian lei	2.89	2.49	1.94 - 3.85	1.67 - 3.31	33.03%	12.03%
Russian ruble	29.78	24.78	25.50 - 34.05	21.22 - 28.34	14.35%	5.57%
South Korean won	1 320.86	1 078.27	713.50 - 1 928.21	582.46 - 1 574.09	45.98%	11.70%
Serbian dinar	63.66	54.95	48.61 - 78.71	41.96 - 67.94	23.64%	4.05%
Ukrainian hryvnia	7.80	5.19	3.43 - 12.17	2.28 - 8.10	56.05%	11.30%
Euro	0.72	0.68	0.55 - 0.88	0.52 - 0.84	22.93%	10.01%

	2007					2006
1 US dollar equals:	Closing rate 31 December 2007	Average rate 2007	Possible closing rate 31 December 2007	Possible average rate 2007	Possible volatility of rates in %	Possible volatility of rates in %
Argentinean peso	3.15	3.12	2.81 - 3.50	2.78 - 3.46	10.92%	2.93%
Bolivian boliviano	7.67	7.92	5.49 - 9.85	5.67 - 10.18	28.47%	-
Brazilian real	1.77	1.95	1.37 - 2.17	1.51 - 2.39	22.67%	18.65%
Canadian dollar	0.98	1.07	0.84 - 1.13	0.91 - 1.23	14.67%	9.8%
Chinese yuan	7.3	7.6	6.58 - 8.03	6.85 - 8.35	9.87%	-
Paraguayan guarani	4 852.16	5 077.7	4 169.67 - 5 534.64	4 363.49 - 5 791.91	14.07%	-
Pound sterling	0.5	0.5	0.46 - 0.54	0.46 - 0.54	8.33%	10.44%
Romanian lei	2.45	2.41	2.16 - 2.75	2.12 - 2.70	12.03%	-
Russian ruble	24.41	25.58	23.05 - 25.77	24.16 - 27.01	5.57%	4.53%
South Korean won	935.68	925.56	826.21 - 1 045.15	817.27 – 1 033.84	11.70%	8.13%
Serbian dinar	53.83	58.6	51.65 - 56.01	56.23 - 60.97	4.05%	-
Ukrainian hryvnia	5.04	5.04	4.47 - 5.61	4.47 - 5.60	11.30%	-
Euro	0.68	0.73	0.61 - 0.75	0.66 - 0.80	10.01%	9.69%

If the US dollar had weakened/strengthened during 2008 by the above estimated possible changes against the above listed currencies with all other variables held constant, the 2008 profit would have been 854m US dollar (27.3%) higher/lower while the translation reserves in equity would have been 4 972m US dollar higher/lower.

1 The estimate is based on the standard deviation of daily volatilities of the foreign exchange rates during the past 250 days at 31 December 2008 and using a 95% confidence interval.

Currency transactional risk

Most of AB InBev’s non-derivative monetary financial instruments either are denominated in the functional currency of the subsidiary or are converted into the functional currency through the use of derivatives. However, the company has open positions in Central and Eastern European countries for which no hedging is performed because the illiquidity of the local foreign exchange market prevents us from hedging at a reasonable cost. The transactional foreign currency risk mainly arises from open positions in Russia, Ukraine, Serbia and Romania against the euro and the US dollar. On the basis of the average volatility of the Ukrainian hryvnia, the Russian ruble, the Serbian dinar and the Romanian lei against the euro and the US dollar during the year, the company estimated the reasonably possible change of exchange rate of these currencies as follows:

	2008			2007
	Closing rate 31 December 2008	Possible closing rate 31 December 2008	Possible volatility of rates in %	Possible volatility of rates in %
Euro / Russian ruble	41.44	35.47 - 47.41	14.41%	5.64%
Euro / Serbian dinar	88.60	83.00 - 94.19	6.31%	4.05%
Euro / Ukrainian hryvnia	10.86	3.74 - 17.97	65.51%	11.30%
Euro / Romanian lei	4.02	3.23 - 4.82	19.77%	12.03%
US dollar / Russian ruble	29.78	25.5 - 34.05	14.35%	5.28%
US dollar / Ukrainian hryvnia	7.80	3.43 - 12.17	56.05%	5.91%

	2007			2006
	Closing rate 31 December 2007	Possible closing rate 31 December 2007	Possible volatility of rates in %	Possible volatility of rates in %
Euro / Russian ruble	35.93	33.91 - 37.96	5.64%	6.42%
Euro / Serbian dinar	-	-	4.05%	-
Euro / Ukrainian hryvnia	7.42	6.58 - 8.26	11.30%	11.46%
Euro / Romanian lei	-	-	12.03%	-
US dollar / Russian ruble	24.41	23.12 -25.70	5.28%	5.48%
US dollar / Ukrainian hryvnia	5.04	4.74 - 5.34	5.91%	20.23%

If the Ukrainian hryvnia, the Russian ruble, the Serbian dinar and the Romanian lei had weakened/strengthened during 2008 by the above estimated changes against the euro or the US dollar, with all other variables held constant, the 2008 profit would have been 211m US dollar lower/higher (as compared to a potential lower/higher impact of 21m US dollar on profit estimated in 2007 and to 16m US dollar on profit estimated in 2006).

(C)	INTEREST RATE RISK

The company applies a dynamic interest rate hedging approach whereby the target mix between fixed and floating rate debt is reviewed periodically. The purpose of the company’s policy is to achieve an optimal balance between cost of funding and volatility of financial results, while taking into account market conditions as well as the company’s overall business strategy.

FLOATING INTEREST RATE RISK ON BORROWINGS IN EURO

The company entered into several interest rate swaps and forward rate agreements to hedge the floating interest rate risk on 1 395m euro (last year 1 135m euro) out of the sum of credit facility agreements and commercial papers of 2 695m euro outstanding at 31 December 2008 (last year 1 734m euro).

In conformity with the IAS 39 hedge accounting rules, 1 085m euro of these hedges were designated as cash flow hedges. A remaining 310m euro hedge was not designated for hedge accounting.

FLOATING INTEREST RATE RISK ON BORROWINGS IN US DOLLAR

The company borrowed an amount of 44b US dollar to acquire Anheuser-Busch and entered into a series of forward starting US dollar interest rate swaps in order to provide a higher predictability of cash flows. As a result, the interest rates for up to an amount of US dollar 34.5 billion, under the US dollar 45 billion senior facility agreement, have effectively been fixed at 3.875 % per annum plus applicable spreads, for the period of 2009-2011. From this 34.5b US dollar hedging, 25b US dollar hedge was designated to the senior facility, 5b US dollar is designated to a pre-hedging of the bond issuance in January 2009 and 4.5b US dollar is designated to a pre-hedging of future bonds issuance.

In conformity with the IAS 39 hedge accounting rules, these 34.5b US dollar hedges were designated as cash flow hedges.

FLOATING INTEREST RATE RISK ON BORROWINGS IN CANADIAN DOLLAR

The company borrowed an additional amount of 198m Canadian dollar (last year 180m Canadian dollar) out of a total credit facility agreement of 680m Canadian dollar at 31 December 2008 (last year 680m Canadian dollar).

The company entered into a series of interest rate swaps to hedge the interest rate risk of the floating rate debt in Canada; the first two issued in September 2007 for 325m Canadian dollar and a third one issued in September 2008 for 168m Canadian dollar. The maturity dates of these swaps are October 2010 for the first two swaps and September 2011 for the third swap.

In conformity with the IAS 39 hedge accounting rules, these hedges were designated as cash flow hedges.

A description of the interest rate risk hedging related to the private placements and the US dollar bonds is given below.

PRIVATE PLACEMENT HEDGES (FOREIGN CURRENCY RISK + INTEREST RATE RISK ON BORROWINGS IN US DOLLAR)

Private placement of 850m US dollar of which:

•	300m US dollar matures in 2009;
•	475m US dollar matures in 2010;
•	75m US dollar matures in 2013.

The company hedged the foreign currency and fixed interest rate risk of 730m US dollar of the private placement (180m US dollar of tranche 2009, full tranche 2010 and full tranche 2013) by entering into US dollar fixed / euro floating cross currency interest rate swaps for a total amount of 730m US dollar expiring in 2009, 2010 and 2013.

In conformity with the IAS 39, these hedges were designated as fair value hedges.

In addition, two US dollar fixed / euro fixed CCIRS’s (nominal amount of 120m US dollar) were entered into to convert for an amount of 120m US dollar (piece of tranche 2009) the fixed US dollar interest rate exposure into a fixed euro interest rate.

In conformity with IAS 39 these hedges are designated as cash flow hedges.

AMBEV BOND HEDGES (FOREIGN CURRENCY RISK + INTEREST RATE RISK ON BORROWINGS IN US DOLLAR)

In December 2001, AmBev issued 500m US dollar in foreign securities (bond 2011). This bond bears interest at 10.7% and is repayable semi-annually as from July 2002 with final maturity in December 2011. In September 2003 AmBev issued another 500m US dollar in foreign securities (bond 2013). This bond bears interest at 8.75% and is repayable semi-annually since March 2004 with final maturity in September 2013. In July 2007 AmBev issued a Brazilian real bond (bond 2017), which bears interest at 9.5% and is repayable semi-annually with final maturity date in July 2017.

AmBev entered into several US dollar fixed / Brazilian real floating cross currency interest rate swaps to manage and reduce the impact of changes in the US dollar exchange rate and interest rate on these bonds. In addition to this, AmBev entered into a fixed / floating interest rate swap to hedge the interest rate risk on the bond 2017. These derivative instruments, in conformity with the IAS 39 hedge accounting rules, have been designated as fair value hedges.

CANADA BOND HEDGES (FOREIGN CURRENCY RISK + INTEREST RATE RISK ON BORROWINGS IN BRAZILIAN REAL)

The company entered into a series of forward exchange contracts to hedge the Brazilian real and fixed interest rate risk from two bank loans; the first one issued in June 2006 for 717m Brazilian real issued and the second one in January 2007 for 474m Brazilian real. The unwinding of the forward exchange contracts acts like a receive Brazilian real fixed / pay Canadian dollar fixed cross currency interest rate swap. The maturity dates of these foreign exchange forwards are identical to the maturity dates of the interest flows and the maturity date of the principal, being 20 June 2011 for the first loan and 18 January 2012 for the second loan.

In conformity with IAS 39, these hedges were designated as cash flow hedges. In conformity with the company’s hedge accounting policy, the impact of the interest differential fixed at inception on the exchange of principal amounts in Canadian dollar and Brazilian real is amortized over the life of the transaction.

ARGENTINA BOND HEDGES (FOREIGN CURRENCY RISK + INTEREST RATE RISK ON BORROWINGS IN US DOLLAR)

To hedge the US dollar and fixed interest rate risk from a 150m US dollar bond issued in Argentina, the company entered into two US dollar fixed / Argentinean peso cross currency interest rate swaps for the total exposure. The maturity date of the cross currency interest rate swaps is identical to the maturity date of the hedged bond, being 22 March 2012. A portion of the bond’s principal amount is reimbursed annually until maturity.

In conformity with IAS 39, these hedges were designated as cash flow hedges.

INTEREST RATE SENSITIVITY ANALYSIS

In respect of interest-bearing financial liabilities, the table below indicates their effective interest rates at balance sheet date as well as split per currency in which the debt is denominated.

31 December 2008 Interest-bearing financial liabilities Million US dollar	Before hedging		After hedging
	Effective interest rate	Amount	Effective interest rate	Amount
Floating rate
Brazilian real	13.17%	1 909	15.82%	3 066
Bulgarian lev	7.67%	11	7.67%	11
Canadian dollar	2.56%	309	2.56%	309
Chinese yuan	5.92%	67	4.79%	68
Euro	3.07%	4 115	3.54%	3 156
Hungarian forint	8.07%	15	8.07%	15
Pound sterling	4.02%	264	4.99%	422
Russian ruble	15.98%	124	15.98%	124
South Korean won	4.79%	43	4.79%	43
US dollar	3.70%	43 395	5.44%	9 397
Other	14.00%	13	14.00%	13
		50 265		16 624
Fixed rate
Argentinean peso	20.55%	50	20.55%	50
Bolivian boliviano	7.95%	15	7.95%	15
Brazilian real	13.40%	636	6.64%	38
Canadian dollar	7.50%	72	5.51%	580
Chinese yuan	4.76%	93	4.76%	93
Dominican peso	16.18%	11	16.18%	11
Euro	4.12%	13	3.56%	1 578
Guatemalan quetzal	8.68%	24	8.68%	24
Paraguay guarani	8.29%	35	8.29%	35
Peruvian nuevo sol	7.90%	71	7.90%	71
Pound sterling	-	-	4.87%	106
Russian ruble	8.00%	134	8.00%	134
South Korean won	5.22%	31	5.22%	31
Ukrainian hryvnia	13.49%	79	13.49%	79
Uruguayan peso	10.49%	8	10.49%	8
US dollar	6.17%	8 456	5.10%	40 532
Venezuelan bolivar	24.96%	82	24.96%	82
		9 810		43 467

31 December 2007 Interest-bearing financial liabilities Million US dollar	Before hedging		After hedging
	Effective interest rate	Amount	Effective interest rate	Amount
Floating rate
Brazilian real	10.38%	1 793	12.65%	3 412
Canadian dollar	5.13%	184	4.73%	640
Chinese yuan	6.01%	43	6.01%	43
Euro	4.66%	2 553	4.88%	1 597
Hungarian forint	7.95%	13	7.95%	13
Pound sterling	5.00%	194	6.26%	412
Russian ruble	13.97%	219	7.70%	219
South Korean won	5.59%	6	5.59%	6
Ukrainian hryvnia	9.71%	93	9.71%	93
US dollar	9.90%	24	-	-
Other	5.91%	9	5.90%	9
		5 131		6 444
Fixed rate
Argentinean peso	10.79%	81	14.93%	81
Brazilian real	13.41%	842	8.93%	236
Canadian dollar	6.98%	141	5.62%	521
Chinese yuan	5.46%	63	5.47%	63
Dominican peso	9.86%	87	9.86%	87
Euro	5.92%	264	3.48%	1 453
Guatemalan quetzal	6.82%	29	6.82%	29
Japanese yen	2.18%	213	-	-
Paraguay guarani	5.14%	28	5.14%	28
Peruvian nuevo sol	6.56%	122	6.56%	122
Pound sterling	-	-	4.87%	146
Russian ruble	16.00%	163	8.00%	163
South Korean won	5.04%	75	5.04%	75
US dollar	6.88%	2 451	6.66%	319
Venezuelan bolivar	15.49%	66	15.41%	66
Other	9.04%	32	9.04%	35
		4 657		3 424

At 31 December 2008, the total carrying amount of the floating and fixed rate interest-bearing financial liabilities before hedging listed above includes bank overdrafts of 765m US dollar (last year 118m US dollar) but does not include the interest rate fair value component of 15m US dollar (last year 78m US dollar) of debt instruments designated in a fair value hedge.

As disclosed in the above table, 16 624m US dollar or 28% of the company’s interest bearing financial liabilities bear a variable interest rate. The company estimated that the reasonably possible change of the market interest rates applicable to its floating rate debt after hedging is as follows1:

	2008			2007
	Interest rate 31 December 2008	Possible interest rate 31 December 2008	Possible volatility of rates in %	Possible volatility of rates in %
Brazilian real	13.10%	10.74% - 15.46%	18.01%	11.57%
Canadian dollar	1.57%	0.95% - 2.2%	39.62%	14.18%
Chinese yuan	2.08%	1.26% - 2.90%	39.34%	10.57%
Euro	2.89%	2.40% - 3.38%	16.90%	8.18%
Hungarian forint	10.00%	4.40% - 15.60%	55.96%	6.89%
Pound sterling	2.77%	1.63% - 3.91%	41.08%	13.45%
Russian ruble	18.00%	0.00% - 78.71%	337.30%	161.46%
South Korean won	3.30%	2.00% - 4.6%	39.30%	16.53%
Ukrainian hryvnia	23.58%	0.00% - 57.57%	144.13%	169.60%
US dollar	1.43%	0.56% - 2.29%	60.80%	14.02%

	2007			2006
	Interest rate 31 December 2007	Possible interest rate 31 December 2007	Possible volatility of rates in %	Possible volatility of rates in %
Brazilian real	10.78%	9.53% - 12.03%	11.57%	12.25%
Canadian dollar	4.56%	3.91% - 5.20%	14.18%	5.14%
Chinese yuan	4.43%	3.97% - 4.90%	10.57%	-
Euro	4.68%	4.30% - 5.07%	8.18%	5.00%
Hungarian forint	7.50%	6.98% - 8.02%	6.89%	15.52%
Pound sterling	5.99%	5.19% - 6.80%	13.45%	6.07%
Russian ruble	6.50%	0.00% - 16.99%	161.46%	91.44%
South Korean won	5.56%	4.64% - 6.47%	16.53%	13.62%
Ukrainian hryvnia	11.36%	0.00% - 30.63%	169.60%	88.50%
US dollar	4.70%	4.04% - 5.36%	14.02%	4.54%

When AB InBev applies a reasonably possible increase/decrease in the market interest rates mentioned above on the company’s floating rate debt at 31 December 2008, with all other variables held constant, 2008 profit would have been 156m US dollar lower/higher. In addition, this effect will be partly compensated by 4m US dollar higher/lower interest income on the company’s interest-bearing financial assets.

(D)	COMMODITY RISK

The commodity markets have experienced and are expected to continue to experience price fluctuations. AB InBev therefore uses both fixed price purchasing contracts and commodity derivatives to minimize exposure to commodity price volatility. The company has significant exposures to the following commodities: aluminum, corn grits, corn syrup, corrugated, crowns, glass, hops, labels, malt, fuel oil, natural gas, rice and wheat. On 31 December 2008, the company has the following commodity derivatives outstanding: aluminum swaps for 354m US dollar notional amount (last year 268m US dollar), exchange traded sugar futures for 68m US dollar notional amount (last year 60m US dollar) and exchange traded wheat futures for 24m US dollar notional amount (last year 18m US dollar).

In conformity with the IAS 39 hedge accounting rules these hedges are designated as cash flow hedges.

(E)	EQUITY PRICE RISK

During 2008, AB InBev has not held any material equity investments classified as available-for-sale. In addition, marketable securities classified as held for trading mainly consist of debt securities not exposed to variation in equity prices or indexes. As a result, AB InBev was not exposed to any material equity price risks.

1 The estimate is based on the standard deviation of daily volatilities of the benchmark interest rates during the past 250 days at 31 December 2008 and using a 95% confidence interval. For the Brazilian real floating rate debt, the estimated market interest rate is composed of the InterBank Deposit Certificate (“CDI”) and the Long-Term Interest Rate (“TJLP”). With regard to other market interest rates, our analysis is based on the 3-month InterBank Offered Rates applicable for the currencies concerned (e.g. Euribor 3M, Libor 3M, Bubor 3M).

(F)	CREDIT RISK

Credit risk encompasses all forms of counterparty exposure, i.e. where counterparties may default on their obligations to AB InBev in relation to lending, hedging, settlement and other financial activities. The company has a credit policy in place and the exposure to counterparty credit risk is monitored.

AB InBev mitigates its exposure to counterparty credit risk through minimum counterparty credit guidelines, diversification of counterparties, working within agreed counterparty limits and through setting limits on the maturity of financial assets. The company has furthermore master netting agreements with most of the financial institutions that are counterparties to the derivative financial instruments. These agreements allow for the net settlement of assets and liabilities arising from different transactions with the same counterparty. Based on these factors, AB InBev considers the risk of counterparty default per 31 December 2008 to be limited.

AB InBev has established minimum counterparty credit ratings and enters into transactions only with financial institutions of investment grade or better. The company monitors counterparty credit exposures closely and reviews any downgrade in credit rating immediately. To mitigate pre-settlement risk, minimum counterparty credit standards become more stringent as the duration of the derivative financial instruments increases. To minimize the concentration of counterparty credit risk, the company enters into derivative transactions with a portfolio of financial institutions.

EXPOSURE TO CREDIT RISK

The carrying amount of financial assets represents the maximum credit exposure of the Group. The carrying amount is presented net of the impairment losses recognized. The maximum exposure to credit risk at the reporting date was:

	2008			2007
Million US dollar	Gross	Impairment	Net carrying amount	Gross	Impairment	Net carrying amount
Financial assets at fair value through profit or loss	270	-	270	264	-	264
Available-for-sale financial assets	135	(22)	113	138	(25)	113
Held-to-maturity investments	126	-	126	127	-	127
Trade receivables	3 077	(264)	2 813	2 825	(300)	2 525
Cash deposits for guarantees	259	-	259	343	-	343
Loans to customers	350	(72)	278	458	(84)	374
Other receivables	1 215	(84)	1 131	1 153	(100)	1 053
Derivative financial assets	989	-	989	346	-	346
Cash and cash equivalents	2 936	-	2 936	1 949	-	1 949
	9 357	(442)	8 915	7 603	(509)	7 094

There was no significant concentration of credit risks with any single counterparty per 31 December 2008.

The increase of the derivative financial assets is mainly explained by the interest rate swaps contracted to cover for the interest rate risk on the senior facility.

IMPAIRMENT LOSSES

The allowance for impairment recognized during the period per classes of financial assets was as follows:

	2008
Million US dollar	Available-for- sale financial assets	Trade receivables	Loans to customers	Other receivables	Total
Balance at 1 January	(25)	(300)	(84)	(100)	(509)
Impairment losses	(1)	(43)	(6)	(4)	(54)
Derecognition	-	19	9	1	29
Currency translation	4	60	9	19	92
Balance at 31 December	(22)	(264)	(72)	(84)	(442)

	2007
Million US dollar	Available-for- sale financial assets	Trade receivables	Loans to customers	Other receivables	Total
Balance at 1 January	(24)	(269)	(92)	(94)	(479)
Impairment losses	1	(25)	(12)	(5)	(41)
Derecognition	1	25	27	12	65
Currency translation	(3)	(31)	(7)	(13)	(54)
Balance at 31 December	(25)	(300)	(84)	(100)	(509)

	2006
Million US dollar	Available-for- sale financial assets	Trade receivables	Loans to customers	Other receivables	Total
Balance at 1 January	(25)	(244)	(97)	(80)	(446)
Impairment losses	5	(28)	(1)	(6)	(30)
Derecognition	1	34	15	3	53
Currency translation	(5)	(31)	(9)	(11)	(56)
Balance at 31 December	(24)	(269)	(92)	(94)	(479)

(G)	LIQUIDITY RISK

The following are the contractual maturities of non-derivative financial liabilities including interest payments and derivative financial assets and liabilities:

	2008
Million US dollar	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
Non-derivative financial liabilities
Secured bank loans	107	(138)	(54)	(17)	(67)	-
Unsecured bank loans	50 553	(56 306)	(12 834)	(13 601)	(29 725)	(146)
Unsecured bond issues	8 432	(16 414)	(1 321)	(1 351)	(4 008)	(9 734)
Secured other loans	7	(9)	-	(1)	(7)	(1)
Unsecured other loans	174	(230)	(19)	(50)	(110)	(51)
Finance lease liabilities	53	(132)	(8)	(11)	(14)	(99)
Bank overdraft	765	(765)	(765)	-	-	-
Trade & other payables	8 768	(8 773)	(8 370)	(291)	(38)	(74)
	68 859	(82 767)	(23 371)	(15 322)	(33 969)	(10 105)
Derivative financial liabilities
Interest rate derivatives	2 231	(2 042)	(153)	(806)	(1 037)	(46)
Foreign exchange derivatives	(327)	198	138	56	4	-
Interest rate and foreign exchange derivatives	(159)	(497)	57	(136)	(418)	-
Commodity derivatives	388	(193)	(178)	(15)	-	-
Other derivatives	(10)	10	7	3	-	-
	2 123	(2 524)	(129)	(898)	(1 451)	(46)
Of which: directly related to cash flow hedges	2 353	(1 994)	(202)	(761)	(1 002)	(29)

	2007
Million US dollar	Carrying amount	Contractual cash flows	Less than 1 year	1-2 years	2-5 years	More than 5 years
Non-derivative financial liabilities
Secured bank loans	546	(640)	(166)	(449)	(25)	-
Unsecured bank loans	6 064	(6 748)	(1 845)	(882)	(2 837)	(1 184)
Unsecured bond issues	2 875	(4 052)	(520)	(1 219)	(1 578)	(735)
Unsecured other loans	237	(272)	(37)	(49)	(121)	(65)
Finance lease liabilities	22	(27)	(6)	(3)	(18)	-
Secured bank facilities	6	(6)	(6)	-	-	-
Bank overdraft	118	(118)	(118)	-	-	-
Trade & other payables	6 246	(6 252)	(5 784)	(418)	(6)	(44)

	16 114	(18 115)	(8 482)	(3 020)	(4 585)	(2 028)
Derivative financial liabilities
Interest rate derivatives	(50)	20	3	3	32	(18)
Foreign exchange derivatives	(188)	106	3	19	84	-
Interest rate and foreign exchange derivatives	589	(985)	(389)	(94)	(231)	(271)
Commodity derivatives	12	(12)	(12)	-	-	-
Other derivatives	(1)	1	1	-	-	-

	362	(870)	(394)	(72)	(115)	(289)
Of which: directly related to cash flow hedges	(209)	166	(3)	32	127	10

(H)	CAPITAL MANAGEMENT

AB InBev is continuously optimizing its capital structure targeting to maximize shareholder value while keeping the desired financial flexibility to execute the strategic projects. Besides the statutory minimum equity funding requirements that apply to the company’s subsidiaries in the different countries, AB InBev is not subject to any externally imposed capital requirements. When analyzing AB InBev’s capital structure the company uses the same debt/equity classifications as applied in the company’s IFRS reporting.

(I)	FAIR VALUE

Fair value is the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction. In conformity with IAS 39 all derivatives are recognized at fair value in the balance sheet.

The fair value of derivative financial instruments either is the quoted market price or is calculated using pricing models taking into account current market rates. These pricing models also take into account the current creditworthiness of the counterparties.

The fair value of these instruments generally reflects the estimated amount that AB InBev would receive on the settlement of favorable contracts or be required to pay to terminate unfavorable contracts at the balance sheet date, and thereby takes into account any unrealized gains or losses on open contracts.

The following table summarizes for each type of derivative the fair values recognized as assets or liabilities in the balance sheet:

	Assets		Liabilities		Net
Million US dollar	2008	2007	2008	2007	2008	2007
Foreign currency
Forward exchange contracts	360	211	(51)	(22)	309	189
Foreign currency futures	24	6	(15)	(6)	9	-
Other foreign currency derivatives	10	-	-	-	10	-

Interest rate
Interest rate swaps	116	87	(2 345)	(36)	(2 229)	51
Cross currency interest rate swaps	411	40	(252)	(627)	159	(587)
Interest rate futures	-	-	-	(1)	-	(1)

Commodities
Aluminum swaps	-	1	(167)	(19)	(167)	(18)
Sugar futures	-	-	(7)	4	(7)	4
Wheat futures	-	-	(13)	(1)	(13)	(1)
Other commodity derivatives	78	-	(280)	-	(202)	-

Credit
Credit default swaps	10	1	-	-	10	1
	1 009	346	(3 130)	(708)	(2 121)	(362)

The following table compares the carrying amounts of the fixed rate interest-bearing financial liabilities with their fair values at 31 December:

Interest-bearing financial liabilities Million US dollar	Carrying amount 2008	Fair value 2008	Carrying amount 2007	Fair value 2007
Fixed rate
Argentinean peso	(50)	(50)	(81)	(81)
Brazilian real	(636)	(721)	(842)	(891)
Canadian dollar	(72)	(72)	(141)	(149)
Chinese yuan	(93)	(93)	(63)	(63)
Dominican peso	(11)	(11)	(87)	(87)
Euro	(13)	(13)	(264)	(247)
Guatemalan quetzal	(24)	(24)	(29)	(29)
Japanese yen	-	-	(213)	(213)
Peruvian nuevo sol	(71)	(71)	(122)	(112)
Russian ruble	(135)	(135)	(163)	(163)
South Korean won	(31)	(31)	(75)	(74)
Ukrainian hryvnia	(79)	(79)	-	-
US dollar	(8 456)	(9 171)	(2 451)	(2 408)
Venezuelan bolivar	(82)	(82)	(66)	(66)
Other	(57)	(58)	(60)	(60)
	(9 810)	(10 611)	(4 657)	(4 643)

The following summarizes the methods and assumptions used in estimating the fair value of financial instruments recognized at their fair value in the balance sheet and reflected in this note.

DERIVATIVE INSTRUMENTS

The fair value of exchange traded derivatives (e.g. exchange traded foreign currency futures) is determined by reference to the official prices published by the respective exchanges (e.g. the New York Board of Trade). The fair value of over-the-counter derivatives is determined by commonly used valuation techniques. These are based on market inputs from reliable financial information providers.

INVESTMENT DEBT SECURITIES

The fair value of investment debt securities at fair value through profit or loss is based on their quoted price as published by exchanges or provided by reliable financial information providers.

NON-DERIVATIVE FINANCIAL LIABILITIES

The fair value of non-derivate financial liabilities is calculated based on commonly-used valuation techniques (i.e. net present value of future principal and interest cash flows discounted at market rate). These are based on market inputs from reliable financial information providers.

Fair values determined by reference to prices provided by reliable financial information providers are periodically checked for consistency against other pricing sources.

(J)	SIGNIFICANCE OF FINANCIAL INSTRUMENTS FOR FINANCIAL PERFORMANCE

The note at hand discloses the different elements composing AB InBev’s position towards financial risk and instruments. The effect of AB InBev’s financial risk management on performance mainly materializes in the items of income, expense, gains or losses recognized in the income statement or in the gains and losses directly recognized in equity (see note 11 Finance costs and income).

31.	OPERATING LEASES

LEASES AS LESSEE

Non-cancelable operating leases are payable as follows:

Million US dollar	2008	2007	2006
Less than one year	217	222	190
Between one and five years	800	785	612
More than five years	1 243	1 214	338
	2 260	2 221	1 140

At 31 December 2008, 233m US dollar was recognized as an expense in the income statement in respect of operating leases as lessee (2007: 181m US dollar; 2006: 178m US dollar).

The company leases a number of warehouses, factory facilities and other commercial buildings under operating leases. The leases typically run for an initial period of five to ten years, with an option to renew the lease after that date. Lease payments are increased annually to reflect market rentals. None of the leases include contingent rentals.

SUBLEASES

AB InBev has sublet some of the leased properties. Non-cancelable operating subleases are receivable as follows:

Million US dollar	2008	2007	2006
Less than one year	118	121	92
Between one and five years	369	470	302
More than five years	198	233	119
	685	824	513

At 31 December 2008, 148m US dollar was recognized as income in the income statement in respect of subleases (2007: 105m US dollar; 2006: 113m US dollar).

LEASES AS LESSOR

The company leases out part of its property under operating leases. Non-cancelable operating leases are receivable as follows:

Million US dollar	2008	2007	2006
Less than one year	11	21	50
Between one and five years	36	69	188
More than five years	15	32	90
	62	122	328

At 31 December 2008, 19m US dollar was recognized as income in the income statement in respect of operating leases as lessor (2007: 64m US dollar; 2006: 49m US dollar).

32.	COLLATERAL AND CONTRACTUAL COMMITMENTS FOR THE ACQUISITION OF PROPERTY, PLANT AND EQUIPMENT, LOANS TO CUSTOMERS AND OTHER

Million US dollar	2008	2007	2006
Collateral given for own liabilities	561	642	533
Collateral and financial guarantees received for own receivables and loans to customers	181	293	273
Contractual commitments to purchase property, plant and equipment	196	349	303
Contractual commitments to acquire loans to customers	230	268	246
Other commitments	447	461	72

The collateral given for own liabilities of 561m US dollar at 31 December 2008 contains 241m US dollar cash guarantees. Such cash deposits are a customary feature associated with litigations in Brazil: in accordance with Brazilian laws and regulations a company may or must (depending on the circumstances) place a deposit with a bank designated by the court or provide other security such as collateral on property, plant and equipment. With regard to judicial cases, AB InBev has made the appropriate provisions in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets – see also note 28 Provisions. In the company’s balance sheet the cash guarantees are presented as part of other receivables – see note 20 Trade and other receivables. The remaining part of collateral given for own liabilities (320m US dollar) contains collateral on AB InBev’s property in favor of the excise tax authorities, the amount of which is determined by the level of the monthly excise taxes due, inventory levels and transportation risk, and collateral on its property, plant and equipment with regard to outstanding loans. To the extent that AB InBev would not respect its obligations under the related outstanding contracts or would loose the pending judicial cases the collateralized assets would be used to settle AB InBev’s obligations.

To keep AB InBev’s credit risk with regard to receivables and loans to customers as low as possible collateral and other credit enhancements were obtained for a total amount of 181m US dollar at 31 December 2008. Collateral is held on both real estate and debt securities while financial guarantees are obtained from banks and other third parties.

In a limited number of countries AB InBev has committed itself to acquire loans to customers from banks at their notional amount if the customers do not respect their reimbursement commitments towards the banks. The total outstanding amount of such loans is 230m US dollar.

Other commitments amount to 447m US dollar at 31 December 2008 and mainly cover guarantees given to pension funds, rental and other guarantees.

33.	CONTINGENCIES

Certain subsidiaries of AmBev have received tax assessments totaling 4 804m real including accrued interest and penalties, related to corporate Brazilian taxation of income generated outside Brazil. In 2005 and 2008, AmBev was officially notified of administrative Lower Court decisions, recognizing that a substantial portion of the amount of the tax assessment mentioned above was incorrect. These decisions, of which some were appealed, reduced the amount of such tax assessments to 2 019m real (approximately 864m US dollar). AmBev disputes the validity of these tax assessments and intends to vigorously defend its case. No provision has been recorded related to these tax assessments.

Certain holders of warrants issued by AmBev in 1996 for exercise in 2003 proposed lawsuits to subscribe correspondent shares for an amount lower than AmBev considers as established upon the warrant issuance. In case AmBev loses the totality of these lawsuits, the issuance of 5 536 919 preferred shares and 1 376 344 common shares would be necessary. AmBev would receive in counterpart funds that are materially lower than the current market value. This could result in a dilution of about 1% to all AmBev shareholders. Furthermore, the holders of these warrants claim to receive the dividends relative to these shares since 2003 (approximately 95m real excluding legal fees). AmBev disputes these claims and intends to vigorously defend its case.

AmBev, together with other Brazilian brewers, is party to a lawsuit whereby the Federal Public Prosecutor’s office: (i) claims collective damages of approximately 2.8b real (out of which 2.1b real allocated to AmBev); and (ii) requests that the defendants are ordered to allocate to treatment of the harms caused by alcohol the same amounts invested in advertisement in the future. Plaintiff argues that advertising campaigns of defendants increase total consumption of alcohol and, as a result, public health and social security costs, traffic accidents, criminality and underage consumption. AmBev believes that the claim is without merit, will vigorously defend this litigation and has classified the chances of loss as being remote, in accordance with IFRS.

Shortly after the above lawsuit was filed, a consumer-protection association applied to be admitted as a joint-plaintiff. The association has made further requests in addition to the ones made by Public Prosecutor. They include: (i) claim for “collective moral damages” in an amount to be ascertained by the court; however, it suggests that it should be equal to the initial request of 2.8b real (therefore, it doubles the initial amount involved); (ii) destination of the amounts to specific public accounts; (iii) obligation to defendants to give full publicity of the future court decision; (iv) as a subsidiary claim, direct indemnification to public entities in charge of public health system and social security; (v) interest and monetary adjustment on amounts due; (vi) defendants to pay court and attorney fees; (vii) burden of proof to lie on defendants; and (viii) exemption of court fees to the association. The court has admitted the association as joint—plaintiff and has agreed to hear the new claims. Process has not been served so far. AmBev intends to vigorously defend this litigation.

On 16 October 2008, Grupo Modelo S.A.B, de C.V., Diblo S.A. de C.V. and the Grupo Modelo Series A shareholders filed an arbitration against Anheuser-Busch, Anheuser-Busch International, Inc., and Anheuser-Busch International Holdings, Inc. pursuant to the dispute resolution procedure set forth in the 1993 investment agreement among Grupo Modelo, Diblo and certain shareholders thereof, and Anheuser-Busch, Anheuser-Busch International, Inc. and ABIH. The notice of arbitration claims the transaction between Anheuser-Busch and InBev violates provisions of the investment agreement. The post-closing relief sought by Grupo Modelo includes permanently barring Anheuser-Busch and its successors from exercising corporate governance rights under the investment agreement and from exercising any right of first refusal to purchase the stock of Grupo Modelo held by the Series A Shareholders. Grupo Modelo and Diblo allege that the transaction constituted a prohibited transfer of the Series B shares in Grupo Modelo and Diblo held by ABIH. The Series A Shareholders allege that the merger transaction constituted a transfer of the Series B shares of Grupo Modelo and Diblo in violation of their right of first refusal to purchase. The respondents believe that there is no change of control clause in the investment agreement and that since no direct transfer of the shares of Grupo Modelo and Diblo held by ABIH occurred, the claims of the claimants are without merit. However, the relief sought by Grupo Modelo, Diblo and its Series A Shareholders in the arbitral proceeding or any other equitable or other relief they may seek could have a material adverse effect on Anheuser-Busch or AB InBev, including by limiting the ability to exercise corporate governance rights under the investment agreement with Grupo Modelo after the closing of the merger.

As a result of the US antitrust review of the transaction AB InBev’s subsidiary InBev USA, LLC will cease to act as the exclusive importer of Labatt branded beer (which includes primarily Labatt Blue and Labatt Blue Light) in the US for Labatt Brewing Company Limited, a wholly owned subsidiary of AmBev. AB InBev has agreed to indemnify AmBev and its subsidiary Labatt Brewing Company Limited against certain losses, claims and damages that would result from the divestiture of the assets required to be disposed of based on a fair market valuation of such assets. The impact on earnings of the foregoing actions is not expected to be material to AB InBev.

On September 10, 2008, an action brought under Section 16 of the Clayton Antitrust Act styled Ginsburg et al. v. InBev NV/SA et al., C.A. No. 08-1375, was filed against Anheuser-Busch in the United States District Court for the Eastern District of Missouri. The plaintiffs in the Ginsburg action allege that the proposed merger between Anheuser-Busch and InBev will have certain anticompetitive effects and consequences on the beer industry and will create a monopoly in the production and sale of beer in the United States. The plaintiffs generally seek declaratory relief that the proposed merger violates Section 7 of the Clayton Antitrust Act, injunctive relief to prevent consummation of the merger and fees and expenses. Plaintiffs’ request for injunctive relief was denied, and they filed an appeal with the 8th Circuit Court of Appeals. AB InBev will continue to vigorously defend against these claims.

34.	RELATED PARTIES

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE BOARD MANAGEMENT MEMBERS (KEY MANAGEMENT PERSONNEL)

In addition to short-term employee benefits (primarily salaries) AB InBev’s executive board management members are entitled to post-employment benefits. More particular, members of the executive board management participate in the pension plan of their respective country—see also note 26 Employee Benefits. Finally, key management personnel are eligible for the company’s share option and/or share swap program (refer note 27 Share-based Payments). Total directors and executive board management compensation included in the income statement can be detailed as follows:

	2008		2007		2006
Million US dollar	Directors	Executive board management	Directors	Executive board management	Directors	Executive board management
Short-term employee benefits	12	22	1	44	3	40
Post-employment benefits	—	3	—	1	—	1
Termination benefits	—	—	—	8	—	10
Share-based payments	2	15	1	23	1	15
	14	40	2	76	4	66

Directors’ compensation consists mainly of directors’ fees (tantièmes). Key management personnel was not engaged in any transactions with AB InBev and did not have any significant outstanding balances with the company, with the exception of a consultancy agreement entered into between AB InBev and Mr. Busch IV in connection with the merger and which will continue until 31 December 2013. Under the terms of the consultancy agreement Mr. Busch IV received a lump sum cash payment of 10.3m US dollar. During the consultancy period Mr. Busch IV will be paid a fee of approximately 120 000 US dollar per month and Mr. Busch IV will be provided with an appropriate office in St Louis, Missouri, administrative support and certain employee benefits that are materially similar to those provided to full-time salaried employees of Anheuser-Busch.

JOINTLY CONTROLLED ENTITIES

AB InBev reports its interest in jointly controlled entities using the line-by-line reporting format for proportionate consolidation. Significant interests in joint ventures include two distribution entities in Canada and three entities in Brazil. None of these joint ventures are material to the company. Aggregate amounts of AB InBev’s interest are as follows:

Million US dollar	2008	2007
Non-current assets	68	88
Current assets	31	29
Non-current liabilities	85	103
Current liabilities	28	29
Result from operations	12	5
Profit attributable to equity holders	3	—

TRANSACTIONS WITH ASSOCIATES

AB InBev’s transactions with associates were as follows:

Million US dollar	2008	2007	2006
Revenue	12	12	13
Non-current assets	31	—	—
Current assets	14	52	7
Current liabilities	14	12	8

Revenue from associates primarily consists of sales to distributors in which AB InBev has a non-controlling interest.

35.	EVENTS AFTER THE BALANCE SHEET DATE

On 9 January 2009, AB InBev announced that it completed the pricing of 5b US dollar notes, consisting of 1.25b US dollar notes due 2014, 2.5b US dollar notes due 2019 and 1.25b US dollar notes due 2039. The notes bear interest at an annual rate of 7.20% for the 5 year notes, 7.75% for the 10 year notes and 8.20% for the 30 year notes, respectively. The notes were issued by AB InBev Worldwide Inc., a wholly owned subsidiary of AB InBev, and are unconditionally and irrevocably guaranteed by its parent company, AB InBev NV/SA, which is currently rated Baa2 (Moody’s) and BBB+ (Standard and Poor’s). Certain subsidiaries of AB InBev NV/SA also provide guarantees in respect of the notes. The notes were being offered and sold to institutional investors in the US pursuant to Rule 144A and outside the US pursuant to Regulation S under the US Securities Act 1933, as amended. The net proceeds from the sale of the notes were used to repay a portion of the outstanding indebtedness incurred for the purpose of financing the acquisition of Anheuser-Busch Companies Inc.

On 22 January 2009, AB InBev announced that it completed the pricing of 0.75b euro notes due 2013 (the “2013 Notes”), 0.6b euro notes due 2017 (the “2017 Notes”) and 0.55b pound sterling notes due 2024 (the “2024 Notes”). The notes bear interest at an annual rate of 7.375% for the 2013 notes, 8.625% for the 2017 notes and 9.75% for the 2024 notes. The notes are issued by AB InBev NV/SA, which is currently rated Baa2 (Moody’s) and BBB+ (Standard and Poor’s), under its Euro Medium Term Note program. Certain subsidiaries of AB InBev NV/SA provide guarantees in respect of the notes. The notes were offered and sold to non-US persons outside the US pursuant to Regulation S under the US Securities Act 1933, as amended. The net proceeds from the sale of the notes were used to repay short term debt and a portion of the outstanding indebtedness incurred for the purpose of financing the acquisition of Anheuser-Busch Companies Inc.

On 23 January 2009, AB InBev announced that it entered into an agreement with Asahi Breweries, Ltd., whereby Asahi acquired 19.9% of Tsingtao Brewery Co., Ltd. from AB InBev for 667m US dollar. The divestiture of this stake in Tsingtao is part of AB InBev’s ongoing deleveraging program and allows the company to unlock shareholder value, generating proceeds that were used to repay debt incurred as a result of the acquisition of Anheuser-Busch. Under the agreement, AB InBev sells 261 577 836 H-shares of Tsingtao to Asahi at a price of 19.78 HK dollar per share as of 22 January 2009 implying an EBITDA 08 estimate multiple of 14.2x. This price represents a premium of 38% against the closing price of H-shares as of 22 January 2009. As a result of the transaction, Asahi became Tsingtao’s second largest shareholder. Tsingtao Brewery Group remains the largest shareholder in Tsingtao, holding a 31% stake as of 23 January 2009. AB InBev retains a minority share in Tsingtao of approximately 7%. This transaction was completed on 30 April 2009. On 5 June 2009, AB InBev announced that it completed the sale of its remaining minority stake in Tsingtao Brewery Co., LTD to Mr. Chen Fashu. Mr. Chen acquired AB InBev’s remaining 7% stake in Tsingtao Brewery Co., Ltd. for 235 million US dollar. Mr. Chen is a Chinese national and a private investor. Under the agreement, AB InBev sold 91,641,342 H-shares of Tsingtao to Mr. Chen at a price of HKD 19.83 per share

On 19 February, AB InBev announced that it closed its retail public offering in Belgium, The Netherlands and Luxembourg early. It successfully placed an aggregate nominal amount of 750m euro of notes due 2014 (the “Notes”). The Notes, which were settled on 27 February 2009 and mature on 27 February 2014, bear interest at an annual rate of 6.57%. The Notes were issued by AB InBev SA/NV, which is currently rated Baa2 (Moody’s) and BBB+ (Standard and Poor’s), under its Euro Medium Term Note Program. Certain subsidiaries of AB InBev SA/NV provided guarantees in respect of the Notes. The net proceeds from the sale of the Notes were used to repay short term debt and a portion of the outstanding indebtedness incurred for the purpose of financing the acquisition of Anheuser-Busch Companies Inc. The Notes were listed on Euronext Amsterdam by NYSE Euronext, the regulated market of Euronext Amsterdam N.V., the regulated market of Euronext Brussels, and on the London Stock Exchange’s Regulated Market.

On 23 February 2009, AB InBev entered into an agreement with an affiliate of KPS Capital Partners, LP to sell InBev USA LLC (also doing business under the name Labatt USA), headquartered in Buffalo, New York, which has been the exclusive importer in the United States of Labatt branded beer brewed by Labatt Brewing Company Limited, an indirect subsidiary of AB InBev headquartered in Canada. KPS Capital Partners is a private equity firm with over 1.8b US dollar of committed capital. The terms of the transaction were not disclosed. In addition to the acquisition of Labatt USA, the transaction included the grant by Labatt Brewing Corporation Limited of an exclusive license to brew Labatt branded beer in the US or Canada solely for sale for consumption in the US, to distribute, market and sell Labatt branded beer for consumption in the US, and to use the relevant trademarks and intellectual property to do so. Labatt Brewing Corporation Limited is also entering into a transitional supply agreement to brew and supply Labatt branded beer to Labatt USA for up to three years after which the purchaser will be responsible for production. This transaction is being undertaken to satisfy requirements imposed by the United States Department of Justice in connection with its clearance of InBev’s acquisition of Anheuser-Busch Companies, Inc. in November 2008. This transaction does not affect Labatt branded beer in Canada or anywhere else outside the US and also does not impact Kokanee, Alexander Keith’s, Brahma or any other brands except for Labatt branded beer. On 13 March 2009, AB InBev announced that it had completed the sale of the assets of InBev USA to an affiliate of KPS Capital Partners, LP. AB InBev used the proceeds from this sale to pay down a portion of the Senior Facility.

On 7 May 2009 AB InBev and Kohlberg Kravis Roberts & Co. L.P. (“KKR”) announced that they entered into an agreement whereby AB InBev will sell Oriental Brewery (“OB”), South Korea’s second largest brewery, to an affiliate of KKR, for 1.8 billion US dollar (equivalent to approximately 2.3 trillion KRW converted at the spot rate of 1272.6). AB InBev will continue its relationship with OB through the exchange of best practices, granting KKR exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud-Ice and Hoegaarden, and by having an ongoing interest in OB through an agreed earnout. In addition, AB InBev has the right but not the obligation to reacquire OB within five years after closing of the transaction at pre-determined financial terms. The divestiture of OB is part of AB InBev’s ongoing de-leveraging program and allows the company to unlock shareholder value, generating proceeds that will be used to repay debt incurred as a result of InBev’s acquisition of Anheuser-Busch in November 2008. The transaction is subject to customary approvals under Korean law and to other customary closing conditions. The parties expect to complete the acquisition in the third quarter of 2009. The parties have entered into binding commitments for the sale of OB, and KKR has obtained committed financing for the purchase. AB InBev expects the impact on results to be immaterial and expects an exceptional capital gain of approximately 500 million USD. The capital gain may be affected, amongst other things, by the foreign exchange rate at closing.

On 13 May 2009, AB InBev Worldwide Inc. announced that it had completed the pricing of 3b US dollar aggregate principal amount of notes, consisting of 1.55b US dollar aggregate principal amount of notes due 2014, 1b US dollar aggregate principal amount of notes due 2019 and USD 450m aggregate principal amount of notes due 2039. The notes bear interest at an annual rate of 5.375% for the 5 year notes, 6.875% for the 10 year notes and 8.000% for the 30 year notes and will mature on November 15, 2014, 2019 and 2039, respectively. The notes were issued by AB InBev Worldwide Inc. and are unconditionally and irrevocably guaranteed by its parent company, AB InBev NV/SA, which is currently rated Baa2 (Moody’s) and BBB+ (Standard and Poor’s). In addition, certain subsidiaries of AB InBev NV/SA have also provided guarantees in respect of the notes. The notes have been offered and sold to institutional investors in the US pursuant to Rule 144A and outside the US pursuant to Regulation S under the US Securities Act of 1933, as amended. The net proceeds from the sale of the notes have been used to repay short term debt and to repay a portion of the outstanding indebtedness incurred for the purpose of financing the acquisition of Anheuser-Busch Companies Inc.

On 23 June 2009, AB InBev issued a series of notes in an aggregate principal amount of EUR 250 million due June 2015, which bear interest at 5.75%. On 12 June 2009, AB InBev issued a series of notes in an aggregate principal amount of GBP 750 million due June 2017, which bear interest at 6.5%. The net proceeds from the June Notes offering were used to repay a portion of the outstanding indebtedness incurred for financing the acquisition of Anheuser-Busch Companies Inc.

36.	SUPPLEMENTAL GUARANTOR FINANCIAL INFORMATION

On 13 October 2009, Anheuser-Busch InBev Worldwide Inc. issued (i) $1.50 billion principal amount of 3.000% unsecured notes due 2012, (ii) $1.25 billion principal amount of 4.125% unsecured notes due 2015, (iii) $2.25 billion principal amount of 5.375% unsecured notes due 2020 and (iv) $0.50 billion principal amounts of 6.375% unsecured notes due 2040 (collectively the “New Notes”). The New Notes are fully and unconditionally guaranteed by Anheuser-Busch InBev SA/NV (the “Parent Guarantor”). In addition, certain of the Parent Guarantor’s direct and indirect wholly-owned subsidiaries (the “Subsidiary Guarantors”), collectively the “Guarantors”, jointly and severally guarantee the Notes, subject to certain limitations.

The following condensed consolidating financial information presents the Condensed Consolidating Balance Sheets as of 31 December 2008 and 2007, the Condensed Consolidating Income Statement and Condensed Consolidating Statements of Cash Flows for the years ended 31 December 2008, 2007 and 2006 of (a) AB InBev SA/NV (the Parent Guarantor), (b) Anheuser-Busch Worldwide Inc. InBev (the Issuer), (c) the Subsidiary Guarantors, (d) the non-guarantor subsidiaries, (e) elimination entries necessary to consolidate the Parent with the issuer, the guarantor subsidiaries and the non-guarantor subsidiaries; and (e) the Company on a consolidated basis. Investments in consolidated subsidiaries are presented under the equity method of accounting. Separate financial statements and other disclosures with respect to the guarantor subsidiaries have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional. Except as disclosed in Note 23 “Transfers from Subsidiaries,” there are no restrictions on the Company’s ability to obtain funds from any of its direct or indirect wholly-owned subsidiaries through dividends, loans or advances.

Condensed Consolidating Income Statement

For the year ended 31 December 08 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
Revenue	-	-	5 163	18 815	(471)	23 507
Cost of sales	(3)	-	(2 876)	(7 928)	471	(10 336)
Gross profit	(3)	-	2 287	10 887	-	13 171
	-	-	-	-	-	-
Distribution expenses	-	-	(492)	(2 233)	-	(2 725)
Sales and marketing expenses	(51)	-	(761)	(2 698)	-	(3 510)
Administrative expenses	51	(97)	(338)	(1 093)	(1)	(1 478)
Other operating income/(expenses), net	131	-	(427)	177	1	(118)
Profit from operations	128	(97)	269	5 040	-	5 340
Net finance cost	(393)	(173)	(220)	(814)	-	(1 600)
Share of result of associates	1	-	(1)	60	-	60
Profit before tax	(264)	(270)	48	4 286	-	3 800
Income tax expense	(36)	98	135	(871)	-	(674)
Profit after tax	(300)	(172)	183	3 415	-	3 126
Income from subsidiaries	2 227	58	2 242	(113)	(4 414)	-
Profit	1 927	(114)	2 425	3 302	(4 414)	3 126
Attributable to:
Equity holders of AB InBev	1 927	(114)	2 425	2 103	(4 414)	1 927
Minority interests	-	-	-	1 199	-	1 199

Condensed Consolidating Income Statement

For the year ended 31 December 07 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
Revenue	-	-	3 608	16 427	(300)	19 735
Cost of sales	(2)	-	(1 944)	(6 472)	300	(8 118)
Gross profit	(2)	-	1 664	9 955	-	11 617
	-	-	-	-	-	-
Distribution expenses	-	-	(390)	(1 953)	-	(2 343)
Sales and marketing expenses	(50)	-	(574)	(2 295)	-	(2 919)
Administrative expenses	(113)	-	(272)	(969)	-	(1 354)
Other operating income/(expenses), net	130	-	490	251	-	871
Profit from operations	(35)	-	918	4 989	-	5 872
Net finance cost	(21)	-	(107)	(690)	-	(818)
Share of result of associates	-	-	(1)	2	-	1
Profit before tax	(56)	-	810	4 301	-	5 055
Income tax expense	(33)	-	(89)	(766)	-	(888)
Profit after tax	(89)	-	721	3 535	-	4 167
Income from subsidiaries	3 094	-	2 303	-	(5 397)	-
Profit	3 005	-	3 024	3 535	(5 397)	4 167
Attributable to:
Equity holders of AB InBev	3 005	-	3 024	2 373	(5 397)	3 005
Minority interests	-	-	-	1 162	-	1 162

Condensed Consolidating Income Statement

For the year ended 31 December 06 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
Revenue	-	-	3 432	13 534	(274)	16 692
Cost of sales	(2)	-	(1 766)	(5 376)	274	(6 870)
Gross profit	(2)	-	1 666	8 158	-	9 822
	-	-	-	-	-	-
Distribution expenses	-	-	(355)	(1 590)	-	(1 945)
Sales and marketing expenses	(57)	-	(530)	(2 066)	-	(2 653)
Administrative expenses	(108)	-	(280)	(960)	-	(1 348)
Other operating income/(expenses), net	57	-	(79)	71	-	49
Profit from operations	(110)	-	422	3 613	-	3 925
Net finance cost	26	-	(73)	(546)	-	(593)
Share of result of associates	-	-	-	1	-	1
Profit before tax	(84)	-	349	3 068	-	3 333
Income tax expense	(6)	-	(90)	(570)	-	(666)
Profit after tax	(90)	-	259	2 498	-	2 667
Income from subsidiaries	1 860	-	1 530	-	(3 390)	-
Profit	1 770	-	1 789	2 498	(3 390)	2 667
Attributable to:
Equity holders of AB InBev	1 770	-	1 789	1 601	(3 390)	1 770
Minority interests	-	-	-	897	-	897

Condensed Consolidating Balance Sheet

As at 31 December 08 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
ASSETS
Non-current assets
Property, plant and equipment	101	-	10 809	8 764	-	19 674
Goodwill	-	-	33 008	16 548	-	49 556
Intangible assets	124	-	22 039	1 510	-	23 673
Investments in subsidiaries	48 173	52 577	23 343	26 407	(150 500)	-
Investments in associates	1	-	138	6 729	-	6 868
Other non-current assets	673	-	1 306	1 505	(1 455)	2 029
	49 072	52 577	90 643	61 463	(151 955)	101 800
Current assets
Inventories	-	-	1 154	1 749	-	2 903
Trade and other receivables	1 166	-	3 246	2 858	(2 650)	4 620
Cash and cash equivalents	1	398	923	1 614	-	2 936
Other current assets	26	-	301	574	-	901
	1 192	398	5 624	6 795	(2 650)	11 360
Total assets	50 265	52 975	96 267	68 258	(154 605)	113 160
EQUITY AND LIABILITIES
Equity
Equity attributable to equity holders of AB InBev	29 664	26 819	64 036	52 423	(150 500)	22 442
Minority interests	-	-	5	1 984	-	1 989
	29 664	26 819	64 041	54 407	(150 500)	24 431
Non-current liabilities
Interest-bearing loans and borrowings	15 312	20 212	10 097	3 859	(1 455)	48 025
Employee benefits	2	-	2 431	576	-	3 009
Deferred tax liabilities	-	-	11 271	805	-	12 076
Other non-current liabilities	86	-	276	833	-	1 195
	15 400	20 212	24 075	6 073	(1 455)	64 305
Current liabilities
Interest-bearing loans and borrowings	4 462	5 441	1 307	2 198	(2 107)	11 301
Trade and other payables	667	601	5 829	4 941	(543)	11 495
Other current liabilities	72	(98)	1 015	639	-	1 628
	5 201	5 944	8 151	7 778	(2 650)	24 424
Total equity and liabilities	50 265	52 975	96 267	68 258	(154 605)	113 160

Condensed Consolidating Balance Sheet

As at 31 December 07 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
ASSETS
Non-current assets
Property, plant and equipment	118	-	1 386	8 255	-	9 759
Goodwill	-	-	1 046	19 319	-	20 365
Intangible assets	67	-	183	1 590	-	1 840
Investments in subsidiaries	19 390	-	19 765	-	(39 155)	-
Investments in associates	-	-	27	19	-	46
Other non-current assets	1 076	-	1 016	1 829	(1 837)	2 084
	20 651	-	23 423	31 012	(40 992)	34 094
Current assets
Inventories	-	-	201	1 446	-	1 647
Trade and other receivables	1 574	-	1 449	2 959	(2 199)	3 783
Cash and cash equivalents	1	-	218	1 730	-	1 949
Other current assets	30	-	51	693	-	774
	1 605	-	1 919	6 828	(2 199)	8 153
Total assets	22 256	-	25 342	37 840	(43 191)	42 247

EQUITY AND LIABILITIES
Equity
Equity attributable to equity holders of AB InBev	20 395	-	18 166	20 652	(39 156)	20 057
Minority interests	-	-	(5)	1 897	-	1 892
	20 395	-	18 161	22 549	(39 156)	21 949
Non-current liabilities
Interest-bearing loans and borrowings	843	-	3 367	5 259	(1 836)	7 633
Employee benefits	3	-	166	750	-	919
Deferred tax liabilities	-	-	16	673	-	689
Other non-current liabilities	58	-	185	973	-	1 216
	904	-	3 734	7 655	(1 836)	10 457
Current liabilities
Interest-bearing loans and borrowings	261	-	1 724	1 989	(1 857)	2 117
Trade and other payables	519	-	1 514	4 801	(342)	6 492
Other current liabilities	177	-	209	846	-	1 232
	957	-	3 447	7 636	(2 199)	9 841
Total equity and liabilities	22 256	-	25 342	37 840	(43 191)	42 247

Condensed Consolidating Statement of Cash Flows

For the year ended 31 December 08 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
OPERATING ACTIVITIES
Profit	1 927	(114)	2 425	3 302	(4 414)	3 126
Depreciation, amortization and impairment	43	-	491	1 527	-	2 061
Additions/(reversals) in provisions and employee benefits	9	-	375	188	-	572
Net finance cost	394	173	207	826	-	1 600
Income tax expense	36	(98)	(135)	871	-	674
Investment in subsidiary income	(2 227)	(58)	(2 242)	113	4 414	-
Other items	18	-	(22)	(94)	-	(98)
Cash flow from operating activities before changes in working capital and use of provisions	200	(97)	1 099	6 733	-	7 935
Increase/(decrease) in trade and other payables	145	500	(12)	635	(279)	989
Other working capital and provisions	(88)	-	(254)	(539)	204	(677)
Cash generated from operations	257	403	833	6 829	(75)	8 247
Interest paid, net	(36)	(5)	(243)	(565)	-	(849)
Dividends received	1 835	-	2 131	1 762	(5 727)	1
Income tax paid	(73)	-	(38)	(1 130)	-	(1 241)
Cash flow from operating activities	1 983	398	2 683	6 896	(5 802)	6 158
INVESTING ACTIVITIES
Acquisition of subsidiaries, net of cash acquired	(28 557)	(52 519)	128	(26 607)	55 304	(52 251)
Purchase of minority interests	-	-	-	(853)	-	(853)
Acquisition of property, plant and equipment and of intangible assets	(97)	-	(956)	(1 961)	362	(2 652)
Net proceeds/(acquisition) of other assets	1 150	-	(4 169)	(338)	3 610	253
Cash Flow from Investing Activities	(27 504)	(52 519)	(4 997)	(29 759)	59 276	(55 503)
FINANCING ACTIVITIES
Net proceeds from the issue of share capital	9 733	26 519	2 038	26 774	(55 300)	9 764
Net purchase of treasury shares	(152)	-	(636)	(9)	-	(797)
Proceeds from borrowings	20 390	26 000	9 631	4 987	(4 587)	56 421
Payments on borrowings	(2 184)	-	(5 812)	(4 634)	681	(11 949)
Cash net finance costs other than interests	(336)	-	72	(374)	-	(638)
Dividends paid	(2 005)	-	(2 867)	(3 806)	5 756	(2 922)
Cash flow from financing activities	25 446	52 519	2 426	22 938	(53 450)	49 879
Net increase/(decrease) in cash and cash equivalents	(75)	398	112	75	24	534
Cash and cash equivalents less bank overdrafts at beginning of year	1	-	183	1 647	-	1 831
Effect of exchange rate fluctuations	74	-	(24)	(220)	(24)	(194)
Cash and cash equivalents less bank overdrafts at end of year	-	398	271	1 502	-	2 171

Condensed Consolidating Statement of Cash Flows

For the year ended 31 December 07 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
OPERATING ACTIVITIES

Profit	3 005	-	3 024	3 535	(5 397)	4 167

Depreciation, amortization and impairment	29	-	281	1 165	-	1 475
Additions/(reversals) in provisions and employee benefits	17	-	62	107	-	186
Net finance cost	21	-	107	690	-	818

Income tax expense	32	-	89	767	-	888

Investment in subsidiary income	(3 094)	-	(2 303)	-	5 397	-

Other items	40	-	(514)	27	-	(447)

Cash flow from operating activities before changes in working capital and use of provisions	50	-	746	6 291	-	7 087
Increase/(decrease) in trade and other payables	(31)	-	73	463	(18)	487

Other working capital and provisions	(61)	-	(167)	(408)	23	(613)

Cash generated from operations	(42)	-	652	6 346	5	6 961

Interest paid, net	15	-	(109)	(700)	2	(792)

Dividends received	3 053	-	1 719	804	(5 575)	1

Income tax paid	(26)	-	(74)	(513)	-	(613)

Cash flow from operating activities	3 000	-	2 188	5 937	(5 568)	5 557

INVESTING ACTIVITIES

Acquisition of subsidiaries, net of cash acquired	(1 519)	-	(10)	(311)	1 580	(260)

Purchase of minority interests	-	-	-	(1 576)	-	(1 576)

Acquisition of property, plant and equipment and of intangible assets	(75)	-	(360)	(1 727)	-	(2 162)

Net proceeds/(acquisition) of other assets	(75)	-	2 352	430	(1 934)	773

Cash Flow from Investing Activities	(1 669)	-	1 982	(3 184)	(354)	(3 225)

FINANCING ACTIVITIES

Net proceeds from the issue of share capital	53	-	-	105	(43)	115

Net purchase of treasury shares	(820)	-	(2)	1	-	(821)

Proceeds from borrowings	3 023	-	2 867	5 395	(2 335)	8 950

Payments on borrowings	(3 001)	-	(2 945)	(5 232)	2 729	(8 449)

Cash net finance costs other than interests	(3)	-	(9)	(58)	-	(70)

Dividends paid	(595)	-	(3 976)	(2 071)	5 590	(1 052)

Cash flow from financing activities	(1 343)	-	(4 065)	(1 860)	5 941	(1 327)

Net increase/(decrease) in cash and cash equivalents	(12)	-	105	893	19	1 005

Cash and cash equivalents less bank overdrafts at beginning of year	1	-	52	652	-	705
Effect of exchange rate fluctuations	12	-	26	102	(19)	121

Cash and cash equivalents less bank overdrafts at end of year	1	-	183	1 647	-	1 831

Condensed Consolidating Statement of Cash Flows

For the year ended 31 December 06 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
OPERATING ACTIVITIES

Profit	1 770	-	1 789	2 498	(3 390)	2 667

Depreciation, amortization and impairment	17	-	244	1 140	-	1 401

Additions/(reversals) in provisions and employee benefits	44	-	107	66	-	217

Net finance cost	(26)	-	76	543	-	593

Income tax expense	6	-	89	571	-	666

Investment in subsidiary income	(1 860)	-	(1 530)	-	3 390	-

Other items	27	-	(32)	(14)	-	(19)

Cash flow from operating activities before changes in working capital and use of provisions	(22)	-	743	4 804	-	5 525
Increase/(decrease) in trade and other payables	42	-	(27)	582	(49)	548

Other working capital and provisions	(70)	-	(95)	(841)	70	(936)

Cash generated from operations	(50)	-	621	4 545	21	5 137

Interest paid, net	19	-	(116)	(405)	4	(498)

Dividends received	698	-	947	821	(2 465)	1

Income tax paid	(2)	-	(70)	(446)	-	(518)

Cash flow from operating activities	665	-	1 382	4 515	(2 440)	4 122

INVESTING ACTIVITIES

Acquisition of subsidiaries, net of cash acquired	(11)	-	(2 105)	(1 045)	1 242	(1 919)

Purchase of minority interests	-	-	-	(928)	-	(928)

Acquisition of property, plant and equipment and of intangible assets	(76)	-	(328)	(1 327)	-	(1 731)
Net proceeds/(acquisition) of other assets	(170)	-	(503)	44	842	213

Cash Flow from Investing Activities	(257)	-	(2 936)	(3 256)	2 084	(4 365)

FINANCING ACTIVITIES

Net proceeds from the issue of share capital	102	-	1 150	120	(1 269)	103

Net purchase of treasury shares	(73)	-	-	(1)	-	(74)

Proceeds from borrowings	1 554	-	9 569	5 978	(9 037)	8 064

Payments on borrowings	(1 945)	-	(8 139)	(5 068)	8 192	(6 960)

Cash net finance costs other than interests	(2)	-	(2)	(94)	-	(98)

Dividends paid	(361)	-	(971)	(1 905)	2 463	(774)

Cash flow from financing activities	(725)	-	1 607	(970)	349	261

Net increase/(decrease) in cash and cash equivalents	(317)	-	53	289	(7)	18

Cash and cash equivalents less bank overdrafts at beginning of year	300	-	24	327	-	651
Effect of exchange rate fluctuations	18	-	(25)	36	7	36

Cash and cash equivalents less bank overdrafts at end of year	1	-	52	652	-	705

37.	AB INBEV COMPANIES

Listed below are the most important AB InBev companies. A complete list of the company’s investments is available at AB InBev NV, Brouwerijplein 1, B-3000 Leuven, Belgium. The total number of companies consolidated (fully, proportional and equity method) is 397.

LIST OF MOST IMPORTANT FULLY CONSOLIDATED COMPANIES

NAME AND REGISTERED OFFICE OF FULLY CONSOLIDATED COMPANIES	% OF ECONOMIC INTEREST AS AT 31 DECEMBER 2008

ARGENTINA
CERVECERIA Y MALTERIA QUILMES SAICA y G - Charcas 5160 - Buenos Aires	61.64

BELGIUM
INBEV NV – Grote Markt 1 - 1000 - Brussel	Consolidating company
BRASSERIE DE L’ABBAYE DE LEFFE S.A. - Place de l’Abbaye 1 - 5500 - Dinant	98.52
BROUWERIJ VAN HOEGAARDEN N.V. - Stoopkensstraat 46 - 3320 - Hoegaarden	99.98
COBREW N.V. - Brouwerijplein 1 - 3000 - Leuven	99.99
INBEV BELGIUM N.V. - Industrielaan 21 - 1070 - Brussel	99.98

BOLIVIA
CERVECERIA BOLIVIANA NACIONAL S.A. - Av. Montes 400 and Chuquisaca Street - La Paz	61.64

BRAZIL
CIA DE BEBIDAS DAS AMERICAS - AMBEV BRASIL - Rua Dr. Renato Paes de Barros, 1017, 4° Andar (parte), cj. 44 e 42 - Itaim Bibi, Sao Paulo	61.75

BULGARIA
KAMENITZA AD - Kapitan Raitcho Street 95 - Plovdiv	85.12

CANADA
LABATT BREWING COMPANY LIMITED - 207 Queen’s Quay West, Suite 299 - M5J 1A7 - Toronto	61.75

CHILE
CERVECERIA CHILE S.A. - Av. Presidente Eduado Frei Montalva 9600 - Quilicura	61.64

CHINA
BUDWEISER WUHAN INTERNATIONAL BREWING COMPANY LIMITED - Qingduankou Shang Shou - Hanyang District - Wuhan City - Hubei 430051	97.06
HARBIN BREWING COMPANY LIMITED - 20 Youfang Street - Xiangfang District - Harbin, Heilongjiang Province	100.00
INBEV (ZHOUSHAN) BREWERY CO LTD - No.1 Zizhulin Road, Dinghai District - Zhou Shan	99.98
INBEV BAISHA (HUNAN) BREWERY CO LTD - No. 304 Shao Shan Zhong Lu - Changsha	99.98
INBEV DOUBLE DEER GROUP CO LTD - 234 Wu Tian Street - Wenzhou	54.99
INBEV JINLONGQUAN (HUBEI) BREWERY CO LTD - 89 Chang Ning Street - Jingmen	59.99
INBEV JINLONGQUAN (XIAOGAN) BREWERY CO LTD - No. 198 Chengzhan Street - Xiaogan	59.99
INBEV KK (NINGBO) BREWERY CO LTD - 2 Ling Qiao Road. No.5 Building of Nanyuan Hotel - 315000 - Ningbo	99.98
INBEV SEDRIN BREWERY Co, Ltd - 660 Gong Ye Road, Putian Hanjiang District - Fujiang	99.99
INBEV SHILIANG (ZHEJIANG) BREWERY CO LTD. - 159, Qi Xia Dong Road - Cheng Guan, Tiantai County	99.98
INBEV ZHEDONG (ZHEHIANG) BREWERY CO. LTD - Yizhou Town, Yinzhou District – Ningbo	99.98
NANJING INBEV JINLING BREWERY CO. LTD - 408 Long Pan Zhong Lu, - Nanjing	99.98

CROATIA
ZAGREBACKA PIVOVARA D.D. - Ilica 224 - 10000 - Zagreb	71.91

CZECH REPUBLIC
INBEV S.R.O. - Nadrazni 84 - CZ - 150 54 - Praha 4	99.56
PIVOVARY STAROPRAMEN A.S. - Nadrazni 84 - CZ - 150 54 - Praha 4	99.56

DOMINICAN REPUBLIC
EMBODOM - EMBOTELLADORA DOMENICANA CXA - Av. San Martin, 279 - Apartado Postal 723 - Santo Domingo	40.63

ECUADOR
CERVESURSA CERVECERIA SURAMERICANA S.A. - Av. Amazonas E4-69 y Av. Patria - Quito	61.75

FRANCE
INBEV FRANCE S.A. - Avenue Pierre Brossolette 14 BP 9 - 59280 - Armentières	99.98

NAME AND REGISTERED OFFICE OF FULLY CONSOLIDATED COMPANIES	% OF ECONOMIC INTEREST AS AT 31 DECEMBER 2008

GERMANY
BRAUEREI BECK GmbH & CO. KG - Am Deich 18/19 - 28199 - Bremen	99.98
BRAUEREI DIEBELS GmbH & CO.KG - Brauerei-Diebels-Strasse 1 - 47661 - Issum	99.98
BRAUERGILDE HANNOVER AG - Hildesheimer Strasse 132 - 30173 - Hannover	99.98
HAAKE-BECK BRAUEREI GmbH & Co. KG - Am Deich 18/19 - 28199 - Bremen	99.92
HASSERÖDER BRAUEREI GmbH - Auerhahnring 1 - 38855 - Wernigerode	99.98
INBEV GERMANY HOLDING GmbH - Am Deich 18/19 - 28199 - Bremen	99.98
SPATEN - FRANZISKANER - BRÄU GmbH - Marsstrasse 46 + 48 - 80335 - München	99.98

GRAND DUCHY OF LUXEMBURG
BRASSERIE DE LUXEMBOURG MOUSEL - DIEKIRCH - 1, Rue de la Brasserie - L-9214 - Diekirch	95.54

GUATEMALA
INDUSTRIAS DEL ATLANTICO - 43 Calle 1-10 CLzd.Aguilar Batres Zona 12, Edificio Mariposa, nivel 4 - 01012 - Zacapa	30.87

HUNGARY
BORSODI SORGYAR ZRt. - Rackoczi UT 81 - 3574 - Böcs	98.62

MONTENEGRO
PIVARA “TREBJESA” A.D. – Njegoseva 18 – 81400 - Niksic	72.69

PARAGUAY
CERVECERIA PARAGUAYA S.A. - Ruta Villeta KM 30 - Ypané	61.64

PERU
COMPANIA CERVECERA AMBEV PERU SAC - Av. Los Laureles Mz. A Lt. 4 del Centro Poblado Menor Santa Maria de s/n Huachipa - Lurigancho, Chosica City Lima 15	52.87

ROMANIA
INBEV ROMANIA SA - B-dul Dimitrie Pompei 9-9A - Cladirea 20 - etaj1, sector 2, cod 020335 - Sector 2 - Bucharest	99.94

RUSSIA
OAO SUN INBEV - 28 Moscovskaya Street, Moscow region - 141600 - Klin	99.77

SERBIA
AD APATINSKA PIVARA APATIN - Trg Oslobodjenja 5 - CS-25260 - Apatin	98.99

SOUTH KOREA
ORIENTAL BREWERY CO. LTD - 52, Jungsam-ri, Hyeondo-myeon, Cheongwon-gun, Chungbuk - Korea	99.98

THE NETHERLANDS
INBEV NEDERLAND N.V. - Ceresstraat 1 - 4811 CA - Breda	99.99
INTERBREW INTERNATIONAL B.V. - Ceresstraat 1 - 4811 CA - Breda	99.99

US
ANHEUSER-BUSCH COMPANIES, INC. - One Busch Place - St. Louis, MO 63118	100.00
ANHEUSER-BUSCH INTERNATIONAL, INC. - One Busch Place - St. Louis, MO 63118	100.00
ANHEUSER-BUSCH PACKAGING GROUP, INC. - 3636 S. Geyer Road - Sunset Hills, MO 63127	100.00
BUSCH ENTERNTAINMENT CORPORATION - 9205 South Park Center Loop, Suite 400 - Orlando, FL 32819	100.00

UKRAINE
SUN INBEV UKRAINE - Bozhenko 87 - 03150 - Kyiv	99.77

UNITED KINGDOM
BASS BEERS WORLDWIDE LIMITED - Porter Tun House, 500 Capability Green - LU1 3LS - Luton	99.98
INBEV UK LTD - Porter Tun House, 500 Capability Green - LU1 3LS - Luton	99.98
STAG BREWING COMPANY LIMITED - The Stag Brewery - Lower Richmond Road - SW14 7ET -Mortlake, London	100.00

URUGUAY
CERVECERIA Y MALTERIA PAYSSANDU S.A. - Rambla Baltasar Brum, 2933 - 11800 - Payssandu	61.64

VENEZUELA
C. A. CERVECERIA NACIONAL - Av. Principal Boleita Norte, Edif. Draza, Piso 2 - Caracas	31.47

LIST OF MOST IMPORTANT ASSOCIATED COMPANIES

NAME AND REGISTERED OFFICE OF ASSOCIATES	% OF ECONOMIC INTEREST AS AT 31 DECEMBER 2008

CHINA
TSINGTAO BREWERY COMPANY LIMITED - Tsingtao Beer Tower - May Fourth Square - Hong Kong Road Central - Qingdao, Shandong - 26607	27.00

MEXICO
GRUPO MODELO S.A.B. de C.V. - Torre Acuario - Javier Barros Sierra No 555 - Piso 6 - Colonia Zedec Santa Fe - Delagacion Alvaro Obregon - 01210 México, D.F.	50.20

1.	Unaudited condensed consolidated interim financial statements

1.1.	Unaudited condensed consolidated interim income statement

For the six month period ended 30 June Million US dollar, except earnings per share in US dollar	Notes	2009	2008

Revenue		17 698	10 563
Cost of sales		(8 390)	(4 465)
Gross profit		9 308	6 098

Distribution expenses		(1 276)	(1 296)
Sales and marketing expenses		(2 271)	(1 694)
Administrative expenses		(1 090)	(730)
Other operating income/(expenses)		350	184
Restructuring (including impairment losses)	7	(140)	(48)
Business and asset disposal	7	47	(6)
Profit from operations		4 928	2 508

Finance cost	8	(2 239)	(631)
Finance income	8	246	118
Net finance cost		(1 993)	(513)

Share of result of associates		228	3
Profit before tax		3 163	1 998

Income tax expense	9	(820)	(232)
Profit		2 343	1 766

Attributable to:
Equity holders of AB InBev		1 787	1 207
Minority interests		556	559

Basic earnings per share[1]		1.13	1.26
Diluted earnings per share[1]		1.12	1.25

1.2.	Unaudited condensed consolidated interim statement of comprehensive income

For the six month period ended 30 June Million US dollar	2009	2008

Profit	2 343	1 766

Other comprehensive income:
Exchange differences on translation of foreign operations (gains/(losses))	1 465	891
Cash flow hedges
Recognized in equity	616	210
Removed from equity and included in profit or loss	74	(161)
Removed from equity and included in the initial cost of inventories	(132)	(50)
Actuarial gains/(losses)	(2)	-
Other comprehensive income, net of tax	2 021	890

Total comprehensive income	4 364	2 656

Attributable to:
Equity holders of AB InBev	3 683	1 960
Minority interests	681	696

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

1 2008 Basic and diluted earnings per share restated in accordance with IAS33 (refer to note 15 Changes in equity and earnings per share).

1.3.	Unaudited condensed consolidated interim statement of financial position

As at Million US dollar	Notes	30 June 2009	31 December 2008

ASSETS
Non-current assets
Property, plant and equipment	10	18 937	19 674
Goodwill	11	50 391	49 556
Intangible assets	12	23 694	23 673
Investments in associates		6 472	6 868
Investment securities		273	239
Deferred tax assets		1 059	932
Employee benefits		11	8
Trade and other receivables		1 432	1 228
		102 269	102 178

Current assets
Investment securities		1	270
Inventories		2 602	2 903
Income tax receivable		344	580
Trade and other receivables		4 333	4 242
Cash and cash equivalents	13	6 339	2 936
Assets held for sale	14	1 811	51
		15 430	10 982

Total assets		117 699	113 160

EQUITY AND LIABILITIES
Equity
Issued capital	15	1 731	1 730
Share premium		17 492	17 477
Reserves		(1 258)	(3 247)
Retained earnings		7 621	6 482
Equity attributable to equity holders of AB InBev		25 586	22 442

Minority interests		2 413	1 989
		27 999	24 431

Non-current liabilities
Interest-bearing loans and borrowings	16	55 663	48 025
Employee benefits		2 841	3 009
Deferred tax liabilities		11 908	12 076
Trade and other payables		2 283	2 891
Provisions		903	796
		73 598	66 797

Current liabilities
Bank overdrafts	13	150	765
Interest-bearing loans and borrowings	16	3 880	11 301
Income tax payable		1 119	405
Trade and other payables		10 317	9 003
Provisions		390	458
Liabilities held for sale	14	246	-
		16 102	21 932

Total equity and liabilities		117 699	113 160

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

1.4.	Unaudited condensed consolidated interim statement of changes in equity

	Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Translation reserves	Hedging reserves	Actuarial gains/ losses	Other reserves	Retained earnings	Total	Minority interest	Total equity

As per 1 January 2008	559	8 802	(703)	117	4 893	89	(292)	(25)	6 617	20 057	1 892	21 949
Profit	-	-	-	-	-	-	-	-	1 207	1 207	559	1 766
Other comprehensive income
Exchange differences on translation of foreign operations gains/(losses))	-	-	-	-	742	-	-	-	-	742	149	891
Cash flow hedges	-	-	-	-	-	14	-	-	-	14	(15)	(1)
Actuarial gains/losses	-	-	-	-			(3)	-	-	(3)	3	-
Total comprehensive income	-	-	-	-	742	14	(3)	-	1 207	1 960	696	2 656
Shares issued	1	35	-	-	-	-	-	-	-	36	-	36
Dividends	-	-	-	-	-	-	-	-	(2 001)	(2 001)	(254)	(2 255)
Share-based payments	-	-	-	(6)	-	-	-	-	-	(6)	-	(6)
Treasury shares	-	-	(1 043)	-	-	-	-	(6)	-	(1 049)	(3)	(1 052)
Other	-	-	-	-	-	-	-	(2)	-	(2)	9	7
Scope changes	-	-	-	-	-	-	-	-	22	22	(273)	(251)
As per 30 June 2008	560	8 837	(1 746)	111	5 635	103	(295)	(33)	5 845	19 017	2 067	21 084

	Attributable to equity holders of AB InBev
Million US dollar	Issued capital	Share premium	Treasury shares	Share- based payment reserves	Translation reserves	Hedging reserves	Actuarial gains/ losses	Other reserves	Retained earnings	Total	Minority interest	Total equity

As per 1 January 2009	1 730	17 477	(997)	123	1 027	(2 242)	(712)	(446)	6 482	22 442	1 989	24 431
Profit	-	-	-	-	-	-	-	-	1 787	1 787	556	2 343
Other comprehensive income
Exchange differences on translation of foreign operations (gains/(losses))	-	-	-	-	1 320	-	-	-	-	1 320	145	1 465
Cash flow hedges	-	-	-	-	-	578	-	-	-	578	(20)	558
Actuarial gains/losses	-	-	-	-	-	-	(2)	-	-	(2)	-	(2)
Total comprehensive income	-	-	-	-	1 320	578	(2)	-	1 787	3 683	681	4 364
Shares issued	1	15	-	-	-	-	-	-	-	16	-	16
Dividends	-	-	-	-	-	-	-	-	(678)	(678)	(267)	(945)
Share-based payments	-	-	-	78	-	-	-	-	-	78	6	84
Treasury shares	-	-	32	-	-	-	-	(17)	-	15	(2)	13
Other	-	-	-	-	-	-	-	-	28	28	10	38
Scope changes	-	-	-	-	-	-	-	-	2	2	(4)	(2)
As per 30 June 2009	1 731	17 492	(965)	201	2 347	(1 664)	(714)	(463)	7 621	25 586	2 413	27 999

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

1.5.	Unaudited condensed consolidated interim statement of cash flows

For the six month period ended 30 June Million US dollar	2009	2008

OPERATING ACTIVITIES
Profit	2 343	1 766
Depreciation, amortization and impairment	1 361	842
Impairment losses on receivables and inventories	58	29
Additions/(reversals) in provisions and employee benefits	21	109
Net financing cost	1 993	513
Loss/(gain) on sale of property, plant and equipment and intangible assets	(107)	(3)
Loss/(gain) on sale of subsidiaries and associates	(1)	-
Loss/(gain) on assets held for sale	-	(19)
Equity-settled share-based payment expense	97	46
Income tax expense	820	232
Other non-cash items included in the profit	45	2
Share of result of associates	(228)	(3)
Cash flow from operating activities before changes in working capital and use of provisions	6 402	3 514

Decrease/(increase) in trade and other receivables	(126)	(137)
Decrease/(increase) in inventories	96	(259)
Increase/(decrease) in trade and other payables	(15)	(102)
Use of provisions	(279)	(206)
Cash generated from operations	6 078	2 810

Interest paid	(1 004)	(574)
Interest received	45	59
Income tax paid	(52)	(466)
CASH FLOW FROM OPERATING ACTIVITIES	5 067	1 829

INVESTING ACTIVITIES
Proceeds from sale of property, plant and equipment and of intangible assets	166	41
Proceeds from sale of associates	901	10
Sale of subsidiaries, net of cash disposed of	(4)	6
Acquisition of subsidiaries, net of cash acquired	(529)	(76)
Purchase of minority interests	-	(858)
Acquisition of property, plant and equipment and of intangible assets	(674)	(1 115)
Net proceeds/(acquisition) of other assets	291	(30)
Net repayments/(payments) of loans granted	6	3
CASH FLOW FROM INVESTING ACTIVITIES	157	(2 019)

FINANCING ACTIVITIES
Proceeds from the issue of share capital	33	36
Purchase of treasury shares	-	(1 080)
Proceeds from borrowings	10 598	8 083
Payments on borrowings	(11 540)	(4 902)
Cash net financing costs other than interests	132	(251)
Payment of finance lease liabilities	(2)	(4)
Dividends paid	(673)	(2 212)
CASH FLOW FROM FINANCING ACTIVITIES	(1 452)	(330)

Net increase/(decrease) in cash and cash equivalents	3 772	(520)

Cash and cash equivalents less bank overdrafts at beginning of period	2 171	1 831
Effect of exchange rate fluctuations	246	(150)
Cash and cash equivalents less bank overdrafts at end of period	6 189	1 161

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

1.6.	Notes to the unaudited condensed consolidated interim financial statements

1.	CORPORATE INFORMATION

Anheuser-Busch InBev is a publicly traded company (Euronext: ABI) based in Leuven, Belgium and has established an American depositary receipt facility in respect of its ordinary shares (OTC: AHBIY). It is the leading global brewer and one of the world’s top five consumer products companies. A true consumer-centric, sales driven company, Anheuser-Busch InBev manages a portfolio of nearly 300 brands that includes global flagship brands Budweiser, Stella Artois and Beck’s, fast growing multi-country brands like Leffe and Hoegaarden, and strong “local jewels” such as Bud Light, Skol, Brahma, Quilmes, Michelob, Harbin, Sedrin, Klinskoye, Sibirskaya Korona, Chernigivske, and Jupiler, among others. In addition, the company owns a 50 percent equity interest in the operating subsidiary of Grupo Modelo, Mexico’s leading brewer and owner of the global Corona brand. Anheuser-Busch InBev’s dedication to heritage and quality is rooted in brewing traditions that originate from the Den Horen brewery in Leuven, Belgium, dating back to 1366 and the pioneering spirit of the Anheuser & Co brewery, established in 1860 in St. Louis, USA. Geographically diversified with a balanced exposure to developed and developing markets, Anheuser-Busch InBev leverages the collective strengths of its 120,000 employees based in operations in over 30 countries across the world. The company strives to be the Best Beer Company in a Better World. On a combined basis for 2008, the company would have generated revenues of 39 billion US dollar.

On 18 November 2008, InBev announced the completion of its acquisition of Anheuser-Busch Companies, Inc. (“Anheuser-Busch”), following approval from shareholders of both companies. Anheuser-Busch’s results are included in Anheuser-Busch InBev’s result as from this date. InBev changed its name to Anheuser-Busch InBev to reflect the heritage and traditions of Anheuser-Busch. Anheuser-Busch became a wholly owned subsidiary of Anheuser-Busch InBev and retained its headquarters in St. Louis, MO. St. Louis also became the North American headquarters for the combined operations in North America.

The unaudited condensed consolidated interim financial statements of the company for the period ended 30 June 2009 comprise the company and its subsidiaries (together referred to as “AB InBev” or the “company”) and the company’s interest in associates and jointly controlled entities. The unaudited condensed consolidated interim financial statements as of 30 June 2009 and for the six months ended 30 June 2009 and 30 June 2008 are unaudited, however in the opinion of the company, the interim data include all adjustments, consisting of only normally recurring adjustments, necessary for a fair statement of the results for the interim period.

The unaudited condensed consolidated interim financial statements were authorized for issue by the board of directors on 12 August 2009.

2.	STATEMENT OF COMPLIANCE

The unaudited condensed consolidated interim financial statements have been prepared in accordance with International Financial Reporting Standard (IFRS) IAS 34 Interim Financial Reporting as issued by the International Accounting Standard Board (IASB). They do not include all of the information required for full annual financial statements, and should be read in conjunction with the consolidated financial statements of the company as at and for the year ended 31 December 2008. AB InBev has not applied IFRS requirements that were not yet effective in 2009.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies applied are consistent with those applied in the annual consolidated financial statements ended 31 December 2008, except as described below.

(A)	FUNCTIONAL AND PRESENTATION CURRENCY

Effective 1 January 2009, the company changed the presentation currency of the consolidated financial statements from the euro to the US dollar, reflecting the post-Anheuser-Busch acquisition profile of the company’s revenue and cash flows, which are now primarily generated in US dollar and US dollar-linked currencies. AB InBev believes that this change provides greater alignment of the presentation currency with AB InBev’s most significant operating currency and underlying financial performance. For comparability purposes, the company has restated the historical financial statements as of and for the year ended 31 December 2008 and as of and for the six months ended 30 June 2008, from the euro to the US dollar. Unless otherwise specified, all financial information included in these financial statements have been stated in US dollar and has been rounded to the nearest million.

(B)	SUMMARY OF CHANGES IN ACCOUNTING POLICIES

The following new standards and amendments to standards are mandatory for the first time for the financial year beginning 1 January 2009.

IAS 1 (revised) Presentation of financial statements

The revised standard prohibits the presentation of items of income and expenses (that is ‘non-owner changes in equity’) in the statement of changes in equity, requiring ‘non-owner changes in equity’ to be presented separately from owner changes in equity. All ‘non-owner changes in equity’ are required to be shown in a performance statement.

Entities can choose whether to present one performance statement (the statement of comprehensive income) or two statements (the income statement and statement of comprehensive income).

AB InBev has elected to present two statements: an income statement and a statement of comprehensive income. The interim financial statements have been prepared under the revised disclosure requirements.

IFRS 8 Operating Segments

Effective from 1 January 2009 onwards, this standard replaces IAS 14 Segment Reporting. It requires AB InBev’s external segment reporting to be based on its internal reporting to its “chief operating decision maker”, which makes decisions on the allocation of resources and assesses the performance of the reportable segments. The application of this new standard did not have an effect on how AB InBev presents its segments.

For more details on the basis on which the segment information is prepared and reconciled to the amounts presented in the income statement and balance sheet, refer to Note 5 Segment reporting in the financial statements of this report.

IAS 23 Borrowing Costs – amended

In March 2007, the IASB issued amendments to IAS 23, Borrowing Costs. The main change from the previous version is the removal of the option of immediately recognizing as an expense borrowing costs that relate to assets that take a substantial period of time to get ready for use or sale. The cost of an asset will in future include all costs incurred in getting it ready for use or sale. The company prospectively adopted the amendment as of 1 January 2009 with no material effect on its financial result or financial position.

IFRS 2 Share-based Payment – amended

In January 2008, the IASB issued an amendment to IFRS 2, Share-based Payment. The amendment clarifies that vesting conditions are service conditions and performance conditions only. Other features of a share-based payment are not vesting conditions. It also specifies that all cancellations, whether by the entity or by other parties, should receive the same accounting treatment. The company adopted the amendment as of 1 January 2009 with no material effect on its financial result or financial position.

IFRIC 13 Customer Loyalty Programs

In June 2007, the IFRIC issued IFRIC 13, Customer Loyalty Programs. IFRIC 13 addresses how companies, that grant their customers loyalty award credits (often called “points”) when buying goods or services, should account for their obligation to provide free or discounted goods or services if and when the customers redeem the points. Customers are implicitly paying for the points they receive when they buy other goods or services. Some revenue should be allocated to the points. Therefore, IFRIC 13 requires companies to estimate the value of the points to the customer and defer this amount of revenue as a liability until they have fulfilled their obligations to supply awards. AB InBev adopted the interpretation as of 1 January 2009 with no material effect on its financial result or financial position.

IFRIC 16 Hedges of a Net Investment in a Foreign Operation

In July 2008, the IFRIC issued IFRIC 16 Hedges of a Net Investment in a Foreign Operation. IFRIC 16 provides guidance on:

•	identifying the foreign currency risks that qualify as a hedged risk in the hedge of a net investment in a foreign operation;

•	where, within a group, hedging instruments that are hedges of a net investment in a foreign operation can be held to qualify for hedge accounting; and

•	how an entity should determine the amounts to be reclassified from equity to profit or loss for both the hedging instrument and the hedged item.

IFRIC 16 concludes that the presentation currency does not create an exposure to which an entity may apply hedge accounting. Consequently, a parent entity may designate as a hedged risk only the foreign exchange differences arising from a difference between its own functional currency and that of its foreign operation. In addition, the hedging instrument(s) may be held by any entity or entities within the group. While IAS 39 must be applied to determine the amount that needs to be reclassified to profit or loss from the foreign currency translation reserve in respect of the hedging instrument, IAS 21 must be applied in respect of the hedged item. The interpretation is mandatory for annual periods beginning on or after October 1, 2008. It does not have a material effect on the company’s financial result or financial position.

(C)	FOREIGN CURRENCIES

FOREIGN CURRENCY TRANSACTIONS

Foreign currency transactions are accounted for at exchange rates prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the balance sheet date rate. Gains and losses resulting from the settlement of foreign currency transactions and from the translation of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement. Non-monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rate prevailing at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are translated to US dollar at foreign exchange rates ruling at the dates the fair value was determined.

EXCHANGE RATES

The following exchange rates have been used in preparing the financial statements.

	Closing rate
1 US dollar equals:	30 June 2009	31 December 2008	30 June 2008

Argentinean peso	3.795208	3.449805	3.043399
Brazilian real	1.951601	2.337001	1.591902
Canadian dollar	1.151480	1.221383	1.011292
Chinese yuan	6.830670	6.823021	6.854283
Euro	0.707514	0.718546	0.634357
Mexican peso	13.167216	13.818990	10.304527
Pound sterling	0.602873	0.684415	0.502569
Russian ruble	31.002761	29.776885	23.412327
South Korean won	1 274.800000	1 320.856618	1 048.523967
Ukrainian hryvnia	7.609805	7.800109	4.838763

		Average rate
1 US dollar equals:		30 June 2009	30 June 2008

Argentinean peso		3.580611	3.132669
Brazilian real		2.249458	1.708628
Canadian dollar		1.204165	1.001182
Chinese yuan		6.844261	7.083420
Euro		0.749823	0.653998
Mexican peso		14.063224	10.638611
Pound sterling		0.676322	0.505791
Russian ruble		33.031850	23.981445
South Korean won		1 353.471119	977.575486
Ukrainian hryvnia		7.704241	5.030870

(D)	RECENTLY ISSUED IFRS

To the extent that new IFRS requirements are expected to be applicable in the future, they have been summarized hereafter. For the period ended 30 June 2009, they have not been applied in preparing these unaudited condensed consolidated financial statements.

Revised IFRS 3 Business Combinations (2008)

Revised IFRS 3 Business Combinations (2008) incorporates the following changes that are likely to be relevant to AB InBev’s operations:

•	The definition of a business has been broadened, which is likely to result in more acquisitions being treated as business combinations.

•	Contingent consideration will be measured at fair value, with subsequent changes therein recognized in profit or loss.

•	Transaction costs, other than share and debt issue costs, will be expensed as incurred.

•	Any pre-existing interest in the acquiree will be measured at fair value with the gain or loss recognized in profit or loss.

•

Any non-controlling (minority) interest will be measured at either fair value, or at its proportionate interest in the identifiable assets and liabilities of the acquiree, on a transaction-by-transaction basis.

Revised IFRS 3, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, will be applied prospectively and therefore there will be no impact on prior periods in AB InBev’s 2010 consolidated financial statements.

Amended IAS 27 Consolidated and Separate Financial Statements (2008)

Amended IAS 27 Consolidated and Separate Financial Statements (2008) requires accounting for changes in ownership interests by AB InBev in a subsidiary, while maintaining control, to be recognized as an equity transaction. When AB InBev loses control of a subsidiary, any interest retained in the former subsidiary will be measured at fair value with the gain or loss recognized in profit or loss. The amendments to IAS 27, which become mandatory for AB InBev’s 2010 consolidated financial statements, are not expected to have a material impact on the consolidated financial statements.

IFRIC 17 Distributions of Non-cash Assets to Owners

IFRIC 17 Distributions of Non-cash Assets to Owners addresses the treatment of distributions in kind to shareholders. Outside the scope of IFRIC 17 are distributions in which the assets being distributed are ultimately controlled by the same party or parties before and after the distribution (common control transactions). A liability has to be recognized when the dividend has been appropriately authorized and is no longer at the discretion of the entity, to be measured at the fair value of the non-cash assets to be distributed. IFRIC 17, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

IFRIC 18 Transfers of Assets from Customers

IFRIC 18 Transfers of Assets from Customers addresses the accounting by access providers for property, plant and equipment contributed to them by customers. Recognition of the assets depends on who controls it. When the asset is recognized by the access provider, it is measured at fair value upon initial recognition. The timing of the recognition of the corresponding revenue depends on the facts and circumstances. IFRIC 18, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with prospective application, is not expected to have a material impact on the consolidated financial statements.

Amendment to IAS 39 Financial Instruments: Recognition and Measurement – Eligible Hedged Items

Amendment to IAS 39 Financial Instruments: Recognition and Measurement – Eligible Hedged Items provides additional guidance concerning specific positions that qualify for hedging (“eligible hedged items”). The amendment to IAS 39, which becomes mandatory for AB InBev’s 2010 consolidated financial statements, with retrospective application, is not expected to have a material impact the consolidated financial statements.

Improvements to IFRSs (2009)

Improvements to IFRSs (2009) is a collection of minor improvements to existing standards. This collection, which has various adoption dates, is not expected to have a material impact on the consolidated financial statements.

4.	USE OF ESTIMATES AND JUDGMENTS

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances, the results of which form the basis of making the judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

Although each of its significant accounting policies reflects judgments, assessments or estimates, AB InBev believes that the following accounting policies reflect the most critical judgments, estimates and assumptions that are important to its business operations and the understanding of its results: business combinations, intangible assets, goodwill, impairment, provisions, share-based payments, employee benefits and accounting for current and deferred tax.

The fair values of acquired identifiable intangibles are based on an assessment of future cash flows. Impairment analyses of goodwill and indefinite-lived intangible assets are performed annually and whenever a triggering event has occurred, in order to determine whether the carrying value exceeds the recoverable amount. These calculations are based on estimates of future cash flows.

The company uses its judgment to select a variety of methods including the discounted cash flow method and option valuation models and make assumptions about the fair value of financial instruments that are mainly based on market conditions existing at each balance sheet date.

Actuarial assumptions are established to anticipate future events and are used in calculating pension and other postretirement benefit expense and liability. These factors include assumptions with respect to interest rates, expected investment returns on plan assets, rates of increase in health care costs, rates of future compensation increases, turnover rates, and life expectancy.

Judgments made by management in the application of IFRS that have a significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year are discussed in the relevant notes hereafter.

In preparing these unaudited condensed consolidated interim financial statements, the significant judgments made by management in applying the company’s accounting policies and the key sources of estimating uncertainty were the same as those that applied to the consolidated financial statements as at and for the year ended 31 December 2008, except as for the recognition of a curtailment following the amendment of certain pensions and post-retirement healthcare benefits going forward as part of the Anheuser-Busch integration. The effect of these changes was estimated by actuaries and led to an increase of profit from operations and of profit by 240m US dollar and 147m US dollar, respectively, for the six months ended 30 June 2009.

5.	SEGMENT REPORTING

Segment information is presented by geographical segments, consistent with the information that is available and evaluated regularly by the chief operating decision maker. AB InBev operates its business through seven zones. Regional and operating company management is responsible for managing performance, underlying risks, and effectiveness of operations. Internally, AB InBev management uses performance indicators such as normalized profit from operations (normalized EBIT) and normalized EBITDA as measures of segment performance and to make decisions regarding allocation of resources. These measures are reconciled to segment profit in the tables presented.

For the six month period ended 30 June (balance sheet comparatives at 31 December 2008) Million US dollar, except volume (million hls)	North America		Latin America North		Latin America South		Western Europe		Central and Eastern Europe		Asia Pacific		Global export and holding companies		Consolidated
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008

Volume	69	6	50	47	16	16	16	17	21	23	26	17	2	2	200	128

Revenue	7 871	1 122	3 111	3 731	883	812	2 049	2 427	1 222	1 576	1 074	685	1 487	210	17 698	10 563

Cost of goods sold	(3 785)	(363)	(986)	(1 301)	(351)	(344)	(922)	(1 141)	(584)	(799)	(571)	(361)	(1 191)	(156)	(8 390)	(4 465)
Distribution expenses	(398)	(212)	(323)	(437)	(78)	(65)	(228)	(310)	(122)	(203)	(76)	(46)	(51)	(23)	(1 276)	(1 296)
Sales and marketing expenses	(793)	(144)	(414)	(415)	(77)	(91)	(379)	(508)	(226)	(328)	(256)	(162)	(126)	(45)	(2 271)	(1 694)
Administrative expenses	(297)	(59)	(232)	(223)	(34)	(28)	(182)	(186)	(88)	(79)	(77)	(46)	(180)	(109)	(1 090)	(730)
Other operating income/(expenses)	73	(3)	90	101	(2)	5	(52)	(101)	(62)	(77)	7	(2)	297	261	350	184
Normalized profit from operations (normalized EBIT)	2 672	342	1 247	1 456	342	288	285	181	140	89	100	68	236	138	5 021	2 562

Exceptional items (refer note 7)	45	(2)	98	(2)	(6)	(1)	(62)	(49)	(1)	-	(15)	(2)	(153)	2	(93)	(54)
Profit from operations (EBIT)	2 717	340	1 345	1 454	335	287	223	132	139	89	86	66	83	140	4 928	2 508

Net finance cost	(289)	(30)	(204)	(276)	(33)	(45)	(115)	(253)	(24)	(33)	(8)	(5)	(1 320)	129	(1 993)	(513)
Share of result of associates	228	-	-	-	-	2	-	-	-	-	-	-	-	1	228	3
Profit before tax	2 656	310	1 142	1 178	302	245	108	(121)	115	56	78	61	(1 237)	269	3 163	1 998

Income tax expense	(982)	(100)	(153)	(124)	(82)	(74)	11	14	(21)	(24)	(40)	(29)	446	104	(820)	(232)
Profit	1 674	210	989	1 054	220	171	119	(107)	94	33	38	32	(791)	373	2 343	1 766

Normalized EBITDA	3 137	402	1 440	1 673	412	351	469	419	291	255	205	141	429	156	6 383	3 397
Exceptional items	45	(2)	98	(2)	(6)	(1)	(62)	(49)	(1)	-	(15)	(2)	(153)	2	(93)	(54)
Depreciation, amortization, and impairment expense	(465)	(60)	(193)	(217)	(70)	(62)	(185)	(238)	(151)	(166)	(105)	(74)	(193)	(19)	(1 362)	(835)
Net finance costs	(289)	(30)	(204)	(276)	(33)	(45)	(115)	(253)	(24)	(33)	(8)	(5)	(1 320)	129	(1 993)	(513)
Share of results of associates	228	-	-	-	-	2	-	-	-	-	-	-	-	1	228	3
Income tax expense	(982)	(100)	(153)	(124)	(82)	(74)	11	14	(21)	(24)	(40)	(29)	446	104	(820)	(232)
Profit	1 674	210	989	1 054	220	171	119	(107)	94	33	38	32	(791)	373	2 343	1 766

For the six month period ended 30 June (balance sheet comparatives at 31 December 2008) Million US dollar, except volume (million hls)	North America		Latin America North		Latin America South		Western Europe		Central and Eastern Europe		Asia Pacific		Global export and holding companies		Consolidated
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008

EBITDA margin (normalized) in %	39.9%	35.8%	46.3%	44.8%	46.6%	43.2%	22.9%	17.3%	23.8%	16.2%	19.1%	20.6%	-	-	36.1%	32.2%

Segment assets	71 815	69 633	14 240	12 052	3 754	3 841	6 301	6 169	3 736	3 804	4 501	5 344	7 181	8 210	111 528	109 053
Intersegment elimination	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2 473)	(1 308)
Non-segmented assets	-	-	-	-	-	-	-	-	-	-	-	-	-	-	8 644	5 415
Total assets															117 699	113 160

Segment liabilities	6 331	6 075	2 663	2 470	942	763	2 756	2 577	937	722	1 357	1 108	2 060	1 389	17 046	15 104
Intersegment elimination	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(2 473)	(1 308)
Non-segmented liabilities	-	-	-	-	-	-	-	-	-	-	-	-	-	-	103 126	99 364
Total liabilities															117 699	113 160

6.	ACQUISITIONS AND DISPOSALS OF SUBSIDIARIES

The table below summarizes the impact of the acquisitions and disposals on the financial position of AB InBev:

For the six month period ended 30 June Million US dollar	2009 Acquisitions	2009 Disposals	2008 Acquisitions	2008 Disposals
Non-current assets
Property, plant and equipment	15	-	-	-
Intangible assets	12	-	9	-
Deferred tax assets	-	(1)	-	-

Current assets
Investment in associates	(12)	-	-	-
Inventories	4	(1)	-	-
Trade and other receivables	4	-	-	-
Cash and cash equivalents	6	(5)	-	-
Assets held for sale	-	(42)	-	-

Non-current liabilities
Interest-bearing loans and borrowings	(2)	-	-	-
Employee benefits	(1)	-
Trade and other payables	-	-	-	-
Provisions	(1)	-	-	-
Deferred tax liabilities	(1)	-	-	-

Current liabilities
Interest-bearing loans and borrowings	-	4	-	-
Income tax payable	(2)	-	-	-
Trade and other payables	(12)	3	-	-
Liabilities held for sale	-	42	-	-

Net identifiable assets and liabilities	10	-	9	-

Loss/(gain) on disposal	-	(1)	-	-
Goodwill on acquisition	17	-	67	-
Net cash received from last years’ disposal	-	-	-	(6)
Net cash paid from last years’ acquisition	508	-	-	-

Consideration paid/(received), satisfied in cash	535	(1)	76	(6)
Cash (acquired)/disposed of	(6)	5	-	-

Net cash outflow/(inflow)	529	4	76	(6)

The following main transactions took place in the first half of 2009:

•

In March 2009, the company acquired Corporacion Boliviano de Bebidas for a total cash consideration of 27m US dollar. The amounts recognized at the acquisition date for each class of the company’s assets and liabilities are included in the column ‘2009 Acquisitions’ of the above table. Costs directly attributable to the acquisition were less than 1m US dollar. Goodwill recognized on this transaction amounts to 9m US dollar.

•

The company also acquired local distributors. As these distributors are immediately integrated in the AB InBev operations, no separate reporting is maintained on their contributions to the AB InBev profit. Goodwill recognized on these transactions amounted to 8m US dollar.

•

Net cash paid from last year’s acquisition of 508m US dollar mainly reflects the settlement of the outstanding consideration payable to former Anheuser-Busch shareholders who had not yet claimed the proceeds as at 2008 year end, as well as the settlement of transaction costs related to the Anheuser-Busch acquisition. The company is still in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed in compliance with IFRS 3. The completion of this purchase price allocation will be finalized by November 2009 and may result in further adjustment to the carrying value of Anheuser-Busch’s recorded assets and liabilities and the determination of any residual amount that will be allocated to goodwill.

•

The sale of our integrated distribution network in France (CafeIn) was closed in the first half of 2009. The amounts derecognized at the selling date for each class of their assets and liabilities represent the main movements in the column ‘2009 Disposals’ of the above table.

7.	EXCEPTIONAL ITEMS

IAS 1 Presentation of financial statements requires material items of income and expense to be disclosed separately. Exceptional items are items, which in management’s judgment, need to be disclosed by virtue of their size or incidence in order for the user to obtain a proper understanding of the financial information. The company considers these items to be of significance in nature, and accordingly, management has excluded these from their segment measure of performance as noted in note 5 Segment Reporting.

The exceptional items included in the income statement are as follows:

For the six month period ended 30 June Million US dollar	2009	2008
Restructuring (including impairment losses)	(140)	(48)
Business and asset disposal	47	(6)

The exceptional restructuring charges for the six-months ended 30 June 2009 total 140m US dollar. The charges are primarily related to the Anheuser-Busch integration, organizational alignments and outsourcing activities in Western Europe and Asia Pacific. These changes aim to eliminate overlap or duplicated processes and activities across functions and zones. These one time expenses as a result of the series of decisions will provide us with a lower cost base besides a stronger focus on AB InBev’s core activities, quicker decision-making and improvements to efficiency, service and quality.

The 2009 business and asset disposals of 47m US dollar mainly represent the sale of assets of InBev USA LLC (also doing business under the name Labatt USA) to an affiliate of KPS Capital Partners, LP.

The 2008 exceptional restructuring charges of 48m US dollar are mainly the result of organizational alignments and outsourcing of activities in Western Europe.

All the above amounts are before income taxes. The 2009 exceptional items as at 30 June increased income taxes by 6m US dollar, whereas the 2008 exceptional items as at 30 June decreased income taxes by (13)m US dollar.

8.	FINANCE COST AND INCOME

RECOGNIZED IN PROFIT OR LOSS

FINANCE COSTS

For the six month period ended 30 June Million US dollar	2009	2008
Interest expense	(1 785)	(498)
Capitalization of borrowing cost	1	-
Accretion expense	(208)	(10)
Losses on hedging instruments that are not part of a hedge accounting relationship	(113)	(21)
Losses from hedge ineffectiveness	(67)	-
Taxes on financial transactions	(11)	(18)
Net foreign exchange losses	-	(58)
Other financial costs, including bank fees	(56)	(26)
	(2 239)	(631)

The increase of the finance costs is mainly explained by the interest charges on the existing Anheuser-Busch debt, the interest charges on the senior facilities to fund the acquisition and the amortization of the arrangement fees paid on the senior facilities. The accretion expense is related to the amortization of the arrangement fees on the senior facility and the amortization of the purchase price allocation on the Anheuser-Busch debt at the acquisition date.

The losses on hedging instruments not part of a hedge accounting relationship are related to the fair value adjustments through profit and loss on the freestanding swaps linked with the US Private Placement and to the recognition of the interest differential in the profit and loss on foreign exchange forwards.

The losses from hedge ineffectiveness are related to commodity hedges in AmBev Brazil and Anheuser-Busch.

FINANCE INCOME

For the six month period ended 30 June Million US dollar	2009	2008
Interest income	53	58
Gains on hedging instruments that are not part of a hedge accounting relationship	108	47
Gains on non-derivative financial instruments at fair value through profit or loss	-	1
Net foreign exchange gains	73	-
Other financial income	12	12
	246	118

The increase of the net foreign exchange gains is mainly explained by the realized and unrealized foreign exchange gains on the US dollar assets in the parent companies, following the bond issues in euro, CHF and GBP which were immediately converted to US dollar. These US dollar assets are held temporarily on third party bank accounts and used for repayments on the senior facilities.

9.	INCOME TAXES

Income taxes recognized in the income statement can be detailed as follows:

For the six month period ended 30 June Million US dollar	2009	2008
Current tax expense	(1 004)	(353)
Deferred tax (expense)/income	184	121
Total income tax expense in the income statement	(820)	(232)

The reconciliation of the aggregated weighted nominal tax rate with the effective tax rate can be summarized as follows:

For the six month period ended 30 June Million US dollar	2009	2008
Profit before tax	3 163	1 998
Deduct share of result of associates	(228)	(3)
Profit before tax and before share of result of associates	2 935	1 995

Adjustments on taxable basis
Non-deductible impairment of goodwill and intangible assets	1	3
Expenses not deductible for tax purposes	332	163
Taxable intercompany dividends	9	-
Non-taxable financial and other income	(186)	(64)
	3 091	2 097

Aggregated weighted nominal tax rate	35.4%	32.1%
Tax at aggregated weighted nominal tax rate	(1 094)	(673)
Adjustments on tax expense
Utilization of tax losses not previously recognized	7	135
Write-down of deferred tax assets on tax losses and current year losses for which no deferred tax asset is recognized	(124)	(26)
Over/(under) provided in prior years	31	1
Tax savings from tax credits	333	328
Tax savings from special tax status	80	73
Change in tax rate	(1)
Withholding taxes	(39)	(46)
Other tax adjustments	(13)	(24)
	(820)	(232)

Effective tax rate	27.9%	11.6%

The aggregated weighted nominal tax rate increased from 32.1% in the first half of 2008 to 35.4% in the first half of 2009 mainly due to the results of Anheuser-Busch which are taxed at a marginal tax rate of approximately 40%. Furthermore, the non deductible expenses increased from 163m US dollar in 2008 to 332m US dollar in 2009. The increase in expenses not deductible for tax purposes is mainly related to non deductible interest expenses and foreign exchange losses on intra-group borrowings.

The total income tax expense amounts to 820m US dollar in the first half of 2009 or 27.9% of the profit before taxes and share of result of associates, compared to 232m US dollar in 2008, or 11.6%. This increase is primarily linked to the results of

Anheuser-Busch which are taxed at a marginal rate of 40% and higher realized profits in AmBev Brazil which are taxed at a marginal tax rate of 34%. Furthermore, the company continues to benefit at the AmBev level from the impact of interest on equity payments and tax deductible goodwill from the merger between InBev Holding Brazil and AmBev in July 2005 and the acquisition of Quinsa in August 2006.

Income taxes were directly recognized in equity as follows:

For the six month period ended 30 June	2009			2008
Million US dollar	Before tax	Tax (charge) credit	After tax	Before tax	Tax (charge) credit	After tax
Exchange differences on translation of foreign operations (gains/(losses))	1 465	-	1 465	891	-	891
Cash flow hedges	701	(143)	558	(2)	1	(1)
Actuarial gains/(losses)	(3)	1	(2)	-	-	-
Other comprehensive income	2 163	(142)	2 021	889	1	890

10.	PROPERTY, PLANT AND EQUIPMENT

As at	30 June 2009					31 December 2008
Million US dollar	Land and buildings	Plant and equipment	Fixtures and fittings	Under construction	Total	Total
Acquisition cost
Balance at end of previous year	9 025	17 122	3 547	1 201	30 895	21 830
Effect of movements in foreign exchange	226	696	160	26	1 108	(3 521)
Acquisitions	18	156	62	361	597	2 380
Acquisitions through business combinations	10	4	1	-	15	11 143
Disposals	(19)	(179)	(152)	(1)	(351)	(656)
Disposals through the sale of subsidiaries	-	-	(1)	-	(1)	(3)
Transfer to other asset categories	(52)	102	(312)	(715)	(977)	(301)
Other movements	-	3	1	10	14	23
Balance at end of period	9 208	17 904	3 306	882	31 300	30 895

Depreciation and impairment losses
Balance at end of previous year	(1 852)	(7 254)	(2 115)	-	(11 221)	(12 071)
Effect of movements in foreign exchange	(104)	(447)	(110)	-	(661)	1 896
Disposals	10	147	136	-	293	529
Disposals through the sale of subsidiaries	-	-	1	-	1	-
Depreciation	(212)	(823)	(174)	-	(1 209)	(1 677)
Impairment losses	-	(29)	(2)	-	(31)	(76)
Transfer to other asset categories	116	404	(56)	-	464	203
Other movements	-	-	1	-	1	(25)
Balance at end of period	(2 042)	(8 002)	(2 319)	-	(12 363)	(11 221)

Carrying amount at 31 December 2008	7 173	9 868	1 432	1 201	19 674	19 674
at 30 June 2009	7 166	9 902	987	882	18 937	-

The transfer to other asset categories mainly relates to the separate presentation in the statement of financial position of property, plant and equipment held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations.

11.	GOODWILL

As at Million US dollar	30 June 2009	31 December 2008
Acquisition cost
Balance at end of previous year	49 563	20 365
Effect of movements in foreign exchange	1 598	(3 823)
Acquisitions through business combinations	17	32 320
Transfer to assets held for sale	(780)	-
Purchases of minority interests	-	708
Other movements	-	(7)
Balance at end of period	50 398	49 563

Impairment losses
Balance at end of previous year	(7)	-
Impairment losses	-	(7)
Balance at end of period	(7)	(7)

Carrying amount at 31 December 2008	49 556	49 556
at 30 June 2009	50 391	-

The business combinations that took place during the first 6 months of 2009 are the acquisition of several local businesses throughout the world – see note 6 Acquisitions and disposals of subsidiaries. These transactions resulted in recognition of goodwill of 17m US dollar.

With designation of certain businesses as assets held for sale, 780m US dollar in goodwill was transferred to the Assets held for sale caption of the statement of financial position.

The business combinations that took place during 2008 reflect primarily the Anheuser-Busch acquisition resulting in the recognition of goodwill of 32 235m US dollar. The other business combinations that took place during 2008 are the acquisitions of several local distributors throughout the world resulting in recognition of goodwill of 85m US dollar.

As a result of a share buy-back program of AmBev shares during 2008, AB InBev increased its interest percentage in AmBev from 61.01% to 61.75%. Other purchases of minority interests relate to the buy out of AB InBev Shiliang (Zhejiang) Brewery and to the closing of AmBev’s tender offer for Quinsa shares resulting in an increase of AmBev’s economic interest in Quinsa to 99.83%. The increase of goodwill by 708m US dollar stems from these transactions for which the total cash consideration amounted to 853m US dollar. As the related subsidiaries were already fully consolidated, the purchases did not impact AB InBev’s profit, but reduced the minority interests and thus impacted the profit attributable to equity holders of AB InBev. AmBev did not perform any share buy-backs during the first half of 2009.

AB InBev’s annual goodwill impairment testing is performed during the fourth quarter of the year.

12.	INTANGIBLE ASSETS

As at	30 June 2009					31 December 2008
Million US dollar	Brands	Supply and distribution rights	Software	Other	Total	Total
Acquisition cost
Balance at end of previous year	22 267	1 226	720	153	24 366	2 485
Effect of movements in foreign exchange	(31)	13	32	(1)	13	(184)
Acquisitions through business combinations	12	-	-	-	12	21 875
Acquisitions and expenditures	-	40	36	1	77	238
Disposals	-	(5)	(1)	-	(6)	(68)
Transfer to other asset categories	-	2	24	29	55	26
Other movements	-	1	-	-	1	(6)
Balance at end of period	22 248	1 277	811	182	24 518	24 366
Amortization and impairment losses

Balance at end of previous year	-	(360)	(301)	(32)	(693)	(645)
Effect of movements in foreign exchange	-	(4)	(23)	-	(27)	66
Amortization	-	(39)	(76)	(6)	(121)	(159)
Disposals	-	4	-	-	4	22
Transfer to other asset categories	-	13	(2)	2	13	14
Other movements	-	-	-	-	-	9
Balance at end of period	-	(386)	(402)	(36)	(824)	(693)

Carrying value at 31 December 2008	22 267	866	419	121	23 673	23 673
at 30 June 2009	22 248	891	409	146	23 694	-

AB InBev is the owner of some of the world’s most valuable brands in the beer industry. As a result, certain brands and distribution rights are expected to generate positive cash flows for as long as the company owns the brands and distribution rights. Given AB InBev’s more than 600-year history, certain brands and their distribution rights have been assigned indefinite lives.

In April 2009, the company acquired the Budweiser distribution rights in Paraguay for an amount of 24m US dollar. These rights have been assigned an indefinite useful life.

Intangible assets with indefinite useful lives are comprised primarily of brands and certain distribution rights that AB InBev buys back for its own products, and are tested for impairment during the fourth quarter of the year. As of 30 June 2009, the carrying amount of the intangible assets amounted to 23 694m US dollar (31 December 2008: 23 673m US dollar) of which 22 806m US dollar was assigned an indefinite useful life (31 December 2008: 22 791m US dollar) and 888m US dollar a finite life (31 December 2008: 882m US dollar).

13.	CASH AND CASH EQUIVALENTS

As at Million US dollar	30 June 2009	31 December 2008
Short term bank deposits	4 453	1 010
Current bank accounts	1 868	1 912
Cash	18	14
Cash and cash equivalents	6 339	2 936

Bank overdrafts	(150)	(765)
	6 189	2 171

The cash outstanding per 30 June 2009 includes restricted cash for an amount of 96m US dollar. This restricted cash mainly reflects the outstanding consideration payable to former Anheuser-Busch shareholders who had not yet claimed the proceeds. The related payable is recognized as a deferred consideration on acquisitions.

14.	ASSETS AND LIABILITIES HELD FOR SALE

As at Million US dollar	30 June 2009	31 December 2008
Assets held for sale	1 811	51
Liabilities held for sale	246	-
	1 565	51

The increase of assets and liabilities held for sale as at 30 June 2009 mainly results from the reclassification of the identifiable assets and liabilities of our Korean affiliate and four metal beverage can and lid manufacturing plants from AB InBev’s US metal packaging subsidiary, in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. The disposal of these assets is expected to occur in 2009. No gain and loss with respect to these assets is recognized in the first six months of 2009. The total amount of other comprehensive income accumulated in equity relating to these assets held for sale amounts to (97)m US dollar as at 30 June 2009.

Assets held for sale at 31 December 2008 include 51m US dollar land and buildings, mainly in Brazil and in the US.

15.	CHANGES IN EQUITY AND EARNINGS PER SHARE

STATEMENT OF CAPITAL

The tables below summarize the changes in issued capital and treasury shares during the first six months of 2009:

ISSUED CAPITAL	Million US dollar	Million shares
At the end of the previous year	1 730	1 602
Changes during the period	1	1

	1 731	1 603

TREASURY SHARES	Million US dollar	Million shares
At the end of the previous year	997	20.6
Changes during the period	(32)	(0.7)

	965	19.9

DIVIDENDS

A dividend of 0.28 euro per share that relates to the period ended 31 December 2008 and that amounts to 659m US dollar was declared in April 2009 (2008: 2 012m US dollar).

EARNINGS PER SHARE

The calculation of basic earnings per share is based on the profit attributable to equity holders of AB InBev of 1 787m US dollar (1 207m US dollar for the first six months of 2008) and a weighted average number of ordinary shares outstanding for the first six months, calculated as follows:

Million shares	30 June 2009	30 June 2008 restated[1]
Issued ordinary shares at 1 January, net of treasury shares	1 582	969
Effect of shares issued / share buy-back programs	-	(9)
Weighted average number of ordinary shares at 30 June	1 582	960

The calculation of diluted earnings per share is based on the profit attributable to equity holders of AB InBev of 1 787m US dollar (1 207m US dollar for the first six months of 2008) and a weighted average number of ordinary shares (diluted) outstanding for the first six months, calculated as follows:

Million shares	30 June 2009	30 June 2008 restated[1]
Weighted average number of ordinary shares at 30 June	1 582	960
Effect of share options and warrants	8	3
Weighted average number of ordinary shares (diluted) at 30 June	1 590	963

1 In accordance with IAS33, historical data per share have been adjusted by an adjustment ratio of 0.6252 following the capital increase in December 2008.

The calculation of earnings per share before exceptional items is based on the profit before exceptional items, attributable to equity holders of AB InBev, calculated as follows:

Million US dollar	30 June 2009	30 June 2008
Profit attributable to equity holders of AB InBev	1 787	1 207
Exceptional items, after taxes, attributable to equity holders of AB InBev	131	40
Profit before exceptional items, attributable to equity holders of AB InBev	1 918	1 247

The table below sets out our EPS calculation:

As at Million US dollar	30 June 2009	30 June 2008 restated[1]
Profit attributable to equity holders of AB InBev	1 787	1 207
Weighted average number of ordinary shares	1 582	960
Basic EPS	1.13	1.26

Profit before exceptional items, attributable to equity holders of AB InBev	1 918	1 247
Weighted average number of ordinary shares	1 582	960
EPS before exceptional items	1.21	1.30

Profit attributable to equity holders of AB InBev	1 787	1 207
Weighted average number of ordinary shares (diluted)	1 590	963
Diluted EPS	1.12	1.25

Profit before exceptional items, attributable to equity holders of AB InBev	1 918	1 247
Weighted average number of ordinary shares (diluted)	1 590	963
Diluted EPS before exceptional items	1.21	1.29

The average market value of the company’s shares for purposes of calculating the dilutive effect of share options was based on quoted market prices for the period that the options were outstanding. 12m share options were anti-dilutive and not included in the calculation of the dilutive effect.

16.	INTEREST-BEARING LOANS AND BORROWINGS

NON-CURRENT LIABILITIES Million US dollar	30 June 2009	31 December 2008
Secured bank loans	100	57
Unsecured bank loans	33 734	39 830
Unsecured bond issues	21 573	7 912
Secured other loans	6	7
Unsecured other loans	204	170
Finance lease liabilities	46	49
	55 663	48 025

CURRENT LIABILITIES Million US dollar	30 June 2009	31 December 2008
Secured bank loans	218	50
Unsecured bank loans	2 599	10 723
Unsecured bond issues	1 054	520
Unsecured other loans	4	4
Finance lease liabilities	5	4
	3 880	11 301

The current and non-current interest-bearing loans and borrowings amount to 59 543m US dollar at June 2009, compared to 59 326m US dollar at year end 2008.

AB InBev’s net debt decreased to 53 136m US dollar as of June 2009, from 56 661m US dollar as of December 2008. Net debt is defined as non-current and current interest-bearing loans and borrowings and bank overdrafts minus debt securities and cash. Net debt is a financial performance indicator that is used by our management to highlight changes in the company’s overall liquidity position. The company believes that net debt is meaningful for investors as it is one of the primary measures management uses when evaluating progress towards deleveraging.

The following table provides a reconciliation of our net debt as of the dates indicated:

As at Million US dollar	30 June 2009	31 December 2008
Non-current interest bearing loans and borrowings	55 663	48 025
Current interest bearing loans and borrowings	3 880	11 301
	59 543	59 326

Bank overdrafts	150	765
Cash and cash equivalents	(6 339)	(2 936)
Interest bearing loans granted (included within Trade and other receivables)	(91)	(97)
Debt securities (included within Investment securities)	(127)	(397)
Net debt	53 136	56 661

Apart from operating results net of capital expenditures, the net debt is impacted by dividend payments to shareholders of AB InBev (559m US dollar); dividend payments to minority shareholders of AmBev (94m US dollar); the payment to former shareholders of Anheuser-Busch and transaction costs (508m US dollar); the net proceeds from the sale of Tsingtao (901m US dollar) and the impact of changes in foreign exchange rates (640m US dollar).

To finance the acquisition of Anheuser-Busch, we entered into a 45 billion US dollar senior debt facilities agreement and a 9.8 billion US dollar bridge facility agreement, enabling us to consummate the acquisition, including the payment of 52.5 billion US dollar to shareholders of Anheuser-Busch, refinancing certain Anheuser-Busch indebtedness, payment of all transaction charges, fees and expenses and accrued but unpaid interest to be paid on Anheuser-Busch’s outstanding indebtedness, which together amounted to approximately 54.8 billion US dollar.

On 18 December 2008, we repaid the debt we had incurred under the bridge facility with the net proceeds of the rights offering and cash proceeds we received from pre-hedging the foreign exchange rate between the euro and the US dollar in connection with the rights offering.

As of 30 June 2009, the amounts outstanding under our 45 billion US dollar senior debt facilities (of which 44 billion US dollar was ultimately drawn) entered into in connection with the Anheuser-Busch acquisition had been reduced to 31.4 billion US dollar. AB InBev refinanced the debt incurred under the senior facility with cash generated from its operations, with the proceeds of disposals and with the proceeds of the following debt capital market offerings:

•

On 12 January 2009, we issued three series of notes in an aggregate principal amount of 5.0 billion US dollar, consisting of 1.25 billion US dollar aggregate principal amount of notes due 2014, 2.5 billion US dollar aggregate principal amount of notes due 2019 and 1.25 billion US dollar aggregate principal amount of notes due 2039 bearing interest at a rate of 7.20%, 7.75% and 8.20%, respectively. The net proceeds from the January Notes offering were used to repay 5.0 billion US dollar of the senior facility.

•

In the first half of 2009, we completed the issuance of eight series of notes, consisting of 750m euro aggregate principal amount of notes due 2013, 750m euro aggregate principal amount of notes due 2014, 600m euro aggregate principal amount of notes due 2017, 550m Pound sterling aggregate principal amount of notes due 2024, 600m Swiss franc aggregate principal amount notes due 2014, 250m euro aggregate principal amount of notes due June 2015 and 750m Pound sterling aggregate principal amount of notes due June 2017 bearing interest at a rate of 7.375%, 6.57%, 8.625%, 9.75%, 4.5%, 5.75% and 6.5%, respectively and a note consisting of 50m euro aggregate principal amount of notes due 2014 and bearing interest at a floating rate of 3 month EURIBOR plus 3.90%. The net proceeds from the notes were used to repay approximately 2.5 billion US dollar of the senior facility and approximately 1.1 billion US dollar of other short term indebtedness.

•

On 14 May 2009, we issued three series of notes in an aggregate principal amount of 3.0 billion US dollar , consisting of 1.55 billion US dollar aggregate principal amount of notes due 2014, 1.0 billion US dollar aggregate principal amount of notes due 2019 and 0.450 billion US dollar aggregate principal amount of notes due 2039 bearing interest at a rate of 5.375%, 6.875% and 8.0%, respectively. The net proceeds from the May Notes offering were used to repay approximately 3 billion of the senior facility.

As of 30 June 2009, our outstanding debt had the following maturity dates:

TERMS AND DEBT REPAYMENT SCHEDULE 30 JUNE 2009 Million US dollar	Total	1 year or less	1-2 years	2-3 years	3-5 years	More than 5 years
Secured bank loans	318	218	61	20	12	7
Unsecured bank loans	36 333	2 599	5 814	13 573	14 172	175
Unsecured bond issues	22 627	1 054	474	989	5 709	14 401
Secured other loans	6	-	-	-	6	-
Unsecured other loans	208	4	26	91	22	65
Finance lease liabilities	51	5	5	4	2	35

	59 543	3 880	6 380	14 677	19 923	14 683

17.	SHARE-BASED PAYMENTS

Different share option programs allow company senior management and members of the board of directors to acquire shares of AB InBev or AmBev. The fair value of these share-based payment compensations is estimated at grant date, using the binomial Hull model, modified to reflect the IFRS 2 Share-based Payments requirement that assumptions about forfeiture before the end of the vesting period cannot impact the fair value of the option.

The fair value of options granted is expensed over the vesting period. The options granted under the bonus plan and issued during the second quarter of 2009 cliff vest after 5 years. AB InBev issued a total of 0.4m of such options representing a fair value of approximately 5.9m US dollar. In addition 1.1m options were granted to members of the board of directors. These options gradually vest over a period of 3 years (one third on 1 January of 2011, one third on 1 January 2012 and one third on 1 January 2013) and represent a fair value of approximately 16.3m US dollar.

The company offered additional stock options to a small group of senior executives on 25 November 2008. AB InBev believes that the selected executives will help implement a successful integration of Anheuser-Busch Companies, Inc. and AB InBev, which will underpin AB InBev’s ability to quickly deleverage. The final number of options offered was 28.4m, with an estimated fair value of 233m US dollar.

The company also offered 5.9m options with a fair value of 53m US dollar following the approval of the AB InBev shareholders meeting and 5.0m options with a fair value of 47m US dollar to approximately 50 executives.

The weighted average fair value of the options and assumptions used in applying the AB InBev option pricing model for the 2009 grants are as follows:

	Six months ended	Year ended 31 December
Amounts in US dollar unless otherwise indicated[1]	30 June 2009	2008	2007
Fair value of options and warrants granted	13.33	38.17	31.15
Share price	25.36	90.58	77.59
Exercise price	18.25	86.62	72.53
Expected volatility	34%	24%	20%
Expected dividends	0.76%	0.16%	0.16%
Risk-free interest rate	3.49%	4.47%	4.47%

Since the acceptance period of the options is 2 months, the fair value was determined as the average of the fair values calculated on a weekly basis during the two months offer period.

Expected volatility is based on historical volatility calculated using 1 410 days of historical data. The binomial Hull model assumes that all employees would immediately exercise their options if the AB InBev share price is 2.5 times above the exercise price. As a result, no single expected option life applies.

The total number of outstanding options developed as follows:

	Six months ended	Year ended 31 December
Million options and warrants	30 June 2009	2008	2007
Options and warrants outstanding at 1 January	8.8	6.3	7.6
Options and warrants issued during the period	35.9	1.1	1.0
Options and warrants exercised during the period	(0.8)	(1.2)	(1.6)
Options and warrants forfeited during the period	(0.3)	(0.4)	(0.7)
Additional options and warrants granted as a result of the December 2008 rights issue	-	3.0	-
Options outstanding at end of period	43.6	8.8	6.3

As a consequence of the rights issue that took place in November 2008, the exercise price and the number of options were adjusted according to the ratio method proposed by Euronext-Liffe in order to compensate for the dilutive effect of the rights issue. The adjustment ratio is 0.6252. The adjusted exercise price of the subscription rights equals the original exercise price multiplied by the adjustment ratio. The adjusted number of subscription rights equals the original number of subscription rights divided by the adjustment ratio. As a result during the fourth quarter of 2008, 3.0m additional options were granted to employees in order to compensate for the dilutive effect of the rights issue.

The range of exercise prices of the outstanding options is between 10.29 US dollar and 82.42 US dollar while the weighted average remaining contractual life is 9.6 years.

Of the 43.6m outstanding options 3.9m options are vested at 30 June 2009.

The weighted average exercise price of the options is as follows:

	Six months ended	Year ended 31 December
Amounts in US dollar[1]	30 June 2009	2008	2007
Options and warrants outstanding at 1 January	34.42	46.50	35.48
Granted during the period (pre rights issue)	18.16	76.92	79.38
Granted during the period (adjustment factor)	-	32.87	-
Forfeited during the period	37.30	56.63	45.00
Exercised during the period	20.72	32.76	35.52
Outstanding at the end of the period	21.46	34.42	46.50
Exercisable at the end of the period	23.90	23.66	36.39

For share options exercised during 2009 the weighted average share price at the date of exercise was 30.72 US dollar.

Under an equivalent 5 year cliff vesting plan, AmBev has issued during the second quarter of 2009 0.5m options for which the fair value amounts to approximately 27m US dollar. The fair value of the options and assumptions used in applying a binomial option pricing model for the 2009 AmBev grant are as follows:

	Six months ended	Year ended 31 December
Amounts in US dollar unless otherwise indicated[1]	30 June 2009	2008	2007
Fair value of options granted	33.94	44.51	25.03
Share price	50.18	71.48	61.83
Exercise price	49.95	71.48	61.83
Expected volatility	48%	33%	26%
Risk-free interest rate	11.8%	12.50%	10.60%

As the AmBev options are dividend protected, the dividend yield used for the fair value calculation was 0%.

[1]	Amounts have been converted to US dollar at the closing rate of the respective period.

During the second half of 2007, AmBev performed a reverse stock split in the ratio of 100:1. Consequently the 2007 figures have been restated to consider the impact of this adjustment.

The total number of outstanding AmBev options developed as follows:

	Six months ended	Year ended 31 December
Million options	30 June 2009	2008	2007
Options outstanding at 1 January	2.8	2.2	2.4
Options issued during the period	0.5	0.8	0.8
Options exercised during the period	-	(0.1)	(0.6)
Options forfeited during the period	(0.2)	(0.1)	(0.4)
Options outstanding at end of period	3.1	2.8	2.2

The range of exercise prices of the outstanding options is between 27.43 US dollar and 66.70 US dollar while the weighted average remaining contractual life is 3.1 years.

Of the 3.1m outstanding options 0.5m options are vested at 30 June 2009.

The weighted average exercise price of the options is as follows:

	Six months ended	Year ended 31 December
Amounts in US dollar	June 2009	2008	2007
Options outstanding at 1 January	50.02	49.21	30.54
Granted during the period	50.18	57.42	61.45
Forfeited during the period	50.20	33.69	32.22
Exercised during the period	29.58	40.62	35.95
Outstanding at the end of the period	50.34	42.07	49.21
Exercisable at the end of the period	29.62	23.62	28.60

During the fourth quarter of 2008, a limited number of AmBev shareholders who are part of the senior management of AB InBev were given the opportunity to exchange AmBev shares against a total of 0.9m AB InBev shares (2007: 1.8m – 2006: 1.5m) at a discount of 16.7% provided that they stay in service for another five years. The fair value of this transaction amounts to approximately 11m US dollar (2007: 25m US dollar – 2006: 13m US dollar) and is expensed over the five years service period. The fair values of the AmBev and AB InBev shares were determined based on the market price. 19m US dollar of cost was reported in the first half of 2009 related to the acceleration of the vesting of the AmBev share swap for selected employees.

Since 2005, variable compensation granted to company employees and management is partially settled in shares.

The above described share-based payment transactions resulted in a total expense of 97m US dollar for the first six months 2009, 62m US dollar for the year 2008 and 72m US dollar for the year 2007.

18.	RISKS ARISING FROM FINANCIAL INSTRUMENTS

Changes in market conditions that give rise to market risk include changes in interest rates, commodity prices and foreign exchange rates. At 30 June 2009, no material changes are warranted to our disclosures made in note 30 Risks arising from financial instruments of our 31 December 2008 annual financial statements, except for the foreign exchange swaps which AB InBev entered into with the objective to hedge the conversion of the bonds proceeds, as detailed in note 16 Interest-bearing loans and borrowings, to US dollar.

LIQUIDITY RISK

The following are the contractual maturities of non-derivative financial liabilities including interest payments and derivative financial assets and liabilities:

	30 June 2009
Million US dollar	Carrying amount	Contrac- tual cash flows	Less than 1 year	1-2 years	2-3 years	3-5 years	More than 5 years
Non-derivative financial liabilities
Secured bank loans	318	(357)	(236)	(68)	(25)	(19)	(9)
Unsecured bank loans	36 333	(40 805)	(3 768)	(7 023)	(14 431)	(15 376)	(207)
Unsecured bond issues	22 627	(42 229)	(2 704)	(2 099)	(2 470)	(8 385)	(26 571)
Secured other loans	6	(9)	(1)	(1)	(1)	(6)	-
Unsecured other loans	208	(220)	(7)	(33)	(94)	(24)	(62)
Finance lease liabilities	51	(128)	(6)	(12)	(7)	(6)	(97)
Bank overdraft	150	(150)	(150)	-	-	-	-
Trade & other payables	9 126	(9 147)	(8 649)	(376)	(24)	(7)	(91)
	68 819	(93 045)	(15 521)	(9 612)	(17 052)	(23 823)	(27 037)
Derivative financial liabilities
Interest rate derivatives	2 127	(2 242)	(857)	(829)	(652)	102	(6)
Foreign exchange derivatives	(230)	217	(14)	164	67	-	-
Interest rate and foreign exchange derivatives	266	(576)	(14)	(60)	(181)	(218)	(103)
Commodity derivatives	71	(73)	(99)	26	-	-	-
Other derivatives	(1)	-	-	-	-	-	-
	2 233	(2 674)	(984)	(699)	(766)	(116)	(109)
Of which: directly related to cash flow hedges	1 456	(1 475)	(703)	(461)	(412)	101	-

19.	CONTINGENCIES

Certain subsidiaries of AmBev have received tax assessments totaling 4 804m Brazilian real including accrued interest and penalties, related to corporate Brazilian taxation of income generated outside Brazil. In 2005 and 2008, AmBev was officially notified of administrative Lower Court decisions, recognizing that a substantial portion of the amount of the tax assessment mentioned above was incorrect. These decisions, of which some were appealed, reduced the amount of such tax assessments to 2 098m Brazilian real (including interest and penalties). AmBev disputes the validity of these tax assessments and intends to vigorously defend its case. No provision has been recorded related to these tax assessments.

Certain holders of warrants issued by AmBev in 1996 for exercise in 2003 proposed lawsuits to subscribe correspondent shares for an amount lower than AmBev considers as established upon the warrant issuance. In case AmBev loses the totality of these lawsuits, the issuance of 5 536 919 preferred shares and 1 376 344 common shares would be necessary. AmBev would receive in counterpart funds that are materially lower than the current market value. This could result in a dilution of about 1% to all AmBev shareholders. Furthermore, the holders of these warrants claim to receive the dividends relative to these shares since 2003 (approximately 130m real excluding legal fees). AmBev disputes these claims and intends to vigorously defend its case.

AmBev, together with other Brazilian brewers, is party to a lawsuit whereby the Federal Public Prosecutor’s office: (i) claims collective damages of approximately 2.8b Brazilian real (out of which 2.1b Brazilian real allocated to AmBev); and (ii) requests that the defendants are ordered to allocate to treatment of the harms caused by alcohol the same amounts invested in advertisement in the future. Plaintiff argues that advertising campaigns of defendants increase total consumption of alcohol and, as a result, public health and social security costs, traffic accidents, criminality and underage consumption. AmBev believes that the claim is without merit, will vigorously defend this litigation and has classified the chances of loss as being remote, in accordance with IFRS.

Shortly after the above lawsuit was filed, a consumer-protection association applied to be admitted as a joint-plaintiff. The association has made further requests in addition to the ones made by Public Prosecutor. They include: (i) claim for “collective moral damages” in an amount to be ascertained by the court; however, it suggests that it should be equal to the initial request of 2.8b Brazilian real (therefore, it doubles the initial amount involved); (ii) destination of the amounts to specific public accounts; (iii) obligation to defendants to give full publicity of the future court decision; (iv) as a subsidiary claim, direct indemnification to public entities in charge of public health system and social security; (v) interest and monetary adjustment on amounts due; (vi) defendants to pay court and attorney fees; (vii) burden of proof to lie on defendants; and (viii) exemption of court fees to the association. The court has admitted the association as joint—plaintiff and has agreed to hear the new claims. Process has not been served so far. AmBev intends to vigorously defend this litigation.

On 16 October 2008, Grupo Modelo, Diblo S.A. de C.V. and the Grupo Modelo series A shareholders filed a notice of arbitration, under the arbitration rules of the United Nations Commission on International Trade Law, against Anheuser-Busch, Anheuser-Busch International Inc. and Anheuser-Busch International Holdings Inc (‘ABIH’). The notice of arbitration claimed the transaction between Anheuser-Busch and InBev violated provisions of the 1993 investment agreement, governed by the law of the United Mexican States, between the Anheuser-Busch entities, Grupo Modelo, Diblo and the series A shareholders. The arbitration will take place in New York City in the State of New York in the United States. It seeks post-closing relief, including (i) a declaration that Anheuser-Busch breached the 1993 investment agreement, (ii) rescission of certain continuing rights and obligations under the 1993 investment agreement, (iii) a permanent injunction against Anheuser-Busch or its successors from exercising governance rights under the 1993 investment agreement, (iv) suspension of Anheuser-Busch’s right to exercise a right of first refusal to purchase the stock of Grupo Modelo held by the series A shareholders, (v) “rectification” of the 1993 investment agreement to add additional restrictions on the Anheuser-Busch entities and (vi) money damages of up to 2.5b US dollar. The respondents believe that the claims are without merit because, among other things, there is no change of control clause in the investment agreement and no sale or transfer of the shares of Grupo Modelo and Diblo held by ABIH occurred. However, the relief sought by Grupo Modelo, Diblo and its series A shareholders in the arbitral proceeding or any other equitable or other relief they may seek may have an adverse effect on Anheuser-Busch or AB InBev. The final arbitration proceeding is scheduled for August 2009.

On 10 September 2008, an action brought under Section 7 of the Clayton Antitrust Act styled Ginsburg et al. v. InBev NV/SA et al., C.A. No. 08-1375, was filed against InBev NV/SA, Anheuser-Busch Companies, Inc. and Anheuser-Busch, Inc. in the United States District Court for the Eastern District of Missouri. The plaintiffs in the Ginsburg action allege that the merger between Anheuser-Busch and InBev will have certain anticompetitive effects and consequences on the beer industry and will create a monopoly in the production and sale of beer in the United States. The plaintiffs sought declaratory relief that the merger violates Section 7 of the Clayton Antitrust Act, injunctive relief to prevent consummation of the merger and fees and expenses. On 18 November 2008 plaintiffs’ request for injunctive relief was denied. On 3 August 2009 the Court granted defendants Motion to Dismiss plaintiffs claims with prejudice. On 4 August 2009 the Court entered judgment in favor of the defendants. Plaintiffs have 30 days from the entry of judgment to file an appeal. AB InBev will continue to vigorously defend against these claims.

On 22 July 2009, CADE, the Brazilian antitrust authority issued its ruling in Administrative Proceeding No. 08012.003805/2004-1. This proceeding was initiated in 2004 as a result of a complaint filed by Schincariol (a South American brewery and beverage maker based in Brazil) and has, as its main purpose, the investigation of our conduct in the market, in particular our customer loyalty program known as “Tô Contigo” and which is similar to airline frequent flyer and other mileage programs. During its investigation, the Secretariat of Economic Law of the Ministry of Justice (“SDE”) concluded that the program should be considered anticompetitive unless certain adjustments were made. These adjustments have already been substantially incorporated into the current version of the Program. The SDE opinion did not threaten any fines and recommended that the other accusations be dismissed. After the SDE opinion, the proceeding was sent to CADE, which issued a ruling that, among other things, imposed a fine in the amount of 352m Brazilian real. Based on the judgment transcription, we believe that the decision is not proper - including with regard to the amount of the penalty – and we intend to appeal in the administrative and judicial courts. According to our advisors’ analysis, a loss is possible (but not probable), and therefore we have not established a provision in our interim financial statements. We are also involved in other administrative proceedings before CADE and SDE, relating to the investigation of certain conduct, none of which we believe contravenes applicable competition rules and regulations.

20.	RELATED PARTIES

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE BOARD MANAGEMENT MEMBERS (KEY MANAGEMENT PERSONNEL)

In addition to short-term employee benefits (primarily salaries), AB InBev’s executive board management members are entitled to post-employment benefits. More particular, members of the executive board management participate in the pension plan of their respective country. Finally, key management personnel is eligible for the company’s share option and/or share swap program. Total directors and executive board management compensation included in the income statement can be detailed as follows:

	2009		2008
For the six month period ended 30 June Million US dollar	Directors	Executive board management	Directors	Executive board management
Short-term employee benefits	2	42	2	23
Post-employment benefits	-	1	-	2
Termination benefits	-	-	-	-
Share-based payments	1	30	1	13
	3	73	3	38

Directors’ compensation consists mainly of directors’ fees (tantièmes). Key management personnel was not engaged in any transaction with AB InBev and did not have any significant outstanding balances with the company, with the exception of a consultancy agreement entered into between AB InBev and Mr. Busch IV in connection with the merger and which will continue until 31 December 2013. Under the terms of the consultancy agreement Mr. Busch IV received a lump sum cash payment of 10.3m US dollar. During the consultancy period Mr. Busch IV will be paid a fee of approximately 120 000 US dollar per month and Mr. Busch IV will be provided with an appropriate office in St Louis, Missouri, administrative support and certain employee benefits that are materially similar to those provided to full-time salaried employees of Anheuser-Busch.

JOINTLY CONTROLLED ENTITIES

AB InBev reports its interest in jointly controlled entities using the line-by-line reporting format for proportionate consolidation. Significant interests in joint ventures include two distribution entities in Canada and three entities in Brazil. None of these joint ventures are material to the company. Aggregate amounts of AB InBev’s interest are as follows (for the six month period ended 30 June, except for balance sheet comparatives at 31 December):

Million US dollar	2009	2008
Non-current assets	72	68
Current assets	32	31
Non-current liabilities	91	85
Current liabilities	26	28
Result from operations	5	6
Profit attributable to equity holders	1	2

TRANSACTIONS WITH ASSOCIATES

AB InBev’s transactions with associates were as follows (for the six month period ended 30 June, except for balance sheet comparatives at 31 December):

Million US dollar	2009	2008
Revenue	28	8
Non-current assets	16	31
Current assets	13	14
Current liabilities	17	14

Revenue from associates primarily consists of sales to Grupo Modelo as well as other distributors in which AB InBev has a non-controlling interest.

21.	EVENTS AFTER THE BALANCE SHEET DATE

On 1 July 2009 AB InBev announced that it had entered into a definitive agreement with Ball Corporation, one of the world’s leading suppliers of metal and plastic packaging to the beverage and food industries, whereby Ball will acquire four metal beverage can and lid manufacturing plants from AB InBev’s US metal packaging subsidiary, Metal Container Corporation (MCC), for an aggregate purchase price of 577m US dollar in cash, approximately 7.5x 2008 EBITDA. As part of the transaction, Ball Corporation will enter into a long-term supply agreement to continue to supply AB InBev with metal beverage cans and lids from the divested plants. Ball has committed, as part of the acquisition agreement, to offer employment to each active employee of the plants.

On 1 July 2009, AB InBev announced that it has established a Level 1 American Depository Receipt (ADR) program in the US. Each ADR represents one ordinary share of AB InBev common stock and trades over-the-counter under the ticker symbol “AHBIY”. AB InBev ordinary shares continue to trade on Euronext Brussels under the symbol “ABI”.

On 22 July 2009, the Brazilian antitrust authority CADE issued its ruling in a 2004 complaint filed by Schincariol, imposing a 352m Brazilian real (180m US dollar) fine. The ruling was based on an investigation conducted by the Secretariat of Economic Law of the Ministry of Justice (“SDE”). SDE concluded that AmBev’s customer loyalty program should be considered anticompetitive unless certain adjustments were made, which have already been substantially incorporated into the program’s current version. The SDE opinion did not suggest any fines and recommended that accusations be dismissed. AmBev intends to appeal in the administrative and judicial courts.

On 24 July 2009 AB InBev announced that it completed the previously announced sale of its Korean subsidiary Oriental Brewery (“OB”) to an affiliate of Kohlberg Kravis Roberts & Co. L.P. (“KKR”) for 1.8b US dollar. Under the terms of the agreement, AB InBev will continue its relationship with OB through granting OB exclusive licenses to distribute certain brands in South Korea including Budweiser, Bud Ice and Hoegaarden and by having an ongoing interest in OB through an agreed earnout. In addition, AB InBev has the right but not the obligation to reacquire OB after five years at predetermined financial terms.

22.	SUPPLEMENTAL UNAUDITED GUARANTOR INTERIM FINANCIAL INFORMATION

On 13 October 2009, Anheuser-Busch InBev Worldwide Inc. issued (i) $1.50 billion principal amount of 3.000% unsecured notes due 2012, (ii) $1.25 billion principal amount of 4.125% unsecured notes due 2015, (iii) $2.25 billion principal amount of 5.375% unsecured notes due 2020 and (iv) $0.50 billion principal amounts of 6.375% unsecured notes due 2040 (collectively the “New Notes”). The New Notes are fully and unconditionally guaranteed by Anheuser-Busch InBev SA/NV (the “Parent Guarantor”). In addition, certain of the Parent Guarantor’s direct and indirect wholly-owned subsidiaries (the “Subsidiary Guarantors”), collectively the “Guarantors”, jointly and severally guarantee the Notes, subject to certain limitations.

The following condensed consolidating financial information presents the Unaudited Condensed Consolidating Interim Statement of Financial Position as of 30 June 2009, the Condensed Unaudited Consolidating Interim Income Statement and the Unaudited Condensed Consolidating Interim Statement of Cash Flows as for the six-month period ended 30 June 2009 and

2008 of (a) AB InBev SA/NV (the Parent Guarantor), (b) Anheuser-Busch Worldwide Inc. InBev (the Issuer), (c) the Subsidiary Guarantors, (d) the non-guarantor subsidiaries, (e) elimination entries necessary to consolidate the Parent with the issuer, the guarantor subsidiaries and the non-guarantor; and (e) the Company on a consolidated basis. Investments in consolidated subsidiaries are presented under the equity method of accounting. Separate financial statements and other disclosures with respect to the guarantor subsidiaries have not been provided as management believes the following information is sufficient, as the guarantor subsidiaries are 100% owned by the Parent and all guarantees are full and unconditional. Except as disclosed in Note 23 to our 31 December 2008 annual financial statements, there are no restrictions on the Company’s ability to obtain funds from any of its direct or indirect wholly owned subsidiaries through dividends, loans or advances as a result of the issuance of the New Notes.

Unaudited Condensed Consolidating Interim Income Statement

For the six month period ended 30 June 09 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
Revenue	-	-	9 051	9 346	(699)	17 698
Cost of sales	(1)	-	(4 729)	(4 359)	699	(8 390)
Gross profit	(1)	-	4 322	4 987	-	9 308
	-	-	-	-	-	-
Distribution expenses	-	-	(375)	(901)	-	(1 276)
Sales and marketing expenses	(30)	-	(1 012)	(1 229)	-	(2 271)
Administrative expenses	427	(475)	(434)	(608)	-	(1 090)
Other operating income/(expenses), net	(121)	-	191	187	-	257
Profit from operations	275	(475)	2 692	2 436	-	4 928

Net finance cost	(631)	(589)	(466)	(307)	-	(1 993)

Share of result of associates	-	-	(1)	229	-	228
Profit before tax	(356)	(1 064)	2 225	2 358	-	3 163

Income tax expense	50	386	(806)	(450)	-	(820)
Profit after tax	(306)	(678)	1 419	1 908	-	2 343

Income from subsidiaries	2 093	1 634	1 347	957	(6 031)	-
Profit	1 787	956	2 766	2 865	(6 031)	2 343

Attributable to:
Equity holders of AB InBev	1 787	956	2 766	2 309	(6 031)	1 787
Minority interests	-	-	-	556	-	556

Unaudited Condensed Consolidating Interim Income Statement

For the six month period ended 30 June 08 Million US dollar	AB InBev SA	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
Revenue	-	-	1 807	8 925	(169)	10 563
Cost of sales	(1)	-	(970)	(3 663)	169	(4 465)
Gross profit	(1)	-	837	5 262	-	6 098
	-	-	-	-	-	-
Distribution expenses	-	-	(212)	(1 084)	-	(1 296)
Sales and marketing expenses	(30)	-	(307)	(1 357)	-	(1 694)
Administrative expenses	(10)	-	(168)	(552)	-	(730)
Other operating income/(expenses), net	72	-	(47)	106	-	131
Profit from operations	31	-	103	2 375	-	2 509

Net finance cost	(26)	-	(76)	(411)	-	(513)

Share of result of associates	1	-	-	2	-	3
Profit before tax	6	-	27	1 966	-	1 999

Income tax expense	130	-	26	(388)	-	(232)
Profit after tax	136	-	53	1 578	-	1 767

Income from subsidiaries	1 072	-	1 015	-	(2 087)	-
Profit	1 208	-	1 068	1 578	(2 087)	1 767

Attributable to:
Equity holders of AB InBev	1 208	-	1 068	1 019	(2 087)	1 208
Minority interests	-	-	-	559	-	559

Unaudited Condensed Consolidating Interim Statement of Financial Position

As at 30 June 09 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
ASSETS
Non-current assets
Property, plant and equipment	87	-	10 443	8 407	-	18 937
Goodwill	-	-	33 441	16 950	-	50 391
Intangible assets	131	-	22 008	1 555	-	23 694
Investments in subsidiaries	50 267	54 211	24 667	27 364	(156 509)	-
Investments in associates	1	-	123	6 348	-	6 472
Other non-current assets	1 984	1	3 612	1 807	(4 629)	2 775
	52 470	54 212	94 294	62 431	(161 138)	102 269

Current assets
Inventories	-	-	1 111	1 491	-	2 602
Trade and other receivables	3 330	-	3 107	2 992	(5 096)	4 333
Cash and cash equivalents	115	96	6 248	(120)	-	6 339
Other current assets	-	-	79	2 077	-	2 156
	3 444	96	10 545	6 440	(5 096)	15 430
Total assets	55 915	54 308	104 839	68 871	(166 234)	117 699

EQUITY AND LIABILITIES
Equity
Equity attributable to equity holders of AB InBev	30 666	27 776	68 847	54 806	(156 509)	25 586
Minority interests	-	-	5	2 408	-	2 413
	30 666	27 776	68 852	57 214	(156 509)	27 999

Non-current liabilities
Interest-bearing loans and borrowings	20 197	25 244	10 355	4 496	(4 629)	55 663
Employee benefits	2	-	2 250	589	-	2 841
Deferred tax liabilities	-	-	11 150	758	-	11 908
Other non-current liabilities	214	-	1 764	1 208	-	3 186
	20 413	25 244	25 519	7 051	(4 629)	73 598

Current liabilities
Interest-bearing loans and borrowings	2 381	-	3 790	1 487	(3 778)	3 880
Trade and other payables	651	870	4 981	5 133	(1 318)	10 317
Other current liabilities	1 804	418	1 697	(2 014)	-	1 905
	4 836	1 288	10 468	4 606	(5 096)	16 102
Total equity and liabilities	55 915	54 308	104 839	68 871	(166 234)	117 699

Unaudited Condensed Consolidating Interim Statement of Cash Flows

For the six month period ended 30 June 09 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
OPERATING ACTIVITIES
Profit	1 787	956	2 766	2 865	(6 031)	2 343
Depreciation, amortization and impairment	28	-	643	748	-	1 419
Additions/(reversals) in provisions and employee benefits	31	-	(71)	61	-	21
Net finance cost	632	589	426	346	-	1 993
Income tax expense	(50)	(386)	806	450	-	820
Investment in subsidiary income	(2 093)	(1 634)	(1 347)	(957)	6 031	-
Other items	57	-	4	(255)	-	(194)
Cash flow from operating activities before changes in working capital and use of provisions	392	(475)	3 227	3 258	-	6 402
Increase/(decrease) in trade and other payables	142	475	262	187	(1 081)	(15)
Other working capital and provisions	(527)	-	(413)	(485)	1 116	(309)
Cash generated from operations	7	-	3 076	2 960	35	6 078
Interest paid, net	(200)	(306)	(174)	(279)	-	(959)
Dividends received	154	-	580	796	(1 530)	-
Income tax paid	25	-	77	(154)	-	(52)
Cash flow from operating activities	(14)	(306)	3 559	3 323	(1 495)	5 067

INVESTING ACTIVITIES
Acquisition of subsidiaries, net of cash acquired	(105)	(404)	(792)	(28)	800	(529)
Purchase of minority interests	-	-	-	-	-	-
Acquisition of property, plant and equipment and of intangible assets	(18)	-	(204)	(452)	-	(674)
Net proceeds/(acquisition) of other assets	(2 777)	-	(571)	(6)	4 714	1 360
Cash Flow from Investing Activities	(2 900)	(404)	(1 567)	(486)	5 514	157

FINANCING ACTIVITIES
Net proceeds from the issue of share capital	1	-	433	(162)	(239)	33
Net purchase of treasury shares	18	-	-	(18)	-	-
Proceeds from borrowings	9 192	-	5 545	1 653	(5 792)	10 598
Payments on borrowings	(7 002)	(495)	(2 588)	(1 945)	490	(11 540)
Cash net finance costs other than interests	(330)	-	420	40	-	130
Dividends paid	(621)	-	(326)	(1 230)	1 504	(673)
Cash flow from financing activities	1 258	(495)	3 484	(1 662)	(4 037)	(1 452)

Net increase/(decrease) in cash and cash equivalents	(1 656)	(1 205)	5 476	1 175	(18)	3 772

Cash and cash equivalents less bank overdrafts at beginning of year	-	398	271	1 502	-	2 171
Effect of exchange rate fluctuations	57	-	(39)	210	18	246
Cash and cash equivalents less bank overdrafts at end of year	(1 599)	(807)	5 708	2 887	-	6 189

Unaudited Condensed Consolidating Interim Statement of Cash Flows

For the six month period ended 30 June 08 Million US dollar	AB InBev SA/NV	AB InBev Worldwide Inc	Subsidiary Guarantors	Non- Guarantors	Eliminations	TOTAL
OPERATING ACTIVITIES
Profit	1 208	-	1 068	1 578	(2 087)	1 767
Depreciation, amortization and impairment	15	-	154	702	-	871
Additions/(reversals) in provisions and employee benefits	2	-	43	64	-	109
Net finance cost	25	-	71	417	-	513
Income tax expense	(130)	-	(26)	388	-	232
Investment in subsidiary income	(1 072)	-	(1 015)	-	2 087	-
Other items	24	-	(18)	17	-	23
Cash flow from operating activities before changes in working capital and use of provisions	72	-	277	3 166	-	3 515
Increase/(decrease) in trade and other payables	(92)	-	109	74	(193)	(102)
Other working capital and provisions	(139)	-	(199)	(463)	199	(602)
Cash generated from operations	(159)	-	187	2 777	6	2 811
Interest paid, net	4	-	(93)	(427)	1	(515)
Dividends received	782	-	712	575	(2 069)	-
Income tax paid	2	-	(2)	(466)	-	(466)
Cash flow from operating activities	629	-	804	2 459	(2 062)	1 830

INVESTING ACTIVITIES
Acquisition of subsidiaries, net of cash acquired	-	-	(14)	(182)	120	(76)
Purchase of minority interests	-	-	-	(858)	-	(858)
Acquisition of property, plant and equipment and of intangible assets	(37)	-	(198)	(880)	-	(1 115)
Net proceeds/(acquisition) of other assets	1 572	-	(2 362)	(594)	1 414	30
Cash Flow from Investing Activities	1 535	-	(2 574)	(2 514)	1 534	(2 019)

FINANCING ACTIVITIES
Net proceeds from the issue of share capital	36	-	-	117	(117)	36
Net purchase of treasury shares	(300)	-	(766)	(14)	-	(1 080)
Proceeds from borrowings	986	-	4 614	3 790	(1 306)	8 084
Payments on borrowings	(734)	-	(1 307)	(2 738)	(124)	(4 903)
Cash net finance costs other than interests	(3)	-	(4)	(248)	-	(255)
Dividends paid	(1 970)	-	(997)	(1 321)	2 076	(2 212)
Cash flow from financing activities	(1 985)	-	1 540	(414)	529	(330)

Net increase/(decrease) in cash and cash equivalents	179	-	(230)	(469)	1	(519)
Cash and cash equivalents less bank overdrafts at beginning of year	1	-	183	1 647	-	1 831
Effect of exchange rate fluctuations	(162)	-	(50)	61	1	(150)

Cash and cash equivalents less bank overdrafts at end of year	18	-	(97)	1 239	2	1 162

INDEX TO THE AB INBEV GROUP 2008 FULL YEAR PRO-FORMA FINANCIAL INFORMATION

Unaudited pro-forma condensed consolidated financial information for the year ended 31 December 2008

Unaudited Pro-Forma Condensed Consolidated Income Statement	PF-3

Notes to the Unaudited Pro-Forma Condensed Consolidated Income Statement	PF-4

UNAUDITED PRO-FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro-forma financial information presents the condensed consolidated income statement of Anheuser-Busch InBev SA/NV (“AB InBev”) as if (i) the Anheuser-Busch acquisition described under “Business Description—Material Contracts—The Merger Agreement” in this Form F-4 had occurred on 1 January 2008, and (ii) the related initial financing of the Anheuser-Busch acquisition and (iii) the subsequent refinancing of indebtedness under the equity bridge facility through a rights offering, as described under “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”, had also occurred on 1 January 2008.

The unaudited pro-forma financial information is based in part on the historical financial statements and notes thereto of AB InBev as of 31 December 2008 and 2007 and for the three years ended 31 December 2008, which are included in this Form F-4 (the “AB InBev Financial Statements”). It should be read in conjunction with those historical financial statements and the notes thereto.

Anheuser-Busch’s pre-acquisition income statement for the period from 1 January 2008 to 18 November 2008 used in the preparation of the unaudited pro-forma financial information differs from the Anheuser-Busch historical financial statements included on the AF pages of this Form F-4 because the pre-acquisition income statement has been prepared on a basis consistent in all material respects with the accounting policies of AB InBev in accordance with IFRS. The Anheuser-Busch historical financial statements included on the AF pages of this Form F-4 have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).

The preparation of the unaudited pro forma financial information includes the impact of certain purchase accounting adjustments, such as estimated changes in depreciation and amortization expense on acquired tangible and intangible assets, that are expected to have a recurring impact to AB InBev, as well as elimination of intercompany balances between Anheuser-Busch and AB InBev. However, those adjustments do not include any anticipated cost savings or other effects of the planned integration of Anheuser-Busch, nor do they include the non-recurring impact of directly attributable acquisition and integration costs, such as advisory and legal fees, incurred for the pre- and post-acquisition periods. Accordingly, the amounts shown in the AB InBev unaudited pro forma condensed consolidated income statement are not necessarily indicative of the results that would have resulted if the combination had occurred on 1 January 2008 or that may result in the future.

The unaudited pro-forma financial information is for information purposes only. Because of its nature, it addresses a hypothetical situation and it is not intended to represent or to be indicative of the combined results of operations that we would have reported had the acquisition of Anheuser-Busch been completed as of the dates described. It should not be relied upon as representative of the historical consolidated results of operations that would have been achieved, or the future consolidated results of operations that can be expected. The unaudited pro-forma adjustments, described in the accompanying notes, are based on available information and certain assumptions that management believes are reasonable for purposes of this Form F-4.

Unaudited Pro-forma Condensed Consolidated Income Statement

For the Year Ended 31 December 2008

	AB InBev Historical Consolidated Income Statement	Anheuser- Busch 1 January to 18 November 2008(*)(1)	Purchase Accounting Adjustments(2)	Intercompany Eliminations(3)	Sale of InBev USA LLC(4)	Finance Cost Adjustments(5)	Pro-forma Combined
	(in USD million, unless otherwise indicated)
Revenue	23,507	15,811	—	(161)	(155)	—	39,002
Cost of sales	(10,336)	(9,208)	(141)	242	86	—	(19,357)

Gross profit	13,171	6,603	(141)	81	(69)	—	19,645
Distribution expenses	(2,725)	(729)	—	—	—	—	(3,454)
Sales and marketing expenses	(3,510)	(2,636)	(23)	—	37	—	(6,132)
Administrative expenses	(1,478)	58	(3)	—	7	—	(1,416)
Other operating income/(expenses)	440	81	—	(81)	—	—	440
Restructuring (including impairment losses)	(457)	(204)	—	—	—	—	(661)
Fair value adjustments	(43)	—	—	—	—	—	(43)
Business and asset disposal	(38)	—	—	—	—	—	(38)
Disputes	(20)	—	—	—	—	—	(20)

Profit from operations	5,340	3,173	(167)	—	(25)	—	8,321
Finance cost	(1,888)	(518)	(53)	—	—	(1,761)	(4,220)
Finance income	288	—	—	—	—	—	288

Net finance cost	(1,600)	(518)	(53)	—	—	(1,761)	(3,932)
Share of result of associates	60	532	—	—	—	—	592

Profit before tax	3,800	3,187	(220)	—	(25)	(1,761)	4,981
Income tax expense	(674)	(988)	86	—	10	485	(1,081)

Profit	3,126	2,199	(134)	—	(15)	(1,276)	3,900
Minority interests	1,199	4	—	—	—	—	1,203

Profit attributable to our equity holders	1,927	2,195	(134)	—	(15)	(1,276)	2,697

Basic earnings per share (USD)	1.93						1.70
Diluted earnings per share (USD)	1.93						1.70
Weighted average number of ordinary shares (basic) (millions)(**)	999						1,584
Weighted average number of ordinary shares (diluted) (millions)(**)	1,000						1,585

Note:

(*)	Includes the impact of adjustments to Anheuser-Busch to conform to AB InBev’s IFRS accounting policies.
(**)

Pro-forma weighted average number of ordinary shares assumes that the December 2008 issuance of 623 million incremental shares associated with the December 2008 rights offering occurred on 1 January 2008 (see notes 23 and 24 to the AB InBev Financial Statements).

See Notes to the Unaudited Pro-forma Condensed Consolidated Income Statement

Notes to the Unaudited Pro-forma Condensed Consolidated Income Statement

1.	Presentation of Anheuser-Busch income statement information

For pro-forma purposes, IFRS adjustments were made to the historical financial information of Anheuser-Busch prepared under U.S. GAAP to align with the IFRS accounting policies of AB InBev. Such adjustments relate to employee benefits, inventory and borrowing costs. The following table illustrates the impact of these adjustments in arriving at the Anheuser-Busch income statement information from 1 January to 18 November 2008, as presented in the Unaudited Pro-forma Condensed Consolidated Income Statement:

	AB Historical U.S.GAAP 1 January to 18 November 2008	IFRS Adjustments	1 January to 18 November 2008
	(USD million)
Revenue	15,811	—	15,811
Cost of sales	(9,364)	156	(9,208)

Gross profit	6,447	156	6,603
Distribution expenses	(729)	—	(729)
Sales and marketing expenses	(2,636)	—	(2,636)
Administrative expenses	74	(16)	58
Other operating income/(expenses)	81	—	81
Restructuring (including impairment losses)	(204)	—	(204)
Fair value adjustments	—	—	—
Business and asset disposal	—	—	—
Disputes	—	—	—

Profit from operations	3,033	140	3,173
Finance cost	(518)	—	(518)
Finance income	(15)	15	—

Net finance cost	(533)	15	(518)
Share of result of associates	532	—	532

Profit before tax	3,032	155	3,187
Income tax expense	(926)	(62)	(988)

Profit	2,106	93	2,199
Minority interests	4	—	4

Profit attributable to equity holders of AB InBev	2,102	93	2,195

2.	Purchase accounting adjustments

AB InBev is in the process of finalizing the allocation of the purchase price to the individual assets acquired and liabilities assumed in compliance with IFRS 3. The impact of the provisional purchase price allocation primarily relates to the additional depreciation and amortisation of fair value adjustments to tangible and intangible assets acquired, and also the accretion of the fair value adjustments recorded in respect of the acquired Anheuser-Busch debt (see note 6 to the AB InBev Financial Statements and note 6 to the AB InBev condensed interim financial statements). The provisional allocation of the purchase price is based on the current best estimates of AB InBev’s management with input from independent third parties. The completion of the purchase price allocation may result in further adjustment to the carrying value of Anheuser-Busch’s recorded assets and liabilities and the determination of any residual amount that will be allocated to goodwill, which could have a corresponding impact to depreciation and amortisation.

3.	Intercompany eliminations

For pro-forma purposes, intercompany eliminations between AB InBev and Anheuser-Busch have been recorded in relation to import and distribution arrangements in the United States between AB InBev and Anheuser-Busch, as well as other import or license agreements between AB InBev and Anheuser-Busch in the Dominican Republic, South Korea and Canada.

4.	Sale of InBev USA LLC

On 13 March 2009, AB InBev announced that it had completed the sale of the assets of InBev USA LLC to an affiliate of KPS Capital Partners, LP. The transaction was undertaken to satisfy requirements imposed by the United States Department of Justice in connection with its clearance of the Anheuser-Busch acquisition. AB InBev used the proceeds from this sale to pay down a portion of the debt incurred to finance the Anheuser-Busch acquisition under the senior facilities agreement. Such use of proceeds has not been reflected in the pro forma adjustments. This sale would have reduced pro-forma profit attributable to equity holders of AB InBev in 2008 by USD 15 million, or less than 1%.

5.	Finance cost adjustments

On 18 November 2008, AB InBev borrowed USD 44 billion under a senior facilities agreement to fund the Anheuser-Busch acquisition (see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition—Senior Facilities Agreement”). Pro forma adjustments to finance cost reflect the additional interest charges under the senior facilities agreement, which bears interest equal to LIBOR plus margins ranging from 1.0% to 1.75%, as if the borrowing of USD 44 billion had occurred on 1 January 2008.

For purposes of this pro-forma financial information, AB InBev has assumed hedged rates of 4.038% per annum (plus applicable margin) for USD 25 billion relating to Facility C and Facility D of the senior facilities agreement, and 3.577% per annum (plus applicable fixed spreads) for USD 4.5 billion of Facility A of the senior facilities agreement. For remaining amounts borrowed under the senior facilities agreement, a three-month LIBOR rate of 0.65% (plus applicable margin) has been assumed. A 1/8% change in the interest rate on variable rate indebtedness under the amounts of the senior facilities agreement that assume a three-month LIBOR would impact AB InBev’s annual interest expense by USD 18.0 million before tax (USD 13.0 million after tax).

In addition to incremental interest charges, AB InBev has recorded a pro-forma adjustment in relation to arrangement fees, assuming the borrowing on the senior facilities occurred on 1 January 2008, which would be deferred and amortised over the duration of the borrowings in accordance with IFRS.

USD 9.8 billion borrowed under the equity bridge facility in November 2008 was repaid in full using funds raised in connection with the rights offering and cash proceeds received by AB InBev from hedging the foreign exchange rate between the euro and the U.S. dollar in connection with the rights offering (see “Business Description—Material Contracts—Financing the Anheuser-Busch Acquisition”). AB InBev incurred costs relating to commitment fees and underwriting and arrangement fees for the equity bridge facility (see note 11 to the AB InBev Financial Statements). There have been no impacts of the repayment of the equity bridge facility reflected in the pro forma finance cost adjustments.

As of the date of this Form F-4, AB InBev has refinanced over USD 20 billion of borrowings under the senior facilities agreement and other debt through various debt capital markets transactions (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Net Debt and Equity”). These refinancings have resulted in issuance of notes with maturities ranging from 5 to 30 years, and interest rates ranging from 4.5% to 9.7%. These transactions have not been reflected in the unaudited pro-forma condensed consolidated income statement.

AB InBev has also repaid or expects to repay portions of the senior facilities agreement with cash flow from operations or proceeds from asset disposals. For purposes of this pro-forma information, no consideration has been given to such repayments.

AB InBev may continue to seek alternatives to refinance a portion of the senior facilities agreement in order to continue diversification of its funding sources and to extend the maturity of a portion of the debt, through further debt capital markets issuances or in part through disposals of assets or businesses. For purposes of this pro-forma financial information, AB InBev has assumed that no such financings, refinancings or repayments have occurred.

6.	Income tax expense

The pro-forma adjustment to income tax expense relates to the tax effect applied to each of the pro-forma adjustments described above, at the relevant statutory rates, which has resulted in an average rate on tax deductible pro-forma finance cost adjustments of 28% and an average rate on tax deductible purchase accounting adjustments of 39%. A statutory rate of 40% has been applied to pro-forma adjustments for the sale of InBev USA LLC.

7.	Divestitures

As at 31 December 2008, AB InBev had USD 51 million of land and buildings, primarily in Brazil and the U.S., classified as assets held for sale. No gain or loss was recorded with respect to these assets during 2008 (see note 22 to the AB InBev Financial Statements).

On 23 January 2009, AB InBev announced its agreement to sell to Asahi Breweries, Ltd a 19.9% interest in Tsingtao Brewery Co., Ltd. for USD 667 million. AB InBev acquired the equity investment in Tsingtao Brewery Co., Ltd. upon the purchase of Anheuser-Busch, initially retaining a 7% minority share. The transaction closed on 30 April 2009. On 8 May 2009, AB InBev sold the remaining 7%. AB InBev will use the proceeds from this sale to pay down a portion of the senior facilities agreement. No consideration has been given to these disposals or any related repayments in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by USD 22 million, or less than 1%.

On 24 July 2009, AB InBev announced that it completed the sale of Oriental Brewery to Kohlberg Kravis Roberts & Co. L.P for USD 1.8 billion of which USD 1.5 billion was cash. No consideration has been given to this disposal or any related repayment in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by USD 135 million, or approximately 5%.

On 29 September 2009, we completed the previously announced sale of our Tennent’s Lager brand and associated trading assets in Scotland, Northern Ireland and the Republic of Ireland (part of InBev UK Limited) to C&C Group plc for a total enterprise value of GBP 180 million. No consideration has been given to those disposals or any related payments in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by approximately USD 9 million, or less than 1%.

On 1 October 2009, we completed the sale of four metal beverage can and lid manufacturing plants from our US metal packaging subsidiary, Metal Container Corporation, to Ball Corporation for approximately USD 577 million. No consideration has been given to those disposals or any related payments in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by approximately USD 5 million, or less than 1%.

On 1 December 2009, we completed the sale of our indirect wholly owned subsidiary Busch Entertainment Corporation, to an entity established by Blackstone Capital Partners V L.P., for up to USD 2.7 billion. The purchase price was comprised of a cash payment of USD 2.3 billion and a right to participate in Blackstone Capital Partners’ return on its initial investment, which is capped at USD 400 million. No consideration has been given to those disposals or any related payments in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by USD 148 million, or approximately 5%.

On 2 December 2009, we completed the sale of our Central European operations to CVC Capital Partners for an enterprise value of USD 2,231 million and additional rights to a future payment estimated up to USD 800 million contingent on CVC’s return on its initial investments. No consideration has been given to those disposals or any related payments in preparing this pro-forma financial information. The impact of this sale would have reduced pro-forma Profit attributable to equity holders of AB InBev in 2008 by USD 115 million, or approximately 4%.

AB InBev, from time to time, will evaluate prospects for the sale of certain assets. However, no consideration has been given to any such asset or business disposals, including those described above, or the use of the proceeds therefrom, in preparing AB InBev’s pro-forma financial information. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Results of Operations—Acquisitions, Divestitures and Other Structural Changes”. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Outlook and Trend Information”.

ANHEUSER-BUSCH COMPANIES, INC. HISTORICAL FINANCIAL INFORMATION

Report on the Consolidated Balance Sheet of Anheuser-Busch Companies, Inc. at 31 December 2008

Report of Independent Registered Public Accounting Firm	AF-3

Financial Statements and Schedules of Anheuser-Busch Companies, Inc., as extracted from the Anheuser-Busch annual report on Form 10-K for the year ended December 31, 2007 filed with the SEC on 29 February 2008

Report of Independent Registered Public Accounting Firm	AF-4
Consolidated Balance Sheet at December 31, 2007 and 2006	AF-5
Consolidated Statement of Income for the three years ended December 31, 2007	AF-6
Consolidated Statement of Changes in Shareholders’ Equity for the three years ended December 31, 2007	AF-7
Consolidated Statement of Cash Flows for the three years ended December 31, 2007	AF-8
Notes to the Consolidated Financial Statements	AF-9

Financial Statements of Anheuser-Busch Companies, Inc., as extracted from the Anheuser-Busch quarterly report on Form 10-Q for the period ended September 30, 2008 filed with the SEC on 6 November 2008

Anheuser-Busch Companies, Inc. and Subsidiaries Consolidated Balance Sheet (Unaudited)	AF-36
Anheuser-Busch Companies, Inc. and Subsidiaries Consolidated Statement of Income (Unaudited)	AF-37
Anheuser-Busch Companies, Inc. and Subsidiaries Consolidated Statement of Cash Flows (Unaudited)	AF-38
Anheuser-Busch Companies, Inc. and Subsidiaries Notes to the Unaudited Consolidated Financial Statements	AF-39

The financial statements and schedules extracted from Form 10-K and Form 10-Q have been reproduced as filed by Anheuser-Busch with the SEC. The terms “Company” or “company” in such extracted financial statements and schedules refer to Anheuser-Busch Companies, Inc.

NOTICE

The historical financial information regarding Anheuser-Busch as of, and for the years ended, 31 December 2007, 2006 and 2005 and for the nine-month periods ended 30 September 2008 and 2007, contained in these AF pages, consists, save as otherwise noted below, of extracts from the Anheuser-Busch annual report on Form 10-K for the year ended 31 December 2007 filed with the SEC on 29 February 2008 (the “Form 10-K”) and the Anheuser-Busch quarterly report on Form 10-Q for the period ended 30 September 2008 filed with the SEC on 6 November 2008 (the “Form 10-Q”). All such information extracted from the Form 10-K and Form 10-Q has been filed with or furnished to the SEC and is available on the SEC website at www.sec.gov. Information set forth on the SEC website is not considered to be part of this Form F-4 and is not incorporated by reference herein. The full Form 10-K and Form 10-Q are not to be considered part of this Form F-4 and are not incorporated by reference herein.

Prior to the closing of the Anheuser-Busch acquisition, Anheuser-Busch prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States, which differ in certain respects from International Financial Reporting Standards. Accordingly, the financial information of Anheuser-Busch presented in these AF pages is not directly comparable to the financial information of InBev, prior to the closing of the Anheuser-Busch acquisition, or Anheuser-Busch InBev SA/NV, following the closing of the Anheuser-Busch acquisition, presented elsewhere in this Form F-4, since, among other things, InBev and Anheuser-Busch InBev SA/NV prepares its financial information in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and in conformity with International Financial Reporting Standards as adopted by the European Union. As Anheuser-Busch used the U.S. dollar as its reporting currency, amounts given as Anheuser-Busch financial information are set forth in U.S. dollars unless otherwise indicated.

The Anheuser-Busch financial information in these AF pages has been extracted without material adjustment from the financial statements of Anheuser-Busch in Form 10-K and Form 10-Q filed with the SEC, except that (i) certain defined terms have been modified to maintain consistency with this Form F-4, and (ii) cross references, including to information contained in the consolidated financial statements of Anheuser-Busch, have been modified to reflect the manner in which the information is set forth in this Form F-4. The historical volume information of Anheuser-Busch presented in these AF pages is presented in barrels. For informational purposes, we estimate that 1 barrel = 1.1734776 hectolitres.

Anheuser-Busch’s audited consolidated financial statements included herein were audited by PricewaterhouseCoopers LLP.

The Anheuser-Busch information herein is as of such earlier date as specified in such information and speaks only as of such date.

Some figures in these AF pages may not sum due to rounding. Some percentages in these AF pages have been calculated using unrounded figures.

For purposes of the remainder of these AF pages only, the terms “the company”, “we”, “us”, and “our” refer to Anheuser-Busch and its consolidated subsidiaries.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Anheuser-Busch InBev SA/NV:

We have audited the accompanying consolidated balance sheet of Anheuser-Busch Companies, Inc. and its subsidiaries as of December 31, 2008. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Anheuser-Busch Companies, Inc. and its subsidiaries at December 31, 2008 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP St. Louis, MO June 26, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Anheuser-Busch Companies, Inc.

We have audited the accompanying consolidated balance sheets of Anheuser-Busch Companies, Inc. and its subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders equity and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Anheuser-Busch Companies, Inc. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 31, 2006.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP St. Louis, MO February 27, 2008

CONSOLIDATED BALANCE SHEET

Year Ended December 31	2007	2006
	(in millions, except per share)
Assets
Current Assets
Cash	$283.2	$219.2
Accounts receivable	805.2	720.2
Inventories	723.5	694.9
Other current assets	212.6	195.2

Total current assets	2,024.5	1,829.5
Investments in affiliated companies	4,019.5	3,680.3
Plant and equipment, net	8,833.5	8,916.1
Intangible assets, including goodwill of $1,134.6 and $1,077.8, respectively	1,547.9	1,367.2
Other assets	729.6	584.1

Total Assets	$17,155.0	$16,377.2

Liabilities and Shareholders Equity
Current Liabilities
Accounts payable	$1,464.5	$1,426.3
Accrued salaries, wages and benefits	374.3	342.8
Accrued taxes	106.2	133.9
Accrued interest	136.4	124.2
Other current liabilities	222.4	218.9

Total current liabilities	2,303.8	2,246.1

Retirement benefits	1,002.5	1,191.5

Debt	9,140.3	7,653.5

Deferred income taxes	1,314.6	1,194.5

Other long-term liabilities	242.2	152.9

Shareholders Equity
Common stock, $1.00 par value, authorized 1.6 billion shares	1,482.5	1,473.7
Capital in excess of par value	3,382.1	2,962.5
Retained earnings	17,923.9	16,741.0
Treasury stock, at cost	(18,714.7)	(16,007.7)
Accumulated nonowner changes in shareholders equity	(922.2)	(1,230.8)

Total Shareholders Equity	3,151.6	3,938.7

Commitments and contingencies	—	—

Total Liabilities and Shareholders Equity	$17,155.0	$16,377.2

The footnotes on pages AF-9 through AF-32 of this report are an integral component of the company’s consolidated financial statements.

CONSOLIDATED STATEMENT OF INCOME

Year Ended December 31	2007	2006	2005
	(in millions, except per share)
Gross sales	$18,988.7	$17,957.8	$17,253.5
Excise taxes	(2,303.0)	(2,240.7)	(2,217.8)

Net sales	16,685.7	15,717.1	15,035.7
Cost of sales	(10,836.1)	(10,165.0)	(9,606.3)

Gross profit	5,849.6	5,552.1	5,429.4
Marketing, distribution and administrative expenses	(2,982.1)	(2,832.5)	(2,837.5)
Gain on sale of distribution rights	26.5	—	—
Litigation settlement	—	—	(105.0)

Operating income	2,894.0	2,719.6	2,486.9
Interest expense	(484.4)	(451.3)	(454.5)
Interest capitalized	17.4	17.6	19.9
Interest income	3.9	1.8	2.4
Other income/(expense), net	(8.2)	(10.8)	2.7

Income before income taxes	2,422.7	2,276.9	2,057.4
Provision for income taxes	(969.8)	(900.5)	(811.1)
Equity income, net of tax	662.4	588.8	498.1

Net income	$2,115.3	$1,965.2	$1,744.4

Basic earnings per share	$2.83	$2.55	$2.24
Diluted earnings per share	$2.79	$2.53	$2.23

The footnotes on pages AF-9 through AF-32 of this report are an integral component of the company’s consolidated financial statements.

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS EQUITY

Year Ended December 31	2007	2006	2005
	(in millions, except per share)
Common Stock, $1.00 Par Value
Balance, beginning of period	$1,473.7	$1,468.6	$1,463.0
Shares issued under stock plans	8.8	5.1	5.6

Balance, end of period	$1,482.5	$1,473.7	$1,468.6

Capital in Excess of Par Value
Balance, beginning of period	$2,962.5	$2,685.9	$2,387.9
Stock compensation related	135.7	138.2	134.1
Shares issued under stock plans	283.5	138.4	163.9
Restricted stock cancellations	0.4	—	—

Balance, end of period	$3,382.1	$2,962.5	$2,685.9

Retained Earnings
Balance, beginning of period	$16,741.0	$15,698.0	$14,754.4
Net income	2,115.3	1,965.2	1,744.4
Common dividends paid (per share: 2007, $1.25; 2006, $1.13; 2005, $1.03)	(932.4)	(871.6)	(800.8)
Deferred income tax adjustment	—	(50.6)	—

Balance, end of period	$17,923.9	$16,741.0	$15,698.0

Treasury Stock
Balance, beginning of period	$(16,007.7)	$(15,258.9)	$(14,638.5)
Treasury stock acquired	(2,707.1)	(745.9)	(620.4)
Stock compensation related	0.2	—	—
Restricted stock cancellations	(0.1)	(2.9)	—

Balance, end of period	$(18,714.7)	$(16,007.7)	$(15,258.9)

Accumulated Nonowner Changes in Shareholders Equity
Balance, beginning of period	$(1,230.8)	$(913.8)	$(988.9)
Foreign currency translation gains/(losses)	105.2	(70.2)	184.5
Deferred hedging gains/(losses)	(2.0)	4.5	(1.1)
Deferred securities valuation gains/(losses)	(0.3)	1.0	(95.6)
Deferred retirement benefits costs	205.7	159.7	(12.7)

Nonowner changes in shareholders equity, net of deferred income taxes	308.6	95.0	75.1
Adoption impact of FAS 158	—	(412.0)	—

Balance, end of period	$(922.2)	$(1,230.8)	$(913.8)

Total Shareholders Equity	$3,151.6	$3,938.7	$3,679.8

Net Income and Nonowner Changes in Shareholders Equity
Net income	$2,115.3	$1,965.2	$1,744.4
Nonowner changes in shareholders equity, net of deferred income taxes	308.6	95.0	75.1

Combined Net Income and Nonowner Changes in Shareholders Equity	$2,423.9	$2,060.2	$1,819.5

The footnotes on pages AF-9 through AF-32 of this report are an integral component of the company’s consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended December 31	2007	2006	2005
	(in millions)
Cash Flow from Operating Activities
Net Income	$2,115.3	$1,965.2	$1,744.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	996.2	988.7	979.0
Stock compensation expense	135.9	122.9	134.1
Decrease in deferred income taxes	(65.9)	(45.8)	(39.1)
Gain on sale of business	(42.5)	—	(15.4)
Undistributed earnings of affiliated companies	(249.1)	(341.8)	(288.0)
Other, net	73.2	(168.6)	136.6

Operating cash flow before the change in working capital	2,963.1	2,520.6	2,651.6
(Increase)/Decrease in working capital	(23.5)	188.8	50.3

Cash provided by operating activities	2,939.6	2,709.4	2,701.9

Cash Flow from Investing Activities
Capital expenditures	(870.0)	(812.5)	(1,136.7)
New business acquisitions	(155.7)	(101.0)	—
Proceeds from sale of business	41.6	—	48.3

Cash used for investing activities	(984.1)	(913.5)	(1,088.4)

Cash Flow from Financing Activities
Increase in debt	1,708.2	334.8	100.0
Decrease in debt	(265.0)	(663.3)	(456.0)
Dividends paid to shareholders	(932.4)	(871.6)	(800.8)
Acquisition of treasury stock	(2,707.1)	(745.9)	(620.4)
Shares issued under stock plans	304.8	143.5	161.4

Cash used for financing activities	(1,891.5)	(1,802.5)	(1,615.8)

Net increase/(decrease) in cash during the year	64.0	(6.6)	(2.3)
Cash, beginning of year	219.2	225.8	228.1

Cash, end of year	$283.2	$219.2	$225.8

The footnotes on pages AF-9 through AF-32 of this report are an integral component of the company’s consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Summary of Significant Accounting Policies

ACCOUNTING PRINCIPLES AND POLICIES

This summary of the significant accounting principles and policies of Anheuser-Busch Companies, Inc., and its subsidiaries is provided to assist in evaluating the company’s consolidated financial statements. These principles and policies conform to U.S. generally accepted accounting principles. The company is required to make certain estimates in preparing the financial statements that impact the reported amounts of certain assets, liabilities, revenues and expenses. All estimates are based on the company’s best information at the time and are in conformity with U.S. generally accepted accounting principles. Actual results could differ from the estimates, and any such differences are recognized when incurred.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the company and all its subsidiaries. The company consolidates all majority-owned and controlled subsidiaries, uses the equity method of accounting for investments in which the company is able to exercise significant influence, and uses the cost method for all other equity investments. All significant intercompany transactions are eliminated. Minority interests in the company’s consolidated China subsidiaries are not material.

REVENUE RECOGNITION

The company’s revenue recognition practices comply with Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements.” The company recognizes revenue only when legal title transfers or services have been rendered to unaffiliated customers. For malt beverages shipped domestically to independent wholesalers, title transfers on shipment of product from the company’s breweries. For company-owned beer wholesalers, title transfers when products are delivered to retail customers. The company does not recognize any revenue when independent wholesalers sell the company’s products to retail customers. For international beer and packaging operations, title transfers on customer receipt. Entertainment operations recognize revenue when customers actually visit a park location, rather than when advance or season tickets are sold.

TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are reported at net realizable value. This value includes an allowance for estimated uncollectible receivables, which is charged to the provision for doubtful accounts. Estimated uncollectible receivables are based on the amount and status of past-due accounts, contractual terms of the receivables and the company’s history of uncollectible accounts.

FOREIGN CURRENCY

Financial statements of foreign subsidiaries where the local currency is the functional currency are translated into U.S. dollars using period-end exchange rates for assets and liabilities and average exchange rates during the period for revenues and expenses. Cumulative translation adjustments associated with net assets are reported in nonowner changes in equity and are not recognized in the income statement until the investment is sold.

Exchange rate gains or losses related to foreign currency transactions are recognized in the income statement as incurred, in the same financial statement caption as the underlying transaction, and are not material for any year shown.

TAXES COLLECTED FROM CUSTOMERS

Taxes collected from customers and remitted to tax authorities are state and federal excise taxes on beer shipments and local and state sales taxes on attendance, food service and merchandise transactions at the company’s theme parks. Excise taxes on beer shipments are shown in a separate line item in the consolidated income statement as reduction of gross sales. Sales taxes collected from customers are recognized as a liability, with the liability subsequently reduced when the taxes are remitted to the tax authority. Entertainment operations collected from customers and remitted to tax authorities total sales taxes of $67.4 million, $62.0 million and $56.4 million, respectively, in 2007, 2006 and 2005.

DELIVERY COSTS

In accordance with EITF 00-10, “Accounting for Shipping and Handling Fees and Costs,” the company reports pass-through freight costs on beer shipped to independent beer wholesalers in cost of sales. Reimbursements of these costs by wholesalers are reported in sales.

Costs incurred by company-owned beer wholesalers to deliver beer to retail customers are included in marketing, distribution and administrative expenses. These costs are considered marketing related because in addition to product delivery, drivers provide substantial marketing and other customer service functions to retailers including product display, shelf space management, distribution of promotional materials, draught line cleaning and product rotation. Delivery costs associated with company-owned beer wholesalers totaled $304.5 million, $274.1 million and $277.5 million, respectively, in 2007, 2006 and 2005.

ADVERTISING AND PROMOTIONAL COSTS

Advertising production costs are deferred and expensed the first time the advertisement is shown. Advertising media costs are expensed as incurred. Advertising costs are recognized in marketing, distribution and administrative expenses and totaled $782.7 million in 2007, $771.2 million in 2006 and $849.8 million in 2005.

Sales promotion costs are recognized as a reduction of sales when incurred, and totaled $688.6 million in 2007, $675.3 million in 2006 and $716.7 million in 2005.

FINANCIAL DERIVATIVES

Anheuser-Busch uses financial derivatives to mitigate the company’s exposure to volatility in commodity prices, interest rates and foreign currency exchange rates. The company hedges only exposures in the ordinary course of business and company policy prohibits holding or trading derivatives for profit.

The company accounts for its derivatives in accordance with FAS No. 133, “Accounting for Derivative Instruments and Hedging Activity,” which requires all derivatives to be carried on the balance sheet at fair value and meet certain documentary and analytical requirements to qualify for hedge accounting treatment. Hedge accounting creates the potential for an income statement match between the changes in fair values of derivatives and the changes in cost or values of the associated underlying transactions, generally in cost of sales, but also in marketing, distribution and administrative expense. By policy, derivatives held by the company must be designated as hedges of specific exposures at inception, with an expectation that changes in the fair value will essentially offset the change in cost or value for the underlying exposure. Liquidation of derivative positions is required whenever it is subsequently determined that an underlying transaction is not going to occur, with any gains or losses recognized in the income statement on liquidation. Fair values of derivatives are determined from market observation or dealer quotation. Commodities derivatives outstanding at December 31, 2007 all have initial terms of three years or less and the associated underlying transactions are expected to occur within that time frame.

Option premiums paid to counterparties are initially recorded as assets and subsequently adjusted to fair value each period, with the effective portion of the change in fair value reported in nonowner changes in equity until the underlying transaction occurs. Amounts due from counterparties (unrealized hedge gains) or owed to counterparties (unrealized hedge losses) are included in current assets and current liabilities, respectively.

See Note 3 for additional information on underlying hedge categories, notional and fair values of derivatives, types and classifications of derivatives used, and gains and losses from hedging activity.

INCOME TAXES

The provision for income taxes is based on the income and expense amounts reported in the consolidated statement of income. Deferred income taxes are recognized for the effect of temporary differences between financial reporting and tax filing in accordance with the requirements of FAS No. 109, “Accounting for Income Taxes.” See Note 7 for additional information on the company’s provision for income taxes, deferred income tax assets and liabilities and effective tax rate.

In the first quarter of 2007, the company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes.” Under the Interpretation, realization of an uncertain income tax position must be estimated as “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. Further, the recognition of tax benefits recorded in the financial statements must be based on the amount most likely to be realized assuming a review by tax authorities having all relevant information. The Interpretation also clarified the financial statement classification of tax-related penalties and interest and set forth new disclosures regarding unrecognized tax benefits.

RESEARCH AND DEVELOPMENT COSTS AND START-UP COSTS

Research and development costs and plant start-up costs are expensed as incurred, and are not material for any year presented.

CASH

Cash includes cash in banks, demand deposits and investments in short-term marketable securities with original maturities of 90 days or less.

INVENTORIES

Inventories are valued at the lower of cost or market. The company uses the last-in, first-out method (LIFO) valuation approach to determine cost primarily for domestic production inventories, and uses average cost valuation primarily for international production and retail merchandise inventories. LIFO was used for 63% and 68% of total inventories at December 31, 2007 and 2006, respectively. Had the average cost method been used for all inventories as of December 31, 2007 and 2006, the value of total inventories would have been $183.6 million and $137.9 million higher, respectively. Following are the components of the company’s inventories as of December 31 (in millions).

	2007	2006
Raw materials and supplies	$365.4	$385.6
Work in process	109.9	110.8
Finished goods	248.2	198.5

Total inventories	$723.5	$694.9

INTANGIBLE ASSETS

Anheuser-Busch’s intangible assets consist of trademarks, beer distribution rights and goodwill. Trademarks and beer distribution rights meeting criteria for separate recognition as specified by FAS 142, “Goodwill and Other Intangible Assets,” are recognized in distinct asset categories. Trademarks include purchased trademarks, brand names, logos, slogans or other recognizable symbols associated with the company’s products. Trademarks are not amortized due to having indefinite lives. Domestic beer distribution rights are associated with company-owned beer wholesale operations and represent the exclusive legal right to sell the company’s products in defined geographic areas. The carrying values of these rights have indefinite lives and are not amortized, primarily due to the company’s intent to operate its wholesalerships in perpetuity and the lives not being contractually or statutorily limited. International distribution rights relate to operations in the United Kingdom and China and are being amortized over their respective useful lives. The company’s distribution rights in the United Kingdom are contractually limited and expire in 2029. Distribution rights in China are being amortized over seven years, through 2011, based on independent valuation appraisal and normal practice in China. The company analyzes its trademarks and product distribution rights for potential impairment annually, based on projected future cash flows and observation of independent beer wholesaler exchange transactions.

The company recognizes the excess of the cost of acquired businesses over the fair value of the net assets purchased as goodwill. Goodwill related to consolidated businesses is included in intangible assets on the balance sheet while goodwill associated with the company’s equity investments (primarily Grupo Modelo) is included in investments in affiliated companies. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually, with ongoing recoverability based on applicable operating unit performance, consideration of significant events or changes in the overall business environment and comparable market transactions. The impairment analysis for consolidated goodwill is performed at the reporting unit level using a two-step process. The first step is a comparison of the fair value of the business, determined using future cash flow analysis and/or comparable market transactions, to its recorded amount on the balance sheet. If the recorded amount exceeds the fair value, the second step quantifies any impairment write-down by comparing the current implied value of goodwill to the recorded goodwill balance. A review of goodwill completed in the fourth quarter of 2007 found no impairment. Goodwill related to equity investments is tested for impairment if events or circumstances indicate the entire investment could be impaired. Recoverability testing for equity investment goodwill is based on a combination of future cash flow analysis and consideration of pertinent business and economic factors. See Note 4 for additional information on changes in the balances of intangible assets.

COMPUTER SYSTEMS DEVELOPMENT COSTS

The company capitalizes computer systems development costs that meet established criteria, and amortizes those costs to expense on a straight-line basis over five years. Computer systems development costs not meeting the proper criteria for Capitalisation, including systems re-engineering costs, are expensed as incurred.

PLANT AND EQUIPMENT

Fixed assets are carried at original cost less accumulated depreciation, and include expenditures for new facilities and expenditures that increase the useful lives of existing facilities. The cost of routine maintenance, repairs and minor renewals is expensed as incurred. Depreciation expense is recognized using the straight-line method based on the following weighted-average useful lives: buildings, 25 years; production machinery and equipment, 15 years; furniture and fixtures, 10 years; and computer equipment, three years. When fixed assets are retired or sold, the net book value is eliminated and any gain or loss on disposition is recognized in cost of sales for operating assets and administrative expenses for corporate assets. The components of plant and equipment as of December 31 are summarized below (in millions).

	2007	2006
Land	$301.5	$297.7
Buildings	5,275.2	5,123.6
Machinery and equipment	13,188.7	12,919.8
Construction in progress	462.1	369.5

Plant and equipment, at cost	19,227.5	18,710.6
Accumulated depreciation	(10,394.0)	(9,794.5)

Plant and equipment, net	$8,833.5	$8,916.1

VALUATION OF SECURITIES

For investments accounted for under the cost basis, Anheuser-Busch applies FAS 115, “Accounting for Certain Investments in Debt and Equity Securities.” Under FAS 115, the company classifies its investments as “available for sale” and adjusts the carrying values of those securities to fair market value each period. Market valuation gains or losses are deferred in nonowner changes in shareholders equity and are not recognized in the income statement until the investment is sold. The only investment currently accounted for under FAS 115 is an immaterial investment in the common stock of Kirin Brewing Company, Ltd. of Japan. In 2005, deferred market valuations also included noncash changes in the value of convertible debt issued to the company by its strategic partner in China, Tsingtao Brewery. See Note 2 for additional discussion of the company’s investment in Tsingtao.

ISSUANCE OF STOCK BY EQUITY INVESTEES

The company has elected to treat issuances of common stock by equity investees as equity transactions per SEC Staff Accounting Bulletin No. 52, and therefore recognizes no gain or loss when shares are issued.

2.	International Equity Investments

GRUPO MODELO

Anheuser-Busch owns a 35.12% direct interest in Grupo Modelo, S.A.B. de C.V. (Modelo), Mexico’s largest brewer and producer of the Corona brand, and a 23.25% direct interest in Modelo’s operating subsidiary Diblo, S.A. de C.V. (Diblo). The company’s direct investments in Modelo and Diblo give Anheuser-Busch an effective (direct and indirect) 50.2% equity interest in Diblo. Anheuser-Busch holds nine of 19 positions on Modelo’s board of directors (with the Controlling Shareholders Trust holding the other 10 positions) and also has membership on the audit committee. Anheuser-Busch does not have voting or other effective control of either Diblo or Modelo and consequently accounts for its investments using the equity method. The total cost of the company’s investments was $1.6 billion. The carrying values of the Modelo investment were $3.6 billion and $3.4 billion, respectively, at December 31, 2007 and 2006. Included in the carrying amounts of the Modelo investment is goodwill of $540.1 million and $536.6 million, respectively. Changes in goodwill during 2007 and 2006 are primarily due to changes in exchange rates between the U.S. dollar and Mexican peso.

Dividends received from Grupo Modelo in 2007 totaled $403.1 million, compared to $240.0 million and $203.6 million in 2006 and 2005, respectively. Dividends are paid based on a free-cash-flow distribution formula in accordance with the Investment Agreement between the companies and are recorded as a reduction in the carrying value of the company’s investment. Cumulative unremitted earnings of Grupo Modelo totaled $2.1 billion at December 31, 2007.

Summary financial information for Grupo Modelo as of and for the three years ended December 31 is presented in the following table (in millions). The amounts represent 100% of Grupo Modelo’s consolidated operating results and financial position based on U.S. generally accepted accounting principles on a one-month lag basis, and include the impact of Anheuser-Busch’s purchase accounting adjustments.

	2007	2006	2005
Cash and marketable securities	$1,932.2	$2,094.0	$1,640.5
Other current assets	$1,181.2	$1,017.6	$933.3
Noncurrent assets	$5,143.4	$4,538.5	$4,592.8
Current liabilities	$678.9	$524.7	$407.1
Noncurrent liabilities	$317.7	$345.9	$411.3
Net sales	$5,321.3	$5,072.1	$4,399.0
Gross profit	$2,683.0	$2,643.9	$2,315.1
Minority interest	$3.5	$1.5	$1.3
Net income	$1,276.7	$1,141.1	$966.8

TSINGTAO

Since 2003, Anheuser-Busch has participated in a strategic alliance with Tsingtao Brewery Company, Ltd., one of the largest brewers in China and producer of the Tsingtao brand. Through March 2005, the company had invested $211 million in Tsingtao, in the form of a 9.9% equity stake in Tsingtao common shares and two convertible bonds. The 9.9% equity interest was accounted for under the cost method through April 2005, at which time the company converted its bonds into Tsingtao Series H common shares. The bond conversion increased Anheuser-Busch’s economic ownership in Tsingtao from 9.9% to 27%, and its voting stake from 9.9% to 20%. Local government authorities hold the proxy voting rights for the 7% difference between the company’s voting and economic stakes. The increased economic stake allowed Anheuser-Busch to nominate an additional director, giving the company two of 11 board seats and representation on related committees. Because of the increased share and voting ownership and board representation, Anheuser-Busch believes it has the ability to exercise significant influence and therefore began applying the equity method of accounting for Tsingtao in May 2005, on a one-month lag basis. The carrying values of the company’s Tsingtao investment were $276.8 million and $241.9 million, respectively, at December 31, 2007 and 2006. Dividends received from Tsingtao totaled $10.2 million in 2007 and $7.0 million in 2006.

In 2003, the company loaned Tsingtao $15 million for a term of five years at an annual interest rate of 1%. The loan provided Tsingtao with funding to reacquire minority interests in three of its brewery subsidiaries.

3.	Derivatives and Other Financial Instruments

DERIVATIVES

Under FAS 133, derivatives qualifying for deferral accounting are classified as fair value, cash flow or foreign currency denominated net investment hedges, depending on the nature of the underlying exposure. The company’s interest rate and foreign currency denominated hedges are either fair value or cash flow hedges, while commodity cost hedges are cash flow hedges. Commodity exposures are short, meaning the company must acquire additional quantities to meet its operating needs, and include aluminum, rice, corn and natural gas. The company’s primary foreign currency exposures result from transactions and investments denominated in Mexican pesos, Chinese yuan, Canadian dollars, British pounds sterling and euros. With the exception of foreign currency denominated capital expenditures, these exposures are long, meaning the company has or generates surplus quantities of these currencies.

Fair value hedges are accounted for by recognizing the changes in fair values for both the derivative and the underlying hedged exposure in earnings each period. For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in cost or value of the underlying exposure is deferred in nonowner changes in shareholders equity, and later reclassified into earnings to match the impact of the underlying transaction when it occurs. Net investment hedges are accounted for in the foreign currency translation account in nonowner changes in shareholders equity. Regardless of classification, a hedge that is 100% effective will result in zero net earnings impact while the derivative is outstanding. To the extent that any hedge is not effective at offsetting cost or value changes in the underlying exposure, there could be a net earnings impact. Gains and losses from the ineffective portion of any hedge are recognized in the income statement immediately.

Below are the notional transaction amounts and fair values for the company’s outstanding derivatives at December 31 (in millions, with brackets indicating a deferred loss position). Because the company hedges only with derivatives that have high correlation with the underlying transaction cost or value, changes in derivatives fair values and the underlying cost are expected to largely offset.

	2007		2006
	Notional Amount	Fair Value	Notional Amount	Fair Value
Foreign currency
Forwards	$91.8	$1.0	$115.3	$2.7
Options	282.2	3.7	306.5	4.4

Total foreign currency	374.0	4.7	421.8	7.1

Interest rate
Swaps	100.0	0.1	100.0	(1.3)

Commodity price
Options	1.5	0.1	—	—
Swaps	31.9	(4.7)	22.2	(4.1)
Futures and forwards	68.9	11.1	111.9	8.4
Total commodity price	102.3	6.5	134.1	4.3

Total outstanding derivatives	$576.3	$11.3	$655.9	$10.1

The following table shows derivatives gains and losses deferred in nonowner changes in shareholders equity as of December 31 (in millions). The amounts shown for 2006 and 2005 were subsequently recognized in earnings as the hedged transactions took place, mostly in the next year. The gains and losses deferred as of December 31, 2007 are generally expected to be recognized in 2008 as the underlying transactions occur. However, the amounts ultimately recognized may differ, favorably or unfavorably, from those shown because some of the company’s derivative positions are not yet settled and therefore remain subject to ongoing market price fluctuations.

	2007	2006	2005
Deferred gains	$5.6	$9.2	$2.6
Deferred losses	(5.4)	(5.9)	(6.4)

Net deferred gains/(losses)	$0.2	$3.3	$(3.8)

Following are derivative gains and losses recognized in earnings during the years shown (in millions). As noted, effective gains and losses had been deferred over the life of the transaction and recognized simultaneously with the impact of price or value changes in the underlying transactions. Ineffective gains and losses were recognized throughout the year when it was evident they did not precisely offset corresponding price or value changes.

	2007	2006	2005
Effective gains
Cash flow hedges	$5.7	$1.5	$20.1
Fair value hedges	7.6	5.6	0.5
Total effective gains	13.3	7.1	20.6
Effective losses
Cash flow hedges	(18.6)	(34.0)	(8.1)
Fair value hedges	(6.1)	(24.8)	(6.0)
Total effective losses	(24.7)	(58.8)	(14.1)
Net effective gains/(losses)	$(11.4)	$(51.7)	$6.5

Net ineffective gains	$9.2	$2.2	$0.2

CONCENTRATION OF CREDIT RISK

The company does not have a material concentration of credit risk.

NONDERIVATIVE FINANCIAL INSTRUMENTS

Nonderivative financial instruments included in the balance sheet are cash, accounts receivable, accounts payable and long-term debt. Accounts receivable include allowances for doubtful accounts of $16.1 million, $17.6 million and $15.3 million at December 31, 2007, 2006 and 2005, respectively. The fair value of long-term debt, estimated based on future cash flows discounted at interest rates currently available to the company for debt with similar maturities and characteristics, was $9.3 billion and $7.7 billion at December 31, 2007 and 2006, respectively.

4.	Intangible Assets

The following table shows the activity in goodwill, beer distribution rights and trademarks during the three years ended December 31 (in millions). International beer distribution rights have a combined gross cost of $57.1 million and a remaining unamortized balance of $35.5 million at December 31, 2007. The company expects amortization expense of approximately $6.0 million per year related to international distribution rights over the next five years.

	Trademarks	Beer Distribution Rights	Goodwill
Balance at Dec. 31, 2004	$44.4	$206.9	$1,509.2
Domestic beer wholesaler disposition	—	(5.6)	—
Disposition of domestic beer wholesaler equity investment	—	(20.9)	—
Tsingtao investment	97.9	11.6	—
Harbin purchase accounting adjustments	—	—	34.3
Amortization of international distribution rights	—	(4.7)	—
Foreign currency translation	3.5	(1.7)	49.0

Balance at Dec. 31, 2005	145.8	185.6	1,592.5
Harbin minority interest buyout	—	—	20.5
Acquisition of Rolling Rock brands	79.3	3.0	—
Acquisition of Grolsch and Tiger import rights	—	9.2	—
Domestic beer wholesaler equity investment	—	27.8	—
Disposition of domestic beer wholesaler equity investment	—	(14.8)	—
Amortization of international distribution rights	—	(5.6)	—
Foreign currency translation	4.6	3.3	1.4

Balance at Dec. 31, 2006	229.7	208.5	1,614.4
Harbin minority interest buyout	—	—	7.3
Acquisition of InBev brands import rights	—	65.9	—
Acquisition of Monster brands distribution rights	—	5.3	—
Acquisition of U.S. beer distribution rights	—	59.8	—
Amortization of international beer distribution rights	—	(5.9)	—
Foreign currency translation	10.1	1.4	53.0

Balance at Dec. 31, 2007	$239.8	$335.0	$1,674.7

5.	Retirement Benefits

ADOPTION OF FAS 158

Effective with its December 31, 2006 financial statements, Anheuser-Busch adopted FAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” FAS 158 focuses primarily on balance sheet reporting for the funded status of benefit plans and requires recognition of benefit liabilities for underfunded plans and benefit assets for overfunded plans, with offsetting impacts to nonowner changes in shareholders equity. Anheuser-Busch was in a net underfunded position for its pension and retiree health care plans and therefore recognized incremental retirement benefit liabilities on adoption. Additionally, the company reclassified its pension liability from other long-term liabilities to retirement benefits on the consolidated balance sheet.

FAS 158 also requires companies to measure benefit plan assets and liabilities as of the balance sheet date for financial reporting purposes, eliminating the current approach of using a measurement date up to 90 days prior to the balance sheet date. The effective date for this change is delayed until year-end 2008. The company currently uses an October 1 measurement date and will adopt a December 31 measurement date in 2008 as required. Adopting the new measurement date will require a one-time adjustment to retained earnings under the transition guidance in FAS 158. None of the changes prescribed by FAS 158 will impact the company’s results of operations or cash flows.

PENSION BENEFITS

The company sponsors pension plans for its employees. Net annual pension expense for single-employer defined benefit plans and total pension expense for the three years ended December 31 are presented in the following table (in millions). Contributions to multiemployer plans in which the company and its subsidiaries participate are determined in accordance with the provisions of negotiated labor contracts, based on employee hours or weeks worked. Pension expense recognized for these plans and for defined contribution plans equals cash contributions made by Anheuser-Busch. Effective November 30, 2006, the chairman of the board, the president and chief executive officer and certain other senior executives retired as executive officers of the company and received lump sum pension payments from the supplemental executive retirement plan. The total of the lump sum payouts represented a portion of the supplemental plan’s projected benefit obligation sufficient enough to constitute a plan settlement per FAS 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans.” Because the retirements occurred after the company’s pension measurement date of October 1, and in accordance with FAS 88 settlement accounting, liabilities related to the supplemental plan were remeasured as of December 15, 2006 with the related deferred actuarial losses recognized in the first quarter 2007.

	2007	2006	2005
Service cost (benefits earned during the year)	$97.8	$102.7	$94.2
Interest cost on projected benefit obligation	178.4	170.0	168.3
Assumed return on plan assets	(208.3)	(198.6)	(194.9)
Amortization of prior service cost	20.1	21.9	22.0
Amortization of net actuarial losses	65.2	90.9	66.8
FAS 88 settlement	19.0	—	—
Single-employer defined benefit plans	172.2	186.9	156.4
Multiemployer plans	16.7	16.2	16.2
Defined contribution plans	21.0	20.1	19.1
Total pension expense	$209.9	$223.2	$191.7

The measurement date for the company’s pension accounting is October 1. The key actuarial assumptions used in determining the annual pension expense and funded status for single-employer defined benefit plans for the three years ended December 31 follow.

Annual expense	2007	2006	2005
Discount rate	6.0%	5.5%	6.0%
Long-term return on plan assets	8.5%	8.5%	8.5%
Rate of compensation growth	4.0%	4.0%	4.25%

Funded status
Discount rate	6.4%	6.0%	5.5%

Rate of compensation growth	4.0%	4.0%	4.0%

For informational purposes, following is a summary of the potential impact on 2007 annual pension expense of a hypothetical 1% change in actuarial assumptions (in millions). Brackets indicate annual pension expense would be reduced. Modification of these assumptions does not impact the company’s pension funding requirements.

Assumption	2007 Rate	Impact of 1% Increase	Impact of 1% Decrease
Long-term return on assets	8.5%	$(26.3)	$26.3
Discount rate	6.4%	$(47.1)	$54.5
Compensation growth rate	4.0%	$20.9	$(18.5)

Pension assets or liabilities are recognized for the funded status of single-employer pension plans, based on a comparison of the projected benefit obligation (PBO) to plan assets for each plan. The following tables present changes in the PBO, changes in the fair value of plan assets and the combined funded status for all single-employer defined benefit plans for the two years ended December 31 (in millions).

	2007	2006
Beginning projected benefit obligation (PBO)	$3,125.1	$3,189.9
Service cost	97.8	102.7
Interest cost	178.4	170.0
Plan amendments	2.1	3.3
Actuarial gain	(79.2)	(135.0)
Employee contributions	0.4	0.4
Foreign currency translation	1.2	8.5
Benefits paid	(266.2)	(214.7)

Projected benefit obligation (PBO) at Oct. 1	$3,059.6	$3,125.1

	2007	2006
Fair value of plan assets, beginning of year	$2,659.3	$2,314.7
Actual return on plan assets	373.6	238.2
Employer contributions	99.6	235.9
Employee contributions	0.4	0.4
Foreign currency translation	0.8	5.5
Benefits paid	(266.2)	(214.7)

Fair value of plan assets at Oct. 1	2,867.5	2,580.0
Fourth quarter contributions	7.8	79.3

Fair value of plan assets, end of year	$2,875.3	$2,659.3

Funded status—PBO in excess of plan assets	$184.3	$465.8

The following shows pension assets and liabilities reported on the balance sheet at December 31, 2007 and 2006. The PBO is the actuarial net present value of all benefits related to employee service rendered to date, including assumptions of future annual compensation increases to the extent appropriate. The pension asset is classified as noncurrent on the balance sheet. Of the $253.5 million and $466.8 million total pension liabilities shown for 2007 and 2006, respectively, $9.7 million and $2.8 million are classified as current, with the remainder classified as noncurrent.

Plans with assets in excess of PBO (pension asset)	2007	2006
Plan assets	$785.5	$117.6
PBO	(716.3)	(116.6)

Pension asset recognized	$69.2	$1.0

Plans with PBO in excess of assets (pension liability)	2007	2006
PBO	$(2,343.3)	$(3,008.5)
Plan assets	2,089.8	2,541.7

Pension liability recognized	$(253.5)	$(466.8)

Following is information for the two years ended December 31 for certain plans where the accumulated benefit obligation (ABO) for single-employer plans exceeds plan assets (in millions). The ABO is the actuarial present value of benefits for services rendered to date, with no consideration of future compensation increases. The ABO for all plans totaled $2,809.0 million at December 31, 2007 and $2,865.5 million at December 31, 2006.

Plans with ABO in excess of assets	2007	2006
ABO	$(632.4)	$(2,748.9)
Plan assets at Oct. 1	527.9	2,541.7

ABO in excess of plan assets	$(104.5)	$(207.2)

Below are the components of deferred pension costs for the two years ended December 31 (in millions). Deferred pension costs are not recognized in periodic pension expense when incurred, but instead are accrued in nonowner changes in shareholders equity to be amortized into expense in subsequent periods. Unrecognized actuarial losses represent differences in actual versus assumed changes in the PBO and fair value of plan assets over time, primarily due to changes in assumed discount rates. Unrecognized prior service cost is the impact of changes in plan benefits applied retrospectively for employee service previously rendered. Deferring these costs has no impact on annual pension funding requirements. Deferred pension costs are amortized into annual pension expense over the average remaining assumed service period for active employees, which was approximately 10 years at the end of 2007. Actuarial losses and prior service costs expected to be amortized into net periodic pension expense in 2008 are $44 million and $17 million, respectively.

	2007	2006
Prior service cost	$(95.2)	$(112.5)
Unrecognized actuarial losses	(543.7)	(872.8)

Pretax deferred pension costs	(638.9)	(985.3)
Deferred income taxes	253.7	391.2

Deferred pension costs—domestic plans	(385.2)	(594.1)
Deferred pension costs—equity investments	(10.8)	(15.7)

Net pension costs deferred in nonowner changes in shareholders equity	$(396.0)	$(609.8)

Following are the changes in the components of pretax pension costs deferred in nonowner changes in shareholders equity during 2007 (in millions).

2007
Deferred actuarial (gain) arising during the year	$(244.5)
Amortization of previously deferred actuarial losses into net periodic benefits expense	(65.2)
FAS 88 settlement	(19.0)

Net (decrease) in deferred actuarial losses	(328.7)

Deferred prior service cost arising during the year	2.1
Amortization of previously deferred prior service (cost) into net periodic benefits expense	(20.1)

Net (decrease) in deferred prior service cost	(18.0)

Foreign currency translation	0.3

Pretax (decrease) in nonowner changes in shareholders equity related to deferred pension costs	$(346.4)

Prior to the adoption of FAS 158, recognition of an additional minimum pension liability (offset in nonowner changes in shareholders equity) was necessary whenever the ABO exceeded plan assets. Shown in the following table are the components of the company’s minimum pension liability at December 31, 2006, prior to adoption of FAS 158 (in millions).

2006
Minimum pension liability—domestic plans	$(695.9)
Minimum pension liability—equity investments	(15.7)
Intangible asset—unrecognized prior service costs	108.3
Deferred income taxes	233.3

Deferred pension costs, pre-FAS 158	$(370.0)

The following illustrates the impact on nonowner changes in shareholders equity of the first-time accrual for all deferred pension costs at December 31, 2006 in accordance with FAS 158 (in millions).

	2006
Reported in assets and liabilities	Before FAS 158 Adjustments	FAS 158 Adjustments	Ending Balance
Pension asset	$519.6	$(518.6)	$1.0
Pension liability	$(695.9)	$229.1	$(466.8)
Reported in nonowner changes in shareholders equity
Deferred pension costs (domestic and equity)	$(711.6)	$(289.4)	$(1,001.0)
Intangible asset—unrecognized prior service cost	108.3	(108.3)	—
Deferred income taxes	233.3	157.9	391.2

Net deferred pension costs	$(370.0)	$(239.8)	$(609.8)

PENSION PLAN ASSETS

Required funding for the company’s single-employer defined benefit pension plans is determined in accordance with federal guidelines set forth in the Employee Retirement Income Security Act (ERISA) and the Pension Protection Act (PPA). Funding for the company’s multiemployer and defined contribution plans is based on specific contractual requirements for each plan. The company plans to make required pension contributions for all plans totaling $70 million in 2008. Additional contributions to enhance the funded status of pension plans can be made at the company’s discretion, and discretionary pension funding was provided totaling $85 million in 2007 and $214 million in 2006. Projections indicated that Anheuser-Busch would have been required to contribute these amounts in future years, but the company chose to make the contributions early in order to enhance the funded status of the plans. Following is information regarding the allocation of the company’s pension plan assets as of December 31, 2007 and 2006 and target allocation for 2008.

Asset Category	Percentage of Plan Assets at Dec. 31, 2006	Percentage of Plan Assets at Dec. 31, 2007	Target Asset Allocation for 2008
Equity securities	70%	68%	69%
Debt securities	26%	27%	26%
Real estate	4%	5%	5%

Total	100%	100%	100%

Asset allocations are intended to achieve a total asset return target over the long term, with an acceptable level of risk in the shorter term. Risk is measured in terms of likely volatility of annual investment returns, pension expense and funding requirements. Expected returns, risk and correlation among asset classes are based on historical data and investment adviser input. The assumed rate of return on pension plan assets is consistent with Anheuser-Busch’s long-term investment return objective, which enables the company to provide competitive and secure employee retirement pension benefits. The company strives to balance expected long-term returns and short-term volatility of pension plan assets. Favorable or unfavorable differences between the assumed and actual returns on plan assets are generally recognized in periodic pension expense over the subsequent five years. The actual annual rate of return on plan assets net of investment manager fees was 14.8%, 10.5% and 13.7% for plan years ended September 30, 2007, 2006 and 2005, respectively.

The company assumes prudent levels of risk to meet overall pension investment goals. Risk levels are managed through formal and written investment guidelines. Portfolio risk is managed by having well-defined, long-term strategic asset allocation targets. The company avoids tactical asset allocation and market timing and has established disciplined rebalancing policies to ensure asset allocations remain close to targets. The company’s asset allocations are designed to provide broad market diversification, which reduces exposure to individual companies, industries and sectors of the market. Pension assets do not include any direct investment in Anheuser-Busch debt or equity securities. The use of derivatives is permitted where appropriate to achieve overall investment policy objectives, such as to hedge exposure to foreign currency denominated stocks or securitize cash in investment portfolios.

RETIREMENT HEALTH CARE AND INSURANCE BENEFITS

The company provides certain health care and life insurance benefits to eligible retired employees. Effective January 1, 2006, employee participants must have at least 10 years of continuous service after reaching age 48 to become eligible for benefits. Employees become eligible for full retiree health care benefits after achieving specific age and total years of service requirements, based on hire date.

Net periodic retirement benefits expense for company retiree health care and life insurance plans was comprised of the following for the three years ended December 31 (in millions).

	2007	2006	2005
Service cost	$26.8	$24.3	$25.6
Interest cost on benefit obligation	45.3	36.9	39.3
Amortization of prior service benefit	(9.8)	(16.4)	(11.4)
Amortization of net actuarial loss	26.1	20.2	14.1

Net periodic retirement health care and life insurance benefits expense	$88.4	$65.0	$67.6

The following table details the components of the company’s obligation for its single-employer defined benefit retirement health care and life insurance plans as of December 31 (in millions). As of December 31, 2007 and 2006, respectively, $69.6 million and $64.3 million of the company’s obligation was classified as current. Retirement health care and insurance benefits obligations are unfunded; therefore no assets are associated with the plans.

	2007	2006
Benefit obligation, beginning of year	$791.8	$654.3
Service cost	26.8	24.3
Interest cost	45.3	36.9
Actuarial loss	29.5	140.2
Plan amendments	0.3	—
Benefits paid	(71.7)	(68.7)
Plan participants’ contributions	2.6	2.4
Medicare Part D subsidy	2.6	2.4

Benefit obligation, end of year	$827.2	$791.8

Actuarial gains and losses (primarily due to changes in assumed discount rates and differences in assumed versus actual health care costs) and prior service costs or benefits are deferred on the balance sheet when incurred, for subsequent amortization into annual benefits expense over the remaining service life of participating employees, which was approximately 10 years at December 31, 2007. Shown below are the components of deferred retirement health care and life insurance costs for the two years ended December 31 (in millions). Deferred actuarial losses of $24.0 million and unrecognized prior service benefits of $9.8 million are expected to be amortized into net retirement benefits expense in 2008.

	2007	2006
Deferred actuarial losses	$(377.4)	$(374.0)
Deferred prior service benefits	78.5	88.6

Net deferred actuarial items	(298.9)	(285.4)
Deferred income taxes	118.6	113.2

Net health care and insurance costs deferred in nonowner changes in shareholders equity	$(180.3)	$(172.2)

Following are the changes in the components of pretax retirement health care and insurance costs deferred in nonowner changes in shareholders equity during 2007 (in millions).

2007
Deferred actuarial loss arising during the year	$29.5
Amortization of previously deferred actuarial losses into net periodic benefits expense	(26.1)

Net increase in deferred actuarial losses	3.4

Deferred prior service cost arising during the year	0.3
Amortization of previously deferred prior service credit into net periodic benefits expense	9.8

Net increase in deferred prior service cost	10.1

Pretax increase in nonowner changes in shareholders equity related to deferred health care and insurance costs	$13.5

The key actuarial assumptions used to determine net retirement benefits expense and the benefits obligation for the three years ended December 31 are provided in the following table. For actuarial purposes, the initial health care inflation rate is assumed to decline ratably to the future rate in 2014 and then remain constant thereafter. The measurement date for the company’s retiree health care accounting is December 31.

	2007	2006	2005
Discount rate	6.3%	5.75%	5.5%
Initial health care inflation rate	9.0%	8.1%	8.9%
Future health care inflation rate	5.0%	5.0%	5.0%

For informational purposes, following is a summary of the potential impact on net periodic retirement benefits expense and the end of year benefits obligation of a hypothetical 1% change in the assumed health care inflation rate (in millions). Brackets indicate a reduction in expense or liability.

	1% Increase	1% Decrease
Net periodic retirement benefits expense	$4.5	$(4.4)
Retirement benefits liability	$50.5	$(48.0)

RETIREMENT BENEFITS PAYMENTS

Following are retirement benefits expected to be paid in future years, based on employee data and plan assumptions, as of December 31, 2007 (in millions).

	Pensions	Health Care and Insurance
2008	$172.9	$69.6
2009	$188.6	$72.2
2010	$203.3	$73.9
2011	$220.0	$75.6
2012	$242.0	$76.0
2014-2017	$1,397.1	$402.1

EMPLOYEE STOCK PURCHASE AND SAVINGS PLANS

The company sponsors employee stock purchase and savings plans (401(k) plans), which are voluntary defined contribution plans in which most regular employees are eligible for participation. Under the 401(k) plans, the company makes matching cash contributions for up to 6% of employee pretax savings. The company’s matching contribution percentage is established annually based on a formula that considers both consolidated net income and total employee costs. Total 401(k) expense was $58.2 million, $60.7 million and $63.6 million for 2007, 2006 and 2005, respectively.

6.	Stock-Based Compensation

STOCK OPTIONS

Under the terms of the company’s stock option plans, officers, certain other employees and nonemployee directors may be granted options to purchase the company’s common stock at a price equal to the closing market price per the New York Stock Exchange Composite Tape on the date the options are granted. The company issues either new shares or treasury shares when options are exercised under employee stock compensation plans. Under the plans for the board of directors, shares are issued exclusively from treasury stock. The company’s stock option plans provide for accelerated exercisability on the occurrence of certain events relating to a change in control, merger, sale of substantially all company assets or complete liquidation of the company. At December 31, 2007, 2006 and 2005, a total of 137 million, 115 million and 121 million shares of common stock were designated for future issuance under existing stock option plans, respectively.

The company’s stock options ratably vest over a three-year service period commencing immediately following grant of the award, and have a maximum life of 10 years. There are no performance-based vesting requirements associated with stock options. The company’s stock option plans provide for immediate vesting of all unvested options whenever an employee voluntarily leaves the company and has either completed at least 20 years of service or is at least age 60. For employees meeting these criteria, the accelerated vesting policy renders the requisite three-year service condition “nonsubstantive” under FAS No. 123R, “Shared-Based Payment,” and the company therefore fully expenses all options granted to individuals meeting either criterion as of the grant date. The company also identifies stock options granted to employees who do not yet, but will meet the separation-based vesting criteria prior to the end of the three-year vesting cycle, and recognizes expense over the substantive vesting period for that group of options. Stock options granted to employees not meeting the separation-based vesting criteria are expensed ratably over the three-year option vesting period. Due to the requirement to expense nonforfeitable options as of the grant date, the company recognized expense equal to 67%, 60% and 60% of the value related to its 2007, 2006 and 2005 awards, respectively, in the fourth quarter when the options were granted. For financial reporting purposes, stock compensation expense is included in cost of sales and marketing, distribution and administrative expenses, depending on where the recipient’s cash compensation is reported, and is classified as a corporate item for business segments reporting.

Nonemployee directors may elect to receive their annual retainer in shares of Anheuser-Busch common stock instead of cash. If all nonemployee directors eligible to own the company’s common stock elected to receive their 2008 annual retainer in shares, the total number of shares issued would be 21,494, based on the closing price for the company’s common stock at December 31, 2007.

Following is a summary of stock option activity and pricing for the years shown (options in millions).

	Options Outstanding	Wtd. Avg. Exercise Price	Options Exercisable	Wtd. Avg. Exercise Price
Balance, Dec. 31, 2004	91.8	$43.93	64.1	$40.92
Granted	11.4	$43.83
Exercised	(5.9)	$25.48
Canceled	(0.8)	$49.38

Balance, Dec. 31, 2005	96.5	$45.01	71.5	$44.06
Granted	9.5	$46.34
Exercised	(4.9)	$27.43
Canceled	(1.1)	$48.64

Balance, Dec. 31, 2006	100.0	$45.97	80.3	$45.89
Granted	10.1	$51.86
Exercised	(9.3)	$35.71
Canceled	(0.3)	$48.52

Balance, Dec. 31, 2007	100.5	$47.49	81.1	$47.18

The fair values of options granted during the last three years follow (in millions, except per option).

	2007	2006	2005
Fair value of each option granted	$10.73	$9.73	$8.81
Total number of options granted	10.1	9.5	11.4

Total fair value of options granted	$108.4	$92.4	$100.4

The fair value of stock options granted is estimated on the date of grant using a binomial (lattice method) option-pricing model. The binomial model is used for valuation because it accommodates several inputs in order to take into account multiple option exercise patterns as determined by the company’s actuaries, and essentially computes an overall value based on a weighting of various potential outcomes. The assumptions used in applying the binomial model follow. For illustrative purposes, the expected life, risk-free rate and fair value per option shown are weighted averages derived from historical exercise patterns. The volatility of Anheuser-Busch common stock is estimated by the company’s actuaries based on an analysis of both historical and current market volatilities.

	2007	2006	2005
Expected life of option	6.3 yrs	6.3 yrs	5.5 yrs
Risk-free interest rate	3.6%	4.6%	4.4%
Expected volatility of Anheuser-Busch stock	22%	20%	21%
Expected dividend yield on Anheuser-Busch stock	2.5%	2.5%	2.5%

The following tables provide additional information regarding options outstanding and options that were exercisable as of December 31, 2007 (options in millions).

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number	Wtd. Avg. Remaining Life	Wtd. Avg. Exercise Price	Number	Wtd. Avg. Remaining Life	Wtd. Avg. Exercise Price
$10–$29	2.5	1 yr	$29.92	2.5	1 yr	$29.92
$30–$39	5.3	1.9 yrs	$37.83	5.3	1.9 yrs	$37.83
$40–$49	55.2	5.4 yrs	$46.52	45.7	4.8 yrs	$46.73
$50–$54	37.5	6.8 yrs	$51.45	27.6	5.7 yrs	$51.29

$10–$54	100.5	5.6 yrs	$47.49	81.1	4.8 yrs	$47.18

	Pretax In-the-Money Value
Range of Exercise Prices	Number	Options Outstanding	Options Exercisable
$10–$29	2.5	$56.0	$56.0
$30–$39	5.3	75.9	75.9
$40–$49	55.2	363.9	260.9
$50–$54	37.5	28.8	28.8

$10–$54	100.5	$524.6	$421.6

The following illustrates the impact of stock compensation activity on certain earnings and cash flow amounts for the last three years (in millions, except per share). Unrecognized pretax stock compensation cost as of December 31, 2007 was $100 million, which is expected to be recognized over a weighted average life of approximately 1.5 years.

	2007	2006	2005
Pretax stock compensation expense	$135.9	$122.9	$134.1
After-tax stock compensation expense	$94.9	$87.1	$94.8
Diluted earnings per share impact	$0.13	$0.11	$0.12
Cash proceeds from stock option exercises	$282.6	$121.3	$135.4
In-the-money value of stock options exercised	$148.9	$97.1	$122.4
Income tax benefit of stock options exercised	$53.8	$34.3	$41.6
Income tax benefit in excess of associated deferred taxes	$21.3	$22.6	$25.9

The income tax benefit the company receives from the exercise of stock options is based on the income realized by optionees upon exercise. For nonqualified stock options, the benefit is recognized as a reduction of current taxes payable and an increase in paid-in-capital with no impact on earnings. For incentive stock options, a tax benefit received that is less than or equal to the hypothetical benefit that would have been received by providing deferred tax assets when the options were expensed is recorded as a reduction of the current tax provision. Any benefit in excess of the hypothetical benefit adjusts paid-in-capital. Because the company’s employee stock options are not traded on an exchange, the fair value disclosed is required to be based on a theoretical option-pricing model. Employees can receive no value nor derive any benefit from holding stock options under these plans without an increase in the market price of Anheuser-Busch stock. Such an increase in stock price benefits all shareholders.

RESTRICTED STOCK

The company awards restricted stock to officers, certain other employees and nonemployee directors. Awards to employees are generally effective in January of each year pursuant to grants approved by the Board of Directors the previous November. Awards to nonemployee directors are granted and are effective in April. Shares of restricted stock either vest ratably over a three-year period (time-based shares), or vest in prespecified percentages at the end of three years based on total BUD shareholder return performance ranked against the S&P 500 companies over that period (performance-based shares). Performance-based restricted shares were granted to members of the company’s Strategy Committee in 2006 and 2007, with all other eligible employees and nonemployee directors receiving time-based shares. In accordance with FAS 123R, compensation expense is recognized over the three-year vesting or performance evaluation period, respectively, based on the grant date fair values. For time-based shares, fair value is equal to the closing market price per the New York Stock Exchange Composite Tape on the effective date of the award. As appropriate under FAS 123R, the fair value of the performance-based shares includes a discount from the grant date market price that reflects the risk of forfeiture due to the performance-based vesting criteria. Following is a summary of restricted stock activity and fair values for the years shown. An additional 236,220 shares of the time-based restricted shares shown below vested in January 2008.

	Performance Based Restricted Stock	Wtd. Avg. Fair Value	Time Based Restricted Stock	Wtd. Avg. Fair Value
Balance, Dec. 31, 2005	—	—	—	—
Granted	168,557	$35.58	409,827	$43.39
Canceled	(53,284)	$35.58	(17,199)	$43.39

Balance, Dec. 31, 2006	115,273	$35.38	392,628	$43.39
Granted	127,586	$39.87	341,705	$49.27
Vested	—	—	(131,672)	$43.39
Canceled	—	—	(11,792)	$46.52

Balance, Dec. 31, 2007	242,859	$37.83	590,869	$46.73

ADOPTION OF FAS 123R

Prior to 2006, Anheuser-Busch accounted for employee stock compensation in accordance with FAS 123, “Accounting for Stock-Based Compensation,” and elected to recognize no expense related to employee stock compensation, since options were always granted with an exercise price equal to the market price of the company’s stock on the effective date of grant. In December 2004, the Financial Accounting Standards Board issued a revised and renamed Standard regarding stock compensation—FAS 123R. The revised Standard, which was adopted by Anheuser-Busch in the first quarter of 2006, eliminates the disclosure-only election available under FAS 123 and requires recognition of compensation expense for stock options and all other forms of equity compensation, generally based on the fair value of the instruments on the effective date of grant. In order to enhance the comparability of all periods presented and provide the fullest understanding of the impact that expensing stock compensation has on the company’s results, Anheuser-Busch retrospectively applied the new Standard to prior period results.

Following are amounts pertinent to operations and cash flows for 2005 as they were previously reported and after the retrospective adoption of FAS 123R (in millions, except per share). In connection with the adoption, the company adjusted deferred income taxes (offset in retained earnings) $50.6 million as of December 31, 2006 to eliminate deferred income taxes related to incentive stock options.

	2005
	Including FAS 123R	As Reported
Operating Results
Cost of sales	$9,606.3	$9,579.5
Gross profit	$5,429.4	$5,456.2
Marketing, distribution and administrative expenses	$2,837.5	$2,730.2
Operating income	$2,486.9	$2,621.0
Income before income taxes	$2,057.4	$2,191.5
Provision for income taxes	$811.1	$850.4
Net income	$1,744.4	$1,839.2
Basic earnings per share	$2.24	$2.37
Diluted earnings per share	$2.23	$2.35
Cash Flows
Operating cash flow before the change in working capital	$2,651.6	$2,677.5
Cash provided by operating activities	$2,701.9	$2,727.8
Shares issued under stock plans	$161.4	$135.5
Cash used for financing activities	$1,615.8	$1,641.7

7.	Income Taxes

Following are the components of the provision for income taxes for the three years ended December 31 (in millions).

	2007	2006	2005
Current tax provision
Federal	$853.6	$789.3	$712.0
State	150.2	141.1	129.8
Foreign	31.9	15.9	8.4

Total current provision	1,035.7	946.3	850.2

Deferred tax provision/(benefit)
Federal	(54.8)	(26.1)	(38.9)
State	(12.0)	(10.5)	(12.7)
Foreign	0.9	(9.2)	12.5

Total deferred benefit	(65.9)	(45.8)	(39.1)

Total tax provision	$969.8	$900.5	$811.1

The deferred income tax provision is a noncash expense or benefit resulting from temporary differences between financial reporting and income tax filing in the timing of certain income and expense items, and differences in the bases of assets and liabilities. For Anheuser-Busch, the primary temporary differences relate to depreciation on fixed assets, pension contributions and accrued U.S. taxes on equity income, net of applicable foreign tax credits.

The company’s deferred income tax liabilities and deferred income tax assets as of December 31, 2007 and 2006, are summarized by category in the following table (in millions). Deferred tax liabilities result primarily from income tax deductions being received prior to expense recognition for financial reporting purposes.

Deferred tax assets relate primarily to expenses being recognized for financial reporting purposes that are not yet deductible for income tax purposes, and the recognition of underfunded pension liabilities. Deferred income taxes are not provided on undistributed earnings of consolidated foreign subsidiaries that are considered to be permanently reinvested outside the United States. Cumulative foreign earnings considered permanently reinvested totaled $235 million at both December 31, 2007 and 2006.

	2007	2006
Deferred income tax liabilities
Fixed assets	$1,755.2	$1,789.1
Accrued net U.S. taxes on equity earnings	241.5	210.6
Accelerated pension contributions	177.4	234.6
Other	251.3	217.4

Total deferred income tax liabilities	2,425.4	2,451.7

Deferred income tax assets
Deferred retirement benefits	591.9	713.8
Stock compensation	315.7	309.3
Spare parts and production supplies	78.9	79.4
Compensation-related obligations	67.2	70.4
Other	169.2	184.7
Valuation allowances	(50.0)	(47.4)

Total deferred income tax assets(1)	1,172.9	1,310.2

Net deferred income tax liabilities	$1,252.5	$1,141.5

Note:

(1)	Deferred income tax assets of $62.1 million and $53.0 million, respectively, are classified in other current assets at December 31, 2007 and 2006.

Reconciliation between the U.S. federal statutory income tax rate and Anheuser-Busch’s effective income tax rate for the three years ended December 31 is presented below.

	2007	2006	2005
Federal statutory tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	3.4	3.7	3.7
Impact of foreign operations	4.4	2.8	0.7
Other items, net	(2.8)	(2.0)	—

Effective income tax rate	40.0%	39.5%	39.4%

Effective January 1, 2007, Anheuser-Busch adopted FASB Interpretation No. 48 (FIN 48), “Accounting for Uncertainty in Income Taxes.” To comply with the Interpretation, Anheuser-Busch initially reclassified $102.6 million of tax liabilities from current to noncurrent on the balance sheet and also separately recognized $53.1 million of deferred tax assets which had previously been netted against tax liabilities. The company made no adjustments to retained earnings related to adoption. The following table shows the activity related to unrecognized tax benefits during 2007 (in millions). It is anticipated that settlements in foreign tax jurisdictions will reduce gross unrecognized tax benefits by approximately $12.0 million in 2008, with net unrecognized tax benefits remaining unchanged due to the offset of U.S. foreign tax credits. Of the unrecognized tax benefits shown below, $51.5 million would reduce the company’s effective income tax rate if recognized.

2007
Unrecognized tax benefits, beginning of year	$96.8
Additions based on current year tax positions	30.9
Additions for prior year tax positions	9.7
Reductions for prior year tax positions	(16.8)
Settlements with tax authorities	(0.5)
Lapses in statutes of limitations	(9.0)
Unrecognized tax benefits, end of year	$111.1

The company’s policy is to accrue interest related to potential underpayment of income taxes within the provision for income taxes. Interest is computed on the difference between the company’s uncertain tax benefit positions under FIN 48 and the amount deducted or expected to be deducted in the company’s tax returns. The company had $8.1 million and $7.8 million of accrued interest related to uncertain tax positions at December 31, 2007 and 2006, respectively. Interest expense recognized in 2007 was not material.

The principal jurisdictions for which Anheuser-Busch files income tax returns are U.S. federal and the various city, state, and international locations where the company has operations. The company participates in the IRS Compliance Assurance Process program for the examination of its U.S. federal income tax returns, and examinations are substantially complete through 2006. City and state examinations are substantially complete through 2002. The status of international tax examinations varies by jurisdiction. The company does not anticipate any material adjustments to its financial statements resulting from tax examinations currently in progress.

8.	Debt

The company uses SEC shelf registrations for efficiency and flexibility when issuing debt, and currently has registered debt available for issuance as a well-known seasoned issuer. Gains or losses on debt redemptions (either individually or in the aggregate) were not material for any year presented. The company has the ability and intent to refinance its entire debt portfolio on a long-term basis, including a $2 billion committed revolving credit agreement in support of its commercial paper borrowing, and therefore classifies all debt as long-term. Debt at the end of the year consisted of the following for the year shown (in millions).

	2007	2006
U.S. dollar notes due 2008 to 2023, interest rates from 4.375% to 7.5%	$4,355.4	$3,540.7
U.S. dollar debentures due 2009 to 2043, interest rates from 5.75% to 9.0%	3,150.0	2,900.0
Commercial paper, interest rates of 4.33% and 5.39%, respectively, at year-end	1,038.2	658.4
Industrial revenue bonds due 2009 to 2047, interest rates from 4.55% to 7.4%	283.9	269.4
Medium-term notes due 2010, interest rate 5.625%	200.0	200.0
Chinese yuan-denominated bank loans due 2008 to 2011, interest rates from 5.51% to 7.29%	21.9	32.0
Miscellaneous items	111.1	72.4
Unamortized debt discounts	(20.2)	(19.4)

Total debt	$9,140.3	$7,653.5

The company’s 5.49% fixed rate U.S. dollar notes ($100.0 million notional value) were swapped to a floating LIBOR-based rate when issued. The effective interest rates for this debt were 5.19% in 2007 and 4.98% in 2006, with year-end rates of 4.92% and 5.25%, respectively.

The weighted-average interest rates for commercial paper borrowings during 2007, 2006 and 2005 were 5.16%, 5.00% and 3.31%, respectively. The company has in place a single committed $2.0 billion revolving credit agreement that expires in October 2010 to support the company’s commercial paper program. The agreement is syndicated among 17 banks, has no financial covenants and does not designate a material adverse change as a default event or as an event prohibiting a borrowing. Credit rating triggers in the agreement pertain only to annual fees and the interest rate applicable to any potential borrowing, not to the availability of funds. There have been no borrowings under the agreement for any year shown. Annual fees for the agreement were $1.0 million in both 2007 and 2006 and $1.2 million in 2005. Commercial paper borrowings of up to $2.0 billion are classified as long-term, as they are supported on a long-term basis by the revolving credit agreement. Any commercial paper borrowings in excess of $2.0 billion will be classified as short-term.

In February 2008, the company entered into a new, $500 million, 364-day revolving credit agreement to provide an additional source of short-term support for its commercial paper program as necessary. The agreement is cancellable by Anheuser-Busch or its bank syndicate without penalty anytime prior to the end of its 364-day term. The company may also extend the term of outstanding borrowings for an additional year.

9.	Supplemental Cash Flow Information

Accounts payable include $120 million and $105 million of outstanding checks at December 31, 2007 and 2006, respectively. Supplemental cash flow information for the three years ended December 31 is presented in the following table (in millions).

	2007	2006	2005
Cash paid during the year
Interest, net of interest capitalized	$454.8	$433.2	$436.0
Income taxes	$936.6	$920.2	$814.7
Excise taxes	$2,298.9	$2,252.3	$2,217.3
Change in working capital
(Increase)/Decrease in current assets:
Accounts receivable	$(85.0)	$(38.8)	$14.7
Inventories	(28.6)	(40.4)	35.8
Other current assets	(17.4)	(4.6)	6.9
Increase/(Decrease) in current liabilities:
Accounts payable	38.2	176.8	54.7
Accrued salaries, wages and benefits	31.5	91.9	(40.5)
Accrued taxes	(27.7)	(22.8)	3.8
Accrued interest	12.2	0.5	(1.5)
Other current liabilities	3.5	17.1	(2.9)
Derivatives fair value adjustment	(7.4)	6.1	(9.8)
Working capital adjustment for acquisition/disposition	(1.4)	3.0	(10.9)
Impact of FIN 48 adoption	58.6	—	—

Net (increase)/decrease in working capital	$(23.5)	$188.8	$50.3

10.	Accumulated Nonowner Changes In Shareholders Equity

The components of accumulated nonowner changes in shareholders equity, net of tax as of December 31 are summarized below (in millions).

	2007	2006
Foreign currency translation	$(347.0)	$(452.2)
Deferred hedging gains/(losses)	0.1	2.1
Deferred securities valuation gains	1.0	1.3
Deferred retirement benefits costs(1)	(576.3)	(782.0)
Accumulated nonowner changes in shareholders equity, net of tax	$(922.2)	$(1,230.8)

Note:

(1)	Includes FAS 158 adoption impact of $412.0 million in 2006.

Deferred income tax liabilities of $0.1 million and $1.2 million have been recognized for deferred hedging gains as of December 31, 2007 and 2006, respectively. Deferred income tax liabilities of $0.6 million and $0.7 million have been provided for deferred securities valuation gains at the end of 2007 and 2006, respectively, while deferred tax assets of $372.3 million and $504.4 million, respectively, have been recognized for deferred benefits costs for the same periods. The majority of foreign currency translation losses relate to equity investments (primarily Grupo Modelo) whose operations are reported in Anheuser-Busch’s financial statements on a net-of-tax basis. See Note 3 for details of hedging gains and losses recognized in earnings which had previously been deferred in nonowner changes in shareholders equity.

11.	Common and Preferred Stock

COMMON STOCK ACTIVITY

Common stock activity for the three years ended December 31 is summarized below (shares in millions).

	2007	2006	2005
Common Stock
Beginning common stock	1,473.7	1,468.6	1,463.0
Shares issued under stock plans	8.8	5.1	5.6

Common stock	1,482.5	1,473.7	1,468.6

Treasury Stock
Beginning treasury stock	(707.6)	(690.9)	(678.0)
Treasury stock acquired	(53.6)	(16.7)	(12.9)

Cumulative treasury stock	(761.2)	(707.6)	(690.9)

Net common stock outstanding	721.3	766.1	777.7

EARNINGS PER SHARE OF COMMON STOCK

Basic earnings per share are computed by dividing net income by the weighted- average number of shares of common stock outstanding for the year. Diluted earnings per share are computed using the weighted-average number of common shares outstanding, plus an adjustment for the dilutive effect of unexercised in-the-money stock options. Reconciliation between basic and diluted weighted-average common shares outstanding for the three years ended December 31 follows (millions of shares). There were no adjustments to net income for any year shown for purposes of calculating earnings per share.

	2007	2006	2005
Basic weighted-average shares outstanding	746.3	770.6	777.5
Weighted-average stock option shares	10.8	6.4	5.1

Diluted weighted-average shares outstanding	757.1	777.0	782.6

COMMON STOCK REPURCHASE

The board of directors has previously approved various resolutions authorizing the company to repurchase shares of its common stock. At December 31, 2007, approximately 61 million shares remained available for repurchase under Board authorizations. The most recent authorization, in December 2006, was approval of a multi-year repurchase of 100 million shares. Authorizations do not specify annual minimum or maximum repurchase amounts and do not expire until fully utilized. The company repurchased 53.6 million common shares in 2007, 16.7 million common shares in 2006 and 12.9 million shares in 2005, for $2.7 billion, $745.9 million and $620.4 million, respectively.

PREFERRED STOCK

At December 31, 2007 and 2006, 40 million shares of $1.00 par value preferred stock were authorized and unissued.

12.	Contingencies

The company and certain of its subsidiaries are involved in claims and legal proceedings in which monetary damages and other relief is sought. The company is vigorously contesting these claims; however resolution is not expected to occur quickly, and the ultimate outcome cannot presently be predicted. It is the opinion of management that the ultimate resolution of these claims, legal proceedings and other contingencies, either individually or in the aggregate, will not materially affect the company’s financial position, results of operations or liquidity.

13.	Business Segments

The company categorizes its operations into four business segments: U.S. beer, international beer, packaging and entertainment. The U.S. beer segment consists of the company’s U.S. beer manufacturing and import operations; company-owned beer wholesale operations; vertically integrated rice, barley and hops operations; and a short-haul transportation business. The international beer segment consists of the company’s overseas beer production and marketing operations, which include company-owned operations in China and the United Kingdom, administration of contract and license brewing arrangements and equity investments. Principal foreign markets for sale of the company’s products are China, the United Kingdom, Canada, Mexico and Ireland. The company attributes foreign sales based on the location of the distributor purchasing the product. The packaging segment is composed of the company’s aluminum beverage can and lid manufacturing, aluminum recycling, label printing and glass manufacturing operations. Cans and lids are produced for both the company’s U.S. beer operations and external customers in the U.S. soft drink industry. The entertainment segment consists of the company’s SeaWorld, Busch Gardens and other adventure park operations.

Following is Anheuser-Busch business segment information for 2007, 2006 and 2005 (in millions). Intersegment sales are fully eliminated in consolidation. No single customer accounted for more than 10% of sales. General corporate expenses, including net interest expense and stock compensation expense, are not allocated to the operating segments. In 2007, the company changed management reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 and 2005 segment results have been updated to conform to this reporting convention. Corporate results for 2005 have been recast for the retrospective adoption of FAS 123R, which had no impact on the company’s four operating segments.

2007	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Eliminations(1)	Consolidated
Income Statement Information
Gross sales	$14,158.7	1,351.7	2,632.8	1,272.7	(427.2)	$18,988.7
Net sales—intersegment	$3.2	0.6	931.9	—	(935.7)	$—
Net sales—external	$12,106.1	1,097.5	1,700.9	1,272.7	508.5	$16,685.7
Depreciation and amortization	$749.0	49.8	68.9	103.0	25.5	$996.2
Income before income taxes	$2,784.0	93.3	175.8	262.7	(893.1)	$2,422.7
Equity income, net of tax	$2.3	660.1	—	—	—	$662.4
Net income	$1,728.4	717.9	109.0	162.9	(602.9)	$2,115.3
Balance Sheet Information
Total assets	$8,142.0	5,880.8	772.6	1,548.3	811.3	$17,155.0
Equity method investments	$93.9	3,925.6	—	—	—	$4,019.5
Goodwill	$21.2	1,343.3	21.9	288.3	—	$1,674.7
Foreign-located fixed assets	$4.5	544.4	—	—	—	$548.9
Capital expenditures	$554.4	59.2	72.4	169.4	14.6	$870.0

2006	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Eliminations(1)	Consolidated
Income Statement Information
Gross sales	$13,394.2	1,235.6	2,562.3	1,178.5	(412.8)	$17,957.8
Net sales—intersegment	$2.8	—	896.4	—	(899.2)	$—
Net sales—external	$11,388.2	998.2	1,665.9	1,178.5	486.3	$15,717.1
Depreciation and amortization	$715.1	51.2	76.9	99.0	46.5	$988.7
Income before income taxes	$2,709.2	76.7	145.0	232.8	(886.8)	$2,276.9
Equity income, net of tax	$3.4	585.4	—	—	—	$588.8
Net income	$1,683.1	633.0	89.9	144.3	(585.1)	$1,965.2
Balance Sheet Information
Total assets	$7,988.3	5,350.6	781.5	1,479.1	777.7	$16,377.2
Equity method investments	$67.8	3,604.6	—	—	—	$3,672.4
Goodwill	$21.2	1,283.0	21.9	288.3	—	$1,614.4
Foreign-located fixed assets	$4.2	517.7	—	—	—	$521.9
Capital expenditures	$516.7	36.9	55.9	157.6	45.4	$812.5

2005	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Eliminations(1)	Consolidated
Income Statement Information
Gross sales	$13,067.6	1,165.5	2,383.6	1,084.8	(448.0)	$17,253.5
Net sales—intersegment	$2.7	—	871.1	—	(873.8)	$—
Net sales—external	$11,079.8	932.8	1,512.5	1,084.8	425.8	$15,035.7
Depreciation and amortization	$706.6	52.1	83.3	93.9	43.1	$979.0
Income before income taxes	$2,630.7	86.5	141.5	205.9	(1,007.2)	$2,057.4
Equity income, net of tax	$—	498.1	—	—	—	$498.1
Net income	$1,631.0	551.7	87.7	127.7	(653.7)	$1,744.4
Balance Sheet Information
Total assets	$8,019.0	5,049.2	764.4	1,400.8	1,321.6	$16,555.0
Equity method investments	$—	3,373.1	—	—	—	$3,373.1
Goodwill	$21.2	1,261.1	21.9	288.3	—	$1,592.5
Foreign-located fixed assets	$3.7	510.3	—	—	—	$514.0
Capital expenditures	$851.7	72.8	55.0	104.2	53.0	$1,136.7

Note:

(1)

Corporate assets principally include cash, marketable securities, deferred charges and certain fixed assets. Eliminations impact only gross and intersegment sales. External net sales reflect the reporting of pass-through beer delivery costs reimbursed by independent wholesalers of $423.5 million, $370.9 million and $340.1 million in 2007, 2006 and 2005, respectively.

(This page has been left blank intentionally.)

Anheuser-Busch Companies, Inc. and Subsidiaries

Consolidated Balance Sheet (Unaudited)

	September 30, 2008	December 31, 2007
	(in millions, except per share)
Assets
Current Assets:
Cash	$314.3	$283.2
Accounts receivable	1,131.1	805.2
Inventories	782.6	723.5
Other current assets	259.7	212.6

Total current assets	2,487.7	2,024.5
Investments in affiliated companies	4,290.6	4,019.5
Plant and equipment, net	8,725.7	8,833.5
Intangible assets, including goodwill of $1,198.4 and $1,134.6	1,644.7	1,547.9
Other assets	711.0	729.6

Total Assets	$17,859.7	$17,155.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,721.7	$1,464.5
Accrued salaries, wages and benefits	393.3	374.3
Accrued taxes	458.3	106.2
Accrued interest	118.3	136.4
Other current liabilities	339.5	222.4

Total current liabilities	3,031.1	2,303.8

Retirement benefits	926.5	1,002.5

Debt	7,688.6	9,140.3

Deferred income taxes	1,339.9	1,314.6

Other long-term liabilities	254.3	242.2

Shareholders Equity:
Common stock, $1.00 par value, authorized 1.6 billion shares	1,498.4	1,482.5
Capital in excess of par value	4,128.7	3,382.1
Retained earnings	19,051.4	17,923.9
Treasury stock, at cost	(19,430.1)	(18,714.7)
Accumulated nonowner changes in equity	(629.1)	(922.2)

Total Shareholders Equity	4,619.3	3,151.6

Commitments and contingencies	—	—

Total Liabilities and Shareholders Equity	$17,859.7	$17,155.0

See the accompanying footnotes on pages AF-37 to AF-41.

Anheuser-Busch Companies, Inc. and Subsidiaries

Consolidated Statement of Income (Unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in millions, except per share)
Gross sales	$5,548.6	$5,237.4	$15,539.4	$14,769.2
Excise taxes	(632.0)	(619.7)	(1,802.2)	(1,777.7)

Net Sales	4,916.6	4,617.7	13,737.2	12,991.5
Cost of sales	(3,015.0)	(2,868.5)	(8,643.5)	(8,201.1)

Gross profit	1,901.6	1,749.2	5,093.7	4,790.4
Marketing, distribution and administrative expenses	(810.9)	(777.4)	(2,310.4)	(2,199.3)
Corporate charges	(166.2)	—	(166.2)	—
Gain on sale of distribution rights	15.3	26.5	15.3	26.5

Operating income	939.8	998.3	2,632.4	2,617.6
Interest expense	(116.0)	(119.4)	(366.7)	(359.0)
Interest capitalized	3.6	4.5	12.6	12.2
Interest income	1.1	0.7	3.4	2.7
Other income/(expense), net	0.8	(12.6)	(1.2)	(8.9)

Income before income taxes	829.3	871.5	2,280.5	2,264.6
Provision for income taxes	(337.4)	(350.0)	(881.5)	(902.7)
Equity income, net of tax	174.2	185.2	467.2	539.3

Net income	$666.1	$706.7	$1,866.2	$1,901.2

Basic earnings per share	$.92	$.96	$2.60	$2.53

Diluted earnings per share	$.90	$.95	$2.55	$2.49

Weighted average shares outstanding
Basic	722.4	738.6	717.7	752.3

Diluted	744.2	745.4	733.1	763.0

See the accompanying footnotes on pages AF-37 to AF-41.

Anheuser-Busch Companies, Inc. and Subsidiaries

Consolidated Statement of Cash Flows (Unaudited)

	Nine Months Ended September 30,
In millions	2008	2007
	(in millions)
Cash flow from operating activities:
Net income	$1,866.2	$1,901.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	756.3	748.3
Decrease in deferred income taxes	(21.2)	(71.1)
Stock-based compensation expenses	45.5	46.4
Undistributed earnings of affiliated companies	(34.7)	(126.0)
Gain on sale of business	(15.3)	(42.5)
Corporate Charges	140.9	—
Other, net	(15.3)	79.6

Operating cash flow before the change in working capital	2,722.4	2,535.9
Decrease/(Increase) in working capital	120.4	(83.4)

Cash provided by operating activities	2,842.8	2,452.5

Cash flow from investing activities:
Capital expenditures	(572.4)	(564.8)
Acquisitions	(93.1)	(84.7)
Proceeds from sale of business	52.3	41.6

Cash used for investing activities	(613.2)	(607.9)

Cash flow from financing activities:
Increase in debt	5.0	906.4
Decrease in Debt	(1,463.2)	(257.8)
Dividends paid to shareholders	(738.7)	(691.8)
Acquisition of treasury stock	(723.4)	(1,934.9)
Shares issued under stock plans	721.8	215.8

Cash used for financing activities	(2,198.5)	(1,762.3)

Net increase in cash during the period	31.1	82.3
Cash, beginning of period	283.2	219.2

Cash, end of period	$314.3	$301.5

See the accompanying footnotes on pages AF-37 to AF-41.

Anheuser-Busch Companies, Inc. and Subsidiaries

Notes to Unaudited Consolidated Financial Statements

1.	Unaudited Financial Statements

The unaudited financial statements have been prepared in accordance with U.S. generally accepted accounting principles and applicable SEC guidelines pertaining to quarterly financial reporting, and include all adjustments necessary for a fair presentation. These statements should be read in combination with the consolidated financial statements and notes included in the company’s annual report on Form 10-K for the year ended December 31, 2007.

2.	Business Segments Information

Comparative business segments information for the third quarter and nine months ended September 30 (in millions):

Third Quarter	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2008
Gross sales	$4,032.8	436.4	681.4	499.2	(101.2)	$5,548.6
Net sales:
—Intersegment	$0.9	0.1	250.7	—	(251.7)	—
—External	$3,465.6	370.6	430.7	499.2	150.5	$4,916.6
Income Before Income Taxes	$897.0	46.2	67.7	169.7	(351.3)	$829.3
Equity income	$(0.8)	175.0	—	—	—	$174.2
Net income	$555.4	203.6	42.0	105.2	(240.1)	$666.1
2007
Gross sales	$3,803.7	380.0	698.6	479.5	(124.4)	$5,237.4
Net sales:
—Intersegment	$0.8	0.1	256.9	—	(257.8)	—
—External	$3,251.8	311.3	441.7	479.5	133.4	$4,617.7
Income Before Income Taxes	$811.8	34.6	50.6	175.0	(200.5)	$871.5
Equity income	$1.8	183.4	—	—	—	$185.2
Net income	$505.1	204.9	31.4	108.5	(143.2)	$706.7

Nine months	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2008
Gross sales	$11,500.6	1,176.8	2,052.6	1,137.2	(327.8)	$15,539.4
Net sales:
—Intersegment	$2.6	0.2	738.3	—	(741.1)	—
—External	$9,877.8	994.6	1,314.3	1,137.2	413.3	$13,737.2
Income Before Income Taxes	$2,481.7	131.8	157.1	270.0	(760.1)	$2,280.5
Equity income	$(1.9)	469.1	—	—	—	$467.2
Net income	$1,536.8	550.8	97.4	167.4	(486.2)	$1,866.2
2007
Gross sales	$11,003.0	1,022.1	2,048.0	1,065.1	(369.0)	$14,769.2
Net sales:
—Intersegment	$2.5	0.6	738.6	—	(741.7)	—
—External	$9,406.0	838.3	1,309.4	1,065.1	372.7	$12,991.5
Income Before Income Taxes	$2,361.5	83.7	150.1	270.4	(601.1)	$2,264.6
Equity income	$3.4	535.9	—	—	—	$539.3
Net income	$1,467.5	587.8	93.1	167.6	(414.8)	$1,901.2

In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

3.	Stock Compensation

Under the terms of the company’s stock option plans, officers, certain other employees and non-employee directors may be granted options to purchase the company’s common stock at a price equal to the New York Stock Exchange closing composite tape on the date the option is granted. Options generally vest over three years and have a maximum term of 10 years. At September 30, 2008, existing stock plans authorized issuance of 120 million shares of common stock. The company has the choice of issuing either new shares or from treasury stock when options are exercised under employee stock compensation plans. Under the plan for the board of directors, shares are issued from treasury stock.

For financial reporting purposes, stock compensation expense is included in cost of sales and marketing, distribution and administrative expenses, depending on where the recipient’s cash compensation is reported, and is classified as a corporate item for business segments reporting. Unrecognized stock compensation expense as of September 30, 2008 totaled $72 million, which is expected to be recognized in the fourth quarter.

The following table provides additional information regarding options outstanding and options that were exercisable as of September 30, 2008 (options and in-the-money values in millions).

Options Outstanding					Options Exercisable
Range of Exercise Prices	Number	Wtd. Avg. Remaining Life	Wtd. Avg. Exercise Price	Pretax In- The-Money Value	Number	Wtd. Avg. Exercise price	Pretax In- The- Money Value
$20 – $29	0.4	0.2 years	$29.97	$12.7	0.4	$29.69	$12.7
$30 – $39	3.0	1.1 years	$37.84	81.6	3.0	$37.84	81.6
$40 – $49	46.6	4.9 years	$46.50	1,019.4	37.4	$46.75	683.8
$50 – $54	34.1	6.2 years	$51.46	331.3	24.5	$51.29	331.3

$20 – $54	84.1	5.3 years	$48.13	$1,445.0	65.3	$47.94	$1,109.4

4.	Derivatives

Anheuser-Busch accounts for its derivatives in accordance with FAS 133, “Accounting for Derivatives and Other Hedging Instruments,” and therefore defers in accumulated non owner changes in shareholders equity the portion of cash flow hedging gains and losses that equal the change in cost of the underlying hedged transactions. As the underlying hedged transactions occur, the associated deferred hedging gains and losses are reclassified into earnings to match the change in cost of the transaction. For fair value hedges, the changes in value for both the derivative and the underlying hedged exposure are recognized in earnings each quarter.

Following are pretax gains and losses from derivatives which were recognized in earnings during the third quarter and first nine months (in millions). These gains and losses effectively offset changes in the cost or value of the company’s hedged exposures.

Third Quarter				Nine Months
2008		2007		2008		2007
Gains	Losses	Gains	Losses	Gains	Losses	Gains	Losses
$8.8	$3.3	$4.9	$7.8	$22.8	$9.2	$11.4	$17.2

The company immediately recognizes in earnings any portion of derivative gains or losses that are not 100% effective at offsetting price changes in the underlying transactions. Anheuser-Busch recognized net pretax gains due to this hedge ineffectiveness of $9.8 million for the third quarter of 2008 compared to net ineffective pretax gains of $5.1 million for the third quarter of 2007. For the nine months, the company recognized net ineffective gains of $4.1 million in 2008 and $3.7 million in 2007.

5.	Earnings Per Share

Earnings per share are calculated by dividing net income by weighted-average common shares outstanding for the period. The difference between basic and diluted weighted-average common shares is the dilutive impact of unexercised in-the-money stock options. There were no adjustments to net income for any period shown for purposes of calculating earnings per share. Weighted-average common shares outstanding for the third quarter and nine months ended September 30 are shown below (millions of shares):

	Third Quarter		Nine Months
	2008	2007	2008	2007
Basic weighted average shares	722.4	738.6	717.7	752.3
Diluted weighted average shares	744.2	745.4	733.1	763.0

6.	Nonowner Changes in Shareholders Equity

The components of accumulated nonowner changes in shareholders equity, net of applicable taxes, as of September 30, 2008 and December 31, 2007 follow (in millions):

	September 30, 2008	December 31, 2007
Foreign currency translation gains/(losses)	$(57.2)	$(347.0)
Deferred hedging gains/(losses)	(29.7)	0.1
Deferred securities valuation gains/(losses)	0.5	1.0

Deferred retirement benefits costs	(542.7)	(576.3)

Accumulated nonowner changes in shareholders equity	$(629.1)	$(922.2)

Combined net income and nonowner changes in shareholders equity, net of applicable taxes, for the third quarter and nine months ended September 30 follows (in millions):

	Third Quarter		Nine Months
	2008	2007	2008	2007
Net income	$666.1	$706.7	$1,866.2	$1,901.2
Net change in foreign currency translation	6.2	(69.3)	289.8	36.6
Net change in deferred hedging gains/(losses)	(59.4)	(3.7)	(29.8)	(7.6)
Net change in deferred securities valuation	(0.8)	(0.5)	(0.5)	(0.7)
Net change in deferred retirement benefits costs	11.3	15.5	33.6	46.5

Combined net income and nonowner changes in shareholders equity	$623.4	$648.7	$2,159.3	$1,976.0

7.	Inventories

The company’s inventories were comprised of the following as of September 30, 2008 and December 31, 2007 (in millions).

	September 30, 2008	December 31, 2007
Raw Materials	$368.4	$365.4
Work-in-Process	115.0	109.9
Finished Goods	299.2	248.2

Total Inventories	$782.6	$723.5

8.	Goodwill

Following is goodwill by business segment, as of September 30, 2008 and December 31, 2007 (in millions). Goodwill is included in either other assets or investment in affiliated companies, as appropriate, in the consolidated balance sheet. The change in goodwill during the nine months 2008 is primarily due to fluctuations in foreign currency exchange rates.

	September 30, 2008	December 31, 2007
Domestic Beer	$21.2	$21.2
International Beer	1,464.8	1,343.3
Packaging	15.8	21.9
Entertainment	288.3	288.3

Total Goodwill	$1,790.1	$1,674.7

9.	Pension and Postretirement Health Care Expense

The components of expense for pensions and postretirement health care benefits are shown below for the third quarter and nine months of 2008 and 2007 (in millions).

	Pensions
	Second Quarter		First Six Months
	2008	2007	2008	2007
Service cost (benefits earned during the period)	$24.9	$25.0	$49.8	$50.1
Interest cost on benefit obligation	47.6	44.7	95.1	89.3
Assumed return on plan assets	(55.4)	(52.2)	(110.8)	(104.3)
Amortization of prior service cost and net actuarial losses	15.0	21.4	30.0	42.7
FAS 88 Settlement	2.7	—	2.7	19.0

	34.8	38.9	66.8	96.8
Cash contributed to multi-employer plans	4.4	4.0	8.5	8.2
Cash contributed to defined contribution plans	5.2	5.1	10.6	10.3

	$44.4	$48.0	$85.9	$115.3

	Postretirement Health Care
	Second Quarter		First Six Months
	2008	2007	2008	2007
Service cost (benefits earned during the period)	$6.7	$6.9	$14.2	$13.4
Interest cost on benefit obligation	13.4	11.7	25.5	22.6
Amortization of prior service cost and net actuarial losses	3.3	4.1	7.9	8.2

Total expense	$23.4	$22.7	$47.6	$44.2

10.	Equity Investment in Grupo Modelo

Summary financial information for Anheuser-Busch’s equity investee Grupo Modelo for the third quarter and nine months of 2008 and 2007 is presented below (in millions). The amounts shown represent 100% of Modelo’s consolidated operating results based on U.S. generally accepted accounting principles on a one-month lag basis, and include the impact of the company’s purchase accounting adjustments.

	Results of Operations
	Second Quarter		First Six Months
	2008	2007	2008	2007
Net sales	$1,576.1	$1,438.1	$2,880.5	$2,596.1
Gross profit	$794.9	$739.7	$1,458.5	$1,349.0
Minority interest expense	$(4.4)	$(6.2)	$(5.2)	$(2.0)

Net income	$337.9	$380.1	$593.1	$692.8

11.	Fair Value Measurements

Effective in the first quarter 2008, the company adopted FAS No. 157, “Fair Value Measurements.” FAS 157 requires specific disclosures regarding assets and liabilities measured at fair value, including the primary sources and potentially the inputs used to determine fair value, depending on the type and reliability of those inputs. Currently, the disclosures prescribed by FAS 157 apply only to financial assets and liabilities. Applicability to nonfinancial assets and liabilities is effective in the first quarter 2009.

The company accounts for financial derivatives at fair value and at September 30, 2008 had derivatives-based assets (amounts due from counterparties) of $32.2 million and liabilities (amounts due to counterparties) of $63.3 million reported on the balance sheet. The liabilities are reported in other current liabilities while $31 million of the assets are reported in other current assets with the remaining $1.2 million reported in other assets. The fair values of derivatives are determined either through quoted prices in active markets for exchange traded derivatives, which for Anheuser-Busch are primarily commodity derivatives, or through pricing from brokers who develop values based on inputs observable in active markets, such as interest rates and currency volatilities. The fair value of derivatives based on market quoted pricing is a net liability of $27.2 million as of September 30, 2008, while the fair value related to broker quoted pricing is a net liability of $3.9 million.

Anheuser-Busch also uses fair value measurements when it periodically evaluates the recoverability of goodwill and other intangible assets, and when preparing annual fair value disclosures regarding the company’s long-term debt portfolio.

12.	InBev Transaction

On July 13, 2008, InBev N.V./S.A. and Anheuser-Busch announced an agreement to combine the two companies, forming the world’s leading global brewer. Anheuser-Busch shareholders will receive $70 per share in cash, for an aggregate equity value of $52 billion. The combined company will be called Anheuser-Busch InBev. Both companies’ Boards of Directors have unanimously approved the transaction, which is also subject to shareholder and regulatory approvals. InBev shareholders approved the transaction in a vote on September 29, 2008 and Anheuser-Busch shareholders will meet November 12, 2008 to consider the transaction. The combination is expected to be complete by the end of 2008.

13.	Corporate Charges

The $166.2 million corporate charges line-item in the income statement consists of $120 million for primarily investment banking, legal and accounting services associated with the InBev transaction and related matters, and $46.2 million in pension, retiree medical and severance costs associated with the enhanced retirement program previously announced by the company. Cash payments associated with the investment banking, legal and accounting services totaled $25.3 million in the third quarter with the remaining $95 million expected to be paid primarily in the fourth quarter.

In September 2008, in connection with its plans to reduce costs and improve efficiency, Anheuser-Busch announced the enhanced retirement program being offered to certain salaried employees. The program provides enhanced pension and retiree medical benefits to salaried employees who are at least 55 years old as of December 31, 2008. The company estimates that its salaried workforce will be reduced by 10% to 15% as a result of this program and attrition. Total pretax expense associated with this program is estimated in the range of $400 million to $525 million for enhanced retirement and severance costs, with associated cash expenditures of approximately $100 million to $140 million. The $46.2 million noncash pretax charge in the third quarter is the first expense recognized under this program. The remaining expense is expected to be recognized in the fourth quarter.

Anheuser-Busch InBev Worldwide Inc.

Offer to Exchange up to

U.S.$1,500,000,000 3.000% Notes due 2012

U.S.$1,250,000,000 4.125% Notes due 2015

U.S.$2,250,000,000 5.375% Notes due 2020

U.S.$   500,000,000 6.375% Notes due 2040

which have been registered under the Securities Act of 1933

For Any and All Outstanding Unregistered

U.S.$1,500,000,000 3.000% Notes due 2012

U.S.$1,250,000,000 4.125% Notes due 2015

U.S.$2,250,000,000 5.375% Notes due 2020

U.S.$   500,000,000 6.375% Notes due 2040

PROSPECTUS

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION	OF DIRECTORS AND OFFICERS

Group Coverage and Policy

As the parent company of the AB InBev Group, Anheuser-Busch InBev SA/NV has undertaken to indemnify its directors, officers and employees against any and all expenses (including, without limitation, attorney’s fees and any expenses of establishing a right to indemnification by Anheuser-Busch InBev SA/NV), judgments, fines, penalties, settlements and other amounts actually and reasonably incurred by any such director, officer and employee in connection with the defence or settlement of any proceeding brought (i) by a third party or (ii) by Anheuser-Busch InBev SA/NV or by shareholders or other third parties in the right of Anheuser-Busch InBev SA/NV. Such indemnification applies if, with respect to the acts or omissions of such director, officer and employee, he acted in good faith and in a manner he reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, in the case of a criminal action or proceeding, he had no reason to believe that his conduct was unlawful. For these purposes, “proceeding” refers to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative to which a director, officer or employee is a party or is threatened to be made a party by reason of the fact that he or she was a director or an agent of Anheuser-Busch InBev SA/NV or of one of its subsidiaries or by reason of anything done or not done by him in such capacity.

No determination in any proceeding by judgment, order, settlement or conviction or otherwise shall, of itself, create a presumption that such director, officer or employee did not act in good faith and in a manner which he reasonably believed to be in the best interests of Anheuser-Busch InBev SA/NV and, with respect to any criminal action or proceeding, he had reasonable cause to believe that his or her conduct was unlawful.

In addition, we have a liability insurance policy that covers all past, present and future directors and officers of Anheuser-Busch InBev SA/BV and its subsidiaries, which are those entities in which it holds more than 50% of the voting rights, or of which it can individually, or under a shareholders’ agreement, appoint the board of directors. The insurance covers any damages such directors or officers are legally obliged to pay as a result of any claim against them. A “claim” for these purposes includes include all requests against the directors and officers, including (i) a civil proceeding; (ii) a criminal proceeding; (iii) a formal administrative or regulatory proceeding; and (iv) a written request by a third party.

Delaware Registrants

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may, in its certificate of incorporation, eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (pertaining to certain prohibited acts including unlawful payment of dividends or unlawful purchase or redemption of the corporation’s capital stock); or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides, in relevant part, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Eligibility for indemnification in relation to an action or suit by or in the right of the corporation may be further subject to the adjudication of the Delaware Court of Chancery or the court in which such action or suit was brought. The determination regarding whether the indemnitee has met the applicable standard of conduct generally must be made by a majority of disinterested directors (or a committee thereof) or the stockholders, although indemnification is mandatory where the indemnitee is successful on the merits or otherwise in defense of the action. A corporation may advance the expenses incurred by an officer or director in defending against any action, suit or proceeding upon receipt of an undertaking by or on behalf such person to repay such expenses if it is ultimately determined that such person is not entitled to indemnification. The statute also provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

Section 145(g) of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as such at any other enterprise against any liability asserted against and incurred by such person in such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person under the DGCL.

The Delaware General Corporation Law permits the indemnification by a Delaware corporation of its directors, officers, employees and other agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than derivative actions which are by or in the right of the corporation) if they acted in good faith in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with defense or settlement of such an action and requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

Anheuser-Busch InBev Worldwide Inc.

Anheuser-Busch InBev Worldwide Inc.’s Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Anheuser-Busch InBev Worldwide Inc. (or was serving at the request of Anheuser-Busch InBev Worldwide Inc. as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Anheuser-Busch InBev Worldwide Inc. to the full extent authorized or permitted by Delaware law. The Certificate of Incorporation also provides that Anheuser-Busch InBev Worldwide Inc. may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

Anheuser-Busch Companies, Inc.

Anheuser-Busch Companies, Inc.’s Certificate of Incorporation provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of Anheuser-Busch Companies, Inc. (or was serving at the request of Anheuser-Busch Companies, Inc. as a director, officer, employee or agent for another entity) while serving in such capacity will be indemnified and held harmless by Anheuser-Busch Companies, Inc. to the full extent authorized or permitted by Delaware law. The Certificate of Incorporation also provides that Anheuser-Busch Companies, Inc. may purchase and maintain insurance and may also create a trust fund, grant a security interest and/or use other means (including establishing letters of credit, surety bonds and other similar arrangements), and may enter into contracts providing for indemnification, to ensure full payment of indemnifiable amounts.

Belgian Registrants

Anheuser-Busch InBev SA/NV, InBev Belgium SA/NV and Cobrew NV/SA and incorporated under the laws of Belgium. Under Belgian law, the directors of a company may be liable for damages to the company in case of improper performance of their duties. The directors of Anheuser-Busch InBev SA/NV, InBev Belgium SA/NV and Cobrew NV/SA may be liable to us and to third parties for infringement of our articles of association or Belgian company law. Under certain circumstances, directors may be criminally liable.

Dutch Registrants

Each of InBev Nederland N.V., Interbrew International B.V. and Interbrew Central European Holding B.V. is incorporated under the laws of the Netherlands.

Under Dutch law the following applies with respect to the liability of members of the managing boards of, and possible indemnification by, InBev Nederland N.V., Interbrew International B.V., Interbrew Central European Holding B.V.

As a general rule, members of the managing board are not liable for obligations incurred by or on behalf of the company. Under certain circumstances, however, members of the managing board may be liable to the company for damages in the event of improper or negligent performance of their duties. They may be jointly and severally liable for damages to the company and to third parties for infringement of the articles of association or of certain provisions of the Dutch Civil Code. In certain circumstances, members of the managing board may also incur additional specific civil and criminal liabilities.

With respect to their liability with respect to the company the following applies. As a general rule, each director of the managing board must properly perform the duties assigned to him or her. Failure of a director in his duties does not automatically lead to liability. Liability is only incurred in case of severe reproach. The liability of directors towards the company can be waived by a discharge (décharge). Discharge is generally granted by the general meeting of shareholders. Such discharge in principle only releases directors from liability for actions which have been disclosed at or to the general meeting of shareholders or which appear from the annual accounts. A discharge does not affect the liability of the directors towards third parties or their liability to any trustee in bankruptcy.

With respect to directors’ liability with respect to third parties, there are various statutory grounds pursuant to which a director of the managing board may be held liable, such as specific liability in bankruptcy, liability for tax debts, social security contributions and contributions to mandatory pension funds, liability based on tort, liability for misrepresentation in annual accounts and personal liability of directors under Dutch criminal law (including economic offenses).

French Registrant

AB InBev France S.A.S. is incorporated under the laws of France. Under French law, provisions of status that limit the liability of directors are prohibited. French law also prohibits a company from indemnifying its directors against liability. However, if a director is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may reimburse those fees and costs pursuant to an indemnification arrangement with the director.

Luxembourg Registrants

AmBrew S.A. and BrandBrew S.A are both incorporated as société anonyme under the laws of Luexmbourg. Directors of a Luxembourg société anonyme may be held personally liable as directors for their acts in such capacity in the following circumstances: they can be held individually liable to the company, but not to third parties, for mismanagement; they can be held jointly and severally liable to the company and third parties for losses suffered resulting from a breach of the provisions of the law of 10 August 1915 on commercial companies, as amended, or of the articles of association of the company (unless they did not participate in the breach and brought the facts to the knowledge of the shareholders immediately upon becoming aware of such facts); and they can be held liable, to any other person, for tort as to damages only which are distinct from a damage that would be suffered by the company.

Luxembourg law does not contain provisions regarding the indemnification of directors and officers.

According to Luxembourg employment law, an employer may, under certain circumstances, be required to indemnify an employee against losses and expenses incurred by him in the execution of his duties under an employment agreement, unless the losses and expenses arise from the employee’s gross negligence or willful misconduct.

The articles of incorporation of AmBrew S.A. and BrandBrew S.A. both contain the following indemnification provision for directors and officers of these companies (the following is an unofficial translation):

“The Company shall indemnify any director or officer and their heirs, executors and administrators against expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of him being or having been director or officer of the Company, or, at the request of the Company, any other company of which the Company is a shareholder or creditor and by which he is not entitled to be indemnified, except in relation to matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for gross negligence or misconduct. In the event of a settlement, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Company is advised by its legal counsel that the person to be indemnified is not guilty of gross negligence or misconduct. The foregoing right of indemnification shall not exclude other rights to which the persons to be indemnified pursuant to the Articles of Incorporation may be entitled.”

From a Luxembourg law point of view, this only applies for civil liability (as opposed to criminal liability).

United Kingdom Registrant

Nimbuspath Limited is incorporated under the laws of the the UK.

UK law does not permit a company, directly or indirectly, to indemnify a director of the company against any liability that would otherwise attach to him or her in respect of negligence, default, breach of duty or breach of trust in relation to the company except (a) where the company purchases and maintains for a director of the company insurance against any such liability; (b) where the indemnity is a “qualifying third party indemnity provision” as defined in section 234 of the UK Companies Act 2006; or (c) where the indemnity is a “qualifying pension scheme indemnity provision” as defined in section 235 of the UK Companies Act 2006.

An indemnity is a qualifying third party indemnity provision only if it does not provide any indemnity against any liability incurred by the director (a) to the company or any associated company; (b) to pay a fine imposed in criminal proceedings or to pay a sum to a regulatory authority by way of penalty; (c) in defending any criminal proceedings in which he is convicted; (d) in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him or her; and (e) in an unsuccessful application for relief from liability under 661(3) or (4) or section 1157 of the UK Companies Act 2006.

An indemnity is a qualifying pension scheme indemnity provision only if it does not provide any indemnity against any liability incurred by the director who is a trustee of an occupational pension scheme (a) to pay a fine imposed in criminal proceedings or to pay a sum to a regulatory authority by way of penalty; and (b) in defending any criminal proceedings in which he is convicted.

ITEM 21. EXHIBITS

3.1	Consolidated Articles of Association of Anheuser-Busch InBev SA/NV, dated as of 22 October 2009 (incorporated by reference to Exhibit 99.1 to Form 6-K filed by Anheuser-Busch InBev SA/NV on 12 November 2009).*

3.2	Certificate of Incorporation of Anheuser-Busch InBev Worldwide Inc., dated as of 19 November 2008, Certificate of Correction to Certificate of Incorporation of Anheuser-Busch InBev Worldwide Inc., dated as of 20 November 2008, and Certificate of Amendment of Certificate of Incorporation of Anheuser-Busch InBev Worldwide Inc., dated as of 20 November 2008.

3.3	Bylaws of Anheuser-Busch InBev Worldwide Inc.

3.4	Coordinated Articles of Association of AmBrew S.A., dated as of 18 November 2008.*

3.5	Consolidated Articles of Association of Cobrew NV/SA, dated as of 13 June 2006.*

3.6	Articles of Association of InBev Belgium NV/SA, dated as of 19 September 2005.*

3.7	Articles of Incorporation of AB InBev France S.A.S., dated as of 29 June 2009.*

3.8	Articles of Association of InBev Nederland N.V., dated as of 2 January 2006.*

3.9	Articles of Association of Interbrew Central European Holding B.V., dated as of 29 May 1997.*

3.10	Articles of Association of Interbrew International B.V., dated as of 23 October 2000.*

3.11	Memorandum and Articles of Association of Nimbuspath Limited.

3.12	Coordinated Articles of Association of BrandBrew S.A., dated as of 25 July 2007.*

3.13	Certificate of Incorporation of Anheuser-Busch Companies, Inc.

3.14	Bylaws of Anheuser-Busch Companies, Inc., dated as of 22 July 2009.

4.1	Indenture, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.2	First Supplemental Indenture, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.3	Second Supplemental Indenture, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.4	Third Supplemental Indenture, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.5	Fourth Supplemental Indenture, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.6	Fifth Supplemental Indenture, dated as of 27 November 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, and The Bank of New York Mellon Trust Company, N.A., as Trustee.

4.7	Registration Rights Agreement, dated as of 16 October 2009, among Anheuser-Busch InBev Worldwide Inc., Anheuser-Busch InBev SA/NV, the Subsidiary Guarantors named therein, J.P. Morgan Securities Inc. Banc of America Securities LLC, and Deutsche Bank Securities Inc. as Initial Purchasers.

*	English-language translation.

5.1	Opinion of Sullivan & Cromwell LLP, New York, NY, United States of America.

5.2	Opinion of Linklaters LLP, Paris, France.

5.3	Opinion of Linklaters LLP, Luxembourg, Luxembourg.

5.4	Opinion of Linklaters LLP, Brussels, Belgium with respect to Anheuser-Busch InBev SA/NV.

5.5	Opinion of Linklaters LLP, Brussels, Belgium with respect to InBev Belgium SA/NV and Cobrew NV/SA.

5.6	Opinion of Linklaters LLP, Amsterdam, The Netherlands.

5.7	Opinion of Linklaters LLP, London, England.

9.1	Amended and Restated Anheuser-Busch InBev Shareholders Agreement (formerly InBev Shareholders Agreement and Interbrew Shareholders Agreement), dated as of 9 September 2009, among BRC S.à.R.L, Eugenie Patri Sebastien S.A. (formerly Eugenie Patri Sebastien SCA), Stichting Anheuser-Busch InBev (formerly Stichting InBev and Stichting Interbrew) and Rayvax Societe d’Investissement NV/SA (incorporated by reference to Exhibit 3.1 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 14 September 2009).

9.2	Voting Agreement between Stichting Anheuser-Busch InBev, Fonds InBev-Baillet Latour SPRL and Fonds Voorzitter Verhelst SPRL, dated as of 17 October 2008, (incorporated by reference to Exhibit 3.2 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 14 September 2009).

10.1	Agreement and Plan of Merger, among Anheuser-Busch Companies, Inc., InBev NV/SA and Pestalozzi Acquisition Corp., dated as of 13 July 2008, (incorporated by reference to Exhibit 2.1 to Form 8-K filed by Anheuser-Busch Companies, Inc. on 16 July 2008).

10.2	Senior Facilities Agreement for InBev SA/NV and InBev Worldwide S.à.R.L, dated 12 July 2008, and amendments thereto, dated as of 23 July 2008, 21 August 2008 and 3 September 2008 (incorporated by reference to Exhibit 4.2 to Form 20-F filed by Anheuser-Busch InBev SA/NV on 14 September 2009).**

12.1	Computation of Ratio of Earnings to Fixed Charges (included in “Selected Financial Information” in the prospectus forming part of this Form F-4).

21.1	List of significant subsidiaries (included in Note 37 to the AB InBev Group actual audited consolidated financial statements included in the prospectus forming part of this Form F-4).

23.1	Consent of KPMG — Bedrijfsrevisoren / Réviseurs d’Entreprises.

23.2	Consent of PricewaterhouseCoopers LLP.

23.3	Consent of Sullivan & Cromwell LLP, New York, NY, United States of America (included as part of its opinion filed as Exhibit 5.1 hereto).

23.4	Consent of Linklaters LLP, Paris, France (included as part of its opinion filed as Exhibit 5.2 hereto).

23.5	Consent of Linklaters LLP, Luxembourg, Luxembourg (included as part of its opinion filed as Exhibit 5.3 hereto).

23.6	Consent of Linklaters LLP, Brussels, Belgium (included as part of its opinion filed as Exhibit 5.4 hereto).

23.7	Consent of Linklaters LLP, Brussels, Belgium (included as part of its opinion filed as Exhibit 5.5 hereto).

**	Certain terms are omitted pursuant to a request for confidential treatment.

23.8	Consent of Linklaters LLP, Amsterdam, The Netherlands (included as part of its opinion filed as Exhibit 5.6 hereto).

23.9	Consent of Linklaters LLP, London, England (included as part of its opinion filed as Exhibit 5.7 hereto).

24.1	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev Worldwide Inc.

24.2	Power of Attorney of Certain Directors and Officers of Anheuser-Busch InBev SA/NV.

24.3	Power of Attorney of Certain Directors of InBev Belgium SA/NV.

24.4	Power of Attorney of Certain Directors of BrandBrew S.A.

24.5	Power of Attorney of Certain Directors of Cobrew NV/SA.

24.6	Power of Attorney of Certain Directors and Officers of InBev Nederland N.V.

24.7	Power of Attorney of Certain Directors and Officers of AB InBev France S.A.S.

24.8	Power of Attorney of Certain Directors of Interbrew International B.V.

24.9	Power of Attorney of Certain Directors of Nimbuspath Limited.

24.10	Power of Attorney of Certain Directors of AmBrew S.A.

24.11	Power of Attorney of Certain Directors and Officers of Anheuser-Busch Companies, Inc.

24.12	Power of Attorney of Authorized Representative in the United States for Anheuser-Busch InBev SA/NV, InBev Belgium SA/NV, BrandBrew S.A., Cobrew NV/SA, InBev Nederland N.V., AB InBev France S.A.S., Interbrew International B.V., Interbrew Central European Holding B.V., Nimbuspath Limited and AmBrew S.A.

25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee with respect to Exhibits 4.1 through 4.6 (filed herewith)

99.1	Form of Letter of Transmittal.

99.2	Form of Letter to DTC Participants.

99.3	Form of Letter to Clients.

99.4	Form of Instruction to Registered Holder from Beneficial Owner.

99.5	Form of Exchange Agent Agreement.

ITEM 22. UNDERTAKINGS

The undersigned Registrants hereby undertake:

(a)(1)to	file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

ANHEUSER-BUSCH INBEV SA/NV
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

By:	/s/ Liesbeth Hellemans
	Name:	Liesbeth Hellemans
	Title:	Senior Legal Counsel, Corporate Finance and Governance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)
* Carlos Brito	Chief Executive Officer (principal executive officer)

* Felipe Dutra	Chief Financial Officer (principal financial officer and principal accounting officer)

* Jean-Luc Dehaene	Member of the Board of Directors

* Stéfan Descheemaeker	Member of the Board of Directors

* Peter Harf	Member of the Board of Directors

* Marcel Hermann Telles	Member of the Board of Directors

* Jorge Paulo Lemann	Member of the Board of Directors

Signature	Title(s)

* Grégoire de Spoelberch	Member of the Board of Directors

* Kees J. Storm	Member of the Board of Directors

* Roberto Moses Thompson Motta	Member of the Board of Directors

* Alexandre Van Damme	Member of the Board of Directors

* Carlos Alberto da Veiga Sicupira	Member of the Board of Directors

* Mark Winkelman	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Anheuser-Busch InBev SA/NV, in Leuven, Belgium, on the 3rd day of December, 2009.

ANHEUSER-BUSCH INBEV SA/NV (Authorized Representative)
By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

ANHEUSER-BUSCH INBEV WORLDWIDE INC.
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* David A Peacock	President and Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors

* David Almeida	Vice-President, Finance (principal financial officer)

* Larry D. Baumann	Vice-President, Controller (principal accounting officer)

* Luiz Fernando Edmond	Member of the Board of Directors

* Gary L. Rutledge	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

AMBREW S.A.
By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Gert Bert Maria Magis	Member of the Board of Directors

* Jean-Louis Van de Perre	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Ambrew S.A., in Leuven, Belgium, on the 3rd day of December, 2009.

AMBREW S.A. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

COBREW NV/SA

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance
Anheuser-Busch InBev SA/NV

By:	/s/ Liesbeth Hellemans
	Name:	Liesbeth Hellemans
	Title:	Senior Legal Counsel, Corporate Finance and Governance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Gert Boulangé	Member of the Board of Directors

* Peter Suy	Member of the Board of Directors

* Jo Van Biesbroeck	Member of the Board of Directors

* Jean-Louis Van de Perre	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Cobrew SA/NV, in Leuven, Belgium, on the 3rd day of December, 2009.

COBREW NV/SA (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

INBEV BELGIUM NV/SA
By:	/s/ Erlend Van Vreckem
	Name:	Erlend Van Vreckem
	Title:	Legal Director, Benelux
InBev Belgium NV/SA

By:	/s/ Vincent Borreman
	Name:	Vincent Borreman
	Title:	Senior Legal Counsel
InBev Belgium NV/SA

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Eric Lauwers	Chairman of the Board of Directors

* Jan Craps	Member of the Board of Directors

* Manisha Thakker	Member of the Board of Directors

/s/ Erlend Van Vreckem Erlend Van Vreckem	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of InBev Belgium SA/NV, in Leuven, Belgium, on the 3rd day of December, 2009.

INBEV BELGIUM NV/SA (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Lille, France, on the 3rd day of December, 2009.

AB INBEV FRANCE S.A.S.

By:	/s/ Emilie Ruyant
	Name:	Emilie Ruyant
	Title:	Legal Director AB InBev France S.A.S.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Christian Cools	President (principal executive officer) and Member of the Board of Directors

* Nicolas Bonnel	Member of the Board of Directors

/s/ Emilie Ruyant Emilie Ruyant	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of AB InBev France S.A.S., in Leuven, Belgium, on the 3rd day of December, 2009.

AB INBEV FRANCE S.A.S. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

INBEV NEDERLAND N.V.

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and
Compliance
Anheuser-Busch InBev SA/NV

By:	/s/ Liesbeth Hellemans
	Name:	Liesbeth Hellemans
	Title:	Senior Legal Counsel, Corporate Finance and Governance
Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Eric Lauwers	General Manager (principal executive officer) and Chairman of the Board of Directors

* Koen Van Loock	Finance Director (principal financial officer) and Member of the Board of Directors

* Remco Boerefijn	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of InBev Nederland N.V., in Leuven, Belgium, on the 3rd day of December, 2009.

INBEV NEDERLAND N.V. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal
Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

INTERBREW CENTRAL EUROPEAN HOLDING B.V.

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

By:	/s/ Liesbeth Hellemans
	Name:	Liesbeth Hellemans
	Title:	Senior Legal Counsel, Corporate Finance and Governance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

Interbrew International B.V.	Sole Director

By:	/s/ Benoit Loore
Benoit Loore

By:	/s/ Liesbeth Hellemans
Liesbeth Hellemans

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Interbrew Central European Holding B.V., in Leuven, Belgium, on the 3rd day of December, 2009.

INTERBREW CENTRAL EUROPEAN HOLDING B.V. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

INTERBREW INTERNATIONAL B.V.

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

By:	/s/ Liesbeth Hellemans
	Name:	Liesbeth Hellemans
	Title:	Senior Legal Counsel, Corporate Finance and Governance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Gert Boulangé	Member of the Board of Directors

* Johannes Henricus Maria van Erve	Member of the Board of Directors

* Jeroen Heerkens	Member of the Board of Directors

* Jolette Ida Claire Wiersema	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Interbrew International B.V., in Leuven, Belgium, on the 3rd day of December, 2009.

INTERBREW INTERNATIONAL B.V. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

NIMBUSPATH LIMITED

By:	/s/ Claude Bahoshy
	Name:	Claude Bahoshy
	Title:	Member of the Board of Directors Nimbuspath Limited

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

/s/ Claude Bahoshy Claude Bahoshy	Member of the Board of Directors

* Rosanna Longobardi	Member of the Board of Directors

* Stuart MacFarlane	Member of the Board of Directors

* Bhavesh Mistry	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Nimbuspath Limited, in Leuven, Belgium, on the 3rd day of December, 2009.

NIMBUSPATH LIMITED (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

BRANDBREW S.A.

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* Gert Magis	Member of the Board of Directors

* Jean-Louis Van de Perre	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has duly caused this registration statement to be signed on its behalf by the undersigned, solely in his capacity as the duly authorized representative of Brandbrew S.A., in Leuven, Belgium, on the 3rd day of December, 2009.

BRANDBREW S.A. (Authorized Representative)

By:	*
	Name:	John Blood
	Title:	Vice-President, Legal Anheuser-Busch InBev SA/NV

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leuven, Belgium, on the 3rd day of December, 2009.

ANHEUSER-BUSCH COMPANIES, INC.

By:	/s/ Benoit Loore
	Name:	Benoit Loore
	Title:	Vice-President, Legal Corporate and Compliance Anheuser-Busch InBev SA/NV

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 3rd day of December, 2009.

Signature	Title(s)

* David A Peacock	President, Chief Executive Officer (principal executive officer) and Chairman of the Board of Directors

* David Almeida	Vice-President, Finance (principal financial officer)

* Larry D. Baumann	Vice-President, Controller (principal accounting officer)

* Luiz Fernando Edmond	Member of the Board of Directors

* Gary L. Rutledge	Member of the Board of Directors

*By:	/s/ Benoit Loore
Benoit Loore
Attorney-in-Fact